As filed with the Securities and Exchange Commission on December 21, 2021

Registration No. 333-259395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Super Group (SGHC) Limited

(Exact Name of Each Registrant as Specified in its Charter)

Island of Guernsey	7990	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Super Group (SGHC) Limited

Bordeaux Court, Les Echelons

St. Peter Port, Guernsey, GY1 1AR

Telephone: +44 (0) 14 8182-2939

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Donald J. Puglisi

Puglisi & Associates

850 Library Avenue #204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Carl Marcellino Paul Tropp Rachel Phillips Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036 Telephone: (212) 596-9000	Justin Stock Dave Peinsipp Garth Osterman Miguel Vega Cooley (UK) LLP 22 Bishopsgate London, EC2M 1QS, UK Telephone: +44 (0) 20 7583-4055

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. †  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
NewCo Ordinary Shares(3)	485,000,000	$10.00	$4,850,000,000	$529,135.00
NewCo Ordinary Shares(4)	56,250,000	$10.00	$562,500,000	$61,368.75
NewCo Ordinary Shares(5)	22,500,000	$10.00	$225,000,000	$24,547.50
Total	563,750,000		$5,637,500,000	$615,051.25(6)

(1)

All securities being registered will be issued by the registrant, Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated in the Island of Guernsey (“NewCo”). In connection with the business combination described in the included proxy statement/prospectus, Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo, will merge with and into Sports Entertainment Acquisition Corp. (“SEAC”), a Delaware corporation, with SEAC as the surviving company. In consideration for the acquisition of all of the issued and outstanding equity interests of SEAC, Newco will issue an equivalent number of ordinary shares with no par value (the “NewCo Ordinary Shares”), and SEAC’s outstanding warrants will be assumed by NewCo and become exercisable for NewCo Ordinary Shares.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Common Stock of SEAC (the “Class A Shares”) on the New York Stock Exchange on September 7, 2021 ($10.00 per share). This calculation has been made in accordance with Rule 457(c) and 457(f)(1) under the Securities Act of 1933, as amended.

(3)	Represents the maximum number of NewCo Ordinary Shares issuable in exchange for the shares of SGHC held by the Pre-Closing Holders in connection with the Reorganization.
(4)

Includes 56,250,000 NewCo Ordinary Shares, consisting of (i) 45,000,000 NewCo Ordinary Shares issued in exchange for 45,000,000 Class A Shares of SEAC that were issued as part of units in connection with SEAC’s initial public offering (the “IPO”) and (ii) 11,250,000 NewCo Ordinary Shares issued in exchange for 11,250,000 Class A Shares of SEAC to be issued immediately prior to the closing of the business combination upon the automatic conversion of SEAC’s outstanding Class B Common Stock (the “Class B Shares”) into Class A Shares of SEAC.

(5)

Represents NewCo Ordinary Shares issuable upon exercise of outstanding SEAC warrants that will be assumed by NewCo as part of the business combination transaction, with each such warrant entitling the holder thereof to purchase one NewCo Ordinary Share at a price of $11.50 per share commencing on the later of (i) 30 days after completion of the business combination described herein and (ii) 12 months after the closing of SEAC’s initial public offering (i.e., October 6, 2021).

(6)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED                     , 2021

SPORTS ENTERTAINMENT ACQUISITION CORP.

Golden Bear Plaza 11760 US Highway 1, Suite W506

North Palm Beach, Florida 33408

NOTICE OF SPECIAL MEETING

OF STOCKHOLDERS OF

SPORTS ENTERTAINMENT ACQUISITION CORP.

To Be Held On                     , 2021

To the Stockholders of Sports Entertainment Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting (the “special meeting”) of stockholders of Sports Entertainment Acquisition Corp., a Delaware corporation (“SEAC,” the “Company,” “we,” “us” or “our”), will be held at 10:00 AM, Eastern Time, on                     , 2021 (the “special meeting”). The special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance while safeguarding the health and safety of our stockholders, directors and management team. You are cordially invited to attend the special meeting online by visiting https://www.cstproxy.com/sportsentcorp/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.

At the special meeting, you will be asked to consider and vote on proposals to:

(a)

Proposal No. 1 — the Business Combination Proposal — to approve and adopt the Business Combination Agreement (the “Business Combination Agreement”), dated as of April 23, 2021, by and among SEAC, SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“SGHC”), Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“NewCo”), Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub” and, together with NewCo, SGHC and SGHC’s direct and indirect subsidiaries, the “Target Companies”), and Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which: (i) immediately prior to the closing of the Business Combination (the “Closing”), each issued and outstanding share of SEAC Class B Common Stock (the “Class B Shares”) will automatically convert into one share of SEAC Class A Common Stock (the “Class A Shares,” and, together with the Class B Shares, the “common stock”); and (ii) on the date of Closing, Merger Sub will merge with and into SEAC, with SEAC continuing as the surviving company, as a result of which (A) SEAC will become a wholly-owned subsidiary of NewCo; (B) each issued and outstanding unit of SEAC, consisting of one Class A Share and one-half of one warrant (the “SEAC Warrants”), will be automatically detached; (C) each issued and outstanding Class A Share of SEAC (other than treasury shares) will be canceled and converted into the right to receive one ordinary share of NewCo (a “NewCo Ordinary Share”); and (D) each issued and outstanding SEAC Warrant to purchase a Class A Share will be converted into a warrant exercisable for one NewCo Ordinary Share.

The Business Combination Agreement provides, among other things, that prior to Closing SGHC will undergo a pre-closing reorganization (the “Reorganization”), wherein all existing shareholders of SGHC (the “Pre-Closing Holders”) will exchange their shares of SGHC for newly issued NewCo Ordinary Shares and SGHC will become a wholly-owned subsidiary of NewCo. Following the Reorganization, the Pre-Closing Holders will hold that number of NewCo Ordinary Shares equal to the quotient obtained by dividing (i) the Aggregate Stock Consideration (defined as $4,750,000,000, plus the amount by which the cash and cash equivalent balance of the Target Companies exceeds $300,000,000, less the amount by which the cash and cash equivalent balance of the Target Companies is less than $300,000,000; provided, that in no event shall the Aggregate Stock Consideration exceed $4,850,000,000), by (ii) $10.00 (the “Aggregate Stock Consideration Shares”). Pursuant to the Business Combination Agreement, effective immediately following and conditioned upon the Closing, NewCo will purchase NewCo Ordinary Shares from certain Pre-Closing Holders (the “Repurchased Shares”) in exchange for cash consideration equal to $10.00 per NewCo Ordinary Share as set forth in Repurchase Agreements (as described further in the section titled “ — Repurchase Agreements” below) executed by such Pre-Closing Holders (the “Repurchase”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”

In addition, the Pre-Closing Holders will be entitled to a right to receive contingent consideration based on the number of NewCo Ordinary Shares held immediately prior to Closing, after taking into account those NewCo Ordinary Shares to be sold pursuant to Repurchase Agreements (as if the Repurchase occurred immediately prior to the Closing), in the form of three potential earn-out payments. The earn-out payments will become payable at or after the Closing as follows, if the following share price trigger events occur any time during the period beginning on the date of the Business Combination Agreement and ending on the five (5) year anniversary of the Closing: (a) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $11.50 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.025; (b) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $12.50 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.025; and (c) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $14.00 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.05 (collectively, the “Earnout Shares”).

The maximum number of shares that can be repurchased by the Company pursuant to the Repurchase, is 50,171,438, each of which will be repurchased for $10 per share, for a maximum aggregate cash consideration of $501,714,380. The earnout consideration will consist solely of shares of the Company, with a maximum aggregate number of earnout shares issuable to the Pre-Closing Holders of 48,314,251. As to the earnout consideration, the earnout shares will become issuable in three tranches upon the satisfaction of the Triggering Event applicable to such tranche, with a maximum of 12,078,559 shares being issuable upon satisfaction of Triggering Event I, 12,078,559 issuable upon satisfaction of Triggering Event II, and 24,157,133 issuable upon satisfaction of Triggering Event III.

The Closing is subject to certain customary conditions, including, among other things, that SEAC has Minimum Cash equaling at least $300 million (where Minimum Cash means the cash in SEAC’s trust account (“trust account”) established in connection with the Company’s initial public offering (“IPO”), less amounts required for the SEAC Share Redemptions (as defined in the Business Combination Agreement)) (the foregoing, the “Minimum Cash Condition”);

(b)

Proposal No. 2 — the Equity Incentive Plan Proposal — to consider and vote, on an advisory and non-binding basis, upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the 2021 Equity Incentive Plan (we refer to this proposal as the “Equity Incentive Plan Proposal”);

(c)

Proposal No. 3 — the Employee Stock Purchase Plan Proposal — to consider and vote, on an advisory and non-binding basis, upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the 2021 Employee Stock Purchase Plan (we refer to this proposal as the “ESPP Proposal”); and

(d)

Proposal No. 4 — the Adjournment Proposal — to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (we refer to this proposal as the “Adjournment Proposal”).

The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement and the exhibits attached thereto. We urge you to read carefully the accompanying proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements.

SEAC’s units, Class A Shares and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “SEAH.U,” “SEAH” and “SEAH WS,” respectively. NewCo intends to apply for listing, to be effective at Closing, of the NewCo Ordinary Shares and warrants on the NYSE under the symbols “SGHC” and “SGHC WS,” respectively. NewCo will not have units traded following the consummation of the Business Combination. It is a condition to the consummation of the Business Combination that the NewCo Ordinary Shares and warrants are approved for listing on the NYSE, but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination may not be consummated unless such condition is waived by the parties.

Only holders of record of SEAC’s Class A Shares and Class B Shares at the close of business on December 3, 2021 (the “record date”) are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting and electronically during the Special Meeting at https://www.cstproxy.com/sportsentcorp/2021.

We are providing the accompanying proxy statement/prospectus and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read the accompanying proxy statement/prospectus carefully and submit your proxy to vote on the Business Combination. Please pay particular attention to the section titled “Risk Factors” beginning on page 34 of the accompanying proxy statement/prospectus.

After careful consideration, our board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented, is in the best interests of the Company and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections titled “The Business Combination Proposal — Interests of SEAC’s Directors and Officers in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

Our “initial stockholders” (consisting of the Sponsor, Natara Holloway, and Timothy Goodell) and our other officers and directors entered into a letter agreement at the time of the IPO, pursuant to which they agreed to vote the Class B Shares of SEAC purchased by them, as well as any Class A Shares of SEAC included in the units sold by the Company in the IPO (the “public shares”) purchased by them during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our initial stockholders own 20% of our total outstanding shares of common stock.

Pursuant to the Current Charter, a holder of public shares (a “public stockholder”) may request that SEAC redeem all or a portion of his, her or its public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i) (A) hold public shares or (B) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii) prior to 10:00 AM, Eastern Time, on                 , 2021 (two business days prior to the vote at the special meeting), (A) submit a written request to Continental Stock Transfer & Trust Company, SEAC’s transfer agent (the “transfer agent”), that SEAC redeem your public shares for cash and (B) deliver your public shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote against the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises his, her or its right to redeem his, her or its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. For illustrative purposes, as of                 , 2021, this would have amounted to approximately $10.00 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with SEAC’s consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that we instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting of SEAC Stockholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

The Closing is subject to certain customary conditions, including, among other things, that (i) the Minimum Cash Condition has been satisfied and (ii) SEAC’s stockholders approve the Business Combination Proposal. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “The Business Combination Agreement.”

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. The Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, which are advisory in nature, are conditioned on the approval of the

Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If our stockholders do not approve the Business Combination Proposal, the Business Combination may not be consummated.

Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding votes cast by holders of Class A Shares of SEAC and Class B Shares of SEAC present in person or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Approval of the Equity Incentive Plan Proposal requires the affirmative vote of the holders of at least a majority of the votes cast by holders of Class A Shares of SEAC and Class B Shares of SEAC present in person or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of the holders of at least a majority of the votes cast by holders of Class A Shares of SEAC and Class B Shares of SEAC present in person or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the votes cast by holders of Class A Shares of SEAC and Class B Shares of SEAC present in person or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

All our stockholders are cordially invited to attend the virtual special meeting, which includes presence at the virtual special meeting. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible.

If you are a stockholder of record holding shares of common stock, you may also cast your vote in person (which would include voting at the virtual special meeting). If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person (which would include voting at the virtual special meeting), obtain a proxy from your broker or bank.

If you fail to return a proxy card or fail to instruct a broker or other nominee how to vote, and do not attend the special meeting in person (which would include presence at the virtual special meeting), your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any proposal in the accompanying proxy statement/prospectus.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that your shares are represented and voted at the special meeting.

On behalf of our board of directors, I would like to thank you for your support of Sports Entertainment Acquisition Corp. and look forward to a successful completion of the Business Combination.

By Order of the Board of Directors,

Eric Grubman
, 2021	Chairman

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on                     , 2021: This notice of special meeting and the related proxy statement will be available at https://www.cstproxy.com/sportsentcorp/2021.

IF YOU RETURN YOUR PROXY CARD SIGNED AND WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD CLASS A SHARES OF SEAC THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR CLASS A SHARES OF SEAC TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF SEAC STOCKHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement/prospectus, passed upon the merits or fairness of the Business Combination Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated                     , 2021 and is first being mailed to SEAC stockholders on or about                     , 2021.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commissions is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2021

PROXY STATEMENT FOR SPECIAL MEETING

OF STOCKHOLDERS OF

SPORTS ENTERTAINMENT ACQUISITION CORP.

PROSPECTUS FOR UP TO 541,250,000 ORDINARY SHARES

AND 22,500,000 ORDINARY SHARES ISSUABLE UPON THE EXERCISE OF WARRANTS OF

SUPER GROUP (SGHC) LIMITED

The board of directors of Sports Entertainment Acquisition Corp., a Delaware corporation (“SEAC,” “we,” “us,” and “our”), has unanimously approved the Business Combination Agreement, dated as of April 23, 2021 (the “Business Combination Agreement”), by and among SEAC, SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“SGHC”), Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“NewCo”), Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub” and, together with NewCo, SGHC and SGHC’s direct and indirect subsidiaries, the “Target Companies”), and Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company ( “Sponsor”), pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, the following shall occur: (i) immediately prior to the closing of the Business Combination (the “Closing”), each issued and outstanding share of SEAC Class B Common Stock (the “Class B Shares”) will automatically convert into one share of SEAC Class A Common Stock (the “Class A Shares,” and, together with the Class B Shares, the “common stock”); and (ii) on the date of Closing, Merger Sub will merge with and into SEAC, with SEAC continuing as the surviving company, as a result of which (A) SEAC will become a wholly-owned subsidiary of NewCo; (B) each issued and outstanding unit of SEAC, consisting of one Class A Share and one-half of one warrant (the “SEAC warrants”), shall be automatically detached; (C) each issued and outstanding Class A Share of SEAC (other than treasury shares) will be canceled and converted into one ordinary share of NewCo (a “NewCo Ordinary Share”); and (D) each issued and outstanding SEAC warrant to purchase a Class A Share will be converted into a warrant exercisable for one NewCo Ordinary Share.

The Business Combination Agreement provides, among other things, that SGHC will undergo a pre-closing reorganization (the “Reorganization”) wherein all existing shareholders of SGHC (the “Pre-Closing Holders”) will exchange their shares of SGHC for newly issued NewCo Ordinary Shares. Following the Reorganization, the Pre-Closing Holders will hold that number of NewCo Ordinary Shares equal to the quotient obtained by dividing (i) the Aggregate Stock Consideration (defined as $4,750,000,000, plus the amount by which the cash and cash equivalent balance of the Target Companies exceeds $300,000,000, less the amount by which the cash and cash equivalent balance of the Target Companies is less than $300,000,000; provided, that in no event shall the Aggregate Stock Consideration exceed $4,850,000,000), by (ii) $10.00 (the “Aggregate Stock Consideration Shares”). Pursuant to the Business Combination Agreement, effective immediately following and conditioned upon the Closing, NewCo will purchase NewCo Ordinary Shares from certain Pre-Closing Holders (the “Repurchased Shares”) in exchange for cash consideration equal to $10.00 per NewCo Ordinary Share as set forth in Repurchase Agreements (as described further in the section titled “— Repurchase Agreements” below) executed by such Pre-Closing Holders (the “Repurchase”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”

In addition, the Pre-Closing Holders will be entitled to a right to receive contingent consideration in the form of additional shares of NewCo based on the number of NewCo Ordinary Shares held immediately prior to Closing, after taking into account those NewCo Ordinary Shares to be sold pursuant to Repurchase Agreements (as if the Repurchase occurred immediately prior to the Closing), in the form of three potential earn-out payments. The earn-out payments will become payable at or after the Closing as follows, if the following share price trigger events occur any time during the period beginning on the date of the Business Combination Agreement and ending on the five (5) year anniversary of the Closing: (a) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $11.50 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.025; (b) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $12.50 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.025; and (c) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $14.00 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.05 (collectively, the “Earnout Shares”).

The maximum number of shares that can be repurchased by the Company pursuant to the Repurchase, is 50,171,438, each of which will be repurchased for $10 per share, for a maximum aggregate cash consideration of $501,714,380. The earnout consideration will consist solely of shares of the Company, with a maximum aggregate number of earnout shares issuable to the Pre-Closing Holders of 48,314,251. As to the earnout consideration, the earnout shares will become issuable in three tranches upon the satisfaction of the Triggering Event applicable to such tranche, with a maximum of 12,078,559 shares being issuable upon satisfaction of Triggering Event I, 12,078,559 issuable upon satisfaction of Triggering Event II, and 24,157,133 issuable upon satisfaction of Triggering Event III.

Immediately following the Closing, after taking into account the Repurchase as if it had occurred on June 30, 2021 and including the dilutive effect of Earnout Shares and SEAC warrants, it is expected that the SEAC public stockholders will own approximately 11.85% of the issued and outstanding NewCo Ordinary Shares, the Founders will own approximately 3.91% of the issued and outstanding NewCo Ordinary Shares and the Sellers will own approximately 84.25% of the issued and outstanding NewCo Ordinary Shares (assuming SGHC’s cash and cash equivalents balance at closing is $327.5 million, converted at the historical closing exchange rate, as of June 30, 2021, of €0.8301 to $1.00 and no redemption of public shares).

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of stockholders of SEAC scheduled to be held at 10:00 AM, Eastern Time, on                     , 2021 (the “special meeting”). The special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance while safeguarding the health and safety of our stockholders, directors and management team. You are cordially invited to attend the special meeting online by visiting https://www.cstproxy.com/sportsentcorp/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

Our units, Class A Shares and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “SEAH.U,” “SEAH” and “SEAH WS,” respectively. NewCo intends to apply for listing, to be effective at Closing, of the NewCo Ordinary Shares and warrants on the NYSE under the symbols “SGHC” and “SGHC WS,” respectively. NewCo will not have units traded following the consummation of the Business Combination. It is a condition to the consummation of the Business Combination that the NewCo Ordinary Shares and warrants are approved for listing on the NYSE, but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination may not be consummated unless such condition is waived by the parties.

SEAC is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting of SEAC’s stockholders. SEAC encourages you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 37.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2021, and is first being mailed to SEAC stockholders on or about                     , 2021.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or the “SEC,” constitutes a prospectus of NewCo under Section 5 of the U.S. Securities Act of 1933, as amended, or the “Securities Act,” with respect to the NewCo Ordinary Shares to be issued to SEAC stockholders and the NewCo Ordinary Shares underlying the SEAC warrants being assumed by NewCo as part of the Business Combination, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act,” with respect to the Special Meeting of SEAC stockholders at which SEAC stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the adoption of the Business Combination Agreement, among other matters.

FINANCIAL STATEMENT PRESENTATION

NewCo was incorporated on March 29, 2021 for the purpose of effectuating the Business Combination described herein. NewCo has nominal assets and no liabilities, contingencies, or commitments, which will not have conducted any operations prior to the consummation of this offering other than acquiring 100% of the equity interests of SGHC Limited. Following these exchanges, SGHC Limited will be a wholly-owned subsidiary of NewCo. Accordingly, no financial statements of NewCo have been included in this proxy statement/prospectus. The Business Combination will first be accounted for as a capital reorganization whereby NewCo is the successor to its predecessor SGHC. As a result of the first step described above, the existing shareholders of SGHC will continue to retain control through ownership of NewCo. The capital reorganization will be immediately followed by the acquisition of SEAC, which is accounted for within the scope of International Financial Reporting Standards (“IFRS”) 2, Share-based Payments (“IFRS 2”). Under this method of accounting, SEAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of NewCo issuing NewCo Ordinary Shares for the net assets of SEAC, accompanied by a recapitalization.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS AND EXCHANGE RATE PRESENTATION

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•	“$” and “USD” each refer to the United States dollar;

•	“£,” “GBP” and “pounds” each refer to the British pound sterling; and

•	“€” and “EUR” each refer to the Euro.

Certain amounts described herein have been expressed in U.S. dollars for convenience, and when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations. The exchange rate used for conversion between U.S. dollars and pounds is based on the historical exchange rate of the pound released by the Federal Reserve, the central bank of the United States.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, we present industry data, information and statistics regarding the markets in which SGHC competes, as well as statistics, data and other information provided by third parties relating to markets, market sizes, market shares, market positions and other industry data (collectively, “Industry Analysis”). Such information is supplemented where necessary with SGHC’s internal estimates, taking into account publicly available information about other industry participants and the judgment of SGHC’s management where information is not publicly available. This information appears in “Business of Super Group” and other sections of this proxy statement/prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

v

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

“Adjournment Proposal” means the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if SEAC is unable to consummate the Business Combination.

“Board” means the board of directors of SEAC.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of April 23, 2021, by and among SEAC, SGHC, NewCo, Merger Sub and Sponsor, which is attached hereto as Annex A, and as may be amended from time to time.

“Business Combination Proposal” means the proposal to approve the Business Combination described in this proxy statement/prospectus.

“Class A Shares” means SEAC’s Class A common stock, par value $0.0001.

“Class B Shares” means SEAC’s Class B common stock, par value $0.0001.

“Closing” means the closing of the Business Combination.

“common stock” means the Class A Shares together with the Class B Shares of SEAC.

“Company” means the business and operations of SGHC prior to the Business Combination and to the business and operations of NewCo following the Business Combination.

“Continental” means Continental Stock Transfer & Trust Company.

“Current Charter” means SEAC’s current amended and restated certificate of incorporation.

“DGCL” means the Delaware General Corporation Law as the same may be amended from time to time.

“DTC” means the Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founders” means the Sponsor and the following independent directors of SEAC: Natara Holloway and Timothy Goodell.

“Founder Shares” means the Class B Shares purchased by the Sponsor and the following independent directors of SEAC: Natara Holloway and Timothy Goodell.

“Guernsey Companies Law” means the Companies (Guernsey) Law, 2008 (as amended).

“IFRS” means the International Financial Reporting Standards as set forth by the International Accounting Standards Board.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means SEAC’s October 6, 2020 initial public offering of units, with each unit consisting of one Class A Share and one-half of one warrant, raising total gross proceeds of approximately $450,000,000.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Merger Sub” means Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo.

“NewCo” means Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey, and its subsidiaries when the context requires.

“NewCo Board” means the board of directors of Newco, upon the consummation of the Business Combination.

“NewCo Governing Documents” means the NewCo Amended and Restated Memorandum of Incorporation and the NewCo Amended and Restated Articles of Incorporation.

“NewCo Ordinary Shares” means the ordinary redeemable shares of NewCo, of no par value.

“NewCo Sponsor warrants” means the NewCo warrants converted from the SEAC warrants issued by SEAC to the Sponsor or PJT Partners Holdings LP.

“NYSE” means the New York Stock Exchange.

“Ordinary Resolution” means a resolution passed as an ordinary resolution in accordance with the Guernsey Companies Law by a simple majority of the votes of the shareholders entitled to vote and voting in person or by attorney or by proxy at a meeting or by a simple majority of the total voting rights of eligible shareholders (being the shareholders entitled to vote on the circulation of the written resolution) by written resolution.

“private placement warrants” means the warrants issued to the Sponsor and PJT Partners Holdings LP in a private placement simultaneously with the closing of the IPO as well as in connection with the closing of the partial exercise by the underwriters of their over-allotment option, with each such warrant entitling the holder thereof to purchase one Class A Share at a price of $11.50 per share.

“public shares” means the Class A Shares issued in the IPO held by public shareholders other than the Founders.

“public warrants” means the 22,500,000 redeemable warrants sold as part of the units in the IPO.

“Repurchase” means the buyback/repurchase and cancellation of certain NewCo Ordinary Shares as part of the Reorganization. For purposes of the percentages in this joint proxy/prospectus, we have assumed 49,842,684 shares were repurchased in exchange for $498,426,840 of cash as of June 30, 2021, unless specified otherwise.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEAC Merger” means the merger of SEAC with and into the Merger Sub pursuant to the Business Combination Agreement.

“SEAC unit” means a unit of SEAC consisting of (a) one Class A Share and (b) one-half of one SEAC public warrant.

“SEAC warrant” means, collectively, the private and public warrants of SEAC, each entitling the holder to purchase one Class A Share per warrant at a price of $11.50 per share.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means certain shareholders who are officers and employees of the Target Companies (“Management”) and certain other existing shareholders of SGHC (the “Co-Investors”).

“SGHC” means SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey.

“special meeting” means the special meeting of SEAC stockholders, called for the purpose of approving the Business Combination and the other proposals set forth herein.

“Special Resolution” means a resolution passed as a special resolution in accordance with the Guernsey Companies Law by a majority of not less than seventy five percent of the votes of the shareholders entitled to vote and voting in person or by attorney or by proxy at a meeting or by seventy five percent of the total voting rights of eligible shareholders (being the shareholders entitled to vote on the circulation of the written resolution) by written resolution.

“Sponsor” means Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company.

“Target Companies” means, collectively, SGHC, NewCo, Merger Sub and all direct and indirect subsidiaries of SGHC.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“underwriters” means Goldman Sachs & Co. LLC and PJT Partners LP.

“warrants” means the private placement warrants and public warrants.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

SGHC, NewCo, Merger Sub, SEAC and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but such references are not intended to indicate, in any way, that we or the owners thereof will not assert, to the fullest extent under applicable law, our or their rights to these trademarks, trade names and service marks.

SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

Pursuant to the Business Combination Agreement, (i) immediately prior to the Closing, each issued and outstanding Class B Share will automatically convert into one Class A Share; and (ii) on the date of Closing, Merger Sub will merge with and into SEAC, with SEAC continuing as the surviving company, as a result of which (A) SEAC will become a wholly-owned subsidiary of NewCo; (B) each issued and outstanding unit of SEAC, consisting of one Class A Share and one-half of one SEAC warrant, will be automatically detached; (C) each issued and outstanding Class A Share of SEAC (other than treasury shares) will be canceled and converted into the right to receive one NewCo Ordinary Share; and (D) each issued and outstanding SEAC Warrant to purchase a Class A Share will be converted into a warrant exercisable for one NewCo Ordinary Share.

In addition, prior to the Closing, SGHC will undergo the Reorganization wherein all Pre-Closing Holders will exchange their shares of SGHC for newly issued NewCo Ordinary Shares and SGHC will become a wholly-owned subsidiary of NewCo. Following the Reorganization, the Pre-Closing Holders will hold in the aggregate that number of NewCo Ordinary Shares equal to the quotient obtained by dividing (i) the Aggregate Stock Consideration (defined as $4,750,000,000, plus the amount by which the cash and cash equivalent balance of the Target Companies exceeds $300,000,000, less the amount by which the cash and cash equivalent balance of the Target Companies is less than $300,000,000; provided, that in no event shall the Aggregate Stock Consideration exceed $4,850,000,000), by (ii) $10.00. Pursuant to the Business Combination Agreement, effective immediately following and conditioned upon the Closing, NewCo will purchase NewCo Ordinary Shares from certain Pre-Closing Holders in exchange for cash consideration equal to $10.00 per NewCo Ordinary Share. See the section titled “The Business Combination Agreement.”

Immediately following and conditioned upon the Closing, NewCo will purchase NewCo Ordinary Shares from certain Pre-Closing Holders (the “Repurchased Shares”) in exchange for cash consideration equal to $10.00 per NewCo Ordinary Share (the “Aggregate Cash Consideration”) as set forth in Repurchase Agreements (as described further in the section titled “— Repurchase Agreements” below) executed by such Pre-Closing Holders (the “Repurchase”).

In addition, the Pre-Closing Holders will be entitled to a right to receive contingent consideration based on the number of NewCo Ordinary Shares held immediately prior to Closing, after taking into account those NewCo Ordinary Shares to be sold pursuant to Repurchase Agreements (as if the Repurchase occurred immediately prior to the Closing), in the form of three potential earn-out payments. The earn-out payments will become payable at or after the Closing as follows, if the following share price trigger events occur any time during the period beginning on the date of the Business Combination Agreement and ending on the five (5) year anniversary of the Closing: (a) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $11.50 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.025; (b) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $12.50 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.025; and (c) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $14.00 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.05 (collectively, the “Earnout Shares”).

The maximum number of shares that can be repurchased by the Company pursuant to the Repurchase, is 50,171,438, each of which will be repurchased for $10 per share, for a maximum aggregate cash consideration of $501,714,380. The earnout consideration will consist solely of shares of the Company, with a maximum aggregate number of earnout shares issuable to the Pre-Closing Holders of 48,314,251. As to the earnout consideration, the earnout shares will become issuable in three tranches upon the satisfaction of the Triggering Event applicable to such tranche, with a maximum of 12,078,559 shares being issuable upon satisfaction of Triggering Event I, 12,078,559 issuable upon satisfaction of Triggering Event II, and 24,157,133 issuable upon satisfaction of Triggering Event III.

Following the Closing, after taking into account the Repurchase as if it had occurred on June 30, 2021 and including the dilutive effect of Earnout Shares and SEAC warrants, the SEAC public shareholders will hold approximately 11.85% of the issued and outstanding NewCo Ordinary Shares, the Founders will hold approximately 3.91% of the issued and outstanding NewCo Ordinary Shares and the Sellers will hold approximately 84.25% of the issued and outstanding NewCo Ordinary Shares (assuming SGHC’s cash and cash equivalents balance at closing is $327.5 million, converted at the historical closing exchange rate, as of June 30, 2021, of €0.8301 to $1.00 and no public shares are redeemed as described in this proxy statement/prospectus).

The Closing is subject to certain customary conditions, including, among other things, that (i) the Minimum Cash Condition has been satisfied, (ii) SEAC’s stockholders approve the Business Combination Proposal, (iii) the Reorganization has been effected, (iv) certain regulatory approvals are obtained and (v) the absence of communications from certain gaming regulators that they manifest a clear intention/are minded to refuse certain change of control applications in connection with the transaction.

The Business Combination Agreement also contemplates the execution by the parties of various agreements at the Closing, including, among others, the below.

Exchange Agreement

Concurrently with the execution of the Business Combination Agreement, NewCo, SGHC and each Pre-Closing Holder entered into an Exchange Agreement, pursuant to which, on the Closing Date but prior to the Closing (and conditioned upon the Closing), the Company will undergo the Reorganization which provides for, among other things, the transfer by the Pre-Closing Holders of all issued ordinary shares of the Company in exchange for newly issued NewCo Ordinary Shares.

Founder Holders Consent Letter

Concurrently with the execution of the Business Combination Agreement, the Founders, SGHC, NewCo and SEAC entered into the Founder Holders Consent Letter, pursuant to which, among other things, the Founders waived any and all anti-dilution rights described in the Current Charter with respect to Class B Shares held by the Founders and acknowledge the conversion of such Class B Shares into Class A Shares, as more fully described in the Founder Holders Consent Letter.

Amended and Restated Registration Rights Agreement

At the Closing, SEAC, SGHC, NewCo, the Founders, certain Pre-Closing Holders and PJT Partners Holdings LP (“PJT Holdings”) will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) (i) amending and restating SEAC’s Registration Rights Agreement, dated as of October 6, 2020, in its entirety, and (ii) pursuant to which, among other things, NewCo will provide certain registration rights for the NewCo Ordinary Shares and NewCo warrants held by the parties to the A&R Registration Rights Agreement, subject to certain exceptions and as more fully described in the A&R Registration Rights Agreement.

Lock-Up Agreement

At the Closing, SEAC, SGHC, NewCo, the Founders, and all Pre-Closing Holders will enter into Lock-Up Agreements (the “Lock-Up Agreements”) pursuant to which, among other things, the Founders and the

Pre-Closing Holders will agree not to transfer, sell, assign or otherwise dispose of the NewCo Ordinary Shares held by such person for 12 months following the Closing (with respect to the Founders) and six months following the Closing (with respect to the Pre-Closing Holders), in each case subject to certain exceptions and as more fully described in the Lock-Up Agreement.

In connection with the execution of the Lock-Up Agreements, SEAC, the Sponsor, Eric Grubman, John Collins, the Founders and PJT Holdings will amend their Letter Agreement, dated October 6, 2020 (the “Amendment to Letter Agreement”), to, among other things, terminate certain transfer restrictions with respect to SEAC’s securities, subject to certain exceptions and as more fully described in the Amendment to Letter Agreement.

Restrictive Covenant Agreement

At the Closing, NewCo will enter into a Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”) with each of Eric Grubman and John Collins pursuant to which, among other things, each of Mr. Grubman and Mr. Collins will agree not to, for the period during which they sit on the NewCo board of directors and for 18 months thereafter, directly or indirectly, engage in a competing business with SGHC or NewCo, or form or participate in a SPAC (as a founder or as a 10% or greater economic or voting investor) which acquires a business that competes with SGHC or NewCo, subject to certain exceptions and as more fully described in the Restrictive Covenant Agreement.

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, NewCo, SGHC, SEAC and all Pre-Closing Holders entered into Transaction Support Agreements (the “TSAs”), pursuant to which, among other things, each Pre-Closing Holder agreed to vote their outstanding shares of SGHC at any meeting of SGHC’s shareholders in favor of the transactions contemplated by the Business Combination Agreement and provided a power of attorney to SGHC to take certain actions in connection with the transactions contemplated by the Business Combination Agreement on behalf of such shareholders.

Repurchase Agreements

Concurrently with the execution of the Business Combination Agreement, NewCo, SGHC, and certain Pre-Closing Holders entered into Repurchase Agreements pursuant to which NewCo will repurchase NewCo Ordinary Shares from such shareholders in exchange for cash consideration equal to $10.00 per NewCo Ordinary Share, effective immediately following and conditioned upon the Closing.

Founder Holders Deferral Agreement

Concurrently with the execution of the Business Combination Agreement, NewCo, SEAC, the Sponsor, PJT Holdings, Eric Grubman and John Collins entered into a Founder Holders Deferral Agreement (the “Founder Holders Deferral Agreement”) pursuant to which, among other things, (i) NewCo will be granted a cash redemption right divided into two tranches with respect to the NewCo Sponsor warrants (including the underlying NewCo Ordinary Shares acquired following a permitted exercise of the NewCo Sponsor warrants) which shall entitle NewCo to redeem, with respect to the first tranche, 5,500,000 of the NewCo Sponsor warrants at a price per warrant equal to $6.50, and with respect to the second tranche, 5,500,000 of the NewCo Sponsor warrants at a price per warrant equal to $12.50, upon the trading price of the NewCo Ordinary Shares hitting certain price targets which, with respect to the first tranche, shall be $18.00 for any 20 trading days out of any consecutive 30-day trading period, and with respect to the second tranche, shall be $24.00 for any 20 trading days out of any consecutive 30-day trading period, as more fully described in the Founder Holders Deferral Agreement, and (ii) any NewCo Sponsor warrants (or NewCo Ordinary Shares acquired upon a permitted exercise of the NewCo Sponsor warrants) directly or indirectly owned by Eric Grubman and John Collins (or their affiliates) will be subject to additional restrictions on payment, as more fully described in the Founder Holders Deferral Agreement.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to SEAC stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the special meeting.

Q.	Why am I receiving this proxy statement/prospectus?

A.

SEAC and SGHC have agreed to a business combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and SEAC encourages its stockholders to read it in its entirety. SEAC’s stockholders are being asked to consider and vote upon, among other things, a proposal to adopt the Business Combination Agreement. See the sections titled “The Business Combination Proposal” and “The Business Combination Agreement.”

Consummation of the Business Combination Proposal requires the approval of holders of at least a majority of the Class A Shares of SEAC and Class B Shares of SEAC that are voted in person (which would include presence at the virtual special meeting) or by proxy at the special meeting. Additionally, SEAC must provide all holders of public shares with the opportunity to have their public shares redeemed in connection with its initial business combination. Holders who wish to exercise their redemption rights must, prior to 10:00 AM, Eastern Time, on                     , 2021 (two business days prior to the vote at the special meeting): (i) submit a written request to the Transfer Agent that SEAC redeem their public shares for cash and (ii) deliver their public shares to the Transfer Agent physically or electronically using the Depository Trust Company’s (“DTC”) Deposit and Withdrawal at Custodian (“DWAC”) system.

YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q.	Are there any other matters being presented to stockholders at the special meeting?

A.	In addition to voting on the Business Combination, the stockholders of SEAC will vote on the below proposals.

(a) Proposal No. 2 — the Equity Incentive Plan Proposal — to consider and vote, on an advisory and non-binding basis, upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the 2021 Equity Incentive Plan (the “Equity Incentive Plan”). A copy of the Equity Incentive Plan is attached to this proxy statement/prospectus as Annex D, and SEAC encourages its stockholders to read it in its entirety. See the section titled “The Business Combination Agreement — The Equity Incentive Plan Proposal.”

(b) Proposal No. 3 — the Employee Stock Purchase Plan Proposal — to consider and vote, on an advisory and non-binding basis, upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the 2021 Employee Stock Purchase Plan (the “ESPP”). A copy of the ESPP is attached to this proxy statement/prospectus as Annex E, and SEAC encourages its stockholders to read it in its entirety. See the section titled “The Business Combination Agreement — The Employee Stock Purchase Plan Proposal.”

(c) Proposal No. 4 — the Adjournment Proposal — to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. See the section titled “The Adjournment Proposal.”

SEAC will hold the special meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

Consummation of the Business Combination is conditional on approval of the Business Combination Proposal.

Q.	I am a holder of SEAC public shares. Why am I receiving this proxy statement/prospectus?

A.

Upon consummation of the Business Combination, and without any action on the part of any party or any other person, in consideration for the acquisition of all of the issued and outstanding SEAC Class A Shares (as a result of the Business Combination), NewCo will issue one NewCo Ordinary Share for each SEAC Class A Share acquired by virtue of the Business Combination (the “Merger Consideration”). Immediately following the Closing, after taking into account the Repurchase as if it had occurred on June 30, 2021 and including the dilutive effect of Earnout Shares and SEAC warrants, it is expected that the SEAC public shareholders will own approximately 11.85% of the issued and outstanding NewCo Ordinary Shares, the Founders will own approximately 3.91% of the issued and outstanding NewCo Ordinary Shares and the Sellers will own approximately 84.25% of the issued and outstanding NewCo Ordinary Shares (assuming SGHC’s cash and cash equivalents balance at the Closing is $327.5 million, converted at the historical closing exchange rate, as of June 30, 2021, of €0.8301 to $1.00 and no redemptions). This proxy statement/prospectus includes important information about NewCo and the business of NewCo and its subsidiaries following consummation of the Business Combination. SEAC urges you to read the information contained in this proxy statement/prospectus carefully.

Q.	I am a SEAC warrant holder. Why am I receiving this proxy statement/prospectus?

A.

Upon consummation of the Business Combination, the SEAC warrants will, by their terms, be assumed by NewCo and thereby entitle the holders to purchase NewCo Ordinary Shares (and not SEAC) at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about NewCo and the business of NewCo and its subsidiaries following consummation of the Business Combination. SEAC urges you to read the information contained in this proxy statement/prospectus carefully.

Q.	Why is SEAC proposing the Business Combination?

A.

SEAC is a blank check company formed to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On October 6, 2020, SEAC completed its IPO of units, with each unit consisting of one Class A Share of SEAC and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A Share of SEAC at a price of $11.50 per share, raising total gross proceeds of approximately $450,000,000. Since the IPO, SEAC’s activity has been limited to the evaluation of business combination target companies.

The prospectus for SEAC’s IPO provided the general guidelines that SEAC intended to use to evaluate potential acquisition targets. Based on its due diligence investigations of NewCo and the industry in which it operates, SEAC believes that NewCo generally meets such guidelines. For more information, see the section titled “The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination.”

Q.	Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

The Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The officers and directors of SEAC and SEAC’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of SEAC’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, SEAC’s officers and directors and SEAC’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on their own judgment as well as the judgment of the Board in valuing SGHC’s business.

Q.	Do I have redemption rights?

A.

If you are a holder of public shares, you have the right to demand that SEAC redeem such shares for a pro rata portion of the cash held in SEAC’s trust account, including interest earned on the trust account. SEAC sometimes refers to these rights to demand redemption of the public shares as “redemption rights.” SEAC’s initial stockholders entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of a business combination. Notwithstanding the foregoing, a holder of public shares, together with any affiliate or any other person with whom he, she or it is acting in concert or as a partnership, syndicate or other group, will be restricted from seeking redemption with respect to more than 15% of the issued and outstanding public shares. Accordingly, all public shares in excess of 15% held by a stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as contemplated under Section 13 of the Exchange Act), will not be redeemed.

Additionally, SEAC’s Current Charter provides that SEAC may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (such that SEAC is not subject to the SEC’s “penny stock” rules). The Closing is subject to certain customary conditions, including, among other things, that (i) the Minimum Cash Condition has been satisfied and (ii) SEAC’s stockholders approve the Business Combination Proposal. Consequently, if accepting all properly submitted redemption requests would cause SEAC’s net tangible assets to be less than $5,000,001 as described above or make SEAC unable to satisfy the Minimum Cash Condition, the Business Combination may not be consummated.

Q.	Will my ability to exercise redemption rights be impacted by how I vote on the Business Combination Proposal?

A.

No. You may exercise your redemption rights irrespective of whether you vote your public shares for or against the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their public shares and no longer remain stockholders, leaving stockholders who choose not to redeem their public shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NYSE.

Q.	How do I exercise my redemption rights?

A.

If you are a holder of public shares or units and wish to exercise your redemption rights, you must, (i) if you hold your public shares through units, elect to separate your units into the underlying public shares and warrants and (ii) prior to 10:00 AM, Eastern Time, on                     , 2021, (A) submit a written request to the Transfer Agent that SEAC redeem your public shares for cash and (B) deliver your public shares to the Transfer Agent physically or electronically using the DTC’s DWAC System. Any holder of public shares will be entitled to demand that such holder’s public shares be redeemed for a full pro rata portion of the amount then in the trust account, including interest earned on the trust account (which, for illustrative purposes, was approximately $[450,129,483.50], or $10.00 per public share, as of                     , 2021). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with SEAC’s consent, until the Closing. If you deliver your public shares for redemption to the Transfer Agent and later decide to withdraw such request prior to the deadline for submitting redemption requests, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the address listed at the end of this section.

Any corrected or changed proxy card or written demand of redemption rights must be received by the Transfer Agent prior to the vote taken on the Business Combination Proposal at the special meeting. No demand for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to the Transfer Agent prior to the deadline for submitting redemption requests.

If the redemption demand is properly made as described above, then, if the Business Combination is consummated, SEAC will redeem these public shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your public shares for cash and will not be entitled to NewCo Ordinary Shares upon consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any warrants that you may hold. Your warrants will become exercisable to purchase NewCo Ordinary Shares in lieu of SEAC Class A Shares for a purchase price of $11.50 per share upon consummation of the Business Combination.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

Whether the redemption is subject to U.S. federal income tax depends on the particular facts and circumstances. It is possible that you may be treated as selling such SEAC Class A Shares and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of SEAC Class A Shares that you own or are deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, please see the sections titled “The Business Combination Proposal — Material Tax Considerations — Material U.S. Federal Income Tax Considerations — Tax Consequences for U.S. Holders Exercising Redemption Rights With Respect to SEAC Class A Shares” and “The Business Combination Proposal — Material Tax Considerations — Material U.S. Federal Income Tax Considerations — Tax Consequences to Non-U.S. Holders Exercising Redemption Rights with respect to SEAC Class A Shares.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q.	What are the U.S. federal income tax consequences as a result of the Business Combination?

A.

Subject to the limitations, exceptions, and qualifications described in “The Business Combination Proposal — Material Tax Consideration — Material U.S. Federal Income Tax Considerations — Tax Consequences of the Merger to U.S. Holders” below, the Business Combination should qualify as a tax-deferred transaction described by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Business Combination so qualifies, U.S. Holders and Non-U.S. Holders (as defined in “The Business Combination Proposal — Material Tax Considerations — Material U.S. Federal Income Tax Considerations”) exchanging SEAC Class A Shares for NewCo Ordinary Shares generally should not recognize gain or loss for U.S. federal income tax purposes, except as otherwise described in “The Business Combination Proposal — Material Tax Considerations — Material U.S. Federal Income Tax Considerations.”

As discussed in the section entitled “The Business Combination Proposal — Material Tax Considerations — Material U.S. Federal Income Tax Considerations”, the appropriate U.S. federal income tax treatment of SEAC public warrants in connection with the Merger is uncertain because it is unclear whether the Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”). There are

significant factual and legal uncertainties as to whether the Merger will meet the requirements to qualify as a Reorganization. Accordingly, our U.S. counsel expresses no opinion with respect to the tax treatment of the Merger as a transaction qualifying as a Reorganization.

If the Merger qualifies as a Reorganization, subject to Section 367(a) of the Code, a U.S. holder of SEAC public warrants generally should not recognize any gain or loss upon the exchange of SEAC public warrants for NewCo public warrants pursuant to the Business Combination. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied and such qualification is not a condition of the Business Combination. If the Merger does not qualify as a Reorganization, a U.S. holder of SEAC public warrants could be treated as transferring its SEAC public warrants to NewCo in exchange for NewCo public warrants in an exchange governed only by Section 351 of the Code. If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the NewCo public warrants treated as received by such holder and the NewCo Ordinary Shares received by such holder, if any, over (y) such holder’s aggregate adjusted tax basis in the SEAC public warrants and SEAC Class A Shares, if any, exchanged therefor) and (ii) the fair market value of the NewCo public warrants received by such holder in such exchange.

The tax consequences of the Business Combination are complex and will depend on your particular circumstances. For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see the sections entitled “The Business Combination Proposal — Material Tax Consideration — Material U.S. Federal Income Tax Considerations — Tax Consequences of the Merger to U.S. Holders.” If you are a U.S. Holder whose Class A Shares are exchanged, or whose public warrants are assumed by NewCo, in the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “The Business Combination Proposal — Material Tax Considerations — Material U.S. Federal Income Tax Considerations.”

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A.	No. Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Q.	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A.

Upon consummation of the IPO, SEAC deposited $450,000,000 in the trust account. Upon consummation of the Business Combination and subject to the limitations in the Business Combination Agreement, the funds in the trust account will be used to pay holders of the public shares who properly exercise redemption rights or to fund NewCo’s or its subsidiaries’ working capital, growth and general corporate purposes, to pay certain fees and expenses incurred in connection with the Business Combination (including aggregate fees of $15,750,000, or 3.5% of the trust account, assuming no redemptions, 5.25% of the trust account, assuming maximum redemptions, or 4.2% of the trust account, assuming the mid-point redemption scenario, as deferred underwriting commissions), and to pay for the SGHC Repurchase.

Q.	What happens if the Business Combination is not consummated?

A.

If SEAC does not complete the Business Combination for whatever reason, SEAC would search for another target business with which to complete a Business Combination. If SEAC does not complete an initial business combination by October 6, 2022, SEAC must redeem 100% of the outstanding public shares, at a per share price, payable in cash, equal to the amount then held in the trust account, including interest earned on the funds held in the trust account and not previously released to SEAC (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of outstanding public shares. The Founders have no redemption rights in respect of their SEAC Class A Shares contained in the private placement warrants or their SEAC Class B Shares in the event a business combination is not effected in the required time period, and, accordingly, such shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to SEAC’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q.	How do the Founders intend to vote on the proposals?

A.

Pursuant to the terms of the letter agreement entered into at the time of the IPO, the Founders agreed to vote their Founder Shares, and any public shares purchased by them, in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Founders own an aggregate of 11,250,000 shares of SEAC common stock, which, in the aggregate, represents 20% of SEAC’s total outstanding shares on the date of this proxy statement/prospectus.

Q.	When do you expect the Business Combination to be completed?

A.

It is currently anticipated that the Business Combination will be consummated as soon as practicable following the special meeting which is set for 10:00 AM, Eastern Time, on                     , 2021; however, such meeting could be adjourned, as described above. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q:	Can SEAC or SGHC waive the conditions to the consummation of the Business Combination?

A:

SEAC or SGHC may agree to waive, in whole or in part, one or more of the conditions to SEAC’s or SGHC’s obligations to complete the Business Combination, to the extent permitted by SEAC’s or SGHC’s organizational documents Current Charter and bylaws and applicable laws. SEAC may not waive the condition that SEAC public stockholders approve the Business Combination Proposal. See the section titled “The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q:	Following the Business Combination, will SEAC’s securities continue to trade on a stock exchange?

A:

No. SEAC anticipates that, following consummation of the Business Combination, SEAC will be wholly-owned by NewCo, and the SEAC Class A Shares will be delisted from the NYSE and deregistered under the Exchange Act. However, in connection with the Business Combination, NewCo intends to apply to list the NewCo Ordinary Shares and warrants on the NYSE under the symbols “SGHC” and “SGHC WS,” respectively, upon the Closing.

Q.	What impact will the COVID-19 pandemic have on the Business Combination?

A.

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the COVID-19 pandemic on the businesses of SEAC, SGHC and NewCo, and there is no guarantee that efforts by SEAC, SGHC and NewCo to address the adverse impacts of COVID-19 will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and actions taken to contain COVID-19 or its impact, among others. In the event of any business disruption, if SEAC or the Target Companies are unable to recover on a timely basis, the Business Combination and NewCo’s business, financial condition and results of operations following the completion of the Business Combination may be adversely affected. The Business Combination may also be delayed and adversely affected by COVID-19 and become more costly. Each of SEAC, SGHC and NewCo may also incur additional costs to remedy damages caused by any disruptions, which could adversely affect their respective financial condition and results of operations.

Q.	What do I need to do now?

A.

SEAC urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of SEAC. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A.

The special meeting will be held via live webcast at 10:00 AM, Eastern Time, on                     , 2021. The special meeting can be accessed by visiting https://www.cstproxy.com/sportsentcorp/2021, where you will be able to listen to the special meeting live and vote during the special meeting. Please note that you will only be able to access the special meeting by means of remote communication. If you are a holder of record of shares of common stock on the record date, you may vote at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. Any stockholder wishing to attend the virtual meeting should register for the special meeting by                     , 2021. To register for the special meeting, please follow these instructions as applicable to the nature of your ownership of common stock:

•

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the virtual meeting, go to https://www.cstproxy.com/sportsentcorp/2021, enter the 12-digit control number included on your proxy card or notice of the special meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the special meeting you will need to log back into the special meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the virtual meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the special meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the special meeting date in order to ensure access.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	What constitutes a quorum?

A.

A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person (which would include presence at the virtual special meeting) or by proxy, of stockholders holding a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting constitutes a quorum at the special meeting. In the absence of a quorum, the chairperson of the special meeting has the power to adjourn the special meeting. There are currently 56,250,000 shares of common stock outstanding, and therefore, as of the record date for the special meeting, 28,125,001 shares of SEAC common stock would be required to achieve a quorum.

Q.	What vote is required to approve each proposal at the special meeting?

A.	The following votes are required for each proposal at the special meeting:

•

Business Combination Proposal: Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding votes cast by holders of the shares of SEAC Class A common stock and SEAC Class B common stock present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

•

Equity Incentive Plan Proposal: Approval of the Equity Incentive Plan Proposal requires the affirmative vote of the holders of at least a majority of the votes cast by holders of the shares of SEAC Class A common stock and SEAC Class B common stock present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

•

Employee Stock Purchase Plan Proposal: Approval of the Equity Incentive Plan Proposal requires the affirmative vote of the holders of at least a majority of the votes cast by holders of the shares of SEAC Class A common stock and SEAC Class B common stock present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

•

Adjournment Proposal: Approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the votes cast by holders of the shares of SEAC Class A common stock and SEAC Class B common stock present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Q.	What happens if I sell my SEAC Class A Shares before the special meeting?

A.

The record date for the special meeting is earlier than the date of the special meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your SEAC Class A Shares after the applicable record date, but before the special meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. Stockholders may send a later-dated, signed proxy card to the Transfer Agent at the address set forth at the end of this section, so that it is received prior to the vote at the special meeting, or attend the special meeting in person (which would include presence at the virtual special meeting) and vote. Stockholders also may revoke their proxy by sending a notice of revocation to SEAC’s Chief Executive Officer, which must be received prior to the vote at the special meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.	What happens if I fail to take any action with respect to the special meeting?

A.

If you fail to take any action with respect to the special meeting and the Business Combination is approved by stockholders and consummated, you will become a shareholder of NewCo and/or your SEAC warrants will be converted into warrants to purchase NewCo Ordinary Shares on the same terms as your SEAC warrants. However, if you fail to take any action with respect to the special meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination, provided you follow the instructions in this proxy statement for redeeming your shares. If you fail to take any action with respect to the special meeting and the Business Combination Proposal is not approved, you will continue to be a stockholder and/or warrant holder of SEAC.

Q.	What should I do with my share and/or warrants certificates?

A.

Those stockholders who do not elect to have their SEAC Class A Shares redeemed for their pro rata share of the funds in the trust account should not submit their share certificates now. After the consummation of the Business Combination, NewCo will send instructions to SEAC stockholders regarding the exchange of their Class A Shares for NewCo Ordinary Shares. SEAC stockholders who exercise their redemption rights must deliver their share certificates to the Transfer Agent (either physically or electronically) prior to the deadline for submitting redemption requests described above. Upon consummation of the Business Combination, the SEAC warrants, by their terms, will be assumed by NewCo and thereby entitle holders to purchase NewCo Ordinary Shares (and not SEAC common stock) on the same terms as your SEAC warrants. Therefore, warrant holders need not deliver their SEAC warrants to SEAC or NewCo at that time.

Q.	What should I do if I receive more than one set of voting materials?

A.

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of common stock.

Q.	Who can help answer my questions?

A.	If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Sports Entertainment Acquisition Corp.

Golden Bear Plaza 11760 US Highway 1, Suite W506

North Palm Beach, FL 33408

Tel: (561) 402-0741

Email: jcollins@seahllc.com

You may also obtain additional information about SEAC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to the Transfer Agent at the address below prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Tel: (212) 509-4000

or:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 869-0171

E-mail: info@okapipartners.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Business Combination and is also described in detail in this proxy statement/prospectus in the section titled “The Business Combination Agreement.”

The Parties

SEAC

SEAC is a blank check company incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SEAC was incorporated on July 30, 2020 as a Delaware corporation.

On October 6, 2020, SEAC closed its IPO of 45,000,000 units, including the exercise of the over-allotment option to the extent of 5,000,000 units. Each unit consists of one Class A Share and one-half of one redeemable warrant, with each warrant entitling the holder thereof to purchase one Class A Share at a purchase price of $11.50 per share commencing upon the later of (i) 30 days after SEAC’s completion of a business combination and (ii) October 6, 2021. The units in the IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $450,000,000. Simultaneously with the consummation of the IPO, SEAC consummated the private placement of the private placement warrants, generating total gross proceeds of $11,000,000. A total of $450,000,000 was deposited into the trust account and the remaining net proceeds of the offerings became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The IPO was conducted pursuant to a registration statement on Form S-l (Reg. No. 333-248798) that became effective on October 1, 2020. As of                     , 2021, there was $[450,129,483.50] held in the trust account.

SEAC’s units, Class A Shares and warrants are currently listed on the NYSE under the symbols “SEAH.U,” “SEAH” and “SEAH WS,” respectively.

The mailing address of SEAC’s principal executive offices is Golden Bear Plaza 11760 US Highway 1, Suite W506, North Palm Beach, FL 33408. After the consummation of the Business Combination, its principal executive offices will be that of NewCo.

SGHC

SGHC was formed on July 6, 2020 as a non-cellular company limited by shares under the laws of the Island of Guernsey. On October 7, 2021, it became the ultimate holding company for a group of companies through a reorganization of entities with common ownership. For further details, see “Super Group’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

SGHC is a leading global online sports betting and gaming operator. SGHC’s mission is to responsibly provide first-class entertainment to the worldwide online betting and gaming community. SGHC’s global online sports betting and casino gaming services are delivered to customers by way of two primary product offerings: (i) Betway, a single-brand premier online sports betting offering, and (ii) Spin, a multi-brand online casino offering. See “Business of Super Group — Overview”.

The mailing address of SGHC’s principal executive offices is Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR. After the consummation of the Business Combination, its principal executive offices will be that of NewCo. The U.K. City Code on Takeovers and Mergers (the “Takeover Code”), applies, among other things, to an offer for a company whose registered office is in Guernsey, if (i) the company, having regard to the residency of its directors, is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”) to have its place of central management and control in the United Kingdom or the Channel Islands or the Isle of Man (known as the “residency test”); and (ii) dealings and/or prices at which persons were willing to deal in any of the securities of the company have been published on a regular basis for a continuous period of at least six months, whether via a newspaper, price quotation system or otherwise. The test for central management and control under the Takeover Code is different from that used by the UK and Guernsey tax authorities. Under the Takeover Code, the Takeover Panel will determine whether for the purposes of the Takeover Code a company has its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man by looking at various factors, including in particular whether a majority of the directors are resident in these jurisdictions.

The Company will not be subject to the Takeover Code upon Closing as the requirement referred to in (ii) above will not have been satisfied. However, this requirement will be satisfied after the expiry of six months of Closing on account of the Company’s shares having been admitted to trading on the NYSE during this period. Therefore, the Company will then become subject to the Takeover Code unless the majority of our directors reside outside the UK, Channel Islands or Isle of Man. The Company expects that a majority of the directors will not then be resident in these jurisdictions, with the result that the Company will not then become subject to the Takeover Code.

Sponsor

The Sponsor is a Delaware limited liability company that is owned and controlled by members of SEAC’s management team. The Sponsor owns 11,200,000 SEAC Class B Shares and 10,388,888 warrants to purchase SEAC Class A Shares. For a description of our Sponsor’s interests in the business combination, see “The Business Combination Proposal — Interests of SEAC’s Directors and Officers in the Business Combination.”

NewCo

NewCo was formed solely for the purpose of effectuating the Business Combination. NewCo was incorporated on March 29, 2021 under the laws of the Island of Guernsey as a non-cellular company limited by shares. NewCo owns no material assets and does not operate any business.

The mailing address of NewCo’s principal executive office is Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR. After the consummation of the Business Combination, its principal executive offices will be Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR.

Merger Sub

Merger Sub is a wholly owned subsidiary of NewCo and was formed solely for the purpose of effectuating the Business Combination. Merger Sub was incorporated on April 15, 2021 under the laws of Delaware as a corporation. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive offices is Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR. After the consummation of the Business Combination, Merger Sub will cease to exist as a separate legal entity.

Emerging Growth Company

Each of SEAC and NewCo is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, each of SEAC and NewCo is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved (to the extent applicable to a foreign private issuer in NewCo’s case). If some investors find NewCo’s securities less attractive as a result, there may be a less active trading market for NewCo’s securities and the prices of NewCo’s securities may be more volatile.

NewCo will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (i) following the fifth anniversary of the closing of SEAC’s IPO, (ii) in which it has total annual gross revenues of at least $1.07 billion or (iii) in which it is deemed to be a large accelerated filer, which means the market value of its ordinary shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which it has issued more than $1.00 billion in non-convertible debt during the prior three-year period.

References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

The Business Combination Proposal

Overview of the Business Combination Agreement

Pursuant to the Business Combination Agreement, prior to the Closing, SGHC will undergo the Reorganization wherein all Pre-Closing Holders will exchange their shares of SGHC for newly issued NewCo Ordinary Shares. Following the Reorganization, the Pre-Closing Holders will hold that number of NewCo Ordinary Shares equal to the quotient obtained by dividing (i) the Aggregate Stock Consideration (defined as $4,750,000,000, plus the amount by which the cash and cash equivalent balance of the Target Companies exceeds $300,000,000, less the amount by which the cash and cash equivalent balance of the Target Companies is less than $300,000,000; provided, that in no event shall the Aggregate Stock Consideration exceed $4,850,000,000), by (ii) $10.00. Pursuant to the Business Combination Agreement, effective immediately following and conditioned upon the Closing, NewCo will purchase NewCo Ordinary Shares from certain Pre-Closing Holders in exchange for cash consideration equal to $10.00 per NewCo Ordinary Share. See the section titled “The Business Combination Agreement.”

In addition, (a) immediately prior to the Closing, each issued and outstanding Class B Share of SEAC will automatically convert into one Class A Share of SEAC; and (b) on the date of Closing, Merger Sub will merge with and into SEAC, with SEAC continuing as the surviving company, as a result of which (i) SEAC will become a wholly-owned subsidiary of NewCo; (ii) each issued and outstanding unit of SEAC, consisting of one Class A Share and one-half of one SEAC warrant, will be automatically detached; (iii) in consideration for the acquisition of all of the issued and outstanding Class A Shares of SEAC (other than treasury shares) as a result of the Business Combination, NewCo will issue one NewCo Ordinary Share for each Class A Share acquired by virtue of the Business Combination; and (iv) each issued and outstanding SEAC Warrant to purchase a Class A Share will be assumed by NewCo and become exercisable for one NewCo Ordinary Share.

Immediately following and conditioned upon the Closing, NewCo will purchase NewCo Ordinary Shares from certain Pre-Closing Holders (the “Repurchased Shares”) in exchange for cash consideration equal to $10.00 per NewCo Ordinary Share (the “Aggregate Cash Consideration”) as set forth in Repurchase Agreements (as described further in the section titled “— Repurchase Agreements” below) executed by such Pre-Closing Holders (the “Repurchase”).

Accordingly, after the Closing, after taking into account the Repurchase as if it had occurred on June 30, 2021 and including the dilutive effect of Earnout Shares and SEAC warrants, the SEAC public shareholders will hold approximately 11.85% of the issued and outstanding NewCo Ordinary Shares, the Founders will hold approximately 3.91% of the issued and outstanding NewCo Ordinary Shares and the Sellers will hold approximately 84.25% of the issued and outstanding NewCo Ordinary Shares (assuming SGHC’s cash and cash equivalents balance at closing is $327.5 million, converted at the historical closing exchange rate, as of June 30, 2021, of €0.8301 to $1.00 and no public shares are redeemed as described in this proxy statement/prospectus). For more information about the Business Combination, please see the sections titled “The Business Combination Proposal” and “The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Earnout

The Pre-Closing Holders will be entitled to a right to receive contingent consideration based on the number of NewCo Ordinary Shares held immediately prior to Closing, after taking into account those NewCo Ordinary Shares to be sold pursuant to Repurchase Agreements (as if the Repurchase occurred immediately prior to the Closing), in the form of three potential earn-out payments. The earn-out payments will become payable at or after the Closing as follows, if the following share price trigger events occur any time during the period beginning on the date of the Business Combination Agreement and ending on the five (5) year anniversary of the Closing: (a) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $11.50 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.025; (b) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $12.50 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.025; and (c) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $14.00 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.05 (collectively, the “Earnout Shares”).

The maximum number of shares that can be repurchased by the Company pursuant to the Repurchase, is 50,171,438, each of which will be repurchased for $10 per share, for a maximum aggregate cash consideration of $501,714,380. The earnout consideration will consist solely of shares of the Company, with a maximum aggregate number of earnout shares issuable to the Pre-Closing Holders of 48,314,251. As to the earnout consideration, the earnout shares will become issuable in three tranches upon the satisfaction of the Triggering Event applicable to such tranche, with a maximum of 12,078,559 shares being issuable upon satisfaction of Triggering Event I, 12,078,559 issuable upon satisfaction of Triggering Event II, and 24,157,133 issuable upon satisfaction of Triggering Event III.

Management and Board of Directors Following the Business Combination

Effective as of the Closing, the board of directors of NewCo will consist of nine members, including Eric Grubman, John Collins, Neal Menashe, Alinda Van Wyk, Richard Hasson, Robert James Dutnall, John Le Poidevin, with two further directors to be appointed. See the section titled “Information About Management, Directors and Nominees” for additional information.

Exchange Agreement

Concurrently with the execution of the Business Combination Agreement, NewCo, SGHC and each Pre-Closing Holder entered into an Exchange Agreement, pursuant to which, on the Closing Date but prior to the Closing (and conditioned upon the Closing), SGHC will undergo the Reorganization which includes, among other things, the transfer by the Pre-Closing Holders of all issued ordinary shares of SGHC in exchange for newly issued NewCo Ordinary Shares.

Founder Holders Consent Letter

Concurrently with the execution of the Business Combination Agreement, the Founders, SGHC, NewCo and SEAC entered into the Founder Holders Consent Letter, pursuant to which, among other things, the Founders waived any and all anti-dilution rights described in the Current Charter with respect to Class B Shares held by the Founders and acknowledge the conversion of such Class B Shares into Class A Shares, as more fully described in the Founder Holders Consent Letter.

Amended and Restated Registration Rights Agreement

At the Closing, SEAC, SGHC, NewCo, the Founders, certain Pre-Closing Holders and PJT Holdings will enter into the A&R Registration Rights Agreement (i) amending and restating SEAC’s Registration Rights Agreement, dated as of October 6, 2020, in its entirety, and (ii) pursuant to which, among other things, NewCo will provide certain registration rights for the NewCo Ordinary Shares and NewCo warrants held by the parties to the A&R Registration Rights Agreement, subject to certain exceptions and as more fully described in the A&R Registration Rights Agreement.

Lock-Up Agreement

At the Closing, SEAC, SGHC, NewCo, the Founders and all Pre-Closing Holders will enter into Lock-Up Agreements pursuant to which, among other things, the Founders and the Pre-Closing Holders will agree not to transfer, sell, assign or otherwise dispose of the NewCo Ordinary Shares held by such person for 12 months following the Closing (with respect to the Founders) and 6 months following the Closing (with respect to the Pre-Closing Holders), in each case subject to certain exceptions and as more fully described in the Lock-Up Agreement.

In connection with the execution of the Lock-Up Agreements, SEAC, the Sponsor, Eric Grubman, John Collins, the Founders and PJT Holdings will amend their Letter Agreement, dated October 6, 2020 (the “Amendment to Letter Agreement”), to, among other things, terminate certain transfer restrictions with respect to SEAC’s securities, subject to certain exceptions and as more fully described in the Amendment to Letter Agreement.

Restrictive Covenant Agreement

At the Closing, NewCo will enter into the Restrictive Covenant Agreement with each of Eric Grubman and John Collins pursuant to which, among other things, each of Mr. Grubman and Mr. Collins will agree not to, for the period during which they sit on the NewCo board of directors and for 18 months thereafter, directly or indirectly, engage in a competing business with SGHC or NewCo, including forming or participating in a SPAC (as a founder or as a 10% or greater economic or voting investor) which acquires a business that competes with SGHC or NewCo, subject to certain exceptions and as more fully described in the Restrictive Covenant Agreement.

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, NewCo, SGHC, SEAC and each Pre-Closing Holder entered into the TSAs, pursuant to which, among other things, the Pre-Closing Holders agreed to vote their outstanding shares of SGHC at any meeting of SGHC’s shareholders in favor of the transactions contemplated by the Business Combination Agreement and provided a power of attorney to SGHC to take certain actions in connection with the transactions contemplated by the Business Combination Agreement on behalf of such shareholders.

Repurchase Agreements

Concurrently with the execution of the Business Combination Agreement, NewCo, SGHC, and certain Pre-Closing Holders entered into Repurchase Agreements pursuant to which NewCo will repurchase NewCo Ordinary Shares from such shareholders in exchange for cash consideration equal to $10.00 per NewCo Ordinary Share, effective immediately following and conditioned upon the Closing.

Founder Holders Deferral Agreement

Concurrently with the execution of the Business Combination Agreement, NewCo, SEAC, the Sponsor, PJT Holdings, Eric Grubman and John Collins entered into the Founder Holders Deferral Agreement pursuant to which, among other things, (i) NewCo will be granted a cash redemption right divided into two tranches with respect to the NewCo Sponsor warrants (including the underlying NewCo Ordinary Shares acquired following a permitted exercise of the NewCo Sponsor warrants) which shall entitle NewCo to redeem, with respect to the first tranche, 5,500,000 of the NewCo Sponsor warrants at a price per warrant equal to $6.50, and with respect to the second tranche, 5,500,000 of the NewCo Sponsor warrants at a price per warrant equal to $12.50, upon the trading price of the NewCo Ordinary Shares hitting certain price targets which, with respect to the first tranche, shall be $18.00 for any 20 trading days out of any consecutive 30-day trading period, and with respect to the second tranche, shall be $24.00 for any 20 trading days out of any consecutive 30-day trading period, as more fully described in the Founder Holders Deferral Agreement, and (ii) any NewCo Sponsor warrants (or NewCo Ordinary Shares acquired upon a permitted exercise of the NewCo Sponsor warrants) directly or indirectly owned by Eric Grubman and John Collins (or their affiliates) will be subject to additional restrictions on payment, as more fully described in the Founder Holders Deferral Agreement.

Additional Matters Being Voted On

The Equity Incentive Plan Proposal

Approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by SEAC Stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

The Equity Incentive Plan Proposal is an advisory vote and therefore is not binding on NewCo, SEAC or the Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Equity Incentive Plan Proposal. Accordingly, regardless of the outcome of the non-binding advisory vote on the Equity Incentive Plan Proposal, NewCo and SEAC intend that the Equity Incentive Plan will take effect upon consummation of the Business Combination.

The Employee Stock Purchase Plan Proposal

Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by SEAC Stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

The ESPP Proposal is an advisory vote and therefore is not binding on NewCo, SEAC or the Board. Furthermore, the Business Combination is not conditioned on the separate approval of the ESPP Proposal. Accordingly, regardless of the outcome of the non-binding advisory vote on the ESPP Proposal, NewCo and SEAC intend that the ESPP will take effect upon consummation of the Business Combination.

The Adjournment Proposal

If SEAC is unable to consummate the Business Combination, the Board may submit a proposal to adjourn the special meeting to a later date or dates, if necessary. See the section titled “The Adjournment Proposal.”

Equity Ownership Upon Closing

As of the date of this proxy statement/prospectus, there are 56,250,000 shares of SEAC common stock outstanding, comprised of 45,000,000 Class A Shares and 11,250,000 Class B Shares, of which the Sponsor owns 11,200,000 Class B Shares and each of Natara Holloway and Timothy Goodell owns 25,000 Class B Shares. At Closing, each currently issued and outstanding Class B Share will convert into a Class A Share in accordance with the terms of the Current Charter and the Founder Holders Consent Letter.

We anticipate that, upon completion of the Business Combination, after taking into account the Repurchase as if it had occurred on June 30, 2021 and including the effect of the NewCo warrants, which may be exercised commencing upon the later to occur of 12 months from the closing of the IPO (i.e., October 6, 2021) and 30 days after the Closing (subject, in the case of the private placement warrants, to any restrictions in the Founder Holders Deferral Agreement), and Earnout Shares, the interests in NewCo will be as set forth in the table below.

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares	Assuming the Mid-point Redemption of Public Shares
SEAC’s Public Stockholders	11.85%	8.09%	10.06%
Founders	3.91%	4.00%	3.98%
Sellers	84.25%	87.91%	85.96%
Total Shares Exchangeable For:
NewCo Warrants exchanged for public SEAC warrants	22,500,000	14,996,102	18,748,051
NewCo Warrants exchanged for private placement warrants	11,000,000	11,000,000	11,000,000
Earnout Shares	47,997,672	48,889,540	48,055,556
Total Shares Outstanding	569,726,716	556,133,695	559,049,705
Implied value per share at $4.7 billion valuation	$8.25	$8.45	$8.41

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses table in “— Sources and Uses of Proceeds for the Business Combination” and take into account the Repurchase of 49,842,684 shares in the no redemption scenario (41,815,878 shares in the maximum redemption scenario and 49,321,732 shares in the mid-point redemption scenario) calculated as of June 30, 2021 but does include the Class B Shares which at Closing will convert on a one-for-one basis into an aggregate 11,250,000 Class A Shares, and also assumes that SGHC’s cash and cash equivalents balance at Closing is $327.5 million, converted at the historical closing exchange rate, as of June 30, 2021, of €0.8301 to $1.00. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 33,500,0000 warrants to acquire Class A Shares, which are comprised of 11,000,000 private placement warrants held by our initial stockholders and 22,500,000 public warrants. Each of the SEAC warrants is exercisable commencing upon the later to occur of 12 months from the IPO and 30 days after the Closing for one Class A Share and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one NewCo Ordinary Share in accordance with its terms (subject, in the case of the private placement warrants, to any restrictions in the Founder Holders Deferral Agreement). Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding warrant is exercised and a NewCo Ordinary Share is issued as a result of such exercise, with payment to NewCo of the warrant exercise price of $11.50 per share, NewCo’s fully-diluted share capital would increase by a total of 33,500,000 shares, with approximately $385,250,000 paid to NewCo to exercise the warrants.

Dilution Upon Closing

The following table illustrates the dilution to the NewCo shareholders on a per-share basis immediately following the consummation of the Business Combination based on 56,250,000 shares of SEAC common stock outstanding as of June 30, 2021, comprised of 45,000,000 Class A Shares and 11,250,000 Class B Shares, of which the Sponsor owns 11,200,000 Class B Shares and each of Natara Holloway and Timothy Goodell owns 25,000 Class B Shares. At Closing, each currently issued and outstanding Class B Share will convert into a Class A Share in accordance with the terms of the Current Charter and the Founder Holders Consent Letter.

(in thousands, except share and per share data)	Assuming No Redemption of Public Shares	Assuming Maximum Redemptions of Public Shares	Assuming Mid-point Redemption of Public Shares
Net tangible book value per share (1) before the Business Combination	€5.28	€5.28	€5.28
Pro forma net tangible book value per share after giving effect to the Business Combination (2)	€(0.73)	€(0.88)	€(0.86)
% change	(114%)	(117%)	(116%)
Pro forma net tangible book value per share after giving effect to the Business Combination and (i) full exercise of all outstanding NewCo warrants (3)	€0.04	€(0.43)	€(0.34)
% change	(99%)	(108%)	(107%)
Pro forma net tangible book value per share after giving effect to the Business Combination and (i) full exercise of all outstanding NewCo warrants and (ii) issuance of all possible Earnout Shares (4)	€0.68	€0.27	€0.33
% change	(87%)	(95%)	(94%)

(1)

Net tangible book value per share represents total tangible assets, less total liabilities, divided by the number of outstanding shares of common stock as of June 30, 2021, before accounting for the impact of the Business Combination. The historical financial information of SEAC can be found in SEAC’s unaudited condensed balance sheet as of June 30, 2021 included in SEAC’s Quarterly Report on Form 10-Q filed with the SEC on August 16, 2021, as restated in SEAC’s amended Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2021 filed with the SEC on December 1, 2021 and as incorporated by reference herein.

(2)

Pro forma net tangible book value represents total tangible assets, less total liabilities after giving effect to the pro forma adjustments as of June 30, 2021, which can be found in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” Pro forma net tangible book value per share represents the pro forma net tangible book value divided by the number of outstanding shares of common stock assuming the Repurchase of 49,842,684 shares in the no redemption scenario, 41,815,878 shares in the maximum redemption scenario, and 49,321,732 shares in the mid-point redemption scenario, calculated as of June 30, 2021.

(3)

Pro forma net tangible book value represents total tangible assets, less total liabilities after giving effect to the pro forma adjustments as of June 30, 2021, which can be found in the “Unaudited Pro Forma Condensed Combined Financial Information” section of this prospectus additionally adjusted for the conversion of the NewCo warrants in each of the three redemption scenarios for cash consideration of €319.8 million, €143.2 million, and €179.0 million, respectively, as well as the elimination of the warrant liability of €60.6 million. Pro forma net tangible book value per share represents the pro forma net tangible book value divided by the number of outstanding shares of common stock assuming the full exercise of all eligible warrants, which can be found in the section titled “The Business Combination Proposal — General — Equity Ownership Upon Closing”, and the Repurchase of 49,842,684 shares in the no redemption scenario, 41,815,878 shares in the maximum redemption scenario, and 49,321,732 shares in the mid-point redemption scenario, calculated as of June 30, 2021.

(4)

Pro forma net tangible book value represents total tangible assets, less total liabilities after giving effect to the pro forma adjustments as of June 30, 2021, which can be found in the “Unaudited Pro Forma Condensed Combined Financial Information” section of this prospectus additionally adjusted for: (i) the conversion of the NewCo warrants in each of the three redemption scenarios for cash consideration of €319.8 million, €143.2 million, and €179.0 million, respectively, as well as the elimination of the warrant liability of €60.6 million, and (ii) the elimination of the contingent consideration included in provisions and other liabilities of €362.0 million, €368.7 million, and €362.4 million, respectively. Pro forma net tangible book value per share represents the pro forma net tangible book value divided by the number of outstanding shares of common stock assuming the full exercise of all eligible warrants and the issuance of all possible earnout shares, which can be found in the section titled “The Business Combination Proposal — General — Equity Ownership Upon Closing”, as well as the Repurchase of 49,842,684 shares in the no redemption scenario, 41,815,878 shares in the maximum redemption scenario, and 49,321,732 shares in the mid-point redemption scenario, calculated as of June 30, 2021.

Organizational Structure

The following diagram illustrates the ownership structure of NewCo immediately following the Closing. The equity interests shown in the diagram were calculated based on the amounts set forth in the sources and uses table in “— Sources and Uses of Proceeds for the Business Combination” and are based on the assumptions that (i) no stockholders exercise their redemption rights to receive cash from the trust account in exchange for their Class A Shares; (ii) none of the parties set forth in the chart below purchases Class A Shares in the open market; (iii) the Class B Shares convert on a one for one basis into an aggregate of 11,250,000 Class A Shares; (iv) there are no other issuances of equity interests of SEAC or NewCo or their subsidiaries prior to or in connection with the Closing; (v) Earnout Shares of 47,997,672 are earned and issued; (vi) all 33,500,000 outstanding warrants are converted into NewCo Shares; and (vii) SGHC’s cash and cash equivalents balance at the Closing is $327.5 million, converted at the historical closing exchange rate, as of June 30, 2021, of €0.8301 to $1.00.

Pre-existing SGHC Shareholders (84.25%)
SPAC Shareholders (3.91%)
Public Shareholders (11.85%)
Super Group (SGHC) Limited (Guernsey)
SGHC Limited (Guernsey)
Sports Entertainment Acquisition Corp. (SEAC) (Delaware)
SGHC UK Limited (UK)
SGHC SA Limited (RSA)
Fengari Holdings Limited (Guernsey)
Pelion Holdings Limited (Guernsey)
Pindus Holdings Limited (Guernsey)
Subsidiaries
Subsidiaries
Subsidiaries

Date, Time and Place of Special Meeting of SEAC’s stockholders

The special meeting of SEAC will be held at 10:00 AM, Eastern Time, on                         , 2021, at https://www.cstproxy.com/sportsentcorp/2021, to consider and vote upon the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies if SEAC is not able to consummate the Business Combination. The special meeting will be conducted via live webcast and so stockholders will not be able to attend the special meeting in person. Stockholders may attend the special meeting online and vote at the special meeting by visiting https://www.cstproxy.com/sportsentcorp/2021 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company.

Registering for the Special Meeting

Any stockholder wishing to attend the virtual meeting should register for the special meeting by                         , 2021 at https://www.cstproxy.com/sportsentcorp/2021. To register for the special meeting, please follow these instructions as applicable to the nature of your ownership of SEAC common stock:

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If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only meeting, go to https://www.cstproxy.com/sportsentcorp/2021, enter the 12-digit control number included on your proxy card or notice of the special meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the special meeting you will need to log back into the special meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

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Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the special meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the special meeting date in order to ensure access.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the virtual meeting if they owned shares of common stock of SEAC at the close of business on December 30, 2021, which is the record date for the special meeting. Stockholders will have one vote for each share of common stock owned at the close of business on the record date. If your shares of common stock are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. SEAC warrants do not have voting rights. On the record date, there were 56,250,000 shares of SEAC common stock outstanding, of which 45,000,000 were public shares, with the rest being held by the Founders.

Quorum and Vote of SEAC Stockholders

A quorum of SEAC stockholders is necessary to hold a valid meeting. A quorum will be present at the SEAC meeting if the holders of a majority of the shares entitled to vote at the special meeting are represented in person or by proxy (which would include presence at the virtual meeting). In the absence of a quorum, the chairperson of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 28,125,001 shares of common stock would be required to achieve a quorum. The proposals presented at the special meeting will require the following votes:

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Approval of the Business Combination Proposal will require approval by the affirmative vote of holders of a majority of the outstanding SEAC Class A Shares and SEAC Class B Shares entitled to vote on such matter, voting as a single class. There are currently 56,250,000 shares of common stock outstanding, so at least 28,125,001 shares must be voted in favor to pass the proposal. The Founders own of record and are entitled to vote an aggregate of 11,250,000 Founder Shares and have agreed to vote in favor of the proposal; as a result, only 16,875,001 public shares are required to be voted in favor of the proposal for it to be approved.

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Approval of the Equity Incentive Plan Proposal will require approval by the affirmative vote for the proposal by the holders of at least a majority of the votes cast by holders of SEAC Class A Shares and SEAC Class B Shares present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

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Approval of the Employee Stock Purchase Plan Proposal will require approval by the affirmative vote for the proposal by the holders of at least a majority of the votes cast by holders of SEAC Class A Shares and SEAC Class B Shares present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

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Approval of the Adjournment Proposal will require approval by the affirmative vote for the proposal by the holders of at least a majority of the votes cast by holders of SEAC Class A Shares and SEAC Class B Shares present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class. With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the special meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any proposal in this proxy statement/prospectus.

Abstentions will have no effect on any of the proposals.

Redemption Rights

Pursuant to the Current Charter, a holder of public shares may demand that SEAC redeem such public shares for cash if the Business Combination is consummated. Holders of public shares or units who wish to exercise their redemption rights must, (i) if they hold their public shares through units, elect to separate their units into the underlying public shares and warrants and (ii) prior to 10:00 AM, Eastern Time, on                         , 2021, (A) submit a written request to the Transfer Agent that SEAC redeem their public shares for cash and (B) deliver their public shares to the Transfer Agent physically or electronically using the DTC’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of public shares will be entitled to demand that such holder’s public shares be redeemed for a full pro rata portion of the amount then in the trust account, including interest earned on the trust account (which, for illustrative purposes, was approximately $[450,129,483.50], or $10.00 per public share, as of                         , 2021). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline to submitting redemption requests and thereafter, with SEAC’s consent, until the Closing. If a holder delivers their public shares for redemption to the Transfer Agent and later decides to withdraw such request prior to the deadline for submitting redemption requests, the holder may request that the Transfer Agent return the shares (physically or electronically).

Any corrected or changed written demand of redemption rights must be received by the Transfer Agent prior to the vote taken on the Business Combination Proposal at the special meeting. No demand for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to the Transfer Agent prior to the deadline for submitting redemption requests.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate or any other person with whom he, she or it is acting in concert or as a partnership, syndicate or other group, will be restricted from seeking redemption rights with respect to more than 15% of the issued and outstanding public shares. Accordingly, all public shares in excess of 15% held by a stockholder, together with any affiliate or any other person with whom he, she or it is acting in concert or as a partnership, syndicate or other group, will not be redeemed for cash.

See the section titled “Special Meeting of SEAC Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

If the number of redemptions exceeds the maximum redemption scenario described herein, SEAC may need to obtain additional debt or equity financing to complete the Business Combination.

Appraisal Rights

Neither the stockholders nor the warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone, on the Internet or in person. SEAC has engaged Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies. If a stockholder grants a proxy, he, she or it may still vote his, her or its shares at the virtual meeting if he, she or it revokes his, her or its proxy before the special meeting. A stockholder may also change his, her or its vote by submitting a later-dated proxy as described in the section titled “Special Meeting of SEAC Stockholders — Revoking Your Proxy.”

Interests of SEAC’s Directors, Officers and Advisors in the Business Combination

In considering the recommendation of the Board to vote in favor of approval of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, stockholders should keep in mind that SEAC’s directors and executive officers, advisors and entities affiliated with them, have interests in such proposals that are different from, or in addition to, those of SEAC stockholders generally. In particular:

•	the continued indemnification of former and current directors and officers of SEAC and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•	the fact that the Founders have waived their right to redeem any of their Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•	the fact that the Founders (including PJT Holdings, an affiliate of SEAC’s financial advisor PJT Partners LP (“PJT”), which has a non-voting economic interest in the Sponsor) beneficially own or have an economic interest in Founder Shares and private placement warrants that they purchased prior to, or simultaneously with, the IPO, for which they have no redemption rights in the event an initial business combination is not effected in the required time period;

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the fact that the Founders (including PJT Holdings, through its economic interest in the Sponsor) paid an aggregate of $25,000 for the SEAC Class B Shares, which will convert into 11,250,000 SEAC Class A Shares in accordance with the terms of the Current Charter and the Founder Holders Consent Letter, and such securities could have a significantly higher value at the time of the Business Combination, estimated at approximately $                         based on the closing price of $         per SEAC Class A Share on NYSE on                         , 2021, even if other SEAC stockholders ultimately experience a negative rate of return;

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the fact that the Sponsor and PJT Holdings paid $10,388,888 and $611,112 for 10,388,888 and 611,112 private placement warrants, respectively, (i) with each such private placement warrant being exercisable commencing upon the later of 12 months following the IPO and 30 days following the Closing for one NewCo Ordinary Share at $11.50 per share (subject to any restrictions in the Founder Holders Deferral Agreement), and (ii) with such private placement warrants having aggregate market values of approximately $10,181,110 and $598,890, respectively, assuming the private placement warrants (for which there is currently no trading market) would be considered fungible with the public warrants by an investor, which public warrants had a closing price of $0.98 on April 23, 2021, the last trading date preceding the public announcement of the Business Combination;

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the fact that Goldman Sachs & Co. LLC (“Goldman Sachs”) and PJT, as SEAC’s underwriters in the IPO and the financial advisors in connection with the Business Combination, will each be entitled to receive a deferred underwriting commission and financial advisory fee upon completion of the Business Combination, totaling an aggregate of $29,750,000, plus an additional sum in an amount between $7,000,000 and $10,000,000, payable at SEAC’s sole and absolute discretion;

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the fact that SEAC issued an unsecured promissory note in the principal amount of up to $2,000,000 to the Sponsor, and that if SEAC does not complete an initial business combination, the promissory note will not be repaid and all amounts owed under it will be forgiven;

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the fact that SEAC’s transaction expenses were estimated to total approximately $45,000,000 (including the deferred underwriting commissions and base financial advisory fees described above) upon the completion of an initial business combination; and

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if the trust account is liquidated, including in the event SEAC is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to SEAC if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which it has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. At any time prior to the record date for the special meeting, during a period when they are not then aware of any material non-public information regarding SEAC or its securities, the Founders, the Sellers and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares in favor of the proposals; provided that any such repurchases to be made by or on behalf of SEAC or its affiliates would only be made in compliance with Rule 14e-5. The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with SEAC’s consent, the transfer to such investors or holders of shares or warrants owned by the Founders for nominal value.

Entering into any such arrangements may have a depressive effect on SEAC Class A Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase SEAC Class A Shares at a price lower than market and may therefore be more likely to sell the SEAC Class A Shares he, she or it owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination Proposal to be approved in circumstances where such approval could not otherwise be obtained. Purchases of SEAC Class A Shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into by the Founders, the Sellers or any of their respective affiliates. SEAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Certain of SGHC’s executive officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of SGHC stockholders. The SGHC board of directors was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. For a description of SGHC’s executive officers and directors’ interests in the business combination, see “The Business Combination Proposal — Interests of SGHC’s Directors and Officers in the Business Combination.”

Recommendation to Stockholders

The Board believes that the Business Combination Proposal and the other proposals to be presented at the special meeting are fair to and in the best interests of SEAC’s stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented.

Conditions to the Closing of the Business Combination

Conditions to Each Party’s Obligation

The respective obligation of each party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver (if legally permitted), as of the Closing Date, of each of the following conditions:

•	there shall be no applicable law in effect that makes the consummation of the Business Combination illegal or any order in effect preventing the consummation of the Business Combination;

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the affirmative vote of SEAC’s stockholders required to approve the proposals set forth in this proxy statement/prospectus, as determined in accordance with applicable law and SEAC’s governing documents, must have been obtained;

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the registration statement on Form F-4 to be filed with the SEC by NewCo, which registration statement contains the proxy statement on Schedule 14A to be filed by SEAC in connection with the SEAC stockholder meeting, must be effective, and no stop order must be outstanding and no proceeding seeking such a stop order has been threatened or initiated by the SEC with respect to such registration statement and remain pending;

•	the NewCo Ordinary Shares to be issued in connection with the Business Combination and the NewCo warrants must be approved for listing on the NYSE, subject only to official notice of issuance;

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(A) the request for approval of SGHC’s internal reorganization (the “2020 Reorganization”) filed with the Great Britain Gambling Commission (the “GBGC”) by or on behalf of the Target Company licensed by the GBGC on November 13, 2020 pursuant to section 102(2)(b) of the Gambling Act 2005 shall have been granted; and (B) the request for approval of the 2020 Reorganization filed with the Malta Gaming Authority (the “MGA”) by or on behalf of the Target Companies licensed by the MGA on November 13, 2020 pursuant to Regulation 11(c) of the Gaming Authorisations Regulations (S.L. 583.05) and paragraph 37(2)(a) of the Gaming Authorisations and Compliance Directive (Directive 3 of 2018) (together the “Regulations”) shall have been granted; and

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None of the following shall have occurred: (A) the GBGC indicating to the applicable Target Company licensed by the GBGC that it is minded to refuse the relevant change-of-control application relating to NewCo; (B) the GBGC indicating that it is minded to commence a review under Section 116 of the Gambling Act 2005 in the event of Closing; (C) the MGA indicating to the applicable Target Companies licensed by the MGA that it manifests a clear intention to refuse the relevant change-of-control application relating to NewCo; nor (D) the MGA indicating that it is likely to either commence a compliance review under Part III Regulation 6 of the Gaming Compliance and Enforcement Regulations (S.L. 583.06) (“GCERs”), or a formal investigation under Part IV Regulation 7 of the GCERs, or take enforcement measures under Part V of the GCERs in the event of Closing, in each case which has not been withdrawn or otherwise confirmed by such gaming regulatory authority to have been resolved, prior to the date of the SEAC stockholder meeting.

Conditions to SEAC’s Obligations

The obligation of SEAC to consummate the transactions to be performed by SEAC in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

•	the representations and warranties of NewCo, SGHC, and Merger Sub:

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regarding the non-existence of a Target Companies Material Adverse Effect (as defined in the Business Combination Agreement) must be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date;

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regarding organization, authority, enforceability, capitalization and brokerage, in each case disregarding qualifications relating to materiality, Target Companies Material Adverse Effect or similar qualifiers, must be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct in all material respects as of such date);

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regarding affiliate transactions must be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date; provided that for purposes of this sub bullet, any failure of such representations and warranties to be so true and correct that does not involve a transaction in excess of twenty million dollars ($20,000,000), individually or in the aggregate, will not be considered material; and

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other than those described in the foregoing sub bullets, must be true and correct as of the date of the Business Combination Agreement and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct as of such date), except in each case to the extent any failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Target Companies Material Adverse Effect.

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each of NewCo, SGHC and Merger Sub must have performed or complied in all material respects with all of its respective covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

•	NewCo and SGHC must have jointly delivered a customary closing certificate certifying that the conditions in the first and second bullet points above have been satisfied;

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NewCo and SGHC must have delivered, among other things, (i) evidence that the Reorganization has been completed, (ii) the Amended and Restated Articles of Incorporation of NewCo, (iii) the Amended and Restated Registration Rights Agreement, (iv) the Lock-Up Agreements, (v) the Restrictive Covenant Agreements, (vi) the Repurchase Agreements, and (vii) the Founder Holders Deferral Agreement;

•	No Target Companies Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date;

•	NewCo’s Memorandum of Incorporation and Articles of Incorporation must have been amended and restated in accordance with the Business Combination Agreement;

•	the TSAs delivered after the date of the Business Combination Agreement must be in full force and effect; and

•	the Reorganization shall have been effected and SGHC shall be wholly-owned by NewCo.

Conditions to NewCo’s, SGHC’s and Merger Sub’s Obligations

The obligations of NewCo, SGHC and Merger Sub to consummate the transactions to be performed by NewCo, SGHC and Merger Sub in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

•	The representations and warranties of SEAC:

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regarding organization, authority, enforceability, capitalization, brokerage, trust account and investment company, in each case disregarding qualifications relating to materiality, SEAC Material Adverse Effect (as defined in the Business Combination Agreement) or similar qualifiers, must be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct in all material respects as of such date); and

•	other than those described in the foregoing sub bullet, must be true and correct as of the date of the Business Combination Agreement and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct as of such date), except in each case to the extent any failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SEAC Material Adverse Effect.

•	SEAC must have performed or complied in all material respects with all covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

•	No SEAC Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date.

•	SEAC must have delivered a customary closing certificate certifying that the conditions in the first, second and third bullet points above have been satisfied;

•	the Minimum Cash (as defined in the Business Combination Agreement) must not be less than three hundred million dollars ($300,000,000);

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SEAC must have delivered to NewCo, among other things, (i) the Restrictive Covenant Agreements, (ii) the Amended and Restated Registration Rights Agreement Rights Agreement, (iii) the Lock-Up Agreements, (iv) the Founder Holders Deferral Agreement and (v) a certification that SEAC is not, and during the relevant period has not been, a “United States real property holding corporation”, as defined in Section 897(c)(1)(A)(ii) of the Code; and

•	the Founder Holders Consent Letter must be in full force and effect.

Sources and Uses of Proceeds for the Business Combination

The following table summarizes the sources and uses of proceeds from the Business Combination. Any amounts converted from Euros to U.S. Dollars are translated into U.S. Dollars at the rate on June 30, 2021 of €0.8301 to $1.00. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

No Redemption

Sources of Funds (in thousands)		Uses of Funds (in thousands)
Cash in Trust account(1)	$450,117	SGHC equity rollover(2)	$4,319,790
SGHC Equity Roll-Over(2)	$4,319,790	Cash proceeds to SGHC shareholders(3)	$380,368
		Estimated transaction expenses(4)	$69,749

Total Sources	$4,769,907	Total Uses	$4,769,907

(1)	Assumes no Public Stockholder has exercised their redemption rights to receive cash from the Trust Account. This amount will be reduced by the amount of cash used to satisfy any redemption.
(2)	Based on a per share price of $10.00.
(3)

Represents the repurchase of NewCo shares from SGHC shareholders at $10 per share. This represents the portion of those repurchases funded by the Trust account. In the No Redemption scenario a further $118.1 million was funded by cash on SGHC’s balance sheet.

(4)	Represents the settlement in cash of the non-recurring, transaction-related costs incurred in conjunction with the Business Combination.

Maximum Redemption

Sources of Funds (in thousands)		Uses of Funds (in thousands)
Cash in Trust account(1)	$300,001	SGHC equity rollover(2)	$4,400,059
SGHC Equity Roll-Over(2)	$4,400,059	Cash proceeds to SGHC shareholders(3)	$230,252
		Estimated transaction expenses(4)	$69,749

Total Sources	$4,700,060	Total Uses	$4,700,060

(1)	Assumes 33.4% of outstanding SEAC Class A Shares have exercised their redemption rights to receive the Trust Account.
(2)	Based on a per share price of $10.00.
(3)

Represents the repurchase of NewCo shares from SGHC shareholders at $10 per share. This represents the portion of those repurchases funded by the Trust account. In the Maximum Redemption scenario a further $187.9 million was funded by cash on SGHC’s balance sheet.

(4)	Represents the settlement in cash of the non-recurring, transaction-related costs incurred in conjunction with the Business Combination.

Mid-point Redemptions

Sources of Funds (in thousands)		Uses of Funds (in thousands)
Cash in Trust account(1)	$375,059	SGHC equity rollover(2)	$4,325,000
SGHC equity rollover(2)	$4,325,000	Cash proceeds to SGHC shareholders(3)	$305,310
		Estimated transaction expenses(4)	$69,749

Total Sources	$4,700,059	Total Uses	$4,700,059

(1)	Assumes 16.7% of outstanding SEAC Class A Shares have exercised their redemption rights to receive the Trust Account.
(2)	Based on a per share price of $10.00.
(3)

Represents the repurchase of NewCo shares from SGHC shareholders at $10 per share. This represents the portion of those repurchases funded by the Trust account. In the Mid-point Redemption scenario a further $187.9 million was funded by cash on SGHC’s balance sheet.

(4)	Represents the settlement in cash of the non-recurring, transaction-related costs incurred in conjunction with the Business Combination.

Tax Consequences of the Business Combination

For a description of certain tax consequences of the Business Combination and the exercise of redemption rights, please see the information set forth in “The Business Combination Proposal — Material Tax Considerations.”

Anticipated Accounting Treatment

SGHC shareholders (“Pre-Closing Holders”) will exchange all issued shares in SGHC for newly issued shares in NewCo at an agreed ratio. This ratio will result in each individual SGHC shareholder maintaining the same ownership percentage in NewCo as each shareholder had in SGHC (“Pre-Closing Reorganization”). This transaction is accounted for as a capital reorganization because NewCo did not meet the definition of a business under IFRS 3 (Business Combination) prior to the Pre-Closing Reorganization. Under a capital reorganization, the consolidated financial statements of NewCo reflect the net assets transferred at pre-combination predecessor book values. Following the capital reorganization, SGHC is a wholly owned subsidiary of NewCo.

The capital reorganization will be followed at closing by the Merger whereby Merger Sub (a wholly owned subsidiary of NewCo) will merge with and into SEAC, with SEAC being the surviving corporation as a wholly owned subsidiary of NewCo. SEAC is not considered a business as defined by IFRS 3 (Business Combinations) given it consists predominately of cash in the Trust Account. Therefore, the Merger transaction will be accounted for under IFRS 2 (Share-based Payment). Under this method of accounting, there is no acquisition accounting and no recognition of goodwill. SEAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following assumptions:

1.	SGHC Shareholders will hold a majority of the voting power of the combined company;

2.	SGHC’s operations will comprise the ongoing operations of the combined company;

3.	SGHC’s designees will comprise a majority of the governing body of the combined company; and

4.	SGHC’s senior management will comprise the senior management of the combined company.

In accordance with IFRS 2, the difference in the fair value of the consideration (i.e. shares and warrants issued by NewCo) for the acquisition of SEAC over the fair value of the identifiable net assets of SEAC will represent a service for the listing of NewCo and be recognized as an expense for a share-based payment expense. The consideration for the acquisition of SEAC was determined using the closing prices of SEAC’s publicly traded SEAC Class A Common Stock and the Public Warrants traded on the New York Stock Exchange under the ticker symbols “SEAH” and “SEAH WS”, in addition to the calculated fair value, using a Black Scholes valuation, of the Private Placement Warrants, each as of November 26, 2021.

Finally, the repurchase of NewCo shares from Pre-Closing Holders at $10 per share will be treated as a reduction in share capital and cash for NewCo.

Summary of Risk Factors

In evaluating the proposals to be presented at the special meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section titled “Risk Factors.” Some of the risks related to SGHC, SEAC, the Business Combination and NewCo Ordinary Shares are summarized below.

•	Our business depends on the success, including win or hold rates, of existing and future online betting and gaming products, which rely on a variety of factors and are not completely controlled by us.

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Competition within the broader entertainment industry is intense and our existing and potential customers may be attracted to competing betting and gaming options, as well as other forms of entertainment such as video games, television, movies and sporting events. If our offerings do not continue to be popular with existing customers and attract potential customers, our business would be harmed.

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COVID-19 has affected our business and operations in a variety of ways. The pandemic restrictions may have affected our business, financial condition, results of operations and prospects, including as a result of the reduction in the quantity of global sporting events, closures or restrictions on business operations of our suppliers, partners and sports organizations and a decrease in consumer spending, and it may continue to do so in the future. On the other hand, we cannot assure you that consumers will not decrease online gaming activities as pandemic restrictions are loosened. These cross-currents may have unknown and adverse effects that are impossible for us to predict.

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We rely on third-party service providers such as (i) third-party providers to validate the identity and identify the location of our customers, (ii) third-party payment processors to process deposits and withdrawals made by our customers into our platforms, (iii) third-party marketing and customer communications systems providers, (iv) third-party casino content, product and technology providers, (v) third-party sportsbook technology providers, (vi) third-party sports data providers for real-time and accurate data for sporting events, and (vii) third-party outsourced services providers, among others. If our third-party providers do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

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We license the Betway brand, for a fixed fee, for use by DGC USA in the United States and, for a fixed fee plus an additional fee equal to a percentage of Betway’s global brand marketing spend, to a third party for use in China and Thailand. A decline in such third-party operators’ financial performance or a termination of the brand licenses by such third parties could have an adverse effect on our business.

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If we fail to detect fraud or theft related to our offerings, including by our customers and employees, we will suffer financial losses and our reputation may suffer which could harm our brand and reputation and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation, which could ultimately lead to regulatory penalties, including potential loss of licensure.

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We rely on strategic relationships with land-based casinos, sports teams, event planners, local licensing partners and advertisers in order to be able to offer and market our products in certain jurisdictions. If we cannot maintain these relationships and establish additional relationships, our business, financial condition and results of operations could be adversely affected.

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We identified material weaknesses in connection with our internal controls over financial reporting. Although we are taking steps to remediate these material weaknesses, there is no assurance we will be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.

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If our existing material weaknesses persist or we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operation, which may adversely affect investor confidence in us and, as a result, the value of our ordinary shares and our overall business.

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The gaming laws of different jurisdictions vary in both nature and application, and may be subject to alternate interpretations. Jurisdictions may or may not incorporate regulatory frameworks that provide a clear basis for the licensed provision of our gaming products and services to their residents. As a consequence, legal and enforcement risk may be unclear or uncertain in a number of the jurisdictions in which we operate and from which we generate a significant portion of our revenue, and there is a risk that regulators or prosecutors in these territories may seek to take legal action against us even in jurisdictions in which we believe our offerings are lawful based on advice from local counsel. Furthermore, we have in the past faced claims from customers contesting the legal basis of our services in certain jurisdictions, and may face similar claims again in future.

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Failure to comply with legal or regulatory requirements in a particular regulated jurisdiction, or the failure to successfully obtain a license or permit in a particular regulated jurisdiction, could impact our ability to comply with licensing and regulatory requirements in other regulated jurisdictions, or could cause the rejection of license applications or cancellation of existing licenses in other regulated jurisdictions, or could cause financial institutions, online and mobile platforms, advertisers and distributors to stop providing services to us which we rely upon to receive payments from, or distribute amounts to, our customers, or otherwise to deliver and promote our offerings.

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We are party to pending litigation and regulatory and tax audits in various jurisdictions and with various plaintiffs and we may be subject to future litigation and regulatory and tax audits in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.

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Failure to protect or enforce our intellectual property rights, the confidentiality of our trade secrets and confidential information, or the costs involved in protecting or enforcing our intellectual property rights and confidential information, could harm our business, financial condition and results of operations.

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Our collection, storage and use, including sharing and international transfers, of personal data are subject to applicable data protection and privacy laws, and any actual or perceived failure to comply with such laws may harm our reputation and business or expose us to fines, civil claims (including class actions), and other enforcement action. The protection of personal information is becoming increasingly regulated and changes in applicable laws may require changes to our policies, practices, procedures and personnel which may require material expenditures and harm our financial condition and results of operations.

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We will rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and offerings. Failure to maintain, renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could adversely affect our business, financial condition and results of operations.

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We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our games and other software applications and systems, and the third-party platforms upon which they are made available could contain undetected errors.

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Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations of the jurisdictions in which we operate, or seek to operate, our business. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

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Directors of SEAC have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.

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Following the completion of the Business Combination, Founders and Sellers, whose interests may differ from those of other holders of NewCo Ordinary Shares following the Business Combination, will have the ability to significantly influence NewCo’s business and management.

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Super Group’s licenses and applications for licenses in certain regulated jurisdictions may be subject to a review procedure or an ownership change consent requirement by regulators as a result of the 2020 Reorganization and the Business Combination (including following its consummation), which could result in a license or application being delayed, canceled, withheld, or subjected to additional requirements or conditions.

•	The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

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Subsequent to the consummation of the Business Combination, NewCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

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The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what NewCo’s actual financial position or results of operations would have been.

•	The Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

•	NewCo may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.

•	If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of SEAC’s and/or NewCo’s securities may decline.

•	The coverage of our business or our securities by securities or industry analysts or the absence thereof could adversely affect our securities and trading volume.

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Because NewCo is incorporated under the laws of the Island of Guernsey, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. courts may be limited.

Comparative Per Share Information

The following table sets forth summary historical comparative share information for SGHC and SEAC and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:

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Assuming No Redemptions: This presentation assumes that no SEAC shareholders exercise redemption rights with respect to their shares of SEAC Class A Shares upon consummation of the Business Combination.

•

Assuming Maximum Redemptions: This presentation assumes that SEAC shareholders exercise their redemption rights with respect to 15,007,797 shares of SEAC Class A Shares (approximately 33.4% of the outstanding SEAC Class A Shares) and such shares are redeemed for their pro rata share ($10.00/€8.30 per share) of the funds in the trust account for aggregate redemption proceeds of $450.1 million/€373.6 million, including a pro rata portion of interest accrued on the trust account. The maximum redemption scenario is based on Minimum Cash, consisting of SEAC Trust Account funds less SEAC share redemptions, of $300.0 million (€249.0 million) to be contributed at Closing of the Business Combination.

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Assuming Mid-point Redemptions: This presentation provides that 7,503,898 shares of SEAC Class A Common Stock (half of the shares redeemed in the Maximum Redemption scenario, approximately 16.7% of the outstanding SEAC Class A Shares) are redeemed for a per share redemption price of $10.00/€8.30 and an aggregate redemption payment of $75.1 million/€62.3 million. This redemption price assumes $450.1 million/€373.6 million in the SEAC Trust Account.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2021. The pro forma weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read in conjunction with the historical financial statements of SGHC and SEAC (as restated) and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of SGHC and SEAC is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings (loss) per share information below does not purport to represent the earnings (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of SGHC and SEAC would have been had the companies been combined during the periods presented.

	SGHC - € (Historical)	SEAC - $ (Historical) (2)	Combined Pro Forma
			No Redemptions - €	Maximum Redemptions - €	Mid-point Redemptions - €
As of June 30, 2021
Book value per share(1)	7.01	(1.64)	(0.29)	(0.43)	(0.41)

For the six months ended June 30, 2021
Weighted average shares outstanding of Class A common stock	N/A	45,000,000	N/A	N/A	N/A
Basic and diluted income per share, Class A common stock	N/A	(0.58)	N/A	N/A	N/A
Weighted average shares outstanding of Class B common stock	N/A	11,250,000	N/A	N/A	N/A
Basic and diluted net loss per share, Class B common stock	N/A	(0.58)	N/A	N/A	N/A
Weighted average shares outstanding of ordinary shares	54,117,893	N/A	488,229,044	481,248,053	481,246,098
Basic and diluted net income per share, ordinary shares	1.89	N/A	0.16	0.17	0.17

For the year ended December 31, 2020
Weighted average shares outstanding of Class A common stock	N/A	24,837,662	N/A	N/A	N/A
Basic and diluted income per share, Class A common stock	N/A	(0.46)	N/A	N/A	N/A
Weighted average shares outstanding of Class B common stock	N/A	10,625,000	N/A	N/A	N/A
Basic and diluted net loss per share, Class B common stock	N/A	(0.46)	N/A	N/A	N/A
Weighted average shares outstanding of ordinary shares	54,415,374	N/A	488,229,044	481,248,053	481,246,098
Basic and diluted net income per share, ordinary shares	2.74	N/A	(0.21)	(0.15)	(0.18)

(1)	Book value per share is calculated as:
•	SGHC — total shareholders’ equity of SGHC divided by SGHC Shares outstanding as of June 30, 2021.
•	SEAC — total permanent equity of SEAC divided by SEAC Class A and Class B shares outstanding as of June 30, 2021.
•	Pro forma — total pro forma shareholders’ equity of NewCo divided by pro forma NewCo Ordinary Shares expected to be outstanding after the close of the Business Combination.

(2)	The market value of SEAC’s securities on April 23, 2021, the last trading date preceding the public announcement of the Business Combination, were as follows:

Market Value (based on weighted average ordinary shares outstanding)	Per Share
$539,973,712	$9.78

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. Unless the context otherwise suggests, in this section, “Super Group Holding Company”, “Super Group”, “SGHC”, “we,” “us,” “our” and the “Company” refer to the business and operations of SGHC prior to the Business Combination and to the business and operations of NewCo following the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, including those related to COVID-19, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, may heighten the effects of the other risk factors described below and may have a material adverse effect on the business, cash flows, financial condition and results of operations of NewCo following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by SGHC, NewCo and SEAC, which later may prove to be incorrect or incomplete. SGHC, NewCo and SEAC may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair their business or financial condition. This proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties and actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Super Group’s Business

Our business depends on the success, including win or hold rates, of existing and future online betting and gaming products, which rely on a variety of factors and are not completely controlled by us.

The sports betting and online casino gaming industries are characterized by an element of chance. Accordingly, we employ theoretical win rates, probability distributions and related models to estimate what a certain type of sports bet or online casino game, on average, will win or lose in the long run. Our revenue is impacted by variations in the hold percentage (the ratio of net win to total amount wagered), or actual outcome, on the sports betting and online casino games that we offer to our customers. We use the hold percentage as an indicator of an online casino game’s or sports bet’s performance against its expected outcome. Although each sports bet or online casino game generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period, particularly in the short term.

In the short term, for online casino wagering and online sports wagering, the element of chance may affect win rates (hold percentages); these win rates, particularly for online sports wagering, may also be affected in the short term by factors that are largely beyond our control, such as unanticipated event outcomes, a customer’s skill, experience and behavior, the mix of games played or wagers placed, the financial resources of customers, the volume of wagers placed and the amount of time spent gambling. For online casino games, it is possible a random number generator outcome or game will malfunction or is otherwise misprogrammed to pay out wins in excess of the game’s mathematical design and award errant prizes. Factors that are nominally within our control, such as the level of incentives or bonuses or comps given to customers, might, for various reasons both within and beyond our control, not be well-controlled and hence in turn might impact win rates. For online sports wagering, it is possible that our platform erroneously posts odds or is otherwise misprogrammed to pay out odds that are highly favorable to bettors, and bettors place wagers before the odds are corrected. Additionally, odds compilers and risk managers are capable of human error, so even if our wagering products are subject to a capped payout, significant volatility can occur. Similarly, inadvertently over-incentivizing customers can convert a sports wager or casino game that would otherwise have been expected to be profitable for the Company into one with a positive expectation for the player.

As a result of the variability in these factors, the actual win rates on our sports betting and online casino gaming offerings may differ from the theoretical win rates we have estimated and could result in the winnings of our sports betting or online casino gaming customers exceeding those anticipated. The variability of win rates (hold rates) also has the potential to negatively impact our business, financial condition, results of operations, prospects and cash flows.

Our business relies for its success on entertaining customers by means of a wide range of potential wagering opportunities. In recent years an increasing percentage of sports betting wagering has been derived from “in-play” or “in-game” wagering, which refers to the wagers that customers make during the course of a sports event (as opposed to “pre-game” or “ante-post” wagers made before the start of a sports event) on the outcome of related events that occur pursuant to the primary event. Examples of this include “Scorer of the next goal” in a soccer match, or “Winner of the next point” in a tennis match. Where such wagers are allowed, there can be no assurance that regulators will not in the future seek to prohibit such forms of wagering, and where such wagers are not yet allowed there can be no assurance that regulators will ever allow them. If such “in-play” wagering is prohibited in any market then our business, financial condition, results of operations, prospects and cash flows might be negatively impacted.

Similarly, for casino games there can be no assurance that existing casino game features will always be allowed or that new casino game features will be allowed or that regulators will not seek to constrain the operation of games in any way, for example by limiting the rate or speed of game play. If game features or other relevant aspects of casino game design are constrained then our business, financial condition, results of operations, prospects and cash flows might be negatively impacted.

The success of our business depends on the quality of our strategy and our ability to execute on it.

Our business strategy makes a number of assumptions about the current and future state of the industry that we operate in, including but not limited to environmental factors such as the current and future state of the markets and economies that we operate in, the current and expected future actions of governments around the world, the current and future capacity and effectiveness of our competitors, and the current and future desires and wants and means of our customers. Our strategy also makes assumptions about the current and future state of our own business, including our capacity and effectiveness and our ability to respond to all of the aforementioned environmental factors, amongst others. All of these assumptions are informed by data and information that is publicly available and which we gather for ourselves and by our ability to process and understand such data and information. Any or all of our assumptions may prove to be faulty and/or our data and/or information may be inaccurate or incomplete, in which case our strategy may prove to be incorrect or inadequate for the demands of our industry. Even if our strategy is a good one, we cannot be certain that our business is equipped to execute the plans and actions that might be necessary to achieve success. If any of our assumptions are incorrect and/or our strategy is poor and/or we are unable to execute on our strategy then our business, financial condition, results of operations, prospects and cash flows might be negatively impacted.

The success of our business depends in part on our ability to anticipate and satisfy customer preferences in a timely manner.

As we operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products are subject to changing consumer preferences that cannot be predicted with certainty. We need to continually introduce new offerings and identify future product offerings that complement our existing platforms, respond to our customers’ needs and improve and enhance our existing platforms to maintain or increase our customer engagement and growth of our business. We may not be able to compete effectively if our sports betting odds pricing and casino game design are not competitive and/or unless our product selection keeps up with trends in the digital sports entertainment and gaming industries in which we compete, or trends in new gaming products. If we are unable to anticipate and satisfy customer preferences in a timely manner and/or we are unable to provide competitive and appealing products to our customers, then our business, financial condition, results of operations, prospects and cash flows might be negatively impacted.

Competition within the broader entertainment industry is intense and our existing and potential customers may be attracted to competing betting and gaming options, as well as other forms of entertainment such as video games, television, movies and sporting events. If our offerings do not continue to be popular with existing customers and attract potential customers, our business would be harmed.

We operate in the global entertainment betting and gaming industries within the broader entertainment industry with our business-to-consumer offerings, including sports betting and online casino gaming. Our customers are offered a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events, other forms of non-gambling games and in-person casinos, are well established and may be perceived by our customers to offer greater variety, affordability, interactivity and enjoyment. New and alternative product categories are continuously evolving that may be perceived by our customers to offer equivalent or better entertainment, including casual games, daily fantasy sports (a variation on fantasy sports leagues), and apps and websites that offer the trading of financial instruments in a manner that incorporates elements that are similar to gambling. We compete with these other forms of entertainment for the discretionary time and income of our customers. If we are unable to sustain sufficient interest in our product offerings in comparison to other forms of entertainment, including new forms of entertainment, our business model may not continue to be viable.

The specific industries in which we operate are characterized by dynamic customer demand and technological advances, and there is intense competition among online gaming and entertainment providers. A number of established, well-financed companies producing online gaming and/or interactive entertainment products and services compete with our offerings, and other well-capitalized companies may introduce competitive services. Such competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. Furthermore, new competitors, whether licensed or not, may enter the online gaming industry. There has also been considerable consolidation among competitors in the entertainment, betting and gaming industries and such consolidation and future consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive products, gain a larger market share, expand offerings and broaden their geographic scope of operations. If we are not able to maintain or improve our market shares, or if our offerings do not continue to be popular, our business could suffer.

COVID-19 has affected our business and operations in a variety of ways. The pandemic restrictions may have affected our business, financial condition, results of operations and prospects, including as a result of the reduction in the quantity of global sporting events, closures or restrictions on business operations of our suppliers, partners and sports organizations and a decrease in consumer spending, and it may continue to do so in the future. On the other hand, we cannot assure you that consumers will not decrease online gaming activities as pandemic restrictions are loosened. These cross-currents may have unknown and adverse effects that are impossible for us to predict.

On March 11, 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) outbreak to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, cancellation of sporting events, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical areas in which we operate. COVID-19 and these actions have also had a significant impact on our business, our suppliers and our customers. The direct impact on our business, beyond disruptions in normal business operations, was driven by the suspension, postponement and cancellation of major sports seasons and events. While many sports have since restarted, some have been played on a reduced or uncertain schedule, and there can be no assurance that such sports seasons and events will not be cancelled or further impacted again due to the ongoing COVID-19 pandemic. The ultimate impact of COVID-19 on our financial performance will depend on the length of time that these disruptions exist. Conversely, hard lockdowns, stay-at-home or shelter-in-place orders for the general populace in many jurisdictions accelerated the shift to online commerce, which management believes has benefited the business in some areas. The extent to which the removal of such restrictions will have lasting effects on the business is not yet known and may take some time to become clear, particularly if subsequent waves of the pandemic lead to the reinstatement of similar restrictions in the future.

As the COVID-19 pandemic continues to evolve, the ultimate extent of the impact on our business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the pandemic, the pandemic’s impact on global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic in the United States and national, provincial/state/regional and local responses elsewhere around the world. The COVID-19 pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our relationships with existing and potential new business partners globally, our employees and operations and the operations of our business partners, and may negatively impact our business. Our sports betting revenues are dependent on interest in sporting events, which have been, and may be in the future, substantially limited during times of business shutdowns, the prohibition or reduction of physical participation in such activities or the cancellation or postponement of sporting events, such as the postponement of the 2020 Summer Olympic Games. In addition, global travel restrictions could impact our relationships with existing or potential new partners around the world.

In recent periods coinciding with the COVID-19 pandemic, we have seen significant growth in online sports betting and casino gaming revenues from existing and new customers, as the COVID-19 pandemic has shifted customers to online entertainment. As government restrictions ease, this trend may not continue or could even be reversed as customers seek to spend their entertainment dollars through physical participation and not online activities, resulting in a decrease in our share of the entertainment wallet. These effects make the comparison of our current and historical performance very difficult. In particular, the growth or otherwise in our active wagering customer numbers and our revenues may be distorted and hence our historic growth may not be a useful or accurate guide to our expected future performance.

There is no certainty that any actions taken by us will be sufficient to mitigate the risks posed by the COVID-19 pandemic or that any of the secular factors arising from COVID-19 (such as the general trend towards online commerce that has benefited all digital businesses) will continue to be of benefit to us, especially in light of potential new strains of the virus. These factors related to COVID-19 are beyond our knowledge and control and, as a result, at this time, we are unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on our business, operating results, cash flows and financial condition.

We have not historically reported our financial results as a consolidated group. Our forecasts included in this proxy statement/prospectus are based on unaudited, unconsolidated results and therefore may be different from results reported in accordance with International Financial Reporting Standards on a consolidated basis and with pro forma results for historical periods presented in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended.

Certain of our historical results and forecasts included in this proxy statement/prospectus were based on unaudited, unconsolidated results. Therefore, this financial information may not necessarily reflect what our results of operations and financial condition would have been on a consolidated basis, and may be different from the pro forma results for the historical periods presented. Accordingly, you should not place undue reliance on our historical results in assessing our future results of operations and financial condition.

Our results of operations may fluctuate due to seasonality and other factors and, therefore, our periodic operating results will not be guarantees of future performance.

Although the sporting calendar is year-round, there is seasonality in sporting events that may impact our operations. The broad geographical mix of our customer base also impacts the effect of seasonality as customers in different territories will place differing importance on different sporting competitions and those competitions will often have different sporting calendars. Sports organizations have their own significant sporting events such as the playoffs and championship games, which may cause increases in our revenues, and their own respective off-seasons, which may cause decreases in our revenues. Certain sports only hold events during portions of the calendar year. For example, our revenues are significantly impacted by the calendars of the major European and African football (soccer) leagues, international and Indian Premier League cricket, major American sports leagues, marquee horse racing events and major professional tennis tournaments. Our revenues may also be affected by the scheduling of major sporting events that do not occur annually, such as the FIFA World Cup, or the cancellation or postponement of sporting events. Similarly, management believes that there is some evidence that seasonality in casino gaming may occur at the time of certain major national holidays and/or vacation periods and hence it may occur that revenues and cashflow might be adversely affected during times of year when customers are naturally more likely to engage with other non-gaming activities. Such fluctuations and uncertainties may negatively impact our cash flows.

Because a significant portion of our sports betting business is based on open-air, live events, extreme weather conditions may result in the postponement or cancellation of such events and negatively impact our associated revenues.

Extreme weather conditions may interrupt live sporting events, causing their postponement or, in unusual circumstances, their cancellation. In such circumstances, because our sports betting operations rely on such events being carried out in accordance with pre-set timetables, we may be forced to reverse wagers already placed or remove future betting propositions. Climate change may make past weather conditions unrepresentative of future weather conditions and extreme weather conditions may increase in number or severity in the future. While certain sporting events may shift to closed environments, other sporting events may be ill-suited or less popular in such environments. We do not currently maintain insurance coverage applicable to cover either the costs or loss of revenue that we may incur due to the postponement or cancellation of events caused by extreme weather conditions. These circumstances may adversely affect our revenues and our customer relationships.

We make use of machine learning and other data science and analytics techniques and technologies throughout our business and attempt to integrate this into customer-facing systems in ways that may have significant effects on our revenues and profits. The nature of such systems is that their outcomes cannot always be predicted and, therefore, our periodic operating results will not be guarantees of future performance.

We use machine learning and data science and analytics methodologies and techniques to seek to understand individual customer preferences and attributes as well as to detect fraud and manage risk. Machine learning systems are by their nature often opaque and can evolve over time. If we fail to implement or maintain adequate controls over such systems, then they may evolve to produce outcomes that could adversely affect our results of operations.

Our machine learning and data science and analytics models are designed to analyze data attributes in order to identify complex transaction and behavior patterns. We do this for a number of purposes, including but not limited to fraud detection, determination of when and how to intervene in customer wagering activity for responsible gaming purposes, generation of personalized wagering and game recommendations in order to remove customer interface friction, and generation of personalized incentives (or disincentives, as the case may be) in order to optimize customer satisfaction, enjoyment and profitability. Our ability to continuously train and/or improve these systems will have material impacts on our revenues, especially as methods of committing fraud evolve and become more sophisticated and as competitors become better at evaluating and incentivizing and interacting with customers. However, it is possible that these systems may prove to be less accurate than we expect, or than they have been in the past, for a variety of reasons, including inaccurate assumptions or other errors made in building or training such systems, incorrect interpretations of the results of such systems, increased fraud sophistication beyond the capabilities of such systems, the emergence of very high value but very low volume or short-term transient risks that models of this nature might struggle to detect, and failure to timely update system assumptions and parameters. Further, the successful performance of our machine learning and data science and analytics models relies on the ability to constantly review and process large amounts of transactions and other data.

If we are unable to attract new customers or retain existing customers, or if our systems for capturing and processing data were to degrade or fail in any way, then the amount of data reviewed and processed by our machine learning and data science and analytics models will be reduced or fail to grow at a pace that will allow us to continue to improve the efficiency of our models, which may reduce the accuracy of such systems. Additionally, such systems may not be able to effectively account for matters that are inherently difficult to predict or are otherwise beyond our control, such as social engineering and other methods of perpetrating fraud that do not lend themselves well to risk-based analysis. Material errors or inaccuracies in such machine learning and data science and analytics models could lead us to make inaccurate or sub-optimal operational or strategic decisions, which could adversely affect our business, financial condition and results of operations.

We rely on third-party service providers such as (i) third-party providers to validate the identity and identify the location of our customers, (ii) third-party payment processors to process deposits and withdrawals made by our customers into our platforms, (iii) third-party marketing and customer communications systems providers, (iv) third-party casino content, product and technology providers, (v) third-party sportsbook technology providers, (vi) third-party sports data providers for real-time and accurate data for sporting events, and (vii) third-party outsourced services providers, among others. If our third-party providers do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

There is no guarantee that the third-party geolocation and identity verification systems that we rely on will perform adequately or will be effective. We rely on our geolocation and identity verification systems to ensure that we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our platform, and would adversely affect our business. Additionally, incorrect or misleading geolocation and identity verification data with respect to our current or potential customers received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation service providers rely on their ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party service providers may result in their inability to accurately determine the location of our customers. Moreover, our inability to maintain our existing contracts with third-party service providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition, results of operations and prospects could be adversely affected.

We also rely on a limited number of third-party payment processors to process deposits and withdrawals made by our customers into our platform. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to customers on our platform, any of which could make our platform less trustworthy and convenient and adversely affect our ability to attract and retain our customers.

All of our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to customers that may be subject to additional regulations and risks and/or may incur higher transaction charges. We are also subject to a number of other laws and regulations relating to the payments we accept from our customers, including with respect to money laundering, money transfers, privacy and information security. Although we have implemented processes and have dedicated teams to ensure compliance with applicable rules and regulations, there have in the past, and there may be in the future, incidences where certain relevant information relating to “know your customer” (“KYC”) and/or anti-money laundering (“AML”) is not detected or established. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our customers. If any of these events were to occur, our business, financial condition, results of operations and prospects could be adversely affected.

For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the United States and numerous state and local agencies who may define money transmitter differently. For example, certain U.S. states may have a more expansive view of who qualifies as a money transmitter. Additionally, we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the various regulations and regulators governing our business that we are subject to will expand as well. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain offerings to some customers, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the customers on our platform violate these rules. Any of the foregoing risks could adversely affect our regulatory licensure, business, financial condition, results of operations and prospects.

Additionally, outages in our connectivity with our payment processors or their connectivity with downstream processors and networks might inhibit our ability to successfully process deposits and withdrawals on behalf of our customers. Errors in any of these systems may cause transactions to be processed multiple times or not at all, which may in turn result in customers being overcharged, overpaid or not paying us. Overcharging customers might result in representations, returns or chargebacks which might in turn jeopardize our relationships with our payment processors and potentially lead to fines and additional transaction costs or even the termination of our relationships with our payment processors. If we do not detect these errors timeously then we might over-credit to or under-deduct from our customers’ sports betting or casino accounts which might in turn result in customers being inadvertently given risk-free opportunities to gamble and thereby potentially win even larger amounts. We cannot guarantee that we will detect such outages or errors timeously nor that we will be able to recover any resulting losses from customers or third-party providers. Any attempts by us to recover such losses from our customers may cause our customers to have a negative experience and our brand or reputation may be negatively affected and our customers may be less inclined to continue or resume utilizing our products or recommend our platform to other potential customers. As such, any such outages or errors could harm our reputation, business, financial condition, results of operations, cash flows and prospects.

Furthermore, if any of our payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we might need to find an alternate provider. Given the sometimes unique benefits and features of different payment options, exact replacement might not be possible and we may not be able to secure similar terms or benefits or features or replace such payment processors in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations or prospects. Further, any negative publicity related to any of our payment processors, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We rely on third-party service providers for components of our marketing and customer communications processes and systems. Failures or outages in these systems may inhibit our ability to acquire new customers or retain existing customers. The nature of these processes means that certain customer personal information may be transmitted through these systems. If these systems are compromised in any way then customer personal data might be compromised and in turn our customers’ perception of our reliability and security might be impacted. Any of the foregoing risks could adversely affect our business, financial condition, results of operations and prospects.

Furthermore, if any of our marketing and customer communications providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we might need to find an alternate provider. Given the sometimes unique benefits and features of different marketing and customer communications systems, exact replacement might not be possible and we may not be able to secure similar terms or benefits or features or replace such systems in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations or prospects. Further, any negative publicity related to any of our marketing and customer communications providers, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We rely on third-party providers for nearly all of our casino games. These third parties are responsible for the design, development and maintenance of these games. In the past there have been outages during which time one or more games have been unavailable. There have also been incidents where errors in the design or development or maintenance of these games has result in erroneous payouts to customers, including instances where games have erroneously produced positive expected returns to customers and hence losses for the casino. We cannot be certain that we will always detect such outages and errors timeously nor that we will be able to recover any losses resulting from errors either from customers or third-party providers. Any outages or attempts by us to recover such losses from errors from our customers may cause our customers to have a negative experience and our brand or reputation may be negatively affected and our customers may be less inclined to continue or resume utilizing our products or recommend our platform to other potential customers. As such, any such outages and errors could harm our reputation, business and operating results.

Furthermore, if any of our casino game suppliers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we might need to find an alternate provider. Given the unique design of each casino game, exact replacement would not be possible and we may not be able to secure similar terms or product features or extent of product range or replace such providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations or prospects. Further, any negative publicity related to any of our third-party casino game supplier partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We rely on third-party providers for the majority of our sports betting product platforms. These third parties are responsible for the design, development and maintenance of these platforms. In the past there have been outages during which time wagering was either severely inhibited, delayed or unavailable. We cannot be certain that we will always detect such outages timeously nor that we will be able to recover any resulting losses from third-party providers. Any such outages may cause our customers to have a negative experience and our brand or reputation may be negatively affected and our customers may be less inclined to continue or resume utilizing our products or recommend our product to other potential customers. As such, any such outages could harm our reputation, business and operating results.

Furthermore, if any of our third-party sports betting product platform providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we might need to find an alternate provider. Given the sometimes unique features of different sports betting platforms, exact replacement might not be possible and we may not be able to secure similar terms or features or replace such sports betting product platform providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations or prospects. Further, any negative publicity related to any of our sports betting product platform providers, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We also rely on third-party sportsbook technology providers with whom we have long-term relationships. We have agreements with Apricot Investments Limited (“Apricot”), one of the leading gaming software and content providers, for the exclusive provision of the Apricot sportsbook software and Player Account Management (“PAM”) system in a number of Super Group’s most significant markets. Apricot supplies a significant portion of the casino games available for play across all Super Group websites and apps. Any disruption in or termination of these relationships could harm our strategic growth.

We also rely on third-party sports data providers to obtain accurate information regarding schedules, results, performance and outcomes of sporting events. We rely on this data to display sporting events, odds and outcomes to customers and/or to determine when and how bets are settled. We have experienced, and we may continue to experience, errors in this data feed which may result in us incorrectly displaying events, odds and outcomes and/or settling bets. If we cannot adequately resolve any such issues then our customers may have a negative experience with our offerings, our brand or reputation may be negatively affected and our customers may be less inclined to continue or resume utilizing our products or recommend our platform to other potential customers. As such, a failure or significant interruption in our service could harm our reputation, business and operating results.

Furthermore, if any of our sports data partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or product features or replace such providers in an acceptable time frame.

Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations or prospects. Further, any negative publicity related to any of our third-party sports data partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We also rely on third-party outsourced services providers for a variety of services or components thereof, including but not limited to customer support, risk and fraud prevention, “know-your-customer” and anti-money-laundering, software development, information technology and infrastructure maintenance and support, information and data security, database management, data analysis, marketing and related services, and product and website design and development. We rely on these third-party outsourced services providers to enable some of our products and offerings and in our interactions with suppliers and customers. If any of our third-party outsourced services providers provide inadequate or substandard service then our customers may have a negative experience with our offerings, our brand or reputation may be negatively affected and our customers may stop utilizing our products and/or be less inclined to continue or resume utilizing our products or recommend our platform to other potential customers. As such, inadequate or substandard service from any of our third-party outsourced services providers could harm our reputation, business and operating results.

Furthermore, if any of our third-party outsourced services providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or services or replace such third-party providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations or prospects. Further, any negative publicity related to any of our third-party outsourced services providers, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We license the Betway brand, for a fixed fee, for use by DGC USA in the United States and, for a fixed fee plus an additional fee equal to a percentage of Betway’s global brand marketing spend, to a third party for use in China and Thailand. A decline in such third-party operators’ financial performance or a termination of the brand licenses by such third parties could have an adverse effect on our business.

We license the Betway brand to DGC USA for a fixed fee in the United States and, for a fixed fee plus an additional fee equal to a percentage of Betway’s global brand marketing spend, to a third-party operator for use in China and Thailand. Our financial performance depends in part on maintaining our licenses with these third-party operators. Fees earned from third-party operators accounted for approximately 7% of our revenue in the year ended December 31, 2020. A decline in the third-party operators’ financial performance, competition from competitors or a deterioration in our relationships for other reasons could lead to termination of the brand licenses by such third-party operators, which could have an adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Our business depends on a strong brand, and if we are not able to develop, maintain and enhance our brand and reputation, including as a result of negative publicity, our business and operating results may be harmed.

We believe that developing, maintaining and enhancing our brands, especially our single-brand sportsbook Betway but also our multi-brand portfolio of casinos, Spin, is critical to achieving widespread acceptance of our products and services, attracting new customers, retaining existing customers, persuading existing customers to adopt additional products and services and hiring and retaining our employees. We believe that the importance of our brand will increase as competition in our markets further intensifies. Successful promotion of our brand will depend on a number of factors, including the effectiveness of our marketing efforts, our ability to provide high-quality, reliable and cost-effective products and services, the perceived value of our products and services and our ability to provide quality customer support. Brand promotion activities require us to make substantial expenditures. To date, we have made significant investments in the promotion of our brands, including more than 60 Betway brand partnerships with sports teams and leagues worldwide. The promotion of our brand, however, may not generate customer awareness or increase revenue to the extent we anticipate, or at all, and any increase in revenue may not offset the expenses we incur in building and maintaining our brand.

We operate in a public-facing industry where negative publicity, including from our customers, whether or not justified, can spread rapidly through, among other things, social media. To the extent that we are unable to respond timeously and appropriately to negative publicity or to the extent our responses to negative publicity are not fairly published or not positively received, our reputation and brands could be harmed. Moreover, even if we are able to respond in a timely and appropriate manner, we cannot predict how negative publicity may affect our reputation and business.

We and our employees also use social media to communicate externally. There is risk that the use of social media by us or our employees to communicate about our business or for any other purpose even in a personal capacity may give rise to negative publicity or to liability or result in public exposure of personal information of our employees or customers, each of which could affect our reputation, revenue, business, results of operations and financial condition.

We rely on several different marketing channels to acquire and retain customers and to promote our brands and our products. If we are not able to effectively acquire and retain customers via such channels then our business and operating results may be harmed.

The Company undertakes a variety of marketing initiatives, include traditional marketing channels (such as television, print and radio), digital marketing (such as online display advertising, search engine marketing, social media and “affiliates” marketing) and retention marketing (including via email, text messages and social media). Traditional marketing channels are by their nature difficult to measure. Digital marketing is typically more measurable but somewhat more complex to undertake. Retention marketing is subject to customer consent which is not always granted or may be revoked. Our ability to execute on our marketing plans is subject to regulatory constraints in each market and it is not unusual for marketing-related regulations to change from time to time. If our ability to monitor and measure performance of any of these channels is compromised or if our ability to execute our plans in any of these channels is in any way inhibited then our ability to acquire and retain customers may be hampered and our business, financial condition, results of operations, cash flows and prospects may suffer.

In some regions and for some brands or products we may rely extensively on independent third-party marketers, known as “affiliates” marketers. “Affiliates” is an industry term that describes independent third-parties which assist the Company to acquire new customers and which are generally paid on a revenue-share or cost-per-acquisition basis. Despite the word “affiliate”, these are independent parties that are not otherwise affiliated with the Company in the ordinary sense of the word. Notwithstanding that in some jurisdictions for license purposes we are deemed to control these “affiliates” marketers, their actions in the marketing of our brands are not directly within our control and hence actions, errors, omissions or intentional malfeasance on their part may cause damage to our brands, our business, our prospects and our financial results before we are able to detect such actions, errors, omissions or intentional malfeasance and/or do anything to mitigate the effects thereof. In particular, we can be held accountable by regulatory authorities for actions by such third parties in contravention of our license in a given jurisdiction, which in turn may lead to fines, license suspension, loss of license or other censure, which may in turn harm our business, our prospects and/or our financial performance. Our agreements with such marketers are sometimes such that we are obliged to pay them an ongoing share of revenues derived from customers that they introduce to us, or sometimes such that we are required to pay them a “cost per acquisition” capitation fee for each customer introduced, or sometimes a combination of both. Such third-party “affiliates” are under no obligation to continue introducing customers to us, but we may be obliged to continue to pay them future revenue shares where applicable nonetheless.

In some regions and for some brands we may make use of search engine marketing (SEM, which is the purchase of advertising against keywords on search engines) and search engine optimization (SEO, which is the adaptation of our websites and employment of other techniques in order to achieve more favorable rankings when customers search for gambling-related keywords on search engines). Search engines such as Google regularly change their internal proprietary and confidential algorithms by which SEM and SEO operate and typically do so in ways that are not predictable as to timing or effect. If we fail to adapt our marketing methods to these changes or if our competitors do so better than we do then our business, financial condition, results of operations, cash flows and prospects may suffer.

Several of our marketing channels rely on being able to successfully track customers across different websites and apps and/or to augment our own data with additional marketing data for purposes of measuring and monitoring the effectiveness of our marketing campaigns and/or effectively adapting or executing on our marketing campaigns. The ability to do this is under threat of restrictive legislation in some jurisdictions and technology platform providers such as Google and Apple have taken steps to restrict such tracking and augmentation and we expect that further restrictions may be added in future. Such restrictions may hamper our ability to acquire or retain customers and thereby cause our business, financial condition, results of operations, cash flows and prospects to suffer.

Our growth depends in part, on the success of our strategic relationships with third parties. Overreliance on certain third parties, or our inability to extend existing relationships or agree to new relationships may cause unanticipated costs for us and impact our financial performance in the future.

We rely on relationships with sports teams and leagues worldwide, advertisers, casinos and other third parties in order to attract and retain customers to our offerings. These relationships along with providers of online services, search engines, social media, directories and other websites and ecommerce businesses direct consumers to our offerings. In addition, many of the parties with whom we have advertising arrangements provide advertising services to other companies, including other online betting and online casino gaming products with whom we compete. While we believe that there are other third parties that could drive customers to our offerings, adding or transitioning to them may disrupt our business and increase our costs. In the event that any of our existing relationships or our future relationships fail to provide services to us in accordance with the terms of our arrangement, or at all, and we are not able to find suitable alternatives, this could impact our ability to attract and retain customers cost effectively and harm our business, financial condition, results of operations and prospects.

Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology, we may not attract and retain customers and partners, and our revenue and results of operations may decline.

The industries in which we operate are subject to rapid and frequent changes in standards, technologies, products and service offerings, as well as in customer demands and expectations and regulations. We must continuously make decisions regarding in which offerings and technology we should invest to meet customer demand in compliance with evolving industry standards and regulatory requirements and must continually introduce and successfully market new and innovative technologies, offerings and enhancements to remain competitive and effectively stimulate customer demand, acceptance and engagement. Our ability to engage, retain, and increase our customer base and to increase our revenue will depend on our ability to successfully create new offerings, both independently and together with third parties. We may introduce significant changes to our existing technology and offerings or develop and introduce new and unproven products and services, with which we have little or no prior development or operating experience. The process of developing new offerings and systems is inherently complex and uncertain, and new offerings may not be well received by customers, even if well-reviewed and of high quality. If we are unable to develop technology and products that address customers’ needs or enhance and improve our existing technology and offerings in a timely manner, this could have a material adverse effect on our business, financial condition, results of operations and prospects.

Although we intend to continue investing in our research and development efforts, if new or enhanced offerings fail to engage our customers, we may fail to attract or retain customers or to generate sufficient revenue, operating margin, or other value to justify our investments, any of which may seriously harm our business. In addition, management may not properly ascertain or assess the risks of new initiatives, and subsequent events may alter the risks that were evaluated at the time that we decided to execute any new initiative. Creating additional offerings can also divert our management’s attention from other business issues and opportunities. Even if our new offerings attain market acceptance, those new offerings could exploit the market share of our existing product offerings or share of our customers’ wallets in a manner that could negatively impact our business. Furthermore, such expansion of our business increases the complexity of our business and places an additional burden on our management, operations, technical systems and financial resources and we may not recover the often-substantial up-front costs of developing and marketing new offerings, or recover the opportunity cost of diverting management and financial resources away from other offerings. In the event of continued growth of our operations, products or in the number of third-party relationships, we may not have adequate resources, operationally, technologically or otherwise to support such growth and the quality of our technology, offerings or our relationships with third parties could suffer. In addition, failure to effectively identify, pursue and execute new business initiatives, or to efficiently adapt our processes and infrastructure to meet the needs of our innovations, may adversely affect our business, financial condition, results of operations and prospects.

Additionally, we may make bad or unprofitable decisions regarding these investments. If new or existing competitors offer more attractive offerings, we may lose customers or customers may decrease their spending on our offerings. New customer demands, superior competitive offerings, new industry standards or changes in the regulatory environment could render our existing offerings unattractive, unmarketable or obsolete and require us to make substantial unanticipated changes to our technology or business model. Our failure to adapt to a rapidly changing market or evolving customer demands could harm our business, financial condition, results of operations and prospects.

Negative events or negative media coverage relating to, or a declining popularity of, online sports betting, online casino gaming or the underlying sports or athletes on which sports betting is derived, or other negative coverage may adversely impact our ability to retain or attract customers, which could have an adverse impact on our business.

Public opinion can significantly influence our business. Unfavorable publicity regarding, for example, us, our product changes, product quality, litigation, or regulatory activity, or regarding the actions of third parties with whom we have relationships or the underlying sports (including declining popularity of the sports or athletes) could harm our reputation. In addition, a negative shift in the perception of sports betting and online casino gaming by the public or by politicians, lobbyists or others could affect future legislation of sports betting and online casino gaming, which could cause jurisdictions to impose new restrictions on or prohibit sports betting or online casino gaming in jurisdictions in which we currently operate. Furthermore, illegal betting activity by athletes could result in negative publicity for our industry and could harm our brand reputation. Negative public perception could also cause jurisdictions to abandon current plans or proposals to legalize sports betting and online casino gaming, thereby limiting our future growth potential. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our customer base and result in decreased revenue or slower customer growth rates, which could harm our business.

Fraud, corruption or negligence related to sports events, of any sort, whether by or involving our employees or not, may adversely affect our business, financial condition and results of operations and negatively impact our reputation.

Our reputation and the strength of our brand are key competitive strengths. To the extent that the sports and sports betting industry as a whole or the Company, relative to its competitors, suffers a loss in credibility, our business will be significantly impacted. Factors that could potentially have an impact in this regard include fraud, corruption or negligence related to sports events, including as a result of actual or attempted or alleged match fixing, whether this involves our employees or not. Damage to reputation and credibility could have a material adverse impact on our regulatory licensure, business, financial condition and results of operations.

If we fail to detect fraud or theft related to our offerings, including by our customers and employees, we will suffer financial losses and our reputation may suffer which could harm our brand and reputation and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation, which could ultimately lead to regulatory penalties, including potential loss of licensure.

We have in the past incurred, and may in the future incur, losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by customers and attempted payments by customers with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction, and may be subject to fines or other sanctions including the termination of our payment processing relationships. If we are unable to detect or are delayed in detecting the actions of successful perpetrators of fraud then such customers may be able to effectively gamble risk-free, and may be able to withdraw and be paid any resulting winnings before we have been able to detect the fraud. In such cases we are unlikely to be able to recover the proceeds.

Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and customer experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.

In addition, any misappropriation of, or access to, customers’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our customers, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.

Other potential sources of financial loss to our business may include attempts in contravention of our terms and conditions to exploit incentives or bonuses or comps in conjunction with certain casino game design features or arbitrage sports bets in order to obtain positive expectation for the customer as well as attempts by individual customers to register multiple accounts in order to claim or receive incentives or bonuses or comps multiple times or to disguise collusive betting patterns in order to evade betting limits or to exploit profitable arbitrage betting opportunities. Similar activities might be undertaken by syndicates acting in concert.

Despite measures that we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could result in substantial financial losses and harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition, results of operations and prospects. Even if we are successful in preventing or mitigating the effects of fraudulent transactions, doing so successfully may in some circumstances require placing severe restrictions on honest customers, which will in turn hamper the enjoyment of our customers and in turn the prospects and revenues of our business.

We rely on strategic relationships with land-based casinos, sports teams, event planners, local licensing partners and advertisers in order to be able to offer and market our products in certain jurisdictions. If we cannot maintain these relationships and establish additional relationships, our business, financial condition and results of operations could be adversely affected.

In certain jurisdictions in which we operate, such as Belgium, it is necessary to obtain a land-based license in order to offer our online products. In addition, under some U.S. states’ gaming laws, online betting is limited to a finite number of retail operators, such as casinos, tribes or tracks, who own a “skin” or “skins” under that state’s law. A “skin” is a legally-authorized license from a state to offer online betting services provided by a casino. The “skin” provides a market access opportunity for mobile operators to operate in the jurisdiction pending licensure and other required approvals by the state’s regulator. The entities that control those “skins”, and the numbers of “skins” available, are typically determined by a state’s gaming laws. Super Group has entered into a definitive agreement to acquire Digital Gaming Corporation Limited (“DGC”), which is the parent of Digital Gaming Corporation USA (“DGC USA”), which holds the exclusive license to use the Betway brand in the United States. On April 7, 2021, SGHC entered into a definitive agreement to acquire DGC, subject to certain regulatory approvals and customary closing conditions. DGC USA has secured market access in an initial 12 regulated or expected-to-be regulated states in the U.S. In most of the jurisdictions in which DGC USA offers sports betting and online casino gaming, it currently relies on a casino, tribe or track in order to get a “skin.” These “skins” are what allows DGC USA to gain access to jurisdictions where online operators are required to have a retail relationship. If we cannot establish, renew or manage our land-based international or U.S. relationships, they could terminate and we would not be allowed to operate in those jurisdictions until we enter into new relationships, which might not be possible if no other potential operators are available or willing to partner with us, or could be at significantly higher cost. As a result, our business, financial condition and results of operations could be adversely affected.

Some of our and DGC USA’s market access agreements provide for minimum guaranteed payments to the third party. If we are unable to generate sufficient revenue to offset the minimum guaranteed payments, this could have a material adverse effect on our business, results of operations, cash flows and financial condition. Certain of our and DGC USA’s market access agreements grant the market access partner rights to audit the financial calculations of payments under these agreements. Disputes with market access partners over terms could result in the payment of additional amounts or penalties by us or DGC USA, cancellation or non-renewal of the underlying agreement or litigation.

Participation in the sports betting industry exposes us to trading, liability management and pricing risk. We may experience lower than expected profitability and potentially significant losses as a result of a failure to determine accurately the odds in relation to any particular event and/or any failure of our sports risk management processes.

Our fixed-odds betting products involve betting where winnings are paid on the basis of the stake placed and the odds quoted. Odds are determined with the objective of providing an average return to the bookmaker over a large number of events and therefore, over the long term, our gross win percentage has remained reasonably in line with expectations. However, there can be significant variation in gross win percentage event-by-event and day-by-day. We have systems and controls that seek to reduce the risk of daily losses occurring on a gross-win basis, but there can be no assurance that these will be effective in reducing our exposure, and consequently our exposure to this risk in the future. This is particularly true in respect of parlay or accumulator wagers, where multiple individual wagers are combined into one to create the possibility of significant aggregate payouts. As a result, in the short term, there is less certainty of generating a positive gross win percentage, and we may experience (and we have from time to time experienced) significant losses with respect to individual events or betting outcomes, in particular if large individual bets are placed on an event or betting outcome or series of events or betting outcomes or if a number of parlay or accumulator wagers are successful. Odds compilers and risk managers are capable of human error, thus even allowing for the fact that a number of betting products are subject to capped pay-outs, significant volatility can occur. In some markets we rely on third-party odds compilers and risk managers and hence do not always have real-time oversight of their activities. In certain instances it is possible for customers to engage in positive expectation arbitrage betting which we might not always be able to detect. It is also possible for customers to exploit incentives or bonuses or comps for positive expectation for the customer and we might not always be able to detect or otherwise to prevent this even when we do detect it. In addition, it is possible that there may be such a high volume of trading during any particular period that even automated systems would be unable to address and eradicate all risks. Any significant losses on a gross-win basis could have an adverse effect on our business, financial condition and results of operations. In addition, if a jurisdiction where we hold or wish to apply for a license imposes a high turnover tax for betting (as opposed to a gross-win tax), this too would impact profitability, particularly with high value/low margin bets, and likewise have a material adverse effect on our business.

We may have difficulty accessing the services of banks, credit card issuers and payment processing services providers due to the nature of our business, which may make it difficult to sell our products and offerings.

Although financial institutions and payment processors are permitted to provide services to us and others in our industry, banks, credit card issuers and payment processing service providers may be hesitant to offer banking and payment processing services to real money gaming and online sports betting businesses. Consequently, businesses involved in our industry, including our own, may encounter difficulties in establishing and maintaining banking and payment processing relationships with a full scope of services and generating market rate interest. Similarly, our customers’ banks and/or credit card providers might decline to allow our customers to effect transactions with online gaming or sports betting businesses or might block such attempted transactions. If we are unable to maintain our bank accounts or our customers are unable to use their credit cards, bank accounts or e-wallets to make deposits and withdrawals from our platforms, it would be difficult for us to operate our business and increase our operating costs, and would pose additional operational, logistical and security challenges which could result in an inability to implement our business plan and harm our business, financial condition, results of operations and prospects.

The requirements of being a public company, including compliance with the requirements of the Sarbanes-Oxley Act and maintaining effective internal controls over financial reporting, may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than we anticipate.

As a result of the Business Combination we will become a public company, and as such, we will incur significant legal, accounting and other expenses (and particularly after we are no longer an “emerging growth company”) that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the NYSE, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance than we obtained as a private company, and could also make it more difficult for us to attract and retain qualified members of our Board. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company”. We may need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation to our directors, officers and employees closer to that of other public companies, which would increase our general and administrative expenses and could adversely affect our profitability. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to the delisting of our common stock and warrants, fines, sanctions and other regulatory action and potentially civil litigation. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

As a private company, we have not been required to document and test internal controls over financial reporting nor was our management required to certify the effectiveness of internal controls or have our auditors opine on the effectiveness of our internal control over financial reporting. As a result, we have not instituted a system of internal controls that covers the consolidated group of the Company and its subsidiaries. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business when we are a public company.

We have not been required to document and test our internal controls over financial reporting, our management has not been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. Similarly, as an “emerging growth company,” SGHC and SEAC have so far been exempt from the SEC’s internal control reporting requirements. In the future, we will be required to document and test our internal controls over financial reporting and our management will be required to certify the effectiveness of our internal controls. In addition, we may lose our emerging growth company status and become subject to the SEC’s auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which would occur once we are subject to Exchange Act reporting requirements for 12 months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we may not detect errors timeously, our consolidated financial statements could be misstated, and we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business and adversely affect the market price of our common stock.

We identified material weaknesses in connection with our internal control over financial reporting. Although we are taking steps to remediate these material weaknesses, there is no assurance we will be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.

In connection with the audits of our consolidated financial statements for fiscal year 2020 and fiscal year 2019, and our interim condensed consolidated financial statements, our management and independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. The material weaknesses related to (i) a lack of consistent application of IFRS reporting requirements across the enlarged business and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions were either not operating effectively and consistently for the full period across the entire business or were not designed appropriately and in place. As a result, a number of adjustments to our consolidated financial statements were identified and made during the course of the audit process including adjustments related to indirect taxes, amortisation of intangible assets, capitalisation of development costs and classification of processor receivables.

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. However, as a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, we will be required to furnish a report by our management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, at the time we file our second annual report on Form 20-F with the SEC, which will be for the year ending December 31, 2023. Further, our independent registered public accounting firm is not required and has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by our management or independent registered public accounting firm, and such control deficiencies could have also represented one or more material weaknesses in addition to those previously identified. We are currently in the process of remediating these material weaknesses and we are taking steps that we believe will address their underlying causes. We are in the process of revising our procedures and review, supervision and monitoring functions in respect of the capitalisation of development costs. We have enlisted the help of external advisors to provide assistance in the area of IFRS accounting in the short term, and are evaluating the longer-term resource needs of our finance function. These remediation measures may be time-consuming and costly, and might place significant demands on our financial, accounting and operational resources. In addition, there is no assurance that we will be successful in hiring any necessary personnel in a timely manner, or at all.

Assessing our procedures to improve our internal control over financial reporting is an ongoing process. We can provide no assurance that our remediation efforts described herein will be successful and that we will not have material weaknesses in the future. Any material weaknesses we identify could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

If our existing material weaknesses persist or we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operation, which may adversely affect investor confidence in us and, as a result, the value of our ordinary shares and our overall business.

The Sarbanes-Oxley Act requires, among other things, that we assess the effectiveness of our internal control over financial reporting annually and the effectiveness of our disclosure controls and procedures quarterly. In particular, Section 404(a) of the Sarbanes-Oxley Act, or Section 404(a), will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting. Section 404(b) of the Sarbanes-Oxley Act, or Section 404(b), also requires our independent registered public accounting firm to attest to the effectiveness of our internal control over financial reporting. As an ‘emerging growth company’ we expect to avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404(b). However, we may no longer avail ourselves of this exemption when we are no longer an ‘emerging growth company.’ When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404(b) will correspondingly increase. Our compliance with applicable provisions of Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements.

Furthermore, investor perceptions of our company may suffer if additional deficiencies are found in our internal control over financial reporting, and this could cause a decline in the market price of our Class A common stock and accordingly our overall business. Regardless of compliance with Section 404, our failure to remediate the material weaknesses which have been identified or any additional failure of our internal control over financial reporting could have a material adverse effect on our stated operating results and harm our reputation. If we are unable to implement these requirements effectively or efficiently, it could harm our business, financial condition, liquidity, results of operation, cash flows or prospects and could result in an adverse opinion on our internal controls from our independent registered public accounting firm.

Our business includes significant international operations, and we are likely to be exposed to foreign currency transaction and translation risks. As a result, changes in the valuation of any major currency with which we conduct business in relation to other currencies could have positive or negative effects on our profitability and financial position.

Our global operations are likely to expose us to foreign currency transaction and translation risks. Currency transaction risk occurs in conjunction with purchases and sales of products and services that are made in currencies other than the local currency of the subsidiary involved, for example if the parent company pays, or transfers British pound sterling to a subsidiary in order to fund its expenses in local currencies. Currency translation risks occurs when the income statement and balance sheet of a foreign subsidiary is converted into currencies other than the local currency of the company involved, for example when the results of these subsidiaries are consolidated in the results of a parent company with a different reporting currency.

Due to our international operations, a significant portion of our business is denominated in foreign currencies. As a result, fluctuations in foreign currency and exchange rates may have an impact on our business, results of operations and financial position. Foreign currency exchange rates have fluctuated and may continue to fluctuate. Significant foreign currency exchange rate fluctuations may negatively impact our international revenue, which in turn affects our consolidated revenue. Currencies may be affected by internal factors, general economic conditions and external developments in other countries, all of which can have an adverse impact on a country’s currency. Currently, we are not party to any hedging transactions intended to reduce our exposure to exchange rate fluctuations. We may seek to enter into hedging transaction in the future, but we may be unable to enter into these transactions successfully, on acceptable terms or at all. We cannot predict whether we will incur foreign exchange losses in the future. Further, significant foreign exchange fluctuations resulting in a decline in the respective local currency may decrease the value of our foreign assets, as well as decrease our revenues and earnings from our foreign subsidiaries, which would reduce our profitability and adversely affect our financial position.

Our business and results of operations may be adversely affected by political, economic and social instability risks, currency restrictions and devaluation, and various local laws associated with doing business in countries in emerging economies, including in South America, Africa and Asia.

We derive a portion of our revenue from our transactions in countries categorized as emerging economies, including countries in South America, Africa and Asia, and we expect to continue to grow our operations in these regions. As such, our business is subject to the various political, social, economic, fiscal and monetary policies and factors that affect companies operating in emerging economies, which could have a significant effect on our business, financial condition, results of operations and prospects. While certain emerging economies feature developed and sophisticated business sectors and financial and legal infrastructure at the core of their economy, they are also affected by socio-economic challenges such as high levels of unemployment, poverty and crime and large parts of the population, particularly in rural areas, do not have access to adequate education, health care, housing and other services, including water and electricity. Government policies aimed at alleviating and redressing the disadvantages suffered under previous governments of countries in the region may increase the costs and reduce the profitability of our business.

Our business model relies on an increase in internet penetration and digital literacy in emerging economies. Even though the main urban centers of many countries considered to be emerging economies typically offer reliable wired internet service, a substantial portion of the population are inhabitants of rural areas, which largely depend on mobile networks. Internet penetration in the markets in which we operate or may operate in the future may not reach the levels seen in more developed countries or other emerging markets for reasons that are beyond our control, including the lack of necessary network infrastructure or delayed implementation of performance improvements or security measures. The internet infrastructure in the markets in which we operate or may operate in the future may not be able to support continued growth in the number of customers, their frequency of use or their bandwidth requirements. Delays in telecommunication and infrastructure development or other technology shortfalls may also impede improvements in internet reliability. If telecommunications services are not sufficiently available to support the growth of the internet, response times could be slower, which would reduce internet usage and harm our platform. Internet penetration in our target markets amongst emerging economies may even stagnate or decline. In addition, digital illiteracy among many customers in emerging economies presents obstacles to e-commerce growth. If internet penetration and digital literacy do not increase in our current and future markets of operation in emerging economies, it could have a material adverse effect on our business, financial condition, results of operations and prospects in emerging economies.

It is difficult to predict the future political, social and economic direction of emerging economies in which we operate or the manner in which any future governments of such countries will attempt to address regional inequalities. It is also difficult to predict the impact that addressing these inequalities will have on our business. Furthermore, there has been regional, political and economic instability in emerging economies generally, which could materially and adversely affect our business, results of operations and financial condition. While we believe that economic conditions in emerging economies will improve, poverty in emerging economies will decline and the purchasing power of customers in emerging economies will increase in the long term, there can be no assurance that these expected developments will materialize. The development of emerging economies, markets and levels of customer spending are influenced by many factors beyond our control, including customer perception of current and future economic conditions, acts of warfare and civil clashes, political uncertainty, employment levels, social and labor unrest due to economic and political factors, arbitrary interference with private ownership of rights in respect of land, inflation or deflation, real disposable income, poverty rates, wealth distribution, interest rates, taxation, currency exchange rates and weather conditions. An economic downturn, whether actual or perceived, currency volatility, a decrease in economic growth rates or an otherwise uncertain economic outlook in emerging economies could have a material adverse effect on our business, financial condition, results of operations and prospects in the region.

Additionally, governments of the emerging economies in which we operate may impose or tighten foreign currency exchange control restrictions, taxes or limitations with regard to repatriation of earnings and investments from these countries. If exchange control restrictions, taxes or limitations are imposed or tightened, our ability to receive dividends or other payments from affected jurisdictions could be reduced, which could have an adverse effect on our business, financial condition and results of operations. In addition, corporate, contract, property, insolvency, competition, securities and other laws and regulations in many of the emerging economies in which we operate have been, and continue to be, substantially revised. Therefore, the interpretation and procedural safeguards of the new legal and regulatory systems are in the process of being developed and defined, and existing laws and regulations may be applied inconsistently. Also, in some circumstances, it may not be possible to obtain the legal remedies provided for under these laws and regulations in a reasonably timely manner, if at all. Any of the foregoing factors could have a material adverse effect on our business, financial condition, results of operations and prospects in the region.

Asian geopolitical and other risks are of significant importance to our business owing to the revenue that we receive from a third party in respect of licensing the use of our Betway brand to that party. A decline in such third-party operator’s financial performance, for any reason could have an adverse effect on our business. See “Risk Factors — Risks Related to Super Group’s Business — We license the Betway brand, for a fixed fee, for use by DGC USA in the United States and, for a fixed fee plus an additional fee equal to a percentage of Betway’s global brand marketing spend, to a third party for use in China and Thailand. A decline in such third-party operators’ financial performance or a termination of the brand licenses by such third parties could have an adverse effect on our business.”

Our business is dependent on certain large markets, the loss of which or slower growth in which could adversely affect our business, financial condition and results of operations.

Our business derives a large percentage of its revenues from a small number of markets. For example, 48% of our revenue for the year ended December 31, 2020, was derived from the Americas, of which a majority was derived from Canada. There can be no assurance that we would be able to recover or replace a significant reduction in revenue or growth thereof derived from one or more of these markets if that were to happen for any reason, which could adversely affect our business, financial condition and results of operations.

Economic downturns, reductions in discretionary consumer spending and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.

Our business is particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our customers’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as sports betting and online casino gaming. As a result, we cannot ensure that demand for our offerings will remain constant. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect our business, financial condition, results of operations and prospects. As a result of the ongoing COVID-19 pandemic, we are currently experiencing a global recession, and if recovery is slow or stalls, or we experience a further downturn as a result of a subsequent wave of the COVID-19 pandemic, we may experience a material adverse effect on our business, financial condition, results of operations or prospects.

In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole may reduce customers’ disposable income. Any one of these changes could have a material adverse effect on our business, financial condition, results of operations or prospects.

Litigation and Regulatory Risks

The gaming laws of different jurisdictions vary in both nature and application, and may be subject to alternate interpretations. Jurisdictions may or may not incorporate regulatory frameworks that provide a clear basis for the licensed provision of our gaming products and services to their residents. As a consequence, legal and enforcement risk may be unclear or uncertain in a number of the jurisdictions in which we operate and from which we generate a significant portion of our revenue, and there is a risk that regulators or prosecutors in these territories may seek to take legal action against us even in jurisdictions in which we believe our offerings are lawful based on advice from local counsel. Furthermore, we have in the past faced claims from customers contesting the legal basis of our services in certain jurisdictions, and may face similar claims again in future.

The gaming industry is highly regulated and we are required to maintain licenses and pay requisite gaming taxes and other fees in each jurisdiction from which we operate in order to continue our operations and remain compliant with our licenses. Aside from jurisdictions in which we operate by virtue of a locally awarded license, we also operate in other jurisdictions by virtue of relevant licenses awarded by other recognized regulatory authorities. Our reliance on such licenses is at times based on the lack of a local regulatory framework in that jurisdiction where our services are accessed and used by end users, or based on a specific legal position and interpretation of local legislation. Such interpretation, at times, includes, but is not limited to, a legal position based on EU law or supranational law. As gaming laws may be subject to alternate interpretations, including regarding their conformity with EU or supranational law, there is a risk that our interpretation would be contested by a governmental agency or regulator and our legal position ultimately rejected, which may result in administrative, civil or criminal prosecution or penalties. Furthermore, we have in the past faced claims from customers contesting the legal basis of our services in certain jurisdictions, such as Austria, where we have settled some claims and are contesting others, and may face similar claims again in future. This may materially adversely impact our profitability in such jurisdictions and/or our ability to carry on business in such jurisdictions and/or our ability to apply for or retain gaming licenses and/or could cause us to cease offering some or all of our offerings in the impacted jurisdictions and thereby have a material adverse effect on our business, financial condition, results of operations or prospects.

Failure to comply with legal or regulatory requirements in a particular regulated jurisdiction, or the failure to successfully obtain a license or permit in a particular regulated jurisdiction, could impact our ability to comply with licensing and regulatory requirements in other regulated jurisdictions, or could cause the rejection of license applications or cancellation of existing licenses in other regulated jurisdictions, or could cause financial institutions, online and mobile platforms, advertisers and distributors to stop providing services to us which we rely upon to receive payments from, or distribute amounts to, our customers, or otherwise to deliver and promote our offerings.

Compliance with the various regulations applicable to sports betting and real money casino gaming is costly and time-consuming. Regulatory authorities of the jurisdictions in which we operate, or seek to operate, our business have broad powers with respect to the regulation and licensing of sports betting and casino gaming operations and may revoke, suspend, condition or limit our sports betting or casino gaming licenses, impose substantial fines on us and take other actions, any one of which could have a material adverse effect on our business, financial condition, results of operations and prospects. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. As such, we engage local counsel to advise on compliance with applicable laws and regulations and we will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance or alleged non-compliance with any such law or regulations could expose us to claims, proceedings, litigation, investigations and prosecutions by private parties and enforcement and regulatory authorities, as well as substantial fines, negative publicity, detention or incarceration of management or other personnel, and revocation, suspension, condition or limitation of our sports betting and gaming licenses, each of which may adversely affect our business.

Any sports betting or gaming license could be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for such a license in another jurisdiction, and any such losses, or potential for such loss, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our operations. Our delay or failure to obtain or maintain licenses in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues. We cannot assure you that we will be able to obtain and maintain the licenses and related approvals necessary to conduct our sports betting and online casino gaming operations. Any failure to maintain or renew our existing licenses, registrations, permits or approvals could have an adverse effect on our business, financial condition, results of operations and prospects.

We are subject to risks relating to revenue received from customers located in countries that are sanctioned or that prohibit gaming activities, which could result in fines or other liabilities and could harm our business.

Our global operations require us to comply with laws and regulations imposed by governments around the world with jurisdiction over our operations. Some of our customers may be located in countries that are subject to sanction laws or that prohibit gaming activities. Although we have taken precautions to prevent our product offerings from being provided or accessed in such jurisdictions, including systems and processes for the detection of willful and fraudulent attempts by end-users to circumvent our precautions such as the use of virtual private networks and other technologies, we cannot assure you that such precautions are or will be fully effective and we could inadvertently or unwittingly provide access to our product offerings to persons located in sanctioned countries or countries that prohibit gaming activities. In addition, we have systems and controls in place that are intended to detect and resolve such violations; however, we cannot assure you that such systems and controls will be effective. If we are found to be in violation of any applicable sanctions or other laws and regulations, it could result in significant fines, prosecution or other liabilities and could harm our business, financial condition and results of operations.

Our failure to comply with the anti-corruption, anti-bribery, sanctions, anti-money laundering, privacy/personal information, responsible gaming, consumer protection and similar laws could result in legal penalties and fines, and/or negatively impact our reputation and results of operations.

Doing business on a worldwide basis requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the U.S. Foreign Corrupt Practices Act (“FCPA”), the Prevention of Corruption (Bailiwick of Guernsey) Law, 2003 (as amended) (the “Guernsey Bribery Law”) and the U.K. Bribery Act 2010 (“U.K. Bribery Act”), as well as the laws of the other countries where we do business. These laws and regulations may restrict our operations, trade practices, investment decisions and partnering activities. The FCPA, the Guernsey Bribery Law, the U.K. Bribery Act and other applicable laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. We are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and representatives into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.

In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. Our international operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and regulations. Our failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. We are continuously developing and maintaining policies and procedures designed to comply with applicable anti-corruption laws and regulations. However, there can be no guarantee that our policies and procedures will effectively prevent violations by our employees or business partners acting on our behalf, and any such violation could adversely affect our reputation, business, financial condition and results of operations.

Furthermore, we are required to comply with the various responsible gaming regulations of those jurisdictions where we are licensed and from which we offer gambling services. These regulations, which in some jurisdictions are constantly being scrutinized, altered and broadened by the various legislators and/or regulators, may restrict our operations and partnerships, lead to enforcement actions that may result in fines, penalties, prosecutions or other sanctions, and at times may heavily impact our operations in and revenue from a certain jurisdiction. Consumer protection legislation and regulations apply to us as well, both of those jurisdictions from which we offer our services and of those where our services are consumed by our customers. These laws and regulations may have an impact on the scope of our offering and limit it significantly.

We have been the subject of governmental investigations and inquiries with respect to the operation of our businesses and we could be subject to future governmental investigations and inquiries, legal proceedings and enforcement actions. Any sanctions or costly regulatory settlements arising from governmental investigations, inquiries, proceedings or actions could adversely affect our business. Due to the nature of applicable regulatory frameworks, sanctions or enforcement or disciplinary actions in one jurisdiction may also have consequences in other jurisdictions, creating broader negative impacts on our business.

We have received formal and informal inquiries from time to time, from government authorities and regulators, including tax authorities and gaming regulators, regarding compliance with laws and other matters, and we may receive such inquiries in the future, particularly as we grow and expand our operations.

Violations of existing or future regulation, regulatory orders or consent decrees could subject us to substantial monetary fines, prosecutions and other penalties that could negatively affect our financial condition and operations. This could include sanctions ranging from a warning to revocation of our licenses or the licenses of our executives or employees. In addition, it is possible that future orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated liability or penalties, or require us to change our business practices in a manner adverse to our business.

Palpable (obvious) errors in the posting of sports wagering odds or event times may occasionally occur in the normal course of business, sometimes for large liabilities. While it is a worldwide standard business practice to void bets associated with palpable errors or to correct the odds, there is no guarantee that regulators will approve voiding palpable errors moving forward in every case.

We offer a huge spectrum of betting markets across dozens of sports, and the odds are set through a combination of algorithmic and manual odds making. Bet acceptance is also a combination of automatic and manual acceptance. In some cases, the odds offered on the website constitute an obvious error. Examples of such errors are inverted lines between teams, or odds that are significantly different from the true odds of the outcome in a way that all reasonable persons would agree is an error. It is commonplace virtually worldwide for operators to void bets associated with such palpable errors, and in most mature jurisdictions these bets can be voided without regulatory approval at operator discretion. In some jurisdictions, it is unclear long term if regulators will consistently approve voids or re-setting odds to correct odds on such bets. In some cases, we require regulatory approval to void palpable errors ahead of time. If regulators were to not allow voiding of bets associated with large obvious errors in odds making, we could be subject to covering significant liabilities.

We follow the industry practice of restricting and managing sports betting limits at the individual customer level based on individual customer profiles and risk level to the enterprise; however there is no guarantee that countries or states will allow operators such as us to limit on the individual customer level.

Similar to a credit card company managing individual risk on the customer level through credit limits, it is customary for sports betting operators to manage customer betting limits at the individual level to manage enterprise risk levels. We believe that this practice is beneficial overall, because if it were not possible, betting options would be restricted globally and limits available to customers would be much lower to insulate overall risk due to the existence of a very small segment of highly sophisticated syndicates and algorithmic bettors, or bettors looking to take advantage of site errors and omissions. We believe that virtually all operators balance taking reasonable action from all customers against the risk of individual customers significantly harming the business viability. We cannot assure you that all jurisdictions and regulators will always allow operators to execute limits at the individual customer level, or at their sole discretion.

We evaluate the expected profitability of customers at the individual customer level based on individual customer profiles and behaviors and attempt to responsibly incentivize and/or encourage (or discourage, as the case may be) and reward customers accordingly; however there is no guarantee that countries or states will allow operators such as us to continue to do so or that our efforts to do so are currently or will in the future be profitable.

We collect and evaluate data regarding the behavior and activity of our customers on our websites and in our apps. This data is used to determine the expected profitability of each customer so that we can in turn recommend appropriate games and wagers to customers (based on our understanding of their preferences) and so that we can (subject to responsible gaming regulations and/or best practice, as the case may be) offer incentives or bonuses or comps in a manner that attempts to responsibly optimize the confluence of customer enjoyment and our profitability. Such incentives or bonuses or comps may be subject to terms and conditions that are customized per individual customer, including specific wagering requirements and/or game or wager limitations.

We believe that this practice is beneficial overall, because if it were not possible, our products, incentives, bonuses and comps would be restricted globally and such benefits available to customers would be much lower to insulate overall risk due to the existence of a very small segment of highly sophisticated syndicates and individuals looking to take advantage of such benefits for profit. We believe that virtually all operators balance taking reasonable action from all customers against the risk of individual customers significantly harming the business viability. We cannot assure you that all jurisdictions and regulators will always allow operators to collect the data that we do or to evaluate customers in the way that we do or to offer or promote products, incentives, bonuses and comps in the individualized manner that we do. There have been in the past and may also in the future be situations where we are restricted to offering uniform products, incentives, bonuses and comps equally to all customers regardless of expected profitability of such offers and/or where we are restricted in the manner in which such benefits and offers may be promoted and/or where we are restricted in the manner in or frequency with which such benefits and offers may be made available to customers.

We also cannot assure you that our methodologies and algorithms for determining how to interact, incentivize and/or encourage (or discourage, as the case may be) and reward customers are accurate or profitable now, or that they will be so in the future. If our methodologies and algorithms contain errors or omissions or otherwise incorrectly interact, incentivize, encourage, discourage or reward customers then we may suffer financial losses. In particular, customers seeking to exploit such errors or omissions may profit disproportionately from such situations and we may not detect such instances and/or may not be able to mitigate the resulting losses even if we do detect such situations.

Furthermore, despite our belief in the importance of responsible gaming and despite our efforts to ensure that our interactions, incentives, encouragements, discouragements or rewards do not encourage irresponsible or problem gaming, we cannot assure you that we will succeed in this regard. Failures in this regard may result in fines, sanctions, license conditions or forfeiture in one or more jurisdictions which in turn may result in damage to our reputation, prospects and financial results.

In some jurisdictions our key executives, certain employees or other individuals related to the business, including significant shareholders, will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations, could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses necessary for the conduct of the business. In some cases, the remedy to such situation may require the removal of a key executive or employee or significant shareholder and the mandatory redemption or transfer of such person’s equity securities, which could have an adverse effect on the overall market for our securities.

As part of obtaining our gaming licenses, the responsible gaming authority will generally determine suitability of certain directors, officers and employees and, in some instances, significant shareholders. The criteria used by gaming authorities to make determinations as to who requires a finding of suitability or the suitability of an applicant to conduct gaming operations varies among jurisdictions, but generally requires extensive and detailed application disclosures followed by a thorough investigation. Gaming authorities typically have broad discretion in determining whether an applicant should be found suitable to conduct operations within a given jurisdiction. If any gaming authority with jurisdiction over our business were to find an applicable officer, director, employee or significant shareholder of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever our relationship with that person. Furthermore, such gaming authorities may require us to terminate the employment of any person who refuses to file required applications. Either result could have a material adverse effect on our business, operations and prospects.

Additionally, a gaming regulatory body may refuse to issue or renew a gaming license or restrict or condition the same, based on the past or present activities of SGHC, or our current or former directors, officers, employees, shareholders or third parties with whom we have relationships, which could adversely affect our operations or financial condition. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us.

From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect our directors, officers, key employees, or other aspects of the Company’s operations. To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary (or advisable based upon the advice of local counsel) for our operations. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements of our directors, officers, key employees and shareholders. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have an adverse effect on us.

Any change in existing laws and regulations, or their interpretation or enforcement, or the regulatory climate applicable to our products and offerings, could adversely impact our ability to operate some or all of our business as currently conducted or as we seek to operate in the future, which could have an adverse effect on our business, financial condition and results of operations.

We are generally subject to laws and regulations relating to sports betting and online casino gaming in the jurisdictions in which we conduct our business or in some circumstances, of those jurisdictions in which we offer or make available our services, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax, anti-money laundering, competition and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative, regulatory and enforcement action, court decisions or other governmental action, which may be affected by, among other things, political pressures and changes in government leadership or legislative or governmental priorities, may have an adverse impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming or the marketing thereof, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable online gaming in their jurisdictions. Additionally, some jurisdictions in which we may operate could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations. Some jurisdictions do not have laws that grant us rights in the data we collect. Any enactment of laws in these jurisdictions would require a change in how we conduct business in such jurisdictions.

We have foreign licenses and operate under those licenses in a number of jurisdictions. In addition, we have entered into a definitive agreement to acquire DGC, subject to certain regulatory approvals and customary closing conditions. DGC’s subsidiary DGC USA has secured market access in an initial 12 regulated or expected-to-be regulated states in the U.S. Any of our licenses in foreign jurisdictions or U.S. states could be revoked, suspended or conditioned at any time. Our license applications may also be denied or conditioned. The loss or denial of a license in one jurisdiction could trigger the loss or denial of a license or affect our eligibility for such a license in another jurisdiction, and any of such losses or denials, or potential for such loss or denial, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. As laws and regulations change, we may need to obtain and maintain licenses or registrations in additional jurisdictions. In addition, once licensed, we may be subject to various ongoing requirements, including supervision by the respective governmental agency of certain transfers of ownership and acquisitions.

In May 2018, the U.S. Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992 (“PASPA”) as unconstitutional. This decision has the effect of lifting federal restrictions on sports betting and thus allows U.S. states to determine by themselves the legality of sports betting. Since the repeal of PASPA, several states have legalized online sports betting. To the extent new real money gaming or sports betting jurisdictions are established or expanded, we cannot guarantee that we will be successful in penetrating such new jurisdictions or expanding our business or customer base in line with the growth of existing jurisdictions. If we are unable to effectively develop and operate directly or indirectly within these new jurisdictions or if our competitors are able to successfully penetrate geographic jurisdictions that we cannot access or where we face other restrictions, there could be a material adverse effect on our business, operating results and financial condition. Our failure to obtain or maintain the necessary regulatory approvals and licenses in jurisdictions, whether individually or collectively, could have a material adverse effect on our business. To expand into new jurisdictions, we may need to be licensed and obtain approvals of our product offerings. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals or licenses needed for expansion within existing jurisdictions or into new jurisdictions can negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.

The Parliament of Canada recently passed legislation allowing provinces to regulate single-event wagering within their jurisdictions, although at this point it is unclear as to the approach which each province will take in such regard. Historically, provincially-regulated offerings were limited to parlay sports betting (which required bets to be made on multiple discrete events) offered by provincial Crown corporations. Sport-betting businesses, like our Betway brands, that operate outside of the provincially-regulated frameworks, have until now also offered single-event betting with limited competition from such Crown corporations, due to the general preference of customers to not be limited to parlay bets only. In addition, certain of our private operator competitors elected not to carry on meaningful sports-betting operations in Canada. However, as a consequence of the legislative change, the Crown corporations and many of our private operator competitors, as well as new market entrants (some of which are well-funded and involve major business interests) have announced their intentions to begin or expand sports betting operations in Canada. Independently, several Canadian provinces have been considering altering their approach to regulated online gaming (including both casino games and sports betting), to permit private operators like us to enter the provincially-regulated system. In particular, the Province of Ontario has moved ahead with its plans to permit provincially-regulated online gaming by private operators under a new regulatory framework. While the full extent of the regulatory framework (including the fee or tax rate) is not known at this time, a new provincial commercial contracting party has been established and both it and the provincial regulator have created engagement and licensing mechanisms and begun to register interested applicants. In addition, information on standards, eligibility and other key elements have been published. The new regulatory framework is scheduled to commence operation by the end of 2021. Other Canadian provinces are expected to follow suit eventually. In the past, when other countries have introduced regulatory frameworks, our financial results have been impacted by, amongst other things, increased taxation and compliance costs, offset by improvements in other costs of doing business such as payment processing and product costs. In some cases the introduction of a restrictive regulatory regime has resulted in a decrease in the size of the market, whereas in others a liberal regulatory regime has led to an increase in the size of the market. Although it is possible that all of the above will expand the size of the total addressable market in Canada and/or improve the profitability of the Canadian market for us, at this point this cannot be said for certain and it is possible that parties like us that have pre-existing Ontario or Canadian operations may be at a disadvantage under these new frameworks unless we are prepared to agree to certain conditions. While we actively seek out regulated jurisdictions for the expansion of our business and therefore welcome the recently passed legislation and the proposed Ontario regulatory framework and intend to participate therein to the fullest extent possible, we cannot be certain about the future impacts of these changing circumstances on our business, operations or financial prospects. The Americas accounted for 48% of our business revenue in the year ended December 31, 2020, and Canada is our largest market in the Americas. To the extent that competition in these key markets is increased and we are unable to maintain our related business, it may have a material adverse effect on them.

Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our operations and financial results. Governmental authorities could view us as having violated applicable laws or regulations, despite our efforts to obtain and maintain all applicable licenses or approvals and despite, based upon advice of local counsel, our belief that we are acting lawfully. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, advertisers and others involved in sports betting and online gaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our business partners, while diverting the attention of key executives. Such proceedings could have an adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of sports betting and online gaming industries and/or the marketing thereof (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition and results of operations, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us to obtain and/or such licenses or approvals may contain other commercially undesirable conditions or where our marketing strategy is prohibited or hindered.

Even where enabling legislation is passed, there can be no assurance that such legislation and accompanying regulations and interpretation thereof will be positive for our business, either at the outset or upon subsequent revision. In the past, there have been instances where business-friendly legislation and/or regulations have been enacted only for subsequent revisions or interpretations to follow with the effect of severely restricting our ability to do business profitably. Examples of this include changes to rules and regulations governing or restrictions placed on marketing, sponsorships, customer incentives, customer deposit mechanisms and limits, customer withdrawal mechanisms and limits, and customer loss and other limits that have in some instances been enacted or amended some time after initial enabling legislation and/or regulation, or subsequent increases to gaming and other taxes.

For example, with regards to the licenses that we hold for our operations in Great Britain, the Gambling Commission (“the GC”) regulates online gambling operators. Over time the GC has issued interpretations of and amendments to the regulations. Examples include the prohibition of customer reverse withdrawals, the prohibition of various casino game features, and the introduction of casino game speed of play limits that were all brought into effect on October 31, 2020. Furthermore, the Gambling Act 2005 (2005 c 19), which is an Act of the Parliament of the United Kingdom that was amended in 2014 and which governs gambling (including online gambling) in Great Britain, is currently under review, including potential restrictions on advertising and sponsorships, which may have an adverse impact on our ability to grow our business in the United Kingdom.

As another example, the Dirección General de Ordenación del Juego (“the DGOJ”) is the responsible regulator with regards to the license that we hold for our operations in Spain. Under Spanish law, the conduct of a gambling business includes explicit prescriptions such as default limits on the amounts that customers are allowed to deposit within defined periods into their wagering accounts. When we acquired our license to operate in Spain, the law allowed us to sponsor football (soccer) teams, which resulted in us sponsoring the La Liga teams Deportivo Alavés, Levante Unión Deportiva and Club Deportivo Leganes. However, with effect from the start of the 2020/21 La Liga football season, gambling trademarks or logos may no longer be incorporated into sports equipment (including football shirts) and nor may trademarks be used to identify sports facilities or incorporated into a team’s name. Accordingly it was not possible for our arrangements with the aforementioned teams to be extended. Similarly, when we acquired our license to operate in Spain, the law allowed us to advertise our products and offerings on television with relatively limited restrictions. However, with effect from September 1, 2021, television advertising for gambling and betting is restricted to the hours of 01:00 to 05:00. While we expect to be able to continue to grow our business in Spain by means of alternative marketing channels, these changes have had at least a temporary adverse impact on our ability to grow our business in Spain.

There can be no assurance that these or other jurisdictions where we hold licenses will not adopt additional or incremental changes to their laws or their regulations, or that we will foresee or otherwise be able to predict such changes or that we will be able to successfully mitigate them. Failure to successfully mitigate such changes could have an adverse effect on our business, financial condition, results of operations and prospects.

Due to the nature of our business, we are subject to taxation in a number of jurisdictions and may in the future be subject to taxation in new jurisdictions, and changes in, or new interpretation of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could adversely affect our financial condition and results of operations.

Our tax obligations will be varied and include U.S. federal and state taxes as well as national, state, provincial and other taxes around the world due to the nature of our business. The tax laws that will be applicable to our business are subject to interpretation, and significant judgment will be required in determining our worldwide provision for income taxes. In the course of our business, there will be many transactions and calculations where the ultimate tax determination is uncertain. For example, compliance with the 2017 United States Tax Cuts and Jobs Act (“TCJA”) may require the collection of information not regularly produced within our Company, the use of estimates in our consolidated financial statements, and the exercise of significant judgment in accounting for its provisions. As regulations and guidance evolve with respect to the TCJA, and as we gather more information and perform more analysis, our results may differ from previous estimates and may adversely affect our consolidated financial statements.

The gaming industry represents a significant source of tax revenue to the jurisdictions in which we currently and in the future will operate. Companies in the gaming industry are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase, or the adoption of additional taxes or fees, could have an adverse effect on our business, financial condition, results of operations and prospects.

Additionally, tax authorities may impose indirect taxes on Internet-related commercial activity based on existing statutes and regulations which, in some cases, were established prior to the advent of the Internet. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as ours. The application of such laws may be inconsistent from jurisdiction to jurisdiction. Our in-jurisdiction activities may vary from period to period which could result in differences in nexus from period to period.

We are subject to periodic review and audit by domestic and foreign tax authorities. Tax authorities may disagree with certain positions that we have taken or that we will take, and any adverse outcome of such a review or audit could have a negative effect on our business, financial condition and results of operations. Although we believe that our tax provisions, positions and estimates are reasonable and appropriate, tax authorities may disagree with certain positions we have taken. In addition, economic and political pressures to increase tax revenue in various jurisdictions may make resolving tax disputes favorably more difficult.

We operate in an industry and across jurisdictions which increase our tax risk profile, and subjects us to numerous pieces of anti-avoidance legislation which are generally complex, require detailed analysis, and which positions are often not certain due to the breadth of the anti-avoidance rules. In addition, the indirect tax treatment of the services we provide in certain countries is often unclear. As a result of these risks, we may have significant tax exposures that we have not accounted for, including in key markets, which could adversely affect our financial condition and results of operations.

Due to the international scope of our operations and the industry in which we operate, we are subject to tax laws and regulations, including numerous anti-avoidance legislation, which are complex and subject to varying interpretations, imposed by taxing authorities around the world. Furthermore, tax laws are dynamic and therefore subject to change as new laws are passed and new interpretations of existing laws are issued or applied. Our existing corporate structure and intercompany arrangements have been implemented in a manner which we consider to be in compliance with current prevailing tax laws. However, the tax treatment of our structure and of the offerings we provide in certain jurisdictions is often unclear and could be subject to material adjustment. For example, the taxing authorities in the jurisdictions in which we operate may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken. This may result in differences in the treatment of revenues, deductions and/or credits or otherwise expose us to additional taxes, interest and/or penalties, including in key markets, which could adversely affect our financial condition and results of operations. In addition, future changes to tax laws and regulations could increase our tax obligations in jurisdictions where we do business or are deemed to do business for tax purposes, or require us to change the manner in which we conduct certain aspects of our business.

We are party to pending litigation and regulatory and tax audits in various jurisdictions and with various plaintiffs and we may be subject to future litigation and regulatory and tax audits in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.

As a growing company with expanding operations, we in the past have been party to, and NewCo may in the future increasingly face the risk of, claims, lawsuits, and other proceedings involving competition and antitrust, anti-money laundering, OFAC, gaming, intellectual property, privacy, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters, including claims by customers. Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing an adverse effect on our business, financial condition, results of operations and prospects.

Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have an adverse effect on our business, financial condition, results of operations and prospects.

Intellectual Property and Data Privacy Risks

Failure to protect or enforce our intellectual property rights, the confidentiality of our trade secrets and confidential information, or the costs involved in protecting or enforcing our intellectual property rights and confidential information, could harm our business, financial condition and results of operations.

We rely on trademark, copyright, trade secret, and domain-name-protection laws to protect our rights in intellectual property. However, third parties may knowingly or unknowingly infringe our rights in intellectual property, third parties may challenge intellectual property rights held by us, and pending and future trademark and patent applications may not be approved or courts/tribunals may not uphold our objections or claims. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights. There can be no assurance that others will not offer products or services that are substantially similar to ours and compete with our business.

Circumstances outside our control could pose a threat to our intellectual property rights. Also, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective. For example, it may not always have been possible or commercially desirable to obtain registered protection for our products, software, databases or other technology and, in such situations, we rely on laws governing protection of unregistered intellectual property rights, confidentiality and/or contractual exclusivity of and to underlying data and technology to prevent unauthorized use by third parties. As such, if we are unable to protect our proprietary offerings via relevant laws or contractual exclusivity, technology and features, competitors may copy them. In particular, the EU database right protection we enjoy in the EU does not apply outside the EU and, as such, we cannot be certain that we can rely on existing statutes, regulations and/or case law (including in the U.S.) to protect our unregistered intellectual property in the future or prevent third parties from making unauthorized uses of our data and other unregistered intellectual property. The position regarding the U.K. and the EU database right following Brexit also remains unclear. The loss of EU database right protection could adversely affect our business. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. If we are unable to protect our proprietary offerings and features, competitors may copy them. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized use of our intellectual property or disclosure of our confidential information or trade secrets could make it more expensive to do business, thereby harming our operating results. Furthermore, if we are unable to protect our intellectual property rights or prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our offerings and service. Any of these events could harm our business, financial condition, results of operations and prospects.

Our collection, storage and use, including sharing and international transfers, of personal data are subject to applicable data protection and privacy laws, and any actual or perceived failure to comply with such laws may harm our reputation and business or expose us to fines, civil claims (including class actions), and other enforcement action. The protection of personal information is becoming increasingly regulated and changes in applicable laws may require changes to our policies, practices, procedures and personnel which may require material expenditures and harm our financial condition and results of operations.

We are, and will increasingly become as we seek to expand our business, subject to numerous domestic and foreign laws, regulations, rules and standards, as well as associated industry standards, policies and contractual or other obligations, relating to the collection, use, storage, safeguarding, retention, security, destruction. disclosure, transfer, and/or other processing of personal data (collectively, “Processing”) in the jurisdictions in which we operate (collectively, “Data Protection Requirements”). These Data Protection Requirements often vary significantly by jurisdiction. While we have taken steps to comply with Data Protection Requirements, we cannot assure you that our efforts to achieve and remain in compliance have been and/or will continue to be, fully successful. If we fail, or are perceived to have failed, to address or comply with any such Data Protection Requirements, this could result in enforcement actions against us that could include investigations, fines, penalties, audits and inspections, additional reporting requirements and/or oversight, temporary or permanent bans on all or some Processing of personal data or orders to destroy or not use personal data. Further, individuals or other relevant stakeholders could bring a variety of claims against us for our actual or perceived failure to comply with the Data Protection Requirements. Any of these events could have a material adverse effect on our reputation, business, or financial condition, and could lead to a loss of actual or prospective customers, collaborators or partners; result in an inability to Process personal data or to operate in certain jurisdictions; limit our ability to develop or commercialize current or prospective offerings or services; or require us to revise or restructure our operations.

For example, the European Union’s General Data Protection Regulation (“GDPR”) applies to any Processing operations carried out in the context of the activities of an establishment in the EEA, as well as to any other Processing operations relating to the offering of goods or services to individuals in the EEA and/or the monitoring of individuals’ behavior in the EEA. Also, notwithstanding the United Kingdom’s withdrawal from the EU, by operation of the so called ‘UK GDPR’ (i.e., the GDPR as it continues to form part of the law of the United Kingdom by virtue of section 3 of the EU (Withdrawal) Act 2018 and as subsequently amended) (“UK GDPR”) the GDPR continues to apply in substantially equivalent form to Processing operations carried out in the context of the activities of an establishment in the United Kingdom and any other Processing relating to the offering of goods or services to individuals in the United Kingdom and/or monitoring of individuals’ behavior in the United Kingdom. Therefore, reference to the GDPR herein also refers to the UK GDPR in the context of the

United Kingdom, unless the context requires otherwise. Furthermore, the GDPR provides that EEA Member States may introduce specific, supplementary requirements related to the Processing of “special categories of personal data”; as well as personal data related to criminal offences or convictions. In the United Kingdom, the UK Data Protection Act 2018 complements the UK GDPR in this regard. This fact may lead to greater divergence on the law that applies to the Processing of such personal data across the EEA and/or United Kingdom, which may increase our costs and overall compliance risk.

The GDPR and such supplementary requirements impose stringent data privacy and security requirements. In particular, the GDPR imposes several requirements relating to ensuring there is a lawful basis for Processing personal data, extends the rights of individuals to whom the personal data relates, materially expands the definition of what is expressly noted to constitute personal data, requires additional disclosures about how personal data is to be used, imposes limitations on retention of personal data, imposes strict rules on the transfer of personal data out of the EEA/UK to most third countries, creates mandatory data breach notification requirements in certain circumstances and establishes onerous new obligations on service providers, or processors, who Process personal data simply on behalf of others. It also significantly increased penalties for noncompliance.

Additionally, following the United Kingdom’s withdrawal from the European Union on January 31, 2020 and end of the post-Brexit transition period on December 31, 2020, as noted above, the United Kingdom has introduced the UK GDPR which currently makes the privacy regimes of the EEA and United Kingdom similar, though it is possible that either the European Union, and consequently those further states that make up the remainder of the EEA, or United Kingdom could elect to change their approach and create differences in legal requirements and regulation in this area. On June 28, 2021, the European Commission issued an adequacy decision under the GDPR which allows transfers (other than those carried out for the purposes of United Kingdom immigration control) of personal data from the EEA to the United Kingdom to continue without restriction for a period of four years ending June 27, 2025. After that period, the adequacy decision may be renewed, however, only if the United Kingdom continues to ensure an adequate level of data protection. During these four years, the European Commission will continue to monitor the legal situation in the United Kingdom and could intervene at any point if the United Kingdom deviates from the level of data protection in place at the time of issuance of the adequacy decision. If the adequacy decision is withdrawn or not renewed, transfers of personal data from the EEA to the United Kingdom will require a valid ‘transfer mechanism’ and we may be required to implement new processes and put new agreements in place (such as the then-current form of the European Commission-issued Standard Contractual Clauses), to enable transfers of personal data from the EEA to the United Kingdom to continue.

We are also subject to the Data Protection (Bailiwick of Guernsey) Law, 2017 (as amended) (the “Guernsey DP Law”), which largely follows GDPR and requires us to control and process personal data only for proper purposes and in accordance with statutory data protection principals, and the Data Protection Law of Colombia, which requires the consent of the customer to their data being transmitted outside of Colombia.

Because our products and services rely on the movement of data across national boundaries, global privacy and data security concerns could result in additional costs and liabilities to us or inhibit sales of our products and/or services globally. In particular, European data protection laws, such as the GDPR, generally prohibit the transfer of personal data from the EEA, United Kingdom and Switzerland to the United States, and most other countries, known as ‘third countries’, in respect of which the European Commission or other relevant regulatory body has not issued a so-called ‘adequacy decision’, unless the parties to the transfer have implemented specific safeguards to protect the transferred personal data. One of the primary safeguards used for transfers of personal data to the United States was the E.U.-U.S. Privacy Shield framework administered by the U.S. Department of Commerce. On July 16, 2020, the Court of Justice of the European Union, or CJEU, in a decision known as ‘Schrems II’, invalidated the EU-U.S. Privacy Shield, under which personal data could be transferred from the EEA and the United Kingdom to U.S. entities that had self-certified under the Privacy Shield. To align with the CJEU’s decision in respect of the E.U.-U.S. Privacy Shield, on September 8, 2020, the UK government similarly invalidated the use of the EU-U.S. Privacy Shield as a mechanism for lawful personal data transfers from the United Kingdom to the United States under the UK GDPR and the Swiss Federal Data Protection and Information Commissioner announced that the Swiss-U.S. Privacy Shield regime was also inadequate for the purposes of personal data transfers from Switzerland to the U.S. entities who had self-certified under the Swiss Privacy Shield. The CJEU Schrems II decision referenced above also cast doubt on the ability to use one of the primary alternatives to the E.U.-U.S. Privacy Shield and Swiss-U.S. Privacy Shield, namely, the European Commission’s Standard Contractual Clauses, to lawfully transfer personal data to the United States and most other third countries. On June 4, 2021, the European Commission published new versions of the Standard Contractual Clauses. These must be used for all new transfers of personal data from the EEA to third countries starting September 27, 2021, and all existing transfers of personal data from the EEA to third countries relying on the existing versions of the Standard Contractual Clauses must be replaced by December 27, 2022. The implementation of the new Standard Contractual Clauses will necessitate significant contractual overhaul of our data transfer arrangements with partners, sub-processors and vendors. Use of both the existing and the new Standard Contractual Clauses must, following the Schrems II decision, now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals, and additional supplementary technical, organizational and/or contractual measures and/or contractual provisions may need to be put in place; however, the nature of these additional measures is currently uncertain. At present, there are few if any viable alternatives to the Privacy Shield and the Standard Contractual Clauses and there remains some uncertainty with respect to the nature and efficacy of such supplementary measures in ensuring an adequate level of protection of personal data. As such, our transfers of personal data to third countries may not comply with European data protection laws and may increase our exposure to the GDPR’s heightened sanctions for violations of its cross-border data transfer restrictions, including fines of up to 4% of annual global revenue or €20,000,000/£17,500,000, whichever is higher, and injunctions against transfers. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the Standard Contractual Clauses can and cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate and/or engage providers and/or otherwise transfer personal data, it could affect the manner in which we receive and/or provide services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results and generally increase compliance risk. Additionally, other countries outside of Europe have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of operating our business.

In recent years, U.S. and European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. On June 20, 2019, the U.K.’s Information Commissioner (the “ICO”) published a report setting out its views on advertising technology, specifically the use of personal data in “real time bidding”, and the key privacy compliance challenges arising from it. In its report, which is a status update rather than formal guidance, several key deficiencies were noted and marked for formal regulatory action. However, in May 2020, the ICO paused its investigation into real time bidding and the advertising technology industry, as it sought to prioritize activities responding to the COVID-19 pandemic. The ICO’s investigation resumed in January 2021. We are likely to be required to expend further capital and other resources to ensure compliance with the findings of the ICO’s report on advertising technology, and any relevant changing laws and regulations. While we have numerous mitigation controls in place, advertisements produced by us may be erroneously served on websites that are not suitable for the advertising content of gambling (e.g., websites predominantly aimed at children). There is also a risk that gambling advertisements are viewed by people who do not want to view them, or who have taken measures not to receive them (for example, individuals on “self-exclusion” lists). In each case this may have adverse legal and reputational effects on our business.

In the EU, rules relating to electronic direct marketing are currently set out in the ePrivacy Directive, which is likely to be replaced by a new ePrivacy Regulation. While no official time frame has been given for the

ePrivacy Regulation, there will be a transition period after the ePrivacy Regulation is agreed for compliance, and commentators consider it unlikely to come into force before 2023. The ePrivacy Regulation will be directly implemented into the laws of each of the EU Member States, without the need for further enactment. When implemented, the ePrivacy Regulation is expected to alter rules on third-party cookies, web beacons and similar technology for online behavioral advertising and to impose stricter requirements on companies using these tools. Regulation of cookies and web beacons may lead to broader restrictions on our online activities, including efforts to understand followers’ Internet usage and promote ourselves to them. The current draft of the ePrivacy Regulation significantly increases fining powers to the same levels as the GDPR. Given the delay in finalizing the ePrivacy Regulation, certain regulators have issued guidance (including ICO and French data protection regulators) on the requirement to seek strict opt-in, unbundled consent to use all nonessential cookies and similar technologies and the requirement to increase the standard of transparency relating to use of cookies and similar technologies. Our cookie consent management functionality and cookies notices may not meet the standards outlined in such guidance.

In the United States, the federal government, including Congress, the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the internet, including regulation aimed at restricting certain targeted advertising practices. Furthermore, the Federal Trade Commission and many state attorneys general continue to enforce federal and state consumer protection laws against companies for online collection, use, dissemination, and security practices that appear to be unfair or deceptive. Numerous states have enacted or are in the process of enacting state level data privacy laws and regulations governing the collection, use, and processing of state residents’ personal data.

For example, the California Consumer Privacy Act (“CCPA”) took effect on January 1, 2020. The CCPA establishes a new privacy framework for covered businesses such as ours and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA provides new and enhanced data privacy rights to California residents, such as affording consumers the right to access and delete their information and to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising any of their CCPA rights. The CCPA imposes severe statutory damages for certain violations of the law as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. It remains unclear how various provisions of the CCPA will be interpreted and enforced. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (“CPRA”). The CPRA further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. The Stop Hacks and Improve Electronic Data Security Act, otherwise known as the SHIELD Act, is a New York State bill, the data protection portions of which became effective on March 23, 2020. The SHIELD Act requires companies to adopt reasonable safeguards to protect the security, confidentiality, and integrity of private information. A company should implement a data security program containing specific measures, including risk assessments, employee training, vendor contracts, and timely data disposal. Laws like the SHIELD Act, the CPRA and the CCPA may lead other states to pass comparable legislation, with potentially greater penalties, and more rigorous compliance requirements relevant to our business. For example, Virginia has enacted the Consumer Data Protection Act and Colorado has enacted the Colorado Privacy Act, each of which may impose obligations similar to or more stringent than those we may face under other data protection laws. Compliance with any newly enacted privacy and data security laws or regulations may be challenging and cost and time-intensive, and we may be required to put in place additional mechanisms to comply with applicable legal requirements.

Although we have implemented certain policies and procedures, and continue to review and improve such policies and procedures, that are designed to ensure compliance with applicable laws, rules and regulations, if our privacy or data security measures fail, or are perceived to have failed, to comply with applicable current or future laws and regulations, we may be subject to fines, litigation, regulatory investigations and penalties (including potential suspension or loss of licensure), enforcement notices requiring us to change the way we use personal data or our marketing practices or other liabilities such as compensation claims by individuals affected by a personal data breach, as well as negative publicity and a potential loss of business. Fines are significant in some countries (e.g., the GDPR introduced fines of up to €20,000,000/£17,500,000 or up to 4% of the total worldwide annual turnover of the preceding financial year (whichever is higher)) as well as litigation, compensation claims by affected individuals (including class action type litigation where individuals suffer harm), regulatory investigations and enforcement notices requiring us to change the way we use personal data.

Our processing of cardholder data is subject, in addition to data protection and privacy laws, to strict industry standards and security procedures. Compliance with the requirements to process cardholder data can be onerous and may require the implementation of new procedures, policies and security measures or the amendment of existing ones which may require material expenditures and harm our financial condition and results of operations. Any actual or perceived failure to comply may result in the inability to process payments, monetary penalties and reputational damages which may require material expenditures and harm our financial condition and results of operations.

The Payment Card Industry Data Security Standard (“PCI DSS”) applies to the processing of cardholder data. PCI DSS consists of a set of policies and procedures intended to enhance the security of cardholder data during card transactions. PCI DSS was implemented by the five largest credit card brands—Visa, Mastercard, Discover, American Express, JCB. Compliance in this regard is important as SGHC does process cardholder data. Where there is actual or perceived non-compliance with PCI DSS, this may result in SGHC’s inability to process payments, monetary penalties and reputational damage. As part of PCI DSS compliance SGHC is required to undertake internal and external network vulnerability scans at least quarterly and after any significant change in the network and to carry out a formal risk assessment process at least annually and upon significant changes to the environment that identifies critical assets, threats, and vulnerabilities. Where such scans reveal any lack of compliance, the Company will take appropriate steps to ensure compliance in accordance with the relevant and applicable policies and procedures.

We will rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and offerings. Failure to maintain, renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could adversely affect our business, financial condition and results of operations.

We will rely on products, technologies and intellectual property that we license from third parties, for use in our offerings. A substantial portion of our offerings and services use intellectual property licensed from third parties. The future success of our business may depend, in part, on our ability to obtain, retain and/or expand licenses for popular technologies, data feeds, software platforms and games in a competitive market. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property. We use data in respect of sporting feeds which we believe to be freely available in the public domain and/or which are made available to us at no charge. In the future, we may be forced to pay for usage of such data, including retrospectively, and third parties may assert rights to such data and/or such third parties may attempt to charge us for the right to use such data. In the event that this does happen, we cannot be certain that appropriate licenses will be available to us on commercially reasonable terms, if at all. In the event that we cannot agree on appropriate licenses, we may be required to discontinue or limit our use of the relevant data and, to the extent that certain of our offerings or products or components thereof are entirely reliant on such data, we may therefore be unable to continue to provide certain offerings or products or components thereof, in which case our business, our results of operations, our financial results and our prospects may suffer.

Some of our license agreements contain minimum guaranteed royalty payments to the third party. If we are unable to generate sufficient revenue to offset the minimum guaranteed royalty payments, it could have a material adverse effect on our business, results of operations, cash flows and financial condition. Certain of our license agreements grant the licensor rights to audit our use of their intellectual property as well as the financial calculations of royalty payments under these agreements. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation.

The regulatory review process and licensing requirements also may preclude us from using technologies owned or developed by third parties if those parties are unwilling to subject themselves to regulatory review or do not meet regulatory requirements. Some gaming authorities require gaming manufacturers to obtain approval, licensure or other requirements before engaging in certain transactions, such as acquisitions, mergers, reorganizations, financings, stock offerings and share repurchases. Obtaining such approvals can be costly and time consuming, and we cannot assure that such approvals will be granted or that the approval process will not result in delays or disruptions to our strategic objectives.

We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our games and other software applications and systems, and the third-party platforms upon which they are made available could contain undetected errors.

Our technology infrastructure is critical to the performance of our platform and offerings and to customer satisfaction. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data and customer information and to prevent outages, data or information loss, fraud and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. We currently use and may in the future make additional use of “cloud” computing services which are a form of computing infrastructure provided by third parties such as Amazon and Microsoft and as such are substantially not within our control and are subject to outages that we would not be able to prevent and would have significant difficulty mitigating should they occur. We have experienced, and we may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions have not had a material impact on us; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could adversely affect our business, financial condition, results of operations and prospects.

Additionally, our products may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch and could result in a vulnerability that could compromise the security of our systems. If a particular product offering is unavailable when customers attempt to access it or navigation through our platforms is slower than they expect, customers may be unable to use our product offerings as desired and may be less likely to return to our platforms as often, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of our customers, harm our reputation, cause our customers to stop utilizing our platforms, divert our resources and delay market acceptance of our offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects.

If our customer base and engagement continue to grow, and the amount and types of offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our customers’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the customer experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, climate change, climate change-related events, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as the coronavirus) or other catastrophic events.

If we do not continuously improve upon our systems and products and offerings then notwithstanding that the performance thereof might remain constant it might nonetheless also deteriorate when viewed relative to our competitors. This in turn might harm our reputation with our customers or reduce their enjoyment of our products and in turn harm our reputation, business, financial condition, results of operations and prospects.

We believe that if our customers have a negative experience with our offerings, or if our brand or reputation is negatively affected, customers may be less inclined to continue or resume utilizing our products or recommend our platform to other potential customers. As such, a failure or significant interruption in our service could harm our reputation, business, financial condition, results of operations and prospects.

Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by unauthorized third parties, hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information or data stored there could be accessed, publicly disclosed, lost, deleted, encrypted or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings (including class actions), liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to customers, damage to our reputation, and a loss of confidence in our products and offerings, which could adversely affect our business.

The secure maintenance and transmission of customer information is a critical element of our operations. Our information technology and other systems that maintain and transmit customer information, or those of service providers, business partners or employee information may be compromised by a malicious third-party penetration of our network security, or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or those of a third-party service provider or business partner. As a result, our customers’ information may be lost, disclosed, accessed or taken without consent. If any such access, disclosure or other loss of information should occur, then we would likely suffer attempts by the recipients of such data to divert our customers away from our products and would also suffer a substantial loss of trust and reputation with our customers and would likely lose a significant portion of their business as a result. We have experienced attempted cyber-attacks, attempts to breach our systems and other similar attempts in the past. For example, we have been and expect that we will continue to be subject to attempts to gain unauthorized access to or through our information systems, whether by our employees or third parties, including cyber-attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on our operations or financial results, but we cannot provide assurance that they will not have a material impact in the future.

We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites and/or externally exposed administrative systems are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.

In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increases. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of customer information, including customers’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; litigation, regulatory action and other potential liabilities. In the past, we have experienced social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks, none of which to date has been material to our business; however, such attacks could in the future have a material adverse effect on our operations. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

In addition, any party who is able to illicitly obtain a customer’s password could access the customer’s transaction data or personal information, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We continue to devote significant resources to protect against security breaches or we may need to in the future to address problems caused by breaches, including notifying affected subscribers and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.

Some of our software systems contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our offerings.

Some of our software systems contain software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our systems.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open source software to avoid subjecting our platform and our back-office and administrative and other systems to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our software systems will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our systems, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition, results of operations and prospects.

If Internet and other technology-based service providers experience service interruptions, our ability to conduct our business may be impaired and our business, financial condition and results of operations could be adversely affected.

A substantial portion of our network infrastructure is provided by third parties, including Internet service providers and other technology-based service providers. We require technology-based service providers to implement cyber-attack-resilient systems and processes. However, if Internet service providers experience service interruptions, including because of cyber-attacks, or due to an event causing an unusually high volume of Internet use (such as a pandemic or public health emergency), communications over the Internet may be interrupted and impair our ability to conduct our business. Internet service providers and other technology-based service providers may in the future roll out upgraded or new mobile or other telecommunications services, such as 5G or 6G services, which may not be successful and thus may impact the ability of our customers to access our offerings in a timely fashion or at all. In addition, our ability to process e-commerce transactions depends on bank processing and credit card systems. To prepare for system problems, we continuously seek to strengthen and enhance our current facilities and the capabilities of our system infrastructure and support. Nevertheless, there can be no assurance that the Internet infrastructure or our own network systems will continue to be able to meet the demand placed on us by the continued growth of the Internet, the overall online gaming industry and our customers. Any difficulties these providers face, including the potential of certain network traffic receiving priority over other traffic (i.e., lack of net neutrality), may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. Any system failure as a result of reliance on third parties, such as network, software or hardware failure, including as a result of cyber-attacks, which causes a loss of our customers’ property or personal information or a delay or interruption in our online services and products and e-commerce services, including our ability to handle existing or increased traffic, could result in a loss of anticipated revenue, interruptions to our offerings, cause us to incur significant legal, remediation and notification costs, degrade the customer experience and cause customers to lose confidence in our offerings, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Projections

Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations of the jurisdictions in which we operate, or seek to operate, our business. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

We operate in a rapidly evolving and highly competitive industry and our projections are subject to the risks and assumptions made by management with respect to this industry. Operating results are difficult to forecast because they generally depend on our assessment of factors that are inherently beyond our control and impossible to predict with certainty, such as the timing of adoption of future legislation and regulations by different jurisdictions. Furthermore, if we invest in the development of new products or distribution channels that do not achieve commercial success, whether because of competition or otherwise, we may not recover the often material “up front” costs of developing and marketing those products and distribution channels, or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels.

Additionally, our business may be affected by reductions in customer acquisition, customer persistency and customer spending as a result of numerous factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt timely measures to compensate for any unexpected shortfall in income. Our profitability projections make numerous assumptions about the expected future levels of various expense items. Historically most of these expense items have been relatively stable or predictable either in absolute terms or in relation to revenue but there is no certainty that such stability or predictability will continue into the future. These inabilities could cause our operating results in a given period to be higher or lower than expected. If actual results differ from our estimates, analysts may negatively react and our stock price could be adversely impacted.

Our growth prospects depend on the regulatory status of real-money gaming in various jurisdictions. Real-money gaming is an area of focus in several jurisdictions, and regulation may not occur in as many jurisdictions as we expect, or may occur at a slower pace than we anticipate. Additionally, even if additional jurisdictions regulate real money gaming, this may be accompanied by legislative or regulatory restrictions and/or taxes that make it commercially unviable to operate in those jurisdictions, or the process of implementing regulations or securing the necessary licenses to operate in a particular jurisdiction may take longer than we anticipate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.

A number of jurisdictions in which we operate, or seek to operate, our business have regulated, or are currently considering regulating, real money gaming, and our business, financial condition, results of operations and prospects are significantly dependent upon regulation of real money gaming. Our business plan is partially based upon the regulation of real money gaming in these jurisdictions; however, this regulation may not occur as we have anticipated. Additionally, if a large number of jurisdictions enact real money gaming legislation and we are unable to obtain, or are otherwise delayed in obtaining the necessary licenses to operate online sports betting or online casino gaming websites in those jurisdictions where such games are regulated, our future growth in online sports betting and online casino gaming could be impaired.

As we enter into new jurisdictions, governments may regulate real money gaming in a manner that is unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. For example, certain jurisdictions require us to have a relationship with a land-based, licensed casino for access to online sports betting and/or online casino gaming, which tends to increase our costs of revenue. Jurisdictions that have established government monopolies may limit opportunities for private sector participants like us. Governments in certain jurisdictions also impose substantial tax rates on online sports betting and gaming revenue, in addition to sales taxes in certain jurisdictions and an excise tax on the amount of each wager. As many relevant taxes apply to various measures of modified gross profit, tax rates that are higher than we expect will make it more costly and less desirable for us to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact our profitability.

The Parliament of Canada recently passed legislation allowing provinces to regulate single-event wagering within their jurisdictions, although at this point it is unclear as to the approach which each province will take in such regard. Historically, provincially-regulated offerings were limited to parlay sports betting (which required bets to be made on multiple discrete events) offered by provincial Crown corporations. Sport-betting businesses, like our Betway brands, that operate outside of the provincially-regulated frameworks, have until now also offered single-event betting with limited competition from such Crown corporations, due to the general preference of customers to not be limited to parlay bets only. In addition, certain of our private operator competitors elected not to carry on meaningful sports-betting operations in Canada. However, as a consequence of the legislative change, the Crown corporations and many of our private operator competitors, as well as new market entrants (some of which are well-funded and involve major business interests) have announced their intentions to begin or expand sports betting operations in Canada. Independently, several Canadian provinces have been considering altering their approach to regulated online gaming (including both casino games and sports betting), to permit private operators like us to enter the provincially-regulated system. In particular, the Province of Ontario has moved ahead with its plans to permit provincially-regulated online gaming by private operators under a new regulatory framework. While the full extent of the regulatory framework (including the fee or tax rate) is not known at this time, a new provincial commercial contracting party has been established and both it and the provincial regulator have created engagement and licensing mechanisms and begun to register interested applicants. In addition, information on standards, eligibility and other key elements have been published. The new regulatory framework is scheduled to commence operation by the end of 2021. Other Canadian provinces are expected to follow suit eventually. In the past, when other countries have introduced regulatory frameworks, our financial results have been impacted by, amongst other things, increased taxation and compliance costs, offset by improvements in other costs of doing business such as payment processing and product costs. In some cases the introduction of a restrictive regulatory regime has resulted in a decrease in the size of the market, whereas in others a liberal regulatory regime has led to an increase in the size of the market. Although it is possible that all of the above will expand the size of the total addressable market in Canada and/or improve the profitability of the Canadian market for us, at this point this cannot be said for certain and it is possible that parties like us that have pre-existing Ontario or Canadian operations may be at a disadvantage under these new frameworks unless we are prepared to agree to certain conditions. While we actively seek out regulated jurisdictions for the expansion of our business and therefore welcome the recently passed legislation and the proposed Ontario regulatory framework and intend to participate therein to the fullest extent possible, we cannot be certain about the future impacts of these changing circumstances on our business, operations or financial prospects. The Americas accounted for 48% of our business revenue in the year ended December 31, 2020, and Canada is our largest market in the Americas. To the extent that competition in these key markets is increased and we are unable to maintain our related business, it may have a material adverse effect on them.

Therefore, even in cases in which a jurisdiction purports to license and regulate sports betting or gaming, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. Therefore, some “liberalized” regulatory regimes are considerably more or less commercially attractive than others.

Our growth prospects in certain jurisdictions depend upon the ability of customers to deposit funds in order to participate in our gaming products. Payment providers in those jurisdictions may exercise independent judgment over whether our gaming operations comply with the requirements of local laws and regulations, and may also place independent limitations on businesses involved in the gaming industry as a whole based upon their own interpretations of regulatory or reputational risks. The inability to access sufficient payment processing resources has in the past and could in the future limit the growth of the business in those jurisdictions.

Our business depends in part on the ability of customers to deposit funds in order to utilize our betting and online casino gaming products. Payment providers in local jurisdictions provide this ability to our customers.

These payment providers require us to comply with their operating rules as well as local laws and regulations. The payment providers set their operating rules and have discretion to interpret the rules and change them at any time. Changes to these rules, laws or regulations or how they are interpreted could have a significant impact on our business and financial results. These operating rules, laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our planned sports betting and/or online casino gaming operations. Payment providers could view us, or the sports betting and/or online casino gaming industry in general, as high risk, despite our efforts to obtain all applicable licenses or approvals. The inability to access sufficient payment processing resources has in the past, and could in the future, limit the growth of our business which could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of regulated jurisdictions and if we fail to obtain such licenses our business, financial condition, results of operations and prospects could be impaired.

Our ability to grow our business will depend on our ability to obtain and maintain licenses to offer our product offerings in a large number of jurisdictions or in heavily populated jurisdictions. If we fail to obtain and maintain licenses in large jurisdictions or in a greater number of mid-market jurisdictions, this may prevent us from expanding the footprint of our product offerings, increasing our customer base and/or generating revenues. We cannot be certain that we will be able to obtain and maintain licenses and related approvals necessary to conduct our online sports betting and gaming operations. Any failure to obtain and maintain licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our contemplated acquisition of DGC is subject to various conditions, including the requirement that certain regulatory approvals in the United States are obtained. Further, if we are able to successfully consummate our transaction with DGC, the integration of the DGC business, which is incorporated in a different country, with geographically dispersed operations from our own, and with its own business culture and compensation structure, may present significant management challenges. There can be no assurance that the DGC acquisition will be completed or, even if completed, that the integration, and the synergies expected to result from that integration, will be achieved to the extent currently anticipated.

From time to time, we expect that we will pursue acquisitions in support of our strategic goals. In furtherance of such goals, we have executed a binding, definitive agreement to acquire DGC. However, our contemplated acquisition of DGC is subject to various conditions, including regulatory approvals in the United States. There can be no assurance that such conditions will be satisfied or that we will be able to successfully complete our contemplated acquisition of DGC. Further, if we are able to successfully consummate our transaction with DGC, our ability to succeed in implementing our strategy will depend on some degree upon the ability of our management to successfully integrate the DGC business. The integration of the DGC business, which is incorporated in a different country, with geographically dispersed operations from our own, and with its own business culture and compensation structure, may present significant challenges to our management and may disrupt our ongoing business. In addition, we may incur unexpected costs or fail to realize the expected benefits from such acquisition.

We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.

We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new offerings and features or enhance our existing offerings and features, undertake large scale brand and other marketing campaigns, enter into strategic partnerships with multiple sports teams and leagues, enter into market access agreements, launch into new markets, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing shareholders may experience dilution. If we are unable to obtain additional capital when required, or on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business may be harmed.

Risks Related to SEAC and the Business Combination

Directors of SEAC have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.

When considering the Board’s recommendation that SEAC’s stockholders vote in favor of the approval of the Business Combination, SEAC’s stockholders should be aware that SEAC’s directors and executive officers, advisors and entities affiliated with them, have interests in the Business Combination that may be different from, or in addition to, the interests of SEAC’s stockholders. These interests include:

•	the continued indemnification of former and current directors and officers of SEAC and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•	the fact that SEAC’s Founders have waived their right to redeem any of their Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

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the fact that the Founders (including PJT Holdings, an affiliate of SEAC’s financial advisor PJT, which has a non-voting economic interest in the Sponsor) beneficially own or have an economic interest in Founder Shares and private placement warrants that they purchased prior to, or simultaneously with, the IPO, for which they have no redemption rights in the event an initial business combination is not effected in the required time period;

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the fact that the Founders (including PJT Holdings through its economic interest in the Sponsor) paid an aggregate of $25,000 for the Class B Shares, which will convert into 11,250,000 Class A Shares in accordance with the terms of the Current Charter and the Founder Holders Consent Letter, subject to adjustment, and such securities could have a significantly higher value at the time of the Business Combination, estimated at approximately $                         based on the closing price of $             per Class A Share on the NYSE on                         , 2021, even if other SEAC stockholders ultimately experience a negative rate of return;

•

the fact that the Sponsor and PJT Holdings paid $10,388,888 and $611,112 for 10,388,888 and 611,112 private placement warrants, respectively, (i) with each such private placement warrant being exercisable commencing upon the later of 12 months following the IPO and 30 days following the closing of the Business Combination for one NewCo Ordinary Share at $11.50 per share (subject to any restrictions in the Founder Holders Deferral Agreement), subject to adjustment, and (ii) with such private placement warrants having aggregate market values of approximately $10,181,110 and $598,890, respectively, assuming the private placement warrants (for which there is currently no trading market) would be considered fungible with the public warrants by an investor, which public warrants had a closing price of $0.98 on April 23, 2021, the last trading date preceding the public announcement of the Business Combination;

•	the fact that Goldman Sachs and PJT, as SEAC’s underwriters in the IPO and the financial advisors in connection with the Business Combination, will each be entitled to receive a deferred underwriting commission and financial advisory fee upon completion of the Business Combination, totaling an aggregate of $29,750,000, plus an additional sum in an amount between $7,000,000 and $10,000,000, payable at SEAC’s sole and absolute discretion;

•

the fact that SEAC issued an unsecured promissory note in the principal amount of up to $2,000,000 to the Sponsor, and that if SEAC does not complete an initial business combination, the promissory note will not be repaid and all amounts owed under it will be forgiven;

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the fact that SEAC’s transaction expenses were estimated to total approximately $45,000,000 (including the deferred underwriting commissions and base financial advisory fees described above) upon the completion of an initial business combination; and

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if the trust account is liquidated, including in the event SEAC is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to SEAC if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which it has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

These financial interests of the officers and directors, and entities affiliated with them (collectively, the “SEAC Related Parties”), may have influenced their decision to approve the Business Combination. For example, because of the benefit to the SEAC Related Parties if an initial business combination is completed, and the detriment to them if an initial business combination is not completed within the required time period (i.e., by October 6, 2022), the SEAC Related Parties may be incentivized to complete an initial business combination with a less favorable target company, or on terms less favorable to SEAC stockholders, rather than liquidate the trust account at the end of the required time period. You should consider these interests when evaluating the Business Combination and the recommendation of the Proposal to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholder.

SGHC directors and officers may have interests in the Business Combination different from the interests of its stockholders.

Executive officers of SGHC negotiated the terms of the Merger Agreement with their counterparts at SEAC, and the SGHC board of directors determined that entering into the Merger Agreement was in the best interests of SGHC and its stockholders. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that SGHC’s executive officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of SGHC stockholders. The SGHC board of directors was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination. For a detailed discussion of the special interests that SGHC’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination — Interests of SGHC’s Directors and Executive Officers in the Business Combination” beginning on page 125.

PJT and Goldman Sachs may have a potential conflict of interest regarding the Business Combination.

Each of PJT and Goldman Sachs served as underwriters in the IPO, and, upon consummation of the Business Combination, they will be entitled to receive $15,750,000 of deferred underwriting commission, which represents 3.5% of the trust account, assuming no redemptions, 5.25% of the trust account, assuming maximum redemptions, or 4.2% of the trust account, assuming the mid-point redemption scenario, of which PJT is entitled to $3,150,000 and Goldman Sachs is entitled to $12,600,000. The underwriters of the IPO have agreed to waive their rights to the deferred underwriting commission held in the trust account in the event SEAC does not complete an initial business combination within 24 months of the closing of the IPO. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and SEAC is therefore required to be liquidated, PJT and Goldman Sachs will not receive any of the deferred underwriting commission and such funds will be returned to SEAC’s public stockholders upon its liquidation.

Furthermore, PJT and Goldman Sachs were engaged by SEAC as its financial advisors in connection with the Business Combination. SEAC decided to retain PJT and Goldman Sachs as its financial advisors based primarily on their extensive knowledge of online gaming and the sports betting industry, strong market position, positive reputations as leading advisors in SPAC business combinations, and their experienced and capable investment banking teams.

In addition to paying PJT and Goldman Sachs financial advisory fees upon the Closing of the Business Combination for their respective roles as financial advisors, SEAC agreed to reimburse PJT and Goldman Sachs for reasonable and documented out-of-pocket expenses, including the fees and disbursements of outside counsel, and to indemnify PJT and Goldman Sachs and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with its engagement.

Both PJT and Goldman Sachs have an interest in SEAC’s completing a business combination prior to the expiration of the 24 month period following the closing of the IPO, and they both may have a potential conflict of interest given that they are entitled to the deferred portion of their underwriting compensation, and their financial advisory fees are payable, only if an initial business combination is completed within the specified timeframe. In addition, an affiliate of PJT, PJT Holdings, beneficially owns or has an economic interest in private placement warrants and Founder Shares that it purchased simultaneously with, or prior to, the IPO, for which it has no redemption rights in the event an initial business combination is not effected in the required time period. In considering approval of the Business Combination, SEAC’s stockholders should consider the roles of PJT and Goldman Sachs in light of this potential conflict.

Following the completion of the Business Combination, Founders and Sellers, whose interests may differ from those of other holders of NewCo Ordinary Shares following the Business Combination, will have the ability to significantly influence NewCo’s business and management.

It is anticipated that, upon completion of the Business Combination: (i) SEAC’s public stockholders will own approximately 12.94% of NewCo; (ii) the Sponsor and current SEAC directors will own approximately 4.26% of NewCo; and (iii) Sellers will own approximately 82.80% of NewCo (excluding the Earnout Shares). These levels of ownership interest: (a) includes the impact of the warrants to purchase NewCo Ordinary Shares that will remain outstanding immediately following the Business Combination, (b) assume that no SEAC public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in SEAC’s trust account and (c) assumes SGHC’s cash and cash equivalents balance at the Closing is $327.5 million, converted at the historical closing exchange rate, as of June 30, 2021, of €0.8301 to $1.00. See “The Business Combination Proposal — General — Equity Ownership Upon Closing.” In addition, pursuant to the Business Combination Agreement, at the Closing, the board of directors of NewCo will be comprised of seven members, four of whom will be designated by NewCo unilaterally, one of whom will be designated by NewCo in consultation with SEAC, and two of whom will be Eric Grubman and John Collins. Accordingly, members of the Sponsor and the Sellers will be able to significantly influence the approval of actions requiring approval of the board of directors of NewCo through their voting power. As a result, the Founders and Sellers will retain significant influence with respect to NewCo’s management, business plans and policies, including the appointment and removal of its officers.

Further, certain Founders and Sellers are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with NewCo. Certain Founders and

Sellers, and their respective affiliates, may also pursue acquisition opportunities that may be complementary to NewCo’s business and, as a result, those acquisition opportunities may not be available to NewCo. NewCo’s Amended and Restated Articles of Incorporation will provide that NewCo renounces and waives any interest, expectancy or right to any business or corporate opportunity presented to Founders and certain shareholders and their respective affiliates. Prospective investors in NewCo Ordinary Shares should consider that the interests of Founders and Sellers may differ from their interests in material respects.

Super Group’s licenses and applications for licenses in certain regulated jurisdictions may be subject to a review procedure or an ownership change consent requirement by regulators as a result of the 2020 Reorganization and the Business Combination (including following its consummation), which could result in a license or application being delayed, canceled, withheld, or subjected to additional requirements or conditions.

Super Group and its subsidiaries hold certain licenses and have filed certain applications for licenses to operate iGaming and sports-betting products in various jurisdictions, including Malta and the United Kingdom. The regulatory bodies that oversee and issue these licenses and review such applications regularly review corporate transactions involving ownership changes to determine whether the ownership changes have any impact on current licenses held by, or applications pending with respect to, SGHC or its subsidiaries. Such regulatory bodies also have broad discretion in determining whether to deny applications, cancel existing licenses, withhold new licenses or require the business to comply with additional conditions as a result of a business combination. We cannot assure you that we will be able to obtain regulatory review of our applications or licenses in a timely fashion or without any limitations as a result of the Business Combination.

SEAC has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect SEAC’s ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described in SEAC’s Current Report on Form 8-K, filed with the SEC on November 24, 2021, we identified a material weakness in our internal control over financial reporting related to complex financial instruments. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020, March 31, 2021, June 30, 2021 and September, 30 2021.

Any failure to maintain internal control over our financial reporting could adversely impact SEAC’s ability to report its financial position and results from operations on a timely and accurate basis, which could delay or disrupt our efforts to consummate the Business Combination. If SEAC’s financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if SEAC’s financial statements are not filed on a timely basis, it or we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our ability to consummate an initial business combination.

We can give no assurance as to our ability to timely remediate the material weakness identified, if at all, or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by SEAC’s stockholders is not obtained or that there are not sufficient funds in the trust account, in each case, subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to the Closing of the Business Combination”), or that other closing conditions are not satisfied. If SEAC does not complete the Business Combination, it could be subject to several risks, including:

•	the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

•

negative reactions from the financial markets, including declines in the price of SEAC’s Class A Shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•	the attention of its management will have been diverted to the Business Combination rather than its own operations and pursuit of other opportunities that could have been beneficial to SEAC.

Subsequent to the consummation of the Business Combination, NewCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although SEAC has conducted due diligence on NewCo, SEAC cannot assure you that this diligence revealed all material issues that may be present in its businesses, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of SEAC’s or NewCo’s control will not later arise. As a result, NewCo may be forced to later write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SEAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on SEAC’s liquidity, the fact that NewCo reports charges of this nature could contribute to negative market perceptions about NewCo or its securities. In addition, charges of this nature may cause NewCo to violate net worth or other covenants to which it may be subject. Accordingly, any stockholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their NewCo Ordinary Shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by SEAC’s officers or directors of a fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials, relating to the Business Combination contained an actionable material misstatement or material omission.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what NewCo’s actual financial position or results of operations would have been.

NewCo has been recently incorporated and has no operating history and no revenues. This document includes unaudited pro forma condensed combined financial statements for NewCo. The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only, is based on certain assumptions, addresses a hypothetical situation, and is not necessarily indicative of what NewCo’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, or the future consolidated results of operations or financial position of NewCo. Accordingly, NewCo’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

The Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination with NewCo. In analyzing the Business Combination, the Board and management conducted due diligence on NewCo and researched the industry in which NewCo operates and concluded that the Business Combination was in the best interests of SEAC’s stockholders. Accordingly, investors will be relying solely on their own judgment as well as the judgment of the Board in valuing the NewCo’s businesses, and the Board may not have properly valued such businesses. The lack of a third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their public shares for cash, which could potentially impact SEAC’s ability to consummate the Business Combination.

Each of SEAC and SGHC have incurred and will incur substantial costs in connection with the Business Combination and related transactions, such as legal, accounting, consulting and financial advisory fees.

As part of the Business Combination, each of SGHC and SEAC are utilizing professional service firms for legal, accounting and financial advisory. Although the parties have been provided with estimates of the costs for each advisory firm, the total actual costs may exceed those estimates.

NewCo may incur successor liabilities due to conduct arising prior to the completion of the Business Combination.

NewCo may be subject to certain liabilities of SGHC. SGHC at times may become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters and contract matters. From time to time, SGHC may also face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties, and some of these claims may lead to litigation. SGHC may initiate claims to assert or defend their own intellectual property against third parties. Any litigation may be expensive and time-consuming and could divert management’s attention from its business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed and adverse outcomes can affect NewCo and SGHC negatively.

SGHC may also face inquiry and investigation by governmental authorities, which could in turn lead to fines, as the regulatory landscape of sport betting and iGaming changes.

NewCo may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

NewCo will have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of its ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of ordinary shares and equity-linked securities) for any 10 trading days within the 20 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption, and provided further that there is an effective registration statement covering the ordinary shares issuable upon exercise of the warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period, or NewCo has elected to require the exercise of the warrants on a “cashless basis,” and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by NewCo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the public warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the warrants at the then-current market price when the holder might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. The private placement warrants are not redeemable by NewCo, except as otherwise described in this proxy statement/prospectus, so long as they are held by the Sponsor or PJT Holdings or their permitted transferees.

In addition, NewCo will have the ability to redeem the outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sales price of NewCo’s Ordinary Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 10 trading days within a 20 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption. In such a case, the holders will be able to exercise their warrants on a cashless basis prior to redemption for a number of NewCo Ordinary Shares determined based on the redemption date and the fair market value of NewCo Ordinary Shares. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) where exercised on a cashless basis, may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.361 NewCo Ordinary Shares per whole warrant (subject to adjustment) irrespective of the remaining life of the warrants.

The only principal asset of NewCo following the Business Combination will be its interest in SGHC, and accordingly, it will depend on distributions from SGHC to pay taxes and expenses.

Upon consummation of the Business Combination, NewCo will be a holding company and will have no material assets other than its interests in SGHC. NewCo is not expected to have independent means of generating revenue or cash flow, and its ability to pay taxes and operating expenses, as well as dividends in the future, if any, will be dependent upon the financial results and cash flows of SGHC. There can be no assurance that SGHC will generate sufficient cash flow to distribute funds to NewCo, or that applicable law and contractual restrictions, including negative covenants under any debt instruments, if applicable, will permit such distributions. If SGHC does not distribute sufficient funds to NewCo to pay its taxes or other liabilities, NewCo may default on contractual obligations or have to borrow additional funds. In the event that NewCo is required to borrow additional funds, it could adversely affect NewCo’s liquidity and subject it to additional restrictions imposed by lenders.

The Business Combination may give rise to a taxable event for U.S. Holders of SEAC Class A Shares and Public Warrants

Subject to the limitations, exceptions, and qualifications described in “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” below, the Business Combination should qualify as a tax-deferred transaction described by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Business Combination so qualifies, U.S. Holders and Non-U.S. Holders (as defined in “The Business Combination Proposal — Material Tax Considerations — Material U.S. Federal Income Tax Considerations”) exchanging SEAC Class A Shares for NewCo Ordinary Shares generally should not recognize gain or loss for U.S. federal income tax purposes, except as otherwise described in “The Business Combination Proposal – Material Tax Considerations — Material U.S. Federal Income Tax Considerations.” However, the failure of a U.S. Holder to meet certain requirements could result in the exchange of SEAC Class A Shares for NewCo ordinary shares being a taxable event to such U.S. Holder. Furthermore, as discussed in the section entitled “The Business Combination Proposal – Material Tax Considerations — Material U.S. Federal Income Tax Considerations” and subject to the limitations, exceptions, and qualifications therein, the appropriate U.S. federal income tax treatment of SEAC public warrants in connection with the Merger is uncertain because it is unclear whether the Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a Reorganization. Although counsel to the Company and counsel to SEAC will deliver an opinion regarding the qualification of the Merger as an exchange described by Section 351 of the Code, given the complex nature of the tax rules applicable to the Merger and the related transactions in the Business Combination and the absence of authorities directly on point or an advance ruling from the IRS, the conclusions to be stated in such tax opinions are not free from doubt, and there is a risk that the IRS could take a contrary position to those described in such tax opinions and that a court will agree with such contrary position in the event of litigation.

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances described below, also impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment under Section 351 of the Code or Section 368 of the Code with respect to the exchange of SEAC Class A Shares and/or SEAC public warrants in the Merger. The requirements for tax-deferred treatment, including Section 367(a) of the U.S. Tax Code, and the U.S. federal income tax consequences to U.S. Holders if such requirements are not met are discussed in more detail under the sections entitled “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — Tax Consequences of the Merger to U.S. Holders — Additional Requirements for Tax Deferral.” If you are a U.S. Holder exchanging SEAC Class A Shares in the Business Combination or holding public warrants at the time of the consummation of the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

Furthermore, if a U.S. Holder or Non-U.S. Holder exercises its redemption rights to receive cash from the trust account in exchange for a portion or, if such U.S. Holder or Non-U.S. Holder maintains its ownership of public warrants, all of its SEAC Class A Shares, such redemption may be treated as integrated with the Merger rather than as a separate transaction. In such case, cash received by such U.S. Holder or Non-U.S. Holder in the redemption may also be treated as taxable boot received in a “reorganization” which, depending on the circumstances applicable to such U.S. Holder or Non-U.S. Holder, may be treated as capital gain (but not loss) or dividend income. If the Internal Revenue Service (“IRS”) were to assert, and a court were to sustain such a contrary position, such U.S. Holder or Non-U.S. Holder may be required to recognize more gain or income than if the redemption of SEAC Class A Shares was treated as a separate transaction from the exchanges pursuant to the Merger. For further discussion on the tax implications of such treatment, please see the discussion under the headings “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Tax Consequences for U.S. Holders Exercising Redemption Rights With Respect to SEAC Class A Shares” and “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — Tax Consequences to Non-U.S. Holders Exercising Redemption Rights With Respect to SEAC Class A Shares.” If you are a U.S. Holder or Non-U.S. Holder exercising your redemption rights with respect to the SEAC Class A Shares, you are urged to consult your tax advisor to determine the tax consequences if the Merger and the redemption of SEAC Class A Shares are to be treated as an integrated transaction.

Exercising Redemption Rights with respect to SEAC Class A Shares may give rise to a taxable event for U.S. and Non-U.S. Holders of Class A Shares and Public Warrants

Whether the redemption is subject to U.S. federal income tax depends on the particular facts and circumstances. It is possible that you may be treated as selling such SEAC Class A Shares and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of SEAC Class A Shares that you own or are deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, please see the sections titled “The Business Combination Proposal — Material Tax Considerations — Material U.S. Federal Income Tax Considerations — Tax Consequences for U.S. Holders Exercising Redemption Rights With Respect to SEAC Class A Shares” and “The Business Combination Proposal — Material Tax Considerations — Material U.S. Federal Income Tax Considerations — Tax Consequences to Non-U.S. Holders Exercising Redemption Rights with respect to SEAC Class A Shares.” All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

The IRS may not agree that NewCo should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, NewCo, which is not created or organized in the United States or under the law of the United States or of any State but is instead a Guernsey incorporated entity and a tax resident of Guernsey, would generally be classified as a non-U.S. corporation. Section 7874 of the U.S. Tax Code and the Treasury regulations promulgated thereunder (“Section 7874”), however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that NewCo is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874, NewCo would be liable for U.S. federal income tax on its income just like any other U.S. corporation and certain distributions made by NewCo to Non-U.S. Holders (as defined in “The Business Combination Proposal — Material Tax Considerations — Material U.S. Federal Income Tax Considerations”) of NewCo would be subject to U.S. withholding tax. As more fully described in “The Business Combination Proposal — Material Tax Considerations — Material U.S. Federal Income Tax Considerations — Treatment of NewCo as a non-U.S. Corporation for U.S. Federal Income Tax Purposes,” NewCo believes it should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874. However, whether the requirements for such treatment have been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury Regulations relating to the required ownership of NewCo is subject to uncertainty and there is limited guidance regarding their application. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation. You are urged to consult your tax advisor to determine the tax consequences if the classification of NewCo as a non-U.S. corporation is not respected.

SEAC’s Founders, directors, officers, advisors and their affiliates may elect to purchase Class A Shares or warrants from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of the Class A Shares.

SEAC’s Founders, directors, officers, advisors or their affiliates may purchase Class A Shares or warrants in privately negotiated transactions or in the open market either before or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of securities SEAC’s Founders, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of NYSE. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase Class A Shares or warrants in such transactions.

In the event that SEAC’s Founders, directors, executive officers, advisors, or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. The purpose of any such purchases of Class A Shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement that requires SEAC to have a certain amount of cash at the consummation of the Business Combination, where it appears that such requirement would otherwise not be met. In addition, the purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the initial business combination. Any such purchases of SEAC’s securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of the Class A Shares and the number of beneficial holders of SEAC’s securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of SEAC’s securities on NYSE.

The Founders have agreed to vote in favor of the Business Combination, regardless of how SEAC’s public stockholders vote.

The Founders have agreed to vote their Founder Shares in favor of the Business Combination. The Founders own 20% of SEAC’s outstanding shares of common stock prior to the Business Combination. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination will be received than would be the case if the Founders agreed to vote their Founder Shares in accordance with the majority of the votes cast by SEAC’s public stockholders.

Even if SEAC consummates the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per Class A Share. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

If SEAC is unable to complete the Business Combination with NewCo or another business combination by October 6, 2022 (or such later date as SEAC’s stockholders may approve), SEAC will cease all operations except for the purpose of winding up, dissolving and liquidating, in which case its public stockholders may only receive approximately $10.00 per share and its warrants will expire worthless. Further, third-parties may bring claims against SEAC, and, as a result, the proceeds held in the trust account could be reduced and the per share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of the Current Charter, SEAC must complete the Business Combination or another business combination by October 6, 2022, or SEAC must: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account deposits (which interest will be net of taxes payable and less up to $100,000 to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish its public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the Board, dissolve and liquidate, subject, in the case of clauses (i) and (ii), to its obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no liquidating distributions with respect to SEAC’s warrants, which will expire worthless. In such event, third-parties may bring claims against SEAC. Although SEAC has obtained waiver agreements from certain vendors and service providers (other than its independent auditors) it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims that could take priority over those of SEAC’s public stockholders.

The Sponsor has agreed that it will be liable to SEAC if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under SEAC’s indemnity of the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. SEAC has not asked the Sponsor to reserve for its indemnification obligations, it has not independently verified whether the Sponsor has sufficient funds to satisfy such obligations, and it believes that the Sponsor’s only assets are securities of SEAC. As a result, if any such claims were successfully made against the trust account, the funds available for SEAC’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, SEAC may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares.

SEAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to SEAC’s public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case, less taxes payable, and SEAC’s Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, SEAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While SEAC currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to SEAC, it is possible that SEAC’s independent directors. in exercising their business judgment and subject to their fiduciary duties, may choose not to do so in any particular instance. If SEAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to SEAC’s public stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the trust account to SEAC’s public stockholders, SEAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of SEAC’s stockholders and the per share amount that would otherwise be received by its stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the trust account to its public stockholders, SEAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in SEAC’s bankruptcy estate and subject to the claims of third-parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by SEAC’s stockholders in connection with SEAC’s liquidation may be reduced.

SEAC’s stockholders may be held liable for claims by third-parties against SEAC to the extent of distributions received by them.

If SEAC is unable to complete the Business Combination with NewCo or another business combination within the required time period, SEAC will cease all operations, except for the purpose of winding up, liquidating and dissolving, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. SEAC cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, SEAC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more), and any liability of SEAC’s stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, SEAC cannot assure you that third parties will not seek to recover from SEAC’s stockholders amounts owed to them by SEAC.

If SEAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by SEAC’s stockholders. Furthermore, because SEAC intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete an initial business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to SEAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the trust account before addressing the claims of creditors. SEAC cannot assure you that claims will not be brought against it for these reasons.

During the Pre-Closing period, SEAC and the Target Companies are prohibited from entering into certain transactions that might otherwise be beneficial to SEAC, the Target Companies or their respective shareholders.

Until the earlier of the Closing of the Business Combination or termination of the Business Combination Agreement, SEAC and the Target Companies are subject to certain limitations on the operations of their businesses, each as summarized under the “The Business Combination Agreement — Interim Operations Pending the Closing.” The limitations on SEAC’s and the Target Companies’ conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

Uncertainties about the Business Combination during the Pre-Closing period may cause third parties to delay or defer decisions concerning the Target Companies or seek to change existing arrangements.

There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning the Target Companies, which could negatively affect the Target Companies’ business. Third parties may seek to change existing agreements with the Target Companies as a result of the Business Combination or other reasons.

The exercise of SEAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in SEAC’s stockholders’ best interests.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require SEAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by NewCo or to waive rights that SEAC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of NewCo’s businesses, a request by NewCo to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the NewCo’s business and would entitle SEAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at SEAC’s discretion, acting through the Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for SEAC and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SEAC does not believe there will be any material changes or waivers that SEAC’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. SEAC will circulate a new or amended proxy statement/prospectus if changes to the terms of the Business Combination Agreement would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Risks Related to Ownership of Company Common Stock

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of SEAC’s and/or NewCo’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Class A Shares prior to the consummation of the Business Combination may decline. The market values of the Class A Shares at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus or the date on which SEAC’s stockholders vote on the Business Combination. Because the number of NewCo Ordinary Shares to be issued pursuant to the Business Combination Agreement will not be adjusted to reflect any changes in the market price of the Class A Shares, the market value of NewCo Ordinary Shares issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of NewCo Ordinary Shares could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for NewCo Ordinary Shares. Accordingly, the valuation ascribed to NewCo in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for NewCo’s securities develops and continues, the trading price of NewCo Ordinary Shares following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond NewCo’s control. Any of the factors listed below could have a material adverse effect on your investment in NewCo Ordinary Shares, and NewCo Ordinary Shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of NewCo Ordinary Shares may not recover and may experience a further decline.

Factors affecting the trading price of NewCo Ordinary Shares may include:

•	actual or anticipated fluctuations in NewCo’s quarterly financial results or the quarterly financial results of companies perceived to be similar to NewCo;

•	changes in the market’s expectations about NewCo’s operating results;

•	success of competitors;

•	NewCo’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning NewCo or the industries in which NewCo operates in general;

•	operating and share price performance of other companies that investors deem comparable to NewCo;

•	NewCo’s ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations, or their enforcement, affecting NewCo’s business;

•	commencement of, or involvement in, litigation involving NewCo;

•	changes in NewCo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of NewCo Ordinary Shares available for public sale;

•	any major change in NewCo’s board or management;

•	sales of substantial amounts of NewCo Ordinary Shares by NewCo’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of NewCo Ordinary Shares irrespective of NewCo’s operating performance. The stock market in general, and NYSE, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of NewCo Ordinary Shares, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to NewCo could depress its share price, regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of NewCo Ordinary Shares also could adversely affect NewCo’s ability to issue additional securities and its ability to obtain additional financing in the future.

The coverage of our business or our securities by securities or industry analysts or the absence thereof could adversely affect our securities and trading volume.

The trading market for our securities is influenced in part by the research and other reports that industry or securities analysts publish about us or our business or industry from time to time. We do not control these analysts nor the content and opinions included in their reports. As a former shell company, we may be slow to attract equity research coverage, and the analysts who publish information about our securities will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. If no or few analysts commence equity research coverage of us, the trading price and volume of our securities would likely be negatively impacted. If analysts do cover us and one or more of them downgrade our securities, or if they issue other unfavorable commentary about us or our industry or inaccurate research, our stock price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets. Any of the foregoing would likely cause our stock price and trading volume to decline.

There are material risks to unaffiliated investors presented by taking the Company public through a merger rather than through an underwritten offering.

Unaffiliated investors are subject to certain material risks as a result of the Company going public through a merger rather than through an underwritten offering. Because the Company will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares, which presents certain risks. These risks include the absence of operational diligence by an underwriter, the absence of financial diligence by an underwriter, the absence of comfort letters delivered by the Company’s independent auditors and the absence of liability for any material misstatements or omissions in a registration statement. While the Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if a Business Combination is not completed, management and the board of directors of the acquirer undertook a certain level of due diligence; however, this due diligence is not necessarily the same level of due diligence undertaken by an underwriter in a traditional initial public offering and, therefore, there could be a heightened risk of an incorrect valuation of the target business or material misstatements or omissions in this Prospectus. Accordingly, unaffiliated investors in the Company will not receive the benefit of the protections that would be present in a traditional underwritten offering.

Because NewCo is incorporated under the laws of the Island of Guernsey, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. courts may be limited.

NewCo is a limited company incorporated under the laws of the Island of Guernsey. As a result, it may be difficult for investors to effect service of process within the United States upon NewCo’s directors or officers, or enforce judgments obtained in the United States courts against NewCo’s directors or officers.

We have been advised that there is doubt as to the enforceability in Guernsey of judgments of the United States courts of civil liabilities predicated solely upon the laws of the United States, including the federal securities laws.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

It may be difficult to enforce a U.S. judgment against NewCo or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

A majority of NewCo directors and executive officers are not residents of the United States, and the majority of NewCo’s assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon NewCo within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim, because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides. See “Description of NewCo’s Securities — Enforceability of Civil Liabilities.”

As a company incorporated in the Island of Guernsey, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NYSE corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with NYSE corporate governance listing standards.

We are a company incorporated in the Island of Guernsey, and we intend to apply for listing of the NewCo Ordinary Shares and warrants on the NYSE. NYSE market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Island of Guernsey, which is our home country, may differ significantly from NYSE corporate governance listing standards.

Among others, we are not required to:

(a)	have a majority of the members of our board of directors who are independent;

(b)	hold regular meetings of our non-executive directors without the executive directors;

(c)	have a nominating and/or corporate governance committee composed of entirely independent directors;

(d)	have a compensation committee composed of entirely independent directors; or

(e)	adopt a code of business conduct and ethics, which we intend to do.

Provisions in the NewCo Governance Documents may inhibit a takeover of NewCo, which could limit the price investors might be willing to pay in the future for NewCo Ordinary Shares and could entrench management.

The NewCo Governance Documents will contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. NewCo may issue additional shares without shareholder approval and such additional shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability for NewCo to issue additional shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise that could involve the payment of a premium over prevailing market prices for NewCo Ordinary Shares.

If a U.S. Holder is treated as owning at least 10% of NewCo Ordinary Shares (by value or voting power), such U.S. Holder may be subject to adverse U.S. federal income tax consequences.

Each “Ten Percent Shareholder” (as defined below) in a non-U.S. corporation that is classified as a controlled foreign corporation for U.S. federal income tax purposes (“CFC”), generally is required to include in income for U.S. federal tax purposes such Ten Percent Shareholder’s pro rata share of the CFC’s “Subpart F income,” “global intangible low-taxed income,” and “investment of earnings in U.S. property,” (in each case, as determined for U.S. federal income tax purposes) even if the CFC has made no distributions to its shareholders. Subpart F income generally includes dividends, interest, rents, royalties, gains from the sale of securities and income from certain transactions with related parties. In addition, a Ten Percent Shareholder that realizes gain from the sale or exchange of shares in a CFC may be required to classify a portion of such gain as dividend income rather than capital gain. An individual that is a Ten Percent Shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a Ten Percent Shareholder that is a U.S. corporation. Failure to comply with these reporting obligations may subject a Ten Percent Shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such Ten Percent Shareholder’s U.S. federal income tax return for the year for which reporting was due from starting.

A non-U.S. corporation generally will be classified as a CFC for U.S. federal income tax purposes if Ten Percent Shareholders own, directly or indirectly, more than 50% of either the total combined voting power of all classes of stock of such corporation entitled to vote or of the total value of the stock of such corporation. A “Ten Percent Shareholder” is a United States person (as defined by the Internal Revenue Code of 1986, as amended (the “Code”)) who owns or is considered to own 10% or more of the total combined voting power of all classes of stock of such corporation entitled to vote or 10% or more of the total value of all classes of stock of such corporation.

The determination of CFC status is complex and includes attribution rules, the application of which is not entirely certain. Because we may form or acquire one or more U.S. subsidiaries (including DGC), the application of those attribution rules may cause our non-U.S. subsidiaries to be treated as CFCs. We cannot provide any assurances that we will assist holders of NewCo Ordinary Shares in determining whether we or any non-U.S. subsidiaries are or will be treated as a CFC or whether any holder of NewCo Ordinary Shares is treated as a Ten Percent Shareholder with respect to any such CFC or furnish to any Ten Percent Shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations.

Each U.S. Holder should consult its own tax advisors with respect to the potential adverse U.S. tax consequences of becoming a Ten Percent Shareholder in a CFC. If we are classified as both a CFC and a PFIC (as defined below), we generally will not be treated as a PFIC with respect to those U.S. Holders that meet the definition of a Ten Percent Shareholder during the period in which we are a CFC.

If a Holder is treated as owning a significant percentage of NewCo equity (typically greater than 5%, but always subject to regulator discretion), the Holder may be required to undergo probity review and approval by one or more gaming regulators.

In order to operate in certain jurisdictions (including U.S. states), SGHC must obtain the appropriate licensure as required under local legislation. Generally, each relevant group company and at times certain directors, officers, employees and material shareholders (typically those beneficially holding 5% or more of equity - but not limited to that threshold of holdings nor limited to solely holding equity), would be required to qualify as suitable for a license to be awarded. For directors, officers, employees, and material shareholders, suitability is generally considered by gaming authorities by weighing (i) financial stability, integrity and responsibility; and (ii) general history and background. Most gambling authorities have the authority to weigh additional factors and require any documentation or information they deem necessary. Directors, officers, employees, and material shareholders may be required to provide extensive disclosure regarding their background, assets, liabilities, employment history, and sources of income. The failure of SGHC’s officers, directors and material holders of its ordinary shares to submit to background checks and provide such disclosure could result in the imposition of penalties and could jeopardize the award of a contract to the Company or provide grounds for termination of an existing contract. Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised by a competent authority that such person is required to do so may be found unsuitable or denied a license, as applicable. If any director, officer, employee or material shareholder is found unsuitable (including due to the failure to submit required documentation) by a competent regulator or authority, SGHC may deem it necessary, or be required, to sever its relationship with such person.

If NewCo or any of its subsidiaries is characterized as a passive foreign investment company for U.S. federal income tax purposes, U.S. Holders may suffer adverse tax consequences.

If NewCo or any of its subsidiaries is or becomes a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the U.S. Tax Code for any taxable year (or portion thereof) during which a U.S. Holder (as defined in “The Business Combination Proposal — Material Tax Considerations — Material U.S. Federal Income Tax Considerations”) holds NewCo Ordinary Shares or public warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder and such U.S. Holder might be subject to additional reporting requirements.

For U.S. federal income tax purposes, NewCo will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the value of its assets (determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income (including cash). For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as holding and receiving directly its proportionate share of assets and income of such corporation.

Based on our operating history and the projected composition of our income and valuation of our assets, including goodwill, we do not believe NewCo will be treated as a PFIC for its taxable year ended December 31, 2021. However, no assurances regarding our PFIC status can be provided for any past, current or future taxable years. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans, which are subject to change. In addition, for our current and future taxable years, the total value of our assets for PFIC testing purposes may be determined in part by reference to the market price of our ordinary shares from time to time, which may fluctuate considerably. Under the income test, our status as a PFIC depends on the composition of our income which will depend on a variety of factors that are subject to uncertainty, including the characterization of transactions we enter into in the future and our corporate structure. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the Internal Revenue Service (“IRS”) will agree with our conclusion and that the IRS would not successfully challenge our position. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status for any prior, current or future taxable year.

Please see the section titled “The Business Combination Proposal — Material Tax Considerations — Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to NewCo’s potential PFIC status. U.S. Holders (as defined in “The Business Combination Proposal — Material Tax Considerations — Material U.S. Federal Income Tax Considerations”) are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the NewCo Ordinary Shares or public warrants.

Future resales of NewCo Ordinary Shares and/or warrants may cause the market price of such securities to drop significantly, even if its business is doing well.

The Founders, SEAC, the Pre-Closing Holders and PJT Holdings will be granted certain rights, pursuant to the A&R Registration Rights Agreement, to require NewCo to register, in certain circumstances, subject to certain exceptions, the resale under the Securities Act of their NewCo Ordinary Shares or NewCo warrants held by them, subject to certain conditions, and to certain demand, piggy-back and shelf registration rights. The sale or possibility of sale of these NewCo Ordinary Shares and/or warrants could have the effect of increasing the volatility in NewCo ordinary share price or putting significant downward pressure on the price of NewCo Ordinary Shares and/or warrants.

Additionally, a significant portion of NewCo’s ordinary shares will be subject to a lock-up and restricted from immediate resale, however, upon expiration of their respective lock-up periods, the sale of shares of NewCo’s ordinary shares or the perception that such sales may occur, could cause the market price of NewCo’s ordinary shares to drop significantly.

NewCo may issue additional NewCo Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of NewCo Ordinary Shares. Additionally, activities taken by existing SEAC stockholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on NewCo Ordinary Shares.

SEAC may need to obtain additional financing to complete the Business Combination, either because the transaction requires more cash than is available from the proceeds held in its trust account or because it becomes obligated to redeem a significant number of public shares upon completion of the Business Combination, in which case NewCo may issue additional NewCo Ordinary Shares or other equity securities or incur debt in connection with the Business Combination. NewCo may also issue additional NewCo Ordinary Shares or other equity securities in the future in connection with, among other things, future capital raising and transactions and future acquisitions, without your approval in many circumstances.

NewCo’s issuance of additional NewCo Ordinary Shares or other equity securities would have the following effects:

•	NewCo’s existing shareholders’ proportionate ownership interest in NewCo may decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding NewCo ordinary share may be diminished; and

•	the market price of NewCo Ordinary Shares may decline.

At any time prior to the special meeting, during a period when they are not then aware of any material non-public information regarding SEAC or its securities, the Founders and/or their affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such NewCo Ordinary Shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire or vote their shares in favor of the Business Combination Proposal; provided that any such repurchases to be made by or on behalf of SEAC or its affiliates would only be made in compliance with Rule 14e-5. The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved. Entering into any such arrangements may have a depressive effect on the NewCo Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase NewCo Ordinary Shares at a price lower than market and may therefore be more likely to sell the NewCo Ordinary Shares he, she or it owns, either prior to or immediately after the special meeting.

Our stockholders will experience immediate dilution as a consequence of the issuance of NewCo Ordinary Shares as consideration in the Business Combination and may be further diluted following the closing of the Business Combination as a result of the terms thereof. Having a minority share position may reduce the influence that our current stockholders have on the management of NewCo.

Assuming that no public stockholders exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, after taking into account the Repurchase as if it had occurred on June 30, 2021 and excluding the effect of the Earnout Shares, SEAC’s initial stockholders and public stockholders will hold 56,250,000 NewCo Ordinary Shares, or 11.52% of the outstanding NewCo Ordinary Shares. Assuming that our public stockholders holding 15,007,797 public shares exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, after taking into account the Repurchase as if it had occurred on June 30, 2021 and excluding the effect of the Earnout Shares, which will not be determinable until Closing, SEAC’s initial stockholders and public stockholders will hold 41,242,203 NewCo Ordinary Shares, or 8.57% of the outstanding NewCo Ordinary Shares.

There are currently outstanding an aggregate of 33,500,000 warrants to acquire SEAC common stock, which comprise 11,000,000 private placement warrants held by SEAC’s initial stockholders at the time of SEAC’s initial public offering and 22,500,000 public warrants. Each of SEAC’s outstanding whole warrants is exercisable commencing upon the earlier of 30 days following the Closing or 12 months following the IPO (i.e., October 6, 2021) for one share of SEAC Class A common stock in accordance with its terms (subject, in the case of the private placement warrants, to any restrictions in the Founder Holders Deferral Agreement). Therefore, following the Business Combination and upon the conversion of SEAC warrants into warrants exercisable for NewCo Ordinary Shares pursuant to the Business Combination, if we assume that each outstanding whole warrant is exercised and one NewCo Ordinary Share is issued as a result of such exercise, with payment to NewCo of the exercise price of $11.50 per share, our fully-diluted share capital would increase by a total of 33,500,000 shares, with approximately $385,250,000 paid to NewCo to exercise the warrants.

In addition, the Pre-Closing Holders have the right to receive up to a maximum of 50,171,938 Earnout Shares payable in three tranches up to five years following the closing of the Business Combination. If issued, these shares would further dilute NewCo stockholders. As of June 30, 2021, the maximum number of Earnout Shares issuable would have been 47,997,672 assuming the no redemption scenario (48,889,540 assuming the maximum redemption scenario and 48,055,556 assuming the mid-point redemption scenario).

The following table illustrates varying ownership levels in NewCo, assuming (i) no redemptions by SEAC’s public stockholders, the maximum redemptions by SEAC’s public stockholders, and a mid-point redemption scenario, (ii) the Repurchase of 49,842,684 shares in the no redemption scenario (41,815,878 shares in the maximum redemption scenario and 49,321,732 shares in the mid-point redemption scenario) calculated as of June 30, 2021, and (iii) that SGHC’s cash and cash equivalents balance at Closing is $327.5 million, converted at the historical closing exchange rate, as of June 30, 2021, of €0.8301 to $1.00:

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares	Assuming the Mid-point Redemption of Public Shares
SEAC’s Public Stockholders	11.85%	8.09%	10.06%
Founders	3.91%	4.00%	3.98%
Sellers	84.25%	87.91%	85.96%
Total Shares Exchangeable For:
NewCo Warrants exchanged for public SEAC warrants	22,500,000	14,996,102	18,748,051
NewCo Warrants exchanged for private placement warrants	11,000,000	11,000,000	11,000,000
Earnout Shares	47,997,672	48,889,540	48,055,556
Total Shares Outstanding	569,726,716	556,133,695	559,049,705
Implied value per share at $4.7 billion valuation	$8.25	$8.45	$8.41

NYSE may not list NewCo’s securities, which could limit investors’ ability to make transactions in NewCo’s securities and subject NewCo to additional trading restrictions.

NewCo intends to apply to have its securities listed on NYSE upon consummation of the Business Combination. NewCo will be required to meet the initial listing requirements to be listed. NewCo may not be able to meet those initial listing requirements. Even if NewCo’s securities are so listed, it may be unable to maintain the listing of its securities in the future.

If NewCo fails to meet the initial listing requirements and NYSE does not list its securities and the related closing condition is waived by the parties, NewCo could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a limited amount of news and analyst coverage on it; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such, we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material non-public information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act; however, under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2022.

In the future, we would lose our foreign private issuer status if a majority of our shareholders are U.S. residents or if a majority of our directors or management are U.S. citizens or residents, and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, in accordance with accounting principles generally accepted in the United States (U.S. GAAP), which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on NYSE that are available to foreign private issuers.

NewCo is an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make NewCo’s ordinary shares less attractive to investors, which could have a material and adverse effect on NewCo, including its growth prospects.

NewCo is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). NewCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of SEAC’s initial public offering, (b) in which NewCo has total annual gross revenue of at least $1.07 billion or (c) in which NewCo is deemed to be a large accelerated filer, which means the market value of our NewCo Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which NewCo has issued more than $1.0 billion in nonconvertible debt during the prior three-year period. NewCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that NewCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. However, NewCo has chosen to “opt out” of this extended transition period.

Risks Related to Redemption

The ability of stockholders to exercise redemption rights with respect to a large number of SEAC’s outstanding shares of common stock could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation to redeem their public shares.

At the time SEAC entered into the agreements for the Business Combination, it did not know how many stockholders will exercise their redemption rights, and therefore, it structured the Business Combination based on its expectations as to the number of public shares that will be submitted for redemption. If a larger number of public shares are submitted for redemption than it initially expected, this could lead to a failure to consummate the Business Combination, a failure to maintain the listing of its securities on NYSE or another national securities exchange or a lack of liquidity, which could impair SEAC’s ability to fund its operations and adversely affect its business, financial condition and results of operations.

If SEAC’s stockholders fail to properly demand redemption rights, they will not be entitled to redeem their public shares for a pro rata portion of the trust account.

Stockholders holding public shares may demand that SEAC redeem their public shares for a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. Stockholders who seek to exercise this redemption right must deliver their Class A Shares (either physically or electronically) to the Transfer Agent prior to the vote at the special meeting. Any stockholder who fails to properly demand redemption rights will not be entitled to redeem his, her or its public shares for a pro rata portion of the trust account. See the section entitled “Special Meeting of SEAC Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Stockholders, together with any affiliate or any other person with whom he, she or it is acting in concert or as a partnership, syndicate or other group, will be restricted from seeking redemption rights with respect to more than 15% of the issued and outstanding public shares.

A stockholder, together with any affiliate or any other person with whom he, or she is acting in concert or as a partnership, syndicate, or other group, will be restricted from seeking redemption rights with respect to more than 15% of the issued and outstanding public shares. Accordingly, if you hold more than 15% of the public shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your public shares and may be forced to hold the public shares in excess of 15% or sell them in the open market. SEAC cannot assure you that the value of such excess public shares will appreciate over time following the Business Combination or that the market price of the Class A Shares will exceed the per-share redemption price.

Risks If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The Board is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, the Business Combination Proposal is not approved. If the Adjournment Proposal is not approved, the Board will not have the ability to adjourn the special meeting to a later date, and, therefore, the Business Combination would not be completed.

General Risk Factors

The requirements of being a public company, including compliance with the reporting requirements of the SEC and the requirements of the Sarbanes-Oxley Act and any applicable stock exchange, may strain our resources, increase our costs and divert management’s attention, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We have incurred and will incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the SEC. The expenses incurred by public companies for reporting and corporate governance purposes generally have been increasing. Our management team has limited experience related to managing a public company and SEC and NYSE compliance and will not be immediately familiar with the increased regulations and controls to which public companies are subject. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. In estimating these costs, we took into account expenses related to investor relations, insurance, legal, accounting and compliance activities, as well as other expenses not currently incurred. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to the delisting of our common stock and warrants, fines, sanctions and other regulatory action and potentially civil litigation.

The terms of future indebtedness may contain restrictions on our business and operations. Our inability to comply with the terms of any of our existing or future indebtedness may adversely affect our business.

The terms of our future indebtedness may contain covenants that could, among other things, restrict our business and operations, our ability to incur additional indebtedness, pay dividends or make other distributions or repurchase stock, make certain investments, create liens on certain of our corporate assets, enter into affiliate transactions, merge, consolidate or sell all or substantially all of our assets. If we breach any of these covenants, our lenders and holders of other indebtedness may be entitled to accelerate our debt obligations. Any default could require that we repay outstanding indebtedness prior to maturity or that a lender could enforce a lien on our assets, as well as limit our ability to obtain additional financing, which in turn may have a material adverse effect on our cash flow and liquidity.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express SEAC’s and NewCo’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding SEAC’s and NewCo’s intentions, beliefs or current expectations concerning, among other things, the ability to close the Business Combination, the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which SGHC operates. The forward-looking statements contained in this proxy statement/prospectus are based on SEAC’s and NewCo’s current expectations and beliefs concerning future developments and their potential effects on the Business Combination and NewCo. There can be no assurance that future developments affecting SEAC and NewCo will be those that SEAC and NewCo have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond SEAC’s and NewCo’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	those described in the section titled “Risk Factors”;

•	other factors disclosed in this proxy statement/prospectus; and

•	other factors beyond NewCo’s control.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. SEAC and NewCo will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before a stockholder grants his, her or its proxy or instructs how his, her or its vote should be cast or vote on the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal, he, she or it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect SEAC, NewCo, SGHC and the Sellers.

SPECIAL MEETING OF SEAC STOCKHOLDERS

General

SEAC is furnishing this proxy statement/prospectus to SEAC’s stockholders as part of the solicitation of proxies by the Board for use at the special meeting of SEAC’s stockholders to be held on                         , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus provides SEAC’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of SEAC will be held at 10:00 AM, Eastern Time, on                         , 2021, at https://www.cstproxy.com/sportsentcorp/2021. The special meeting can be accessed by visiting https://www.cstproxy.com/sportsentcorp/2021, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will not be able to access the special meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting. If you do not have a Control Number, please contact the Continental Stock Transfer & Trust Company, the transfer agent.

Registering for the Special Meeting

Pre-registration at https://www.cstproxy.com/sportsentcorp/2021 is recommended but is not required in order to attend.

Any stockholder wishing to attend the virtual meeting should register for the meeting by                         , 2021. To register for the special meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

•

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only special meeting, go to https://www.cstproxy.com/sportsentcorp/2021, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting, you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Purpose of the Special Meeting

At the special meeting, SEAC is asking holders of shares of common stock to consider and vote upon:

(1)	a proposal to approve the Business Combination described in this proxy statement/prospectus, including the Business Combination Agreement;

(2)	to consider and vote, on an advisory and non-binding basis, upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the Equity Incentive Plan Proposal;

(3)	to consider and vote, on an advisory and non-binding basis, upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the ESPP Proposal; and

(4)	a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if SEAC is unable to consummate the Business Combination.

Recommendation of the Board

The Board has unanimously determined that the Business Combination is fair to and in the best interests of SEAC and its stockholders; has unanimously approved the proposals to be submitted for stockholder approval at the special meeting; and unanimously recommends that stockholders vote “FOR” the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if the Adjournment Proposal is presented to the special meeting.

The existence of financial and personal interests of SEAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of SEAC and its stockholders and what he, she or they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of SEAC’s Directors and Officers in the Business Combination” for a further discussion.

Record Date; Persons Entitled to Vote

SEAC has fixed the close of business on December 3, 2021, as the “record date” for determining SEAC stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on December 3, 2021, there were 56,250,000 shares of SEAC common stock outstanding and entitled to vote. Each share is entitled to one vote per share at the special meeting.

As of                         , 2021, the Founders held of record and were entitled to vote an aggregate of 11,250,000 Founder Shares. The Founder Shares currently constitute 20% of the outstanding shares of common stock. The Founders have agreed to vote any Founder Shares held by them as of the record date in favor of the Business Combination. As a result, in addition to the shares held by the Founders, SEAC needs (i) 16,875,001 or approximately 37.5% of the 45,000,000 outstanding public shares to be voted in favor of the Business Combination, assuming all outstanding public shares are voted, or (ii) 2,812,501 or approximately 6.25% of the 45,000,000 outstanding public shares to be voted in favor of the Business Combination, assuming only a valid quorum is established, in order to have it approved.

Quorum

The presence, in person or by proxy (which would include presence at the virtual meeting), of the holders of a majority of all the shares of common stock entitled to vote constitutes a quorum at the special meeting.

Abstentions

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the special meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any other proposal in this proxy statement.

Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the proposals.

Required Vote

Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding votes cast by holders of Class A Shares and Class B Shares present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Approval of the Equity Incentive Plan Proposal requires the affirmative vote of holders of a majority of the outstanding votes cast by holders of Class A Shares and Class B Shares present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of holders of a majority of the outstanding votes cast by holders of Class A Shares and Class B Shares present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the votes cast by holders of Class A Shares and Class B Shares present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Voting Your Shares

Each share of common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares at the special meeting:

•

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

•	You Can Attend the Special Meeting and Vote in Person (which would include presence at the virtual special meeting).

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the virtual meeting, go to https://www.cstproxy.com/sportsentcorp/2021, enter the 12-digit control number included on your proxy card or notice of the special meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the special meeting, you will need to log back into the special meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the virtual meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the special meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the special meeting date in order to ensure access.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify SEAC’s Chief Executive Officer in writing before the special meeting that you have revoked your proxy; or

•	you may attend the virtual meeting, revoke your proxy and vote (which would include presence at the virtual special meeting), as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or to direct a vote in respect of your shares, you may call Okapi, SEAC’s proxy solicitor, by calling (877) 869-0171, or banks and brokers can call collect at (212) 297-0720, or by emailing info@okapipartners.com.

Redemption Rights

Any holder of public shares as of the record date may demand that SEAC redeem such public shares for a full pro rata portion of the trust account (which, for illustrative purposes, was $10.00 per public share as of                         , 2021), calculated as of two business days prior to the consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with NewCo is consummated, SEAC will redeem these public shares for a pro rata portion of funds deposited in the trust account, and the holder will no longer own these public shares following the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate or any other person with whom he, she or it is acting in concert or as a partnership, syndicate or other group, will be restricted from seeking redemption rights with respect to more than 15% of the issued and outstanding public shares. Accordingly, all public shares in excess of 15% held by a stockholder, together with any affiliate or any other person with whom he, she or it is acting in concert or as a partnership, syndicate or other group, will not be redeemed for cash.

The Founders will not have redemption rights with respect to any Founder Shares owned by them, directly or indirectly, in connection with the Business Combination.

Holders of public shares or units who wish to exercise their redemption rights must, (i) if they hold their public shares through units, elect to separate their units into the underlying public shares and warrants and (ii) prior to 10:00 AM, Eastern Time, on                         , 2021, (a) submit a written request to the Transfer Agent that SEAC redeem their public shares for cash and (b) deliver their public shares to the Transfer Agent physically or electronically using the DTC’s DWAC (Deposit and Withdrawal at Custodian).

If the stockholder holds his, her or its public shares in “street name,” they will have to coordinate with their broker to have their public shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the public shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their public shares.

Any request to redeem such public shares, once made, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with SEAC’s consent, until the Closing. A stockholder that has delivered his, her or its public shares to the Transfer Agent in connection with a redemption request who subsequently decides not to exercise redemption rights may withdraw the redemption request any time prior to the deadline for submitting redemption requests and thereafter, with our consent, until the Closing, by contacting the Transfer Agent and requesting that it return the public shares (physically or electronically) to such stockholder. If the Business Combination is not approved or completed for any reason, then stockholders who elected to exercise their redemption rights will not be entitled to redeem their public shares for a pro rata portion of the trust account. In such case, SEAC will promptly return any public shares delivered by such holders.

The closing price of a Class A Share on                         , 2021, was $            . The cash held in the trust account on such date was approximately $[450,129,483.50] ($10.00 per public share). Prior to exercising redemption rights, stockholders should verify the market price of the Class A Shares as they may receive higher proceeds from the sale of their Class A Shares in the public market than from exercising their redemption rights if the market price per Class A Share is higher than the redemption price. SEAC cannot assure its stockholders that they will be able to sell their Class A Shares in the open market, even if the market price per Class A Share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their Class A Shares.

If a holder of public shares exercises his, her or its redemption rights, then he, she or it will be exchanging its public shares for cash and will no longer own those public shares. A redeeming stockholder will be entitled to receive cash for these public shares only if, prior to the deadline for submitting redemption requests, he, she or it (i) properly demands redemption and (ii) delivers his, her or its public shares (either physically or electronically) to the Transfer Agent, and the Business Combination is consummated. A holder of public shares that chooses to exercise his, her or its redemption rights has no ability to redeem any warrants he, her or it may then hold. As of                         , 2021 there were 22,500,000 of SEAC’s warrants outstanding that traded under the ticker “SEAH WS” at a closing price of $            , with an aggregate market value of $                        , as well as 11,000,000 private placement warrants, with an aggregate market value of                          assuming the private placement warrants (for which there is currently no trading market) would be considered fungible with the public warrants by an investor, and with each representing the right to receive one share upon exercise. There is no assurance that the warrants will have this value or any value at any time in the future. For additional information regarding risks relating to ownership of SEAC warrants or common stock generally, see the section titled “Risk Factors — Risks Related to SEAC and the Business Combination.” In the event all of the outstanding warrants are exercised, they would represent 33,500,000 NewCo Ordinary Shares, assuming no redemptions, and 25,996,102 NewCo Ordinary Shares, assuming maximum redemptions.

If the number of redemptions exceeds the maximum redemption scenario described herein, SEAC may need to obtain additional debt or equity financing to complete the Business Combination.

Appraisal Rights

Neither SEAC stockholders nor SEAC warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs

SEAC is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. SEAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SEAC will bear the cost of the solicitation.

SEAC has hired to assist in the proxy solicitation process. SEAC has agreed to pay a fee of $                .

SEAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SEAC will reimburse them for their reasonable expenses.

Founders

As of                         , 2021, the Founders held of record, and were entitled to vote an aggregate of, 11,250,000 Founder Shares. The Founder Shares currently constitute 20% of the outstanding shares. The Founders have agreed to vote any shares held by them as of the record date in favor of the Business Combination. As a result, in addition to the shares held by the Founders, SEAC needs 16,875,001 or approximately 37.5% of the 45,000,000 outstanding public shares to be voted in favor of the Business Combination (assuming all outstanding public shares are voted) in order to have it approved.

The Founders have agreed to (i) waive their redemption rights with respect to their shares in connection with the completion of SEAC’s initial business combination, (ii) waive their redemption rights with respect to their shares in connection with a stockholder vote to approve an amendment to the Current Charter (A) to modify the substance or timing of SEAC’s obligation to allow redemptions in connection with an initial business combination or to redeem 100% of SEAC’s public shares if SEAC has not consummated an initial business combination by October 6, 2022 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) waive their rights to liquidating distributions from the trust account with respect to their Class B Shares if SEAC fails to complete its initial business combination by October 6, 2022, although they will be entitled to liquidating distributions from the trust account with respect to any Class A Shares sold in the IPO they hold if SEAC fails to complete its initial business combination within the prescribed time frame. If SEAC does not complete its initial business combination within such applicable time period, the private placement warrants will expire worthless.

The issued and outstanding Class B Shares will automatically convert into Class A Shares immediately prior to the Closing on a one-for-one basis. Thereafter, in connection with the Business Combination and in consideration for the acquisition of all of the issued and outstanding equity interests of SEAC representing the Founder Shares (via the Business Combination), Newco shall issue an equivalent number of NewCo Ordinary Shares, and such shares will not be transferable, assignable or saleable (subject to certain exceptions contained in the Lock-Up Agreement) until the earlier of (i) the date that is 12 months after the date of Closing, (ii) the date on which the closing share price of the NewCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or (iii) the date NewCo completes (A) the sale of all or substantially all of the assets (in one transaction or a series of related transactions) of NewCo to any person (or group of persons acting in concert) or (B) a liquidation, merger, stock exchange, recapitalization or other similar transaction of NewCo, or other sale (in one transaction or a series of related transactions) of equity interests or voting power of NewCo to a person (or group of persons acting in concert), in each case, that results in any person (or group of persons acting in concert) owning more than 50% of the equity interests or voting power of NewCo (or any resulting entity after such merger or recapitalization). The private placement warrants (including the Class A Shares issuable upon the exercise of the private placement warrants) are not transferable, assignable or saleable until the earlier of, 12 months after the IPO (i.e., October 6, 2021) and 30 days after the Business Combination, subject to certain exceptions and any restrictions in the Founder Holders Deferral Agreement.

At any time prior to the special meeting, during a period when they are not then aware of any material non-public information regarding SEAC or its securities, the Founders and/or their affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares or vote their shares in favor of the Business Combination Proposal; provided that any such repurchases to be made by or on behalf of SEAC or its affiliates would only be made in compliance with Rule 14e-5. The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with the SEAC’s consent, the transfer to such investors or holders of shares or warrants owned by the Founders for nominal value.

Entering into any such arrangements may have a depressive effect on the Class A Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase Class A Shares at a price lower than market and may therefore be more likely to sell the Class A Shares he, she or it owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination Proposal to be approved in circumstances where such approval could not otherwise be obtained. Purchases of Class A Shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into by the Founders or any of their affiliates. SEAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus.

General

Structure of the Business Combination

The Business Combination Agreement was entered into by and among SEAC, SGHC, NewCo, Merger Sub and the Sponsor on April 23, 2021.

Pursuant to the Business Combination Agreement, prior to the Closing, SGHC will undergo the Reorganization wherein all existing shares of SGHC will be exchanged for newly issued NewCo Ordinary Shares and SGHC will become a wholly owned subsidiary of NewCo. Following the Reorganization, the Pre-Closing Holders will hold, in the aggregate, that number of NewCo Ordinary Shares equal to the quotient obtained by dividing (i) the Aggregate Stock Consideration (defined as $4,750,000,000, plus the amount by which the cash and cash equivalent balance of the Target Companies exceeds $300,000,000, less the amount by which the cash and cash equivalent balance of the Target Companies is less than $300,000,000; provided, that in no event shall the Aggregate Stock Consideration exceed $4,850,000,000), by (ii) $10.00 (the “Aggregate Stock Consideration Shares”). See the section titled “The Business Combination Agreement.”

In addition, (i) immediately prior to the Closing, each issued and outstanding Class B Share will automatically convert into one Class A Share; (ii) on the date of Closing, Merger Sub will merge with and into SEAC, with SEAC continuing as the surviving company, as a result of which (A) SEAC will become a wholly-owned subsidiary of NewCo; (B) each issued and outstanding unit of SEAC, consisting of one Class A Share and one-half of one SEAC warrant, will be automatically detached; (C) each issued and outstanding Class A Share (other than treasury shares), will be canceled and converted into the right to receive one NewCo Ordinary Share; and (D) each issued and outstanding SEAC Warrant to purchase a Class A Share will be converted into a warrant exercisable for one NewCo Ordinary Share; and (iii) effective immediately following and conditioned upon the Closing, NewCo will purchase NewCo Ordinary Shares from certain Pre-Closing Holders (the “Repurchased Shares”) in exchange for cash consideration equal to $10.00 per NewCo Ordinary Share (the “Aggregate Cash Consideration”) as set forth in Repurchase Agreements (as described further in the section titled “ — Repurchase Agreements” below) executed by such Pre-Closing Holders (the “Repurchase”).

Immediately following the Closing, after taking into account the Repurchase as if it had occurred on June 30, 2021 and including the dilutive effect of Earnout Shares and NewCo Warrants, the SEAC public shareholders will hold approximately 11.85% of the issued and outstanding NewCo Ordinary Shares, the Founders will hold approximately 3.91% of the issued and outstanding NewCo Ordinary Shares and the Sellers will hold approximately 84.25% of the issued and outstanding NewCo Ordinary Shares (assuming SGHC’s cash and cash equivalents balance at closing is $327.5 million, converted at the historical closing exchange rate, as of June 30, 2021, of €0.8301 to $1.00 and no public shares are redeemed as described in this proxy statement/prospectus). The Business Combination Agreement also contemplates the execution by the parties of various agreements at the Closing, including, among others, the below.

For more information about the Business Combination, please see the section titled “The Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Earnout

The Pre-Closing Holders will be entitled to a right to receive contingent consideration based on the number of NewCo Ordinary Shares held immediately prior to Closing, after taking into account those NewCo Ordinary Shares to be sold pursuant to Repurchase Agreements (as if the Repurchase occurred immediately prior to the Closing), in the form of three potential earn-out payments. The earn-out payments will become payable at or after the Closing as follows, if the following share price trigger events occur any time during the period beginning on the date of the Business Combination Agreement and ending on the five (5) year anniversary of the Closing: (a) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $11.50 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.025; (b) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $12.50 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.025; and (c) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $14.00 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.05 (collectively, the “Earnout Shares”).

Equity Ownership Upon Closing

It is anticipated that, upon completion of the Business Combination: (i) SEAC’s public stockholders will own approximately 11.85% of NewCo; (ii) the Sponsor and current SEAC directors will own approximately 3.91% of NewCo; and (iii) the Sellers will own approximately 84.25% of NewCo. These levels of ownership interest: (a) includes any Earnout Shares, (b) all outstanding warrants are converted to shares in NewCo and a holder of public shares that chooses to exercise their redemption rights has no ability to redeem any warrants, (c) assume that no SEAC public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in SEAC’s trust account and (d) assumes that SGHC’s cash and cash equivalents balance at closing is $327.5 million, converted at the historical closing exchange rate, as of June 30, 2021, of €0.8301 to $1.00.

The Minimum Cash Condition must be satisfied even in the event holders of SEAC’s public shares (other than the Sponsor and current SEAC directors) exercise their redemption rights in connection with the Business Combination. Assuming the maximum redemption of SEAC’s public shares: (i) SEAC’s public stockholders will own approximately 8.09% of NewCo; (ii) the Sponsor and current SEAC directors will own approximately 4.00% of NewCo; and (iii) the Sellers will own approximately 87.91% of NewCo. These levels of ownership interest: (a) includes any Earnout Shares, and (b) a holder of public shares that chooses to exercise their redemption rights has no ability to redeem any warrants.

The following table illustrates varying ownership levels in NewCo, (i) assuming no redemptions by SEAC’s public stockholders and the maximum redemptions by SEAC’s public stockholders as described above, (ii) including the Repurchase of 49,842,684 shares in the no redemption scenario (41,815,878 shares in the maximum redemption scenario and 49,321,732 shares in the mid-point redemption scenario) calculated as of June 30, 2021 but does include the Class B Shares which at Closing will convert on a one-for-one basis into an aggregate 11,250,000 Class A Shares, and also assumes that SGHC’s cash and cash equivalents balance at Closing is $327.5 million, converted at the historical closing exchange rate, as of June 30, 2021, of €0.8301 to $1.00:

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares	Assuming the Mid-point Redemption of Public Shares
SEAC’s Public Stockholders	11.85%	8.09%	10.06%
Founders	3.91%	4.00%	3.98%
Sellers	84.25%	87.91%	85.96%
Total Shares Exchangeable For:
NewCo Warrants exchanged for public SEAC warrants	22,500,000	14,996,102	18,748,051
NewCo Warrants exchanged for private placement warrants	11,000,000	11,000,000	11,000,000
Earnout Shares	47,997,672	48,889,540	48,055,556
Total Shares Outstanding	569,726,716	556,133,695	559,049,705
Implied value per share at $4.7 billion valuation	$8.25	$8.45	$8.41

Related Agreements

Exchange Agreement

Concurrently with the execution of the Business Combination Agreement, NewCo, SGHC and each Pre-Closing Holder entered into an Exchange Agreement, pursuant to which, on the Closing Date but prior to the Closing (and conditioned upon the Closing), SGHC will undergo the Reorganization which includes, among other things, the transfer by the Pre-Closing Holders of all issued ordinary shares of SGHC in exchange for newly issued NewCo Ordinary Shares.

Founder Holders Consent Letter

Concurrently with the execution of the Business Combination Agreement, the Founders, SGHC, NewCo and SEAC entered into the Founder Holders Consent Letter, pursuant to which, among other things, the Founders waived any and all anti-dilution rights described in the Current Charter with respect to Class B Shares held by the Founders and acknowledge the conversion of such Class B Shares into Class A Shares, as more fully described in the Founder Holders Consent Letter.

Amended and Restated Registration Rights Agreement

At the Closing, SEAC, SGHC, NewCo, the Founders, certain Pre-Closing Holders and PJT Holdings will enter into the A&R Registration Rights Agreement (i) amending and restating SEAC’s Registration Rights Agreement, dated as of October 6, 2020, in its entirety, and (ii) pursuant to which, among other things, NewCo will provide certain registration rights for the NewCo Ordinary Shares and NewCo warrants held by the parties to the A&R Registration Rights Agreement, subject to certain exceptions and as more fully described in the A&R Registration Rights Agreement.

Lock-Up Agreement

At the Closing, SEAC, SGHC, NewCo, the Founders, and all Pre-Closing Holders will enter into Lock-Up Agreements pursuant to which, among other things, the Founders and the Pre-Closing Holders will agree not to transfer, sell, assign or otherwise dispose of the NewCo Ordinary Shares held by such person for 12 months following the Closing (with respect to the Founders) and six months following the Closing (with respect to the Pre-Closing Holders), in each case subject to certain exceptions and as more fully described in the Lock-Up Agreement.

In connection with the execution of the Lock-Up Agreements, SEAC, the Sponsor, Eric Grubman, John Collins, the Founders and PJT Holdings will amend their Letter Agreement, dated October 6, 2020 (the “Amendment to Letter Agreement”), to, among other things, terminate certain transfer restrictions with respect to SEAC’s securities, subject to certain exceptions and as more fully described in the Amendment to Letter Agreement.

Restrictive Covenant Agreement

At the Closing, NewCo will enter into the Restrictive Covenant Agreement with each of Eric Grubman and John Collins pursuant to which, among other things, each of Mr. Grubman and Mr. Collins will agree not to, for the period during which they sit on the NewCo board of directors and for 18 months thereafter, directly or indirectly, engage in a competing business with SGHC or NewCo, including forming or participating in a SPAC (as a founder or as a 10% or greater economic or voting investor) which acquires a business that competes with SGHC or NewCo, subject to certain exceptions and as more fully described in the Restrictive Covenant Agreement.

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, NewCo, SGHC, SEAC and each Pre-Closing Holder entered into the TSAs, pursuant to which, among other things, the Pre-Closing Holders agreed to vote their outstanding shares of SGHC at any meeting of SGHC’s shareholders in favor of the transactions contemplated by the Business Combination Agreement and provided a power of attorney to SGHC to take certain actions in connection with the transactions contemplated by the Business Combination Agreement on behalf of such shareholders.

Repurchase Agreements

Concurrently with the execution of the Business Combination Agreement, NewCo, SGHC, and certain Pre-Closing Holders entered into Repurchase Agreements pursuant to which NewCo will repurchase NewCo Ordinary Shares from such shareholders in exchange for cash consideration equal to $10.00 per NewCo Ordinary Share, effective immediately following and conditioned upon the Closing.

Founder Holders Deferral Agreement

Concurrently with the execution of the Business Combination Agreement, NewCo, SEAC, the Sponsor, PJT Holdings, Eric Grubman and John Collins entered into the Founder Holders Deferral Agreement pursuant to which, among other things, (i) NewCo was granted a cash redemption right divided into two tranches with respect to the NewCo Sponsor warrants (including the underlying NewCo Ordinary Shares acquired following a permitted exercise of the NewCo Sponsor warrants) which shall entitle NewCo to redeem, with respect to the first tranche, 5,500,000 of the NewCo Sponsor warrants at a price per warrant equal to $6.50, and with respect to the second tranche, 5,500,000 of the NewCo Sponsor warrants at a price per warrant equal to $12.50, upon the trading price of the NewCo Ordinary Shares hitting certain price targets which, with respect to the first tranche, shall be $18.00 for any 20 trading days out of any consecutive 30-day trading period, and with respect to the second tranche, shall be $24.00 for any 20 trading days out of any consecutive 30-day trading period, as more fully described in the Founder Holders Deferral Agreement, and (ii) any NewCo Sponsor warrants (or NewCo Ordinary Shares acquired upon a permitted exercise of the NewCo Sponsor warrants) directly or indirectly owned by Eric Grubman and John Collins (or their affiliates) are subject to additional restrictions on payment, as more fully described in the Founder Holders Deferral Agreement.

Headquarters; Share Symbols

After completion of the Business Combination:

•	the corporate headquarters and principal executive offices of NewCo will be Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR; and

•	if the parties’ application for listing is approved, NewCo Ordinary Shares and NewCo warrants are expected to be listed for trading on NYSE under the symbols “SGHC” and “SGHC WS,” respectively.

Background of the Business Combination

The Business Combination was the result of extensive negotiations involving SEAC’s officers, the Sponsor, and other representatives of SEAC, in consultation with SEAC’s directors and financial and legal advisors, on the one hand, and representatives of SGHC and SGHC’s sole financial advisor, Oakvale Capital LLP (“Oakvale”), a corporate finance boutique specializing in the gambling and gaming industries, in consultation with SGHC’s legal advisors, on the other hand. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

SEAC is a blank check company incorporated on July 30, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. SEAC’s intention was to utilize its management team’s and the Board’s extensive network of relationships, deep industry experience and extensive deal sourcing capabilities to access a broad spectrum of opportunities within the sports and entertainment sectors.

Prior to the consummation of SEAC’s initial public offering, neither SEAC nor anyone on its behalf engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with SEAC.

In connection with its IPO, SEAC presented an investment thesis that described three general key attributes that would likely be used in identifying suitable targets. Those attributes included size in the range of $1-5 billion in value, businesses that would benefit from the addition of capital for investment or liquidity, and businesses that might benefit from the experiences and relationships of the Sponsor. SEAC also identified example sectors within which the Sponsor saw characteristics that were likely to provide opportunities. Those sectors included Gaming, Media Streaming, Experiential and Entertainment.

After SEAC’s initial public offering, SEAC’s directors and officers, at the direction of the Board, commenced an active search for prospective businesses or assets to acquire in an initial business combination. In addition, SEAC approached representatives of Goldman Sachs & Co. LLC (“Goldman Sachs”) and PJT Partners LP (“PJT”), an affiliate of PJT Holdings, to provide financial advice on targeting and lead generation generally, and to assist with SEAC’s preparation of financial models in connection with its evaluation of potential targets. SEAC also discussed roles relating to assistance in the negotiation of a business combination with one or more potential counter parties. Goldman Sachs and PJT commenced work on lead generation at such time. During SEAC’s search for a business combination target, representatives of SEAC were contacted by, and representatives of SEAC contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities.

During this search process, SEAC and its advisors:

•	generated and reviewed approximately ninety potential business combination targets in the gaming, sports, media and entertainment sectors;

•	had virtual, telephonic or email discussions with twenty-seven of those companies in order to explore their businesses at a high level to determine suitability against SEAC’s objectives; and

•	entered into nondisclosure agreements with five of those companies (including SGHC) in order to pursue more detailed diligence review and evaluation.

As part of the search process, Ropes & Gray LLP (“Ropes & Gray”), counsel to SEAC, prepared a form non-disclosure agreement (“NDA”) for general use by SEAC in approaching companies regarding a potential transaction, which SEAC ultimately executed with SGHC and four other potential target companies – Company A, Company B, Company C and Company D.

SEAC reviewed and met with the management team and advisors of Company A, a global broadband media property with licenses to a variety of sports and entertainment content. SEAC chose not to pursue a business combination with Company A, however, as SEAC executives concluded that the costs of the licenses over time would outpace the growth in revenues. Additionally, the balance sheet of Company A could be subject to pressure.

SEAC reviewed and held conversations with the management team of Company B, a Parent organization with attractive consumer content protected by a variety of intellectual property laws and constraints with an idea centered around the prospect of the creation of a new streaming platform to include activities such as gaming. SEAC chose not to pursue a business combination with Company B, however, as SEAC executives concluded that the Parent would necessarily have to take certain precursor steps before the creation of such a venture could occur, and that the time to complete such steps could be significant.

SEAC reviewed Company C, a wholly owned subsidiary of a large company, which was being offered in a competitive bid process. The target company was a technology intensive platform capable of streaming media globally. SEAC chose not to pursue a business combination with Company C, however, as SEAC executives concluded that the target company was unlikely to be offered with any exclusive content, and would be smaller than the target size.

SEAC reviewed and held numerous conversations with the management team of Company D, a target company in sports entertainment that was focused on a segment of the market that is not oriented towards the large and traditional North American sports. SEAC chose not to pursue a business combination with Company D, however, as SEAH executives concluded that the target company might be better suited to one or more additional rounds of private financing before becoming a public company.

On October 8, 2020, Daniel Burns, Founder and Managing Partner of Oakvale, contacted Mr. Grubman. He inquired about Mr. Grubman’s potential interest in an online global gaming company of substantial size and profitability. Mr. Burns and Mr. Grubman discussed the amount of cash that might be needed for a transaction under various hypothetical scenarios. The primary variable was how much liquidity existing shareholders might seek. Mr. Burns and Mr. Grubman concluded that SEAC’s market capitalization in addition to then-current PIPE market characteristics offered significant flexibility. Following discussion, Mr. Grubman indicated SEAC would have an interest in exploring a transaction, and, later on October 8, 2020, Mr. Grubman sent SEAC’s proposed NDA to Mr. Burns to review and provide comments. On October 9, 2020, Mr. Grubman asked Mr. Burns to disclose the name of the company, so that Mr. Grubman could begin gathering and reviewing publicly available information. Mr. Burns declined to provide the name, but indicated that he would likely share this information imminently. On October 12, 2020, Mr. Burns sent Mr. Grubman comments to SEAC’s NDA, naming Betway Group Limited as the counterparty to the NDA. The NDA was executed on October 13, 2020.

Following the introduction to Mr. Burns, SEAC executives decided to spend more time reviewing SGHC because it met the the key attributes of their investment thesis and was one of the core themes of interest. SGHC also presented a profitable company with attractive global opportunities. As an established company on the verge of entering the US market, it was likely that one or more executives of SEAC could add value to the SGHC efforts going forward.

On October 16, 2020, Mr. Grubman contacted PJT to ask for assistance in the preparation of introductory materials for use in discussions with SGHC related to the background of SEAC and its public offering, as well as background information on Mr. Grubman and Mr. Collins. Mr. Grubman requested that PJT remain generally available to pursue the SGHC opportunity.

Between October 14, 2020 and October 20, 2020, Mr. Grubman and Mr. Burns corresponded multiple times for the purposes of arranging an introductory meeting between SGHC management and SEAC management, and providing information on SEAC for the benefit of SGHC management. On October 16, 2020, Mr. Burns confirmed a meeting between the respective management teams for October 26, 2020. On October 19, 2020, Mr. Grubman sent Mr. Burns a packet of documents containing publicly available information on SEAC.

On October 26, 2020, Mr. Grubman, Mr. Collins, Neal Menashe (SGHC’s Chief Executive Officer), Richard Hasson (SGHC’s President and Chief Operating Officer) and Mr. Burns held an introductory videoconference and engaged in discussions about SGHC. Following general introductions, which included a brief discussion of each party’s biographical information, Mr. Grubman and Mr. Collins outlined their general goals related to the identification of suitable targets for a potential business combination. Mr. Menashe and Mr. Hasson then provided a history of SGHC, including the formation of SGHC and its key operations since then. In addition, Mr. Menashe and Mr. Hasson provided general descriptions of SGHC’s operations and financial performance. Throughout these discussions, the parties asked various questions of one another. Towards the end of the meeting, the parties discussed a general timeline of a potential transaction, as well as the various steps that would be involved in a subsequent due diligence process in the event that the parties agreed to pursue a potential transaction.

Between October 26, 2020 and October 27, 2020, Mr. Grubman and Mr. Burns discussed the positive reactions to the introductory meeting, and the mutual intent among the parties to further explore a potential transaction. During these discussions, Mr. Burns indicated that SGHC would provide additional information regarding SGHC, including preliminary financial information to be provided in the first half of November. On November 6, 2020, Mr. Burns followed up and shared SGHC’s preliminary financial information with Mr. Grubman.

On November 10, 2020, Mr. Burns and Mr. Grubman discussed additional overview information about SGHC, including shareholder information, organizational charts, financial performance and the assumptions underlying SGHC financial projections (as further described in the section titled “— Certain Forecasted Financial Information for the Company”), and comparable companies. Mr. Burns described one approach to valuation using EBITDA multiples of comparable companies applied to SGHC financial projections, plus additional value for the opportunity to enter the U.S. market. Mr. Burns outlined a broad valuation range of $4.0-6.0 billion as being a reasonable range for a company like SGHC.

On November 13, 2020, SEAC held a regularly scheduled board meeting. During the meeting, the Board reviewed proposed drafts of SEAC’s third quarter Form 10-Q, as well as Board committee assignments and charters. In addition, SEAC management provided an overview of the process for generating and evaluating potential business combination targets. At this meeting, SEAC management also provided general information regarding a global gaming company (SGHC) as a potential business combination target, and advised the Board that a preliminary review of the Company’s financial information had begun with the assistance of PJT and Goldman Sachs.

On November 16, 2020, Mr. Burns presented an overview regarding SGHC to SEAC management as well as members of PJT and Goldman Sachs.

On November 22, 2020, Mr. Grubman and Mr. Burns met by video conference to discuss a potential valuation of SGHC. At this meeting, Mr. Burns informed Mr. Grubman of SGHC’s position that SEAC had not yet indicated a satisfactory valuation range for a potential transaction with SGHC, but that SGHC would continue to accommodate SEAC’s due diligence review. Mr. Grubman and Mr. Burns arranged to expand the scope of diligence beginning in early December of 2020. This was followed up by a discussion on December 1, 2020.

On November 30, 2020, representatives of Goldman Sachs shared an initial due diligence request list, representing the combined requests of SEAC, PJT and Goldman Sachs, with Mr. Burns. The nature of the request list centered around information that SEAC and its advisors would require in the following weeks in order to determine a preliminary valuation of SGHC, and SEAC’s interest level.

On December 3, 2020, SGHC’s management team and representatives of Oakvale gave an informational presentation regarding SGHC and its business to Mr. Grubman and Mr. Collins and representatives of the Sponsor and PJT.

On December 8, 2020, SEAC received a confidential information memorandum compiled by representatives of SGHC and Oakvale. SEAC then began working with PJT and Goldman Sachs to assess Mr. Burns prior valuation range of $4.0-6.0 billion for SGHC, and to discuss SEAC’s initial proposed valuation of approximately $4.0 billion. Mr. Burns reiterated to Mr. Grubman that SGHC expected a valuation in excess of $4.0 billion. At this time, SEAC and its management and advisors remained in active discussions with other potential targets for a business combination.

On December 14, 2020, Mr. Burns and Mr. Grubman had a conversation to discuss progress on the potential business combination transaction. On December 15, 2020, Mr. Burns, Mr. Grubman, Mr. Collins, representatives of the Sponsor, Mr. Menashe, Mr. Hasson, Alinda Van Wyk (SGHC’s Chief Financial Officer), and representatives of PJT held a virtual meeting to discuss the proposed broad scope of due diligence by SEAC and its advisors. Following the meeting, the parties expressed their ongoing interest in continuing to pursue a potential transaction.

On December 16, 2020, Mr. Grubman and Mr. Burns spoke by telephone. Mr. Burns conveyed on behalf of SGHC that it was highly interested in pressing forward but that the management team and major shareholders required a minimum valuation of at least $4.0 billion to continue to think such discussions were worthwhile, and that Mr. Burns believed that, in light of SGHC’s strong performance, the valuation might have to be much higher to successfully conclude a business combination. Mr. Burns directed Mr. Grubman to valuations of comparable companies that suggested that SGHC was worth between $5.0-6.0 billion.

On December 17, 2020, following a discussion with the Board, SEAC management sent an initial draft exclusivity letter (the “Exclusivity Letter”) to Mr. Menashe proposing a 60-day period of mutual exclusivity between SGHC and SEAC to negotiate a transaction that would value SGHC at $4.0-4.25 billion on a cash-free, debt-free basis. The Exclusivity Letter contemplated that it would be superseded by a letter of intent, to be executed at a later date. Although the parties continued to have discussions and hold meetings following the delivery of the Exclusivity Letter, the parties did not further negotiate or execute the Exclusivity Letter. SEAC and its management and advisors remained in active discussions with other potential targets for a business combination as a result.

On December 29, 2020, Mr. Grubman sent Mr. Burns a schedule outlining the key steps and milestones relating to the due diligence process and the proposed negotiation of a business combination agreement. In this respect, Mr. Grubman informed Mr. Burns that he had been preparing with PJT, Goldman Sachs and Ropes & Gray to commence a broader and more intensive due diligence review in January. In addition, Mr. Burns had informed Mr. Grubman that his briefings with major SGHC shareholders regarding a potential business combination with SEAC had gone well.

On December 31, 2020, at Mr. Burns’s request, Mr. Grubman sent a general outline of a term sheet broadly describing key terms that any proposed term sheet between SEAC and SGHC would include, in order to provide assurance to SGHC that certain key provisions, such as price, would continue to be discussed between the parties.

On January 2, 2021, the Board and SEAC management held a videoconference to discuss the proposed terms of a business combination with SGHC, taking into account the term sheet outline shared with SGHC management and Oakvale.

On January 4, 2021, Mr. Grubman and Mr. Burns facilitated the introduction between representatives of Ropes & Gray and representatives of Cooley LLP (“Cooley”), counsel to SGHC, for the purpose of furthering the parties’ engagement on due diligence matters and potential negotiations of a business combination agreement.

On January 6, 2021, following Mr. Grubman’s circulation of general information related to typical board considerations for U.S. public companies, as well as specific thoughts related to a combined SEAC and SGHC board, Mr. Grubman, Mr. Collins, Mr. Menashe and Mr. Hasson discussed hypothetical board compositions of the surviving entity following the potential business combination, and concluded that it would be advisable to nominate Mr. Grubman and Mr. Collins to serve on the board of the surviving entity following the potential business combination.

On January 7, 2021, following discussion with the Board, SEAC management sent an initial draft non-binding term sheet for the proposed business combination (the “Term Sheet”) to SGHC. The Term Sheet included proposed initial terms such as a $4.125 billion enterprise value for SGHC, a proposed $200 million PIPE financing, a seven member board of directors for the post-combination entity, of which two seats would be appointed by SEAC, and an initial mutual exclusivity period of 60 days.

On January 8, 2021, Cooley prepared and sent Ropes & Gray a non-disclosure agreement regarding the potential transaction, which would supersede the October 13 NDA between SEAC and Betway Group Limited. Ropes & Gray and Cooley negotiated the terms of the NDA over the following days.

Between January 11, 2021 and January 12, 2021, SEAC and SGHC, together with their respective advisors and Oakvale, held introductory diligence calls and videoconferences with the management team of SGHC. On these calls, the parties discussed SGHC’s (i) organizational structure, workforce and human relations functions, (ii) use of data, analytics and behavioral science and how such disciplines inform SGHC’s operations and products, and (iii) rationale, strategy and plans with respect to its entry into the U.S. market.

Following the introductory diligence calls, on January 12, 2021, SEAC and SGHC entered into the revised NDA.

On January 15, 2021, SGHC sent a revised draft of the Term Sheet to SEAC. SGHC’s revised draft included a proposed transaction structure (which, at a high level, was consistent with the ultimate agreed structure), replaced SEAC’s proposed valuation with a placeholder while the parties continued to have discussions around valuation, added an upward purchase price adjustment mechanic to account for any cash that SGHC held at closing in excess of a threshold to be agreed upon, introduced the concepts of an earnout, as well as share repurchases at closing, for Pre-Closing Holders, and rejected the length of SEAC’s proposed mutual exclusivity period without including a counterproposal on duration. On January 15, 2021, Mr. Menashe, Mr. Hasson, Mr. Grubman, Mr. Collins, and Mr. Burns discussed various ideas regarding board composition and progress on the drafting of the Term Sheet.

Between January 15, 2021 and January 20, 2021, Mr. Grubman and Mr. Burns had numerous conversations around the key terms of a potential transaction, including, among other things, the equity value ascribed to SGHC, the terms of an earn-out in favor of SGHC stockholders, the quantum of a proposed PIPE financing, if additional cash would be needed to satisfy liquidity goals of existing shareholders, and the terms of an amendment to the SEAC warrants held by the Founders. Both parties consulted with their respective financial advisors as these conversations progressed. Mr. Burns communicated the intent of major shareholders to retain 100% of their holdings in connection with the business combination, and an estimate of $470 million of liquidity necessary for sales by various minority shareholders. Mr. Burns also communicated the position of SGHC executives that SEAC would have to increase its valuation beyond the $4.0-4.25 billion range previously indicated. He also reiterated his view that some data suggested a valuation range of $5.0-6.0 billion. Mr. Burns pointed out that SGHC was generating significant cash flow, and that it might be appropriate for SGHC to have some cash on the balance sheet at the closing of the transaction. On January 20, 2021, Mr. Grubman and Mr. Collins provided the Board with an update on the negotiations. Mr. Grubman informed the Board that he was contemplating a valuation range of $4.4-4.6 billion for SGHC and explained the basis for that valuation. Thereafter, Mr. Grubman informed Mr. Burns that SEAC was likely to present a proposed valuation of $4.5 billion, with SGHC having $200 million of cash on its balance sheet from operations at closing. SEAC sent a transaction proposal letter (the “Proposal Letter”) to SGHC, substantially reflecting the outcome of conversations with Mr. Burns in high-level terms, which included a $4.5 billion purchase price, assuming $200 million cash on SGHC’s balance sheet at closing, a $100 million PIPE financing, an earnout of 44.772 million shares in favor of Pre-Closing Holders, comprised of three separate tranches vesting at various per share prices, a proposed amendment to the terms of the founder warrants which would split them into two tranches with optional redemption mechanics for the post-combination entity at various thresholds, and a repurchase option for Pre-Closing Holders to sell their shares in the post-combination entity for up to an aggregate amount of approximately $470 million at closing. The Proposal Letter also proposed that the parties enter into exclusivity.

On January 21, 2021, Mr. Burns contacted Mr. Grubman to discuss the proposed terms. Mr. Burns indicated that after discussions with SGHC management and major shareholders, Mr. Burns felt that a revised valuation of $4.7 billion, with SGHC having $250 million cash on its balance sheet at closing would be appropriate.

On January 21, 2021, SEAC management briefed the Board with PJT, Goldman Sachs and Ropes & Gray participating in the briefing. Mr. Grubman recounted the back and forth nature of the negotiations and the Directors asked questions of SEAC management and of the other parties. Mr. Grubman advised the Board that SEAC management would attempt to negotiate a Term Sheet with exclusivity based on the valuation discussed. Thereafter, Mr. Grubman, Mr. Collins, Mr. Menashe and Mr. Hasson spoke by teleconference about the proposed terms, including valuation, modifications to the Sponsor warrants, board service of Mr. Grubman and Mr. Collins, as well as timing related to negotiation of a Term Sheet followed by due diligence.

On January 26, 2021, Cooley sent a revised draft of the Term Sheet to Ropes & Gray, reflecting updated terms from SGHC’s previous iteration of the Term Sheet, and based in part on the Proposal Letter and recent discussions between the parties. The revised draft included a $4.7 billion valuation for SGHC, assuming $250 million in cash on SGHC’s balance sheet at closing, earnout consideration of 46.556 million shares in favor of Pre-Closing Holders, payable in three tranches with price-per-share thresholds of $11.50, $12.50 and $14.00, a repurchase option for Pre-Closing Holders to sell their shares in the post-combination entity for up to an aggregate amount of approximately $510 million at closing (and subject to a floor of $100 million left on the balance sheet at closing), a $100 million PIPE financing and a 45-day mutual exclusivity period. Between January 26, 2021 and January 28, 2021, Ropes & Gray and Cooley negotiated and exchanged multiple revised drafts of the Term Sheet. Such drafts largely sought to further refine the key business terms described in the Proposal Letter, as reflected in Cooley’s revised draft of the Term Sheet, with a primary focus on whether the $4.7 billion valuation would be adjusted for debt and working capital and refining the terms of the proposed amendment to the founder warrants. On January 28, 2021, the parties reached an agreement on the Term Sheet, including the 45-day period of mutual exclusivity. The parties and their respective advisors and Oakvale then met to discuss the contemplated timeline for the proposed transaction.

On January 29, 2021, the Board held a meeting to discuss the Term Sheet and entering into exclusivity with SGHC with respect to a possible business combination. Also present were the SEAC management team, representatives of the Sponsor and representatives of Goldman Sachs, PJT and Ropes & Gray. Following a general update provided by Mr. Grubman on discussions with the SGHC management team, Mr. Grubman and Mr. Collins expressed their favorable opinion of the SGHC management team and support for the combination. Representatives of Ropes & Gray then explained the key provisions in the Term Sheet and reviewed with the Board its fiduciary duties under Delaware law, including its fiduciary duties in the business combination context. Also at this meeting, representatives of Goldman Sachs and PJT provided financial information regarding public companies comparable to SGHC based on information received to date. A detailed discussion of the transaction terms and SGHC’s business ensued, including public companies comparable to SGHC and the expected market reaction to the transaction, as well as the various risks and timing issues associated with a transaction of this nature. Following the discussion, the Board unanimously determined to proceed with pursuing a business combination transaction with SGHC on an exclusive basis on the terms set forth in the Term Sheet.

On January 29, 2021, SEAC and SGHC executed the Term Sheet, which provided for, among other things, an agreed equity value of $4.7 billion for SGHC, assuming $250 million of cash from SGHC’s operations on the balance sheet as of closing, as well as and a binding exclusivity period through March 15, 2021.

On January 31, 2021, SGHC provided SEAC and its advisors with access to an online data room (the “Data Room”) for purposes of conducting further business, financial, legal, tax, intellectual property, regulatory and other due diligence with respect to SGHC. Between January 31, 2021 and April 21, 2021, SEAC’s financial, legal, tax, regulatory and other advisors conducted due diligence with respect to SGHC, in each case, based on information available in the Data Room, written responses from the management team of SGHC, and due diligence calls and meetings with the SGHC management team, Oakvale and pertinent representatives and advisors of SGHC. Over the course of the due diligence process, SEAC and its advisors particularly spent time analyzing an ongoing reorganization of SGHC, and the anticipated future transactions and steps necessary to complete the reorganization prior to the closing of a business combination transaction. In addition, there was a significant focus on gaming regulatory due diligence, which involved a thorough review of licenses, regulatory correspondences, SGHC policies and other materials to assess SGHC’s past and present compliance with applicable gaming regulatory laws (including past and present reviews of SGHC gaming licenses by relevant governmental authorities), expansion into new markets, and SGHC’s compliance processes and posture generally. By the conclusion of the due diligence process, the parties had coordinated on over 400 formal diligence questions and requests, including many with multiple parts. SEAC used the findings in its due diligence process primarily to (i) confirm its valuation assumptions that were reflected in the Term Sheet, (ii) evaluate the ability of the parties to consummate a business combination transaction, (iii) revise the representations and warranties in the Business Combination Agreement to provide adequate disclosure around existing operations of SGHC, and (iv) assess the go-forward business prospects of SGHC.

Between February 4, 2021 and March 18, 2021, numerous videoconference diligence sessions were held between representatives of SEAC and SEAC’s advisors (including PJT, Goldman Sachs, Ropes & Gray, CMS, Blank Rome, Aird & Berlis and other accounting and tax advisors, as applicable), on the one hand, and representatives of SGHC and its principal shareholders, Oakvale and SGHC’s advisors (including Cooley and Herzog Law, as applicable), on the other hand. These diligence sessions covered various topics, including, among others: (i) SGHC’s group structure; (ii) SGHC’s technology, including cybersecurity and privacy policies; (iii) SGHC’s U.S. operations and associated relationship with Digital Gaming Corporation; (iv) SGHC’s global regulatory and compliance practices; (v) SGHC’s global licenses; (vi) accounting and financial aspects of SGHC’s business, including tax aspects; and (vii) SGHC’s relationship with Microgaming.

On February 5, 2021, following preliminary review of SGHC’s financial statements provided in the Data Room, SEAC and its financial and accounting advisors held a videoconference with SGHC’s management team to discuss SGHC’s accounting and financial models. During this meeting, Ms. Van Wyk, clarified that SGHC had not historically reported its financial results as a consolidated group given SGHC’s complex structure, acquisition history and various accounting methods used across its group companies.

On February 8, 2021, Mr. Grubman, Mr. Collins, Goldman Sachs, PJT and Ropes & Gray held a videoconference with the SGHC management team, Mr. Burns and Cooley, in order to align on the diligence process and the timing of the transaction. In particular, the parties discussed the prioritization of various diligence work streams and identifying those which needed to be completed prior to initiating a potential PIPE process.

On February 15, 2021, Cooley sent the initial draft of the Business Combination Agreement to Ropes & Gray.

Between February 15, 2021 and April 23, 2021, Cooley, on the one hand, and Ropes & Gray, on the other hand, exchanged numerous revised drafts of the Business Combination Agreement and the related ancillary documents, and participated in a number of videoconferences to negotiate such documents and agreements, as well as the structuring of the transaction. The negotiations included, among other things, interim operating covenants, closing conditionality and deal certainty provisions, certain reorganization steps to be undertaken by SGHC and its stockholders prior to the closing of the Business Combination, the timing of SGHC’s acquisition of Digital Gaming Corporation, the terms and structure of amendments to the SEAC warrants held by the Founders, covenants relating to the accounting treatment of the SEAC warrants, the potential tax impact on the companies and their respective shareholders, and the timing and execution of various ancillary agreements by SGHC shareholders. Cooley and Ropes & Gray also had regular contact with their respective clients during this period to keep them apprised of the status of the Business Combination Agreement and related agreements.

Over the same period of time, the representatives and advisors for SEAC, SGHC and Oakvale also held numerous videoconferences and came to agreement on various outstanding business issues, including, among others: (i) certain reorganization steps to be undertaken by SGHC and its stockholders prior to the closing of the Business Combination; (ii) closing conditionality and deal certainty provisions; (iii) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and the related ancillary documents (including the timing of delivery of the audited financials of SGHC); (iv) the amendments to the SEAC warrants held by the Founders; (v) the principles for measuring and adjusting the equity consideration payable to SGHC shareholders based on cash, debt and similar assets and liabilities of the Target Companies; (vi) the terms and substance of the Equity Incentive Plan and Employee Stock Purchase Plan to be submitted for stockholder approval; and (vii) the terms of the Restrictive Covenant Agreements that NewCo would enter into with each of Mr. Grubman and Mr. Collins at closing. During this period, Mr. Grubman and Mr. Collins provided regular updates to the Board.

Specific points that were negotiated in the Business Combination Agreement included, among others:

•

Whether SGHC’s pre-closing reorganization would need to be completed prior to the signing of the Business Combination Agreement, or whether certain steps could be completed after the signing of the Business Combination Agreement. Ultimately, the parties agreed that, at the time of the signing of the Business Combination Agreement, all SGHC subsidiaries would be owned indirectly by SGHC; however, SGHC would be permitted to transfer entities within the SGHC holding company structure following signing so long as such changes were (i) consistent with a transaction step plan agreed by the parties or (ii) did not materially and adversely impact SEAC or the treatment of SEAC in connection with the Business Combination.

•

Whether there should be a debt and working capital purchase price adjustment, in addition to the cash balance adjustment agreed in the Term Sheet, or whether the purchase price adjustment would be limited to the cash balance only. Ultimately, upon completion of SEAC’s financial due diligence, SEAC and SGHC agreed to deduct from SGHC’s cash balance indebtedness for borrowed money or the deferred purchase price of property, and also agreed to heightened interim operating covenants with respect to the Company’s cash management practices and the management of its working capital in lieu of a full working capital adjustment.

•

Whether the receipt of governmental approvals related to gaming licenses in the United Kingdom, Malta and certain other jurisdictions would be conditions to closing, or sought, but not required as conditions to closing. Ultimately, based on advice from their respective regulatory counsel, the parties agreed to certain regulatory approvals as conditions to closing, while other approvals would be sought, but not required as conditions to closing (as further described in the section titled “ — The Business Combination Agreement”).

•

Whether SEAC’s obligation to consummate the closing would be conditioned on whether SGHC’s 2020 EBITDA as finally determined in its audited financial statements exceeded a to-be-agreed-upon percent reduction in EBITDA from the 2020 unaudited financials reviewed by SEAC prior to signing the Business Combination Agreement. SEAC ultimately determined, based on its financial due diligence, that SGHC’s audited financials would be more relevant to whether the Business Combination was sufficiently beneficial for SEAC stockholders based on the timing of the expected closing, and that it had adequate protection elsewhere in the Business Combination Agreement in the event of a material and adverse change to SGHC’s 2020 EBITDA projections. As a result, SEAC agreed to forego this requested closing condition.

•

How to address the recent SEC guidance with respect to the accounting of SEAC warrants. Ultimately, the parties agreed to certain pre-closing covenants to address the guidance including, but not limited to, SEAC using its reasonable best efforts to address the guidance (and any subsequent guidance released during the pre-closing period), consulting with SGHC prior to taking any position or action with respect thereto, and, at the request of SGHC, seeking an amendment of its outstanding warrants to cause each such warrant, prior to closing, to not be treated as liabilities on the balance sheet of SEAC.

During the course of such negotiations, SEAC and SGHC agreed to final terms that included certain deviations from the Term Sheet. While the earnout consideration terms, SEAC’s director nomination rights and the terms of an amendment to the founder warrants were materially unchanged from those agreed in the Term Sheet, certain terms in the Term Sheet were revised, including the base valuation for SGHC (and the assumed cash on its balance sheet at closing), the exclusion of PIPE financing, and the addition of two members to the post-closing board of directors in order to accommodate requests of SGHC’s largest Pre-Closing Holders.

Between February 20, 2021 and March 6, 2021, there were frequent conversations between Mr. Grubman and Mr. Burns related to the overall schedule and due diligence findings, as well as the continued strong performance of SGHC against its earlier projections. On March 6, 2021, Mr. Grubman advised Mr. Burns that SGHC as a public company would likely face increased costs associated with compliance and financial reporting, and that a business combination should reflect such a landscape. Mr. Grubman and Mr. Burns discussed revising the terms of the proposed transaction to $4.75 billion with SGHC having $300 million cash from operations at closing.

Between March 6, 2021 and March 7, 2021, Mr. Grubman held multiple calls and videoconferences with Mr. Burns and representatives from Goldman Sachs, PJT and Ropes & Gray to discuss the PIPE financing process, and whether PIPE financing should still be pursued in light of the lack of need for additional cash, the ongoing accounting, financial and regulatory diligence that remained to be completed, as well as the updated timing for the preparation of audited financials.

On March 7, 2021, Mr. Grubman, Mr. Collins, Mr. Menashe, Mr. Hasson and Mr. Burns met by video conference to discuss revised terms, the lack of a need for PIPE financing and the overall anticipated schedule. They agreed to present the revised terms to the Board and the SGHC major shareholders respectively, including the revised financial terms and the removal of a PIPE financing from the Business Combination Agreement.

On or around March 11, 2021, Mr. Grubman advised Ropes & Gray to discuss extending exclusivity with Cooley given the ongoing efforts being made to complete diligence and reach final terms of a potential business combination, acknowledging the progress made to date together with the additional work that was still required by the parties to reach final terms of a potential business combination. Ropes & Gray signaled to Cooley via videoconference that SEAC would be requesting the parties extend exclusivity. Later that day, Ropes & Gray sent a draft exclusivity extension agreement to Cooley. On March 12, 2021, SEAC and SGHC executed the agreement, extending exclusivity through April 12, 2021.

Between March 22, 2021 and March 23, 2021, Mr. Grubman, Mr. Burns and representatives of Goldman Sachs and PJT discussed the possibility of Goldman Sachs and PJT marketing the proposed business combination to certain existing SEAC investors in the days leading up to the public announcement of the transaction. Following these discussions, Mr. Grubman instructed Goldman Sachs and PJT to coordinate with SGHC’s management team in preparing an investor presentation that could be shared with such investors. Between March 23, 2021 and April 22, 2021, representatives of SEAC, SGHC, Oakvale, Goldman Sachs, PJT, Ropes & Gray and Cooley had multiple calls and videoconferences to review the contents of the investor presentation, and exchanged multiple drafts of the investor presentation and related documentation.

On March 30, 2021, the Board met for the purpose of further discussing and considering the proposed business combination with, and the status of SEAC’s diligence review of, SGHC. Also present were the SEAC management team, representatives of the Sponsor and representatives of Goldman Sachs, PJT, Ropes & Gray, Blank Rome LLP (as lead gaming regulatory outside counsel), accounting and tax advisors and Withum Smith+Brown, PC, SEAC’s independent auditors (“Withum”). At this meeting, an overview of the regulatory, accounting, tax and information technology diligence process and findings was provided. Also at this meeting, Mr. Collins provided an overview of the financial state of SGHC and the reasons it was an attractive target, including the strength of the management team, the data-driven nature of SGHC’s business philosophy and the unique character of a worldwide sports gaming brand. Representatives of Goldman Sachs and PJT also provided an overview of the SPAC merger market, valuation considerations, the timeline of the potential business combination and the proposed pre-announcement marketing to certain existing SEAC investors. Towards the end of the meeting, representatives of Ropes & Gray provided an overview of the proposed transaction structure, the definitive documents to be entered into in connection with the proposed transaction and the status of Ropes & Gray’s negotiations with Cooley with respect to such documents, and the Board’s fiduciary duties under Delaware law, including its fiduciary duties in the business combination context. Throughout the meeting, members of the Board raised various questions, and discussion ensued among the Board, the management of SEAC, and the various advisors in attendance.

On April 10, 2021, SEAC and SGHC executed an exclusivity extension agreement, further extending exclusivity through April 26, 2021.

On April 12, 2021, BDO LLP, as proposed independent registered public accounting firm to SGHC subject to approval by the SGHC audit committee and independent auditor of Betway Limited, held a call with the SGHC management team, Ropes & Gray and Cooley to discuss the financial statements that SGHC would need to include in the registration statement, given the number of significant acquisitions that had recently been completed, as well as SGHC management team’s expected timing for the delivery of these financial statements.

On April 20, 2021, the Board met to discuss the final proposed terms of the Business Combination Agreement and related documents. Also present at the meeting were the SEAC management team, representatives of the Sponsor and representatives of Goldman Sachs, PJT and Ropes & Gray. At this meeting, representatives of Goldman Sachs and PJT provided an overview of financial market conditions and updates on the SPAC merger market since the Board’s prior meeting, as well as timing and marketing considerations related to the proposed business combination. Also at this meeting, representatives of Ropes & Gray reviewed with the Board its fiduciary duties under Delaware law, including its fiduciary duties in the business combination context, and explained the updates made to the terms of the proposed Business Combination Agreement since the Board’s prior meeting, including certain updates to account for new SEC guidance related to the accounting of warrants. The Board was then provided with an overview of the proposed Business Combination (including the potential benefits and the risks related thereto), the key terms of the related agreements. Throughout the meeting, members of the Board raised various questions, and discussion ensued among the Board, the management of SEAC, and the various advisors in attendance (including in respect of confirmatory due diligence matters that SEAC management and its advisors conducted since the March 30 board meeting). Based on the factors cited in “ — The Board’s Reasons for the Approval of the Business Combination” and in light of the fact that the implied fair market value of the vested equity of SGHC to be acquired in the Business Combination was significantly in excess of 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), the Board then unanimously adopted and approved, among others, resolutions: (a) determining that the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination) are fair to and in the best interests of SEAC and its stockholders;

(b) approving and declaring advisable the Business Combination Agreement (including, but not limited to, all exhibits and annexes to the Business Combination Agreement and all ancillary agreements) and the transactions contemplated thereby, including the Business Combination; (c) recommending that the stockholders of SEAC approve the Business Combination Agreement; (d) resolving that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, be effected; and (e) authorizing, empowering and directing each member of the Board, in the name and on behalf of SEAC, to execute and deliver the Business Combination Agreement substantially in the form presented at the meeting, with such further changes as the Board or a member thereof executing and delivering the same may deem necessary and appropriate. The Board did not obtain a third-party valuation or fairness opinion in connection with its resolution to approve the Business Combination but determined that SEAC’s directors and officers, and the other representatives and advisors of SEAC, had substantial experience in evaluating the operating and financial merits of companies similar to SGHC and reviewed certain financial information of SGHC and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of SEAC’s directors, officers and other representatives and advisors, and concluded that the experience and background of SEAC’s directors and officers, and the other representatives and advisors of SEAC, provided assistance to the Board to make the necessary analyses and determinations regarding the Business Combination.

Beginning April 20, 2021, Goldman Sachs and PJT contacted several existing SEAC investors approved by SEAC and SGHC in connection with marketing the Business Combination, subject to such investors agreeing to confidentiality and trading restrictions prior to announcement of the Business Combination. Between April 21, 2021 and April 30, 2021, representatives of SEAC, SGHC, Goldman Sachs and PJT held virtual meetings with a subset of these investors and presented the investor presentation.

Between April 21, 2021 and April 23, 2021, Ropes & Gray and Cooley finalized the Business Combination Agreement and the related ancillary agreements, and distributed the final versions to SEAC, SGHC and the other parties thereto.

On the afternoon of April 23, 2021, the parties executed and delivered the Business Combination Agreement and the related ancillary documents, and each stockholder of SGHC executed and delivered Transaction Support Agreements (see “ — Related Agreements — Transaction Support Agreement”). At the same time, the parties coordinated with Finsbury Glover Hering and ICR Inc. to issue a press release and announce the Business Combination. The Business Combination was announced on the morning of April 26, 2021.

On April 26, 2021, SEAC filed on Current Reports on Form 8-K with the SEC the Business Combination Agreement, the form of Transaction Support Agreement, other related transaction agreements, the press release and the investor presentation. The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the consummation of the Business Combination.

The Board’s Reasons for the Approval of the Business Combination

The Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors. This explanation of the reasons for the Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Board reviewed the results of the due diligence conducted by our management and third-party advisors, which included:

•	extensive meetings with Oakvale and SGHC’s management team to understand and analyze SGHC’s business and prospects;

•	legal due diligence conducted by Ropes & Gray;

•	financial, tax and accounting due diligence;

•	regulatory and gaming commission due diligence conducted by Blank Rome, CMS and Aird & Berlis (as well as various other local counsel in relevant jurisdictions);

•	review of SGHC’s financial statements and certain projections provided by SGHC;

•	the financial advice provided by Goldman Sachs and PJT, and SEAC management’s consideration of such advice; and

•	research on comparable public companies and precedent transactions.

In particular, the Board considered the following positive factors, in deciding to approve the Business Combination Proposal:

•	Historical Financial Performance. SGHC presented historical information that reflected strong financial performance and results of operations.

•

Business Model and Economic Prospects. Current information and forecast projections from SEAC’s and SGHC’s management regarding (i) SGHC’s business, prospects, financial condition, operations, technology, products, services, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, and financial market conditions and (iii) opportunities and competitive factors within SGHC’s industry reflected an attractive business model and economic prospects.

•

Large Total Addressable Market (TAM) with Significant Growth Opportunity. SGHC was in an advantageous position as compared to its peers to capture significant TAM in both the United States and internationally, including in Brazil and Australia, as a result of industry patterns, such as a worldwide trend towards legalization of betting and gaming, deeper mobile penetration and growth in variety of content, as well as SGHC-specific advantages, such as SGHC’s proven success in entering new markets, high brand awareness and partnerships, and flexible technology and data driven approach to analytics.

•

Pro Forma Implied Enterprise Value. The implied enterprise value in connection with the Business Combination of approximately $4.64 billion provided, SEAC’s stockholders with the opportunity to go forward with ownership in a public company with a larger market capitalization.

•	Established Global Footprint. The operations of SGHC were fully scaled, involving over 3,500 employees across 17 in-country teams, licenses in 24 jurisdictions and product offerings in 26 languages.

•

Results of Market Check Process. SEAC considered pursuing a variety of targets in the sports and entertainment sectors and considered a total of 90 potential acquisition targets, 27 of which SEAC had active engagement with, eventually leading to non-disclosure agreements with five potential acquisition targets in furtherance of due diligence efforts to support a potential business combination.

•

Experienced Management Team and Post-Closing Board. The SGHC management team had deep experience and a strong track record of success in the global sports and online casino gaming sectors. In addition, under the Business Combination Agreement, Mr. Grubman and Mr. Collins would serve as directors of the surving entity following the Business Combination, bringing their extensive executive experience working with professional sports leagues to the SGHC business.

•	Committed Major Shareholders. SGHC’s major shareholders, holding over 70% of SGHC’s equity interests, would be retaining 100% of their respective pre-transaction stakes in the surviving entity.

•	SGHC Benchmarking. SGHC’s performance across numerous metrics compared favorably to those of peer companies, including those described in the section titled “Comparable Public Companies.”

•

No Termination Fee. The Business Combination Agreement does not include a provision contemplating the payment by SEAC of a termination fee in the event of termination of the Business Combination Agreement.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be achieved in full or in part, or within the expected timeframe;

•	Closing of the Business Combination May Not Occur. The risks and costs to the Company if the Business Combination is not completed;

•

Exercise of Redemption Rights of Current Public Stockholders. The risk that some of the current public stockholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account;

•

Conditions to Closing of the Business Combination. That the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions, many of which are not within SEAC’s or SGHC’s control;

•

Exclusivity. The fact that the Business Combination Agreement includes a provision that generally restricts SEAC from soliciting other business combination proposals, which limits SEAC’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations. In addition, under the Business Combination Agreement, unless required by applicable law, the Board may not change or withdraw its recommendation to SEAC stockholders to vote in favor of the Business Combination Voting Matter and any other matters required to consummate the transactions contemplated by the Business Combination Agreement that are submitted to, and require the vote of, SEAC stockholders;

•	Litigation Related to the Business Combination. The risk of potential litigation challenging the Business Combination;

•

Transaction Expenses Incurred by SEAC. The substantial transaction expenses to be incurred in connection with the Business Combination and the negative impact of such expenses on SEAC’s cash reserves and operating results should the Business Combination not be completed;

•

Negative Impact Resulting from the Announcement of the Business Combination. The possible negative effect of the Business Combination and public announcement of the Business Combination on SEAC’s financial performance, operating results and stock price; and

•	Other Risks. Various other risks associated with the Business Combination, the business of SEAC and the business of SGHC described under the section titled “Risk Factors.”

In addition to considering the factors described above, the Board also considered that certain of the officers and directors of SEAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of SEAC stockholders, including as a result of the corporate opportunities waiver included in SEAC’s charter. The executive officers and directors of SEAC have established reputations in the sports industries and might have had many opportunities available to them, which would not have needed to be disclosed to the Board in connection with its consideration of the potential Business Combination. These potential conflicts are more thoroughly described in more detail under the section titled “Certain Relationships and Related Person Transactions,” SEAC’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination. Although the Board did not seek a third party valuation, and did not receive a valuation opinion from any third party in connection with the Business Combination, the Board relied on

SEAC’s management team’s collective experience in public market transactions in constructing and evaluating financial models and projections and conducting valuations of businesses as assisted by its financial advisors. Notably, while entry into the U.S. market and significant growth opportunity internationally were considered by the Board as positive qualitative factors, the Board did not rely on projections of SGHC’s U.S. or global expansion in considering valuations. The financial projections provided by SGHC’s management team and advisors were consistently presented excluding any effects of a U.S. market expansion, and the pending DGC acquisition was instead described as an opportunity that offered market access in a small but growing number of states, the potential financial effect of which was described as highly sensitive to a number of variables, including but not limited to the number of states in which market access was gained, the amount of capital dedicated to marketing and the timing of regulatory approval. Accordingly, regarding U.S. expansion, the Board considered the expanded total addressable market that the U.S. entry could eventually offer, Mr. Grubman’s and Mr. Collins’ abilities to bring potential value to the company in a U.S. market through their industry contacts and experience, the potential importance of U.S. market access as the regulatory landscape matured, the ability of SGHC to absorb DGC, and also the inherent uncertainty of the expansion case in that it was dependent on anticipated regulatory changes on a state-by-state level as well as the completion of the DGC acquisition (as further described in the section titled “Business of Super Group”). SEAC’s management also considered a comparable company analysis to assess the potential value that the public markets would likely ascribe to SGHC, and this analysis was provided to the Board. The comparable companies were considered, in certain respects, to be similar to SGHC’s business due to one or more similar operating and financial characteristics, including the use of online gambling technology. Although none of the selected companies reviewed in the analysis were directly comparable to SGHC, the companies had one or more similar operating and financial characteristics as SGHC. The Board considered this analysis and viewed SGHC to favorably compare to such other companies. Based on these various factors, the Board concluded that an equity value of approximately $4.75 billion is a fair and reasonable valuation given (a) SGHC’s highly diversified geographic customer base, pipeline, financial plan and data, projections, its capital structure, and valuations of precedent combination transactions and targets in the online gaming sector, and (b) SGHC’s growth prospects, business strategy, market-leading position and deep relationships with leagues and sportsbooks, reliable revenue, good earnings visibility and committed major shareholders, among other compelling aspects.

After considering the foregoing potentially negative and potentially positive reasons, the Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons. Accordingly, the Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable, fair to, and in the best interests of, SEAC and its stockholders.

Certain Forecasted Financial Information for the Company

SGHC does not as a matter of course make public projections as to earnings or other results. However, in connection with its consideration of the potential combination, the Board was provided with prospective financial information prepared by management of SGHC (collectively, the “Projections”).

The Projections are included in this proxy statement/prospectus solely to provide our stockholders access to information made available in connection with the Board’s consideration of the Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were presented to the Board, which was April 6, 2021.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. None of the independent registered public accounting firms of SGHC or SEAC, or any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of SGHC or SEAC assume no responsibility for, and disclaim any association with, the Projections.

In the view of SGHC’s management team, the Projections, as presented on April 6, 2021, were prepared on a reasonable basis, reflected the best currently available estimates and judgments of SGHC and presented, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of SGHC and its subsidiaries at that date. In particular, SGHC’s management team made assumptions relating to general business, economic, market, regulatory and financial conditions and various other factors at that date. The Projections do not reflect any changes occurring after that date to general business, economic, market, regulatory and financial conditions, as well as additional capital expected to be received by NewCo, nor the impact of any subsequent investment in connection with the Business Combination.

The Projections are subjective in many respects. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than estimated. Since the Projections cover multiple years, that information by its nature becomes less predictive with each successive year.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios, as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of SGHC, all of which are difficult to predict and many of which are beyond the preparing parties’ control, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Key assumptions incorporated into the Company’s revenue projection model include the following:

1.

Number of existing depositing customers as at the start of the projection period, derived from the Company’s actual customer database and specified separately by customer duration in months since date of customer acquisition for each brand group (i.e., Betway or Spin) in each major jurisdiction or market (e.g., United Kingdom, Spain, Belgium, South Africa, etc.), totaling 40 separate brand-market combinations and resulting in a data set of thousands of data points that would be impractical to quantify in this document. The values used for these assumptions are actual numbers that were not varied in any way in the calculation of the projections. By definition no allowance was made in respect of these assumptions for markets in which the Company was not yet already trading as at the start date of the projection period.

2.

Number of new depositing customers projected to be acquired per calendar month during the projection period, separately for each of the 40 brand-market combinations for each calendar month over the projection period. The values used in these assumptions were derived by reference to brand and market trends experienced by the Company over the past 36 to 48 months, taking into account the Company’s management’s expectations for future prospects in each market for each brand group. It follows that the implied rates of year-on-year growth are different for each of the 40 separate brand-market combinations for new customers acquired in existing markets in 2021 and 2022 as compared with 2020 and 2021 respectively. Taken in aggregate over all of the 40 brand-market combinations, the overall rate of growth for new customers projected to be acquired in existing markets in 2021 as compared with 2020 and for 2022 as compared with 2021 amounted to approximately 39% and 7% respectively. No allowance was made in the projections of new depositing customers for markets in which the Company was not yet already trading as at the start date of the projection period. In total, the assumptions for these various scenarios incorporate in excess of thousands of data points.

3.

Persistency of depositing customers, specified separately by customer duration in months since date of customer acquisition for each of the 40 brand-market combinations. These assumptions were derived by reference to the Company’s historical experience over the past 60 months, with extra weight given to more recent experience, adjusted where necessary by the Company’s management’s expectations for future prospects in each market for each brand group. It follows that the assumed rates of persistency will be different for each of the separate brand-market combinations. No improvements in persistency were assumed in any of the brand-market combinations. In total these various scenarios incorporate in excess of thousands of data points.

4.

Deposits per customer per calendar month, specified separately by customer duration in months since date of customer acquisition for each of the 40 brand-market combinations. These assumptions were derived similarly to the persistency of depositing customers assumptions. It follows that the assumed values of deposits per customer per calendar month will be different for each of the separate brand-market combinations. For sake of conservatism, the Company’s management assumed uniform reductions in these values for all brand-market combinations equivalent to 10% across the board in 2021 with further incremental reductions over the course of 2022 reaching an additional 10% by the end of that year.

5.

Revenue as a percentage of deposits per customer per calendar month, specified separately by customer duration in months since date of customer acquisition for each of the 40 brand-market combinations. These assumptions were derived similarly to the persistency of depositing customers assumptions and are again similarly different for each of the separate brand-market combinations. No improvements in these values were assumed in any of the brand-market combinations.

6.

Bonus as percentage of revenue per calendar month, specified separately by customer duration in months since date of customer acquisition for each of the 40 brand-market combinations. These assumptions were derived similarly to the persistency of depositing customers assumptions and are again similarly different for each of the separate brand-market combinations. No improvements in these values were assumed in any of the brand-market combinations.

7.	It follows from the above that no allowance was made in the revenue projections for markets in which the Company was not yet already trading as at the start date of the projection period.

8.	The Company’s management believes that the projections are in line with historical operating trends and growth rates, with a reasonable degree of conservatism incorporated as detailed above.

Projected EBITDA is driven by revenue growth per above, offset by operating, marketing, general and administrative expenses. In excess of 20 major expense categories were all projected separately, including amongst others gaming taxes and licenses, cost of fraud, payment processing costs, casino product cost, sports product cost, brand marketing, affiliates marketing and operating overheads. For all of these items, assumptions were derived per brand group and major operating division within the Company by reference to historical trends over the last 60 months, again with extra weight given to more recent experience and again adjusted where appropriate by reference to the Company’s management’s expectations for future prospects. A range of scenarios were considered by the Company in the process of deriving the final assumptions used for expense projections, resulting in many thousands of data points in the final set of assumptions, making it practically difficult to quantify the details.

The Company believes that the assumptions used to derive its forecasts are both reasonable and supportable, although, as explained above, they are practically difficult to quantify as the Projections were based upon a complicated actuarial model that incorporates a large number of data points and captures 40 separate income statements and variations on each of these 40 income statements. Furthermore, in preparing its assumptions and its projection model, the Company’s management relied on a number of factors, including the executive team’s significant experience in the market and the actual proprietary data and historical performance of the Company.

The Projections were prepared solely for internal use to assist us in our evaluation of SGHC and the Business Combination. NewCo has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including SEAC. Neither NewCo’s or SGHC’s management nor their respective representatives have made or make any representations to any person regarding the ultimate performance of NewCo or SGHC relative to the Projections.

The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of NewCo and SGHC may differ materially from those expressed in the Projections due to factors beyond NewCo’s and SGHC’s ability to control or predict.

The Projections are not included in this proxy statement/prospectus in order to induce any stockholders to vote in favor of any of the proposals at the special meeting and should not be looked upon as “guidance” of any sort.

Net Gaming Revenue, which is included in the Projections reflected below, represents Online Casino and Sports Betting Gross Gaming Revenues minus bonuses or incentives or comps, minus payments to casino game suppliers in order to fund progressive jackpot network games, and minus indirect taxes such as VAT and GST. Such information has not been presented in accordance with IFRS as issued by the IASB or audited, reviewed, compiled or examined, in accordance with either PCAOB standards or generally accepted auditing standards in the U.S. IFRS differs in certain significant respects from U.S. GAAP.

Other Revenue, which is included in the Projections reflected below, comprises revenue from brand licensing fees received from third parties. Such information has not been presented in accordance with IFRS as issued by the IASB or audited, reviewed, compiled or examined, in accordance with either PCAOB standards or generally accepted auditing standards in the U.S. IFRS differs in certain significant respects from U.S. GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin is a non-IFRS financial measure and therefore is not presented in accordance with IFRS as issued by the IASB or U.S. GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as used by SGHC are not reported by all of its competitors and may not be comparable to similarly titled amounts used by other companies.

The non-IFRS financial measures reflected below are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-IFRS financial measures. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, SGHC is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward-looking non-GAAP financial measures is included.

We encourage you to review the financial statements of SGHC included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus, and not rely on any single financial measure.

None of SGHC, NewCo or any of their respective affiliates intends to, and, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

The key elements of the Projections provided to SEAC are summarized below, which were prepared in reliance upon SGHC’s historical financial statements prepared in accordance with IFRS as issued by the IASB (assuming an exchange rate of €0.8225 per U.S. dollar, which was based on the average exchange rate during January and February 2021):

U.S. dollars in millions	For the year ended December 31, 2021	For the year ended December 31, 2022
Net Gaming Revenue	$1,500	$1,700
Other Revenue	$80	$83
Revenue	$1,580	$1,783
Adjusted EBITDA	$350	$420
Adjusted EBITDA Margin	22.2%	23.6%

Comparable Public Companies

During the course of valuing SGHC, SEAC, SGHC, and their respective advisors also identified several comparable public companies in the online gaming sector. Specifically, SEAC, SGHC, and their respective advisors identified Flutter Entertainment plc, Entain plc, 888 Holdings plc, DraftKings Inc. and Rush Street Interactive, Inc. as relevant online gaming companies for comparison purposes. These companies were selected by SEAC, SGHC, and their respective advisors as publicly-traded companies having businesses with similar B2C end markets and business models with global or U.S. operations. While these companies may share certain characteristics that are similar to those of SGHC, the Board recognized that no company was identical in nature to SGHC.

The following is the financial information of these companies and SGHC:

Comparable Company	TEV / 2022E Revenue	TEV / 2022E EBITDA	TEV / 2021E Growth- Adjusted EBITDA(2)	2020E- 2022E Revenue CAGR	2020E- 2022E EBITDA CAGR	2022E EBITDA Margin
SGHC(1)	2.6x	11.1x	0.66x	23.1%	27.3%	23.6%
Global B2C Peers
Flutter Entertainment plc	4.8x	22.6x	1.27x	20.2%	5.0%	21.3%
Entain plc	2.7x	11.2x	0.63x	7.3%	9.0%	24.0%
888 Holdings plc	2.2x	12.7x	2.03x	4.0%	1.1%	17.3%
U.S. B2C Peers
DraftKings Inc.	14.9x	NM	NM	50.9%	NM	(23.1)%
Rush Street Interactive, Inc.	4.8x	NM	NM	39.9%	NM	(4.0)%

Source: SGHC Projections, Wall Street Research (IBES Consensus Estimates); market data as of April 19, 2021.

Note: Market capitalization is based on fully diluted shares outstanding and option dilution is calculated using the treasury stock method.

(1)	SGHC valuation based on fully diluted post-money pro forma TEV of $4,643 million with 2021E EBITDA of $350 million and 2022E Adjusted EBITDA of $420 million.
(2)	TEV/2021E Adjusted EBITDA multiples are growth adjusted by 2021E-2022E YoY growth.

Satisfaction of 80% Test

It is a requirement under NYSE rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of funds in the trust account was approximately $450,000,000, and SEAC had $15,750,000 of deferred underwriting commissions, plus taxes payable on the income earned on the trust account. In reaching its conclusion that the Business Combination meets the 80% test, the Board looked at the aggregate purchase price to be paid in the Business Combination of approximately $4,750,000,000. In determining whether the purchase price represents the fair market value of the businesses acquired, the Board considered all of the factors described in the section entitled “The Business Combination Proposal—The Board’s Reasons for the Approval of the Business Combination,” and the Board concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the trust account. In light of the financial background and experience of the members of SEAC’s management team and the Board, the Board believes that the members of SEAC’s management team and the Board are qualified to determine whether the Business Combination meets the 80% test. The Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Sources and Uses of Proceeds for the Business Combination

The following table summarizes the sources and uses of proceeds from the Business Combination. Any amounts converted from Euros to U.S. Dollars are translated into U.S. Dollars at the rate on June 30, 2021 of €0.8301 to $1.00. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

No Redemption

Sources of Funds (in thousands)		Uses of Funds (in thousands)
Cash in Trust account(1)	$450,117	SGHC equity rollover(2)	$4,319,790
SGHC Equity Roll-Over(2)	$4,319,790	Cash proceeds to SGHC shareholders(3)	$380,368
		Estimated transaction expenses(4)	$69,749

Total Sources	$4,769,907	Total Uses	$4,769,907

(1)	Assumes no Public Stockholder has exercised their redemption rights to receive cash from the Trust Account. This amount will be reduced by the amount of cash used to satisfy any redemption.
(2)	Based on a per share price of $10.00.
(3)

Represents the repurchase of NewCo shares from SGHC shareholders at $10 per share. This represents the portion of those repurchases funded by the Trust account. In the No Redemption scenario a further $118.1 million was funded by cash on SGHC’s balance sheet.

(4)	Represents the settlement in cash of the non-recurring, transaction-related costs incurred in conjunction with the Business Combination.

Maximum Redemption

Sources of Funds (in thousands)		Uses of Funds (in thousands)
Cash in Trust account(1)	$300,001	SGHC equity rollover(2)	$4,400,059
SGHC Equity Roll-Over(2)	$4,400,059	Cash proceeds to SGHC shareholders(3)	$230,252
		Estimated transaction expenses(4)	$69,749

Total Sources	$4,700,060	Total Uses	$4,700,060

(1)	Assumes 33.4% of outstanding SEAC Class A Shares have exercised their redemption rights to receive the Trust Account.

(2)	Based on a per share price of $10.00.
(3)

Represents the repurchase of NewCo shares from SGHC shareholders at $10 per share. This represents the portion of those repurchases funded by the Trust account. In the Maximum Redemption scenario a further $187.9 million was funded by cash on SGHC’s balance sheet.

(4)	Represents the settlement in cash of the non-recurring, transaction-related costs incurred in conjunction with the Business Combination.

Mid-point Redemptions

Sources of Funds (in thousands)		Uses of Funds (in thousands)
Cash in Trust account(1)	$375,059	SGHC equity rollover(2)	$4,325,000
SGHC equity rollover(2)	$4,325,000	Cash proceeds to SGHC shareholders(3)	$305,310
		Estimated transaction expenses(4)	$69,749

Total Sources	$4,700,059	Total Uses	$4,700,059

(1)	Assumes 16.7% of outstanding SEAC Class A Shares have exercised their redemption rights to receive the Trust Account.
(2)	Based on a per share price of $10.00.
(3)

Represents the repurchase of NewCo shares from SGHC shareholders at $10 per share. This represents the portion of those repurchases funded by the Trust account. In the Mid-point Redemption scenario a further $187.9 million was funded by cash on SGHC’s balance sheet.

(4)	Represents the settlement in cash of the non-recurring, transaction-related costs incurred in conjunction with the Business Combination.

Interests of SEAC’s Directors and Officers in the Business Combination

In considering the recommendation of the Board to vote in favor of approval of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, stockholders should keep in mind that SEAC’s directors and executive officers, advisors and entities affiliated with them, have interests in such proposals that are different from, or in addition to, those of SEAC stockholders generally. In particular:

•	the continued indemnification of former and current directors and officers of SEAC and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•	the fact that the Founders have waived their right to redeem any of their Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Founders (including PJT Holdings, an affiliate of SEAC’s financial advisor PJT Partners LP (“PJT”), which has a non-voting economic interest in the Sponsor), beneficially own or have an economic interest in Founder Shares and private placement warrants that they purchased prior to, or simultaneously with, the IPO for which they have no redemption rights in the event an initial business combination is not effected in the required time period;

•

the fact that the Founders (including PJT Holdings, through its economic interest in the Sponsor) paid an aggregate of $25,000 for the Class B Shares, which will convert into 11,250,000 Class A Shares in accordance with the terms of the Current Charter and the Founder Holders Consent Letter, and such securities could have a significantly higher value at the time of the Business Combination, estimated at approximately $                         based on the closing price of $             per Class A Share on NYSE on                         , 2021, even if other SEAC stockholders ultimately experience a negative rate of return;

•

the fact that the Sponsor and PJT Holdings paid $10,388,888 and $611,112 for 10,388,888 and 611,112 private placement warrants, respectively, (i) with each such private placement warrant being exercisable commencing upon the later of 12 months following the IPO and 30 days following the Closing, for one NewCo Ordinary Share at $11.50 per share (subject to any restrictions in the Founder Holders Deferral Agreement), and (ii) with such private placement warrants having aggregate market values of approximately $10,181,110 and $598,890, respectively, assuming the private placement warrants (for which there is currently no trading market) would be considered fungible with the public warrants by an investor, which public warrants had a closing price of $0.98 on April 23, 2021, the last trading date preceding the public announcement of the Business Combination;

•

the fact that Goldman Sachs and PJT, as SEAC’s underwriters in the IPO and the financial advisors in connection with the Business Combination, will each be entitled to receive a deferred underwriting commission and financial advisory fee upon completion of the Business Combination, totaling an aggregate of $29,750,000, plus an additional sum in an amount between $7,000,000 and $10,000,000, payable at SEAC’s sole and absolute discretion;

•

the fact that SEAC issued an unsecured promissory note in the principal amount of up to $2,000,000 to the Sponsor, and that if SEAC does not complete an initial business combination, the promissory note will not be repaid and all amounts owed under it will be forgiven;

•

the fact that SEAC’s transaction expenses were estimated to total approximately $45,000,000 (including the deferred underwriting commissions and base financial advisory fees described above) upon the completion of an initial business combination; and

•

if the trust account is liquidated, including in the event SEAC is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to SEAC if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which it has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

Interests of SGHC’s Directors and Officers in the Business Combination

In considering the approval, and recommendation of stockholder approval, by the SGHC board of directors with respect to the Merger Agreement, SGHC stockholders should keep in mind that SGHC’s directors and officers have interests in the Business Combination Agreement that are different from or in addition to (and which may conflict with) those of SGHC stockholders. The SGHC board of directors was aware of such interests during its deliberations on the merits of the Business Combination. These interests include, among other things:

•

Certain of the directors and executive officers are expected to become directors and/or executive officers of NewCo upon the closing of the Business Combination. Specifically, the following individuals who are currently executive officers of SGHC are expected to become executive officers of NewCo upon the closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Neal Menashe	Chief Executive Officer
Alinda Van Wyk	Chief Financial Officer
Richard Hasson	President and Chief Operating Officer

•

In addition, the following individuals who are currently members of the Board are expected to become members of the NewCo board of directors upon the closing of the Business Combination: Neal Menashe, Alinda Van Wyk, Richard Hasson, Robert James Dutnall and John Le Poidevin.

Recommendation of SEAC’s Board of Directors

After careful consideration of the matters described above, particularly SGHC’s position as a B2C provider of technology-led and data-driven products to sports, sports wagering and online casino gaming, its established global footprint and its expected ability to significantly scale to service an expanding addressable market with an experienced management team and post-closing board of directors, the Board determined unanimously that each of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented, is fair to and in the best interests of SEAC and its stockholders. The Board has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the Board is not meant to be exhaustive, but includes the material information and factors considered by the Board.

Regulatory Requirements

The Company is required to obtain the approval of (i) the Great Britain Gaming Commission (“GBGC”) and (ii) the Malta Gaming Authority, in each case approving an internal reorganization that occurred on October 8, 2020 when SGHC acquired Pindus Holdings Limited, which resulted in a change of control of subsidiaries of the Company that are licensed in those jurisdictions that occurred prior to the transactions contemplated by the BCA. Both of these approvals have been obtained by the Company, so this requirement has been satisfied.

The Business Combination, as contemplated by the BCA, does not require prior approval from the GBGC; however, as part of the Reorganization, NewCo will be inserted between SGHC and its existing shareholders which will amount to a change of control as defined within British gambling laws. This will constitute the only change of control, relevant to the GBGC licenses, resulting from the Business Combination. While approval of this change of control is not needed in advance of it occurring, prior approval was sought from the GBGC on May 14, 2021. For the avoidance of doubt, such approval is not needed for Closing.

Further to the above, the BCA requires that the following regulatory actions shall not have occurred prior to Closing: (i) the GBGC indicates that it is “minded to refuse” the change of control application filed in connection with the transactions contemplated by the BCA; (ii) the GBGC indicates that it is “minded to commence” a review of the Company under certain provisions of the UK Gambling Act of 2005 in the event the transactions contemplated by the BCA close; (iii) the MGA indicates that it “manifests a clear intention to refuse” the change of control application to be filed in connection with the transactions contemplated by the BCA; or (iv) the MGA indicates that it is likely to commence a compliance review under certain sections of the Malta Gaming Compliance and Enforcement Regulations. At this time, the MGA has been provided with the detail of the Business Combination, and the transactions contemplated by the BCA, and has to date not given any indication of an intention to refuse such change of control, nor that it intends to open any investigation. Furthermore, the Company has not received any indication from the GBGC that the GBGC application will not be approved or that the GBGC intends to open an investigation.

Material Tax Considerations

Material U.S. Federal Income Tax Considerations

The statements under this heading, “Material Tax Considerations—Material U.S. Federal Income Tax Considerations,” constitutes the opinion of Cooley LLP, counsel to NewCo, insofar as such statements purport to summarize matters of U.S. federal income tax laws and subject to the limitations, exceptions, beliefs, assumptions, and qualifications described in such opinion and otherwise herein.

This section describes the material U.S. federal income tax considerations applicable to you if you are a U.S. Holder or Non-U.S. Holder (in each case, as defined below) of NewCo Ordinary Shares or public warrants and/or SEAC Class A Shares (other than the Sponsor or any of its affiliates), as a consequence of (i) electing to have your SEAC Class A Shares redeemed for cash if the Business Combination is completed, and/or, (ii) the ownership and disposition of NewCo Ordinary Shares and public warrants after the Business Combination. This section addresses only those holders that hold NewCo Ordinary Shares and/or public warrants as a capital asset (generally property held for investment). This section does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:

•	financial institutions or financial services entities;

•	insurance companies;

•

specified non-U.S. corporations including “controlled foreign corporations,” and “passive foreign investment companies” (each as defined in the Internal Revenue Code of 1986, as amended (the “Code” ) or corporations that accumulate earnings to avoid U.S. federal income tax;

•	mutual funds;

•	pension plans;

•	S corporations;

•	broker-dealers;

•	traders in securities including taxpayers subject to mark-to-market treatment;

•	regulated investment companies;

•	real estate investment trusts;

•	trusts and estates;

•	tax-exempt organizations (including private foundations);

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•	governments or agencies or instrumentalities thereof;

•

investors that hold NewCo Ordinary Shares or public warrants or who will hold NewCo Ordinary Shares or public warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•	investors subject to the alternative minimum tax provisions of the Code;

•	investors that have a functional currency other than the U.S. dollar;

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•	U.S. expatriates or former long-term residents of the United States;

•	investors subject to the U.S. “inversion” rules;

•	holders owning or considered as owning (directly, indirectly, or through attribution) five percent (measured by vote or value) or more of NewCo Ordinary Shares; or

•	persons who received any NewCo Ordinary Shares or warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation.

This description in this section does not address any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income. In addition, this description in this section does not address any tax consequences to investors that directly or indirectly hold equity interests in NewCo or SGHC prior to the Business Combination, including former holders of SEAC Class A Shares or public warrants that also held, directly or indirectly, equity interests in NewCo or SGHC prior to the Business Combination.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of NewCo Ordinary Shares or public warrants, the tax treatment of such partnership and any person treated as a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding NewCo Ordinary Shares or public warrants, you are urged to consult your tax advisor regarding the tax consequences to you of the ownership and disposition of NewCo Ordinary Shares and public warrants by the partnership.

The material U.S. federal income tax considerations described in this section are based upon the Code, the regulations promulgated by the U.S. Treasury Department thereunder (“Treasury Regulations”), current administrative interpretations and practices of the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consideration described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF NEWCO ORDINARY SHARES AND PUBLIC WARRANTS.

For purposes of the description set forth in this section, a “U.S. Holder” is a beneficial owner of SEAC Class A Shares or of NewCo Ordinary Shares or public warrants, as the case may be, that is:

•	an individual who is a U.S. citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences for U.S. Holders Exercising Redemption Rights with respect to SEAC Class A Shares

The following description assumes that any redemption of SEAC Class A Shares pursuant to the redemption provisions described in the section entitled “Special Meeting of SEAC Stockholders — Redemption Rights” (a “Redemption”) is treated as a transaction that is separate from the other transactions contemplated by the Business Combination. Such treatment is not free from doubt, particularly if you elect to redeem some, but not all, of the SEAC Class A Shares held by you immediately prior to the Business Combination. You are urged to consult your tax advisor regarding the tax consequences to you of electing to redeem some, but not all, of the SEAC Class A Shares held by you.

Redemption of SEAC Class A Shares

If you are a U.S. Holder and elect to redeem some or all of your SEAC Class A Shares in a Redemption, the treatment of the transaction for U.S. federal income tax purposes will generally depend on whether the Redemption qualifies as a “sale” of the SEAC Class A Shares under Section 302 of the Code taxable as described below under the heading “ — Taxable Sale or Exchange of SEAC Class A Shares,” or rather as a “distribution” taxable as described below under the heading “ — Taxation of Distributions.” Generally, whether the Redemption by a U.S. Holder qualifies for such sale or distribution treatment will depend largely on the total number of shares of SEAC’s stock held or treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning SEAC public warrants) immediately after the Redemption, relative to the shares of SEAC stock held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption of SEAC Class A Shares generally will be treated as a sale of SEAC Class A Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in SEAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder, in each case for U.S. federal income tax purposes.

In determining whether any of the foregoing tests is satisfied, a U.S. Holder generally takes into account not only the shares of SEAC’s stock actually owned by the U.S. Holder, but also any shares of SEAC’s stock that are constructively owned by the U.S. Holder. A U.S. Holder may constructively own, in addition to SEAC stock owned directly, SEAC stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include SEAC Class A Shares which could be acquired pursuant to the exercise of any SEAC public warrants held by the U.S. Holder (and, after the completion of the Business Combination, NewCo ordinary shares which could be acquired by exercise of the NewCo warrants).

In order to meet the “substantially disproportionate” test, the percentage of the outstanding voting stock of SEAC actually and constructively owned by the U.S. Holder immediately following the Redemption of SEAC Class A Shares must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. Prior to the Business Combination, the SEAC Class A Shares may not be treated as voting stock for this purpose and, consequently, this “substantially disproportionate” test may not be applicable. There will be a “complete termination” of a U.S. Holder’s interest if either (i) all of the shares of SEAC’s stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of SEAC’s stock actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of SEAC stock owned by certain family members, and the U.S. Holder does not constructively own any other SEAC stock (such as through a legal entity or by continuing to hold SEAC public warrants) and certain other requirements are met. A Redemption of the SEAC Class A Shares will not be essentially equivalent to a dividend if a U.S. Holder’s Redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SEAC. Whether the Redemption will result in a “meaningful reduction” in a U.S. Holder’s proportionate interest in SEAC will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, the Redemption generally will be treated as a “distribution” and the tax effects will be as described below under “ — Taxation of Distributions.”

U.S. Holders of the SEAC Class A Shares considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption of their SEAC Class A Shares would be treated as a sale or as a distribution under the Code as described above.

Taxable Sale or Exchange of SEAC Class A Shares

If a Redemption of an SEAC Class A Share by any U.S. Holder qualifies as a sale of an SEAC Class A share (rather than a distribution with respect to such SEAC Class A Share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption of such SEAC Class A Share and (ii) the U.S. Holder’s adjusted tax basis in such SEAC Class A Share. Any such gain or loss generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such SEAC Class A Share exceeds one year. A U.S. Holder’s adjusted tax basis in an SEAC Class A Share generally will equal the U.S. Holder’s acquisition cost of such share (which, if such share was acquired as part of an SEAC unit, is the portion of the purchase price of the SEAC unit allocated to such share or, if such share was received upon exercise of an SEAC public warrant, the initial basis of the SEAC Class A Share upon the exercise of the SEAC public warrant (generally determined as described below in “ — Tax Consequences to U.S. Holders of Ownership and Disposition of NewCo Ordinary Shares and Public Warrants — Exercise, Lapse, or Redemption of Public Warrants”). Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Taxation of Distributions

If a Redemption of an SEAC Class A Share by any U.S. Holder is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from SEAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of SEAC’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its SEAC Class A Shares and generally will not be taxable. Any remaining excess will be treated as gain realized on the sale or other disposition of the SEAC Class A Share and will be treated as described above under “ — Taxable Sale or Exchange of SEAC Class A Shares.” Amounts treated as dividends that SEAC pays to a U.S. Holder that is taxable as a corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if SEAC Class A Shares are readily tradable on an established securities market in the United States and provided certain holding period requirements are met.

IF YOU ARE A U.S. HOLDER OF SEAC CLASS A SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, SEAC URGES YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences to Non-U.S. Holders Exercising Redemption Rights with respect to SEAC Class A Shares

The following description assumes that any Redemption is treated as a transaction that is separate from the other transactions contemplated by the Business Combination. Such treatment is not free from doubt, particularly if you elect to redeem some, but not all, of the SEAC Class A Shares held by you immediately prior to the Business Combination. You are urged to consult your tax advisor regarding the tax consequences to you of electing to redeem some, but not all, of the SEAC Class A Shares held by you.

Redemption of SEAC Class A Shares

If you are a Non-U.S. Holder and elect to redeem some or all of your SEAC Class A Shares in a Redemption, the treatment of the transaction for U.S. federal income tax purposes will generally depend on whether the Redemption qualifies as a “sale” of the SEAC Class A Shares under Section 302 of the Code taxable as described above under the heading “ — Taxable Sale or Exchange of SEAC Class A Shares,” or rather as a “distribution” taxable as described above under the heading “ — Taxation of Distributions.”

If such a Redemption does not qualify as a sale of SEAC Class A Shares, the Non-U.S. Holder will be treated as receiving a distribution, which, to the extent of SEAC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its SEAC Class A Shares and then, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such SEAC Class A Shares, which will be treated as described in the following paragraph. A redemption treated as a dividend by SEAC to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

Subject to the information below concerning backup withholding, if such a Redemption qualifies as a sale of shares of SEAC Class A Shares, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the redemption of SEAC Class A Shares, unless either:

(i) the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, and, if provided in an applicable income tax treaty, is attributable to a “permanent establishment” or a “fixed base” maintained by the Non-U.S. Holder in the United States;

(ii) the Non-U.S. Holder is an individual who is treated as present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case such gain (which gain may be offset by certain U.S.-source losses) generally will be taxed at a 30% rate (or lower applicable treaty rate); or

(iii) SEAC is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) at any time during the shorter of the five-year period ending on the date of the redemption or the Non-U.S. Holder’s holding period for the Class A Shares and either (A) the SEAC Class A Shares has ceased to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such redemption and such Non-U.S. Holder’s holding period of the SEAC Class A Shares, more than 5% of outstanding SEAC Class A Shares.

A Non-U.S. Holder described in the first bullet point above will be subject to regular U.S. federal income tax on the net gain derived from the redemption generally in the same manner as described in the section below “ — Material U.S. Federal Income Taxation Considerations — Tax Consequences to U.S. Holders of Ownership and Disposition of NewCo Ordinary Shares and Public Warrants — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of NewCo Ordinary Shares and Public Warrants,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty. If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of SEAC Class A Shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, SEAC may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. SEAC will be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

IF YOU ARE A NON-U.S. HOLDER OF SEAC CLASS A SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, SEAC URGES YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences of the Merger to U.S. Holders

The following section, “—Tax Consequences of the Merger to U.S. Holders”, describes the material U.S. federal income tax consequences of the Merger to the U.S. Holders of SEAC Class A Shares and public warrants, subject to the limitations, exceptions, assumptions, and qualifications described herein . This section is subject in its entirety to the disclosure in the sections below entitled “—Tax Consequences of the Merger to U.S. Holders— Additional Requirements for Tax Deferral” and “—Tax Consequences to U.S. Holders of Ownership and Disposition of NewCo Ordinary Shares and Public Warrants —Passive Foreign Investment Company Rules.” This section is addressed to U.S. Holders of SEAC Class A Shares and public warrants that elect to participate in the Business Combination.

U.S. Holders exchanging SEAC Class A Shares for NewCo Ordinary Shares

The exchange by a U.S. Holder of SEAC Class A Shares pursuant to the Merger should qualify as a transaction described in Section 351 of the Code. Assuming such qualification and subject to the disclosure under the headings “—Tax Consequences of the Merger to U.S. Holders—U.S. Holders participating in the Merger and in a Redemption with respect to SEAC Class A Shares” and “—Tax Consequences of the Merger to U.S. Holders— Additional Requirements for Tax Deferral” below, (i) no gain or loss will be recognized by a U.S. Holder that owns only shares of SEAC Class A Shares and that exchanges such shares for NewCo Ordinary Shares pursuant to the Merger, and, in such case, the U.S. Holder will have an adjusted tax basis of the NewCo Ordinary Shares received in the Merger equal to the adjusted tax basis of the SEAC Class A Shares surrendered in exchange therefor (determined in U.S. dollars), and (ii) the holding period of the NewCo Ordinary Shares received in the Merger by such U.S. Holder should include the period during which such U.S. Holder held such SEAC Class A Shares exchanged pursuant to the Merger. Although counsel to the Company and counsel to SEAC will deliver opinions regarding the qualification of the Merger as an exchange described by Section 351 of the Code, given the complex nature of the tax rules applicable to the Merger and the related transactions in the Business Combination and the absence of authorities directly on point or an advance ruling from the IRS, the conclusions to be stated in such tax opinions are not free from doubt, and there is a risk that the IRS could take a contrary position to those described in such tax opinions and that a court will agree with such contrary position in the event of litigation.

U.S. Holders exchanging SEAC public warrants for NewCo public warrants

The appropriate U.S. federal income tax treatment of SEAC public warrants in connection with the Merger is uncertain because, as described below, it is unclear whether the Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a Reorganization. To qualify as a reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury regulations Section 1.368-1(d). There are significant factual and legal uncertainties as to whether the Merger will satisfy this requirement and, in turn, qualify as a reorganization. Accordingly, there can be no assurance that the Merger will qualify as a Reorganization and our U.S. counsel expresses no opinion with respect to the tax treatment of the Merger as a transaction qualifying as a Reorganization. In addition, neither SEAC nor NewCo intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination (including the Merger), and the IRS or a court could take a different position from that described in this “—Tax Consequences of the Merger to U.S. Holders.” U.S. Holders of SEAC Class A Shares and SEAC public warrants are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a Reorganization.

If the Merger qualifies as a Reorganization then, subject to the disclosure under the headings “—Tax Consequences of the Merger to U.S. Holders—U.S. Holders participating in the Merger and in a Redemption with respect to SEAC Class A Shares” and “—Tax Consequences of the Merger to U.S. Holders— Additional Requirements for Tax Deferral” below, a U.S. Holder of SEAC public warrants generally should not recognize any gain or loss on any such deemed transfer of SEAC public warrants, and such U.S. holder’s basis in the NewCo public warrants deemed received should be equal to the U.S. holder’s basis in its SEAC public warrants deemed transferred.

If the Merger does not qualify as a Reorganization, it is possible that a U.S. Holder of SEAC public warrants could be treated as exchanging such SEAC public warrants and SEAC Class A Shares, if any, for “new” NewCo public warrants and NewCo Ordinary Shares, if any. If so treated, a U.S. Holder could be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the NewCo public warrants held by it immediately following the Merger and the adjusted tax basis of the SEAC public warrants held by it immediately prior to the Merger. Alternatively, it is also possible that a U.S. Holder of SEAC public warrants could be treated as transferring its SEAC public warrants and shares of SEAC Class A Shares, if any, to NewCo in exchange for NewCo public warrants and NewCo Ordinary Shares in an exchange governed only by Section 351 of the Code (and not by Section 368 of the Code). If so treated, a U.S. Holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the NewCo public warrants treated as received by such holder and the NewCo Ordinary Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the SEAC public warrants and SEAC Class A Shares, if any, treated as having been exchanged therefor) and (ii) the fair market value of the NewCo public warrants treated as having been received by such holder in such exchange.

U.S. Holders participating in the Merger and in a Redemption with respect to SEAC Class A Shares

Notwithstanding the foregoing, if a U.S. Holder elects to participate in a Redemption with respect to some but not all of its SEAC Class A Shares, such Redemption may be treated as integrated with the Merger rather than as a separate transaction. In such case, cash received by such U.S. Holder in a Redemption may also be treated as taxable boot received in a Reorganization (in which case, depending on the circumstances applicable to such U.S. Holder, either (A) gain (but not loss) may be recognized by such U.S. Holder in a manner similar to that described above under the heading “—Tax Consequences for U.S. Holders Exercising Redemption Rights—Taxable Sale or Exchange of Class A Ordinary Shares” but not in excess of the amount of cash received, or (B) such U.S. Holder may realize dividend income to the extent of SEAC’s accumulated earnings and profits, taxable as described above under the heading “Tax Consequences for U.S. Holders Exercising Redemption Rights—Taxation of Distributions”); in general, whether such U.S. Holder would recognize gain or realize dividend income would be determined under the principles described under the heading “—Tax Consequences for U.S. Holders Exercising Redemption Rights”, above.

If the Merger does not qualify as a Reorganization, such cash, together with NewCo public warrants (if any) received in exchange for SEAC public warrants pursuant to the Merger, may be treated as taxable boot received in a transaction under Section 351 of the Code (in which case gain (but not loss) may be recognized on the Merger and Redemption transaction in an amount equal to the lesser of (A) the difference between (x) the sum of the value of the NewCo Ordinary Shares and NewCo public warrants received in the Merger and the amount of cash received in the Redemption and (y) such U.S. Holder’s adjusted basis in the SEAC Class A Shares and SEAC public warrants exchanged therefor pursuant to the Merger and /or the Redemption and (B) the sum of the amount of cash received in the Redemption and the value of the NewCo public warrants received in the Merger). Under these characterizations, such U.S. Holder may be required to recognize more gain or income than if the Redemption of SEAC Class A Shares was treated as a separate transaction from the exchange pursuant to the Merger, and would not be entitled to recognize any loss with respect to its redeemed SEAC Class A Shares.

In addition, if a U.S. Holder elects to participate in a Redemption with respect to all its SEAC Class A Shares and also receives NewCo public warrants in exchange for SEAC public warrants in connection with the Merger, such Redemption also may be treated as integrated with the Merger rather than as a separate transaction. In such case, even if the Merger were treated as a Reorganization, and no gain or loss generally recognized upon the deemed exchange of SEAC public warrants for NewCo public warrants as described above under the heading “—Tax Consequences of the Merger to U.S. Holders—U.S. Holders exchanging SEAC public warrants for NewCo public warrants”, cash received by such U.S. Holder in a Redemption may also be treated as taxable boot received in a reorganization (in which case, depending on the circumstances applicable to such U.S. Holder (see the disclosure in the first paragraph of this “—Tax Consequences of the Merger to U.S. Holders—U.S. Holders participating in the Merger and in a Redemption with respect to SEAC Class A Shares”), either (A) gain (but not loss) may be recognized by such U.S. holder in a manner similar to that described above under the heading “—Tax Consequences for U.S. Holders Exercising Redemption Rights—Taxable Sale or Exchange of Class A Ordinary Shares,” but not in excess of the amount of cash received, or (B) such U.S. Holder may realize dividend income to the extent of SEAC’s accumulated earnings and profits, taxable as described above under the heading “—Tax Consequences for U.S. Holders Exercising Redemption Rights—Taxation of Distributions.” Under the foregoing characterizations, such U.S. Holder may be required to recognize more gain or income than if the Redemption of SEAC Class A Shares was treated as a separate transaction from the exchange pursuant to the Merger, and would not be entitled to recognize any loss with respect to its redeemed SEAC Class A Shares. If the Merger were not treated as a Reorganization, then the tax treatment to such U.S. Holder would be similar to if the Redemption and Merger were not integrated, with the treatment of the Redemption generally as described above under “—Tax Consequences for U.S. Holders Exercising Redemption Rights—Redemption of SEAC Class A Shares” and the treatment of the deemed exchange of SEAC public warrants for NewCo public warrants pursuant to the Merger generally as described above under “— Tax Consequences of the Merger to U.S. Holders—U.S. Holders exchanging SEAC public warrants for NewCo public warrants.” There can be no assurance that the Merger will qualify as a Reorganization.

Additional Requirements for Tax Deferral

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances described below, impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment under Section 351 of the Code and Section 368 of the Code with respect to the exchange of SEAC Class A Shares and/or SEAC public warrants in the Merger.

Section 367(a) of the Code potentially may apply to the exchange by a U.S. Holder of SEAC Class A Shares for NewCo Ordinary Shares pursuant to the Merger. Section 367(a) of the Code generally requires a U.S. Holder of stock in a U.S. corporation to recognize gain (but not loss) when such stock is exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for tax-deferred treatment and any of the following is true: (i) the U.S. corporation fails to comply with certain reporting requirements; (ii) U.S. Holders of stock of the acquired U.S. corporation receive more than 50% (by vote or value) of the stock of the non-U.S. corporation; (iii) U.S. persons that are officers, directors, or 5% or greater shareholders of the acquired U.S. corporation own more than 50% (by vote or value) of the stock of the non-U.S. corporation immediately after the acquisition; (iv) such U.S. Holder is a 5% or greater shareholder of the acquired U.S. corporation and fails to enter into a 5-year gain recognition agreement with the IRS to recognize gain with respect to the acquired U.S. corporation stock exchanged in the acquisition; or (v) the U.S. and non-U.S. corporations (and other relevant parties) fail to meet the “active trade or business test.” A holder of an acquired U.S. corporation is presumed to be a U.S. person unless that person signs an ownership statement certifying certain information, including its residency. The “active trade or business test” generally requires (A) that the non-U.S. corporation (and its qualified subsidiaries, including for this purpose SGHC and its subsidiaries) be engaged in an “active trade or business” outside of the U.S. for the 36 month period immediately before the exchange and that neither the transferors nor the non-U.S. corporation has an intention to substantially dispose of or discontinue such trade or business, and (B) that the fair market value of the non-U.S. corporation be at least equal to the fair market value of the U.S. corporation, as specifically determined for purposes of Section 367 of the Code, as of the closing of the exchange (the “substantiality test”). For purposes of applying the substantiality test to the Merger, the fair market value of SEAC generally will be deemed to include the value of any non-ordinary course distributions, as determined under applicable Treasury Regulations, made by SEAC during the 36-month period ending on the closing of the Merger. Because of the inherently factual nature of these tests under the applicable Treasury Regulations, and the fact that these tests are generally applied based on the relevant facts at the time of, and following, the completion of the Merger, our U.S. counsel is unable to opine on the application of Section 367(a) of the Code to the exchange by a U.S. Holder of SEAC Class A Shares and/or SEAC public warrants in the Merger.

To the extent that U.S. Holders of SEAC Class A Shares and/or SEAC public warrants are required to recognize gain under Section 367(a) of the Code for any of the foregoing reasons, a U.S. Holder generally would recognize gain, if any, in an amount equal to the excess of (i) the sum of the fair market value of the NewCo Ordinary Shares received and/or public warrants deemed received by such U.S. Holder, over (ii) such U.S. Holder’s adjusted tax basis in the SEAC Class A Shares exchanged and/or SEAC public warrants deemed exchanged therefor. Any such gain would generally be capital gain, and would be long-term capital gain if the U.S. Holder’s holding period for the SEAC Class A Shares and/or SEAC public warrants was more than one year at the time of the Merger. In either case described in the previous sentence, the U.S. Holder’s tax basis in the NewCo Ordinary Shares and/or public warrants received in the exchange would be equal to the fair market value of such NewCo Ordinary Shares and/or public warrants at the time of the Merger (determined in U.S. dollars at the spot rate in effect at the time of the Merger).

The rules dealing with Section 367(a) of the Code described above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of these rules to your exchange of SEAC Class A Shares and/or deemed exchange of SEAC public warrants under your particular circumstances, including, if you believe you will be a 5% or greater shareholder, the possibility of entering into a “gain recognition agreement” under applicable Treasury Regulations.

Treatment of NewCo as a non-U.S. Corporation for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, NewCo, which is not created or organized in the United States or under the law of the United States or of any State but is instead a Guernsey incorporated entity and a tax resident of Guernsey, would generally be classified as a non-U.S. corporation. Section 7874, however, contain specific rules (more fully described below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes.

The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance as to their application. Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the shareholders of the acquired U.S. corporation before the acquisition hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “Ownership Test”).

Based on the complex rules for determining share ownership for purposes of the Ownership Test and certain factual assumptions, former SEAC stockholders are expected to be treated as holding less than 80% (by both vote and value) of NewCo by reason of their former ownership of SEAC common stock, and therefore NewCo is not expected to satisfy the Ownership Test. As a result, NewCo believes, and the remainder of this disclosure assumes that, it will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874. However, whether the Ownership Test has been satisfied is finally determined after the completion of the Business Combination, by which time there may have been adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury Regulations relating to the Ownership Test is subject to uncertainty, and there is limited guidance regarding their application. Changes to the rules in Section 7874, or other changes in law, could adversely affect NewCo’s status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation. For these reasons, our U.S. counsel expresses no opinion regarding our conclusions regarding the application of Section 7874.

If it were determined that NewCo is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874, NewCo would be liable for U.S. federal income tax on its income just like any other U.S. corporation, and U.S. Holders and Non-U.S. Holders (as defined below) of NewCo Ordinary Shares and public warrants would be treated as holders of stock and warrants of a U.S. corporation.

Tax Consequences to U.S. Holders of Ownership and Disposition of NewCo Ordinary Shares and Public Warrants

Dividends and Other Distributions on NewCo Ordinary Shares

Subject to the PFIC rules described below under the heading “ — Passive Foreign Investment Company Rules,” distributions (including, for purposes of this entire disclosure, deemed distributions) on NewCo Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from NewCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of NewCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its NewCo Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the NewCo Ordinary Shares and will be treated as described below under the heading “ — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of NewCo Ordinary Shares and Public Warrants.” The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent).

Amounts treated as dividends that NewCo pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if NewCo Ordinary Shares are readily tradable on an established securities market in the United States or NewCo is eligible for benefits under an applicable tax treaty with the United States (although Guernsey does not currently have an applicable tax treaty with the United States with respect to the elimination of double taxation), and, in each case, NewCo is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and certain holding period requirements are met. The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of NewCo Ordinary Shares and Public Warrants.

Subject to the PFIC rules described below under the heading “ — Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of NewCo Ordinary Shares or public warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such NewCo ordinary share or public warrant, in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such NewCo ordinary share or public warrant exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Exercise, Lapse or Redemption of Public Warrants

Subject to the PFIC rules described below under the heading “ — Passive Foreign Investment Company Rules,” and except as described below with respect to the cashless exercise of a public warrant, a U.S. Holder generally will not recognize taxable gain or loss on the exercise of a public warrant. The U.S. Holder’s tax basis in the NewCo ordinary share received upon exercise of a public warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the public warrant in respect of which the exercised public warrant was received and the exercise price of such public warrant. It is unclear whether the U.S. Holder’s holding period for the NewCo Ordinary Shares received upon exercise of the public warrants will begin on the date following the date of exercise or on the date of exercise of the public warrants; in either case, the holding period will not include the period during which the U.S. Holder held the public warrants. If a public warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the public warrant.

If we redeem public warrants for cash pursuant to the redemption provisions described in the section of this prospectus titled “Description of NewCo’s Securities — Warrants — Public Shareholders’ Warrants — Redemption of warrants when the price per NewCo ordinary share equals or exceeds $18.00” or the redemption provisions described in the section of this prospectus titled “Description of NewCo’s Securities — Warrants — Redemption of warrants when the price per NewCo ordinary share equals or exceeds $10.00” or if we purchase public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “ — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of NewCo Ordinary Shares and Public Warrants.”

In certain circumstances, the public warrants may be exercised on a cashless basis. For example, a U.S. Holder of a public warrant may decide to exercise a warrant on a cashless basis after we’ve given notice of our intention to redeem the public warrant for $0.01 as described in the section of this prospectus titled “Description of NewCo’s Securities—Warrants—Public Shareholder’s Warrants—Redemption of warrants when the price per NewCo ordinary share equals or exceeds $18.00” or for $0.10 as described in the section titled “Description of NewCo’s Securities—Warrants—Public Shareholder’s Warrants—Redemption of warrants when the price per NewCo ordinary share equals or exceeds $10.00.” The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. Holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the NewCo Ordinary Shares received upon exercise of the Warrant.

Possible Constructive Distributions

The terms of each public warrant provide for an adjustment to the number of NewCo Ordinary Shares for which the public warrant may be exercised or to the exercise price of the public warrant in certain events, as described in the section titled “Description of Securities — Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments.” An adjustment which has the effect of preventing dilution generally is not taxable. The

U.S. Holders of the public warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such NewCo Ordinary Shares received upon exercise of the public warrants or to the exercise price of the public warrants increases the proportionate interest of the U.S. Holder of public warrants in our assets or earnings and profits (e.g., through an increase in the number of NewCo Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of a public warrant) as a result of a distribution (or a transaction treated as a distribution) of cash or other property, such as other securities, to the holders of NewCo Ordinary Shares, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the public warrants received a cash distribution from us equal to the fair market value of such increased interest.

The rules governing constructive distributions as a result of certain adjustments with respect to public warrants are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to public warrants.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of NewCo Ordinary Shares and public warrants could be materially different from that described above if NewCo is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year or (ii) at least 50% of its assets in a taxable year (determined on the basis of a quarterly weighted average) produce or are held for the production of passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as holding and receiving directly its proportionate share of assets and income of such corporation.

Based on our operating history and the projected composition of our income and valuation of our assets, including goodwill, we do not believe NewCo will be treated as a PFIC for its taxable year ended December 31, 2021. However, no assurances regarding our PFIC status can be provided for any past, current or future taxable years. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans, which are subject to change. In addition, for our current and future taxable years, the total value of our assets for PFIC testing purposes may be determined in part by reference to the market price of our ordinary shares from time to time, which may fluctuate considerably. Under the income test, our status as a PFIC depends on the composition of our income which will depend on a variety of factors that are subject to uncertainty, including the characterization of transactions we enter into in the future and our corporate structure. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status for any prior, current or future taxable year.

If NewCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of NewCo Ordinary Shares or public warrants, we generally would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds the ordinary shares or public warrants, even if we ceased to meet the threshold requirements for PFIC status in any particular year, unless an applicable PFIC election (or elections) has been made with respect to the ordinary shares or public warrants (to the extent available), as described below under the heading “ — PFIC Elections.”

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares or public warrants, the U.S. Holder may be subject to adverse tax consequences. Generally, any gain recognized by the U.S. Holder on the sale or other disposition of its NewCo Ordinary Shares or public warrants (which may include gain realized by reason of transfers of NewCo Ordinary Shares or warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the NewCo Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the NewCo Ordinary Shares) would be subject to tax under the following rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the NewCo Ordinary Shares or public warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of NewCo’s first taxable year in which NewCo is a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections. In general, if NewCo is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of NewCo Ordinary Shares (but not public warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of NewCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which NewCo’s taxable year ends and each subsequent taxable year. However, a U.S. Holder may make a QEF election with respect to our ordinary shares or public warrants only if we annually provide such U.S. Holder with certain tax information, and we currently do not intend to prepare or provide such information. As a result, the QEF election is not expected to be available to a U.S. Holder and the remainder of this disclosure assumes that such election will not be available. If NewCo is a PFIC and NewCo Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences described above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) NewCo Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its NewCo Ordinary Shares at the end of such year over its adjusted basis in its NewCo Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its NewCo Ordinary Shares over the fair market value of its NewCo Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its NewCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its NewCo Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to public warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NYSE (on which NewCo Ordinary Shares are listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the NewCo Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to NewCo Ordinary Shares under their particular circumstances.

Related PFIC Rules. If NewCo is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if NewCo receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of NewCo Ordinary Shares and public warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to NewCo Securities under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders (and to the extent provided in IRS guidance, certain individual Non-U.S. Holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to NewCo Ordinary Shares, subject to certain exceptions (including an exception for NewCo Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold NewCo Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of NewCo Ordinary Shares.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Holders

As used herein, a “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of Newco ordinary shares or public warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of Newco ordinary shares and public warrants by a Non-U.S. Holder.

Tax Consequences to Non-U.S. Holders of Ownership and Disposition of NewCo Ordinary Shares and Public Warrants

Dividends and Other Distributions on NewCo Ordinary Shares.

Subject to the description below concerning backup withholding, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends (including dividends with respect to constructive distributions, as further described under the heading “ — Tax Consequences to U.S. Holders of Ownership and Disposition of NewCo Ordinary Shares and Public Warrants — Possible Constructive Distributions”) received from NewCo on NewCo ordinary shares (or, with respect to constructive distributions, on public warrants) unless the income from such dividends is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States and, if provided under an applicable income tax treaty, is attributable to a permanent establishment or a “fixed base” maintained by the Non-U.S. Holder in the United States), in which case, a Non-U.S. Holder will be subject to regular federal income tax on such dividend generally in the same manner as described in the section above under “ — Tax Consequences to U.S. Holders of Ownership and Disposition of NewCo Ordinary Shares and Public Warrants — Dividends and Other Distributions on NewCo Ordinary Shares,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Gain or Loss on Sale, Taxable Exchange or other Taxable Disposition of NewCo Ordinary Shares and Public Warrants.

Subject to the description below concerning backup withholding, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of NewCo ordinary shares or public warrants, unless either:

(i) the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, and, if provided in an applicable income tax treaty, is attributable to a “permanent establishment” or a “fixed bass” maintained by the Non-U.S. Holder in the United States; or

(ii) the Non-U.S. Holder is an individual who is treated as present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case such gain (which gain may be offset by certain U.S.-source losses) generally will be taxed at a 30% rate (or lower applicable treaty rate).

A Non-U.S. Holder described in the first bullet point above will be subject to regular U.S. federal income tax on the net gain derived from the sale generally in the same manner as described in the section above under “ — Tax Consequences to U.S. Holders of Ownership and Disposition of NewCo Ordinary Shares and Public Warrants — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of NewCo Ordinary Shares and Public Warrants,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Exercise, Lapse or Redemption of Public Warrants.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a public warrant, or the lapse of a public warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a public warrant by a U.S. Holder, as described under “ — Tax Consequences to U.S.

Holders of Ownership and Disposition of NewCo Ordinary Shares and Public Warrants — Exercise, Lapse or Redemption of Public Warrants,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under the heading “ — Gain or Loss on Sale, Exchange, or other Taxable Disposition of NewCo Ordinary Shares and Public Warrants” for a Non-U.S. Holder’s gain on the sale or other disposition of public warrants.

THE DESCRIPTION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET FORTH ABOVE MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF NEWCO ORDINARY SHARES AND PUBLIC WARRANTS, AND THE REDEMPTION OF SEAC CLASS A SHARES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

Island of Guernsey Tax Considerations

The following summary of the anticipated tax treatment in Guernsey applies to persons holding NewCo Ordinary Shares as an investment and the potential tax treatment, depending on the individual status of investors, on NewCo shareholders resident in Guernsey. The summary does not constitute legal or tax advice and is based on taxation law and published Revenue Service practice in Guernsey at the date of this document, which is subject to change, possibly with retroactive effect. Prospective investors should be aware that the level and bases of taxation may change from those described and should consult their own professional advisers on the implications of making an investment in, holding or disposing of NewCo Ordinary Shares under the laws of the countries in which they are liable to taxation. The statements included in this section are the opinion of Carey Olsen (Guernsey) LLP, Guernsey counsel to NewCo.

Taxation of NewCo

NewCo is resident for tax purposes in Guernsey and is subject to the company standard rate of income tax in Guernsey, currently charged at the rate of 0%. NewCo will be taxed at the company standard rate of income tax provided the income of NewCo does not include income arising from:

•	certain types of banking business;

•	the provision of custody services when carried on by an institution or business that carries on certain types of banking business;

•

the carrying on of regulated activities within the meaning of the Regulation of Fiduciaries, Administration Businesses and Company Directors, etc. (Bailiwick of Guernsey) Law, 2000, as amended, by a licensed fiduciary within the meaning of that law;

•

the provision to an unconnected third party of any administrative, secretarial or clerical services in relation to a controlled investment within the meaning of the Protection of Investors (Bailiwick of Guernsey) Law, 1987, as amended (the “POI Law”);

•

the provision of investment management services to persons other than collective investment schemes or entities associated with collective investment schemes, by a person who is licensed to provide such services under the POI Law;

•

the carrying on of insurance business which is domestic business within the meaning of the Insurance Business (Bailiwick of Guernsey) Law, 2002, as amended, by a licensed insurer within the meaning of that law;

•

the carrying on of business as an insurance manager or as an insurance intermediary within the meaning of the Insurance Managers and Insurance Intermediaries (Bailiwick of Guernsey) Law, 2002, as amended, by a licensed insurance manager or intermediary within the meaning of that law;

•	the operation of an investment exchange within the meaning of the POI Law by a person who is licensed to operate such an exchange under that law;

•

the provision of compliance and other related services to a person or body of persons who holds or is deemed to hold a licence, registration or authorisation from the Guernsey Financial Services Commission under certain Guernsey regulatory laws;

•	the operation of an aviation registry in accordance with the Aviation Registry (Guernsey) Law, 2013, as amended;

•	trading activities regulated by the Guernsey Competition and Regulatory Authority;

•	the importation and/or supply of gas or hydrocarbon oil in Guernsey;

•	large retail business carried on in Guernsey where the company has taxable profits arising or accruing from which in any year of charge exceed £500,000;

•

the business of the cultivation of the cannabis plant or its use for the production of industrial hemp, supplements and certain other products or any processing of it or any other activity or use, in each case under the authority of a licence issued by the Committee for Health & Social Care under the Misuse of Drugs (Bailiwick of Guernsey) Law, 1974, as amended or, as the case may be, Misuse of Drugs (Bailiwick of Guernsey) Ordinance, 1997, as amended (together “MD Legislation”);

•

the business of the prescribed production of controlled drugs or their prescribed use in any production, processing, activity or other use, in each case under the authority of a licence issued by the Committee for Health & Social Care under MD Legislation; or

•	the ownership of land and buildings situate in Guernsey.

It is not intended that the income of NewCo will be derived from any of those sources.

Guernsey currently does not levy taxes upon capital, inheritances, capital gains, gifts, sales or turnover. No stamp duty or similar is chargeable in Guernsey on the issue, transfer or redemption of shares in NewCo.

Following written communication from the EU Code of Conduct Group on Business Taxation in November 2017, the States of Guernsey made a commitment to address concerns that Guernsey did not have a legal substance requirement for doing business in, or through it, as a jurisdiction. This has resulted in the introduction of Economic Substance Regulations (“ESR”), which took effect for accounting periods commencing on or after January 1, 2019.

Broadly, the ESR require Guernsey tax resident entities that generate income in a given tax year from certain activities to demonstrate that they have sufficient economic substance in Guernsey. There are a series of tests within the ESR to determine whether an entity has sufficient economic substance, which are; 1) the entity must be directed and managed in Guernsey 2) the entity must perform its core income generating activities (“CIGA”) in Guernsey and 3) the entity must be able to demonstrate that it has adequate people, premises and expenditure commensurate with the level and type of business activity in Guernsey.

Where an entity is unable to demonstrate that it meets the tests under the ESR then it would be deemed to fail. Failure to comply with the ESR can result in financial penalties, information exchange with tax authorities in other jurisdictions and persistent failures can result in the entity being struck-off from the company register.

To the extent that Newco generates gross income from an in-scope activity under the ESR, then it may be required to comply with the ESR.

Taxation of NewCo Shareholders

NewCo Shareholders who are not resident in Guernsey (which includes Alderney and Herm) will not suffer any tax in Guernsey in respect of any payments of interest or distributions or income of a similar nature made to them by Newco in respect of their holding of Shares provided such payments are not to be taken into account in computing the profits of any permanent establishment in Guernsey through which such NewCo Shareholder carries on business in Guernsey.

A NewCo Shareholder who is resident in Guernsey (which includes Alderney and Herm) for Guernsey tax purposes, or who is not so resident but carries on business in Guernsey through a permanent establishment to which the holding of Shares is attributable, will incur Guernsey income tax at the applicable rate on dividends paid to that NewCo Shareholder by NewCo. Where such a Shareholder is an individual, NewCo is responsible for the deduction of tax from dividends and the accounting of that tax to the Director of the Revenue Service in Guernsey in respect of dividends paid by NewCo to such Shareholder.

As already referred to above, Guernsey currently does not levy taxes upon capital, inheritances, capital gains, gifts, sales or turnover, nor are there any estate duties (save for registration fees and ad valorem duty for a Guernsey Grant of Representation where the deceased dies leaving assets in Guernsey which require presentation of such a Grant).

No stamp duty or similar tax is chargeable in Guernsey on the issue, transfer or redemption of shares in NewCo.

Anticipated Accounting Treatment

SGHC shareholders (“Pre-Closing Holders”) will exchange all issued shares in SGHC for newly issued shares in NewCo at an agreed ratio. This ratio will result in each individual SGHC shareholder maintaining the same ownership percentage in NewCo as each shareholder had in SGHC (“Pre-Closing Reorganization”). This transaction is accounted for as a capital reorganization because NewCo did not meet the definition of a business under IFRS 3 (Business Combination) prior to the Pre-Closing Reorganization. Under a capital reorganization, the consolidated financial statements of NewCo reflect the net assets transferred at pre-combination predecessor book values. Following the capital reorganization, SGHC is a wholly owned subsidiary of NewCo.

The capital reorganization will be followed at closing by the Merger whereby Merger Sub (a wholly owned subsidiary of NewCo) will merge with and into SEAC, with SEAC being the surviving corporation as a wholly owned subsidiary of NewCo. SEAC is not considered a business as defined by IFRS 3 (Business Combinations) given it consists predominately of cash in the Trust Account. Therefore, the Merger transaction will be accounted for under IFRS 2 (Share-based Payment). Under this method of accounting, there is no acquisition accounting and no recognition of goodwill. SEAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following assumptions:

1.	SGHC Shareholders will hold a majority of the voting power of the combined company;

2.	SGHC’s operations will comprise the ongoing operations of the combined company;

3.	SGHC’s designees will comprise a majority of the governing body of the combined company; and

4.	SGHC’s senior management will comprise the senior management of the combined company.

In accordance with IFRS 2, the difference in the fair value of the consideration (i.e. shares and warrants issued by NewCo) for the acquisition of SEAC over the fair value of the identifiable net assets of SEAC will represent a service for the listing of NewCo and be recognized as an expense for a share-based payment expense. The consideration for the acquisition of SEAC was determined using the closing prices of SEAC’s publicly traded SEAC Class A Common Stock and the Public Warrants traded on the New York Stock Exchange under the ticker symbols “SEAH” and “SEAH WS”, in addition to the calculated fair value, using a Black Scholes valuation, of the Private Placement Warrants, each as of November 26, 2021.

Finally, the repurchase of NewCo shares from Pre-Closing Holders at $10 per share will be treated as a reduction in share capital and cash for NewCo.

Required Vote

Approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination) requires the affirmative vote of holders of a majority of the outstanding Class A Shares and Class B Shares entitled to vote on such matter, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual special meeting) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the record date, our Sponsor, directors and officers have agreed to vote any Class A Shares and Class B Shares owned by them in favor of the Business Combination.

Recommendation of the Board

THE SEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of SEAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of SEAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of SEAC’s Directors and Officers in the Business Combination” for a further discussion.

THE BUSINESS COMBINATION AGREEMENT

For a discussion of the structure of the Business Combination and consideration provisions of the Business Combination Agreement, see the section titled “The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Business Combination Agreement is qualified by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and which is incorporated by reference into this proxy statement/prospectus. All stockholders are encouraged to read the Business Combination Agreement in its entirety for a more complete description of the terms and conditions of the business combination. In particular, the assertions embodied in representations and warranties by the parties contained in the Business Combination Agreement are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also qualified or modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. SEAC, SGHC and NewCo do not believe that these schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about SGHC, NewCo, SEAC or any other matter.

General Structure of the Business Combination

The Business Combination Agreement was entered into by and among SEAC, SGHC, NewCo, Merger Sub and the Sponsor on April 23, 2021.

The Business Combination Agreement provides that, among other things, prior to the Closing, SGHC will undergo the Reorganization wherein all existing shares of SGHC will be exchanged for newly issued NewCo Ordinary Shares and SGHC will become a wholly owned subsidiary of NewCo. Following the Reorganization, the Pre-Closing Holders will hold, in the aggregate, that number of NewCo Ordinary Shares equal to the quotient obtained by dividing (i) the Aggregate Stock Consideration (defined as $4,750,000,000, plus the amount by which the cash and cash equivalent balance of the Target Companies exceeds $300,000,000, less the amount by which the cash and cash equivalent balance of the Target Companies is less than $300,000,000; provided, that in no event shall the Aggregate Stock Consideration exceed $4,850,000,000), by (ii) $10.00 (the “Aggregate Stock Consideration Shares”).

In addition, (i) immediately prior to the Closing, each issued and outstanding Class B Share will automatically convert into one Class A Share; (ii) on the date of Closing, Merger Sub will merge with and into SEAC, with SEAC continuing as the surviving company, as a result of which (A) SEAC will become a wholly-owned subsidiary of NewCo; (B) each issued and outstanding unit of SEAC, consisting of one Class A Share and one-half of one SEAC warrant, will be automatically detached; (C) each issued and outstanding Class A Share (other than treasury shares), will be canceled and converted into the right to receive one NewCo Ordinary Share; and (D) each issued and outstanding SEAC Warrant to purchase a Class A Share will be converted into a warrant exercisable for one NewCo Ordinary Share; and (iii) effective immediately following and conditioned upon the Closing, NewCo will purchase NewCo Ordinary Shares from certain Pre-Closing Holders (the “Repurchased Shares”) in exchange for cash consideration equal to $10.00 per NewCo Ordinary Share (the “Aggregate Cash Consideration”) as set forth in Repurchase Agreements (as described further in the section titled “— Repurchase Agreements” above) executed by such Pre-Closing Holders (the “Repurchase”).

Earnout

The Pre-Closing Holders will be entitled to a right to receive contingent consideration based on the number of NewCo Ordinary Shares held immediately prior to Closing, after taking into account those NewCo Ordinary Shares to be sold pursuant to Repurchase Agreements (as if the Repurchase occurred immediately prior to the Closing), in the form of three potential earn-out payments. The earn-out payments will become payable at or after the Closing as follows, if the following share price trigger events occur any time during the period beginning on the date of the Business Combination Agreement and ending on the five (5) year anniversary of the Closing: (a) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $11.50 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.025; (b) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $12.50 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.025; and (c) if the closing share price of one Class A Share, or following the Closing, one NewCo Ordinary Share, is equal to or exceeds $14.00 for 20 trading days in any 30 consecutive trading day period, a one-time issuance of a number of NewCo Ordinary Shares equal to the product of (1) the quotient obtained by dividing (A)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (B) 0.90, multiplied by (2) 0.05 (collectively, the “Earnout Shares”).

Cash Payments and Uses

Pursuant to the Business Combination Agreement, the “Available Distributable Cash” is, as of immediately prior to the Closing (and after giving effect to the Reorganization), an aggregate amount equal to the sum of (without duplication) (a) the cash in SEAC’s trust account, less amounts required for redemptions exercised by SEAC stockholders plus (b) the Cash and Cash Equivalents Balance (as defined in the Business Combination Agreement).

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of the closing conditions (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the parties will disburse the Available Distributable Cash at the Closing in the following order of priority:

•

first, from the funds distributed to SEAC from SEAC’s trust account, an amount equal to the lesser of (x) 50% of the aggregate amount in the trust account immediately prior to the Closing, without taking into account any redemptions exercised by SEAC stockholders, and (y) the aggregate amount of SEAC’s trust account immediately prior to the Closing, taking into account any redemptions exercised by SEAC stockholders (the “SEAC Reserve Amount”), shall remain with SEAC (A) to pay the transaction expenses attributable to SEAC (as described below), (B) for use in operations of SEAC and to pay or otherwise fund the operations of SEAC, and (C) to be loaned to the Target Companies for use in the operations of the Target Companies and to pay or otherwise fund the operational expenses of the Target Companies post-Closing; provided, that, in each of clause (A), (B), and (C), such uses shall only be permitted to the extent such use would not reasonably be expected to prevent, impair or impede the intended tax treatment under the Business Combination Agreement (each of clauses (A), (B) and (C), an “Eligible Use”);

•

second, NewCo shall pay (or cause to be paid) all transaction expenses attributable to SGHC by wire transfer of immediately available funds on behalf of the persons that incurred such transaction expenses or by whom such transaction expenses are payable;

•	third, from the SEAC Reserve Amount, SEAC shall pay (or cause to be paid) all transaction expenses attributable to SEAC by wire transfer of immediately available funds on behalf of the persons that incurred such transaction expenses or by whom such transaction expenses are payable; provided, that to the extent there are not sufficient funds available to pay the transaction expenses attributable to SEAC from the SEAC Reserve Amount, the amount by which such transaction expenses exceed the SEAC Reserve Amount shall be paid from the remaining funds distributed to SEAC from the trust account; and

•

fourth, the Available Distributable Cash remaining after all payments in respect of the uses set forth in the immediately preceding three bullets have been made, less the greater of (1) the SEAC Reserve Amount, as reduced by any payments for Eligible Uses, and (2) $100,000,000, shall be deposited with, loaned to, or remain with NewCo to the extent necessary to repurchase NewCo Ordinary Shares from Pre-Closing Holders in accordance with the Repurchase Agreements.

Closing and Effective Time of the Business Combination

The Closing will take place (a) by conference call and by exchange of signature pages by email or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m., Eastern Time on the fifth (5th) business day after the conditions set forth below have been satisfied, or, if permissible, waived by the party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date and time as the parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Conditions to the Closing of the Business Combination

Condition to Each Party’s Obligation

The respective obligation of each party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver (if legally permitted), as of the Closing Date, of each of the following conditions:

•	there shall be no applicable law in effect that makes the consummation of the Business Combination illegal or any order in effect preventing the consummation of the Business Combination;

•

the affirmative vote of SEAC’s stockholders required to approve the proposals set forth in this proxy statement/prospectus, as determined in accordance with applicable law and SEAC’s governing documents, must have been obtained;

•

the registration statement on Form F-4 to be filed with the SEC by NewCo, which registration statement contains the proxy statement on Schedule 14A to be filed by SEAC in connection with the SEAC stockholder meeting, must be effective, and no stop order may be outstanding and no proceeding seeking such a stop order has been threatened or initiated by the SEC with respect to such registration statement which remains pending;

•	the NewCo Ordinary Shares to be issued in connection with the Business Combination and the NewCo warrants must be approved for listing on the NYSE, subject only to official notice of issuance;

•

(A) the request for approval of SGHC’s internal reorganization (the “2020 Reorganization”) filed with the Great Britain Gambling Commission (the “GBGC”) by or on behalf of the Target Company licensed by the GBGC on November 13, 2020 pursuant to section 102(2)(b) of the Gambling Act 2005 shall have been granted; and (B) the request for approval of the 2020 Reorganization filed with the Malta Gaming Authority (the “MGA”) by or on behalf of the Target Companies licensed by the MGA on November 13, 2020 pursuant to Regulation 11(c) of the Gaming Authorisations Regulations (S.L. 583.05) and paragraph 37(2)(a) of the Gaming Authorisations and Compliance Directive (Directive 3 of 2018) (together the “Regulations”) shall have been granted; and

•

None of the following shall have occurred: (A) the GBGC indicating to the applicable Target Company licensed by the GBGC that it is minded to refuse the relevant change-of-control application relating to

NewCo; (B) the GBGC indicating that it is minded to commence a review under Section 116 of the Gambling Act 2005 in the event of Closing; (C) the MGA indicating to the applicable Target Companies licensed by the MGA that it manifests a clear intention to refuse the relevant change-of-control application relating to NewCo; nor (D) the MGA indicating that it is likely to either commence a compliance review under Part III Regulation 6 of the Gaming Compliance and Enforcement Regulations (S.L. 583.06) (“GCERs”), or a formal investigation under Part IV Regulation 7 of the GCERs, or take enforcement measures under Part V of the GCERs in the event of Closing, in each case which has not been withdrawn or otherwise confirmed by such gaming regulatory authority to have been resolved, prior to the date of the SEAC stockholder meeting.

Condition to SEAC’s Obligations

The obligation of SEAC to consummate the transactions to be performed by SEAC in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

•	the representations and warranties of NewCo, SGHC and Merger Sub:

•

regarding the non-existence of a Target Companies Material Adverse Effect (as defined in the Business Combination Agreement) must be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date;

•

regarding organization, authority, enforceability, capitalization and brokerage, in each case disregarding qualifications relating to materiality, Target Companies Material Adverse Effect or similar qualifiers, must be true and correct in all material respects as of the date of Business Combination Agreement and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct in all material respects as of such date);

•

regarding affiliate transactions must be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date; provided that for purposes of this sub-bullet, any failure of such representations and warranties to be so true and correct that does not involve a transaction in excess of twenty million dollars ($20,000,000), individually or in the aggregate, will not be considered material; and

•

other than those described in the foregoing sub bullets, must be true and correct as of the date of the Business Combination Agreement and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct as of such date), except in each case to the extent any failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Target Companies Material Adverse Effect.

•

each of NewCo, SGHC and Merger Sub must have performed or complied in all material respects with all of its respective covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

•	NewCo and SGHC must have jointly delivered a customary closing certificate certifying that the conditions in the first, second and third bullet points above have been satisfied;

•

NewCo and SGHC must have delivered, (i) evidence that the Reorganization has been completed, (ii) the Amended and Restated Articles of Incorporation of Newco, (iii) the Amended and Restated Registration Rights Agreement, (iv) the Lock-Up Agreements, (v) the Restrictive Covenant Agreements, (vi) the Repurchase Agreements, (vii) the Founder Holders Deferral Agreement and (viii) the Exchange Agreement;

•	No Target Companies Material Adverse Effect shall have occurred between the date of the Business Combination and the Closing;

•	NewCo’s Memorandum of Incorporation and Articles of Incorporation must have been amended and restated in accordance with the Business Combination Agreement;

•	the TSAs delivered after the date of the Business Combination Agreement must be in full force and effect; and

•	the Reorganization shall have been effected and SGHC shall be wholly-owned by NewCo.

Conditions to NewCo’s, SGHC’s and Merger Sub’s Obligations

The obligations of NewCo, SGHC and Merger Sub to consummate the transactions to be performed by NewCo, SGHC and Merger Sub in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

•	The representations and warranties of SEAC:

•

regarding organization, authority, enforceability, capitalization, brokerage, trust account and investment company, in each case disregarding qualifications relating to materiality, SEAC Material Adverse Effect (as defined in the Business Combination Agreement) or similar qualifiers, must be true and correct in all material respects as of the date of Business Combination Agreement and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct in all material respects as of such date); and

•

other than those described in the foregoing sub-bullet, must be true and correct as of the date of the Business Combination Agreement and as of the Closing Date (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct as of such date), except in each case to the extent any failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SEAC Material Adverse Effect.

•	SEAC must have performed or complied in all material respects with all covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date;

•	No SEAC Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing;

•	SEAC must deliver a customary closing certificate certifying that the conditions in the first, second and third bullet points above have been satisfied;

•	the Minimum Cash (as defined in the Business Combination Agreement) must not be less than three hundred million dollars ($300,000,000);

•

SEAC must have delivered to NewCo, among other things, (i) the Restrictive Covenant Agreements, (ii) the Amended and Restated Registration Rights Agreement, (iii) the Lock-Up Agreements, (iv) the Founder Holders Deferral Agreement and (v) a certification that SEAC is not, and during the relevant period has not been, a “United States real property holding corporation”, as defined in Section 897(c)(1)(A)(ii) of the Code; and

•	the Founder Holders Consent Letter must be in full force and effect.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by the parties thereto.

In the Business Combination Agreement, SEAC makes customary representations and warranties regarding itself, including in relation to: organization, authority, enforceability; governing documents; capitalization; brokerage; trust account; SEAC’s SEC filings, controls; information supplied; this proxy statement/prospectus; litigation; listing; investment company; non-contravention; business activities; employees; tax matters; compliance with laws; and inspections.

In the Business Combination Agreement, NewCo, SGHC and Merger Sub make representations and warranties regarding themselves, including without limitation, relating to: organization, authority, enforceability; non-contravention; capitalization; financial statements, no undisclosed liabilities; no target companies material adverse effect; absence of certain developments; real property; tax matters; contracts; intellectual property; data security and data privacy; information supplied and this proxy statement/prospectus; litigation; brokerage; labor matters; employee benefit plans; insurance; compliance with laws and permits; title to assets, no bankruptcy; gaming laws; anti-corruption compliance; anti-money laundering compliance; affiliate transactions; compliance with applicable sanctions and embargo laws; and inspections.

Interim Operations Pending the Closing

Interim Operations of the Target Companies

From the date of the Business Combination Agreement until the earlier of: (1) the date the Business Combination Agreement is terminated and (2) the Closing Date (such period, the “Pre-Closing Period”), unless SEAC otherwise gives prior consent (which consent will not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated by the Business Combination Agreement or the ancillary agreements thereto (including the Reorganization), (y) as disclosed in the Target Companies’ disclosure letter delivered to SEAC (the “Target Companies’ Disclosure Letter”) or (z) other than in respect of the restrictions set forth in the first, third, fourth, fifth, tenth, fourteenth or sixteenth bullet points below, to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on any of the Target Companies’ businesses of COVID-19 or any COVID-19 Measures (each as defined in the Business Combination Agreement), in each case with respect to this clause (z) in connection with or in response to COVID-19; provided, however, that NewCo or SGHC, as applicable, will notify SEAC, when reasonably practicable, prior to taking any actions pursuant to the foregoing clause (z) (or where such prior notification is not reasonably practicable, as promptly as possible thereafter), that are reasonably expected to result in material fees, costs, expenses or liabilities incurred or payable by, or material decline in revenues of, the Target Companies, taken as a whole, (such notice to include reasonable details of such action or proposed action), NewCo and SGHC will, and will cause the Target Companies to, conduct and operate their business in all material respects in the ordinary course of business, and NewCo and SGHC will not, and will cause the Target Companies not to:

•	amend or otherwise modify any of the governing documents of any of the Target Companies in any manner that would be adverse to the SEAC or the Sponsor, except as otherwise required by law;

•	make any material changes to its accounting policies, methods or practices, other than as required by IFRS or applicable law;

•

sell, issue, redeem, assign, transfer, pledge , convey or otherwise dispose of (A) any equity interests of any Target Company (other than in connection with the Reorganization) or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any Target Company to issue, deliver or sell any equity interests of any Target Company;

•

declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of any Target Company, other than (A) to another Target Company (B) repayments by SGHC to its affiliates in respect of advances made by such persons or entities as disclosed in the Target Companies’ Disclosure Letter or (C) to the extent such dividend, distribution or return of capital is paid out of Cash and Cash Equivalents;

•	adjust, split, combine or reclassify any of its equity interests;

•

(A) incur, assume, or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness (other than (1) capital leases entered into in the ordinary course of business, (2) indebtedness for borrowed money not to exceed $10,000,000 in the aggregate, or (3) indebtedness that relates to or is in respect of any Target Company Acquisition Target), (B) make any advances or capital contributions to, or investments in, any person, other than (1) a Target Company, (2) Target Company Acquisition Target, or (3) or in the ordinary course of business, or (C) amend or modify in any material respect any indebtedness for borrowed money (other than in connection with the incurrence of indebtedness otherwise permitted by and in accordance with this bullet point); provided, that such amendment or modification is otherwise in compliance with this bullet; provided, however, that repayment of any indebtedness made with funds out of the Cash and Cash Equivalents shall not be deemed an amendment or modification in respect of such Indebtedness and shall not require the consent of SEAC;

•

commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than (A) capital expenditures (other than those described in the immediately following clause (B)) made in the ordinary course of business not to exceed $50,000,000 in the aggregate, and (B) internally generated capitalized development costs incurred or payable by the Target Companies in the ordinary course of business, or (C) commitments made pursuant to market access agreements; provided, however, that the Company shall provide notice to SEAC as soon as practicable in advance of any commitment or entry into any agreement in respect of, any individual capital expenditure in excess of $10,000,000 by any Target Company;

•

enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any material contract (in each case, as set forth on the Target Companies’ Disclosure Letter) or enter into any contract that if entered into prior to the date of the Business Combination Agreement would be a material contract that would have been required to be listed on the Target Companies’ Disclosure Letter, in each case other than in the ordinary course of business and solely to the extent such amendment, termination or waiver would materially and adversely impact the Target Companies, taken as a whole;

•

other than inventory and other assets acquired in the ordinary course of business or pursuant to the terms and conditions of the DGC Agreement, acquire the business, properties or assets, including equity interests of another person or entity, except, in each case, for acquisitions whose consideration is not greater than $25,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of the Target Companies’ accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by Public Company Accounting Oversight Board (whether through merger, consolidation, share exchange, business combination or otherwise); provided, however, that the Company shall provide notice to SEAC as soon as practicable in advance of any acquisition by any Target Company of the business, properties or assets, including Equity Interests, of another Person for consideration in excess of $10,000,000;

•

propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material lien, any of the material rights or material assets owned by, or leased or licensed to, the Target Companies, except for (A) permitted liens, (B) liens under existing credit facilities or other indebtedness permitted pursuant to the fourth bullet point of this section above and (C) as required or contemplated by the Business Combination Agreement;

•

compromise, commence or settle any pending or threatened proceeding (A) involving payments (exclusive of attorney’s fees) by a Target Company not covered by insurance in excess of $5,000,000 in any single instance or in excess of $10,000,000 in the aggregate, (B) granting injunctive or other equitable remedy against a Target Company, (C) which imposes any material restrictions on the operations of businesses of the Target Companies or (D) by the equityholders of SGHC or any other person which relates to the transactions contemplated by the Business Combination Agreement;

•

except as required under applicable law (A) enter into any collective bargaining agreement or other agreement with any labor union, works council or similar organization relating to employees of the Target Companies or (B) terminate the employment (other than for cause) of any executive listed in the Target Companies’ Disclosure Letter;

•

sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any liens (other than permitted liens), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, any Target Company, other than (A) inventory or products in the ordinary course of business; (B) assets with an aggregate fair market value less than $5,000,000; (C) non-exclusive licenses of owned intellectual property (1) granted to customers by any Target Company in the ordinary course of business, (2) that are immaterial to the business of the Target Companies, or (3) whereby such owned intellectual property is implicitly licensed; or (D) immaterial owned intellectual property;

•

disclose any trade secrets and any other material confidential information of a Target Company to any person (other than pursuant to a written confidentiality agreement with provisions restricting the use and disclosure of such trade secrets and confidential information);

•

fail to take any action required to maintain any material insurance policies of any Target Company in force (other than (A) substitution of an insurance policy by an insurance policy with substantially similar coverage or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting), or knowingly take or omit to take any action that would reasonably be expected to result in any such insurance policy being void or voidable (other than (1) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (2) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application, or (3) actions in the ordinary course of business);

•

enter into any new line of business or expand any existing line of business, including entering into new geographies, in each case, that would result in requiring authorizations, approvals, clearances, consents, actions or non-actions from any governmental entity, including any gaming regulatory authority, for the consummation of the Business Combination, where such authorization, approval, clearance, consent, action or non-action could reasonably be expected to prevent or materially delay the consummation of the Business Combination;

•

enter into, renew or modify any Prohibited Affiliate Transaction (as defined in the Business Combination Agreement); provided, that for the avoidance of doubt, the repayment out of Cash and Cash Equivalents of any amounts owed under a loan or other form of indebtedness to an Interested Party by a Target Company shall not be treated as a modification under this section;

•

except to the extent required by applicable law, (A) make, change or revoke any material election relating to taxes outside the ordinary course of business consistent with past practice (subject to changes in applicable law), (B) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (C) consent to any extension or waiver of the statutory period of limitations applicable to any material tax matter not disclosed in the Target Companies’ Disclosure Letter (other than at the request of a taxing authority or in connection with an automatic extension of time within which to file a Tax Return, which extension is in accordance with applicable law and obtained in the ordinary course of business), (D) file any amended material tax return, (E) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (F) fail to pay any material amount of tax as it becomes due, (G) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (H) surrender any right to claim any refund of a material amount of taxes, or (I) take any action that would reasonably be expected to prevent, impair or impede the intended U.S. federal income tax treatment of the transactions contemplated by the Business Combination Agreement, including the Business Combination; or

•	agree or commit to do any of the foregoing.

Interim Operations of SEAC

During the Pre-Closing Period, unless SGHC otherwise provides its prior consent (which consent will not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by the Business Combination Agreement or the ancillary agreements related thereto or as set forth in SEAC’s disclosure letter delivered to SGHC (“SEAC’s Disclosure Letter”), SEAC will not:

•

conduct any activities or enter into any contracts directed toward or in contemplation of an alternative business combination to the Business Combination contemplated by the Business Combination Agreement;

•

amend or otherwise modify the Investment Management Trust Account Agreement, dated of October 6, 2020, by and between SEAC and Continental Stock Transfer & Trust Company (the “Trust Agreement”), the Warrant Purchase Agreement, dated October 1, 2020, by and between the Sponsor and SEAC, the Letter, dated October 6, 2020, by and between the Sponsor, PJT Holdings and SEAC, or SEAC’s governing documents in any material respect;

•	withdraw any funds from the amount in SEAC’s trust account, other than as permitted by SEAC’s governing documents or the Trust Agreement;

•	make any material changes to its accounting policies, methods or practices, other than as required by U.S. GAAP or applicable law;

•

except to the extent required by applicable law, (1) make, change or revoke any material election relating to taxes outside the ordinary course of business consistent with past practice (subject to changes in applicable law), (2) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material tax matter not disclosed in SEAC’s Disclosure Letter (other than at the request of a taxing authority), (4) file any amended material tax return, (5) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (6) fail to pay any material amount of tax as it becomes due, (7) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (8) surrender any right to claim any refund of a material amount of taxes, or (9) take any action that would reasonably be expected to prevent, impair or impede the intended U.S. federal income tax treatment of the transactions contemplated by the Business Combination Agreement;

•

other than in connection with a SEAC Share Redemption, sell, issue, redeem, assign, transfer, award, convey or otherwise dispose of (x) any of its equity interests, or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating SEAC or the Sponsor to issue, deliver or sell any equity interests of SEAC;

•	other than the SEAC Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of SEAC;

•	adjust, split, combine or reclassify any of its equity interests;

•	reduce the exercise price of any SEAC warrant;

•	incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, material liabilities, debts or obligations;

•

enter into any transaction or contract with the Sponsor or any of its affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by SEAC to the Sponsor, SEAC’s officers or directors, or any affiliate of the Sponsor or SEAC’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the Business Combination;

•	compromise, commence or settle any pending or threatened proceeding (w) involving payments (exclusive of attorney’s fees) by SEAC not covered by insurance in excess of $500,000 or in excess of

$1,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against SEAC, (y) which imposes any material restrictions on the operations of businesses of SEAC or (z) by the public stockholders or any other person which relates to the Business Combination;

•	enter into, renew, modify or revise any contract or agreement with any SEAC affiliate; or

•	agree or commit to do any of the foregoing.

Efforts to Consummate the Business Combination

Subject to the terms and conditions of the Business Combination Agreement and to applicable law, the parties to the Business Combination Agreement agreed to cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the Business Combination), and do, or cause to be done, and assist and cooperate with the other parties to the Business Combination Agreement in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the Business Combination.

Additional Covenants of the Parties

Mutual Covenants

The Target Companies and SEAC made certain mutual covenants in the Business Combination Agreement including:

•	notifying each other of any developments which would cause or would reasonably be expected to result in a failure of a closing condition to be satisfied;

•

using commercially reasonable efforts to resolve any objections as may be asserted by any governmental entity with respect to the Business Combination or sending any requisite notice to or to solicit and obtain the consents of contractual counterparties to certain contracts (as applicable);

•	cooperation on certain tax matters; and

•	jointly making public statements about the Business Combination and cooperating with each other to prepare and make certain SEC filings (including the preparation of this proxy statement/prospectus).

SEAC Covenants

SEAC made certain other covenants in the Business Combination Agreement, including:

•

ceasing all existing discussions or negotiation with any person with respect to any competing transaction and refraining from entering into new negotiations or discussions with respect to any competing transaction;

•	using reasonable best efforts to ensure that SEAC remains listed on, and for the Class A Shares and SEAC warrants to be listed on, the NYSE; and

•

using reasonable best efforts to take all actions reasonably necessary to de-list the Class A Shares and SEAC warrants from the NYSE and de-register such securities under the Exchange Act as soon as practicable following the effective time of the Business Combination.

NewCo and SGHC Covenants

NewCo and SGHC each made certain other covenants in the Business Combination Agreement, including:

•

maintaining policies of directors’ and officers’ liability insurance for directors and officers of the Target Companies and SEAC currently covered by such policies, and obtaining a 6-year run-off director and officer insurance policy for pre-Closing officers and directors of the Target Companies and SEAC;

•

ceasing all existing discussions or negotiations with any person with respect to any competing transaction and refraining from entering into new negotiations or discussions with respect to any competing transaction;

•

providing SEAC with reasonable access to the Target Companies’ books and records and furnishing financial and operating information regarding the Target Companies as SEAC may reasonably request for purposes of consummating the Business Combination;

•	adopting the governing documents of NewCo in forms reasonably agreed to by SEAC and NewCo;

•

obtaining the required approval (including stockholder approval) to effectuate the transactions contemplated by the Business Combination Agreement, including the Business Combination, and the Reorganization; and

•	taking all actions and doing all things in order to effect the Reorganization.

Exclusivity; Change in Board Recommendation

Each of NewCo, Sponsor, SEAC and their respective controlled affiliates and any representatives of the foregoing is prohibited from, among other things, directly or indirectly, soliciting alternative business combination proposals, entering into or engaging in any discussion or negotiation with any third party regarding such alternative business combination proposals, furnishing information to a third party for the purpose of assisting or facilitating such alternative business combination proposals, or approving, recommending or entering into any alternative business combination transactions. In addition, unless required by applicable law, the Board may not change or withdraw its recommendation to the SEAC stockholders to vote in favor of the Business Combination Proposal and any other proposals required to consummate the transactions contemplated by the Business Combination Agreement that are submitted to, and require the vote of, the SEAC stockholders.

Trust Account Waiver

Each of SGHC and NewCo has agreed that it does not and will not at any time have any right, title, interest or claim of any kind in or to any assets in SEAC’s trust account (or distributions therefrom to SEAC’s public stockholders upon redemption of their shares or to the underwriters of SEAC’s initial public offering in respect of their deferred underwriting commissions held in SEAC’s trust account, in each case as set forth in the Trust Agreement), and has waived any claims it had or may have at any time solely against SEAC’s trust account (or distributions therefrom to SEAC’s public stockholders upon redemption of their shares or to the underwriters of SEAC’s initial public offering in respect of their deferred underwriting commissions held in the trust account, in each case as set forth in the Trust Agreement) as a result of, or arising out of, any discussions, contracts or agreements (including the Business Combination Agreement) between SEAC, on the one hand, and NewCo or the Company, on the other hand, and has agreed not to seek recourse against SEAC’s trust account (or distributions therefrom to SEAC’s public stockholders upon redemption of their shares or to the underwriters of SEAC’s initial public offering in respect of their deferred underwriting commissions held in the trust account, in each case as set forth in the Trust Agreement) for any reason whatsoever.

Specific Performance

Each party to the Business Combination Agreement agreed that each other party will be entitled to specific performance, an injunction or other equitable relief (without posting of any bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of the Business Combination Agreement and to enforce specifically the Business Combination Agreement and the terms and provisions thereof in any proceeding, in addition to any other remedy to which such party may be entitled.

No Survival of Representations and Warranties or Pre-Closing Covenants

Other than claims against a party that committed fraud with respect to the making of its applicable representation and warranty in the Business Combination Agreement, the representations and warranties set forth in the Business Combination Agreement and all covenants that are to be fully performed prior to the Closing will not survive the Closing.

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Closing only as follows:

•	by the mutual written consent of SGHC and SEAC;

•

by SGHC or SEAC by written notice to the other if any applicable law is in effect making the consummation of the Business Combination illegal or any final, non-appealable order is in effect permanently preventing the consummation of the transactions contemplated by the Business Combination Agreement; provided, however, that the right to terminate the Business Combination Agreement pursuant to the foregoing sentence will not be available to any party whose breach of any representation, warranty, covenant or agreement of the Business Combination Agreement results in or causes such final, non-appealable order or other action;

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by SGHC or SEAC by written notice to the other if the consummation of the Business Combination has not occurred on or before December 31, 2021 (the “Outside Date”); provided, however, that the right to terminate the Business Combination Agreement pursuant the foregoing sentence will not be available to any party that has materially breached any of its representations, warranties, covenants or agreements under the Business Combination Agreement and such material breach is the primary cause of or has resulted in the failure of the Business Combination to be consummated on or before the Outside Date;

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by SGHC, if SEAC breaches in any material respect any of its representations or warranties contained in the Business Combination Agreement or breaches or fails to perform in any material respect any of its covenants contained in the Business Combination Agreement, which breach or failure to perform (i) would render a condition precedent to SGHC’s obligations to consummate the Business Combination set forth in the closing conditions not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to SEAC by SGHC, cannot be cured or has not been cured by the earlier to occur of (A) the Outside Date and (B) the date that is thirty (30) business days after receipt of such written notice (if such date is after the Outside Date, the Outside Date will automatically be extended until the end of such thirty (30) business day period, but in no event on more than one occasion) and SGHC has not waived in writing such breach or failure; provided, however, the right to terminate the Business Combination Agreement pursuant to the foregoing will not be available to SGHC if SGHC is then in material breach of any representation, warranty, covenant or agreement contained in the Business Combination Agreement;

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by SEAC, if SGHC or NewCo breaches in any material respect any of its representations or warranties contained in the Business Combination Agreement or SGHC or NewCo breaches or fails to perform in any material respect any of its covenants contained in the Business Combination Agreement, which breach or failure to perform (i) would render a condition precedent to SEAC’s obligations to consummate the Business Combination set forth in the closing conditions not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to SGHC or NewCo, as applicable, by SEAC, cannot be cured or has not been cured by the earlier to occur of (A) the Outside Date and (B) the date that is thirty (30) business days after the receipt of such written notice (if such date is after the Outside Date, the Outside Date will automatically be extended until the end of such thirty (30) business day period, but in no event on more than one occasion) and SEAC has not waived in writing such breach or failure; provided, however, the right to terminate the Business Combination Agreement pursuant to the foregoing will not be available to SEAC if SEAC is then in material breach of any representation, warranty, covenant or agreement contained in the Business Combination Agreement;

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by written notice from either SGHC or SEAC to the other if the affirmative vote of SEAC’s stockholders required to approve the proposals set forth in this proxy statement/prospectus, as determined in accordance with applicable law, SEAC’s governing documents and the Business Combination Agreement, is not obtained at the SEAC stockholder meeting (subject to any adjournment or postponement thereof); provided, however, the right to terminate the Business Combination Agreement pursuant to the foregoing sentence will not be available to SEAC if SEAC has materially breached certain covenants or agreements set forth in the Business Combination Agreement and such material breach is the primary cause of or has resulted in the failure of such required vote to be obtained; or

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by the Company or SEAC, in each case, if the Inversion Analysis (as defined in the Business Combination Agreement) concludes that the transactions contemplated by the Business Combination Agreement and the ancillary agreements delivered pursuant to the Business Combination Agreement cause NewCo to be treated as a domestic corporation or SGHC to be treated as a “surrogate foreign corporation”; in each case, within the meaning of Section 7874 of the Code, and the parties to the Business Combination Agreement have not executed Inversion Amendment (as defined in the Business Combination Agreement) on or prior to the Inversion Amendment Period (as defined in the Business Combination Agreement); provided, however, that the right to terminate the Business Combination Agreement pursuant to this bullet shall not be available to any party to the Business Combination Agreement that has materially breached any of its covenants or agreements under the covenants related to this termination right; provided, further, that SGHC or SEAC shall have no right to terminate the Agreement pursuant to this bullet prior to the last day of the Inversion Amendment Period or after 10 business days after the last day of the Inversion Amendment Period.

In the event the Business Combination Agreement is validly terminated, all further obligations of the parties under the Business Combination Agreement will terminate and will be of no further force and effect (except certain obligations related to confidentiality, public announcements, expenses, effects of termination of the Business Combination Agreement and general provisions, which shall survive), and no party will have any further liability to any other party except for liability arising out of or incurred as a result of such party’s fraud or willful and material breach of the Business Combination Agreement.

Amendment of the Business Combination Agreement

No amendment of any provision of the Business Combination Agreement will be valid unless the same will be in writing and signed by SEAC, the Sponsor and NewCo. No waiver of any provision or condition of the Business Combination Agreement will be valid unless the same be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant under the Business Combination Agreement, whether intentional or not, will be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent occurrence. Any such amendment or waiver may occur after the approval of the proposals set forth herein so long as such amendment or waiver would not require the further approval of the SEAC stockholders under applicable law without such approval having first been obtained.

Governing Law; Consent to Jurisdiction

The laws of the State of Delaware govern (a) all claims or matters related to or arising from the Business Combination Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of the Business Combination Agreement, and the performance of the obligations imposed by the Business Combination Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each party to the Business Combination Agreement irrevocably waived all rights to trial by jury in any proceeding.

THE EQUITY INCENTIVE PLAN PROPOSAL

As used in this proposal, “we” “our” or “us” refer to Newco and its subsidiaries, including, following the consummation of the Business Combination, SEAC.

Overview

Prior to the consummation of the Business Combination, our board of directors will approve and adopt, subject to shareholder approval, the 2021 Equity Incentive Plan (the “2021 EIP”), under which we are authorized to grant equity and equity-based incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the 2021 EIP is attached to this proxy statement/prospectus as Annex D.

Purpose of the 2021 EIP

The purpose of the 2021 EIP is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, directors and consultants, whose judgment, interest and special effort is critical to the successful conduct of our operation. We believe that the equity and equity-based awards to be issued under the 2021 EIP will motivate recipients to offer their maximum effort to us and help focus them on the creation of long-term value consistent with the interests of our shareholders. We believe that grants of incentive awards are necessary to enable us to attract and retain top talent; if the 2021 EIP is not approved, we believe our recruitment and retention capabilities will be adversely affected.

Material Terms of the 2021 EIP

The material terms of the 2021 EIP are summarized below. A copy of the 2021 EIP is attached to this proxy statement/prospectus as Annex D and the below summary is qualified by the terms thereof.

Eligibility and administration

Our employees and directors, who are also our employees, and employees of our subsidiaries are eligible to receive awards under the 2021 EIP. Our consultants and directors, who are not employees, and those of our subsidiaries, are eligible to receive awards under the Non-Employee Sub-Plan to the 2021 EIP described below. Persons eligible to receive awards under the 2021 EIP (including the Non-Employee Sub-Plan) are together referred to as service providers below. Except as otherwise specified, references below to the 2021 EIP include the Non-Employee Sub-Plan. As of June 30, 2021, we estimate that approximately 3,912 employees, 40 consultants and 3 directors will be eligible to receive awards under the 2021 EIP (including under the Non-Employee Sub-Plan).

The 2021 EIP is administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers, subject to certain limitations imposed under the 2021 EIP, and other applicable laws and stock exchange rules. Our board of directors will delegate administration of the 2021 EIP to the compensation committee of our board of directors, but may, at any time, revest in itself some or all of the powers previously delegated to the compensation committee. Our board of directors and the compensation committee are each considered to be a “Plan Administrator” as such term in used herein. The Plan Administrator has the authority to take all actions and make all determinations under the 2021 EIP, to approve the forms of award agreements for use under the 2021 EIP, to interpret the 2021 EIP and award agreements and to adopt, amend and repeal rules for the administration of the 2021 EIP as it deems advisable. The Plan Administrator also has the authority to determine which eligible service providers receive awards, grant awards, and set the terms and conditions of all awards under the 2021 EIP, subject to the conditions and limitations in the 2021 EIP.

Shares available for awards

Subject to adjustment for certain changes in our capitalization, the maximum number of ordinary shares (the “Share Reserve”), that may be issued under the 2021 EIP is 43,312,150 ordinary shares. No more than 43,312,150 ordinary shares may be issued under the 2021 EIP upon the exercise of incentive share options (“ISOs”). In addition, the Share Reserve will automatically increase on January 1 of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 3% of the total number of ordinary shares outstanding on December 31 of the preceding calendar year. Our board may act prior to January 1 of a given year to provide that there will be no increase for such year or that the increase for such year will be a lesser (but not greater) number of ordinary shares. Ordinary shares issued under the 2021 EIP will be new shares.

If an award under the 2021 EIP, expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, any unused shares subject to the award will, as applicable, again become available for issuance under the 2021 EIP.

Awards granted under the 2021 EIP in substitution for any options or other equity or equity-based awards granted by an entity before the entity’s merger or consolidation with us or our acquisition of the entity’s property or stock will not reduce the Share Reserve, except that ordinary shares acquired by exercise of substitute ISOs will count against the maximum number of ordinary shares that may be issued upon the exercise of ISOs.

Awards

The 2021 EIP provides for the grant of market value options, market value share appreciation rights (“SARs”), restricted shares, restricted share units (“RSUs”), and other share-based awards. All awards under the 2021 EIP will be set forth in award agreements, which will detail the terms and conditions of awards, consistent with and subject to the terms and conditions of the 2021 EIP. A brief description of each award type follows.

Options and SARs. Options provide for the purchase of ordinary shares in the future at an exercise price set by the Plan Administrator in accordance with applicable law and, in respect of service providers who are subject to tax in the United States, shall also not be less than the market value of an ordinary share on the grant date, except if such award is granted pursuant to an assumption of or substitution for another option of SAR pursuant to the 2021 EIP. SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The Plan Administrator will determine the number of shares covered by each option and SAR, the exercise price of each option and SAR and the conditions and limitations applicable to the exercise of each option and SAR.

Restricted shares and RSUs. Restricted shares are an award of non-transferable ordinary shares that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. RSUs are contractual promises to deliver our ordinary shares in the future, which may also remain forfeitable unless and until specified vesting, issuance and forfeiture conditions are met. The Plan Administrator may provide that the delivery of the shares underlying RSUs will be deferred, on a mandatory basis or at the service provider’s election. The terms and conditions applicable to restricted shares and RSUs will be determined by the Plan Administrator, subject to the conditions and limitations contained in the 2021 EIP.

Other share-based awards. Other share-based awards are awards of fully vested ordinary shares and other awards valued wholly or partially by referring to, or otherwise based on, our ordinary shares or other property. Other share-based awards may be granted to service providers, including awards entitling service providers to receive shares to be delivered in the future and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a service provider is otherwise entitled. The Plan Administrator will determine the terms and conditions of other share-based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions, which will be set forth in the applicable award agreement.

Performance criteria

The Plan Administrator may set performance goals in respect of any awards in its discretion.

Certain transactions

In connection with certain corporate transactions and events affecting our ordinary shares, including a change of control or another similar corporate transaction or event, the Plan Administrator has broad discretion to take action under the 2021 EIP. This includes cancelling awards for cash or other property, accelerating the vesting and, to the extent applicable, the exercise of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2021 EIP and replacing or terminating awards under the 2021 EIP. In addition, in the event of certain equity restructuring transactions, the Plan Administrator will make equitable adjustments to the limits under the 2021 EIP and outstanding awards as it deems appropriate to reflect the transaction.

Plan amendment and termination

Our board of directors may amend, suspend or terminate the 2021 EIP at any time; however, no amendment, suspension or termination may be made which materially adversely affects an award outstanding under the 2021 EIP without the consent of the affected service provider and shareholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The 2021 EIP will remain in effect until the tenth anniversary of its effective date unless earlier terminated by our board of directors. No awards may be granted under the 2021 EIP after its termination, but awards previously granted may extend beyond that date in accordance with the 2021 EIP.

Transferability and service provider payments

Except as the Plan Administrator may determine or provide in an award agreement, awards under the 2021 EIP are generally non-transferrable, except to a service provider’s designated beneficiary, as defined in the 2021 EIP. With regard to tax and/or social security withholding obligations arising in connection with awards under the 2021 EIP, and exercise price obligations arising in connection with the exercise of options under the 2021 EIP, the Plan Administrator may, in its discretion, accept cash, wire transfer or check, our ordinary shares that meet specified conditions, set off against other amounts owed to a service provider, a “market sell order”, or such other consideration as the Plan Administrator deems suitable or any combination of the foregoing.

Non-U.S. and Non-U.K. service providers

The Plan Administrator may modify awards granted to service providers who are non-U.S. or non-U.K. nationals or employed outside the U.S. and the U.K. or establish sub-plans or procedures to address differences in laws, rules, regulations or customs of such international jurisdictions with respect to tax, securities, currency, employee benefit or other matters or to enable awards to be granted in compliance with any tax favorable regime that may be available in any jurisdiction as may be necessary or appropriate in the Plan Administrator’s discretion.

Non-Employee Sub-Plan

The Non-Employee Sub-Plan governs equity awards granted to our non-executive directors, consultants, advisers and other non-employee service providers and provides for awards to be made on identical terms to awards made under the 2021 EIP.

New Plan Benefits

Participation in the 2021 EIP is entirely discretionary and our board of directors has not granted any awards under the 2021 EIP that are subject to shareholder approval. Accordingly, the benefits or amounts that will be received by or allocated to the executive officers and other eligible service providers under the 2021 EIP, as well as the benefits or amounts which would have been received by or allocated to the executive officers and other eligible service providers for our current financial year if the 2021 EIP had been in effect, are not determinable.

Certain U.S. Federal Income Tax Aspects of Awards Under the 2021 EIP

This is a brief summary of the federal income tax aspects of awards that may be made under the 2021 EIP based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the 2021 EIP depend upon the type of award.

Incentive Stock Options. The recipient of an ISO generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the ordinary shares from exercised ISOs are disposed of, by sale or otherwise. If the ISO recipient does not sell or dispose of the ordinary shares until more than one year after the receipt of the shares and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the ordinary shares as of the date of exercise will be treated as a long-term capital gain, and not ordinary income. If a recipient fails to hold the shares for the minimum required time the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the ordinary shares on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. NewCo will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

Nonstatutory Stock Options. The recipient of an NSO generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of NSOs when the options are exercised. The excess of the fair market value of the ordinary shares purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. NewCo will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Other Awards. Recipients who receive restricted share unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares which are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying ordinary shares on the exercise date over the exercise price. NewCo will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

Required Vote for Approval

Approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by SEAC Stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

The Equity Incentive Plan Proposal is an advisory vote and therefore is not binding on NewCo, SEAC or the Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Equity Incentive Plan Proposal. Accordingly, regardless of the outcome of the non-binding advisory vote on the Equity Incentive Plan Proposal, NewCo and SEAC intend that the 2021 EIP will take effect upon consummation of the Business Combination.

Recommendation of the Board

THE SEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of SEAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of SEAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal—Interests of SEAC’s Directors and Officers in the Business Combination” for a further discussion.

THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

As used in this proposal, “we” “our” or “us” refer to Newco and its subsidiaries, including, following the consummation of the Business Combination, SEAC.

Overview

Prior to the consummation of the Business Combination, our board of directors will approve and adopt, subject to shareholder approval, the 2021 Employee Stock Purchase Plan (the “2021 ESPP”). A copy of the 2021 ESPP is attached to this proxy statement/prospectus as Annex E.

Purpose of the 2021 ESPP

The purpose of the 2021 ESPP is to provide individuals who will be our employees an opportunity to acquire a proprietary interest in the Company through the purchase of our ordinary shares. We believe that the 2021 ESPP advances the interests of the Company and its stockholders by providing an investment benefit for its employees that will help attract, reward and retain highly qualified employees and will help align their interests with those of its shareholders. The rights to purchase ordinary shares granted under the 2021 ESPP are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

Material Terms of the 2021 ESPP

Administration

Our board of directors has the power to administer the 2021 ESPP and may also delegate administration of the 2021 ESPP to a committee comprised of one or more members of our board of directors. Our board of directors will delegate administration of the 2021 ESPP to the compensation committee of our board of directors, but may, at any time, revest in itself some or all of the powers previously delegated to the compensation committee. Our board of directors and the compensation committee are each considered to be a Plan Administrator as such term in used herein. The Plan Administrator has the final power to construe and interpret both the 2021 ESPP and the rights granted under it. The Plan Administrator has the power, subject to the provisions of the 2021 ESPP, to determine when and how rights to purchase our ordinary shares will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any of our parent or subsidiary companies will be eligible to participate in the 2021 ESPP.

Ordinary Shares Subject to 2021 ESPP

Subject to adjustment for certain changes in our capitalization, the maximum number of ordinary shares that may be issued under the 2021 ESPP is 4,812,460 ordinary shares. In addition, the number of ordinary shares reserved for issuance under the 2021 ESPP will automatically increase on January 1 of each year, commencing on January 1, 2021 and ending on (and including) January 1, 2031, in an amount equal to the lesser of 1% of the total number of ordinary shares outstanding on December 31 of the preceding calendar year or 7 million ordinary shares (but in no event shall more than 63 million ordinary shares in the aggregate be issued under the 2021 ESPP). Our board may act prior to January 1 of a given year to provide that there will be no increase for such year or that the increase for such year will be a lesser number of ordinary shares. If any rights granted under the 2021 ESPP terminate without being exercised in full, the ordinary shares not purchased under such rights will again become available for issuance under the 2021 ESPP. The ordinary shares issuable under the 2021 ESPP will be new shares.

Offerings

The 2021 ESPP will be implemented by offerings of rights to purchase ordinary shares to all eligible employees. The Plan Administrator will determine the duration of each offering period, provided that in no event may an offering period exceed 27 months beginning with the first day of the offering period. The Plan Administrator may establish separate offerings which vary in terms (although not inconsistent with the provisions of the 2021 ESPP or the requirements of applicable laws). Each offering period may have one or more purchase dates, as determined by the Plan Administrator prior to the commencement of the offering period. The Plan Administrator has the authority to alter the terms of an offering prior to the commencement of the offering period, including the duration of subsequent offering periods. When an eligible employee elects to join an offering period, he or she is granted a right to purchase ordinary shares on each purchase date within the offering period. On the purchase date, all contributions collected from the eligible employees are automatically applied to the purchase of ordinary shares, subject to certain limitations (which are described further below under “Eligibility”).

The Plan Administrator has the discretion to structure an offering so that if the fair market value of ordinary shares on the first trading day of a new purchase period within the offering period is less than or equal to the fair market value of ordinary shares on the first day of the offering period, then that offering will terminate immediately as of that first trading day, and the eligible employees in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new purchase period.

Eligibility

Any individual who is employed by us (or by any of our parent or subsidiary companies if such company is designated by the Plan Administrator as eligible to participate in the 2021 ESPP) may participate in offerings under the 2021 ESPP, provided such individual has been employed by us (or our parent or subsidiary, if applicable) for such continuous period preceding the first day of the offering period as the Plan Administrator may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, subject to applicable law, the Plan Administrator may provide that an employee will not be eligible to be granted purchase rights under the 2021 ESPP unless such employee is customarily employed for more than 20 hours per week and more than five months per calendar year or such other criteria as the board of directors may determine consistent with Section 423 of the Code (to the extent applicable) and applicable law. The Plan Administrator may also provide in any offering that certain of our employees who are “highly compensated” as defined in Section 423(b)(4)(D) of the Code are not eligible to participate in the 2021 ESPP. As of June 30, 2021, we estimate that 3,912 employees will be eligible to participate in the 2021 ESPP.

No employee will be eligible to participate in the 2021 ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, shares possessing 5% or more of the total combined voting power or value of all classes of our shares or of any of our parent or subsidiary companies, including any shares which such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of our ordinary shares (determined based on the fair market value of the shares at the time such rights are granted and which, with respect to the 2021 ESPP, will be determined as of the first day of the respective offering periods) under all our employee share purchase plans and any employee share purchase plans of our parent or subsidiary companies for each calendar year during which such rights are outstanding.

Participation in the 2021 ESPP

An eligible employee may enroll in the 2021 ESPP by delivering to us, prior to the date selected by the Plan Administrator as the beginning of an offering period, an agreement authorizing contributions which may not exceed the maximum amount specified by the Plan Administrator, but in any case which may not exceed 15% of such employee’s earnings during the offering period or such shorter period within such period as the Plan Administrator determines for a particular offering. Each eligible employee will be granted a separate purchase right for each offering in which he or she participates. Unless an eligible employee’s participation is discontinued, his or her purchase right will be exercised automatically at the end of each purchase period at the applicable purchase price.

Purchase Price

The purchase price per share at which our ordinary shares are sold on each purchase date during an offering period will not be less than the lower of (i) 85% of the fair market value of an ordinary share on the first day of the offering period or (ii) 85% of the fair market value of an ordinary share on the purchase date.

Payment of Purchase Price; Payroll Deductions

The purchase of shares during an offering period may be funded by an eligible employee’s payroll deductions accumulated during the offering period if such eligible employee elects to authorize such payroll deductions as the means of making contributions by completing and delivering to us, within the time specified, an enrollment form provided by us. An eligible employee may change his or her rate of contributions, as determined by the Plan Administrator in the offering. All contributions made for an eligible employee are credited to his or her account under the 2021 ESPP and deposited with our general funds.

Purchase Limits

In connection with each offering made under the 2021 ESPP, the Plan Administrator may specify (i) a maximum number of ordinary shares that may be purchased by any eligible employee pursuant to such offering, (ii) a maximum number of ordinary shares that may be purchased by any eligible employee on any purchase date pursuant to such offering, (iii) a maximum aggregate number of ordinary shares that may be purchased by all eligible employees pursuant to such offering, and/or (iv) a maximum aggregate number of ordinary shares that may be purchased by all eligible employees on any purchase date pursuant to such offering. If the aggregate purchase ordinary shares issuable upon exercise of purchase rights granted under such offering would exceed any such maximum aggregate number, then the Plan Administrator will make a pro rata allocation of available shares in a uniform and equitable manner.

Withdrawal

Eligible employees may cease making contributions and withdraw from a given offering by delivering a withdrawal form to us and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, we will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such eligible employee’s eligibility to participate in subsequent offerings under the 2021 ESPP, provided that such eligible employee will be required to deliver a new enrollment form to participate in subsequent offerings.

Termination of Employment

An eligible employee’s rights under any offering under the 2021 ESPP will terminate immediately if the participant either (i) is no longer employed by us or any of our parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, Newco will distribute to the eligible employee his or her accumulated but unused contributions without interest.

Restrictions on Transfer

Rights granted under the 2021 ESPP are not transferable except by will, by the laws of descent and distribution, or if permitted by us, by a beneficiary designation. During a participant’s lifetime, such rights may only be exercised by the eligible employee.

Changes in Capitalization

In the event of certain changes in our share capitalization, the Plan Administrator will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the 2021 ESPP; (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding purchase rights; and (iii) the class(es) and number of securities that are the subject of any purchase limits under each ongoing offering.

Effect of Certain Corporate Transactions

In the event of a corporate transaction (as defined in the 2021 ESPP and described below), (i) any surviving or acquiring company (or its parent company) may assume or continue outstanding purchase rights granted under the 2021 ESPP or may substitute similar rights (including a right to acquire the same consideration paid to the shareholders in the corporate transaction) for such outstanding purchase rights, or (ii) if any surviving or acquiring company (or its parent company) does not assume or continue such outstanding purchase rights or does not substitute similar rights for such outstanding purchase rights, then the eligible employees’ accumulated contributions will be used to purchase ordinary shares within ten business days prior to the corporate transaction under such purchase rights, and such purchase rights will terminate immediately after such purchase.

For purposes of the 2021 ESPP, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale or other disposition of all or substantially all of the consolidated assets; or (ii) a takeover (including a change of control) as further defined in the 2021 ESPP.

Non-US Eligible Employees

The Plan Administrator may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the 2021 ESPP by eligible employees who are residents of or employed outside the United States.

Duration, Amendment and Termination

The Plan Administrator may amend, suspend or terminate the 2021 ESPP at any time. However, except in regard to certain capitalization adjustments, any such amendment must be approved by our shareholders if such approval is required by applicable law or listing requirements.

Any outstanding purchase rights granted before an amendment of the 2021 ESPP will not be materially impaired by any such amendment or termination, except (i) with the consent of the employee to whom such purchase rights were granted, (ii) as necessary to comply with applicable laws, listing requirements or governmental regulations (including Section 423 of the Code), or (iii) as necessary to obtain or maintain favorable tax, listing or regulatory treatment.

Notwithstanding anything in the 2021 ESPP or any offering document to the contrary, the Plan Administrator will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit contributions in excess of the amount designated by an eligible employee in order to adjust for mistakes in the processing of properly completed contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of ordinary shares for each eligible employee properly correspond with amounts withheld from the eligible employee’s contributions; (iv) amend any outstanding purchase rights or clarify any ambiguities regarding the terms of any offering to enable such purchase rights to qualify under and/or comply with Section 423 of the Code; and (v) establish other limitations or procedures as the Plan Administrator determines in its sole discretion advisable that are consistent with the 2021 ESPP. Any such actions by the Plan Administrator will not be considered to alter or impair any purchase rights granted under an offering as they are part of the initial terms of each offering and the purchase rights granted under each offering.

New Plan Benefits

Participation in the 2021 ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the 2021 ESPP. In addition, our board of directors and the compensation committee of our board of directors have not granted any purchase rights under the 2021 ESPP that are subject to shareholder approval. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the 2021 ESPP, as well as the benefits or amounts which would have been received by or allocated to our executive officers and other employees for our current financial year if the 2021 ESPP had been in effect, are not determinable. Our non-executive directors will not be eligible to participate in the 2021 ESPP.

Certain Federal Income Tax Consequences of Participating in the ESPP

The following brief summary of the effect of U.S. federal income taxation upon the participant and NewCo with respect to the shares purchased under the ESPP does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside.

The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon whether the sale occurs before or after expiration of the holding periods described in the following sentence. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right as determined on the offering date. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. NewCo generally will not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Required Vote for Approval

Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by SEAC Stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

The ESPP Proposal is an advisory vote and therefore is not binding on NewCo, SEAC or the Board. Furthermore, the Business Combination is not conditioned on the separate approval of the ESPP Proposal. Accordingly, regardless of the outcome of the non-binding advisory vote on the ESPP Proposal, NewCo and SEAC intend that the 2021 ESPP will take effect upon consummation of the Business Combination.

Recommendation of the Board

THE SEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of SEAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of SEAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal—Interests of SEAC’s Directors and Officers in the Business Combination” for a further discussion.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Board to submit a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination proposal. In no event will SEAC solicit proxies to adjourn the special meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter. The purpose of the Adjournment Proposal is to provide more time for the Sponsor, SEAC and/or their respective affiliates to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section titled “The Business Combination Proposal — Interests of SEAC’s Directors and Officers in the Business Combination.”

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is presented to the special meeting and is not approved by the stockholders, the Board may not be able to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. In such events, the Business Combination would not be completed.

Required Vote

Approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the votes cast by holders of Class A Shares and Class B Shares present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual special meeting) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Board

THE SEAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SEAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of SEAC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of SEAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of SEAC’s Directors and Officers in the Business Combination” for a further discussion.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SEAC

The following tables set forth the selected historical financial information derived from Sports Entertainment Acquisition Corp’s (“SEAC”) audited financial statements (as restated) for the period from July 30, 2020 (inception) through December 31, 2020 and as of December 31, 2020 and SEAC’s unaudited interim financial statements (as restated) for the nine months ended September 30, 2021 and as of September 30, 2021. The following summary financial information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations (Restated)” and SEAC’s financial statements and related notes. The restatement is more fully described in Note 2 of the notes to SEAC’s audited financial statements, which, together with SEAC’s unaudited interim financial statements, are incorporated by reference elsewhere in the proxy statement/prospectus. SEAC’s audited financial statements and unaudited interim financial statements are prepared and presented in accordance with U.S. GAAP.

As of September 30, 2021, SEAC had neither engaged in any operations nor generated any revenues. All activity for the period from inception through September 30, 2021 related to organizational activities, execution of the initial public offering, identifying a target for a business combination and activities pursuant to the Business Combination Agreement. SEAC does not expect to generate any operating revenues until after the completion of the initial business combination at the earliest.

	For the period from July 30, 2020 (inception) through December 31, 2020 (As Restated)	For the nine months ended September 30, 2021 (As Restated)
Statement of Operations Data:
Formation and operational costs	$(203,809)	$(6,478,621)
Loss from operations	$(203,809)	$(6,478,621)
Other income (expense):
Changes in fair value of warrant liability	(15,007,134)	(34,170,000)
Transaction costs allocated to warrant liabilities	(1,152,775)	—
Interest earned on marketable securities held in Trust Account	67,669	55,228
Other expense, net	(16,092,210)	(34,114,772)
Net loss	$(16,296,019)	$(40,593,393)
Weighted average shares outstanding of Class A common stock	24,837,662	45,000,000
Basic and diluted income per share, Class A common stock	$(0.46)	$(0.72)
Weighted average shares outstanding of Class B common stock	10,625,000	11,250,000
Basic and diluted net loss per share, Class B common stock	$(0.46)	$(0.72)

	As of December 31, 2020 (As Restated)	As of September 30, 2021 (As Restated)
Balance Sheet Data:
Total Assets	$451,445,969	$450,330,974
Total Current liabilities	125,583	5,433,981
Warrant liability, at fair value	45,225,000	79,395,000
Deferred underwriting fee payable	15,750,000	15,750,000
Total liabilities	$61,100,583	$100,578,981
Commitments and contingencies
Class A common stock subject to possible redemption, 45,000,000 shares at $10.00 per share redemption value	450,000,000	450,000,000
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized;	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 11,250,000 shares issued and outstanding	1,125	1,125
Additional paid-in capital	—	—
Accumulated deficit	(59,655,739)	(100,249,132)
Total Stockholders’ Deficit	$(59,654,614)	$(100,248,007)
Total Liabilities and Stockholder’s Deficit	$451,445,969	$450,330,974

	For the period from July 30, 2020 (inception) through December 31, 2020 (As Restated)	For the nine months ended September 30, 2021 (As Restated)
Cash Flow Data:
Net cash used in operating activities	$(385,100)	$(2,021,835)
Net cash used in investing activities	$(450,000,000)	$—
Net cash provided by financing activities	$451,472,976	$983,520

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF SGHC

The following table sets forth selected historical consolidated financial information of SGHC Limited (“SGHC”). The statement of profit or loss data for the years ended December 31, 2020 and 2019 and the consolidated statement of financial position data as of December 31, 2020 and 2019 are derived from SGHC’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected consolidated statement of profit or loss data for the six months ended June 30, 2021 and 2020, and the selected consolidated statement of financial position data for the six months ended June 30, 2021 are derived from SGHC’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of the management of SGHC, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly the financial position of SGHC as of June 30, 2021 and the results of operations for the six months ended June 30, 2021.

The following information is only a summary and should be read in conjunction with SGHC’s audited consolidated financial statements and related notes contained elsewhere in this proxy statement/prospectus and related information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” SGHC’s audited consolidated financial statements are prepared and presented in accordance with International Financial Reporting Standards as issued by the IASB (“IFRS”). SGHC has applied IFRS for the first time for the year December 31, 2020 with a transition date of January 1, 2019. The transition to IFRS is more fully described in Note 24 to SGHC’s audited financial statements, which are included elsewhere in the proxy statement/prospectus.

The following historical financial information of SGHC is impacted by business combinations (the “Reorganization Transaction”) which took place during 2020 and 2019 and impact the comparability of financial information between the year ended December 31, 2020 and 2019. The Reorganization Transaction is more fully described in Note 1 and Note 4 to SGHC’s audited financial statements, which are included elsewhere in the proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of SGHC’s future performance.

€ ‘000s	For the six months ended June 30, 2021	For the six months ended June 30, 2020	For the year ended December 31, 2020	For the year ended December 31, 2019
	(unaudited)
Consolidated Statement of Profit or Loss Data
Revenue	€667,010	€393,085	€908,019	€476,040
Direct and marketing expenses	(443,065)	(274,476)	(612,689)	(430,984)
General and administrative expenses	(79,060)	(52,862)	(114,538)	(69,967)
Depreciation and amortization expense	(41,981)	(25,123)	(55,407)	(30,460)

Profit/(loss) from operations	€102,904	€40,624	€125,385	€(55,371)
Finance income	688	18	257	158
Finance expense	(5,755)	(5,012)	(10,991)	(7,735)
Gain on bargain purchase	10,661	17,487	34,995	45,331

Profit/(loss) before taxation	€108,498	€53,117	€149,646	€(17,617)
Income tax expense	(6,011)	253	(429)	(333)

Profit/(loss) for the year	€102,487	€54,370	€149,217	€(17,950)

Earnings/(loss) per share, Basic and Diluted	€1.89	€1.00	€2.74	€(0.33)

€ ‘000s	As of June 30, 2021	As of December 31, 2020	As of December 31, 2019
	(unaudited)
Consolidated Statement of Financial Position Data:
Total Non-current assets	€277,575	€287,675	€193,207
Total Current assets	411,216	263,477	149,728

Total assets	€688,791	€551,152	€342,935
Total Current liabilities	284,389	437,312	396,677
Lease liabilities	6,976	6,754	8,068
Deferred tax liability	15,211	9,211	5,146
Interest-bearing loans and borrowings	—	27,001	7,220

Total liabilities	€306,576	€480,278	€417,111
Issued capital	270,247	61,222	55,001
Foreign exchange reserve	(1,449)	(1,278)	(890)
Retained profit/(accumulated deficit)	113,417	10,930	(128,287)

Total Equity/(Deficit)	€382,215	€70,874	€(74,176)

€ ‘000s	For the six months ended June 30, 2021	For the six months ended June 30, 2020	For the year ended December 31, 2020	For the year ended December 31, 2019
	(unaudited)
Consolidated Cash Flow Data:
Net cash flows generated from/(used in) operating activities	€130,140	€55,972	€151,325	€3,591
Net cash flows (used in)/generated from investing activities	€32,207	€6,529	€(5,838)	€49,637
Net cash flows used in financing activities	€(28,836)	€(14,445)	€(81,088)	€(7,889)

Non-IFRS Financial Measures

In addition to SGHC’s results determined in accordance with IFRS, this proxy statement/prospectus includes Adjusted EBITDA, which is a non-GAAP company-specific performance measure that SGHC uses to supplement the Company’s results presented in accordance with IFRS. Adjusted EBITDA is defined as EBITDA minus gain on bargain purchase. SGHC believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance as it is similar to measures reported by the Company’s public competitors and is regularly used by securities analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any IFRS financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. SGHC compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net profit/(loss) to Adjusted EBITDA below and not rely on any single financial measure to evaluate SGHC’s business.

The table below presents SGHC’s Adjusted EBITDA reconciled to the Company’s profit / (loss) for the year and half year, the closest IFRS measure, for the periods indicated:

€ ‘000s	For the six-month period ended June 30, 2021	For the six-month period ended June 30, 2020	For the year ended December 31, 2020	For the year ended December 31, 2019
	(unaudited)
Profit/(loss) for the year	€102,487	€54,370	€149,217	€(17,950)
Income tax expense	6,011	(1,253)	429	333
Finance income	(688)	(18)	(257)	(158)
Finance expense	5,755	5,012	10,991	7,735
Depreciation and amortization expense	41,981	25,123	55,407	30,460

EBITDA	€155,546	€83,234	€215,787	€20,420
Gain on bargain purchase	(10,661)	17,487	(34,995)	(45,331)

Adjusted EBITDA	€144,885	€65,747	€180,792	€(24,911)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “summary pro forma information”) gives effect to the Business Combination transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The first step within the Business Combination will be accounted for as a capital reorganization whereby NewCo will acquire the assets, liabilities and subsidiaries of SGHC. The capital reorganization will be followed on closing by the acquisition of SEAC, which is accounted for within the scope of IFRS 2.

Under this method of accounting, there is no acquisition accounting and no recognition of goodwill, as a result of SEAC not being considered a business, as defined by IFRS 3 (Business Combination) given it consists predominantly of cash in the Trust Account. Under this method of accounting, SEAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of NewCo issuing shares and warrants as consideration for the net assets of SEAC. The net assets acquired will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined statement of financial position data as of June 30, 2021 gives pro forma effect to the Business Combination transactions as if they had occurred on June 30, 2021. The summary unaudited pro forma condensed combined income statement data for the twelve months ended December 31, 2020 and six months ended June 30, 2021 give pro forma effect to the Business Combination transactions as if they had been consummated on January 1, 2020.

The summary pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of SGHC and related notes and the historical financial statements of SEAC (as restated) and related notes included in this proxy statement/prospectus. The summary pro forma information has been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma information does not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma information after giving effect to the Business Combination, assuming two redemption scenarios as follows:

No Redemptions: This presentation provides that no shares of SEAC Class A Common Stock are redeemed by the Public Stockholders in connection with the Merger.

Maximum Redemptions: This presentation provides that 15,007,797 shares of SEAC Class A Common Stock are redeemed for a per share redemption price of $10.00 and an aggregate redemption payment of $150.1 million. This redemption price assumes $450.1 million in the SEAC Trust Account (as of June 30, 2021), divided by all 45,000,000 shares of Class A Common Stock, but takes into account SEAC’s obligation not to redeem shares in an amount that would result in SEAC’s failure to have Minimum Cash of $300.0 million where Minimum Cash is the cash in the Trust Account less SEAC redemptions.

Mid-point Redemptions: This presentation provides that 7,503,898 shares of SEAC Class A Common Stock (half of the shares redeemed in the Maximum Redemption scenario) are redeemed for a per share redemption price of $10.00 and an aggregate redemption payment of $75.1 million (€62.3 million). This redemption price assumes $450.1 million in the SEAC Trust Account (as of June 30, 2021), divided by all 45,000,000 shares of Class A Common Stock.

	Assuming No Redemptions Shares	Assuming Maximum Redemptions Shares	Assuming Mid-point Redemptions
Summary Unaudited Pro Forma Condensed Combined
Statement of Profit or Loss data for the six months ended June 30, 2021
Revenue	€667,010	€667,010	€667,010
Profit/(loss) for the period	80,540	80,540	80,540
Basic and diluted net loss per share, common stock	0.16	0.17	0.17
Weighted average shares outstanding — basic and diluted	488,229,044	481,248,053	481,246,098

	Assuming No Redemptions Shares	Assuming Maximum Redemptions Shares	Assuming Mid-point Redemptions
Summary Unaudited Pro Forma Condensed Combined
Statement of Profit or Loss data for the year ended December 31, 2020
Revenue	€942,848	€942,848	€942,848
Profit/(loss) for the year	(101,748)	(71,009)	(86,379)
Basic and diluted net loss per share, common stock	(0.21)	(0.15)	(0.18)
Weighted average shares outstanding — basic and diluted	488,229,044	481,248,053	481,246,098

	Assuming No Redemptions Shares	Assuming Maximum Redemptions Shares	Assuming Mid-point Redemptions
Summary Unaudited Pro Forma Condensed Combined
Financial Position Data as of June 30, 2021
Total assets	€591,180	€533,199	€533,198
Total liabilities	732,452	739,178	732,889
Total stockholder’s equity	(141,272)	(205,979)	(199,691)

INFORMATION ABOUT MANAGEMENT, DIRECTORS AND NOMINEES

At the effective time of the Business Combination, in accordance with the terms of the Business Combination Agreement, the board of directors and executive officers of NewCo will be as follows.

Name	Age	Position
Neal Menashe	49	Chief Executive Officer and Director
Alinda Van Wyk	45	Chief Financial Officer and Director
Richard Hasson	41	President, Chief Operating Officer and Director
Eric Grubman	63	Director, Chairman
John Collins	59	Director
Robert James Dutnall	69	Director
John Le Poidevin	51	Director

Neal Menashe has served as Chief Executive Officer and a member of the board of SGHC since its formation and will be a member of the NewCo Board upon completion of the Business Combination. In 2001, Mr. Menashe co-founded Win Technologies, which is now owned by SGHC, and served as the Executive Chairman until October 2020. Mr. Menashe holds a Bachelor of Commerce in Accounting from University of Cape Town and a Bachelor of Accounting Sciences (Honours) from University of South Africa, and qualified as a Chartered Accountant in 1998 after serving articles with Arthur Andersen in Johannesburg, South Africa. Mr. Menashe’s qualifications to serve on the NewCo Board include his two decades of experience within the gaming sector and knowledge of the business of SGHC and the industry within which it operates.

Alinda Van Wyk has served as Chief Financial Officer and a member of the board of SGHC since its formation and will be a member of the NewCo Board upon completion of the Business Combination. Ms. Van Wyk joined a predecessor company of SGHC in 2000 as a Financial Controller, becoming Group Head of Finance in 2007 and thereafter Group Finance Director from 2014 to 2020. Ms. Van Wyk holds a Bachelor of Commerce (Honours) in Accounting Sciences from the University of Stellenbosch Business School and is accredited ACMA, CGMA by the Chartered Institute of Management Accountants. Ms. Van Wyk’s qualifications to serve on the NewCo Board include her more than 20 years of experience within the online gaming industry and her extensive experience with the management and oversight of complex financial reporting and auditing systems.

Richard Hasson has served as President and Chief Operating Officer and a member of the board of SGHC since its formation and will be a member of the NewCo Board upon completion of the Business Combination. Prior to joining SGHC, Mr. Hasson was Commercial Director of Win Technologies, which is now owned by SGHC, where he was instrumental in supporting the expansion of its global footprint. Mr. Hasson previously worked in the investment banking division of Goldman Sachs and qualified as a chartered accountant at KPMG. Mr. Hasson received his M.B.A. from London Business School and his Bachelor of Business Science from the University of Cape Town. Mr. Hasson’s qualifications to serve on the NewCo Board include his extensive experience and knowledge of the business of SGHC and the industry within which it operates.

Eric Grubman has served as Chairman and Chief Financial Officer of SEAH since October 2020 and will be a member of the NewCo Board upon completion of the Business Combination. Mr. Grubman served as Chairman of the Board of On Location Experiences, a premium experiential hospitality business from April 2018 to January 2020. Previously, from May 2004 until July 2018, Mr. Grubman served in various roles with the National Football League (NFL), including leadership roles in Finance and Business Operations. He most recently served as an Executive Vice President leading special projects, including the sales of NFL teams, franchise relocations, construction of stadiums and was heavily involved with managing relationships with NFL Owners. Prior to the NFL, Mr. Grubman served as Co-President at Constellation Energy Group, an energy company that provides electric power, natural gas, and energy management services, from September 1999 to April 2002. Prior to his role with Constellation, Mr. Grubman served in various roles at Goldman Sachs, including as Partner and co-head of the Energy Group. Mr. Grubman earned a bachelor’s degree in economics from the United States Naval Academy and an M.B.A. from Harvard Business School. Mr. Grubman’s qualifications to serve on the NewCo Board include his years of executive experience working with professional sports leagues.

John Collins has served as Chief Executive Officer of SEAC since September 2020 and will be a member of the NewCo Board upon completion of the Business Combination. Mr. Collins is a seasoned executive in sports, media, entertainment and marketing. Mr. Collins served as the Chief Executive Officer of On Location Experiences from 2015 until January 2020, where he oversaw an expansion from $35 million to $650 million in annual revenues. Prior to his role at On Location Experiences, Mr. Collins served as Chief Operating Officer of the National Hockey League (NHL) from 2008 until 2015, after previously serving as Senior Executive Vice President of Business and Media from 2006 until 2008. Prior to his roles with the NHL, Mr. Collins was President and Chief Executive Officer of the Cleveland Browns NFL team from 2004 until 2006. Earlier in his career, Mr. Collins served in numerous roles at the NFL, including as Senior Vice President of Marketing, Sales and Programming. Mr. Collins earned a bachelor’s degree from the C.W. Post Campus at Long Island University. Mr. Collins qualifications to serve on the NewCo Board include his decades of experience in sports, media, entertainment and marketing.

Robert James Dutnall has served as an advisor to the board of SGHC since 2012 and will be a member of the NewCo Board upon completion of the Business Combination. Mr. Dutnall joined the Betway Group in 2012, playing a key role in structuring the company as it is today, with a focus on developing the sports betting business. Prior to this role, Mr. Dutnall had spent seven years with listed online gambling company, Sportingbet plc, including five years as managing director of its European business. Mr. Dutnall previously held senior finance and general management positions with a number of leading industrial and consumer companies, including Invensys and Unigate. Mr. Dutnall’s qualifications to serve on the NewCo Board include his extensive experience of the gaming and entertainment industry within which SGHC operates.

John Le Poidevin has served as a director of SGHC since November 2020 and will be a member of the NewCo Board upon completion of the Business Combination. Mr. Le Poidevin is a Fellow of the Institute of Chartered Accountants in England and Wales and a former audit partner of BDO LLP in London. Since 2013, Mr. Le Poidevin has served as a non-executive director and audit committee chair across a range of different businesses, including Market Tech Holdings Limited from 2014 to 2017, Safecharge International Group Limited from 2014 to 2019 and Stride Gaming Plc from 2015 to 2019. Mr. Le Poidevin is currently a non-executive director at a number of companies, including International Public Partnerships Limited, BH Macro Limited and TwentyFour Income Fund Limited, all of whom are listed on the main market of the London Stock Exchange. Mr. Le Poidevin’s qualifications to serve on the NewCo Board include his extensive breadth of experience across the online gaming, leisure and retail sectors in the U.K., European and global markets.

Family Relationships

There are no family relationships between any of NewCo’s executive officers and directors or director nominees.

Board Composition

The parties to the Business Combination Agreement agreed that the initial board would be comprised of nine persons, seven of whom are set forth above and the remainder of whom will be selected at, prior to or following the consummation of the Business Combination.

As discussed more fully under the section titled “Description of NewCo’s Securities — Directors,” the NewCo Governing Documents provide that there shall be a board of directors consisting of no fewer than two and no greater than 14 directors, unless increased or decreased from time to time by the board of directors or by shareholders in a general meeting by Ordinary Resolution. NewCo may add two additional directors to the NewCo Board prior to, at or following the Closing. The Sponsor will be entitled to designate two directors of NewCo, the Sellers will be entitled to designate six directors of NewCo, and the Chief Executive Officer of NewCo will be a director of NewCo. So long as shares of NewCo are listed on the NYSE, the NewCo Board shall include such number of “independent directors” as the relevant rules applicable to the listing of such shares on the NYSE require.

Committees of the Board of Directors

Upon consummation of the Business Combination, NewCo will establish a separately standing audit committee, nominating and corporate governance committee and compensation committee. NewCo may appoint additional members to the audit committee, nominating and corporate governance committee and compensation committee following the Closing, as the board expands. We will consider the independence, expertise and qualifications of each new NewCo Board member in the future to determine whether they should be added to, or replace members on, the individual committees. The NewCo committees will be effectively taking over the functions of the existing SGHC committees.

Audit Committee

Effective upon consummation of the Business Combination, NewCo will establish an audit committee of the board of directors, which is expected to be comprised of Eric Grubman, John Collins and John Le Poidevin, each of whom is independent under the applicable rules of the SEC and the NYSE. John Le Poidevin is expected to serve as the chair of the audit committee. Each member of the audit committee is expected to meet the financial literacy requirements of the NYSE and the NewCo Board has determined that John Le Poidevin qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. The NewCo Board is expected to adopt, effective upon completion of the Business Combination, an audit committee charter, which details the principal functions of the audit committee.

The NewCo Board is expected to adopt, effective upon completion of the Business Combination, an audit committee charter, which details the principal functions of the audit committee, including:

•

evaluating the performance of the registered public accounting firm or firms engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (the “Auditors”) and assessing their independence and qualifications, to determine whether to retain, or to terminate, the engagement of the existing Auditors, or to appoint and engage a different independent registered public accounting firm;

•

reviewing a report by the Auditors describing that firm’s internal quality-control procedures and any material issues raised by the firm’s most recent internal quality-control review or peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years;

•	monitoring the rotation of the partners of the Auditors on the Company’s audit engagement team;

•	monitoring the independence of the Auditors;

•	reviewing, upon completion of the audit, the financial statements;

•

conferring with management and the Auditors, as appropriate, regarding the scope, adequacy and effectiveness of internal control over financial reporting including responsibilities, budget and staff of the internal audit function;

•	reviewing and discussing with management and, as appropriate, the Auditors, the Company’s guidelines and policies with respect to risk assessment and risk management; and

•	investigating any matter brought to the attention of the Audit Committee within the scope of its duties, if necessary or appropriate.

Nominating and Corporate Governance Committee

Effective upon consummation of the Business Combination, NewCo will establish a nominating and corporate governance committee of the board of directors, which is expected to be comprised of John Collins, John Le Poidevin and Robert James Dutnall. The NewCo Board has determined that John Collins and John Le Poidevin are independent. Pursuant to an exemption to the NYSE listing standards for foreign-private issuers, NewCo will not be required to have a nominating and corporate governance committee composed entirely of independent directors. NewCo will rely upon such exemption from the NYSE listing standards as Robert James Dutnall is not independent. The NewCo Board does not believe Robert James Dutnall’s lack of independence impairs his ability to serve effectively on the nominating and corporate governance committee and otherwise meet the standards and charter for the nominating and corporate governance committee. John Collins is expected to serve as the chairman of the nominating and corporate governance committee. The NewCo Board is expected to adopt, effective upon completion of the Business Combination, a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee.

The Nominating and Corporate Governance Committee will be responsible for, among other things:

•

identifying, reviewing and evaluating candidates to serve on NewCo’s Board as well as recommending candidates to the NewCo Board to serve as nominees for director for the annual meeting of stockholders;

•	assessing the performance of management and the NewCo Board;

•	overseeing the NewCo Board committee structure and operations;

•	developing a set of corporate governance principles;

•	reviewing the processes and procedures used by the Company to provide information to the NewCo Board and its committees; and

•	reviewing compensation paid to non-employee directors.

Guidelines for Selecting Director Nominees

The nominating and corporate governance committee will consider persons identified by its members, management, shareholders, investment bankers and others. The guidelines for selecting nominees, which will be specified in the nominating and corporate governance committee charter, will generally provide that persons to be nominated should:

•	have demonstrated notable or significant achievements in business, education or public service;

•

possess the requisite intelligence, education and experience to make a significant contribution to the board of directors of NewCo and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee will not distinguish among nominees recommended by shareholders and other persons.

Following the Closing, no parties will have contractual director nomination rights. The Board of the Company is considering the appointment of 2 additional directors who are not resident in the United Kingdom, Channel Islands or Isle of Man. It is not anticipated that these appointments will occur until after Closing.

Compensation Committee

Effective upon consummation of the Business Combination, NewCo will establish a compensation committee comprised of Eric Grubman, John Le Poidevin and Robert James Dutnall. The NewCo Board has determined that Eric Grubman and John Le Poidevin are independent. Pursuant to an exemption to the NYSE listing standards for foreign-private issuers, NewCo will not be required to have a compensation committee composed entirely of independent directors. NewCo will rely upon such exemption from the NYSE listing standards as Robert James Dutnall is not independent. The NewCo Board does not believe Robert James Dutnall’s lack of independence impairs his ability to serve effectively on the compensation committee and otherwise meet the standards and charter for the compensation committee. Eric Grubman is expected to serve as the chairman of the compensation committee. The NewCo Board is expected to adopt, effective upon completion of the Business Combination, a compensation committee charter, which details the principal functions of the compensation committee.

The NewCo Board is expected to adopt, effective upon completion of the Business Combination, a compensation committee charter, which will detail the principal functions of the compensation committee, including:

•

reviewing, modifying (as needed) and approving the overall compensation strategy and policies for the Company, including reviewing and approving corporate goals and objectives, evaluating and recommending to the NewCo Board for approval the compensation plans and programs advisable for the Company, and reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for the Company’s executive officers and other senior management, as appropriate;

•

reviewing and approving the individual and corporate goals and objectives of the Company’s Chief Executive Officer that are periodically established as well as determining and approving the compensation and other terms of employment of the Company’s Chief Executive Officer;

•

reviewing and recommending to the NewCo Board the type and amount of compensation to be paid or awarded to non-employee Board members, including consulting, retainer, meeting, committee and committee chair fees, as well as any equity awards;

•

recommending to the NewCo Board the adoption amendment and termination of the Company’s stock option plans, stock appreciation rights plans, pension and profit sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans and similar programs;

•	reviewing and establishing appropriate insurance coverage for the Company’s directors and officers;

•	providing recommendations to the NewCo Board on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation;

•	preparing and reviewing the Compensation Committee report on executive compensation to be included in the Company’s annual proxy statement in accordance with applicable SEC rules and regulations; and

•

reviewing, discussing and assessing its own performance at least annually as well as reviewing and assessing the adequacy of this charter periodically, and recommending any proposed changes to the NewCo Board for its consideration.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, accounting or other advisers or consultants and is directly responsible for the appointment, compensation and oversight of the work of any such adviser or consultant. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

None of NewCo’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on NewCo’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the NewCo Board.

Risk Committee Information and Risk Oversight

Effective upon consummation of the Business Combination, NewCo will establish a risk committee comprised of Robert James Dutnall, Richard Hasson and John Le Poidevin. Robert James Dutnall is expected to serve as chair of the risk committee. The risk committee will have a written charter. The purpose of the risk committee will be to assist the board of directors in overseeing and considering the appropriateness of the risk management activities designed and implemented by NewCo’s management. NewCo’s risk committee and board of directors will also consider specific risk topics, including risks associated with NewCo’s strategic initiatives, business plans and capital structure. NewCo’s management, including its executive officers, is primarily responsible for managing the risks associated with operation and business of the company and will provide appropriate updates to the board of directors and the risk committee. NewCo’s board of directors will delegate to the risk committee oversight of its risk management process, and NewCo’s other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to the board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Code of Business Conduct and Ethics

Following the Business Combination, NewCo intends to post its Code of Business Conduct and Ethics and to post any amendments to or any waivers from a provision of its Corporate Governance Guidelines on its website, and also intends to disclose any amendments to or waivers of certain provisions of its Corporate Governance Guidelines in a manner consistent with the applicable rules or regulations of the SEC and the NYSE.

Shareholder Communication with the Board of Directors

Shareholders and interested parties may communicate with the NewCo Board, any committee chairperson or the independent directors as a group by writing to the NewCo Board or committee chairperson in care of Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR.

Indemnification of Directors and Officers

The NewCo Governing Documents that will become effective immediately following the consummation of the Business Combination, provide that the directors and officers of NewCo shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s negligence, default, breach of duty, breach of trust or actual fraud.

EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

This section provides an overview of NewCo’s executive and director compensation programs.

Historical Executive Officer and Director Compensation

The amount of compensation paid, and benefits in kind granted, to NewCo’s executive officers and directors for the year ended December 31, 2020 is described in the tables below. NewCo historically operated on a fiscal year ended December 31 basis, and as such, we are providing disclosure for NewCo’s last full financial year (i.e., the year ended December 31, 2020). We are providing disclosure on an aggregate basis, as disclosure of compensation on an individual basis is not required in NewCo’s home country and is not otherwise publicly disclosed by NewCo.

Historical Compensation of the NewCo’s Executive Officers

(U.S. dollars)(1)	All executive officers
Base compensation(2)	$2,155,937
Bonuses	$—
Additional benefit payments	$—
Total cash compensation	$2,155,937

(1)	Amounts payable in pound sterling have been converted into U.S. dollars using the calendar year 2020 annual exchange rate of £1.00 to USD$1.2833.
(2)	Base compensation represents the actual salary amounts paid to executive officers in 2020.

Historical Compensation of NewCo’s Directors

(U.S. dollars)(1)	All directors
Base compensation(2)	$2,345,510
Bonuses	$—
Additional benefit payments	$—
Total cash compensation	$2,345,510

(1)	Amounts payable in pound sterling have been converted into U.S. dollars using the calendar year 2020 annual exchange rate of £1.00 to USD$1.2833.
(2)	Base compensation represents the actual salary amounts paid to executive officers in 2020.

Executive Officer and Director Compensation Following the Business Combination

As noted in the section titled “Information About Management, Directors And Nominees”, upon consummation of the Business Combination, NewCo will establish a compensation committee that will be responsible for making all determinations with respect to our executive compensation programs and the compensation of our executive officers. The compensation committee will have the authority to retain, compensate and disengage an independent compensation consultant and any other advisors necessary to assist in its evaluation of executive compensation, and we expect that the compensation committee will work with such advisors to evaluate the compensation of our Chief Executive Officer and our other executive officers and our non-management directors, as well as to develop and implement our compensation philosophy and programs as a public company. None of NewCo’s executive officers will serve as a member of the compensation committee or otherwise be directly responsible for the compensation committee’s decisions, but NewCo’s Chief Executive Officer and Chief Financial Officer will continue to be involved with compensation decisions by providing insight and recommendations to the compensation committee regarding compensation for executive officers other than themselves.

Director Compensation

The board of directors of NewCo expects to approve the initial terms of its non-employee director compensation program in connection with the Business Combination described herein.

OTHER INFORMATION RELATED TO SEAC

For purposes of this section, “SEAC,” “we” “our” or “us” refer to Sports Entertainment Acquisition Corp., a Delaware corporation.

Introduction

SEAC is a blank check company incorporated in Delaware on July 30, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Based on its business activities, SEAC is a “shell company” as defined under the Exchange Act, because it has no operations and nominal assets consisting almost entirely of cash. Although SEAC is not limited to a particular industry or geographic region for purposes of consummating a business combination, SEAC has focused its search for an initial business combination on companies within the sports and entertainment sectors as well as the technology and services that are associated with these verticals. SEAC has neither engaged in any operations nor generated any revenue to date. Prior to executing the Business Combination Agreement, SEAC’s efforts were limited to organizational activities, completion of the IPO and the identification and evaluation of possible acquisition targets for business combinations.

IPO

On October 6, 2020, SEAC consummated its IPO of 46,000,000 units. Each unit consists of one Class A Share and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A Share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $450,000,000.

On August 11, 2020, our Sponsor purchased an aggregate of 10,062,500 Founder Shares for an aggregate purchase price of $25,000, resulting in an effective purchase price per founder share of approximately $0.0025. On August 27, 2020, we effected a stock dividend of 1,437,500 shares with respect to our Class B common stock, resulting in our Sponsor holding an aggregate of 11,500,000 Founder Shares. On September 11, 2020, we effected a reverse stock split resulting in our Sponsor holding an aggregate of 10,062,500 Founder Shares. On October 1, 2020, we effected a stock dividend of 1,437,500 shares with respect to our Class B common stock, resulting in our initial stockholders holding an aggregate of 11,500,000 Founder Shares. On October 15, our Sponsor forfeited 250,000 Founder Shares as a result of the Underwriters’ partial exercise of their over-allotment option.

Simultaneously with the consummation of the IPO, SEAC consummated the private sale of an aggregate of 10,000,000 warrants, exercisable to purchase one Class A Share at $11.50 per share, to the Sponsor and PJT Holdings at a price of $1.00 per warrant (the “private placement”). The warrants sold in the private placement are identical to the warrants included in the units sold in the IPO, except that, so long as they are held by their initial purchasers or their permitted transferees, (1) they will not be redeemable by SEAC; (2) they (including the Class A Shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until the later of (i) 30 days after SEAC completes its initial business combination and (ii) October 6, 2021; and (3) they may be exercised by the holders on a cashless basis.

SEAC placed a total of $450,000,000 in the trust account. Except with respect to interest earned on the funds held in the trust account that may be released to SEAC to pay its taxes, the funds held in the trust account will not be released from the trust account until the earliest of (i) the completion of SEAC’s initial business combination, (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of SEAC’s obligation to allow redemptions in connection with SEAC’s initial business combination or to redeem 100% of the public shares if SEAC does not complete its initial business combination within 24 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of the public shares if SEAC is unable to complete an initial business combination within 24 months from the closing of the IPO, subject to applicable law. Until the earlier of (i) the consummation of an initial business combination and (ii) the distribution of the trust account, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct United States government treasury obligations.

After the payment of underwriting discounts and commissions (excluding the deferred portion of $15,750,000 in underwriting discounts and commissions, which amount will be payable upon consummation of an initial business combination if consummated) and approximately $1,000,000 in expenses relating to the IPO, approximately $1,000,000 of the net proceeds of the IPO and private placement was not deposited into the trust account and was retained by SEAC for working capital purposes. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of                , 2021, there was approximately $                in investments and cash held in the trust account and $                of cash held outside the trust account available for working capital purposes.

Fair Market Value of Target Companies

It is a requirement under the Current Charter and NYSE rules that SEAC’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination, although SEAC may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. The Board determined that this test was met in connection with the proposed Business Combination as described in the section titled “The Business Combination Proposal — Satisfaction of 80% Test” herein.

Stockholder Approval of Business Combination

Under the Current Charter, in connection with any proposed business combination, SEAC must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares for cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for the IPO. Accordingly, in connection with the Business Combination, the public stockholders may seek to redeem their public shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

SEAC’s initial stockholders and its other officers and directors at the time of the IPO entered into a letter agreement to vote their Founder Shares and any public shares purchased during or after the IPO in favor of the Business Combination Proposal. As of the date hereof, SEAC’s initial stockholders own 20% of the total outstanding Class A Shares and Class B Shares.

At any time prior to the special meeting, during a period when they are not then aware of any material non-public information regarding SEAC or its securities, or not otherwise restricted under Regulation M under the Exchange Act, the SEAC initial stockholders, NewCo and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of SEAC common stock or vote their shares in favor of the Business Combination Proposal; provided that any such repurchases to be made by or on behalf of SEAC or its affiliates would only be made in compliance with Rule 14e-5. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Liquidation if No Business Combination

The Current Charter provides that SEAC will have until October 6, 2022 to complete its initial business combination. If SEAC is unable to complete an initial business combination by October 6, 2022, SEAC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to SEAC to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the Board, liquidate and dissolve, subject in each case to SEAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to SEAC warrants, which will expire worthless if SEAC fails to complete an initial business combination by October 6, 2022.

SEAC’s initial stockholders, sponsor, officers and directors have agreed, pursuant to a letter agreement with SEAC dated October 6, 2020, that they will not propose any amendment to the Current Charter to modify the substance or timing of SEAC’s obligation to redeem 100% of its public shares if SEAC does not complete an initial business combination by October 6, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless SEAC provides its public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to SEAC to pay its taxes, divided by the number of then outstanding public shares. However, SEAC may not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. If this optional redemption right is exercised with respect to an excessive number of public shares such that SEAC cannot satisfy the net tangible asset requirement, SEAC would not proceed with the amendment or the related redemption of its public shares at such time.

SEAC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the trust account at the time of the IPO, although SEAC cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes on interest income earned on the trust account balance, SEAC may request the trustee to release to SEAC an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of SEAC’s creditors which would have higher priority than the claims of its public stockholders. SEAC cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, its plan of dissolution must provide for all claims against SEAC to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before SEAC makes any distribution of its remaining assets to its stockholders. While SEAC intends to pay such amounts, if any, SEAC cannot assure you that SEAC will have funds sufficient to pay or provide for all creditors’ claims.

Although SEAC will seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which SEAC does business execute agreements with SEAC waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against SEAC’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, SEAC’s management will consider whether competitive alternatives are reasonably available to SEAC and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of SEAC under the circumstances. Examples of possible instances where SEAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of the IPO and SEAC’s independent registered public accounting firm have not executed agreements with SEAC waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SEAC and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to SEAC if and to the extent any claims by a third party for services rendered or products sold to SEAC, or a prospective target business with which SEAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, SEAC has not asked the Sponsor to reserve for such indemnification obligations, nor has SEAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and SEAC believes that the Sponsor’s only assets are securities of SEAC. Therefore, SEAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, SEAC may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of SEAC’s officers or directors will indemnify SEAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case, less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, the independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While SEAC currently expects that the independent directors would take legal action on SEAC’s behalf against the Sponsor to enforce its indemnification obligations to SEAC, it is possible that the independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, SEAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

SEAC will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which SEAC does business execute agreements with SEAC waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that SEAC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from SEAC’s trust account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of SEAC’s trust account distributed to its public stockholders upon the redemption of SEAC’s public shares in the event SEAC does not complete its initial business combination by October 6, 2022 from the closing of this offering may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of SEAC’s trust account distributed to its public stockholders upon the redemption of its public shares in the event SEAC does not complete an initial business combination by October 6, 2022, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If SEAC is unable to complete its initial business combination by October 6, 2022, SEAC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to SEAC to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the Board, dissolve and liquidate, subject in each case to SEAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is SEAC’s intention to redeem its public shares as soon as reasonably possible following October 6, 2022 and, therefore, SEAC does not intend to comply with those procedures. As such, SEAC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of the stockholders may extend well beyond the third anniversary of such date.

Because SEAC will not be complying with Section 280, Section 281(b) of the DGCL requires SEAC to adopt a plan, based on facts known to SEAC at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against SEAC within the subsequent 10 years. However, because SEAC is a blank check company, rather than an operating company, and its operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, SEAC will seek to have all vendors, service providers, prospective target businesses or other entities with which SEAC does business execute agreements with SEAC waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this obligation, the claims that could be made against SEAC are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.00 per public share and (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If SEAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SEAC that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, SEAC cannot assure you SEAC will be able to return $10.00 per share to its public stockholders. Additionally, if SEAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SEAC that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by SEAC stockholders. Furthermore, the Board may be viewed as having breached its fiduciary duty to SEAC’s creditors and/or may have acted in bad faith, and thereby exposing itself and SEAC to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. SEAC cannot assure you that claims will not be brought against SEAC for these reasons.

SEAC public stockholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of public shares if SEAC does not complete its initial business combination by October 6, 2022, (ii) in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of its obligation to redeem 100% of public shares if SEAC does not complete its initial business combination by October 6, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event SEAC seeks stockholder approval in connection with an initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to SEAC for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Current Charter, like all provisions of the Current Charter, may be amended with a stockholder vote.

Facilities

SEAC currently maintains its principal executive offices at Golden Bear Plaza, 11760 US Highway 1, Suite W506, North Palm Beach, FL 33408. The cost for this space, as well as for utilities, secretarial and administrative support services, is provided by the Sponsor at a rate of $10,000 per-month pursuant to a letter agreement between SEAC and the Sponsor. SEAC believes, based on rents and fees for similar services in the relevant areas, that the fee charged by the Sponsor is at least as favorable as SEAC could have obtained from an unaffiliated person. SEAC considers its current office space adequate for its current operations.

Upon consummation of the Business Combination or SEAC’s liquidation, SEAC will cease paying these monthly fees.

Employees

SEAC has two executive officers. These individuals are not obligated to devote any specific number of hours to SEAC’s matters and intend to devote only as much time as they deem necessary to its affairs. SEAC does not intend to have any full time employees prior to the consummation of the Business Combination.

Directors and Executive Officers

SEAC’s current directors and executive officers are as follows:

Name	Age	Position
Eric Grubman	63	Chairman of the Board of Directors and Chief Financial Officer
John Collins	59	Chief Executive Officer
Natara Holloway	45	Director
Timothy Goodell	64	Director

Eric Grubman has served as Chairman and Chief Financial Officer of SEAH since October 2020 and will be a member of the NewCo Board upon completion of the Business Combination. Mr. Grubman served as Chairman of the Board of On Location Experiences, a premium experiential hospitality business from April 2018 to January 2020. Previously, from May 2004 until July 2018, Mr. Grubman served in various roles with the National Football League (NFL), including leadership roles in Finance and Business Operations. He most recently served as an Executive Vice President leading special projects, including the sales of NFL teams, franchise relocations, construction of stadiums and was heavily involved with managing relationships with NFL Owners. Prior to the NFL, Mr. Grubman served as Co-President at Constellation Energy Group, an energy company that provides electric power, natural gas, and energy management services, from September 1999 to April 2002. Prior to his role with Constellation, Mr. Grubman served in various roles at Goldman Sachs, including as Partner and co-head of the Energy Group. Mr. Grubman earned a bachelor’s degree in economics from the United States Naval Academy and an M.B.A. from Harvard Business School. Mr. Grubman’s qualifications to serve on the NewCo Board include his years of executive experience working with professional sports leagues.

John Collins has been our Chief Executive Officer since July 2020. Mr. Collins served as the Chief Executive Officer of On Location Experiences from 2015 until January 2020, where he oversaw an expansion from $35 million to $650 million in annual revenues. Prior to his role at On Location Experiences, Mr. Collins served as Chief Operating Officer of the National Hockey League (NHL) from 2008 until 2015, after previously serving as Senior Executive Vice President of Business and Media from 2006 until 2008. Prior to his roles with the NHL, Mr. Collins was President and Chief Executive Officer of the Cleveland Browns NFL team from 2004 until 2006. Earlier in his career, Mr. Collins served in numerous roles at the NFL, including as Senior Vice President of Marketing, Sales and Programming. Mr. Collins earned a bachelor’s degree from the C.W. Post Campus at Long Island University.

Natara Holloway has served on our Board since October 2020. Ms. Holloway has served in various positions at the NFL since 2004, initially serving as a Manager in the Internal Audit department, and currently serving as the Vice President of Business Operations and Strategy for Football Operations, a position that she has held since April 2019. In this role, she oversees football technology and innovation, administration and football pipeline development. Previously, Ms. Holloway served as the NFL’s Vice President of Brand, Marketing and Retail Development and as Vice President of Corporate Development — New Business. Prior to joining the NFL, Ms. Holloway served in the Controller’s Group at Exxon Mobil from June 1998 to February 2004. Ms. Holloway earned a bachelor’s degree in Accounting from the University of Houston. Ms. Holloway was selected to serve on our Board due to her years of experience working with the NFL as well as her years of accounting experience.

Timothy Goodell has served on our Board since October 2020. Mr. Goodell has worked at Hess Corporation, a global energy company, since January 2009, where he now serves as the Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer. Mr. Goodell also serves as General Counsel and Secretary at Hess Midstream GP LLC, the general partner of Hess Midstream LP, both subsidiaries of Hess Corporation. Prior to joining Hess, Mr. Goodell spent 24 years with the New York

City-based law firm White & Case, where he served as global co-head of the Mergers & Acquisitions Practice Group and a member of the Partnership Committee. From 1979 to 1981, Mr. Goodell worked at the Washington,

D.C. based business consultancy, Strategic Planning Associates. Mr. Goodell earned a bachelor’s degree from Davidson College and a J.D. from the University of Virginia School of Law. Mr. Goodell was selected to serve on our Board due to his years of experience in advising on general corporate and corporate governance matters.

Number and Terms of Office of Officers and Directors

Our board of directors consists of three members. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE. Prior to consummation of our initial business combination, holders of our Class B common stock will have the right to elect all of our directors and remove members of our board of directors for any reason. Holders of our public shares will not have the right to vote on the election of directors during such time. Approval of our initial business combination will require the affirmative vote of a majority of our board of directors. Subject to any other special rights applicable to the stockholders, prior to our initial business combination, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors that includes any directors representing our sponsor then on our board of directors, or by holders of a majority of the outstanding shares of our Class B common stock.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Executive Officer and Director Compensation

None of SEAC’s executive officers or directors have received any cash compensation for services rendered to SEAC. Commencing on the date that SEAC’s securities were first listed on NYSE through the earlier of consummation of its initial business combination and its liquidation, SEAC will pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of SEAC’s management team. In addition, the Sponsor, SEAC’s executive officers and directors and their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on SEAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. SEAC’s audit committee reviews on a quarterly basis all payments that are made to the Sponsor, SEAC’s executive officers or directors, or any of their respective affiliates. Any such payments prior to an initial business combination are made from funds held outside the trust account. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by SEAC to the Sponsor, SEAC’s executive officers and directors or any of their respective affiliates, prior to completion of SEAC’s initial business combination.

After the completion of SEAC’s initial business combination, directors or members of SEAC’s management team who remain may be paid consulting, management or other fees from the post-combination company. For a discussion of executive compensation arrangements after the closing of the Business Combination, see the section titled “Executive and Director Compensation — Executive Officer and Director Compensation Following the Business Combination.”

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against SEAC or any members of SEAC’s management team in their capacity as such, and SEAC and the members of SEAC’s management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

SEAC has registered its units, Class A Shares and warrants under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. SEAC has filed with the SEC its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

Code of Business Conduct and Ethics

SEAC has adopted a Code of Business Conduct and Ethics applicable to its directors, officers and employees. You can review these documents by accessing SEAC’s public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from SEAC.

SEAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from July 30, 2020 (inception) through September 30, 2021 were organizational activities and those necessary to prepare for the Initial Public Offering, described below, identifying a target company for a Business Combination and activities pursuant to the proposed Business Combination Agreement. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from July 30, 2020 (inception) through December 31, 2020, we had a net loss of $16,296,019, which consists of operating costs of $203,809, changes in fair value of warrant liability of $15,007,134 and transaction costs allocated to the warrant liabilities of $1,152,775, offset by interest earned on marketable securities held in the Trust Account of $67,699.

For the three months ended September 30, 2021, we had net loss of $8,102,872, which consisted of operating costs of $1,743,664 and change in fair value of warrant liability of $6,365,000, offset by interest earned on investments held in Trust Account of $5,792.

For the nine months ended September 30, 2021, we had net loss of $40,596,393, which consisted of operating costs of $6,478,621 and change in fair value of warrant liability of $34,170,000, offset by interest earned on investments held in Trust Account of $55,228.

For the period from July 30, 2020 (inception) through September 30, 2020, we had net loss of $1,000, which consisted of operating costs.

Liquidity and Capital Resources

On October 6, 2020, we consummated the Initial Public Offering of 45,000,000 Units, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 5,000,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $450,000,000. Simultaneously with the closing of the Initial Public

Offering, we consummated the sale of 11,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement to our Sponsor and PJT Holdings, generating gross proceeds of $11,000,000.

Following the Initial Public Offering, the partial exercise of the over-allotment option, and the sale of the Private Placement Warrants, a total of $450,000,000 was placed in the Trust Account. We incurred $25,318,504 in transaction costs, including $9,000,000 of underwriting fees, $15,750,000 of deferred underwriting fees and $568,504 of other offering costs.

For the nine months ended September 30, 2021, cash used in operating activities was $2,021,835. Net loss of $40,593,393 was affected by a change in fair value of warrant liabilities of $34,170,000 and an interest earned on investments held in the Trust Account of $55,228. Changes in operating assets and liabilities provided $4,456,786 of cash for operating activities.

As of September 30, 2021, we had cash and investments held in the Trust Account of $450,122,927. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, to complete our Business Combination. We may withdraw interest to pay franchise and income taxes. During the three and nine months ended September 30, 2021, we did not withdraw any interest earned on the Trust Account. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2021, we had cash of $49,561 outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

As of September 30, 2021, we entered into an unsecured non-interest bearing Promissory Note with the Sponsor.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Commitments and Contingencies

We do not have any long-term debt, capital lease obligations, operating lease obligations, or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative support services. We began incurring these fees on October 1, 2020 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and the Company’s liquidation.

Registration Rights

The holders of Class B Shares, warrants issued in the private placement and warrants that may be issued upon conversion of working capital loans, (and any common stock issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of Class B Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the holders of the Class B Shares, only after conversion of the Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $15,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.

Administrative Support Agreement

Commencing on the date that SEAC’s securities were first listed on NYSE, SEAC agreed to pay the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of its initial business combination or its liquidation, SEAC will cease paying these monthly fees.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Deferred Offering Costs Associated with the Initial Public Offering

We comply with the requirements of the Accounting Standards Codification (“ASC”) 340-10-S99-1. Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that were directly related to the IPO and that were charged to shareholders’ equity upon the completion of the IPO in October 2020.

Warrant Liabilities

We account for the Warrants in accordance with the guidance contained in ASC 815-40 — “Contracts in Entity’s Own Equity”, under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

We account for our Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Class A common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Net Income (Loss) per Common Share

We apply the two-class method in calculating earnings per common share. Net income (loss) per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, by the weighted average number of shares of Class A redeemable common stock outstanding for the period. Net income (loss) per common share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing net income (loss) less income attributable to Class A redeemable common stock, by the weighted average number of shares of Class B non-redeemable common stock outstanding for the period presented.

Recent Accounting Standards

Our management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Off-Balance Sheet Arrangements

As of September 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company,” we are not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply until we are no longer an “emerging growth company”.

BUSINESS OF SUPER GROUP

Unless otherwise noted or the context otherwise requires, all references in this section to “Super Group Holding Company”, “Super Group”, “SGHC”, the “Company,” the “Group”, the “business”, “we,” “us” or “our” refer to the business of SGHC and its subsidiaries prior to the consummation of the Business Combination, which will be the business of NewCo and its subsidiaries following the consummation of the Business Combination.

Overview

Super Group Holding Company is a leading global online sports betting and gaming operator. Super Group’s mission is to responsibly provide first-class entertainment to the worldwide online betting and gaming community. Super Group’s strategy for achieving this is built around three key pillars:

1.	Expanding its global footprint into as many regulated markets as possible in order to engage with as many customers as it can possibly reach;

2.	Increasing awareness of its brands through strategic partnerships and coordinated sponsorship and marketing campaigns; and

3.	Utilizing enhanced proprietary data to optimize the confluence of ethical corporate culture, responsible gaming values, value-for-money product offerings and customer-centric service delivery.

As of the date of this proxy statement/prospectus, Super Group subsidiaries are licensed in 24 jurisdictions and manage approximately 3,700 employees. Over the first six months of 2021, on average, over 2.5 million customers per month have yielded in excess of $3.99 billion in wagers per month. During the period July 1, 2020 to June 30, 2021, total wagers amounted to $44.45 billion. Super Group’s business generated $1.04 billion (€908 million) of revenue between January 1, 2020 and December 31, 2020 in different geographic regions, including the Americas, Europe, Africa and the rest of the world, such regions accounting for approximately 48%, 22%, 12% and 18%, respectively, of Super Group’s total revenue in 2020.

What Super Group Does

Super Group’s global online sports betting and casino gaming services are delivered to customers by way of two primary product offerings:

•	Betway, a single-brand premier online sports betting offering, and

•	Spin, a multi-brand online casino offering.

Betway is SGHC’s single-brand online sports betting offering with a global footprint derived from licenses to operate throughout Europe, the Americas and Africa. The brand is sports-led but also offers casino games. Betway seeks to continue to grow brand awareness, including through an expanding portfolio of partnerships and collaborations with sports teams and leagues worldwide. As of June 30, 2021, Betway has more than 60 such arrangements and is actively negotiating for further expansion.

Spin is SGHC’s multi-brand online casino offering. Spin’s diverse portfolio of more than 20 casino brands is designed to be culturally relevant across the globe while aiming to offer a wide range of casino products. Spin is casino-led but some of its brands also offer sports betting products. Spin seeks to achieve growth through a broad range of targeted marketing channels in which SGHC believes an expansive brand portfolio to be a significant asset.

SGHC aims to further expand its global footprint through the acquisition of Digital Gaming Corporation Limited (“DGC”), which is the parent of Digital Gaming Corporation USA (“DGC USA”), which holds the exclusive license to use the Betway brand in the United States. On April 7, 2021, SGHC entered into a definitive agreement to acquire DGC, subject to certain regulatory approvals and customary closing conditions. This transaction is expected to close by the first half of 2022. DGC USA has already secured market access in up to an initial 12 regulated or expected-to-be regulated states in the United States and its acquisition will enable SGHC to penetrate and leverage its capabilities in these new markets. As of the date of this Prospectus, the Betway brand (operated by licensee, DGC USA) is live in 5 states, i.e. New Jersey, Pennsylvania, Indiana, Iowa and Colorado, but has no specific timeline for receipt of approvals from the remaining 7 states, i.e. Arizona, Ohio, Kansas, Louisiana, Mississippi, Missouri and Virginia. An agreement is also in place for the provision of an additional casino brand in Pennsylvania.

Following Betway’s global expansion, the Company has, in certain circumstances, licensed the brand to third parties in certain jurisdictions where licensees are in a better position to capture market opportunity while taking advantage of the global brand, in consideration for a license fee.

Company Background

NewCo, or Super Group (SGHC) Limited, is a holding company incorporated under the laws of the Island of Guernsey, and was incorporated for the purpose of effectuating the Business Combination described in this proxy statement/prospectus. NewCo has no material assets and does not operate any businesses. SGHC is a holding company incorporated under the laws of the Island of Guernsey and its business and operations are conducted through numerous subsidiaries that are incorporated in various jurisdictions around the world. The principal executive office of SGHC and NewCo after the consummation of the Business Combination will be located in Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR. Prior to the consummation of the Business Combination, SGHC will undergo a pre-closing reorganization whereby all existing shares of SGHC will be exchanged for newly issued ordinary shares of NewCo. A summary of the pre-closing reorganization is attached to this proxy statement/prospectus as Annex F. See “Super Group’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Business Combination, Reorganization and Public Company Costs.”

SGHC was incorporated in July 2020, with the designed purpose of becoming the ultimate parent company of Pindus Holdings Limited (“Pindus”), Fengari Holdings Limited (“Fengari”), and Pelion Holdings Limited (“Pelion”), through a reorganization of entities with common ownership. Pelion and Fengari collectively house the Spin business while Pindus and other entities also acquired pursuant to the reorganization collectively house the Betway business. Predecessor companies for the two businesses were established from 1997 onwards. Of the founders and early staff members of these predecessor companies, more than 20 remain who have been employed by the Company for more than 20 years, including CEO Neal Menashe and CFO Alinda van Wyk.

On October 7, 2020, SGHC entered into an agreement with the shareholders of Fengari, a holding company incorporated under the laws of the Island of Guernsey, pursuant to which it acquired the entire issued share capital of Fengari. The purpose of this transaction was to consolidate Fengari and its subsidiaries into the SGHC group while retaining the ultimate beneficial ownership position of Fengari. On October 7, 2020, SGHC entered into an agreement with the shareholders of Pelion, a holding company incorporated under the laws of the Island of Guernsey, pursuant to which it acquired the entire issued share capital of Pelion. The purpose of this transaction was to consolidate Pelion and its subsidiaries into the SGHC group while retaining the ultimate beneficial ownership position of Pelion. See Super Group’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Comparability of Financial Information.

SGHC’s Opportunity and Large and Expanding Total Addressable Market

The Growing Global Sports Betting and Online Casino Gaming Markets

SGHC’s brands operate in two distinct sectors of the global online gaming market, namely sports betting and online casino gaming, both of which have recently experienced significant growth and which are expected to continue to grow further in the coming years.

According to H2 Gambling Capital (“H2”), global online sports betting gross gaming revenue (“GGR”) is projected to grow from $40.4 billion in 2020 to $67.6 billion by 2025, while the global online casino gaming market is projected to grow from $28.0 billion in 2020 to $41.4 billion by 2025, in part due to projected strong growth in newly regulated markets, including within the United States.

Several countries in Africa and Europe have already liberalized and regulated sports betting and/or online casino gaming with several more in the early stages of doing so. H2 has projected European sports betting and online casino gaming GGR to grow from $33.7 billion in 2020 to as much as $47.3 billion by 2025, and projects African GGR to grow from $1.0 billion in 2020 to $2.2 billion by 2025. Africa and Europe are already significant markets for SGHC and the Company believes that it is well-positioned to take advantage of opportunities as and when jurisdictions within these regions regulate online sports betting and online casino gaming.

In May 2018 the U.S. Supreme Court repealed the Professional and Amateur Sports Protection Act of 1992 (“PASPA”), the effect of which was to remove federal restrictions on sports betting and give individual states control over the legalization of sports betting within their jurisdictions. As of June 30, 2021, 31 states plus Washington, DC have passed measures to legalize sports betting. Out of that number, 22 states have authorized statewide sports betting while 10 remain retail-only at casino or retail locations. Seven states have passed measures to legalize online casino gaming. In Canada, Parliament recently passed legislation allowing provinces to regulate single-game wagering within each province and Ontario is expected to imminently accept applications for regulated sports betting and casino gaming.

H2 currently projects that the North American online sports betting and casino market will generate an estimated $20.5 billion in GGR in 2025, increased from $6.7 billion in 2020, of which $16.5 billion and $5.1 billion respectively is projected to come from the United States (excluding state lotteries).

SGHC is a market leader in sports betting and online casino gaming, with revenue of $1.04 billion (€908 million) in the year ended December 31, 2020, of which approximately 46.7% was generated by Betway and the remainder from Spin. The Company holds licenses, which include both sports betting and online casino gaming, in 24 jurisdictions, excluding up to 12 jurisdictions in which DGC USA has obtained initial agreed market access deals in the United States (either via obtaining the required licenses or approvals from the relevant state authorities or via commercial arrangements through which DGC USA leases a license from a land-based operator to satisfy the legal requirement that any online operation must be tethered to a land-based operation), and is currently applying for or negotiating licenses in other states and jurisdictions. As of the date of this Prospectus, among the initial 12 market access arrangements, DGC USA is live in 5 states, i.e. New Jersey, Pennsylvania, Indiana, Iowa and Colorado, but has no specific timeline for receipt of approvals from the remaining 7 states, i.e. Arizona, Ohio, Kansas, Louisiana, Mississippi, Missouri and Virginia. An agreement is also in place for the provision of an additional casino brand in Pennsylvania. As of June 30, 2021, the Company has teams in 13 different countries around the world and offers its products in 26 different languages. As such, management believes that the Company is particularly well-positioned to take advantage of the expected continued growth in the number of regulated global betting and gaming jurisdictions.

SGHC’s Core Strengths

Management believes that the following are key factors underlying SGHC’s successful expansion:

Betway’s global single brand offers significant marketing economies of scale

SGHC’s flagship brand, Betway, operates as a global, online, sports-led betting brand that is consistently positioned in all markets. This approach aims to leverage national, regional and local marketing spend for global benefit, and management believes that it will generate significant marketing economies of scale as the business expands and Betway continues to launch into new markets. See the sections titled “— Strategy, Products and Business Model” and “— Sales and Marketing” for further detail.

For example, in advance of launching in the United States, Betway has entered into marketing partnerships with U.S. sports franchises such as the Chicago Bulls, the Cleveland Cavaliers, the Los Angeles Clippers, the

Golden State Warriors and the New York Islanders. Management believes that, in addition to raising the profile of Betway’s brand in the United States, the global reach of these brands will benefit the Company in markets outside of the United States where U.S. sports are followed. Previous examples of the value of this strategy include the Company’s partnership with the English Premier League team West Ham United, which according to independent assessment has to date returned value equivalent to 5.8 times the cost thereof.

Management actively seeks to validate its belief in this approach by means of regular brand awareness studies, as evidenced by the following chart:

Spin’s multi-brand casino portfolio maximizes market share

Spin’s multi-brand online casino offering is designed with the intention of capturing additional shelf space across a myriad of marketing channels, particularly in markets where opportunities for effective large scale brand advertising are harder to come by and/or where more diverse marketing approaches are necessary.

For example, in some markets the Company believes that the predominant or more effective form of marketing is with the assistance of independent “affiliates” marketers. In particular, in such circumstances the Company believes that there is significant benefit in providing such “affiliates” with a wide array of brands to market. See the section titled “— Sales and Marketing.”

Strategic use of data optimizes customer enjoyment and Company profitability

SGHC’s strategic focus on data and analytics is embodied in the development of proprietary technology systems designed to leverage the large volumes of proprietary data that SGHC collects and analyses on a daily basis. These systems and this data collection and analysis are designed to operate in conjunction with all of the Company’s product platforms, regardless of whether the latter are proprietary or supplied by third parties. See the section titled “— SGHC’s Technology and Data-Driven Approach.”

These systems aim to analyze and understand customer behaviors in as close to real-time as possible. Using this intelligence, the Company aims to responsibly and profitably optimize customer enjoyment and longevity via interactions, interventions and recommendations delivered as close to real-time as possible, to minimize fraud and other financial risks to the Company, and to meet the Company’s regulatory and compliance requirements as efficiently and effectively as possible.

Strategic technology selection maximizes speed-to-market, geographic expansion and competitive advantage

The Company’s customer-facing product technology decisions are governed by management’s belief that product selection for new markets must seek to optimize speed-to-market, product-market fit and competitive advantage. Elsewhere and wherever commercially possible, the Company seeks to use technology for competitive advantage, particularly with regards to anything related to data and analytics.

Diversification and visibility

The Company’s strategy of expanding into as many regulated markets as possible has resulted in 24 gaming licenses in diverse jurisdictions, excluding up to 10 jurisdictions in which DGC USA has obtained initial market access deals in the United States, and additional states and jurisdictions for which it is currently applying for or negotiating licenses. Management believes that such diversification is key to good future revenue and profit visibility. The Company’s teams in 13 countries around the world ensure a natural degree of protection for the Company against natural disasters, geopolitical risks or other potential operational disruptions. With licenses and access in additional jurisdictions and U.S. states currently being applied for or negotiated, management believes that the Company’s diversification and revenue and profits visibility will continue to improve. See “Risk Factors — Risks Related to Projections — Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of regulated jurisdictions and if we fail to obtain such licenses our business, financial condition, results of operations and prospects could be impaired.”

Global expansion, local focus

The Company approaches each market individually, tailoring product, staffing and marketing decisions to meet local conditions. In some countries, dedicated in-country staff are employed in order to coordinate jurisdiction-specific marketing campaigns and for local operational or other purposes, including 24/7/365 customer service, production of local content for customer engagement, locally relevant branding and marketing campaigns, acquisition of local payment processing mechanisms, and engagement with local social responsibility and community upliftment organizations.

Worldwide, the Company’s sportsbook trading team of 120 employees benefits from long-term relationships with third-party technology providers. Across Africa, the Company employs an operational team of more than 200 employees to develop, expand and operate the Company’s proprietary sportsbook and purpose-built African market platform.

Proven ability to launch and scale new markets quickly

A typical entry into a new market requires an upfront capital investment that will vary depending on how much customization is required for compliance with local regulatory and other conditions. In addition, some markets are more restrictive and/or more specific in their regulation than other markets which can increase the amount of time required until full integration is achieved. However, SGHC has proven its ability to enter and profitably launch in new markets despite varying integration times.

For example, within 24 months of the April 2018 commencement of marketing in one new African market, revenue grew by 16.5 times from approximately $145,000 at the outset to $2.35 million GGR per month and has continued to grow since. During the same period, first time depositors increased by 12.6 times. Similarly, in another new market in Europe (non-English-speaking, highly competitive), marketing commenced in September 2018, resulting in 10.3 times growth in revenue over the following 24 months from approximately $175,000 to $1.75 million GGR per month. During the same period, first time depositors increased by 13.6 times.

Management believes that these results are indicative of the global strength of the Betway brand. In effect, management’s belief is that Betway’s global brand presence creates latent demand within new markets owing to the fact that even prior to Betway’s entry into a market it will be well-known to potential customers by virtue of the wide range of partnerships and sponsorships that the Betway brand engages in around the world.

Management further believes that SGHC’s results to date are evidence that this latent demand can be successfully leveraged by proven marketing strategies (see “— Sales and Marketing”), flexible and pragmatic technology selection (see “— SGHC’s Technology and Data-Driven Approach”) and, where necessary, in-country focused teams with local skills and knowledge.

Shared centers of operational excellence and operational economies of scale

Whereas management believes that marketing, product and customer service often require a significant degree of localization, other areas within the business are expected to benefit from centralization and economies of scale.

Examples of this include technology and software, data and analytics, payment processing, fraud detection, compliance and risk management. Certain aspects of marketing, product and customer service are also believed to be best centralized, albeit with careful consideration of how not to inhibit regional innovation, quality and delivery.

SGHC aims to strike a considered balance between centralization and distributed localization to achieve optimal customer service, effective overall delivery and meaningful economies of scale, all in service of continued growth and optimal long-term expected returns to shareholders.

Responsible Gaming

SGHC views responsible gaming as both a challenge and an opportunity, and ultimately as a barrier to entry and a source of competitive advantage.

The challenge of meeting regulatory requirements in a commercially prudent and effective manner is clear. Management believes that SGHC has thus far been successful in meeting this challenge, as evidenced by the 22 licensed jurisdictions that the Company already trades in.

The opportunity arises from the Company’s view that attempting to meet the betting and gaming entertainment needs of customers in a responsible manner will ultimately lead to more satisfied customers, which in turn will generate more sustainable and more stable revenues, and hence better long-term visibility of revenues and profits.

As the sports betting and online casino gaming business has matured over time, naturally the level of complexity in the business has increased. This is in part due to some significant variation in regulations in different jurisdictions that have in aggregate created natural barriers to entry. Smaller operators have increasingly struggled to survive the demands of growing operational complexity, which management believes has contributed in part to recent consolidation within the industry.

Management believes that SGHC’s shared centers of operational excellence and economies of scale in conjunction with a strategic focus on data, analysis and timeous customer interaction (see the section titled “— SGHC’s Technology and Data-Driven Approach”) create a significant competitive advantage for SGHC. SGHC’s ability to gather and analyze data regarding customer behaviors and experience both enables the provision of an individualized experience to customers as well as real-time identification of potential problem gaming or risk of harm. As set out further in the section titled “— SGHC’s Technology and Data-Driven Approach”, the Company employs numerous real-time interventions when appropriate to do so and subject to relevant regulation.

Management experience

SGHC’s CEO, Neal Menashe, has more than two decades of experience in the sports betting and online casino gaming industry. The Company’s President and COO, Richard Hasson, has more than 12 years of experience in investment banking, sports betting and online casino gaming. The Company’s CFO, Alinda van Wyk, also has more than two decades of experience in the financial management of sports betting and online casino gaming businesses. The Company benefits from a deep bench of professionals in its management team with significant experience, either with the Company, or in the industry.

Strategy, Products and Business Model

Strategy

SGHC’s diagnosis of the key challenges and opportunities in the global online gaming market follow from the Company’s belief that:

•	Over time a significant additional number of jurisdictions will regulate sports betting and/or online casino gaming.

•

Jurisdictions which explicitly regulate sports betting and/or online casino gaming will become easier to market in at scale, but simultaneously will likely become more competitive, in which case brand strength will become an important determinant of success.

•

Jurisdictions which have not yet introduced explicit regulatory frameworks may still be legal to operate in (subject to certain limited regulations), but marketing at scale may be harder to achieve, in which case a portfolio of brands will be a significant asset.

In order to address these challenges, the Company’s three key strategies serve as its guiding policies that govern everything that the Company does.

1.	Expanding its global footprint into as many regulated markets as possible in order to engage with as many customers as it can possibly reach;

2.	Increasing awareness of its brands through strategic partnerships and coordinated sponsorship and marketing campaigns; and

3.	Utilizing enhanced proprietary data to optimize the confluence of ethical corporate culture, responsible gaming values, value-for-money product offerings and customer-centric service delivery.

The Company believes that maximum value for shareholders will be delivered by seeking to operate in as many different jurisdictions as it is legal and commercially viable to do so, and that it is imperative that the Company seeks to continue its expansion into and growth in jurisdictions where robust regulatory frameworks provide long-term visibility of revenues and profits.

The Company further believes that a single-brand online sports and multi-brand online casino strategy is the optimal way to leverage its available marketing budget. Given the Company’s belief that over time more and more jurisdictions will regulate sports betting and/or online casino gaming, this strategy aims to generate increasing economies of marketing scale, improved global brand awareness, increasing market share and ultimately enhanced returns to shareholders.

Proprietary, bespoke and common technology stacks and service infrastructures are leveraged where the Company believes that it makes commercial sense to do so, whilst third-party products and services are incorporated where the Company believes that doing so will achieve market entry faster, more effectively and more profitably. The Company aims to layer its proprietary data collection and analysis, together with proprietary interaction systems, on top thereof so as to responsibly optimize the entertainment, well-being and profitability of its customers. See “— SGHC’s Technology and Data-Driven Approach” for further detail.

For strategic reasons set out below, the Company has intentionally set out to differentiate the Betway and Spin product offerings and business models.

Betway’s sports betting products

Betway is positioned as a premium sportsbook that offers full-featured sports betting products for pre-game and in-game wagering. Different products and/or features are offered in different geographic markets depending on regulatory constraints, product availability, market maturity and strategic value of the market.

Betway’s flagship sports betting product is bespoke-developed exclusively for Betway (see the sections titled “— SGHC’s Technology and Data-Driven Approach” and “— Partnerships, Suppliers and Strategic Collaborations”) and is currently capable of accepting wagers on more than 60 different sports. This product is offered in the majority of the relatively mature markets in which Betway operates, such as the UK and most European markets. For other markets, the Company has developed a proprietary sports betting platform that it will aim to re-use where appropriate.

The global sports betting market is constantly evolving and new markets are regulating or re-regulating all the time, often with very specific and sometimes complex regulatory requirements that require significant development work in order to achieve compliance. For this reason, even the world’s largest sports betting businesses struggle to keep pace with adapting their existing products for regulatory compliance and/or product and cultural requirements of new markets.

Accordingly, in addition to the exclusive flagship sportsbook and the proprietary sportsbook platforms, in some new markets (particularly those where the proprietary and flagship products are not yet customized for specific local regulations), the Company may partner with additional third-party product providers in order to minimize delays to market entry.

Betway’s online casino gaming products

Betway’s sports-led marketing places sports betting products front and center to reinforce the brand’s premium sportsbook positioning. A significant percentage of sports betting customers nonetheless also enjoy casino gambling and hence Betway also offers casino games in those jurisdictions where regulatory frameworks allow.

Slightly differing products may be offered in different jurisdictions depending on regulatory requirements and product availability. Casino games are sourced from third-party suppliers selected for their appropriateness for each market. Currently, Betway offers in excess of 1,350 unique casino games from 28 different suppliers.

Spin’s multiple online casino gaming brands

Spin operates a portfolio of more than 20 brands, the majority of which are translated into multiple languages and offer customers the ability to play in excess of 1,100 online casino games from six different suppliers. The five largest brands accounted for 87% of Spin’s revenue in 2020.

In markets where the regulatory framework permits and where SGHC believes there is strategic value in doing so, Spin also offers ancillary sport betting products, typically sourced from third-party suppliers.

In contrast with Betway’s single-brand scale-marketing approach, Spin seeks to compete in markets where marketing at scale is often much harder, and hence where a large portfolio of brands and a diverse product range offers Spin the ability to attract a wider variety of customers than a single brand would be able to do in the absence of meaningful large-scale marketing.

Management believes that the effectiveness of this strategy is further enhanced by a wide variety of marketing channels (see “— Sales and Marketing”).

Worldwide, Betway and Spin products are available for play in 34 different currencies and customers are serviced in 26 different languages.

In aggregate, SGHC offers its customers in excess of 1,900 unique online casino games.

SGHC’s Technology and Data-Driven Approach

SGHC manages over 1,000 technology-focused staff to support and enhance its product offerings. Teams are grouped into product-focused and system-oriented portfolios aimed at driving effective ownership of solutions and enabling efficient delivery and scaling.

Teams are responsible for their own plans in support of SGHC’s strategy, derived from a combination of customer requirements, regulatory frameworks, competitor analysis, product performance metrics and hypothesis-driven engineering. In combination, this approach aims to maximally optimize SGHC’s technology flexibility, functionality, delivery, reliability and competitive edge.

Operationally, SGHC embraces DevOps principles, including continuous delivery of systems aimed at minimizing deployment pain and maximizing end-user trust and confidence.

Information security is assigned a very high priority by the Company. Key subsidiaries involved in the handling of sensitive information are either already ISO 27001 certified or are actively working towards being certified. Where the latter is the case, management is satisfied that relevant and necessary processes, systems and practices are already substantially in place.

With particular reference to customer-facing products, SGHC operates a mix of its own technology and long-term partnerships with leading third-party providers (see the section titled “— Partnerships, Suppliers and Strategic Collaborations”), a flexible approach that is intended to increase speed to market and decrease friction associated with adjusting the technology stack to new markets.

In other non-customer-facing areas of technology, SGHC may utilize the products and services of third-party suppliers, in particular where management does not believe that competitive advantage will be served by developing proprietary technology or where it might not be commercially prudent to do so. However, in areas where management believes that meaningful competitive advantage can be profitably achieved, the Company will seek to develop and maintain its own proprietary technology. Where systems are intended to deliver competitive advantage, the Company will seek to ensure interoperability with all of its product platforms, including those supplied by third parties. Some examples of this are highlighted below.

Overall, SGHC’s approach to technology can broadly be divided into three areas:

Customer-facing products and platforms

SGHC’s proprietary sportsbook product is offered by Betway in the majority of African countries in which the Company is licensed. With this notable exception, in most jurisdictions the major components of customer-facing sports betting and online casino gaming products are sourced from third-party suppliers. Notwithstanding this, the Company always seeks to be highly involved in the specification and customization of third-party product and generally works in close collaboration with all of its suppliers.

This is particularly true of the Company’s relationship with Apricot, which provides Betway’s bespoke-developed flagship sports betting system on an exclusive-use basis as well as the Player Account Management (“PAM”) system utilized for the majority of SGHC’s operations. Apricot also provides a significant portion of the casino games offered by Betway and Spin (see the section titled “— Partnerships, Suppliers and Strategic Collaborations”).

Data and related systems

SGHC seeks to derive significant competitive advantage from its proprietary data by collecting granular detail regarding all steps in the customer lifecycle, always within the constraints of relevant data protection legislation. In particular, once customers commercially engage with one of the Company’s brands, then significant amounts of proprietary data regarding wagering and other product interactions will be collected and made available downstream for real-time analysis and decision-making.

Proprietary real-time systems transform and analyze this data in order to understand each individual customer experience within SGHC’s products. The Company utilizes this information (in real-time where appropriate) to maximize customer value and enjoyment in a safe and responsible manner. Dedicated customer experience teams aim to measure and monitor all points of interaction and all steps in the customer journey with the ultimate aim of minimizing friction and maximizing customers’ ease of use of the Company’s products.

The Company maintains a range of highly-engineered proprietary systems for the complex processing of millions of events per day in order to deliver bespoke customer experiences that react dynamically to individual customer behavior. Examples of real-time interventions generated in this way include:

•

Betting Behavior: The Company aims to monitor and analyze customer behavior in real-time with the intention of detecting unsustainable or potentially harmful deviations in betting behavior so that in turn the Company can attempt to intervene appropriately and timeously. In addition to being a requirement of regulatory responsible gaming obligations in several jurisdictions, the Company believes that interventions of this nature ultimately generate more satisfied and sustainable customers, improved retention rates, and longer customer lifecycles, thereby enhancing customer lifetime values.

•

Personalized Wagering Recommendations: Seeking to understand individual customer preferences and attributes in combination with machine learning and data science in turn generates personalized wagering recommendations that aim to remove user interface friction and increase customer satisfaction and enjoyment.

•

Individual Profitability Analysis and Personalized Incentivization: The Company employs statisticians and data scientists to model and validate the expected profitability of short-, medium- and long-term customer behavior with reference to a range of activities and metrics. The Company believes that these models enable it to profitably and responsibly incentivize and/or encourage (or discourage, as the case may be) specific behaviors, which the Company attempts to do in real-time. The Company believes that these models and associated interventions in aggregate form a significant competitive advantage that generates more satisfied and sustainable customers, improved retention rates, and longer customer lifecycles, thereby enhancing customer lifetime values.

•

Monitoring and Mitigation of Potentially Fraudulent Activities: Similar models and systems seek to identify potentially fraudulent or otherwise problematic activity in real-time and thereby aim to limit the potential financial harm and/or regulatory risk to the business.

For all of the above examples, the Company seeks to ensure that the relevant systems are capable of processing data from all of its product platforms, including those supplied by third parties, and that customer interactions and interventions can be executed on all of its product platforms, including those supplied by third parties.

The Company’s analysis and data science capabilities are also applied in the acquisition of new customers, for example, by adapting marketing and related campaigns for specific markets, channels and marketing partners. Where possible and in collaboration with third party marketing technology providers, the Company employs real-time bidding, spend and allocation optimization algorithms in conjunction with dynamic creative optimization and personalized messaging, all with the intention of reducing the cost of acquiring new customers.

Where possible the Company’s marketing spend is tracked and measured, with the aim of enabling the Company to react quickly to changes in the expected profitability of marketing channels. For large branding and sponsorship campaigns, where lead times can be long and performance measurement is as much art as science, the Company’s annual marketing budgets and plans are optimized by reference to complex econometric models, cross-referenced and validated against proprietary and third-party data with the aim of optimizing efficiencies throughout the marketing funnel.

Budget proposals and other relevant expected operational factors are then fed into a detailed actuarial model of the business that projects expected financial results for Betway and Spin separately for all major markets. These results are then aggregated and evaluated to ensure the financial soundness of the Company’s plans under a range of potential scenarios. This model is updated regularly throughout the year for financial management and monitoring purposes and is also employed for audit and regulatory requirements.

Other enabling platforms and shared services

Over time, the Company has developed a wide range of proprietary systems for enabling the operational effectiveness of the business, including in the areas listed below. In all cases the Company aims to continuously evolve and improve its systems over time.

Acquisition Marketing Systems

Proprietary models in combination with third party systems and tools are maintained for the deployment, management, measurement and monitoring of customer acquisition campaigns across a variety of marketing channels (see “— Sales and Marketing”).

Responsible Gaming Systems

The Company has developed various systems with the intention of meeting the Company’s regulatory requirements for customer protection against risk of harm from gambling. Certain related products and systems provided by third-party suppliers are also integrated into the Company’s responsible gaming processes.

Customer Retention Systems

The Company maintains a number of proprietary systems aimed at ensuring the profitable retention of customers and also makes use of certain third-party systems and components as part of its customer retention processes. The Company believes that maximizing customer lifetime value over the long-term is only possible when responsible gaming principles are adhered to. Accordingly, customer retention systems are generally closely integrated with or otherwise share significant components with responsible gaming systems.

Messaging and Communications Systems

The Company believes that customer satisfaction is underpinned by an ability to deliver the right message to the right customer at the right time and has therefore developed proprietary software systems (some of which are integrated into third-party supplier systems) for messaging and communicating with customers in-app, in real-time, as well as other related systems for doing so by other mechanisms and at different times. These systems are crucial for the effective delivery of responsible gaming and retention interventions.

Banking and Finance Systems

A dedicated subsidiary is responsible for ensuring that the Company is able to offer customers a range of mechanisms for deposit and withdrawal of funds in each of the markets that the Company operates in. Currently, the Company offers well in excess of 100 different deposit and withdrawal mechanisms worldwide.

Related systems ensure that necessary financial data is made available downstream for financial management and reporting purposes. The Company develops and maintains automated reporting and reconciliation systems and processes to allow for the production of internal management accounts (including monthly unaudited financial statements produced separately for each entity in each jurisdiction) within a few weeks of month-end and audited financial statements within a few months of year-end.

Risk, Fraud and Compliance Systems

The Company encounters sophisticated attempts at fraud on a regular basis and is required to verify customers and their source of funds in accordance with varying regulations in each jurisdiction. Significant customer volumes (an average of more than 2.5 million wagering customers per month over the first six months of 2021) mean that systems for the detection and prevention of attempted fraud and ensuring compliance with “know your customer” and anti-money laundering regulations must be substantially automated. In addition to rules-based systems that codify the Company’s 20+ years of experience in combating fraud, managing risk and ensuring compliance, the Company also expends considerable effort in the development of new systems for this purpose, including the employment of machine learning and other data science techniques.

Managing Wagering Risk

The Company manages its own teams of experienced traders to set and maintain sports betting odds. These teams use their own expertise and internal pricing models in conjunction with external data feeds, odds monitoring services and various competitive factors to derive opening prices for each market. Thereafter, prices will be adjusted based on news events of relevance to the market, as well as wagers placed by customers and competitive forces. The Company cannot guarantee that it is capable of always offering the best price in all markets at all times, but continuously strives to remain competitive and offer customers attractive value for their money.

Various systems are deployed to measure and monitor the margin on the sportsbook, which is the percentage of wagers that the book is expected (in terms of the Company’s pricing models) to win on average over a particular period of time. Individual customer wagering is also closely monitored and alerts are raised for wagering activity considered unusual. In particular, evidence of potentially illegal or collusive behavior (such as suspicion of match-fixing) will be shared with the necessary legal and/or sporting authorities. Where appropriate, customers will be limited by reference to maximum wager size and/or wager type.

The Company’s products currently support wagering on more than 60 different sports, each of which in turn encompasses a wide range of events and outcomes that can be wagered on (also referred to as “betting markets”) both pre-game and in-game. The Company actively seeks to add additional betting markets, both for purposes of customer enjoyment and Company financial benefit, including diversification of risk, reduction of margin volatility and increased profitability.

For online casino games, the Company seeks to offer an entertaining range of games with value-for-money “return to player” (“RTP”) and (for slot games in particular) entertaining “volatility” (“Vx”) characteristics. RTP measures the expected return to customers as a percentage of wagers while Vx is a measure of the expected variance thereof. Most notably for slot games, customers have varying individual preferences for volatility and hence the Company attempts to recommend games to customers that are appropriate given their preferences. Game suppliers may offer games in multiple variants with differing combinations of RTP and Vx, in which case the Company seeks to ensure that it selects only those variants which it believes will optimize both value-for-money entertainment for its customers and long-term profitability for the Company.

A necessary requirement for successful management of wagering risk is appropriate control of customer incentivization. Without suitable systems and controls for customer incentives it is possible for wagering opportunities to arise that are mathematically unprofitable for the Company. Examples include arbitrage of sports wagers and situations where adroit betting with incentive funds can create expected RTP in excess of 100% for casino games. The Company believes that optimal individual customer evaluation and incentivization (see paragraph “— Individual Profitability Analysis and Personalized Incentivization” in section titled “— SGHC’s Technology and Data-Driven Approach” above) will largely obviate this potential problem but, where this is not the case, the Company has many years of experience in detecting and preventing such situations and maintains a number of proprietary systems with the intention of doing so.

Partnerships, Suppliers and Strategic Collaborations

SGHC engages in long-term partnerships, including with leading third-party technology providers which, together with the Company’s own technology, increases the speed with which its offerings are brought to market and decreases the friction associated with adjusting its technology to new markets.

Relationship with Apricot

SGHC has entered into several software and services agreements with Apricot (and its affiliates and subsidiaries), one of the leading gaming software and content providers, including casino software licensing agreements, jackpot services and licensing agreements and sportsbook software licensing agreements. Through these agreements, SGHC engages members of the Apricot group for the provision of the Apricot group’s sportsbook and PAM software systems in a number of SGHC’s most significant markets.

It is noted that Mr. Martin Moshal is the named individual beneficiary of certain trusts, which trusts are the ultimate controlling shareholders of Apricot and also the named individual beneficiary of a further trust that ultimately controls Knutsson Limited, a major shareholder of SGHC. A beneficiary of these trusts has neither any right to control or voting investment power over the trusts, nor does it have the right to appoint or replace the trustees.

Casino Software Licensing Agreements

Pursuant to various casino software licensing agreements entered into by subsidiaries of SGHC, SGHC has been granted non-exclusive software licenses for use of a suite of gaming software in different territories in which SGHC operates. Several of the agreements permit the advertising, marketing and promotion of the software suite in each respective territory and certain of the agreements allow for the licensee to sub-license the use of the system. As at July 31, 2021, subsidiaries of SGHC had entered into seven casino software licensing agreements with affiliates of Apricot.

The term and termination provisions of the casino software and licensing agreements are summarized as follows. The initial term of all casino software licensing agreements with Apricot expires on December 31, 2035. Under all these agreements, termination for convenience by either party is not possible until expiry of the initial term and then must be on not less than 12 months’ written notice, although one casino software licensing agreement with Apricot does not permit termination for convenience at all, allowing only for termination in accordance with its terms (as summarized in the remainder of this paragraph) after December 31, 2035. A party may also unilaterally terminate the relevant agreement in the event that the other party (a) breaches a material obligation or undertaking under such agreement and which, where such breach is capable of remedy, is not remedied within the specified timeframe to the reasonable satisfaction of the other party; or (b) suffers an insolvency event. In a number of the agreements, a party may terminate for change of control when control of the other party is obtained by a competitor. The Apricot company in the relevant agreement may unilaterally terminate such agreement in the event the relevant SGHC subsidiary (a) fails to pay monies to as they fall due under the agreement; (b) uses the software system illegally; (c) markets a branded game without Apricot’s consent; (d) fails to notify Apricot of a change in control of such party; (e) breaches non-solicitation, non-competition or data protection obligations; (f) is convicted (or any of its directors are convicted) of an offense in terms of any applicable gaming legislation or regulations, or of any crime or offense reasonably likely to cause reputational damage or damage to goodwill to Apricot; or (g) fails to procure the appropriate gaming license.

In a number of the agreements: (i) Apricot may terminate the agreement if the relevant SGHC subsidiary: (a) provides false or inaccurate information which has an adverse effect on Apricot; (b) accepts a real money bet from end users located outside the appropriate territory or within the USA; (c) fails to pay the minimum agreed gaming fee; (d) becomes a competitor to Apricot; or (e) fails to pay its players or depositors within the specified time period; (ii) Apricot may terminate the agreement if it becomes unlawful or impossible for Apricot to license, maintain or use the system, or a court or arbitrator declares any provision of the agreement void or unenforceable; and (iii) the relevant SGHC subsidiary may terminate the agreement if Apricot (or any of its directors) are convicted of an offense in terms of any applicable gaming legislation or regulations, or of any crime or offense reasonably likely to cause reputational damage or damage to goodwill of the other.

Jackpot Services and Licensing Agreements

Various subsidiaries of SGHC have entered into jackpot services and licensing agreements with Jumbo Jackpots Limited, a wholly owned subsidiary of Apricot. Pursuant to these jackpot services and licensing agreements, Jumbo Jackpots Limited grants non-exclusive licenses of trademarks as supplied within the software licensed through separate casino software licensing agreements and provides services to enable the licensee to run jackpot games. As at July 31, 2021, subsidiaries of SGHC had entered into seven Jackpot Services and Licensing Agreements with Jumbo Jackpots Limited.

The term and termination provisions of the jackpot services are summarized as follows. All jackpot services and licensing agreements have an indefinite term, and do not permit termination for convenience, except for one agreement which permits termination by either party on two months’ written notice. All of these agreements permit either party to terminate immediately by written notice if a petition or resolution is passed for the winding up of the other party. The agreements also terminate automatically if the applicable SGHC subsidiary’s gaming license is withdrawn. Jumbo Jackpots Limited may terminate the agreement if any of the following events occur: (a) the other party commits a breach of the agreement and fails to remedy such breach within the specified time period; (b) the other party fails to pay sums as they fall due; (c) it becomes unlawful or impossible for Jumbo Jackpots Limited to license, maintain or use the relevant trademarks or provide the services under the agreement; (d) bankruptcy or insolvency proceedings are filed against the other party; (e) the other party can no longer perform its business activities or fulfil its commitments to Jumbo Jackpots Limited; or (f) the other party (or any other entity having common shareholders or control with that party) becomes a competitor to Jumbo Jackpots Limited. The counterparty may terminate the agreement with 14 days’ written notice if Jumbo Jackpots Limited raises the agreed service fee. In addition, each agreement automatically terminates on termination of the corresponding casino software licensing agreement between the SGHC subsidiary which is party to the relevant jackpot services and licensing agreement and Apricot or PNL (as defined below) as applicable, the termination provisions of which are summarized above.

Sportsbook Software Licensing Agreement

Through its subsidiary Betway Limited, SGHC engages in an agreement for the exclusive provision of Apricot’s sportsbook software in a number of SGHC’s most significant markets. This exclusive arrangement prevents Apricot from licensing its sportsbook software to any other customers in those jurisdictions, but does not prevent SGHC from utilizing its own or other suppliers’ sportsbook software where it chooses to do so. The agreement also permits the advertising, marketing and promotion of the software system in each respective territory.

The term and termination provisions of the sportsbook software licensing agreement are summarized as follows. The initial term of the sportsbook software licensing agreement expires on December 31, 2030. Under this agreement, termination for convenience by either party is not possible until expiry of such initial term and thereafter must be on not less than 180 days’ written notice. Betway Limited may also terminate the agreement for convenience after December 31, 2025 with at least 18 months’ written notice. The agreement also permits either party to terminate by written notice if: (a) the other party is in breach of the agreement and, where such breach is capable of remedy, fails to remedy such breach within 30 days of notice to the reasonable satisfaction of the other party; (b) bankruptcy, insolvency or analogous proceedings are commenced against the other party; or (c) when control of the other party is obtained by a competitor (on 18 months’ written notice).

SGHC works closely with Apricot and its affiliates in the ongoing development of the sportsbook product and the PAM system and the customization thereof for SGHC’s needs. The Company has direct access to dedicated Apricot resources for this purpose and plays a meaningful role in the strategic direction and prioritization of these resources.

Apricot supplies a significant portion of the casino games available for play across all SGHC websites and apps. Other significant online casino gaming software suppliers contracted directly and indirectly include IGT, Scientific Gaming and Evolution (including NetEnt and Red Tiger).

Prima Networks Limited and Prima Networks Spain PLC (“PNL/PNS”) similarly engage Apricot in agreements for the provision of Apricot’s casino and sportsbook software. PNL/PNS sublicenses the Apricot software to subsidiaries of SGHC, such as Betway. As of July 31, 2021, PNL/PNS had entered into six casino software licensing agreements and five sportsbook software licensing agreements with subsidiaries of SGHC.

The casino software licensing agreements and sportsbook licensing agreements entered into by subsidiaries of SGHC and PNL/PNS have term and termination rights which are materially similar to those applicable to the casino software licensing agreements and sportsbook licensing agreements with Apricot summarized above.

Other Partnerships, Suppliers and Strategic Collaborations

SGHC’s Betway brand has engaged in key relationships (most of them multi-year) with professional sports teams and leagues around the world, starting with front of shirt sponsorship of the English Premier League’s West Ham United in 2015. Subsequent partnerships have included several football (soccer) teams in other major European and African leagues, major horse racing events, eSports teams and events, major cricket leagues, tennis tournaments and sporting celebrities as brand ambassadors. Many of these arrangements have since been extended well beyond their original terms. Currently, more than 60 brand partnerships are in place with several more actively being negotiated.

SGHC has continued this strategy during Betway’s nascent expansion into the United States by engaging in similar partnerships with professional sports teams in the United States with global brand recognition, such as the Chicago Bulls, the Cleveland Cavaliers, the Los Angeles Clippers, the Golden State Warriors and the New York Islanders.

These arrangements all serve to bolster Betway’s global brand recognition. Management believes that over time this strategy has worked as a flywheel to progressively and more effectively amortize Betway’s brand marketing spend, in part explaining improvements in Betway’s growth and financial performance over recent years.

SGHC benefits from a number of long-established “affiliates” marketing partnerships (see “— Sales and Marketing”) that have historically generated a stable and significant stream of new customers.

SGHC enters into strategic, multi-year partnerships with land-based gaming operators in order to facilitate entry into markets where a land-based license or partner is prerequisite for market access. Examples include Casino Austria International Belgium NV and Espectaculos Deportivos Fronton Mexico S.A de C.V, both for access to sports betting and online casino gaming, in Belgium and Mexico respectively.

SGHC enters into multi-year agreements with sports data suppliers for data to inform the Company’s odds making and sports trading activities, as well as for content for the Company’s websites and apps. Significant suppliers include SportRadar, BetGenius, Perform Content Limited, and IMG. Key summaries of these agreements are described below.

SportRadar Agreements

SportRadar is a leading information supplier for sport related data and statistics as well as sophisticated technical solutions. We have agreements, including four statements of work (“SOW”), with SportRadar as part of a global deal, which includes the Managed Trading Services platform for Betway Africa. These SOWs provide that SportRadar will supply products and services for its sports betting and sportsbook operation globally to Betway Limited, who can sublicense its rights to its affiliates.

BetGenius Agreements

BetGenius is a provider of sportsbook data, content, analysis tools, software and related services to sports betting operators worldwide. We have agreements in place between BetGenius and Betway Limited that allow Betway Limited and its affiliates to use BetGenius services through a non-exclusive, non-transferable non-sublicensable right and license.

Perform Content Limited Agreements

Perform owns, operates and provides video and consumer data services to betting operators throughout the world. We have four agreements in place with Perform, each for a different product. Each agreement is between Perform and Betway Limited and each provide access to SGHC and its brand license partners, where appropriate.

IMG

IMG is in the business of distributing sports information, data and statistics to third parties. Under our data subscription agreement, IMG agrees to license certain of its content to Betway Limited and provide related technical support services. The content provided under the agreement includes the ATP World Tour, the WTA Tour, the French Open, Wimbledon and the U.S. Open.

Sales and Marketing

SGHC’s marketing strategy is intended to resonate with customers and to help create a loyal and engaged customer base. Approximately 40% of GGR in 2020 was generated by customers acquired before 2019.

The Company’s holistic approach to the marketing of its products encompasses two primary streams:

Traditional and brand marketing

This is the primary vector for marketing of the Betway brand.

Over time, the Betway brand has been developed with the assistance of expert branding agencies and a strategy has been developed for the consistent positioning of the brand worldwide. The Company engages the services of appropriate brand and marketing agencies around the world in order to execute this strategy in culturally-appropriate ways in the various jurisdictions and markets in which it operates.

Appropriate advertising is planned and executed in each market, utilizing all channels which the Company believes to be effective, including TV, radio, print and online. Positioning and messaging are intentionally simple and designed to resonate with the target market’s emotional connection with their favorite sports. Brand sponsorships and partnerships play an important role and are leveraged across the other channels where possible.

In some markets, where the expected returns from doing so are acceptable to management, similar traditional marketing channels are also employed for the larger Spin brands.

SGHC licenses the Betway brand, for a fee, for use by DGC USA in the United States and to a third-party operator for use in China and Thailand. This further serves to amortize global brand marketing spend.

Performance-based marketing

SGHC makes use of performance-based marketing channels across all of its brands and in all markets. The Company has developed a number of proprietary models, tools and monitoring mechanisms for measuring and predicting the performance of these channels so as to be able to scale marketing efforts up or down quickly and effectively, wherever possible by means of real-time algorithms. More than 150 people are employed by the Company in this area.

Such channels include:

App stores

Amongst other channels, the Company’s products are made available on mobile devices and via mobile app stores. A significant factor in the success of this channel is achieving high visibility and rankings in the organic (unpaid) app store listings. Equally important is effective customer acquisition by means of paid advertising within app stores, for which the Company has implemented bespoke real-time app store bidding models. The Company employs dedicated staff and third-party specialist App Store Optimization (“ASO”) agencies with the aim of optimizing its results in this area.

Organic social media

Social media is an important channel for reaching and engaging with customers, particularly for Betway given the extended audience that is created by the brand’s partnerships with sports teams and leagues around the globe. The Company employs dedicated staff (centrally and locally within key markets) and also utilizes third-party social media agencies. The Company also engages with social media influencers and brand ambassadors to represent the Company on social media.

Paid social media

Paid social media marketing campaigns form a key part of acquisition and retention marketing strategies. Contextually relevant messaging to prospective and existing customers in support of organic social media marketing is enabled by myriad targeting options coupled with deep integrations with social media sites and is aimed at building both awareness of and consideration for the Company’s brands.

Search engine marketing and brand protection

Search engine marketing (SEM) involves the purchase and performance optimization of relevant keywords in order to acquire new customers. Brand protection ensures that customers searching for SGHC brands on search engines are not diverted to competitors. The Company employs dedicated staff in this area and also engages third-party agencies where necessary.

Search engine optimization

Search engine optimization (SEO) involves the optimization of Company websites to improve the organic rankings of the Company’s brands on major search engines. The Company employs dedicated staff to monitor all brands’ performance against all major keywords and thereafter to adjust Company websites to optimize performance.

Display advertising and other forms of online performance marketing

The Company undertakes various forms of online marketing, including advertising directly or via advertising networks on third-party websites and in third-party apps.

“Affiliates” marketing

“Affiliates” is an industry term that describes independent third-party marketers which assist the Company to acquire new customers and which are generally paid on a revenue-share or cost-per-acquisition basis. Despite the word “affiliate”, these are independent parties that are not otherwise affiliated with the Company in the ordinary sense of the word.

Scaling this marketing channel is often difficult due to competitive pricing and the difficulty of predicting whether past performance by independent third parties will continue into the future. The Company benefits from a number of stable long-term partnerships with several of the larger and more reliable “affiliates” and management believes that the Company possesses suitable experience and expertise to continue to perform well in this area.

Competition

Sports betting and online casino gaming are competitive businesses, with numerous competitor brands operating alongside SGHC brands in most markets. Outside of jurisdictions where the number of operators is explicitly restricted by regulatory constraints, the nature of the business largely precludes the formation of monopolies or even oligopolies, not least due to the ease of product substitution by consumers and frequently high levels of price competition.

On a global level, the Company considers its most direct and relevant competitors to be the various brands of Flutter and Entain, as well as bet 365, 888 and several more. Within individual jurisdictions or regions, there are often also significant competitors considered relevant by the Company who are otherwise unknown outside of that specific jurisdiction or region. In some instances, the Company also faces competition from national or regional government-owned operators.

Land-based competitors are also of significant relevance to the Company in certain geographies owing to the additional entertainment attractions of such businesses and their often strong local or regional brands. Many of these businesses have historically been slow to move their offerings online, but in recent years this trend has accelerated and competition from such businesses is expected to increase further.

Alternative product categories also serve as competition for customer wallet share, most notably lotteries and casual or social games. For example, “daily fantasy” (a variant of fantasy sports leagues) is an entertaining alternative to sports betting, casino-style games are a major category on Facebook and in the Apple and Android app stores, and elements of casino gambling have increasingly found their way into top ranking non-gambling games.

In most jurisdictions or regions, SGHC competes alongside at least one of the global competitors referenced above. As more markets regulate over time, additional competitors are expected to enter the market. There is typically a significant degree of overlap with competitor offerings with regards to sports events and wager types available for customers to bet on. Similarly, casino game offerings typically overlap significantly as most game providers license the majority of their games to all operators (occasionally specific games might be exclusive to a single operator, but rarely is this the case for an extended period and/or for games that generate significant revenue).

The principal differentiating factors common to both online sports betting and online casino gaming include the global reach and scale of the business, global branding, advertising and marketing effectiveness, reliability of products and services, breadth and depth of proprietary data science and technology, accurate customer evaluation, meaningful responsible gaming initiatives and related interactions, innovative and effective customer incentives, speed and relevance of customer communication, speed and reliability of deposit and withdrawal mechanisms, ease-of-use of customer-facing software, quality of customer service and an asset-light globally-amortized business model.

Principal differentiating factors specific to online sports betting include breadth and depth of sports events and betting markets offered, ease-of-use of the wagering interface, odds pricing, speed and reliability of bet settlement, extent and value of sports-related partnerships, and ability to engage customers around their favorite sports and events.

Principal differentiating factors specific to online casino gaming include breadth and depth of game offering, value-for-money games, active management of game lifecycle including regular new game launches, and, particularly given the large number of casino games available, effective game discovery mechanisms.

Management believes that SGHC’s products, services, experience, expertise and corporate culture allow it to compete effectively across all of these factors.

Seasonality

SGHC’s sport-focused Betway offerings trade in many major markets in both hemispheres and hence benefit from the year-round sporting calendar. Different sporting leagues and events are relatively more or less important in different markets and hence the business benefits from a natural degree of diversification. Sporting events of all sorts take place every day around the world in multiple time zones and, particularly with the advent of virtual sports and eSports, events are available for wagering at all times of the day year-round.

Sports betting is however subject to seasonal fluctuations that may impact revenues and cash flows. Most major sporting leagues and events do not operate year-round and hence SGHC’s operations will be impacted by variations in the sporting calendar over the course of a year. In particular, certain sports leagues operate formats (playoffs, championships, cup finals, etc.) that naturally result in increased customer interest as the end of the season approaches for those sports. Similarly, certain sporting events only operate at specific times of the year (major horse races, major tennis tournaments, etc.) and certain other events only operate on a multi-year cycle (Olympics, FIFA World Cup, etc.).

These phenomena will naturally lead to increased revenues at such times of the year or in major international tournament years, and conversely will result in reduced revenues during off-season periods or in non-tournament years.

For example, Betway’s revenues are often impacted by the calendars of the major European and African football (soccer) leagues, international and Indian Premier League cricket, major American sports leagues, marquee horse racing events, major professional tennis tournaments and the FIFA World Cup. The Company naturally seeks to adapt marketing efforts accordingly, taking advantage of additional opportunities for profitable growth whenever they present while mitigating potentially negative effects on profits by adjusting marketing appropriately in off-season periods.

In contrast, the Spin portfolio of casino brands is largely unaffected by seasonality in aggregate as online casino gaming is largely an individual activity unaffected by external calendars. Management believes that there is however some evidence that seasonality effects may occur at the time of certain major national holidays and/or vacation periods and hence it may occur that SGHC’s revenues and cashflow might be adversely affected during times of year when customers are naturally more likely to engage with other non-gaming activities.

Intellectual Property

Intellectual property rights are important to the success of Super Group’s business. SGHC relies on a combination of trademark, trade secret, database, copyright, confidentiality and other intellectual property protection laws in the United Kingdom, the European Union, the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with third parties and other contractual protections, to protect its intellectual property rights, including its trademarks, database, proprietary technology, software, know-how and copyright. In certain foreign jurisdictions and in the United States, SGHC has filed trademark applications, currently holds numerous trademarks and domain names, and in the future is likely to acquire additional trademarks and domain names. SGHC has also entered into license agreements, data rights agreements and other arrangements with sports organizations and sports data suppliers for rights to utilize their sports data, of which durations vary but typically are at least annual in duration and are subject to renewal or extension.

As an online business with a customer-facing offering, SGHC’s trademark and domain name portfolios are of particular importance to it. As of July 31, 2021, the Company owned five registered trademarks in the United States and 540 registered trademarks in various non-U.S. jurisdictions as well as 54 trademark applications worldwide. SGHC’s two main brands, namely Betway and Spin, enjoy extensive geographic coverage, with the Betway mark being registered (or applied for) in the U.S. and in 104 other countries while the Spin Casino mark is registered (or applied for) in 50 countries. As of July 31, 2021, the Company owns approximately 7,000 domain-names.

It has not always been possible, and may not be, or commercially desirable to obtain registered protection for SGHC’s products, software, databases or other technology. In such situations, the Company relies on laws governing protection of unregistered intellectual property rights, confidentiality and/or contractual arrangements to prevent unauthorized use by third parties. SGHC uses open-source software in its services and periodically reviews its use of open-source software to attempt to avoid subjecting its services and product offerings to conditions it does not intend.

While a portion of the intellectual property that SGHC uses is created by the Company, including its sportsbook offering in certain African countries, the Company has also obtained rights to use intellectual property of third parties through licenses and service agreements with those third parties. By way of example, SGHC has a wide range of sponsorship and other agreements with significant teams and sports organizations spanning a variety of sports, including West Ham United, the Chicago Bulls, the Miami Open Tennis Tournament, G2 Esports and numerous others. In all, there are more than 60 Betway brand partnerships currently in effect. Although the Company believes that these licenses are sufficient for the operation of the business, these licenses typically limit the Company’s use of the third parties’ intellectual property to specific uses and for specific time-periods.

SGHC controls access to and use of its data, database, proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers and partners. The Company requires its employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and it controls and monitors access to its data, database, software, documentation, proprietary technology and other confidential information. SGHC’s policy is to require all employees and independent contractors to sign agreements assigning to it any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on the Company’s behalf and under which they agree to protect the Company’s confidential information. In addition, the Company generally enters into confidentiality agreements with its partners.

See “Risk Factors — Intellectual Property and Data Privacy Risks — Failure to protect or enforce our intellectual property rights, the confidentiality of our trade secrets and confidential information, or the costs involved in protecting or enforcing our intellectual property rights and confidential information, could harm our business, financial condition and results of operations”, “Risk Factors — Intellectual Property and Data Privacy Risks — Our collection, storage and use, including sharing and international transfers, of personal data are subject to applicable data protection and privacy laws, and any actual or perceived failure to comply with such laws may harm our reputation and business or expose us to fines, civil claims (including class actions), and other enforcement action. The protection of personal information is becoming increasingly regulated and changes in applicable laws may require changes to our policies, practices, procedures and personnel which may require material expenditures and harm our financial condition and results of operations” and other risk factors related to SGHC’s intellectual property included in “Risk Factors — Risks Related to Super Group’s Business” for a more comprehensive description of risks related to SGHC’s intellectual property.

Government Regulation

SGHC is subject to various laws and regulations that affect its ability to operate in the sports betting and online casino industries, which are subject to extensive and evolving local laws and regulations that may change based on political and social norms.

The gaming industry is highly regulated and in jurisdictions where required in order to maintain licenses, the Company pays gaming taxes and other fees in order to continue its licensed operations. The licensing requirements generally concern the responsibility, financial stability, integrity and character of the applicant and relevant individuals and group affiliates, along with the integrity and security of the casino and sports betting product offerings. Violations of any laws or regulations in one jurisdiction could result in disciplinary action or other consequences in other jurisdictions.

While SGHC believes that it is in compliance, in all material respects, with all applicable sports betting and casino laws, licenses and regulatory requirements, the Company is aware that other interpretations of such requirements exist and cannot ensure that its activities or the activities of its affiliates will not become the subject of any regulatory or law enforcement, investigative or other governmental action or proceeding or that any such proceeding or action would not have a material adverse impact on the Company or its business, financial condition or operations.

In order to operate in certain jurisdictions (including U.S. states), SGHC must obtain the appropriate licensure as required under local legislation. Generally, each relevant group company and at times certain directors, officers, employees and material shareholders (typically those holding 5% or more of equity — but not limited to that threshold of holdings nor limited to solely holding equity), would be required to qualify as suitable for a license to be awarded. Suitability is highly discretionary, but is generally considered by gaming authorities by weighing (i) financial stability, integrity and responsibility; (ii) quality and security of the gaming platform, hardware and software; (iii) general history and background; and (iv) social responsibility. Most gambling authorities have the authority to weigh additional factors and require any documentation or information they deem necessary. The failure of SGHC’s officers, directors and holders of its ordinary shares to submit to background checks and provide any requested disclosure could result in the imposition of penalties and could jeopardize the award of a contract to the Company or provide grounds for termination of an existing contract. Generally, any person or entity who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised by a competent authority that such person or entity is required to do so may be found unsuitable or denied a license, as applicable. If any director, officer, employee or significant shareholder is found unsuitable (including due to the failure to submit required documentation) by a competent regulator or authority, SGHC may deem it necessary, or be required, to sever its relationship with such person or entity.

Gaming and enforcement authorities typically have a broad scope of powers. They may deny an application for a license, condition, revoke or suspend any license issued by them, impose fines and at times, in serious cases, liaise with local prosecutors to pursue legal action, which may result in civil or criminal penalties. Aside from action against a company, gaming and enforcement authorities also have the power to hold accountable associated individuals (such as officers or directors), suspend or revoke a personal license, issue a fine directly against such an individual, disapprove changes to corporate positions and material shareholding, and even incarcerate individuals. Any individual who is required by a gambling authority to make disclosures, file application forms or otherwise provide information and who fails to do so, will generally be denied licensure or be found unsuitable. The license holder may also be subject to disciplinary action or adverse implications to the license due to this.

SGHC currently benefits from licenses for its online sports betting and online casino products in various jurisdictions in Europe, Africa and the Americas, such as Belgium, France, Great Britain, Portugal, Alderney, Spain, Germany, Malta, South Africa, Zambia, the Mohawk Territory of Kahnawake and Mexico. In addition, the Company has entered into a definitive agreement to acquire DGC, subject to certain regulatory approvals and customary closing conditions. DGC USA has secured market access in up to an initial 12 regulated or expected-to-be regulated states in the U.S.

SGHC’s sports betting and casino licensure and operations requires it to comply with legal and regulatory requirements to which it is subject and which are constantly evolving. These regulatory requirements include (among others):

•

Responsible gaming requirements, including proactive intervention with customers concerning potentially problematic gaming habits and providing tools and help for customers and monitoring customer activity,

•	Verifying that the Company’s customers are of the required legal age,

•	Verifying the identity of the Company’s customers,

•	Ensuring that funds used by the Company’s customers are legitimately derived,

•	Implementing geolocation blocking where required, and

•	Data protection and privacy legislation and regulation.

While SGHC is wholly committed to complying with all applicable regulations and has in place processes and procedures dedicated to these requirements, which are constantly evolving, the Company cannot assure the prevention of a violation of one or more laws or regulations, or that an actual or alleged violation by the Company or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of the Company’s licenses.

While SGHC is required to maintain licenses in each jurisdiction from which it operates in order to continue its operations, the Company’s offering into certain jurisdictions on the basis of its licenses is at times based on a lack of a local regulatory framework in that jurisdiction where the Company’s services are accessed and used by end users, or based on a specific legal position and/or interpretation of local legislation. The latter, at times, may include a legal position based on EU law or supranational law. As gaming laws may be subject to alternate interpretations, including regarding their conformity with EU or supranational law, there is a risk that the Company’s interpretation would be contested by a government agency or regulator and its legal position ultimately rejected, which may result in administrative, civil or criminal penalties.

Data Privacy Regulations and PCI DSS

Laws, regulations, rules and standards in many jurisdictions apply broadly to the collection, use, retention, security, disclosure, transfer and other processing of personal data, which impose significant compliance obligations. The nature of these obligations often varies significantly by jurisdiction.

For example, in the EEA, the processing of personal data is principally governed by the provisions of the General Data Protection Regulation (“GDPR”). Furthermore, notwithstanding the United Kingdom’s withdrawal from the European Union, by operation of the so-called ‘UK GDPR’ (i.e., the GDPR as it continues to form part of the law of the United Kingdom by virtue of section 3 of the EU (Withdrawal) Act 2018 and as subsequently amended) (“UK GDPR”) the GDPR continues to apply in substantially equivalent form to processing operations carried out in the context of an establishment in the United Kingdom and any processing relating to the offering of goods or services to individuals in the United Kingdom and/or monitoring of their behavior in the United Kingdom. Therefore, reference to the GDPR herein, also refers to the UK GDPR in the context of the United Kingdom, unless the context requires otherwise. The GDPR applies to any processing operations carried out in the context of an establishment in the EEA as well as any processing operations relating to the offering of goods or services to individuals in the EEA and/or the monitoring of their behavior in the EEA. The GDPR imposes many onerous obligations, including stringent requirements relating to the consent of data subjects in certain circumstances, expanded disclosures about how personal data is used, requirements to respect enhanced data subject rights in certain circumstances, requirements to conduct privacy impact assessments for “high risk” processing, limitations on retention of personal data, mandatory data breach notification and “privacy by design” requirements. The GDPR also imposes strict rules on the transfer of personal data outside of the EEA or United Kingdom to countries that have not been judged to ensure an adequate level of protection for personal data, like the U.S. Such transfers of personal data require the use of a valid “transfer mechanism” and, in many cases, the implementation of supplementary technical, organizational and/or contractual measures. In addition, the GDPR provides that EEA member states may introduce specific requirements related to the processing of “special categories of personal data”; as well as personal data related to criminal offenses or convictions. In the United Kingdom, the UK Data Protection Act 2018 complements the UK GDPR in this regard. This fact may lead to greater divergence on the law that applies to the processing of such personal data across the EEA and/or United Kingdom.

In the United States, the Federal Trade Commission and the Department of Commerce continue to call for greater regulation of the collection of personal data, as well as restrictions for certain targeted advertising practices. Numerous states have enacted or are in the process of enacting state level data privacy laws and regulations governing the collection, use and processing of state residents’ personal data. For example, the CCPA went into effect in California on January 1, 2020. The CCPA establishes a new privacy framework for covered businesses and requires specific data processing practices and policies. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020, which further expands the CCPA with additional data privacy compliance requirements and establishes a regulatory agency dedicated to enforcing those requirements. In addition, privacy- and security-related laws have been passed in other jurisdictions including New York, Virginia and Colorado. These and other data protection and privacy laws and their interpretations continue to develop and may be inconsistent from jurisdiction to jurisdiction. Certain of these laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws.

Given the breadth and depth of changes in relevant data protection obligations and regulatory frameworks, achieving and maintaining compliance with applicable data protection laws and regulations will require significant time, resources and expense, and SGHC may be required to put in place new or additional mechanisms to ensure compliance with current, evolving and new data protection requirements. Actual or perceived failure to comply with relevant data protection obligations and regulatory frameworks could have a material adverse effect on the Company’s reputation, business, or financial condition, and could lead to a loss of actual or prospective customers, collaborators or partners, result in an inability to process personal data or to operate in certain jurisdictions, limit the Company’s ability to develop or commercialize current or prospective offerings or services, or require it to revise or restructure its operations.

The Payment Card Industry Data Security Standard (“PCI DSS”) applies to the processing of cardholder data. PCI DSS consists of a set of policies and procedures intended to enhance the security of cardholder data during card transactions. PCI DSS was implemented by the five largest credit card brands — Visa, Mastercard, Discover, American Express, JCB. Compliance in this regard is important as SGHC does process cardholder data. Where there is actual or perceived non-compliance with PCI DSS, this may result in SGHC’s inability to process payments, monetary penalties and reputational damage. As part of PCI DSS compliance SGHC is required to undertake internal and external network vulnerability scans at least quarterly and after any significant change in the network and to carry out a formal risk assessment process at least annually and upon significant changes to the environment that identifies critical assets, threats, and vulnerabilities. Where such scans reveal any lack of compliance, the Company will take appropriate steps to ensure compliance in accordance with the relevant and applicable policies and procedures.

See “Risk Factors — Intellectual Property and Data Privacy Risks — Our collection, storage and use, including sharing and international transfers, of personal data are subject to applicable data protection and privacy laws, and any actual or perceived failure to comply with such laws may harm our reputation and business or expose us to fines, civil claims (including class actions), and other enforcement action. The protection of personal information is becoming increasingly regulated and changes in applicable laws may require changes to our policies, practices, procedures and personnel which may require material expenditures and harm our financial condition and results of operations.” and “Risk Factors — Intellectual Property and Data Privacy Risks — Our processing of cardholder data is subject, in addition to data protection and privacy laws, to strict industry standards and security procedures. Compliance with the requirements to process cardholder data can be onerous and may require the implementation of new procedures, policies and security measures or the amendment of existing ones which may require material expenditures and harm our financial condition and results of operations. Any actual or perceived failure to comply may result in the inability to process payments, monetary penalties and reputational damages which may require material expenditures and harm our financial condition and results of operations.” for a more comprehensive description of risks related to data privacy requirements and PCI DSS.

Human Capital Resources

SGHC and its subsidiaries currently manage approximately 3,700 staff with teams in 13 countries. 95% of employees are permanently employed and the remainder are contractors.

The Company believes that its staff are adequately dispersed geographically for purposes of reducing geopolitical risks that the Company would otherwise be more exposed to if its operations were more highly centralized. The Company utilizes some of its offices as off-site data backup locations for each other and has contingency plans in place for the rapid relocation of necessary staff to alternate Company locations in the case of natural or other disasters. Throughout the ongoing Covid-19 pandemic, the Company did not experience any operational disruptions as all staff were able to work from home.

The Company operates a performance-oriented culture that emphasizes personal growth and effective delivery of objectives within the context of corporate strategy and goals. Performance management processes avoid explicit Key Performance Indicators (which management believes to be too easily gamed and generally ineffective for technology-focused activities) and focus instead on desired values and behaviors (an approach which management believes is much harder to game and more effective at reinforcing SGHC’s corporate culture and effectiveness). Examples of how this approach is applied in practice include the assessment of individual staff members with reference to their effectiveness, commitment and level of initiative.

The Company maintains a steady pipeline of home-grown customer-focused management talent by exposing the majority of new hires to customer-facing roles that provide a comprehensive introduction to the workings of many of the Company’s systems and how they meet the needs of the customer. It is not uncommon for senior management roles to be occupied by staff who have graduated from this environment and who thereby benefit from a broad understanding of the major areas of the business and how the needs of the customer impact on each area.

Where specific skills or expertise are unavailable internally the Company will hire externally and typically seeks to offer compensation packages that compare well with other employment opportunities, including non-gambling technology companies.

The Company expends considerable effort ensuring that all staff understand the Company’s vision and culture and that all staff are held accountable to upholding the Company’s values. Regular staff engagement together with ongoing training programs and values-based performance feedback mechanisms seek to ensure that high standards are maintained. In particular, quality of customer service, data security and responsible gaming principles are emphasized regularly and repeatedly.

HR professionals are embedded throughout the business, operating in partnership with all levels of management to identify and surface potential performance problems faster than would otherwise be the case. HR professionals are expected to understand the commercial and operational details of the business as if they were employed directly in those areas and are thereby expected to assist managers with both their personal growth and the effectiveness and strategic development of their teams.

The Company believes that the above-mentioned are some of the reasons why the Company benefits from low staff turnover and significant loyalty from its staff, including in excess of 200 employees who have been employed within the Group for more than 10 years and an appreciable number for more than 20 years.

None of the Company’s employees are represented by a labor union. The Company has not experienced any work stoppages, and generally considers its relations with employees to be good.

Company Facilities

SGHC’s principal executive office is located in Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR. SGHC’s primary facilities located in Guernsey, Malta, South Africa and the United Kingdom are used primarily for sports trading, management, technology, commercial/sales and marketing, finance, legal, and human resources teams. Worldwide the Company leases approximately 344,000 square feet of office space. None of these leases are considered to be material to the Company.

The Company believes that its facilities are adequate to meet its needs for the immediate future and that suitable additional space will be procured to accommodate any expansion of its operations as needed.

Legal Proceedings

In the ordinary course of business, SGHC is involved in various pending and threatened litigation and regulatory matters relating to its operations. The Company is currently involved in the following material legal proceedings:

On October 25, 2019, Betway Limited issued a claim against the prohibition order issued against it in relation to its online casino operations in North-Rhine-Düsseldorf (“NRW”) and 12 additional German federal states (Bavaria, Berlin, Bremen, Hamburg, Mecklenburg-Western Pomerania, Hessen, Lower Saxony, Rhineland Palatinate, Saarland, Saxony, Saxony-Anhalt and Thuringia). The main claim procedure is still pending in the first instance. The preliminary application to stall the enforceability of the prohibition order was finally rejected at the second instance with the decision of the higher administrative court of NRW of June 23, 2021.

On April 14, 2020, Bayton Ltd., an indirect subsidiary of the Company, initiated proceedings in the Administrative Court Darmstadt, Hessen against a prohibition order issued in February 2020 against Bayton’s online sports betting operations in several German federal states (Baden-Wurttemberg, Bayern, Bremen, Mecklenburg-Western Pomerania, North-Rhine-Westphalia, Rhineland Palatinate, Saarland, Saxony, Saxony-Anhalt, Schleswig-Holstein, Thuringia and Hessen; Hessen was added with the writ of May 2020). The main claim proceedings remain pending in the first instance.

On May 27, 2020, Bayton Ltd. submitted an objection to the Berlin State Office for Residents’ and Regulatory Affairs regarding the prohibition order issued in April 2020 against Bayton’s online sports betting operations in Berlin and Hamburg. No court proceedings have been initiated yet, and the objection submitted to the Berlin State Office for Residents’ and Regulatory Affairs remains pending.

Betway Limited is currently the subject of two Section 116 License Reviews by the Great Britain Gambling Commission. Pursuant to the first review, a Regulatory Settlement was entered into with the Gambling Commission, with final sign-off subject to its final endorsement of additionally required remedial action. Warnings were also issued against certain Personal Management License Holders. The outcome of the second review is still pending.

The Company offers its products and services to Austrian residents under its Malta license. The Company has faced litigation from customers and expects to continue to do so.

Some of these claims have been settled, some are being contested, and the Company is actively looking for referral to the European Court of Justice in order to obtain certainty. The larger cases are detailed below.

On September 4, 2020, Mr. Marion Skolaude filed a claim in the Regional Court for Civil Matters Vienna, Austria against Bayton Limited for a refund in the amount of €257,581 on the basis that gambling is illegal in Austria. The claim has been settled.

On April 7, 2021, Mr. Markus Slipek filed a claim in the Regional Court for Civil Matters Vienna, Austria against Betway Limited in the amount of €262,576 on the basis that gambling is illegal in Austria. A statement of defense was filed on May 10, 2021.

On June 23, 2020, Mr. Johann Fuchs filed a claim in the Regional court for Civil Matters Vienna, Austria against Betway Limited in the amount of €176,675 on the basis that gambling is illegal in Austria. A statement of defense was filed on August 24, 2021.

On March 19, 2020, Ms. Michaela Nagy filed a claim in the Regional Court Vienna, Austria against Betway Limited in the amount of €205,654 on the basis that gambling is illegal in Austria. A statement of defense was filed on May 17, 2021.

In April 2021, Mr. Stefan Aschenbrenner filed a claim in the Regional Court Salzburg, Austria against Digimedia Limited for €297,711 on the basis that gambling is illegal in Austria. The claim has been settled.

On June 9, 2021, Ms. Claudia Moser filed a claim against Digimedia Limited for €290,558 on the basis that gambling is illegal in Austria. The claim has been settled.

See Note 22, “Commitments and Contingencies” to SGHC’s consolidated financial statements appearing elsewhere herein. If accruals are not appropriate, the Company further evaluates each legal proceeding to assess whether an estimate of the possible loss or range of possible losses can be made.

In the future, SGHC may be subject to additional legal proceedings, the scope and severity of which is unknown and which could adversely affect its business. See “Risk Factors — Litigation and Regulatory Risks — We are party to pending litigation and regulatory and tax audits in various jurisdictions and with various plaintiffs and we may be subject to future litigation and regulatory and tax audits in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.” In addition, from time to time, others may assert claims against SGHC and the Company may assert claims and legal proceedings against other parties, including in the form of letters and other forms of communication.

The results of any current or future legal proceedings cannot be predicted with certainty and, regardless of the outcome, can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Introduction

NewCo is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 combines the historical balance sheet of SEAC with the historical consolidated statement of financial position of SGHC on a pro forma basis as if the Business Combination, summarized below, had been consummated as of that date. The unaudited pro forma condensed combined statement of profit or loss for the twelve months ended December 31, 2020 combines the historical statement of operations of SEAC with the unaudited pro forma condensed combined statement of profit or loss of SGHC for such period on a pro forma basis as if the Business Combination had occurred as of January 1, 2020. The SGHC unaudited pro forma condensed combined statement of profit or loss also gives effect to SGHC’s acquisition of Lanester Investments Limited (“Lanester”), which occurred on May 4, 2020, as if that acquisition had occurred as of January 1, 2020 since this was deemed to be significant (the “Significant Acquisition”). The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 combines the historical statement of operations of SEAC with the historical consolidated statement of profit or loss of SGHC for such period on a pro forma basis as if the Business Combination had occurred as of January 1, 2020.

This information should be read together with the historical financial statements of SGHC and related notes, SEAC’s historical financial statements and related notes, Lanester’s historical financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SGHC,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SEAC” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 has been prepared using the following:

•	SGHC’s historical unaudited consolidated statement of financial position as of June 30, 2021, as included elsewhere in this proxy statement/prospectus.

•

SEAC’s unaudited condensed balance sheet as of June 30, 2021, included in SEAC’s Quarterly Report on Form 10-Q filed with the SEC on August 16, 2021, as restated in SEAC’s amended Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2021, filed with the SEC on December 1, 2021 (“Q3 Form 10-Q/A”) and as incorporated by reference herein. The pro forma statement of financial position data related to SEAC has not been updated to present its September 30, 2021 balance sheet included in Q3 Form 10-Q/A, as management believes that there are no material differences in such financial data. See Note 2 “Restatement of Previously Issued Financial Statements” for the impact of the restatement on SEAC’s balance sheet.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 has been prepared using the following:

•	SGHC’s unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020, which consists of the following underlying information more fully described in Note 3:

•	SGHC’s historical consolidated statement of profit or loss and other comprehensive income for the year ended December 31, 2020, as included elsewhere in this proxy statement/prospectus.

•

Lanester’s historical consolidated statement of profit or loss and other comprehensive income for the period from January 1, 2020 to May 4, 2020, as included elsewhere in this proxy statement/prospectus.

•

SEAC’s statement of operations for the period from July 30, 2020 (inception) through December 31, 2020, included in SEAC’s annual report on form 10-K, as restated in SEAC’s amended annual report on form 10-K/A, filed with the SEC on December, 1 2021, and also included elsewhere in this proxy statement/prospectus. See Note 2 “Restatement of Previously Issued Financial Statements” for the impact of the restatement on loss per common share.

The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 has been prepared using the following:

•	SGHC’s historical unaudited consolidated statement of profit or loss and other comprehensive income for the six months ended June 30, 2021, as included elsewhere in this proxy statement/prospectus.

•

SEAC’s unaudited condensed statement of operations for the six months ended June 30, 2021, as included in SEAC’s Quarterly Report on Form 10-Q filed with the SEC on August 16, 2021, as restated in the Q3 Form 10-Q/A. See Note 2 “Restatement of Previously Issued Financial Statements” for the impact of the restatement on SEAC’s loss per common share.

Description of the Business Combination

On April 23, 2021, SEAC, SGHC, Merger Sub and NewCo entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the mergers and the other transactions contemplated thereby. Merger Sub is a wholly-owned subsidiary of NewCo. The key steps are:

(1)

SGHC shareholders (“Pre-Closing Holders”) will exchange all issued shares in SGHC for newly issued shares in NewCo at an agreed ratio. This ratio will result in each individual SGHC shareholder maintaining the same ownership percentage in NewCo as each shareholder had in SGHC (“Pre-Closing Reorganization”).

(2)

SEAC will merge with and into Merger Sub, with SEAC continuing as the surviving company and a wholly owned subsidiary of NewCo. Assuming there are no redemptions, each shareholder and warrant holder of SEAC will receive the same number of shares and warrants in NewCo as each holder had in SEAC (“Merger”).

(3)

Assuming there are no redemptions by SEAC Shareholders and sufficient Available Distributable Cash (as defined in the Business Combination Agreement) is held by NewCo, aggregate cash consideration of up to $498.4 million will be paid to certain of the Pre-Closing Holders in exchange for an agreed proportion of their NewCo shares at a value of $10 per share.

These three steps together are the Business Combination. Upon consummation of the Business Combination, shareholders of SEAC and SGHC will become shareholders of NewCo.

For more information about the Business Combination, please see the section entitled “The Business Combination Agreement”.

Accounting for the Business Combination

As the first step in the Business Combination, NewCo undertook the Pre-Closing Reorganization which was accounted for as a capital reorganization whereby all issued and outstanding shares in SGHC are obtained by NewCo in exchange for shares in NewCo. This transaction is accounted for as a capital reorganization because NewCo did not meet the definition of a business under IFRS 3 (Business Combination) prior to the Pre-Closing

Reorganization. Under a capital reorganization, the consolidated financial statements of NewCo reflect the net assets transferred at pre-combination predecessor book values. Following this first step, SGHC is a wholly owned subsidiary of NewCo.

As the second step of the Business Combination, Merger Sub and SEAC will undertake to complete the Merger. As a result of the Merger, the existing shareholders of SEAC exchange their shares for shares in Newco on a 1 for 1 basis. SEAC, as the continuing surviving company in the merger, will be a wholly owned subsidiary of NewCo.

SEAC is not considered a business as defined by IFRS 3 (Business Combinations) given it consists predominately of cash in the Trust Account. Therefore, the Merger transaction will be accounted for under IFRS 2 (Share-based Payment). Under this method of accounting, there is no acquisition accounting and no recognition of goodwill. SEAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following assumptions:

•	SGHC Shareholders will hold a majority of the voting power of the combined company;

•	SGHC’s operations will comprise the ongoing operations of the combined company;

•	SGHC’s designees will comprise a majority of the governing body of the combined company; and

•	SGHC’s senior management will comprise the senior management of the combined company.

In accordance with IFRS 2, the difference in the fair value of the consideration (i.e. shares and warrants issued by NewCo) for the acquisition of SEAC over the fair value of the identifiable net assets of SEAC will represent a service for the listing of NewCo and be recognized as a share-based payment expense. The consideration for the acquisition of SEAC was determined using the closing prices of SEAC’s publicly traded SEAC Class A Common Stock and the Public Warrants traded on the New York Stock Exchange under the ticker symbols “SEAH” and “SEAH WS” in addition to the calculated fair value, using a Black Scholes valuation, of Private Placement Warrants, each as of November 26, 2021.

Finally, the repurchase of NewCo shares from Pre-Closing Holders at $10 per share will be treated as a reduction in share capital and cash for NewCo.

Basis of Pro Forma Presentation

The historical financial statements of SGHC have been prepared in accordance with IFRS and in its presentation currency of Euros. The historical financial statements of SEAC have been prepared in accordance with U.S. GAAP in its presentation currency of U.S. Dollars. The historical financial information of SEAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information (see Note 2 — IFRS Adjustments and Reclassifications). For purposes of having unaudited pro forma condensed combined financial information, the historical balance sheet of SEAC has been translated into Euros at the rate on June 30, 2021 of $1.00 to €0.8301, the historical statement of operations of SEAC has been translated into Euros using the average exchange rate for the period from July 30, 2020 (inception) through December 31, 2020 of $1.00 to €0.8419 and the historical statement of operations of SEAC has been translated into Euros using the average exchange rate for the period from January 1, 2021 through June 30, 2021 of $1.00 to €0.8295.

The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented to provide an understanding of the combined company upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). No Management’s Adjustments have been identified by NewCo and, therefore, only Transaction Accounting Adjustments are included in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies been combined for the referenced period. The unaudited pro forma condensed combined financial information should not be relied on as being indicative of the historical results that would have been achieved had the companies been combined for the referenced period or the future results that the combined company will experience. SGHC, SEAC and NewCo have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption into cash of SEAC Class A Shares:

i.

Assuming No Redemptions:    This presentation assumes that no SEAC shareholders exercise redemption rights with respect to their shares of SEAC Class A Shares upon consummation of the Business Combination; and

ii.

Assuming Maximum Redemptions:    This presentation assumes that SEAC shareholders exercise their redemption rights with respect to 15,007,797 shares of SEAC Class A Shares (approximately 33.4% of the outstanding SEAC Class A Shares) and such shares are redeemed for their pro rata share ($10.00/€8.30 per share) of the funds in the trust account for aggregate redemption proceeds of $450.1 million/€373.6 million, including a pro rata portion of interest accrued on the trust account. The maximum redemption scenario is based on Minimum Cash, consisting of SEAC Trust Account funds less SEAC share redemptions, of $300.0 million (€249.0 million) to be contributed at Closing of the Business Combination.

iii.

Assuming Mid-point Redemptions:    This presentation provides that 7,503,898 shares of SEAC Class A Common Stock (half of the shares redeemed in the Maximum Redemption scenario, approximately 16.7% of the outstanding SEAC Class A Shares) are redeemed for a per share redemption price of $10.00/€8.30 and an aggregate redemption payment of $75.1 million (€62.3 million). This redemption price assumes $450.1 million/€373.6 million in the SEAC Trust Account.

The Assuming Maximum Redemptions scenario and the Assuming Mid-point Redemption scenario includes all adjustments contained in the Assuming No Redemptions scenario and presents additional adjustments to reflect the effect of the maximum redemptions and the mid-point between the no redemption and maximum redemptions, respectively.

The following table summarizes the pro forma number of NewCo Shares outstanding, by source, under the three alternative scenarios presented above (in each case, not giving effect to (i) NewCo Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later of (a) 30 days after completion of the Business Combination or (b) October 6, 2021), (ii) the Earnout Shares, which are subject to earnout or potential forfeiture, or (iii) any shares upon completion of the Business Combination under the NewCo Equity Incentive Plan):

	Assuming No Redemptions Shares(1)	Assuming Maximum Redemptions Shares	Assuming Mid-point Redemption
SEAC Public Stockholders	45,000,000	29,992,203	37,496,102
Founders	11,250,000	11,250,000	11,250,000
Sellers	431,979,044	440,005,850	432,499,996

	488,229,044	481,248,053	481,246,098

(1)	The presentation assumes an exchange rate of $1.00 to €0.8301, which represents the closing exchange rate on June 30, 2021.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF June 30, 2021

(in Euros thousands unless otherwise denoted)

								Assuming No Redemptions					Assuming Maximum Redemptions					Assuming Mid-point Redemption
	SGHC (Historical)	SEAC (Historical in USD) (As Restated)	SEAC (Historical in Euros) Note 1(a)	IFRS Conversion and Presentation Alignment		Notes		Transaction accounting adjustments		Notes		Pro forma combined	Transaction accounting adjustments		Notes		Pro forma combined	Transaction accounting adjustments	Notes		Pro forma combined
Assets
Non-Current Assets
Intangible assets, net	€191,570	$—	€—	€				€				€191,570	€				€191,570				€191,570
Goodwill	24,560	—	—									24,560					24,560				24,560
Property, plant and equipment	7,172	—	—									7,172					7,172				7,172
Right-of-use lease asset	11,163	—	—									11,163					11,163				11,163
Deferred tax asset	18,354	—	—									18,354					18,354				18,354
Regulatory deposit	8,551	—	—									8,551					8,551				8,551
Loans receivable	15,357	—	—									15,357					15,357				15,357
Investments held in Trust Account	—	450,117	373,643						(373,643)	2	(a)	—					—				—
Financial assets	848	—	—									848					848				848

Total Non-Current Assets	277,575	450,117	373,643		—				(373,643)			277,575		—			277,575	—			277,575

Current Assets
Restricted cash	21,252	—	—									21,252					21,252				21,252
Trade other receivables	104,221	—	—		166	1	(b)					104,387					104,387				104,387
Prepaid expenses	—	200	166		(166)	1	(b)					—					—				—
Income tax receivables	13,917	—	—									13,917					13,917				13,917
Cash and cash equivalents	271,826	270	224						373,643	2	(a)	174,049		66,631	2	(c)	116,068	4,324	2	(c)	116,067
									(57,899)	2	(b)			(124,612)	2	(g)		(62,306)	2	(h)
									(413,745)	2	(c)
Total Current Assets	411,216	470	390		—				(98,001)			313,605		(57,981)			255,624	(57,982)			255,623

Total Assets	€688,791	$450,587	€374,033		€—				€(471,644)			€591,180		€(57,981)			€533,199	(57,982)			533,198

Liabilities and Shareholders’ Equity
Non-Current Liabilities
Lease liabilities	€6,976	$—	€—	€				€				€6,976	€				€6,976				€6,976
Deferred tax liability	15,211	—	—									15,211					15,211				15,211
Interest-bearing loans and borrowings	—	—	—		373,546	1	(c)		(373,546)	2	(e)	—					—				—
Warrant Liabilities	—	73,030	60,622									60,622					60,622				60,622
Deferred underwriting fee payable	—	15,750	13,074						(13,074)	2	(b)	—					—				—
Provisions and other liabilities	—	—	—						361,973	2	(i)	361,973		6,726	2	(i)	368,699	437	2	(i)	362,410

Total non-current liabilities	22,187	88,780	73,696		373,546				(24,647)			444,782		6,726			451,508	437			445,219

Current Liabilities
Lease liabilities	2,988	—	—									2,988					2,988				2,988
Deferred consideration	—	—	—									—					—				—
Interest- bearing loans and borrowings	4,259	—	—									4,259					4,259				4,259
Trade and other payables	148,463	—	—		3,281	1	(b)					151,744					151,744				151,744
Accrued expenses	—	3,953	3,281		(3,281)	1	(b)					—					—				—

							Assuming No Redemptions				Assuming Maximum Redemptions				Assuming Mid-point Redemption
	SGHC (Historical)	SEAC (Historical in USD) (As Restated)	SEAC (Historical in Euros) Note 1(a)	IFRS Conversion and Presentation Alignment	Notes		Transaction accounting adjustments	Notes		Pro forma combined	Transaction accounting adjustments	Notes		Pro forma combined	Transaction accounting adjustments	Notes		Pro forma combined
Customer liabilities	49,043	—	—							49,043				49,043				49,043
Provisions	47,661	—	—							47,661				47,661				47,661
Income tax payables	31,975	—	—							31,975				31,975				31,975

Total Current Liabilities	284,389	3,953	3,281	—			—			287,670	—			287,670				287,670

Total Liabilities	306,576	92,733	76,977	373,546			(24,647)			732,452	6,726			739,178	437			732,889

Commitments and contingencies
Class A ordinary shares subject to possible redemption, 35,285,486 shares at $10 per share redemption value	—	450,000	373,546	(373,546)	1	(c)				—	—				—	—		—
Shareholders’ Equity
SGHC
Issued capital	270,247	—	—				(270,247)	2	(c)	—				—				—
Foreign exchange reserve	(1,449)	—	—				1,449	2	(c)	—				—				—
Accumulated profit	113,417	—	—				(113,417)	2	(c)	—				—				—
SEAC
Class A common stock	—	—	—				1	2	(d)	—				—				—
							(1)	2	(e)
Class B common stock	—	1	1				(1)	2	(d)	—				—				—
Additional paid-in capital	—	—	—				—			—				—				—
Accumulated deficit	—	(92,147)	(76,491)				76,491	2	(e)	—				—				—
NewCo
Issued capital	—	—	—				(43,995)	2	(b)	361,181	66,631	2	(c)	272,461	4,324	2	(c)	287,830
							270,247	2	(c)		(30,739)	2	(f)		(15,369)	2	(f)
							(413,745)	2	(c)		(124,612)	2	(g)		(62,306)	2	(h)
							373,547	2	(e)
							(76,491)	2	(e)
							251,618	2	(f)
Other reserves	—	—	—				(361,973)	2	(i)	(361,973)	(6,726)	2	(i)	(368,699)	(437)	2	(i)	(362,410)
Foreign exchange reserve	—	—	—				(1,449)	2	(c)	(1,449)				(1,449)				(1,449)
Accumulated deficit	—	—	—				(830)	2	(b)	(139,031)	30,739	2	(f)	(108,292)	15,369	2	(f)	(123,662)
							113,417	2	(c)
							(251,618)	2	(f)
Total Shareholders’ Equity	382,215	(92,146)	(76,490)	—			(446,997)			(141,272)	(64,707)			(205,979)	(58,419)			(199,691)

Total Liabilities and Shareholders’ Equity	€688,791	$450,587	€374,033	€—			€(471,644)			€591,180	€(57,981)			€533,199	(57,982)			533,198

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in Euros thousands unless otherwise denoted)

								Assuming No Redemptions					Assuming Maximum Redemptions					Assuming Mid-point Redemption
	SGHC (Pro forma) Note 3	SEAC (Historical in USD) (As Restated)	SEAC (Historical in Euros) 1(aa)	Presentation Alignment		Notes		Transaction accounting adjustments		Notes		Pro forma combined	Transaction accounting adjustments		Notes		Pro forma combined	Transaction accounting adjustments	Notes		Pro forma combined
Revenue	€942,848	$—	€—	€				€				€942,848	€				€942,848				942,848
Direct and marketing expenses	(632,321)	—	—									(632,321)					(632,321)				(632,321)
General and administrative expenses	(120,666)	—	—		(172)	1	(bb)					(120,838)					(120,838)				(120,838)
Depreciation and amortization expense	(58,665)	—	—									(58,665)					(58,665)				(58,665)
Formation and operating costs	—	(204)	(172)		172	1	(bb)					—					—				—
Transaction expenses	—	—	—						(830)	2	(dd)	(830)					(830)				(830)
Listing expenses	—	—	—						(251,618)	2	(bb)	(251,618)		30,739	2	(bb)	(220,879)	15,369	2	(bb)	(236,249)

Profit/(Loss) from operations	131,196	(204)	(172)		—				(252,448)			(121,424)		30,739			(90,685)	15,369			(106,055)
Other income and expenses:
Change in fair value of warrant liability	—	(15,007)	(12,634)									(12,634)					(12,634)				(12,634)
Transaction costs allocated to warrant liabilities	—	(1,153)	(971)									(971)					(971)				(971)
Finance income	257	—	—		57	1	(bb)		(57)	2	(cc)	257					257				257
Finance expense	(11,103)	—	—						9,365	2	(aa)	(1,738)					(1,738)				(1,738)
Gain on bargain purchase	34,995	—	—									34,995					34,995				34,995
Interest earned on marketable securities held in Trust Account	—	68	57		(57)	1	(bb)					—					—				—
Profit/(loss) before taxation	155,345	(16,296)	(13,720)		—				(243,140)			(101,515)		30,739			(70,776)	15,369			(86,146)

Income taxation	(233)	—	—						—	2	(ee)	(233)		—	2	(ee)	(233)	—	2	(ee)	(233)

Profit/(loss) for the year	€155,112	$(16,296)	€(13,720)		€—				€(243,140)			€(101,748)		€30,739			€(71,009)	15,369			(86,379)
Weighted average shares outstanding of Class A common stock	N/A	24,837,662	24,837,662									N/A					N/A				N/A
Basic and diluted income per share, Class A common stock	N/A	$(0.46)	€(0.39)									N/A					N/A				N/A
Weighted average shares outstanding of Class B common stock	N/A	10,625,000	10,625,000									N/A					N/A				N/A
Basic and diluted net loss per share, Class B common stock	N/A	$(0.46)	€(0.39)									N/A					N/A				N/A
Weighted average shares outstanding of common shares	N/A	N/A	N/A							4		488,229,044			4		481,248,053		4		481,246,098
Earnings per share, basic and diluted	N/A	N/A	N/A									€(0.21)					€(0.15)				€(0.18)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in Euros thousands unless otherwise denoted)

								Assuming No Redemptions				Assuming Maximum Redemptions					Assuming Mid-point Redemptions
	SGHC (Historical in Euros)	SEAC (Historical in USD) (As Restated)	SEAC (Historical in Euros) 1(cc)	Presentation Alignment		Notes		Transaction accounting adjustments		Notes	Pro forma combined	Transaction accounting adjustments		Notes		Pro forma combined	Transaction accounting adjustments	Notes	Pro forma combined
Revenue	€667,010	$—	€—	€				€			€667,010	€				€667,010			€667,010
Direct and marketing expenses	(443,065)	—	—								(443,065)					(443,065)			(443,065)
General and administrative expenses	(79,060)	(4,735)	(3,928)								(82,988)					(82,988)			(82,988)
Depreciation and amortization expense	(41,981)	—	—								(41,981)					(41,981)			(41,981)
Transaction expenses	—	—	—		—				—		—		—			—			—
Listing expenses	—	—	—		—				—		—		—			—			—

Profit/(Loss) from operations	102,904	(4,735)	(3,928)		—				—		98,976		—			98,976			98,976
Other income and expenses:
Change in fair value of warrant liability	—	(27,805)	(23,065)								(23,065)					(23,065)			(23,065)
Finance income	688	—	—		41	1	(dd)		(41)	2(gg)	688					688			688
Finance expense	(5,755)	—	—						5,046	2(ff)	(709)					(709)			(709)
Gain on bargain purchase	10,661	—	—								10,661					10,661			10,661
Interest earned on marketable securities held in Trust Account	—	49	41		(41)	1	(dd)				—					—			—

Profit/(loss) before taxation	108,498	(32,491)	(26,952)		—				5,005		86,551		—			86,551			86,551
Income taxation	(6,011)	—	—						—	2(hh)	(6,011)		—	2	(hh)	(6,011)			(6,011)

Profit/(loss) for the period	€102,487	$(32,491)	€(26,952)		€—				€5,005		€80,540		€—			€80,540			€80,540
Weighted average shares outstanding of Class A common stock	N/A	45,000,000	45,000,000								N/A					N/A			N/A
Basic and diluted income per share, Class A common stock	N/A	$(0.58)	€(0.48)								N/A					N/A			N/A
Weighted average shares outstanding of Class B common stock	N/A	11,250,000	11,250,000								N/A					N/A			N/A
Basic and diluted net loss per share, Class B common stock	N/A	$(0.58)	€(0.48)								N/A					N/A			N/A
Weighted average shares outstanding of common shares	54,117,893	N/A	N/A						4		488,229,044		4			481,248,053			481,246,098
Earnings per share, basic and diluted	1.89	N/A	N/A								€0.16					€0.17		€	0.17

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data)

Note 1 — IFRS Adjustments and Reclassifications

The historical financial information of SEAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information.

The IFRS Adjustments and Reclassifications included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2021 are as follows:

(a)

The historical financial information of SEAC was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical balance sheet of SEAC was translated from U.S. dollars to Euro’s using the historical closing exchange rate, as of June 30, 2020, of $1.00 to €0.8301.

(b)	Reflects the reclassification adjustments to align SEAC’s historical balance sheet with the presentation of SGHC’s financial statements.

(c)	Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of SEAC’s Class A common stock subject to possible redemption into Non-Current Liabilities (Loans and borrowings).

The IFRS Adjustments and Reclassifications included in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 are as follows:

(aa)

The historical financial information of SEAC was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical statement of operations of SEAC was translated from U.S. dollars to Euro’s using the average exchange rate for the period from July 30, 2020 (inception) through December 31, 2020 of $1.00 to €0.8419.

(bb)	Reflects the reclassification adjustment to align SEAC’s historical statement of operations with the presentation of SGHC’s statement of profit or loss.

The IFRS Adjustments and Reclassifications included in the unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 are as follows:

(cc)

The historical financial information of SEAC was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical unaudited statement of operations of SEAC was translated from U.S. dollars to Euro’s using the average exchange rate for the period from January 1, 2021 through June 30, 2021 of $1.00 to €0.8295.

(dd)	Reflects the reclassification adjustment to align SEAC’s historical statement of operations with the presentation of SGHC’s statement of profit or loss.

Note 2 — Transaction Accounting Adjustments to unaudited pro forma condensed combined financial information

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2021 are as follows:

(a)	Reflects the reclassification of €373.6 million in cash and marketable securities held in the Trust Account that became available to fund the Business Combination.

(b)	Represents payment of preliminary estimated transaction costs of €57.9 million to be incurred as a part of the Business Combination.

(1)

Payment of deferred underwriters’ fees of €13.1 million. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of Cash and cash equivalents of €13.1 million with a corresponding decrease of €13.1 million to Deferred underwriting fee payable.

(2)

Payment of incremental expenses attributable to equity issuance costs related to the Business Combination incurred through the Business Combination of €44.0 million. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of Cash and cash equivalents of €44.0 million with a corresponding decrease of €44.0 million to Issued capital.

(3)

Payment of all other incremental expenses related to the Business Combination incurred through the Business Combination of €0.8 million. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of Cash and cash equivalents of €0.8 million with a corresponding increase of €0.8 million to Accumulated deficit.

(c)	To reflect the recapitalization of SGHC through:

•

As a result of the Pre-Closing Reorganization, the equity of SGHC on the assumed date of the Pre-Closing Reorganization is contributed to NewCo, which consists of all the aggregate Issued capital, Foreign exchange reserve and Retained profit in SGHC to NewCo of €270.2 million, €1.4 million and €113.4 million, respectively.

•	The issuance of NewCo Ordinary Shares to SGHC Shareholders under each scenario as follows:

Assuming No Redemptions

•	431,979,044 NewCo Ordinary Shares

Assuming Maximum Redemptions

•	440,005,850 NewCo Ordinary Shares

Assuming Mid-point Redemptions

•	432,499,996 NewCo Ordinary Shares

•	The payment of cash to SGHC shareholders under each scenario as follows:

Assuming No Redemptions

•	€413.7 million

Assuming Maximum Redemptions

•	€347.1 million

Assuming Mid-point Redemptions

•	€409.4 million

The cash paid to SGHC shareholders is determined in accordance with Section 2.2(c) of the Business Combination Agreement and represents the Available Distributable Cash remaining for repurchases from Pre-Closing Holders. The potential proportion of shares subject to repurchase has been agreed in separate Repurchase Agreements with individual SGHC shareholders.

(d)	Reflects the one for one conversion of SEAC Class B Common stock to SEAC Class A Common Stock prior to the Merger.

(e)

Reflects the Merger between SEAC and Merger Sub with SEAC as the surviving entity. The Merger reflects the surrender of all SEAC Class A Shares in exchange for the same number of NewCo Ordinary shares. SEAC warrant holders will receive NewCo Warrants on a one for one basis. Due to the fact that the equity is exchanged on a one for one basis there is no impact on the combined company financial information with the exception of the reclassification of the SEAC Class A Shares subject to redemption of €373.5 million from liabilities to equity. Immediately prior to the Merger, holders of

SEAC Class A Shares may elect to redeem their shares for cash and as a result these shares will not be reclassified but will rather be derecognized (see Note 2(g)). The unaudited pro forma condensed combined statement of financial position reflects this reclassification as a decrease of Loans and borrowings of €373.5 million and a decrease in SEAC Class A Common Stock to nil with a corresponding increase to NewCo Issued Capital of €373.5 million. Further, this entry represents the elimination of the historical SEAC Accumulated deficit of €76.5 million.

(f)

The Merger is accounted for under IFRS 2. The difference in the estimated fair value of equity instruments (i.e., shares and warrants issued by NewCo) over the fair value of identifiable net assets of SEAC represents a service for listing of the NewCo Shares and is accounted for as a share based payment expense in accordance with IFRS 2. The cost of the service, which is a non-cash and non-recurring expense, is preliminarily estimated to be €251.6 million in the no redemption scenario, €220.9 million in the maximum redemption scenario and €236.2 million in the mid-point redemption scenario, based on the calculation presented in the table below using SEAC market prices as of November 26, 2021 for both the Public Warrants to be automatically converted into NewCo Warrants and SEAC Class A Common Stock to be exchanged for NewCo Shares to be issued by NewCo. For the Private Placement Warrants to be automatically converted into NewCo Warrants, a preliminary valuation was performed as of November 26, 2021 for the purpose of determining the associated expense. The valuation applied a Black Scholes model, using key assumptions for volatility, risk-free rate and SEAC Class A Common Stock price. Any increase or decrease in volatility of 5%, leaving all other assumptions unchanged, would result in an increase in the fair value of the Private Placement Warrants of approximately €2.1 million or decrease in the fair value of the Private Placement Warrants of approximately €4.5 million, respectively.

	No redemption		Maximum redemption		Mid-point redemption
	Shares	in thousands	Shares	in thousands	Shares	in thousands
Class A stockholders	56,250,000		41,242,203		48,746,102
Total NewCo Shares to be issued to SEAC stockholders	56,250,000		41,242,203		48,746,102
Market value per share at November 26, 2021	$10.72		$10.72		$10.72
Fair value of shares issued in USD		$603,000		$442,116		$522,558
Fair value of shares issued in EUR at the June 30, 2021 exchange rate		€500,552		€367,002		€433,777
NewCo Warrants to be issued
— SEAC Private Placement Warrants	11,000,000		11,000,000		11,000,000
— SEAC Public Warrants	22,500,000		14,996,102		18,748,051
Total NewCo Warrants to be issued to SEAC Warrant holders	33,500,000		25,996,102		29,748,051
Fair value per Private Placement Warrant at November 26, 2021	$4.75		$4.75		$4.75
Market value per Public Warrant at November 26, 2021	$3.50		$3.50		$3.50

	No redemption		Maximum redemption		Mid-point redemption
	Shares	in thousands	Shares	in thousands	Shares	in thousands
Fair value of warrants issued in USD		$131,000		$104,736		$117,868
Fair value of warrants issued in EUR at the June 30, 2021 exchange rate		€108,743		€86,942		€97,843
Fair value of shares and warrants issued in consideration for combination in EUR		€609,295		€453,944		€531,620
Net assets of SEAC at June 30, 2021 in EUR		297,055		297,055		297,055
Removal of Warrant Liabilities from net assets		60,622		60,622		60,622
SEAC redemption payments		—		(124,612)		(62,306)

Net assets of SEAC acquired at June 30, 2021 in EUR[1]		€357,677		€233,065		€295,371
Difference—being IFRS 2 charge for listing services in EUR		€251,618		€220,879		€236,249

1

– In the no redemption scenario, the net assets of SEAC for the purposes of the IFRS 2 calculation represent the net assets of SEAC at June 30, 2021 excluding the Warrant Liabilities as those warrants are exchanged for NewCo Warrants and therefore do not represent a liability assumed but are included in the calculation of the consideration transferred. The net assets of SEAC in the maximum redemption scenario and mid-point redemption scenario are calculated consistently with the no redemption scenario and also includes a reduction of cash totaling €124.6 million and €62.3 million, respectively, which represents the redemption of SEAC Class A Shares. See Note 2(g) and Note 2(h) directly below.

(g)

Reflects the maximum redemption of 15,007,797 SEAC Class A Shares for aggregate redemption payments of €124.6 million. The redemption price is calculated as €373.6 million in the trust account per the unaudited pro forma condensed combined statement of financial position divided by 45,000,000 SEAC Class A Shares issued in SEAC’s Initial Public Offering. The cash available to fund the maximum redemption scenario includes the funds available in the trust account provided that the Minimum Cash, consisting of trust account funds less SEAC share redemptions, is a minimum of $300.0 million (€249.0 million) per the Business Combination Agreement. The unaudited pro forma condensed combined statement of financial position reflects this payment as a reduction to Cash and cash equivalents of €124.6 million with a corresponding decrease to Issued capital of €124.6 million.

(h)

Reflects the mid-point redemption of 7,503,898 SEAC Class A Shares for aggregate redemption payments of €62.3 million. The redemption price is calculated as €373.6 million in the trust account per the unaudited pro forma condensed combined statement of financial position divided by 45,000,000 SEAC Class A Shares issued in SEAC’s Initial Public Offering. The cash available to fund the mid-point redemption scenario includes the funds available in the trust account. The unaudited pro forma condensed combined statement of financial position reflects this payment as a reduction to Cash and cash equivalents of €62.3 million with a corresponding decrease to Issued Capital of €62.3 million.

(i)

As described in Section 2.2(b) of the Business Combination Agreement, Pre-Closing Holders have a contingent right to receive up to 47,997,672 Earnout Shares in the no redemption scenario, 48,889,540 Earnout Shares in the maximum redemption scenario and 48,055,556 in the mid-point redemption scenario. The Earnout Shares are issuable by NewCo to the Pre-Closing Holders subject to attainment of certain stock price hurdles over a five-year period from the Closing Date. In accordance with IAS 32 (Financial Instruments—Presentation), the arrangement has been assessed to determine whether the Earnout Shares represent a liability or an equity instrument. As the arrangement may result in NewCo issuing a variable number of shares in the future, albeit capped at a total of 47,997,672 shares if there are no redemptions, 48,889,540 shares in the maximum redemption scenario and 48,055,556 in the mid-point redemption scenario, the Earnout Shares have, in accordance with the requirements of IAS 32, been recognized as a financial liability measured at fair value in the unaudited pro forma condensed combined statement of financial position. The offsetting entry is made to Other Reserves as this is recorded in the same manner as a dividend since it is giving value to existing shareholders. A preliminary valuation assessment was performed for the purpose of determining an estimate of the financial liability using an option pricing model using key assumptions for: volatility; risk-free rate; and beginning NewCo share price (proxied using the SEAC Class A Share price). The preliminarily estimated valuation of the liability as of November 26, 2021 was approximately €362.0 million in the no redemption scenario, €368.7 million in the maximum redemption scenario and €362.4 million in the mid-point redemption scenario with the corresponding charge reflected in other reserves as this is effectively a pro rata dividend to shareholders. An increase or decrease in volatility of 5% would result in an approximate increase or (decrease) in the liability as outlined in the following table:

	No redemption	Maximum redemption	Mid-point redemption
Increase in volatility: 5%	€7,570	€7,711	€7,579
Decrease in volatility: 5%	(9,861)	(10,044)	(9,873)

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 are as follows:

(aa)

Reflects the elimination of interest expense related to the debt for equity swap of eight individual loans completed on June 25, 2021. At the time of the swap, the debt consisted of €178.8 million of debt with an interest rate of 3-month LIBOR + 5%, €23.2 million of debt with an interest rate of 6% and €1.0 million of debt with an interest rate of 2.0%, amounting to an aggregate principal balance of €203.0 million. Prior to the swap, the loan counterparties novated the loans to SGHC Shareholders in proportion to the ownership of each in SGHC. This swap of debt for equity with SGHC shareholders is done in contemplation of the Business Combination. As the debts are no longer outstanding, the related interest expense on those loans previously recognized has been eliminated.

(bb)

Reflects an adjustment for the €251.6 million excess of the fair value of the shares issued over the value of the net assets acquired in the Business Combination assuming no redemptions, €220.9 million excess of the fair value of the shares issued over the value of the net assets acquired in the Business Combination assuming the maximum redemption scenario and €236.2 million excess of the fair value of the shares issued over the value of the net assets acquired in the Business Combination assuming the mid-point redemption scenario.

(cc)	Reflects the elimination of interest income related to the marketable securities held in the trust account.

(dd)

Reflects the incremental expenses described previously in Note 2(c)(3), incurred in connection with the Business Combination and recorded against to the Accumulated deficit. These costs have been presented as Transaction expenses.

(ee)	Due to the nature of the adjusting entries and the fact that most legal entities are domiciled in Guernsey, a territory with no income tax, there is no tax effect to any of the pro forma adjustments.

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 are as follows:

(ff)

Reflects the elimination of interest expense related to the debt for equity swap of eight individual loans completed on June 25, 2021. At the time of the swap, the debt consisted of €178.8 million of debt with an interest rate of 3-month LIBOR + 5%, €23.2 million of debt with an interest rate of 6% and €1.0 million of debt with an interest rate of 2.0%, amounting to an aggregate principal balance of €203.0 million. Prior to the swap, the loan counterparties novated the loans to SGHC Shareholders in proportion to the ownership of each in SGHC. This swap of debt for equity with SGHC shareholders is done in contemplation of the Business Combination. As the debts are no longer outstanding, the related interest expense on those loans previously recognized has been eliminated.

(gg)	Reflects the elimination of interest income related to the marketable securities held in the trust account.

(hh)	Due to the nature of the adjusting entries and the fact that most legal entities are domiciled in Guernsey, a territory with no income tax, there is no tax effect to any of the pro forma adjustments.

Note 3 — Significant acquisition

Within the year ended December 31, 2020, SGHC completed one acquisition that was considered significant for the purposes of presenting Article 11 pro forma information. On May 4, 2020, SGHC acquired Lanester. The full details of this acquisition are included in the SGHC’s historical financial statements included elsewhere in this proxy statement/prospectus.

As this is a significant acquisition, the Pro Forma Financial Information gives effect to this acquisition as if it had taken place on January 1, 2020 for the purposes of the unaudited pro forma condensed combined statement of profit or loss. There are no transactions between SGHC and Lanester during the pro forma period requiring elimination. There is no adjustment to the unaudited pro forma condensed combined statement of financial position as this acquisition is already included in SGHC’s historical consolidated statement of financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in Euros thousands)

	SGHC (Historical)	Lanester (Historical – January 1 to May 4)	Transaction accounting adjustments		Notes		SGHC (Pro forma)
Revenue	€908,019	€34,829	€				€942,848
Operating and marketing expenses	(612,689)	(19,632)					(632,321)
General and administrative expenses	(114,538)	(6,128)					(120,666)
Depreciation and amortization	(55,407)	(333)		(2,925)	3	(a)	(58,665)

Profit/(Loss) from operations	125,385	8,736		(2,925)			131,196

Other income and expenses:
Finance income	257	—					257
Finance expense	(10,991)	(112)					(11,103)
Gain on bargain purchase	34,995	—					34,995
Profit/(loss) before taxation	149,646	8,624		(2,925)			155,345
Income taxation	(429)	(117)		313	3	(b)	(233)

Profit/(loss) for the year	€149,217	€8,507		€(2,612)			€155,112

Weighted average shares outstanding of common shares	54,415,374						N/A
Basic and diluted net loss per share, common shares	€2.74						N/A

(a)

SGHC acquired Lanester on May 4, 2020. The following table summarizes the estimated fair values of SGHC’s identifiable intangible assets and their estimated useful lives. These intangible assets are amortized on a straight-line basis with the exception of Customer databases. Customer databases are amortized based on the diminishing balance method over 5 years.

Lanester	Estimated fair value (at time of purchase)	Estimated useful life in years	Annual amortization expense
Customer databases	€1,069	5.0	€748
Brands	13,808	10.0	1,381
Marketing and data analytics know-how	18,718	5.0	3,744
Licenses	185	2.5	74
Acquired technology	9,860	2.8	3,489

Total	€43,640		€9,436
Historical amortization expense in SGHC and Lanester			€6,511
Transaction accounting adjustments to amortization, net			€(2,925)

(b)	Reflects the total impact on the income tax charge of the intangible asset amortization adjustment, based on the relevant effective tax rate of 10.7%.

Note 4 — Loss per share

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that SEAC’s initial public offering occurred as of January 1, 2020. In addition, as the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire periods presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed for the entire period.

Please refer to the Basis of Pro Forma Presentation for the calculation of basic and diluted weighted average shares outstanding of 488,229,044, 481,248,053 and 481,246,098 for no redemption, maximum redemption scenario and mid-point redemption scenario, respectively. The computation of diluted loss per share excludes the effect of warrants to purchase 33,500,000 shares because the inclusion of these securities would be anti-dilutive.

Note 5 — Insignificant acquisitions

The unaudited pro forma condensed combined statement of profit or loss of SGHC for the year ended December 31, 2020 does not include the pre-acquisition results of Gazelle or Yakira as these were not considered significant for the purposes of presenting Article 11 pro forma information.

Additionally, neither the unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 nor the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 include the pre-acquisition results of Haber Investments, Red Interactive, Webhost, DigiProc, Partner Media, Buffalo Partners, Raichu, Raging River or Digiprocessing Mauritius as these were not considered significant for the purposes of presenting Article 11 pro forma information.

SUPER GROUP’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

For purposes of this section, “Super Group Holding Company”, “Super Group”, “SGHC”, “we,” “our,” “us” and the “company” refer to NewCo and all of its subsidiaries prior to the consummation of the business combination, unless the context otherwise requires.

The following discussion includes information that Super Group’s management believes is relevant to an assessment and understanding of Super Group’s consolidated results of operations and financial condition. Following the consummation of the business combination, Super Group and its wholly-owned subsidiaries will be wholly-owned subsidiaries of NewCo, and Super Group will comprise the operations of NewCo. References to Super Group or SGHC in the following discussion shall be synonymous with references to NewCo.

The discussion should be read together with the historical audited annual consolidated financial statements of Super Group and its subsidiaries, and the related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and review should also be read together with NewCo’s unaudited pro forma financial information for the year ended December 31, 2020. See “Summary Unaudited Pro Forma Condensed Combined Financial Information.”

This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Super Group’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Super Group’s consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Super Group Holding Company is a leading global online sports betting and gaming operator. Super Group’s mission is to responsibly provide first-class entertainment to the worldwide online betting and gaming community. Super Group’s strategy for achieving this is built around three key pillars:

1.	Expanding its global footprint into as many regulated markets as possible in order to engage with as many customers as it can possibly reach;

2.	Increasing awareness of its brands through strategic partnerships and coordinated sponsorship and marketing campaigns; and

3.	Utilizing enhanced proprietary data to optimize the confluence of ethical corporate culture, responsible gaming values, value-for-money product offerings and customer-centric service delivery.

SGHC Limited was incorporated in July 2020. On October 7, 2021, it became the ultimate holding company for a group of companies through a subsequent reorganization of entities with common ownership. Super Group (SGHC) Limited, the parent company of SGHC Limited effective immediately following and conditioned upon the Closing, was incorporated on March 29, 2021. The first entity to form part of the reorganization was Pindus Holdings Limited (“Pindus”) and its subsidiaries. Pindus was incorporated on May 16, 2018, and subsequently acquired Kavachi Holdings Limited, the latter being the legal entity that houses the business known as Betway. Pindus is the acquiring entity for the purposes of this reorganization.

Fengari Holdings Limited (“Fengari”) was incorporated on July 26, 2019. On July 31, 2019, Fengari acquired City Views Limited (parent of the trading companies within that group) for a cash consideration, from which point Fengari was incorporated under SGHC. On October 7, 2020, Fengari became a subsidiary of Super Group as part of the reorganization.

Pelion Holdings Limited (“Pelion”) was incorporated as a holding company on April 1, 2020, and shortly thereafter, on May 4, 2020, acquired Lanester Investment Limited (parent of the trading companies within that group) for a cash consideration. At the time of the incorporation of Pelion the ownership structure was identical to that of Super Group and Pelion was consequently incorporated under Super Group on October 7, 2020, as part of the reorganization. Fengari and Pelion and their subsidiaries are also collectively referred to as Spin.

On September 30, 2020, Pindus purchased 100% of the issued share capital of Yakira Limited (“Yakira”) and Gazelle Limited (“Gazelle”). Yakira and Gazelle and their subsidiaries are entities to which the Betway brand had been licensed for trading in a number of jurisdictions.

Following the conclusion of the reorganization and transactions stated above, Super Group now comprises Pindus, Yakira and Gazelle (collectively analogous with / known as Betway) and Fengari and Pelion (collectively analogous with / known as Spin).

As of the date of this proxy statement/prospectus, Super Group subsidiaries are licensed in 24 jurisdictions (not including DGC USA’s market access deals in the United States) and manage approximately 3,700 employees. Over the first six months of 2021, on average, over 2.5 million customers per month have yielded in excess of $3.99 billion in wagers per month. During the period July 1, 2020 to June 30, 2021, total wagers amounted to $44.45 billion. Super Group’s business generated $1.04 billion (€908 million) of revenue between January 1, 2020 and December 31, 2020 in different geographic regions, including Africa and Middle East, Asia and Pacific, Europe, North America and Latin America, such regions accounting for approximately 4%, 26%, 21%, 46% and 2%, respectively, of Super Group’s total revenue in 2020.

Recent Developments

On December 1, 2021 the Company completed acquisitions of Red Interactive Limited and Haber Investments Limited, as discussed in Note 25 of the consolidated financial statements included elsewhere in this proxy statement/prospectus.

What Super Group Does

Super Group’s global online sports betting and casino gaming services are delivered to customers by way of two primary product offerings:

•	Betway, a single-brand premier online sports betting offering, and

•	Spin, a multi-brand online casino offering.

Betway is Super Group’s single-brand online sports betting offering with a global footprint derived from licenses to operate throughout Europe, the Americas and Africa. The brand is sports-led but also offers casino games. Betway seeks to continue to grow brand awareness, including through an expanding portfolio of partnerships and collaborations with sports teams and leagues worldwide. As of June 30, 2021, Betway has more than 60 such arrangements and is actively negotiating for further expansion.

Spin is Super Group’s multi-brand online casino offering. Spin’s diverse portfolio of more than 20 casino brands is designed to be culturally relevant across the globe while aiming to offer a wide range of casino products. Spin is casino-led but some of its brands also offer sports betting products. Spin seeks to achieve growth through a broad range of targeted marketing channels in which SGHC believes an expansive brand portfolio to be a significant asset.

SGHC aims to further expand its global footprint through the acquisition of Digital Gaming Corporation Limited (“DGC”), which is the parent of Digital Gaming Corporation USA (“DGC USA”), which holds the exclusive license to use the Betway brand in the United States. On April 7, 2021, SGHC entered into a definitive agreement to acquire DGC, subject to certain regulatory approvals and customary closing conditions. This transaction is expected to close by the first half of 2022. DGC USA has already secured market access in up to an initial 12 regulated or expected-to-be regulated states in the United States and its acquisition will enable SGHC to penetrate and leverage its capabilities in these new markets. As of the date of this Prospectus, the Betway brand (operated by licensee, DGC USA) is live in 5 states, i.e. New Jersey, Pennsylvania, Indiana, Iowa and Colorado, but has no specific timeline for receipt of approvals from the remaining 7 states among the initial 12 market access arrangements with DGC USA, i.e. Arizona, Ohio, Kansas, Louisiana, Mississippi, Missouri and Virginia, or other potential markets beyond the initial 12 market access arrangements. An agreement is also in place for the provision of an additional casino brand in Pennsylvania.

Following Betway’s global expansion, the Company has, in certain circumstances, licensed the brand to third parties in certain jurisdictions where licensees are in a better position to capture market opportunity while taking advantage of the global brand, in consideration for a license fee.

Business Combination, Reorganization and Public Company Costs

On April 23, 2021, SGHC entered into a Business Combination Agreement (the “Business Combination Agreement”) with Sports Entertainment Acquisition Corp., a Delaware corporation (“SEAC”), NewCo, SGHC Merger Sub, Inc., and Sports Entertainment Acquisition Holdings LLC (the “Business Combination”). Pursuant to the Business Combination Agreement, subject to the terms and conditions therein, prior to the closing of the Business Combination (the “Closing”), SGHC will undergo a pre-closing reorganization (the “Reorganization”) wherein all existing shares of SGHC will be exchanged for newly issued ordinary shares of NewCo. SGHC will be deemed the accounting predecessor and the combined entity will be the successor registrant with the SEC, meaning that SGHC’s financial statements for previous periods will be disclosed in NewCo’s periodic reports filed with the SEC after the consummation of the Business Combination.

While the legal acquirer in the Business Combination is NewCo, for financial accounting and reporting purposes under IFRS, SGHC will be the accounting acquirer. Under this method of accounting, SEAC will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, SGHC will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of SGHC. Accordingly, the consolidated assets, liabilities and results of operations of SGHC will become the historical financial statements of NewCo, and SEAC’s assets, liabilities and results of operations will be consolidated with SGHC beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of SGHC in future reports. The net assets of SEAC will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded. See the section titled “The Business Combination Proposal — Anticipated Accounting Treatment.”

Upon consummation of the Business Combination, the most significant change in SGHC’s future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to SGHC’s balance sheet at December 31, 2020) of approximately €20.0 million ($24.6 million), in both the maximum and minimum redemption scenarios. The cash position is the same in both scenarios because any cash used to redeem SEAC stockholders will reduce the repurchase of Seller shares. Total direct and incremental transaction costs of SEAC and SGHC are estimated at approximately €43.1 million ($53.0 million) and will be treated as a reduction of the cash proceeds and deducted from NewCo’s share capital. See the section titled “Summary Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Business Combination, NewCo will become the successor to an SEC-registered and NYSE-listed company which will require NewCo to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. NewCo expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Impact of COVID-19

On March 11, 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) outbreak to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, cancellation of sporting events, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical areas in which SGHC operates. COVID-19 and these actions have also had a significant impact on SGHC’s business, its suppliers and its customers. The direct impact on SGHC’s business, beyond disruptions in normal business operations, was driven by the suspension, postponement and cancellation of major sports seasons and events. While many sports have since restarted, some have been played on a reduced or uncertain schedule. In addition, with the explosion of the Delta variant around the world, the Company cannot be sure whether additional mitigation steps, including shutdowns and forced closures, will occur and limit the number of sports events in the coming months. The ultimate impact of COVID-19 on SGHC’s financial performance will depend on the length of time that such disruptions exist. Conversely, hard lockdowns, stay-at-home or shelter-in-place orders for the general populace in many jurisdictions accelerated the shift to online commerce, which management believes has benefitted the business in some areas. The extent to which the removal of such restrictions will have lasting effects on the business is not yet known and may take some time to become clear, particularly if subsequent waves of the pandemic lead to the reinstatement of similar restrictions in the future.

As the COVID-19 pandemic continues to evolve, the ultimate extent of the impact on SGHC’s businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the pandemic, the pandemic’s impact on global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic in the United States and national, provincial / state / regional and local responses elsewhere around the world. The COVID-19 pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact SGHC’s employees and operations and the operations of its business partners and may negatively impact SGHC’s business. SGHC’s revenues are dependent on interest in sporting events, which have been, and may be in the future, substantially limited during times of business shutdowns and the cancellation or reduction of physical participation in such activities.

There is no certainty that any actions taken by SGHC will be sufficient to mitigate the risks posed by the COVID-19 pandemic or that any of the secular factors arising from COVID-19 (such as the general trend towards online commerce that has benefited all digital businesses) will continue to be of benefit to SGHC. These factors related to COVID-19 are beyond SGHC’s knowledge and control and, as a result, at this time, SGHC is unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on SGHC’s business, operating results, cash flows and financial condition. Based on current trends, SGHC does not expect there to be a long-term negative financial impact from the COVID-19 pandemic. After an initial sharply negative impact (in online sports betting in particular, where the wholesale cancellation of sporting events led to a significant reduction of wagering during the months of March, April, May and June of 2020) the business has recovered and has reverted to levels of growth not significantly different from that which management was expecting prior to the onset of the pandemic. Other than in jurisdictions where COVID-19-related restrictions were imposed on online gaming (such as the UK), the online casino business was not negatively impacted at the height of the pandemic but instead benefited from hard lockdowns which management believes resulted in more people looking online for entertainment. The effect of this dissipated somewhat as hard lockdowns ended but the online casino segment nonetheless remains robust in management’s view and growth has again returned to levels in line with pre-pandemic expectations. Notwithstanding this, the inherent unpredictability of the pandemic and how governments will respond to it mean that management cannot be certain as to whether or not these trends will persist and hence what the long-term effects of the pandemic will be. See the section titled “Risk Factors — Risks Related to Super Group’s Business — COVID-19 has affected our business and operations in a variety of ways. The pandemic restrictions may have affected our business, financial condition, results of operations and prospects, including as a result of the reduction in the quantity of global sporting events, closures or restrictions on business operations of our suppliers, partners and sports organizations and a decrease in consumer spending, and it may continue to do so in the future. On the other hand, we cannot assure you that consumers will not decrease online gaming activities as pandemic restrictions are loosened. These cross-currents may have unknown and adverse effects that are impossible for us to predict.”

Comparability of Financial Information

For Six Months Ended June 30, 2020, and June 30, 2021

Owing to the effects of the Business Combination, SGHC’s future results of operations and financial position may not be comparable to historical results. Furthermore, SGHC’s financial half years ending June 30, 2020, and June 30, 2021, both included one or more business acquisitions.

SGHC Limited acquired additional businesses during the half year ending June 30, 2021, which include mostly back-office service provider companies including DigiProc Consolidated Limited was acquired on April 14, 2021, Raichu Investments Proprietary Limited was acquired on April 19, 2021, Webhost Limited, Partner Media Limited, and Buffalo Partners Limited was acquired on April 9, 2021. Raging River Proprietary Limited was deemed to have been acquired on January 11, 2021. SGHC was formed on July 6, 2020. Based on these facts, the financial statements for SGHC Limited will consist of:

•	the period from January 1 to June 30, 2020 will include Pindus Holdings Limited and its subsidiaries and Fengari Holdings Limited and its subsidiaries;

•

the period from April 1, 2020 to June 30, 2020 will include Pindus Holdings Limited and its subsidiaries, Fengari Holdings Limited and its subsidiaries and Pelion Holdings Limited and its subsidiaries;

•

the period from January 1, 2021 to June 30, 2021 SGHC Limited will be included and its subsidiaries, including Pindus Holdings Limited and its subsidiaries, Fengari Holdings Limited and its subsidiaries and Pelion Holdings Limited and its subsidiaries;

•	for the period January 11, 2021 to June 30, 2021 SGHC Limited will be included and its newly acquired subsidiary Raging River Proprietary Limited; and

•

for the period April 9, 2021 to June 30, 2021 SGHC Limited will be included and its newly acquired subsidiaries of Webhost Limited, Partner Media Limited, and Buffalo Partners Limited, for the period April 19, 2021 to June 30, 2021 it will include the new subsidiary of Raichu Investments Proprietary Limited and its subsidiaries, and for the period April 14, 2021 to June 30, 2021 it will include the new subsidiary of DigiProc Consolidated Limited and its subsidiaries.

Accordingly, when considering the financial information that follows, the reader should bear in mind, particularly when comparing the Company’s performance in the half year ended June 30, 2021, with its performance in the half year ended June 30, 2020, that only Pindus Holdings, Fengari Holdings and their subsidiaries are included in full in both half years; that Pelion Holdings and its subsidiaries are included for the only a part of the half year ended June 30, 2020; and that all of the other acquired entities and their subsidiaries are included only for varying parts of the half year ended June 30, 2021, notwithstanding that all entities were acquired as going concerns housing underlying businesses that had all been trading for several years prior to acquisition. See “ — Key Components of Revenue and Expenses” later in this section.

For Years Ended December 31, 2019, and December 31, 2020

Owing to the effects of the Business Combination, SGHC’s future results of operations and financial position may not be comparable to historical results. See section titled “Summary of the Proxy Statement/Prospectus.” Furthermore, SGHC’s financial years ending December 31, 2019, and December 31, 2020, both included one or more business acquisitions.

Fengari Holdings Limited was deemed to have been acquired on July 26, 2019. Fengari Holdings Limited acquired City Views on July 31, 2019. Pelion Holdings Limited was deemed to have been acquired on April 1, 2020. Pelion Holdings Limited acquired Lanester on May 4, 2020. Yakira Limited and Gazelle Limited were both acquired by Pindus Holdings Limited on September 30, 2020. Pindus Holdings Limited is the predecessor entity and its results will therefore be reflected in the financial statements prior to July 31, 2019. SGHC was formed on July 6, 2020. Based on these facts, the financial statements for SGHC Limited will consist of:

•	the period from January 1, 2019 to July 26, 2019 will include Pindus Holdings Limited and its subsidiaries;

•	the period from July 27, 2019 to March 31, 2020 will include Pindus Holdings Limited and its subsidiaries and Fengari Holdings Limited and its subsidiaries;

•

the period from April 1, 2020 to July 5, 2020 will include Pindus Holdings Limited and its subsidiaries, Fengari Holdings Limited and its subsidiaries and Pelion Holdings Limited and its subsidiaries; and

•

for the period ended to December 31, 2020 SGHC Limited Holdings will be included and its subsidiaries, including Pindus Holdings Limited and its subsidiaries (from October 1, 2020, inclusive of that date, the latter included Yakira Limited and Gazelle Limited which were both acquired by Pindus Holdings Limited on September 30, 2020), Fengari Holdings Limited and its subsidiaries and Pelion Holdings Limited and its subsidiaries.

Accordingly, when considering the financial information that follows, the reader should bear in mind, particularly when comparing the Company’s performance in the year ended December 31, 2020, with its performance in the year ended December 31, 2019, that only Pindus Holdings and its subsidiaries are included in full in both years; that Fengari Holdings and its subsidiaries are included for the full year ended December 31, 2020, but only a part of the year ended December 31, 2019; and that all of the other acquired entities and their subsidiaries are included only for varying parts of the year ended December 31, 2020, notwithstanding that all entities were acquired as going concerns housing underlying businesses that had all been trading for several years prior to acquisition. See “ — Key Components of Revenue and Expenses” later in this section.

Acquisition of Raging River

On January 11, 2021, Pindus Holdings, a subsidiary of SGHC entered into an option agreement with the shareholders of Raging River, pursuant to which it acquired the entire issued share capital of Raging River for a cash consideration. The option period was for the period commencing on the date of the Agreement (January 11, 2021) and ending on December 31, 2025. Pindus exercised the option on April 8, 2021. Pindus nominates SGHC SA under option to purchase 100% of share capital in Raging River. On January 11, 2021 the shares were transferred to SGHC SA as per the terms of agreement.

Acquisition of Operating Companies

On April 9, 2021, SGHC entered into an agreement to acquire Webhost Limited, a company providing procurement services to SGHC and City Views a subsidiary of SGHC also entered into agreements to acquire Partner Media limited and Buffalo Partners Limited, both companies providing marketing services to SGHC. On April 14, 2021 and April 19, 2021 SGHC entered into agreements to acquire DigiProc Consolidated and Raichu Investments, both entities which provide back-office administrative services to SGHC. These agreements were for a cash considerations.

Acquisition of Fengari

On October 7, 2020, SGHC entered into an agreement with the shareholders of Fengari, pursuant to which it acquired the entire issued share capital of Fengari, in consideration for the issue to the shareholders of Fengari of an aggregate of 13,638,493 ordinary shares of no par value each in SGHC, on the basis of one ordinary share for each share of Fengari sold. Immediately prior to the acquisition of Fengari by SGHC, the shareholders of Fengari were the same as the then shareholders of SGHC and held their shares in Fengari in the same proportions as they held their shares in SGHC. Accordingly, the shareholders of SGHC and their respective percentage ownership of SGHC were unchanged by the acquisition. The purpose of this transaction was to consolidate Fengari and its subsidiaries into the SGHC group while retaining the ultimate beneficial ownership position of Fengari.

From March 12, 2020, the ownership structure and holdings percentages of Fengari were identical to those which were acquired by the Company on October 7, 2020. Prior to this, all shareholders were present in the ownership structure. This ownership structure was in place from the time of Fengari’s incorporation on July 26, 2019. Based on this high degree of commonality of ownership with the Company from incorporation and the acquisition of City Views by Fengari on July 31, 2019, management concluded that Fengari should be included in the SGHC financial statements from August 1, 2019, inclusive of that date.

Acquisition of Pelion

On October 7, 2020, SGHC entered into an agreement with the shareholders of Pelion, pursuant to which it acquired the entire issued share capital of Pelion in consideration for the issue to the shareholders of Pelion of an aggregate of 13,638,493 ordinary shares of no par value each in SGHC on the basis of one ordinary share for each share of Pelion sold. Immediately prior to the acquisition of Pelion by SGHC, the shareholders of Pelion were the same as the then shareholders of SGHC and held their shares in Pelion in the same proportions as they held their shares in SGHC. Accordingly, the shareholders of SGHC and their respective percentage ownership of SGHC were unchanged by the acquisition. The purpose of this transaction was to consolidate Pelion and its subsidiaries into the SGHC group while retaining the ultimate beneficial ownership position of Pelion.

Pelion was incorporated as a holding company on April 1, 2020, and shortly thereafter, on May 4, 2020, acquired Lanester Investments Limited. At the time of incorporation of Pelion on April 1, 2020, the ownership structure and holdings percentages of Pelion were identical to those which were acquired by SGHC Limited on October 7, 2020. The Company believes that the combination including Pelion with the Company should be deemed to have occurred on April 1, 2020, with acquisition by the Company of Lanester Investments Limited on May 4, 2020, accounted for as a business combination on that date.

Due to the scale of the businesses acquired in the years ended December 31, 2019 and December 31, 2020, and the resulting impact of their consolidation with Pindus and Fengari on the financial results of SGHC during the year ended December 31, 2020, the comparative discussion of the financial results of SGHC for the year ended December 31, 2020, and of Pindus and Fengari for the year ended December 31, 2019, may be of limited use in assessing the performance of the business year-over-year.

See also the section titled “ — Business Combination, Reorganization and Public Company Costs.”

Key Factors Affecting Operating Results

SGHC believes that its performance and future success depend on several factors that present significant opportunities for SGHC but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors — Risks Related to Super Group’s Business.” SGHC’s financial position and results of operations depend to a significant extent on the following factors:

Ability to Acquire, Retain and Monetize Customers

SGHC’s ability to effectively market its offerings is critical to operational success. The Company undertakes a variety of marketing initiatives, include traditional marketing channels (such as television, print and radio), digital marketing (such as online display advertising, search engine marketing, social media and “affiliates” marketing, the latter being an industry term describing independent third-party marketing agencies which despite the word “affiliate” are not affiliated with the Company in the ordinary sense of the word) and retention marketing (including via email, text messages and social media). Traditional marketing channels are by their nature difficult to measure. Digital marketing is typically more measurable but somewhat more complex to undertake. Retention marketing is subject to customer consent which is not always granted or may be revoked. In all cases it is therefore difficult to extrapolate the Company’s past performance into the future and/or into new markets where SGHC has not previously marketed its products and offerings.

In all of its marketing channels SGHC makes widespread use of incentives, also called bonuses or comps, which are accounted for as a deduction in the calculation of its revenues. The Company attempts to evaluate its customers individually and in real-time using a wide range of data points and with reference to proprietary models of customer behavior and profitability. Customer behavior and competitive forces are constantly evolving and it is therefore difficult to extrapolate the Company’s past performance into the future and/or into new markets where it has not previously marketed its products and offerings.

SGHC’s ability to execute on its marketing plans are subject to regulatory constraints in each market and it is not unusual for marketing-related regulations to change from time to time. The Company therefore cannot be certain that historic marketing channels will be available to it in the future and/or whether it will be allowed to utilize the same incentivization mechanisms in the future.

While SGHC is continuing to assess the efficiency of its marketing activities, the Company’s limited operating history and the relative novelty of the online casino and sports wagering industries in certain markets or geographic regions makes it difficult for the Company to predict when it will achieve its longer-term profitability objectives.

Industry Trends and Competitive Landscape

SGHC operates within the global entertainment, betting and gaming industries, which are comprised of diverse products and offerings that compete for consumers’ time and disposable income. As the Company prepares to enter new jurisdictions, it expects to face significant competition from other established industry players, some of which may have access to more resources and/or may have more experience in online casino and sports wagering in these jurisdictions. In existing jurisdictions the Company also expects to face significant competition from existing competitors and new entrants, while in both new and existing jurisdictions ancillary product categories such as daily fantasy sports, casual games and financial services where products are evolving over time to include “gamification” features that often closely resemble gambling.

Legalization, Regulation and Taxation

SGHC’s growth depends on expanding its activities in existing markets, as well as on successfully entering new markets and new geographies around the world. Management believes that incremental legalization and regulation of online casino and sports wagering, derived from governments’ desire to protect consumers and increase tax revenues, will create global opportunities for the Company to expand into newly regulated markets worldwide, although no specific timeline has been confirmed for the Company. For example, in the United States online sports wagering’s prospects were made possible after the United States Supreme Court repealed PASPA in May 2018, as unconstitutional, which had the effect of lifting federal restrictions on sports betting and thereby allowing states to determine the legality of such commercial activities. As another example, the Canadian Parliament recently passed legislation allowing provinces to regulate single-game wagering within each province. SGHC’s strategy is to monitor closely changes in regulations that enable expansion of existing markets or entry into new markets, and seize such opportunities in a financially prudent manner. The rate in which existing and new jurisdictions undergo regulatory changes, and online casinos and sports wagering markets expand (in the case of existing markets) or become legal (in the case of new ones), will impact the prospects and pace of SGHC’s growth, as it continues to expand its global footprint.

The process of securing the necessary licenses or partnerships to operate in a new jurisdiction may take longer than SGHC anticipates. In addition, legislative or regulatory changes or restrictions and gaming taxes may make it less attractive or more difficult for the Company to do business in a particular jurisdiction, and may impact the Company’s profitability in both positive and negative ways that make the overall net effect hard to predict. In the past, when countries have introduced regulatory frameworks, the Company’s financial results have been impacted by, amongst other things, increased taxation and compliance costs, offset by improvements in other costs of doing business such as payment processing and product costs. In some cases the introduction of a restrictive regulatory regime has resulted in a decrease in the size of the market, whereas in others a liberal regulatory regime has led to an increase in the size of the market. Further, certain jurisdictions require the Company to have a relationship with a land-based casino for online sports and/or casino wagering access, which tends to increase the Company’s costs of revenue. Countries and/or states that have established state-run monopolies may limit opportunities for private operators.

Countries and/or states impose tax rates on online casino and sports wagering, which may vary substantially between jurisdictions. In the United States, once DGC has been acquired, SGHC will also be subject to a federal excise tax of 0.25% on the amount of each sports wager placed. Some jurisdictions impose constraints on the amounts of money that customers are allowed to deposit and/or lose (“loss limits”), sometimes in absolute terms without reference to the means of individual customers. Some jurisdictions impose constraints on the nature and extent of the marketing that may be undertaken in relation to the Company’s products. Management believes that the jurisdictions that will create the most compelling levels of profitability for the Company are jurisdictions with both online casino and sports wagering at favorable tax rates, with customer loss limits at levels that relate responsibly to what customers can afford to gamble with, and with marketing regulations that enable the Company to engage meaningfully with its customers. Conversely, management expects that a minority of jurisdictions will set tax rates at unprofitable levels and/or will set customer loss limits at arbitrarily low levels and/or will impose onerous constraints on marketing, in which case the Company might not be able to profitably trade in such jurisdictions.

Managing Wagering Risk

The online casino gaming and online sports wagering businesses are characterized by an element of chance. Accordingly, SGHC employs theoretical win rates and probability distributions to estimate what a certain type of online casino wager or online sports wager, on average, will win or lose in the long run. Revenue is impacted by variations in the hold percentage (the ratio of winnings to total amount wagered) with respect to the online casino and online sports wagering that SGHC offers to its customers. SGHC uses the hold percentage as an indicator of an online casino game’s or online sports wager’s performance against its expected outcome. Although each online casino wager or online sports wager generally performs within a defined statistical range of outcomes in the long run, actual outcomes may vary for any given period, particularly in the short term.

In the short term, for online casino wagering and online sports wagering, the element of chance may affect win rates (hold percentages); these win rates, particularly for online sports wagering, may also be affected in the short term by factors that are largely beyond the Company’s control, such as unanticipated event outcomes, a customer’s skill, experience and behavior, the mix of games played or wagers placed, the financial resources of customers, the volume of wagers placed and the amount of time spent gambling. Factors that are nominally within the Company’s control, such as the level of incentives or bonuses or comps given to customers, might not, for various reasons both within and beyond the Company’s control, be well-controlled and hence in turn might impact win rates. For online casino games, it is possible that a random number generator outcome or game will malfunction or is otherwise misprogrammed to pay out wins in excess of the game’s mathematical design and award errant prizes. For online sports wagering, it is possible that the Company’s platform erroneously posts odds or is otherwise misprogrammed to pay out odds that are highly favorable to bettors, and bettors place wagers before the odds are corrected. Additionally, odds compilers and risk managers are capable of human error, so even if the Company’s wagering products are subject to a capped payout, significant volatility can occur. Similarly, inadvertently over-incentivizing customers can convert a sports wager or casino game that would otherwise have been expected to be profitable for the Company into one with a positive expectation for the player.

A further factor particularly of relevance to some areas of SGHC’s sports betting business concerns the volatility inherent in certain types of wagers, particularly parlay or accumulator wagers, which are single wagers that link together two or more individual wagers and are dependent on all of those wagers winning together. It is not unusual for a large number of customers to back similar outcomes, and if a high proportion of those outcomes transpire then it is possible that in aggregate these customers will win large sums of money. This is an expected and normal feature of the business that the Company has in the past experienced and expects that it will do so again in the future.

As a result of the variability in these factors, the actual win rates on the Company’s online casino games and online sports wagers may differ from the theoretical win rates it has estimated and could result in the winnings of its online casino games or sports betting customers exceeding those anticipated. The variability of win rates (hold percentages) also has the potential to adversely affect the Company’s business, financial condition, results of operations, prospects and cash flows. See “Risk Factors — Risks Related to Super Group’s Business — Our business depends on the success, including win or hold rates, of existing and future online betting and gaming products, which rely on a variety of factors and are not completely controlled by us.”

Technology and Products

Management believes that pragmatic and commercial product selection for purposes of speed-to-market and product-market fit is a key driver of the success of the business. The Company therefore evaluates each new market independently in order to determine whether the interests of the business would be best served by deploying the Company’s proprietary sports betting product or the original flagship bespoke-developed product or alternate third-party product. Such decisions are also influenced by numerous other factors, such as regulatory constraints and the amount of product customization required to meet such constraints, and the maturity of the market under consideration. Similar considerations are applied in the decision as to which casino games of the available products would be best suited for any particular new market.

Management believes that some of the growth of the Company has been achieved due to this approach but cannot be certain that this will be replicated in future. While the Company has derived much experience from the diverse requirements of the 22 licenses that it already holds, there can be no certainty that such experience will be of any assistance in further new markets, or that the Company will be able to achieve suitable product-market fit in future new markets, either by way of customizing existing product or sourcing additional new products.

Regardless of the product or products selected, the Company will always seek to overlay its own proprietary technology with the intention of achieving competitive advantage. This is particularly true in the area of data and analytics, where the Company’s goal is to be able to evaluate all of its customers in granular detail in real-time so that it can in turn interact, intervene, incentivize and encourage (or discourage, as the case may be) behaviors that are both responsible for the customer and profitable for the Company.

Management believes that a meaningful part of the Company’s growth can be attributed to competitive advantage achieved in this way, but by the nature of such things cannot quantify this belief in any meaningful way and therefore cannot be certain that any such competitive advantage (if it exists) will persist into the future or be replicable in new markets or that competitors will not develop competing technologies (to the extent that they haven’t already done so) in order to substantially erode any such advantage that the Company might currently enjoy.

Seasonality

SGHC’s sport-focused Betway offerings trade in many major markets in both hemispheres and hence benefit from the year-round sporting calendar. Different sporting leagues and events are relatively more or less important in different markets and hence the business benefits from a natural degree of diversification. Sporting events of all sorts take place every day around the world in multiple time zones and, particularly with the advent of virtual sports and eSports, events are available for wagering 24/7/365.

Sports betting is however subject to seasonal fluctuations that may impact revenues and cash flows. Most major sporting leagues and events do not operate year-round and hence SGHC’s operations will be impacted by variations in the sporting calendar over the course of a year. In particular, certain sports leagues operate formats (playoffs, championships, cup finals, etc.) that naturally result in increased customer interest as the end of the season approaches for those sports. Similarly, certain sporting events only operate at specific times of the year (major horse races, major tennis tournaments, etc.) and certain other events only operate on a multi-year cycle (Olympics, FIFA World Cup, etc.).

These phenomena will naturally lead to increased revenues at such times of the year or in major international tournament years, and conversely will result in reduced revenues during off-season periods or in non-tournament years.

For example, Betway’s revenues are often impacted by the calendars of the major European and African football (soccer) leagues, international and Indian Premier League cricket, major American sports leagues, marquee horse racing events, major professional tennis tournaments and the FIFA World Cup. The Company naturally seeks to adapt marketing efforts accordingly, taking advantage of additional opportunities for profitable growth whenever they present while mitigating potentially negative effects on profits by adjusting marketing appropriately in off-season periods.

In contrast, the Spin portfolio of casino brands is largely unaffected by seasonality in aggregate as online casino gaming is largely an individual activity unaffected by external calendars. Management believes that there is however some evidence that seasonality effects may occur at the time of certain major national holidays and/or vacation periods and hence it may occur that SGHC’s revenues and cashflow might be adversely affected during times of year when customers are naturally more likely to engage with other non-gaming activities.

Key Components of Revenue and Expenses

When considering the financial information that follows, the reader should bear in mind when comparing the Company’s performance in the year ended December 31, 2020, with its performance in the year ended December 31, 2019, that Pindus and its subsidiaries are included in full in both years; that Fengari and its subsidiaries are included for the full year ended December 31, 2020, but only part of the year ended December 31, 2019; and that all of the other acquired entities and their subsidiaries are included only for varying parts of the year ended December 31, 2020, notwithstanding that all entities were acquired as going concerns housing underlying businesses that had all been trading for several years already.

Monthly Active Customers

SGHC uses monthly active customers (“MAC”) as an important measure of its customer base. The Company defines MAC as the number of registered customer accounts that wager at the Company’s online casino games and/or sports betting offerings at least once during a particular month. This metric is calculated using internal company data and is not validated, audited or reviewed by an independent party. The size and growth of SGHC’s monthly active customers directly affects the Company’s revenue generated from its online casino games and sports betting offerings, as well as its operating expenses associated with the infrastructure and customer support that is necessary to service customers.

The following tables have been prepared on a pro forma consolidated comparable full-year basis, which is to say that they have been prepared as if all of the entities acquired by the Company during the course of 2019 and 2020 had instead been owned by the Company from January 1, 2019, and show SGHC’s pro forma average MAC over the first six months of 2019, 2020 and 2021 and associated year-on-year growth rates. MAC numbers were significantly negatively impacted in the first 6 months of 2020 by the COVID-19 pandemic, particularly due to the cancellation of sporting events and resulting sharp reduction in sports betting activity between March and June 2020. Accordingly, the year-on-year growth rate shown below for the first six months of 2021 as compared to the first six months of 2020 is likely to be somewhat higher than that which would have been the case in the absence of the COVID-19 pandemic.

Average MAC for 6-month periods ending
	Value	Growth
	millions	millions	%
June 2019	0.93
June 2020	1.13	0.21	22%
June 2021	2.52	1.39	122%

SGHC intends to pursue MAC growth, particularly in regions such as the United States, where the Company aims to focus its efforts on expanding its global footprint.

Revenue

SGHC generates revenue through income earned from online gaming activities, comprising online casino games and sports betting, plus fees from brand licensing agreements. SGHC’s revenue from casino games and sports betting is the sum of amounts won from customers by the sportsbook and casino, less certain customer incentives, and adjusted for the fair market value of gains and losses on open betting positions. SGHC’s revenue is recognized net of adjustments for utilized customer incentives and VAT and GST in countries where these taxes are applicable. SGHC’s revenue is therefore calculated as revenue from casino games and sports betting plus fees from brand licensing agreements minus utilized customer incentives adjustments minus VAT minus GST.

Revenues generated from online casino games and sports betting are recognized at fair value, representing the amount staked by the customer adjusted for any customer incentives. They are subsequently remeasured when the transaction price is known and the amount payable is confirmed, at which point the movement is recorded as a gain or loss in SGHC’s consolidated financial statements. Such gains and losses arise from similar transactions and are therefore offset within revenue. Subsequent changes in these fair values are recorded in the Company’s consolidated financial statements, provided that it is probable that economic benefits will flow to SGHC and the revenue can be reliably measured.

SGHC recognizes net gaming revenue transactions at the point at which they are settled. Any open positions at period end are fair valued with the resulting gain or loss recorded in the Company’s consolidated financial statements. Customer liabilities related to these timing differences are accounted for as derivative financial instruments.

Revenue also includes brand licensing revenues generated by the provision of the Betway brand to other online gambling companies. Brand licensing revenues are recognized over time on a monthly basis in line with either the month in which the licensing revenue is generated or as agreed in fixed contractual terms. The majority of licensing revenue is generated from fixed fee per month contract terms with the remaining licensing revenue generated through contracts specifying a set percentage of Betway’s global brand marketing spend.

SGHC has two operating segments and reportable segments: Betway and Spin. The characteristic of these operating segments is that both engage in business activities from which it may recognize revenues and incur expenses and these segments can be disaggregated by various characteristics but mostly by brand.

SGHC’s sports betting revenue is mostly generated by Betway, which also generates some revenue from online casino. Online casino revenue is mainly generated by Spin (which consists of more than 20 separate brands collectively referred to as Spin), which also generates a small amount of revenue from sports betting. Revenue and costs are reasonably allocated between Betway and Spin based on how management views these groups for performance management and decision-making purposes.

Direct and Marketing Expenses

Marketing expenses are broken out into the following marketing channels: acquisition and retention marketing, search optimization and digital, “affiliates” marketing, and brand marketing or sponsorships. This item also includes compensation, commissions and benefits, event attendance, event sponsorships, association memberships, marketing subscriptions, and third-party consulting fees.

Direct expenses consists primarily of costs relating to fraud, and merchant and processing costs relating to customer deposits and withdrawals. The operating expense group also includes costs relating to royalties paid to content and product providers. Operating expenses also include taxes paid on gaming and sports betting activities in jurisdictions with a gaming tax regime and other operational irrecoverable value added taxes and withholding taxes. Also included are personnel costs, including executive salaries, bonuses and benefits as well as rental, rates and levies and certain office-related and travel expenses. Exchange rate adjustment and restatements are included under this item.

General and Administrative Expenses

General and administrative expenses includes professional services (including legal, regulatory, audit and licensing-related), legal settlements and contingencies. Administrative expenses also include technology-related expenses relating to subscriptions, operational software, domain management and license costs. Expenses paid to outsource services providers are also included under this item.

Depreciation and Amortization

Depreciation and amortization is provided on property and equipment over the estimated useful lives on a straight-line basis. Depreciation and amortization also includes the amortization of intangible assets as well as right of use assets written off on a straight-line basis. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the loss from operations. No depreciation or amortization expense is allowed for in respect of any of the marketing, operating or general and administrative expenses.

Finance Expense (Income)

Finance expenses consists primarily of interest paid in respect of loans payable.

Finance incomes consist primarily of interest received in respect of loans receivable.

Income Tax Expense

SGHC accounts for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The provision for income taxes reflects income earned and taxed. Current income tax relating to items recognized directly in equity is recognized in equity and not in the consolidated statement of profit and loss. See Note 9 to SGHC’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.”

Results of Operations

SGHC was incorporated in July 2020, with the designed purpose of becoming the ultimate parent company of Pindus Holdings Limited, Fengari Holdings Limited, and Pelion Holdings Limited, through a reorganization of entities with common ownership. On October 7, 2020, SGHC entered into a reorganization.

Six Months Ended June 30, 2021, Compared to Six Months Ended June 30, 2020

In the composition of SGHC’s consolidated financial statements for half years ending June 30, 2020 and June 30, 2021, Pindus and Fengari’s results will be for the full half year from January 1 to June 30 for the respective years of 2020 and 2021.

For the period ending June 30, 2020 onwards, Pelion was incorporated as a holding company on April 1, 2020, and thereafter on May 4, 2020, it acquired Lanester Investments Limited. The combination including Pelion with SGHC occurred on April 1, 2020. Given the acquisition date of Lanester, Pelion was included in the SGHC financial statements from May 4, 2020, inclusive of that date.

For the period ending June 30, 2021 the results for Yakira and Gazelle are also included. In September 30, 2020, these two entities were acquired by Pindus, being Yakira Limited and Gazelle Management Holdings Limited.

For the period ending June 30, 2021 the results will also reflect the acquisitions of a company which is licensed in South Africa, Raging River Proprietary Limited for the period January 11, 2021 to June 3, 2021

For the period ending June 30, 2021 the results will also reflect the 2021 acquisitions of the operating companies which include Digiproc Consolidated Limited for the period April 14, 2021 to June 3, 2021, Raichu Investments Proprietary Limited for the period of April 19, 2021 to June 30, 2021 and Webhost Limited, Partner Media Limited, and Buffalo Partners Limited for the period of April 9, 2021 to June 30, 2021.

Pelion and Fengari together house the SGHC business and brands collectively known as Spin, while Pindus (Including Yakira and Gazelle), as well as the newly acquired Raging River, houses the business known as Betway.

DigiProc Consolidated, Raichu Investments, Webhost, Partner Media and Buffalo Partners all reflects the costs under Head Office, the revenue eliminates out under the SGHC consolidation, except for other revenue earned in DigiProc Consolidated from external processors.

The following table sets forth SGHC’s historical consolidated results of operations for the annual periods indicated:

(Euro in thousands)		Spin		Betway Licensed				Betway		Spin		Betway
	SGHC	Pelion	Fengari	Yakira	Gazelle	Raging River	SGHC (Head Office)	Pindus	SGHC	Pelion	Fengari	Pindus
	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	Period from Jan 11 to June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2020	For the Period from May 4 to June 30, 2020	For the period ended June 30, 2021	For the period ended June 30, 2021
Revenue	667,010	37,396	285,970	5,844	40,486	41,204	523	255,587	393,085	16,300	216,292	160,493
Direct and marketing expenses	(443,065)	(11,612)	(168,445)	(6,281)	(28,215)	(22,541)	(25,781)	(180,190)	(274,476)	(9,910)	(132,166)	(132,400)
General and administrative expenses	(79,060)	(7,122)	(36,567)	(2,616)	(7,045)	(3,610)	8,333	(30,433)	(52,862)	(2,261)	(26,811)	(23,790)
Depreciation and amortization expense	(41,981)	(5,288)	(12,187)	(723)	(7,171)	(5,832)	(536)	(10,244)	(25,123)	(1,669)	(13,346)	(10,108)
Profit from operations	102,904	13,374	68,771	(3,776)	(1,945)	9,221	(17,461)	34,720	40,624	2,460	43,969	(5,805)
Finance income	688	5	172	2	271	182	18	38	18	—	11	7
Finance expense	(5,755)	(198)	(68)	(34)	(14)	(8)	(96)	(5,337)	(5,012)	(88)	(19)	(4,905)
Gain on bargain purchase	10,661	—	—	—	—	10,047	614	—	17,487	17,487	—	—
Profit before taxation	108,498	13,181	68,875	(3,808)	(1,688)	19,442	(16,925)	29,421	53,117	19,859	43,961	(10,703)
Income tax expense	(6,011)	217	(1,567)	96	(1,561)	(2,730)	(122)	(344)	1,253	251	1,322	(320)
Profit for the period	102,487	13,398	67,308	(3,712)	(3,249)	16,712	(17,047)	29,077	54,370	20,110	45,283	(11,023)

Revenue

(Euro in thousands)	SGHC	Betway	Pindus	Gazelle	Yakira	Raging River	Spin	Pelion	Fengari	Other
2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	Period from Jan 11 to June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021
Online casino	446,530	124,245	108,127	11,437	4,681	—	322,285	37,259	285,026	—
Sports betting	178,869	177,925	106,509	29,049	1,163	41,204	944	—	944	—

Net Gaming Revenue	625,399	302,170	214,636	40,486	5,844	41,204	323,229	37,259	285,970	—
Brand licensing	41,088	40,951	40,951	—	—	—	137	137	—	—
Other[1]	523	—	—	—	—	—	—	—	—	523

Revenue	667,010	343,121	255,587	40,486	5,844	41,204	323,366	37,396	285,970	523

1.

As referenced in note 6 of the Interim Condensed Consolidated Financial Statement included elsewhere in this registration statement, other includes revenue received from external processors of €0.5 million, this is offset by intergroup elimination entries that are not allocated to a CGU

(Euro in thousands)	SGHC	Betway	Pindus	Gazelle	Yakira	Raging River	Spin	Pelion	Fengari	Other
2020	For the period January 1 through to June 2020	For the period January 1 through to June 2020	For the period January 1 through to June 2020				For the period ended June 30, 2020	For the Period from May 4 to June 30, 2021	For the period January 1 through to June 2020
Online casino	309,614	77,473	77,473	—	—	—	232,141	15,381	216,760	—
Sports betting	55,386	55,854	55,854	—	—	—	(468)	—	(468)	—

Net Gaming Revenue	365,000	133,327	133,327	—	—	—	231,673	15,381	216,292	—
Brand licensing	28,085	27,166	27,166	—	—	—	919	919	—	—

Total Group revenue	393,085	160,493	160,493	—	—	—	232,592	16,300	216,292	—

Revenue for SGHC has increased by €274 million or 41% to €667 million for half year ended June 30, 2021 compared to €393 million for the half year ended June 30, 2020.

Revenue for Pindus increased by €95 million or 39% to €225.6 million for the half year ended June 30, 2021, compared with €160.5 million for the half year ended June 30, 2020. This increase was provided by growth in brand license fee income, which increased as a result of contractual fee renegotiation by €13.8 million or 51% to €41 million for the half year ended June 30, 2021, compared with €27.2 million for the half year ended June 30, 2020.

As a result of the impact of the COVID-19 pandemic and in particular the wholesale cancellation of sporting events in the months of March, April, May and June 2020, which mostly recovered during the early part of 2021 led to an increase in the net gaming revenue for Pindus of €95.1 million or 59% to €255.6 million for the half year ended June 30, 2021, compared with €160.5 million for the half year ended June 30, 2020. The increase in revenue is due to the increase in sports and casino revenue but also due to efficiencies in bonus allocations as well as changes in regulation in certain markets such as Spain on the allowance of sign-up bonuses. There was also a decrease in divestment provisions which increased the net gaming revenue for the periods compared.

Sports net gaming revenue for Pindus increased by €50.7 million or 91% to €106.5 million for the half year ended June 30, 2021, compared with €55.9 million for the half year ended June 30, 2020. Casino net gaming revenue for Pindus increased by only €30.7 million or 40% to €108.1 million for the half year ended June 30, 2021, compared with €77.5 million for the half year ended June 30, 2020. The significant growth in sports revenue during 2021 is mainly due to the recovery of the sports wagering due to the post COVID-19 impact of the pandemic on live sporting events across the world. The increase in revenue is also due to the result of increased marketing strategies such as the NFL and NBA sponsorships during the season in the half year ending June 30, 2021.

Revenue for Fengari increased by €70 million or 32% for the half year ended June 30, 2021, to €286 million compared to €216.3 million for the half year ended June 30, 2020. Casino net gaming revenue in Fengari increased by €68.2 million or 31%, compared to gaming revenue of €285 million for the half year ended June 30, 2021, compared with €216.3 million, for in the half year ended June 30, 2020. The increase in revenue is mainly due to enhanced marketing strategies as well as efficiencies in bonus allocations across all markets.

Additional casino net gaming revenue was derived from the acquisition during 2020 of Pelion, Yakira and Gazelle, adding a further €53.4 million or 12% of aggregate casino net gaming revenue in the half year ended June 30, 2021, taking the total to €444.5 million for the half year ended June 30, 2021.

Additional sports net gaming revenue was derived from the acquisition during 2020 of Yakira and Gazelle, adding a further €30.2 million or 17% of aggregate sports net gaming revenue in the half year ended June 30, 2021 as well as the acquisition during 2021 of Raging River adding a further €43.3 million or 24% of aggregate sports net gaming revenue taking the total to €180 million for the half year ended June 30, 2021.

The Betway segment (comprising Pindus, Raging River, Yakira and Gazelle) contributed €343.1 million or 51% of total revenue and the Spin segment (comprising Fengari and Pelion) contributed €323,7 million or 49% of total revenue of €667 million in the half year ended June 30, 2021.

Direct and Marketing Expenses

(Euro in thousands)	For the half year ended June 30, 2021					For the half year ended June 30, 2020
	SGHC	Other	Spin	Betway Licensed	Betway	SGHC	Spin	Betway
Direct Expenses	267,495	25,980	105,150	36,934	99,431	167,487	90,898	76,589
Gaming tax, license costs and other tax	25,034	163	2,779	10,296	11,796	16,693	2,934	13,759
Processing & Fraud Costs	85,760	1,569	39,873	10,175	34,143	42,154	26,940	15,214
Royalties	107,511	—	71,000	8,203	28,308	75,517	57,620	17,897
Staff related expenses	32,913	2,775	209	3,995	25,934	25,308	148	25,160
Other operational costs	11,902	21,303	(7,534)	2,864	(4,731)	8,703	963	7,740
Financing Expenses	2,920	147	438	1,444	891	2,957	2,210	747
Costs relating to currency movements	1,455	23	(1,615)	(43)	3,090	(3,845)	83	(3,928)
Marketing Expenses	175,570	(199)	74,907	20,103	80,759	106,989	51,178	55,811

Direct and marketing expenses	443,065	25,781	180,057	57,037	180,190	274,476	142,076	132,400

Marketing expenditure in the Betway (Pindus) segment increased by €25 million or 45% for the half year ended June 30, 2021, to €80.8 million compared with €55.8 million for the half year ended June 30, 2020. This increase is mainly attributable to the reduction in marketing spend during 2020 due to the cancellation of major sporting leagues and events due to COVID-19 lockdowns around the world during. Marketing spend normalized during the first part of 2021.

Marketing expenditure in the Spin segment increased by €23.8 million or 47% for the half year ended June 30, 2021, to €75 million compared with €51.2 million for the half year ended June 30, 2020, which is within the marketing strategy and budget for 2021.

Direct expenditure in the Betway segment increased by €22.8 million or 30% in the half year ended June 30, 2021, to €99.4 million compared with €76.6 million for the half year ended June 30, 2020, mainly attributable to the impact of the increase in revenue which directly increase the cost of revenue including gaming tax and license costs, processing and fraud costs and royalties. Cost of revenue for the Betway segment increased by €27.4 million or 58% to €74.2 million for the half year ended June 30, 2021, compared to €46.8 million for the half year ended June 30, 2020.

Direct expenses in the Spin segment increased by €14.3 million or 16% for the half year ended June 30, 2021, to €105.1 million compared with €90.9 million for the half year ended June 30, 2020. This is mainly attributable to the increase of the cost of revenue which increase in line with the increase in revenue. Cost of revenue for the Spin segment increased by €26.2 million or 30% to €113.7 million for the half year ended June 30, 2021, compared to €87.5 million for the half year ended June 30, 2020.

Staff related expenses remained largely flat for both the Spin and Betway segments because of operational efficiencies.

The acquisitions of Yakira and Gazelle (September 30, 2020) as well as Raging River (January 11,2021) referred to as the Betway Licensed segment, contributed €57 million or 13% to the total SGHC direct and marketing expenses totaling to €443 million for the half year ending June 30, 2021.

General and Administrative Expenses

(Euro in thousands)	For the half year ended June 30, 2021					For the half year ended June 30, 2020
	SGHC	Other	Spin	Betway Licensed	Betway	SGHC	Spin	Betway
Outsource fees	58,889	2,630	32,994	8,706	14,559	41,872	27,633	14,239
Technology and infrastructure costs	7,097	719	303	410	5,665	4,312	186	4,126
Other administrative costs	13,074	(11,682)	10,392	4,155	10,209	6,678	1,253	5,425

General and administrative expenses	79,060	(8,333)	43,689	13,271	30,433	52,862	29,072	23,790

In the Betway (Pindus) segment, general and administrative expenditure increased with €7.7 million or 33% to €30.4 million for the half year ended June 30, 2021, compared to €22.7 million for the half year ended June 30, 2020. Outsource fees increased by €1.4 million or 11% to €14.6 million for the half year ended June 30, 2021, mainly due to inflationary increases. Technology and infrastructure costs increased by €1.5 million or 37% to €5.6 million for the half year ended June 30, 2021, primarily due to the cost of provisioning technology for enabling all staff to work from home.

General and administrative expenses for the Spin segment increased by €18.2 million or 71.6% to €43.7 million for the half year ended June 30, 2021, compared to €25.5 million for the half year ended June 30, 2020. This increase is due to the acquisition of Pelion on May 4, 2020, in comparison to Pelion adding the full six months of general and administration expenses for the half year ended June 30, 2021.

The acquisition of Yakira and Gazelle (September 30, 2020) contributed €9.7 million to general and administrative expenses for the Betway Licensed segment for the half year ending June 30, 2021 and the acquisition of Raging River (January 11, 2021) contributed €3.6 million to general and administrative expenses for the Betway Licensed segment for the half year ending June 30, 2021.

SGHC’s total general and administrative expense for the half year ended June 30, 2021, was €79.1 million.

Depreciation and Amortization

Depreciation and amortization expenditure for Pindus saw a minor decrease of €0.14 million or 1% for the half year ended June 30, 2021, compared with the half year ended June 30, 2020. This was mainly due to a decrease in capitalized internally developed software intended for the automation of responsible gaming and anti- money laundering components of customer-facing websites and apps. Depreciation and amortization expenditure for Fengari decrease by €1.2 million or 8.7% to €12.2 million for the half year ending June 30, 2021, in comparison to €13.4 million for the half year ended June 30, 2020.

The acquisition of the other Betway entities, Yakira and Gazelle (during 2020) contributed €7.9 million while the acquisition of Raging River (during 2021) contributed €5.8 million. Pelion (acquired into the Spin segment) contributed a further €5.3 million to SGHC’s total depreciation and amortization expenses of €42 million for the half year ended June 30, 2021 compared to €25.1 million for the half year ended June 30, 2020.

Income Tax Expense

Income tax expense for Pindus for the half year ended June 30, 2021, decreased by €0.02 million or 7.5% to €0.34 million, compared with an income tax expense of €0.32 million for the half year ended June 30, 2020, resulting in effective tax rates of 0.13% and 0.20%, respectively for the periods.

SGHC total tax expense was €6 million for the half year ended June 30, 2021, and an effective tax rate of 0.6% for the half year. The low effective tax rate is mainly due to deferred tax recognized on the business acquisitions and timing differences.

Net Profit

SGHC’s total profit for the half year ending June 30, 2021, was €102.5 million.

Pindus’s profit increased by €40.1 million for the year or (364)% to €29.1 million for the half year ending June 30, 2021, from a loss of €11.0 million for the half year ended June 30, 2020.

Fengari’s profit increased by €22 million for the year or 48.6% to €67.3 million for the half year ending June 30, 2021, compared to €45.3 million for the half year ended June 30, 2020.

Non-GAAP Financial Information

EBITDA

This proxy statement/prospectus includes EBITDA, which is a non-GAAP company-specific performance measure that SGHC uses to supplement the Company’s results presented in accordance with IFRS. EBITDA is defined as profit for the period before depreciation, amortization, impairment, financial income, financial expense and tax expense/credit.

Adjusted EBITDA

This proxy statement/prospectus includes Adjusted EBITDA, which is a non-GAAP company-specific performance measure that SGHC uses to supplement the Company’s results presented in accordance with IFRS. Adjusted EBITDA is defined as EBITDA minus gain on bargain purchase. SGHC believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance as it is similar to measures reported by the Company’s public competitors and is regularly used by securities analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any IFRS financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. SGHC compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate SGHC’s business.

Net Gaming Revenue

Net Gaming Revenue (“NGR”) is Gross Gaming Revenue (inclusive of both online casino and sports betting) minus bonuses and comps and incentives, minus payments to casino game suppliers in order to fund progressive jackpot network games, and minus value-added tax (“VAT”) and goods and services tax (“GST”) in countries where these taxes are applicable.

NGR is not presented in accordance with IFRS as issued by the IASB nor audited in accordance with either Public Company Oversight Board (“PCAOB”) standards nor generally accepted auditing standards in the U.S. IFRS differs in certain respects from U.S. GAAP.

NGR is an internal measure used by the Company as an indicator of the Company’s overall performance and for comparison against peers which disclose similar numbers on a regular basis. The value and growth of the Company’s NGR directly affects the Company’s revenue generated from its online casino games and sports betting offerings. A number of other operating expenses are correlated with NGR, including fraud, payment processing, “affiliates” marketing and the provision of casino and sports betting products. The same is true to a lesser extent of operating expenses associated with the infrastructure and customer support that is necessary to service customers.

The table below presents SGHC’s Adjusted EBITDA reconciled to the Company’s profit / (loss) for the year, the closest IFRS measure, for the periods indicated:

(Euro in thousands)		Spin		Betway Licensed				Betway
	SGHC	Pelion	Fengari	Yakira	Gazelle	Raging River	Other	Pindus	SGHC	Pindus	Fengari	Pelion
		For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021	Period from Jan 11 to June 30, 2021	For the period ended June 30, 2021	For the period ended June 30, 2021		For the period ended June 30, 2021	For the period ended June 30, 2021	For the Period from May 4 to June 30, 2020
Profit for the period	102,487	13,398	67,306	(3,712)	(3,249)	16,712	(17,045)	29,077	54,370	(11,023)	45,283	20,110
Income tax expense	6,011	(217)	1,569	(96)	1,561	2,730	120	344	(1,253)	320	(1,322)	(251)
Finance income	(688)	(5)	(172)	(2)	(271)	(182)	(18)	(38)	(18)	(7)	(11)	—
Finance expense	5,755	198	68	34	14	8	96	5,337	5,012	4,905	19	88
Depreciation and amortization expense	41,981	5,288	12,187	723	7,171	5,832	536	10,244	25,123	10,108	13,346	1,669
EBITDA	155,546	18,662	80,958	(3,053)	5,226	25,100	(16,311)	44,964	83,234	4,303	57,315	21,616
Gain on bargain purchase	(10,661)	—	—	—	—	(10,047)	(614)	—	(17,487)	—	—	(17,487)
Adjusted EBITDA	144,885	18,662	80,958	(3,053)	5,226	15,053	(16,925)	44,964	65,747	4,303	57,315	4,129

Cash Flows

The following table summarizes SGHC’s cash flows for the periods indicated.

	Period ending June 30, 2021	Period ending June 30, 2020
(Euro in thousands)
Net cash provided by (used in) operating activities	130,140	55,972
Net cash provided by (used in) investing activities	32,207	6,529
Net cash provided by (used in) financing activities	(28,836)	(14,445)

Total cash movement for the year	133,511	48,056
Cash and cash equivalents at end of the period	271,826	122,932

Operating Activities

Cash generated by operating activities for the half year ended June 30, 2020, included 6 months for Pindus and Fengari and two months for Pelion, compared to six months for Pindus, Fengari, Pelion; nearly six month for Raging River which has been acquired on January 11, 2021 and around three months the newly acquired entities, depending on the acquisition dates, in the half year ended June 30,2021. The half year ended June 30, 2021 was positively impacted by multiple acquisitions partially offset by higher costs.

Net cash generated by operating activities was €130.1 million for the half year ended June 30, 2021, an increase of €74.1 million compared with net cash used in operating activities in the amount of €56.0 million for the half year ended June 30, 2020.

For the half year ended June 30, 2021, this was mainly driven by the increase in consolidated profit for the half year from €54.4 million for the half year ended June 30, 2020, to a profit of €102.5 million for the half year ended June 30, 2021. Further increases in cash for the half year ended June 30, 2021, arose due to a decrease in trade and other receivables of €29.2 and an increase in amortization of intangible assets in the amount of €39.4 million.

Cash generated by operating activities was negatively impacted as a result of cash used due to changes in working capital including the increase in restricted cash of €9 million as well as an increase in the payment of trade and payables of €26.7 million, driven by the increase in outstanding processing receivables as well as increase in marketing spend which increase the profitability as at year ended June 30, 2021.

Investing Activities

Net cash used in investing activities amounted to €32.2 million for the half year ended June 30, 2021, compared with net cash generated by investing activities in the amount of €6.5 million for the half year ended June 30, 2020.

For the half year ended June 30, 2021, this was primarily driven by the increase in cash due to the receipt of repayment of loans and borrowings of €34.4 million as well as acquisition of businesses, cash acquired net of cash paid of €5.2 for the half year ended June 30, 2021.

Financing Activities

Net cash from financing activities reduced total cash by €28.8 million for the half year ended June 30, 2021, mainly due to repayment of interest-bearing loans of €16.8 million as well as share repurchases of €10.7 million. This compares with a net cash decrease from financing activities of €14.4 million in the half year ended June 30, 2020, mainly due to the cash payment for interest-bearing loans of €16.8 million and shares issues of €6.2 million. Cash decreased due to cash paid for deferred considerations of €22.5 million. Interest-bearing loans are loans with Bellerive Global Services Limited utilized for further investment into the growth of the group through brand and other marketing strategies. These loans were converted to equity by a share issue on June 30, 2021.

Year Ended December 31, 2020, Compared to Year Ended December 31, 2019

In the make-up of SGHC’s consolidated financial statements for years ending December 31, 2019 and December 31, 2020, Pindus will be the predecessor entity whose results will be reflected in the financial statements prior to July 31, 2019.

From July 31, 2019 onwards, all Fengari’s shareholders were present in the ownership structure. This ownership structure was in place from the time of Fengari’s incorporation on July 26, 2019. Owing to this high degree of commonality of ownership with Fengari and the acquisition of City Views by Fengari on July 31, 2019, the combination of the entities, and fair value accounting, occurred on July 31, 2019. Accordingly, Fengari was included in the SGHC financial statements from July 31, 2019, inclusive of that date.

Pelion was incorporated as a holding company on April 1, 2020, and thereafter on May 4, 2020, it acquired Lanester Investments Limited. The combination including Pelion with SGHC occurred on April 1, 2020. Given the acquisition date of Lanester, Pelion was included in the SGHC financial statements from May 4, 2020, inclusive of that date. Financial statements for Lanester Investments Limited, prior to acquisition, are also presented in accordance with Regulation S-X Rule 3-05. See consolidated financial statements of Lanester Investments Limited beginning on page F-110 of this proxy statement/prospectus.

On September 30, 2020, two further acquisitions were made by Pindus, being Yakira Limited and Gazelle Limited. Being thereby part of Pindus, Yakira and Gazelle were effectively consolidated with SGHC on that date, and were included in the SGHC financial statements from October 1, 2020, inclusive of that date.

Pelion and Fengari together house the SGHC business and brands collectively known as Spin, while Pindus (including Yakira and Gazelle) houses the business known as Betway.

The following table sets forth SGHC’s historical consolidated results of operations for the annual periods indicated:

(Euro in thousands)	For the year ended December 31, 2020							For the year ended December 31, 2019
		Spin		Betway Licensed			Betway		Betway	Spin
	SGHC	Pelion	Fengari	Yakira	Gazelle	SGHC (Head Office)	Pindus	SGHC	Pindus	Fengari
	For the year ended December 31, 2020	Period from May 4, 2020 through December 31, 2020	For the year ended December 31, 2020	Period from October 1, 2020 through December 31, 2020	Period from October 1, 2020 through December 31, 2020	Period from July 6, 2020 through December 31, 2020	For the year ended December 31, 2020	For the year ended December 31, 2019	For the year ended December 31, 2019	Period from August 1, 2019 through December 31, 2019
Revenue	908,019	60,958	452,536	2,908	22,087	—	369,531	476,040	346,016	130,025
Direct and marketing expenses	(612,689)	(30,975)	(271,083)	(3,051)	(13,011)	(84)	(294,486)	(430,984)	(346,959)	(84,025)
General and administrative expenses	(114,538)	(9,003)	(62,079)	(1,117)	(1,974)	(4,472)	(35,893)	(69,967)	(45,782)	(24,184)
Depreciation and amortization expense	(55,407)	(6,576)	(24,228)	(319)	(3,532)	(1)	(20,751)	(30,460)	(19,772)	(10,689)
Profit/(loss) from operations	125,385	14,404	95,146	(1,580)	3,570	(4,556)	18,401	(55,371)	(66,497)	11,127
Finance income	257	10	119	1	92	—	36	158	44	114
Finance expense	(10,991)	(637)	(80)	(17)	(70)	(0)	(10,188)	(7,735)	(7,733)	(2)
Gain on bargain purchase	34,995	17,487	—	—	17,507	—	—	45,331	—	45,331
Profit/(loss) before taxation	149,646	31,265	95,185	(1,595)	21,098	(4,556)	8,249	(17,617)	(74,186)	56,571
Income tax expense	(429)	962	568	48	(1,561)	193	(639)	(333)	(767)	434
Profit/(loss) for the year	149,217	32,227	95,754	(1,547)	19,537	(4,363)	7,610	(17,950)	(74,953)	57,004

Revenue

(Euro in thousands)		Spin		Betway Licensed		Betway		Betway	Spin
	SGHC	Pelion	Fengari	Yakira	Gazelle	Pindus	SGHC	Pindus	Fengari
	For the year ended December 31, 2020	May 4 through to December 31, 2020	For the year ended December 31, 2020	October 1 through to December 31, 2020	October 1 through to December 31, 2020	For the year ended December 31, 2020	For the year ended December 31, 2019	For the year ended December 31, 2019	August 1 through to December 31, 2019
Online casino(2)	683,404	59,069	452,242	2,369	5,309	164,415	296,287	166,894	129,393
Sports betting(2)	161,373	—	293	666	18,503	141,910	137,036	136,405	631

Net Gaming Revenue	844,777	59,069	452,535	3,035	23,812	306,325	433,323	303,299	130,024
Brand licensing(3)	63,242	1,890	—	(127)	(1,726)	63,205	42,717	42,717	—

Revenue	908,019	60,958	452,535	2,908	22,087	369,530	476,040	346,016	130,024

Revenue for Pindus increased by €23.5 million or 7% to €369.5 million for the year ended December 31, 2020, compared with €346.0 million for the year ended December 31, 2019. The majority of this increase was provided by growth in Other Revenue (comprising of brand license fee income), which increased as a result of contractual fee renegotiation by €20.5 million or 48% to €63.2 million for the year ended December 31, 2020, compared with €42.7 million for the year ended December 31, 2019.

Primarily as a result of the impact of the COVID-19 pandemic and in particular the wholesale cancellation of sporting events in the months of March, April, May and June, 2020, net gaming revenue for Pindus increased by only €3 million or 1% to €306.3 million for the year ended December 31, 2020, compared with €303.3 million for the year ended December 31, 2019. This was also due to the reductions in Bonus, Comps and Incentives awarded to customers for the year ended December 31, 2020.

Sports net gaming revenue for Pindus increased by only €5.5 million or 4% to €141.9 million for the year ended December 31, 2020, compared with €137 million for the year ended December 31, 2019. Casino net gaming revenue for Pindus decreased by only €2.5 million or 1.5% to €164.4 million for the year ended December 31, 2020, compared with €166.9 million for the year ended December 31, 2019. The slow growth in sports revenue and the reduction in casino revenue were due in part to stricter regulations introduced in the United Kingdom, Sweden and Germany, and also due to the impact of the COVID-19 pandemic, as the cancellation of sporting events in the months of March to June, 2020, led to a general reduction in new customer acquisition for Betway (Pindus) across Betway’s entire product portfolio over that period, together with a significant reduction in sports wagering.

Revenue for Fengari increased by €322.5 million or 248% for the year ended December 31, 2020, to €452.5 million compared with €130.0 million for the year ended December 31, 2019. This is due in part to the fact that the year ended December 31, 2019, comprised of only five months of revenue for Fengari following the acquisition of Fengari on July 31, 2019. Casino net gaming revenue in Fengari increased by €322.5 million or 248%, due in part to the inclusion of 12 months in this period resulting in casino net gaming revenue of €452.5 million for the year ended December 31, 2020, compared with €130 million, being only five months of revenue accounted for in the year ended December 31, 2019.

Additional casino net gaming revenue was derived from the acquisition of Pelion, Yakira and Gazelle, adding another €86 million or 9.46% of aggregate casino net gaming revenue in the year ended December 31, 2020, taking the total to €844.8 million for the year ended December 31, 2020.

Additional sports net gaming revenue was derived from the acquisition of Yakira and Gazelle, adding a further €19.0 million or 11.9% of aggregate sports net gaming revenue in the year ended December 31, 2020, taking the total to €161.3 million for the year ended December 31, 2020.

SGHC’s total revenue was €908.0 million for the year ended December 31, 2020, an increase of €432.0 million or 91% compared with the year ended December 31, 2019, mainly due to the additional revenue contributed by the acquisition of Fengari on July 31, 2019 (which therefore contributed 12 months of revenue totaling €452.5 million in the year ended December 31, 2020, an increase of €322.5 million compared with the five month period included in the year ended December 31, 2019); the additional revenue contributed by the acquisition of Pelion on May 4, 2020 (€61.0 million, or 7% of the total); and the additional revenue contributed by the acquisition of Gazelle and Yakira on September 30, 2020 (€25.0 million or 3% of the total).

Other Revenue (comprising of brand license fee income) increased as a result of contractual fee renegotiation by €20.5 million or 48% to €63.2 million for the year ended December 31, 2020, compared with €42.7 million for the year ended December 31, 2019.

(Euro in thousands)	2020				2019
	SGHC	Spin	Betway Licensed	Betway	SGHC	Betway	Spin
Online casino(2)	683,404	511,311	7,678	164,415	296,287	166,894	129,393
Sports betting(2)	161,373	293	19,170	141,910	137,036	136,405	631

Net Gaming Revenue	844,777	511,604	26,848	306,325	433,323	303,299	130,024
Brand licensing(3)	63,242	1,890	(1,853)	63,205	42,717	42,717	—

Revenue	908,019	513,494	24,995	369,530	476,040	346,016	130,024

The Betway segment (comprising Pindus, Yakira and Gazelle) contributed €394.5 million or 43% of total revenue and the Spin segment (comprising Fengari and Pelion) contributed €513.5 million or 57% of total revenue of €908.0 million in the year ended December 31, 2020.

(2) Sports betting and online casino revenues are not within the scope of IFRS 15 ‘Revenue from Contracts with Customers’ and are treated as derivatives under IFRS 9 ‘Financial Instruments’.

(3) Brand licensing revenues are within the scope of IFRS 15 ‘Revenue from Contracts with Customers’.

Direct and Marketing Expenses

(Euro in thousands)	For the year ended December 31, 2020					For the year ended December 31, 2019
	SGHC	Other	Spin	Betway Licensed	Betway	SGHC	Betway	Spin
Direct Expenses	365,823	84	193,363	10,775	161,601	236,634	182,088	54,546
Gaming tax, license costs and other tax	33,969	—	5,593	3,560	24,816	44,087	42,027	2,061
Processing & Fraud Costs	99,322	—	57,491	2,741	39,091	51,709	33,958	17,751
Royalties	164,636	—	121,466	3,041	40,129	70,900	37,961	32,939
Staff related expenses	47,158	38	327	554	46,239	43,007	42,861	146
Other operational costs	19,142	45	2,830	395	15,871	20,566	19,685	880
Financing Expenses	4,994	1	4,214	995	(215)	1,357	610	747
Costs relating to currency movements	(3,399)	—	1,442	(511)	(4,330)	5,009	4,986	24
Marketing Expenses	246,867	—	108,695	5,286	132,886	194,350	164,871	29,479

Direct and marketing expenses	612,689	84	302,058	16,061	294,486	430,984	346,959	84,025

Marketing expenditure in the Betway (Pindus) segment decreased by €32.0 million or 19% for the year ended December 31, 2020, to €132.9 million compared with €164.9 million for the year ended December 31, 2019, mainly attributable to the cancellation of major sporting leagues and events due to COVID-19 lockdowns around the world.

Direct expenditure in the Betway segment decreased by €20.5 million or 11% in the year ended December 31, 2020, to €161.6 million compared with €182.1 million for the year ended December 31, 2019, mainly attributable to the impact of the decrease in revenue on gaming tax and license costs, which is typically directly related to revenue and which reduced by €17.2 million or 41% to €24.8 million for the year ended December 31, 2020, compared to €42.0 million for the year ended December 31, 2019. Staff related expenses increased largely as a result of increased staff employed in the areas of responsible gaming, AML and compliance in line with the Company’s goals and strategies, resulting in an increase of €3.4 million or 8% to €46.2 million for the year ended December 31, 2020. This was offset by a decrease in other operational costs due to COVID-19 lockdowns, resulting in a net reduction of €3.8 million or 19% to €15.9 million for the year ended December 31, 2020.

Direct expenses in the Spin segment increased by €138.8 million or 255% for the year ended December 31, 2020, to €193.4 million compared with €54.5 million for the year ended December 31, 2019. This is mainly attributable to the inclusion of a full year of costs for Fengari for the year ended December 31, 2020 (€172.4 million) compared with only a five-month period for Fengari for the year ended December 31, 2019 (€54.5 million), and also as a result of the acquisition of Pelion which added a further €21.0 million for year ending December 31, 2020.

The acquisitions of Yakira and Gazelle added €16.1 million or 3% of total to SGHC’s direct and marketing expenses for the year ending December 31, 2020, contributing to total SGHC direct and marketing expenses increasing by €181.2 million or 42% to a total of €612.7 million for the year ending December 31, 2020.

General and Administrative Expenses

(Euro in thousands)	For the year ended December 31, 2020					For the year ended December 31, 2019
	SGHC	Other	Spin	Betway Licensed	Betway	SGHC	Betway	Spin
Outsource fees	86,506	—	67,378	2,627	16,501	52,491	29,668	22,823
Technology and infrastructure costs	9,172	1	534	79	8,558	5,785	5,681	103
Other administrative costs	18,860	4,471	3,170	384	10,834	11,691	10,432	1,258

General and administrative expenses	114,538	4,472	71,082	3,091	35,893	69,967	45,782	24,184

In the Betway (Pindus) segment, general and administrative expenditure saw a decline of €9.9 million or 22% for the year ended December 31, 2020, to €35.9 million compared with €45.8 million for the year ended December 31, 2019. Outsource fees reduced by €13.2 million or 44% to €16.5 million for the year ended December 31, 2020, owing to the effects of the global COVID-19 pandemic, in particular the widespread cancellation of sporting events around the globe during March to June, 2020. Technology and infrastructure costs increased by €2.9 million or 51% to €8.6 million for the year ended December 31, 2020, primarily due to the cost of provisioning technology for enabling all staff to work from home. General and administrative expenses for the Spin segment increased by €46.9 million or 194% to €71.1 million mainly due to Fengari’s general and administrative expenses for a full year of €62.0 million for the year ended December 31, 2020, compared to €24.2 million for the five month period accounted for in the year ended December 31, 2019. This increase is also due to the acquisition of Pelion on May 4, 2020, which increased general and administrative expenses by a further €9.0 million for the year ended December 31, 2020.

The acquisition of Yakira and Gazelle contributed €3.1 million to general and administrative expenses for the Betway Licensed segment. SGHC’s total general and administrative expense for the year ended December 31, 2020, was €114.5 million.

Depreciation and Amortization

Depreciation and amortization expenditure for Pindus saw a minor increase of €0.98 million or 5% for the year ended December 31, 2020, compared with the year ended December 31, 2019. This was mainly due to an increase in capitalized internally developed software intended for the automation of responsible gaming and anti-money laundering components of customer-facing websites and apps. Depreciation and amortization expenditure for Fengari increased by €13.5 million or 127% to €24.2 million for the year ending December 31, 2020, in comparison to €10.7 million for the year ended December 31, 2019. This is mainly due to the year ending December 31, 2019, only comprising five months of depreciation and amortization for Fengari.

The acquisition of the other Betway entities (Yakira and Gazelle) contributed €3.9 million while Pelion (acquired into the Spin segment) contributed a further €6.6 million to SGHC’s total depreciation and amortization expenses of €55.4 million for the year ended December 31, 2020.

Finance Expense (Income)

Finance expenditure net of finance income for Pindus saw an increase of €2.5 million or 32% to €10.2 million in the year ended December 31, 2020, compared with €7.7 million for the year ending December 31, 2019, driven by an increase in a loan facility with Bellerive Global Services Limited.

Income Tax Expense

Income tax expense for Pindus for the year ended December 31, 2020, decreased by €0.13 million or 17% to €0.64 million, compared with an income tax expense of €0.77 million for the year ended December 31, 2019, resulting in effective tax rates of 7.8% and (1.0)%, respectively for the periods.

SGHC accrued additional tax expenses of €0.55 million with the acquisition of Pelion, Gazelle and Yakira, resulting in a total tax expense of €0.43 million for the year ended December 31, 2020, and an effective tax rate of 0.3% for the year. The low effective tax rate is mainly due to deferred tax recognized on the business acquisitions and timing differences.

Net Profit

SGHC’s total profit for the year ending December 31, 2020, was €149.2 million.

Pindus’s profit increased by €82.6 million for the year or (110)% to €7.6 million for the year ending December 31, 2020, from a loss of €75.0 million for the year ended December 31, 2019. Acquisition of Pelion, Gazelle and Yakira contributed €50.2 million or 34% of total for the year ending December 31, 2020.

Non-GAAP Financial Information

EBITDA

This proxy statement/prospectus includes EBITDA, which is a non-GAAP company-specific performance measure that SGHC uses to supplement the Company’s results presented in accordance with IFRS. EBITDA is defined as profit for the period before depreciation, amortization, impairment, financial income, financial expense and tax expense/credit.

Adjusted EBITDA

This proxy statement/prospectus includes Adjusted EBITDA, which is a non-GAAP company-specific performance measure that SGHC uses to supplement the Company’s results presented in accordance with IFRS. Adjusted EBITDA is defined as EBITDA minus gain on bargain purchase. SGHC believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance as it is similar to measures reported by the Company’s public competitors and is regularly used by securities analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any IFRS financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. SGHC compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate SGHC’s business.

Net Gaming Revenue

Net Gaming Revenue (“NGR”) is Gross Gaming Revenue (inclusive of both online casino and sports betting) minus bonuses and comps and incentives, minus payments to casino game suppliers in order to fund progressive jackpot network games, and minus value-added tax (“VAT”) and goods and services tax (“GST”) in countries where these taxes are applicable.

NGR is not presented in accordance with IFRS as issued by the IASB nor audited in accordance with either Public Company Oversight Board (“PCAOB”) standards nor generally accepted auditing standards in the U.S. IFRS differs in certain respects from U.S. GAAP.

NGR is an internal measure used by the Company as an indicator of the Company’s overall performance and for comparison against peers which disclose similar numbers on a regular basis. The value and growth of the Company’s NGR directly affects the Company’s revenue generated from its online casino games and sports betting offerings. A number of other operating expenses are correlated with NGR, including fraud, payment processing, “affiliates” marketing and the provision of casino and sports betting products. The same is true to a lesser extent of operating expenses associated with the infrastructure and customer support that is necessary to service customers.

The table below presents SGHC’s Adjusted EBITDA reconciled to the Company’s profit / (loss) for the year, the closest IFRS measure, for the periods indicated:

(Euro in thousands)		Spin		Betway Licensed			Betway		Betway	Spin
	SGHC	Pelion	Fengari	Yakira	Gazelle	SGHC (Head Office)	Pindus	SGHC	Pindus	Fengari
	For the year ended December 31, 2020	Period from May 4, 2020 through December 31, 2020	For the year ended December 31, 2020	Period from October 1, 2020 through December 31, 2020	Period from October 1, 2020 through December 31, 2020	Period from July 6, 2020 through December 31, 2020	For the year ended December 31, 2020	For the year ended December 31, 2019	For the year ended December 31, 2019	Period from August 1, 2019 through December 31, 2019
Profit/(loss) for the year	149,217	32,227	95,754	(1,547)	19,537	(4,363)	7,610	(17,950)	(74,953)	57,004
Income tax expense	429	(962)	(568)	(48)	1,561	(193)	639	333	767	(434)
Finance income	(257)	(10)	(119)	(1)	(92)	—	(36)	(158)	(44)	(114)
Finance expense	10,991	637	80	17	70	0	10,188	7,735	7,733	2
Depreciation and amortization expense	55,407	6,576	24,228	319	3,532	1	20,751	30,460	19,772	10,689
EBITDA	215,787	38,468	119,374	(1,260)	24,608	(4,555)	39,152	20,421	(46,726)	67,147
Gain on bargain purchase	(34,995)	(17,487)	—	—	(17,507)	—	—	(45,331)	—	(45,331)
Adjusted EBITDA	180,792	20,981	119,374	(1,260)	7,101	(4,555)	39,152	(24,911)	(46,726)	21,815

Liquidity and Capital Resources

SGHC measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. SGHC’s current working capital needs relate mainly to the monthly cashflow requirements of the Company’s direct and marketing expenses and general and administrative expenses. SGHC’s ability to expand and grow its business will depend on many factors, including its working capital needs and the evolution of its operating cash flows.

SGHC had €138.5 million in cash and cash equivalents as of December 31, 2020. On a pro forma basis, assuming the Business Combination closed on that date, cash and cash equivalents would have amounted to approximately €158.6 million. SGHC cannot guarantee that its available cash resources will be sufficient to meet its liquidity needs. SGHC may need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions or competitive pressures. SGHC believes that its cash and cash equivalents following the consummation of the Business Combination will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. To the extent that its current resources are insufficient to satisfy its cash requirements, SGHC may need to seek additional equity or debt financing. If the required financing is not available, or if the terms of financing are less desirable than expected, SGHC may be forced to decrease its level of investment in new market launches and related marketing initiatives or to scale back its existing operations, which could have an adverse impact on its business and financial prospects.

Cash Flows

The following table summarizes SGHC’s cash flows for the periods indicated.

	Year Ended December 31, 2020	Year Ended December 31, 2019
(Euro in thousands)
Net cash provided by (used in) operating activities	151,325	3,591
Net cash provided by (used in) investing activities	(5,838)	49,637
Net cash provided by (used in) financing activities	(81,088)	(7,889)

Total cash movement for the year	64,399	45,339
Cash and cash equivalents at end of the year	138,540	74,365

Operating Activities

Cash generated by operating activities for the year ended December 31, 2019, included 12 months for Pindus and five months for Fengari, compared with 12 months for both entities in the year ended December 31, 2020. The year ended December 31, 2020 was also impacted by multiple acquisitions partially offset by higher costs.

Net cash generated by operating activities was €151.33 million for the year ended December 31, 2020, an increase of €147.4 million compared with net cash used in operating activities in the amount of €3.5 million for the year ended December 31, 2019.

For the year ended December 31, 2020, this was mainly driven by the increase in consolidated profit for the year from a loss of €18.0 million for the year ended December 31, 2019, to a profit of €149.2 million for the year ended December 31, 2020. Further increases in cash for the year ended December 31, 2020, arose an increase in interest on loans of €11.0 million and amortization of intangible assets in the amount of €51.2 million.

Cash generated by operating activities was negatively impacted as a result of cash used in operating activities due to changes in working capital including the movement in provision of €13.7 million (mainly due to reductions in marketing spend) as well as an increase in the payment of trade and receivables of €31 million, driven by the increase in outstanding processing receivables which is driven by the increase in profitability as at year ended December 31, 2020.

Investing Activities

Net cash used in investing activities amounted to €5.8 million for the year ended December 31, 2020, compared with net cash generated by investing activities in the amount of €49.6 million for the year ended December 31, 2019.

For the year ended December 31, 2020, this was primarily driven by cash acquired of €29.8 million through the multiple business combinations, reduced by €23.9 million of surplus funds loaned out and €10.1 million purchase of intangible assets. The increase of €49.6 million for the year ended December 31, 2019, was due mainly to business combinations of €37.2 million and increase in loans receivable of €15.7 million.

Financing Activities

Net cash from financing activities reduced total cash by €81.1 million for the year ended December 31, 2020, mainly due to cash payment for deferred consideration of €66.0 million, increase of interest-bearing loans of €15.8 million, and dividends paid of €10.0 million. This compares with a net cash decrease from financing activities of €7.9 million in the year ended December 31, 2019, mainly due to the cash payment for deferred consideration of €20.3 million and proceeds from interest bearing loans of €14.6 million. Interest-bearing loans are loans with Bellerive Global Services Limited utilized for further investment into the growth of the group through brand and other marketing strategies. These loans were converted to equity by a share issue on June 30, 2021

Off-Balance Sheet Arrangements

As of December 31, 2020, SGHC did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Critical Accounting Estimates and Judgments

The preparation of financial statements under IFRS requires the Group to make estimates and judgments that affect the application of policies and reported amounts. Estimates and judgments are continually evaluated along with other factors including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Included below are the areas that we believe require estimates, judgments and assumptions which have the most significant effect on the amounts recognized in the financial statements.

Critical judgement

Pindus Holdings Limited as the Predecessor

In determining the accounting acquirer for the Reorganization Transactions judgement was applied in determining Pindus Holdings Limited as the Predecessor. At the time of this transaction SGHC was not a business as defined as it did not have inputs processes or outputs, therefore, one of the other combining entities needed to be assessed as the accounting acquirer. In making this judgement we assessed the key factors in IFRS 3.B15 and B16 and determined that after combining the group, the majority of the board members were from the Pindus Group. SGHC is seen as a continuation of Pindus and Pindus is the Predecessor.

Date of Reorganization Transactions

Since the transaction to effect the Reorganization Transactions as discussed in note 1 to the consolidated financial statements included elsewhere in this proxy/registration statement lacked substance from an IFRS 3 perspective, we had to determine the appropriate point in which Fengari Holdings Limited and Pelion Holdings Limited would form part of the SGHC Group. As IFRS does not currently provide guidance for accounting for reorganizations of entities with a high degree of common ownership, the Company determined that the combining of these entities (and fair value accounting) should be considered from the specific dates when a high degree of common ownership was first established the owned percentages of each of the shareholders is identical in each of the entities. Therefore, we applied judgement and determined that Fengari and Pelion should be included in our financial statements from incorporation on July 26, 2019 and April 1, 2020, respectively.

Internally-generated software development costs

Costs relating to internally-generated software development costs are capitalized if the criteria for recognition as assets are met. The initial capitalization of costs is based on our judgment of technological feasibility including the following:

•	the intention to complete the intangible asset;

•	the ability to use the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

•	the availability of adequate resources to complete the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset.

In making this judgment, we considered the progress made in each development project and its latest forecasts for each project. Other expenditure not eligible for capitalization is charged to the Consolidated Statement of Profit or Loss and Other Comprehensive Income in the period in which the expenditure is incurred. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses.

Consolidation of entities where we have potential voting rights (control)

We consider that we control Raging River Trading Pty Ltd (“Raging River”) even though it has no current shareholding or voting rights. We have a call option to purchase 100% of the shares in Raging River exercisable from the date the option was issued. We applied judgement in determining that the option agreement is substantive. In making this judgement we assessed the key factors in IFRS 10 and determined that SGHC has the ability to direct the relevant activities of Raging River when decisions about its relevant activities are being made. Therefore, we determined that we controls Raging River and should consolidate the entity from the option date. The same assessment was made about Verno Holdings Limited regarding the call option over 100% of the shares in Verno Holdings Limited, however, when assessing the relevant circumstances determined that we do not control Verno Holdings Limited as the option is not substantive. Please refer to note 4 and note 5 to the unaudited interim condensed consolidated financial statements included elsewhere in this proxy/registration statement for the detailed assessments and conclusions on these options.

Consideration transferred in the acquisition of Raging River

Consideration transferred in a business combination is calculated as the sum of the acquisition date fair values of the assets transferred by the acquirer, the liabilities incurred by the acquirer to former owners of the acquiree and the equity interests issued by the acquirer. At the date we entered into the option over Raging River, the present value of the exercise price of the option formed part of the consideration transferred. During the year, we issued additional shares in SGHC and dividends to the previous Raging River shareholders. We applied judgement and determined that the additional shares issued, and the dividends are in substance linked transactions and the fair value of these items will form part of the consideration transferred in exchange for Raging River.

Key accounting estimates

Income taxes

We operate in a number of international jurisdictions and as such is subject to a range of different income and other tax regimes with differing and potentially complex legislation. This requires us to make judgements on the basis of detailed tax analysis and recognize payables or provisions and disclose contingent liabilities as appropriate.

We evaluate uncertain positions where the tax judgment is subject to interpretation and remains to be agreed with the relevant tax authority. Provisions for uncertain income tax positions are made using judgment of the most likely tax expected to be paid or the expected value, based on a qualitative assessment of all relevant information. In assessing the appropriate provision for uncertain items, we consider progress made in discussions with tax authorities and expert advice on the likely outcome and recent developments in case law, legislation and guidance.

Fair value of consideration

In a business combination in which the acquirer and the acquiree (or its former owners) exchange equity interests or other forms of consideration, we determine acquisition-date fair value of the consideration transferred. We applied this guidance in the acquisition of Raging River. We estimated the fair value of the shares transferred using the appropriate third-party valuation of the shares and appropriate discount rates for the present value of the exercise price of the option and the dividends paid.

Provisions and Contingencies

Legal and regulatory

Given the nature of the legal and regulatory landscape of the industry, from time to time we receive notices, communications and legal actions from a small number of regulatory authorities and other parties in respect of its activities. We have taken advice as to the manner in which it should respond and the likely outcomes of such matters. For any material ongoing and potential regulatory reviews and legal claims against us, an assessment is performed to consider whether an obligation or possible obligation exists and to determine the probability of any potential outflow to determine whether a claim results in the recognition of a provision or disclosure of a contingent liability. We have determined that there are currently no legal or regulatory matters for which a possible or probable obligation exists.

Indirect and gaming taxes

We may be subject to indirect taxation in the form of GST, VAT, withholding tax, duty or similar, and gaming taxes on transactions which we have treated as exempt from such taxes. Where we account for taxes on revenues in relevant jurisdictions, the method of calculation of such taxes as applied by us in determining the relevant tax payable may be challenged by revenue authorities. As such, revenue earned from players located in any particular jurisdiction may give rise to further taxes in that jurisdiction.

The nature of our international operations can give rise to situations where customers can access our websites from jurisdictions where we are not registered for indirect taxes, or where the indirect, gaming and or withholding tax treatment is uncertain. Where we consider that it is probable that indirect taxes or withholding taxes are payable to relevant tax authorities, provision is made for our best estimate of the tax payable. Provisions were raised in 2020 relating to indirect and withholding taxes of €2.5 million (2019: €Nil) and those in relation to gaming taxes of €20.6 million (2019: €22.8 million) (see note 21). We regularly review the judgements made in order to assess the need for provisions and disclosures in its financial statements. To the extent that the final outcome of such matters differs to our assessment at any reporting dates, such differences may impact the financial results or contingent liabilities disclosed in the period in which such determination is made. Further details can be found in note 21 to the consolidated financial statements included elsewhere in this proxy/registration statement.

Fair value of acquired intangible assets

Intangible assets are recognized on business combinations if they are separable from the acquired entity or arise from other contractual or legal rights and are recorded initially at fair value. The amounts ascribed to such intangibles are arrived at by using appropriate valuation techniques. In applying these appropriate valuation techniques we make estimates including estimates of future economic benefits, cash flows, and the appropriateness of discount rates or the estimated cost and time to create an equivalent intangible asset. Please refer to note 4 and note 11 to the consolidated financial statements included elsewhere in this proxy/registration statement where the respective acquired balances are included.

Key assumptions made in connection with measurement of intangible assets relating to the Reorganization Transactions include:

•	the discount rates of between 19.0% and 31.0%;

•	the royalty rates of between 1.0% and 2.0%;

•	the estimated useful lives which range from 2.5 to 10 years;

•	the expected annual retention rates of existing customers for each of the next five year split by customer vintage; and

•

estimated cash flows and projected financial information where we consider historical performance and industry assessments among other sources before further applying its own experience and knowledge of the industry in making judgments and estimates. Please refer to note 4 and note 11 to the consolidated financial statements included elsewhere in this proxy/registration statement where the respective acquired balances are included.

Impairment of goodwill and other intangible assets

We are required to test, on an annual basis, whether intangible assets not yet in use and indefinite-life assets have suffered any impairment. We are required to test other intangibles if events or changes in circumstances indicate that their carrying amount may not be recoverable. The recoverable amount is determined by comparing the carrying amount of the indefinite-lived asset with its recoverable amount. To determine the recoverable amount we perform a valuation analysis based on the Fair Value Less Cost of Disposal (‘FVLCD’) in accordance with IAS 36, ‘Impairment of Assets.’ The use of this method requires the estimation of future cash flows and the choice of a discount rate in order to calculate the present value of the cash flows. Such estimates are based on our experience of the business, but actual outcomes may vary. More details including carrying values are included in note 12 to the consolidated financial statements included elsewhere in this proxy/registration statement.

Useful lives of intangible assets

We acquired significant intangible assets in connection with the Reorganization Transactions. We have applied estimates in determining the useful lives for these acquired intangible assets using information regarding, among other things, details of the contractual terms, historical customer activity and attrition, forecasted cash flow information and market conditions and trends.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2.2 — Recent accounting pronouncements, to SGHC’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Following the consummation of the Business Combination, NewCo is expected to remain an emerging growth company at least through the end of the 2021 fiscal year. As such, we are choosing to irrevocably opt out of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

Internal Control Over Financial Reporting

In connection with the audits of our consolidated financial statements for fiscal year 2020 and fiscal year 2019, and our interim condensed consolidated financial statements, our management and independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. The material weaknesses related to (i) a lack of consistent application of IFRS reporting requirements across the enlarged business and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions were either not operating effectively and consistently for the full period across the entire business or were not designed appropriately and in place. As a result, a number of adjustments to our consolidated financial statements were identified and made during the course of the audit process including adjustments related to indirect taxes, amortization of intangible assets, capitalization of development costs and classification of processor receivables.

We are currently in the process of remediating these material weaknesses and are taking steps that we believe will address their underlying causes. We are in the process of revising our procedures and review, supervision and monitoring functions in respect of the capitalization of development costs. We have enlisted the help of external advisors to provide assistance in the area of IFRS accounting in the short term, and are evaluating the longer-term resource needs of our finance function. These remediation measures may be time consuming and costly, and might place significant demands on our financial, accounting and operational resources. In addition, there is no assurance that we will be successful in hiring any necessary personnel in a timely manner, or at all.

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports to be filed with the SEC and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. Further, our independent registered public accounting firm is not required and has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by our management or independent registered public accounting firm, and those control deficiencies could have also represented one or more material weaknesses.

Assessing our procedures to improve our internal control over financial reporting is an ongoing process. We can provide no assurance that our remediation efforts described herein will be successful and that we will not have material weaknesses in the future. Any material weaknesses we identify could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

SGHC has in the past, and NewCo may in the future, be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of business. SGHC’s exposure to interest rate and financial instruments risk is not material as of June 30, 2021. See Note 17 to SGHC’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of NewCo

The following table sets forth information regarding the beneficial ownership of SEAC common stock as of                         , 2021 and NewCo Ordinary Shares immediately following consummation of the Business Combination by:

•	each person known by SEAC to be the beneficial owner of more than 5% of SEAC common stock;

•	each of SEAC’s current executive officers and directors;

•	all of SEAC’s current executive officers and directors as a group;

•	each person expected by NewCo to be the beneficial owner of more than 5% of the outstanding NewCo Ordinary Shares after the consummation of the Business Combination;

•	each person who is expected to become an executive officer or a director of NewCo upon consummation of the Business Combination; and

•	all of NewCo’s executive officers and directors following consummation of the Business Combination as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the Current Charter, each share of common stock entitles the holder to one vote per share. Pursuant to the NewCo Governing Documents, each NewCo Ordinary Share will entitle the holder to one vote.

The beneficial ownership of the SEAC common stock prior to the Business Combination is based on 56,250,000 shares of common stock outstanding as of                         , 2021, of which 45,000,000 were Class A Shares and 11,250,000 were Class B Shares.

The expected beneficial ownership of NewCo Ordinary Shares post-Business Combination is based on 481,246,603 NewCo Ordinary Shares issued and outstanding, assuming no redemption of public shares and without giving effect to any dilutive instruments, such as the exercise of the SEAC warrants, and 481,248,867 NewCo Ordinary Shares issued and outstanding, assuming maximum redemption, and that the amount in the Trust Account (assuming no redemption) is $[450,129,483.50] (which was the approximate value of the Trust Account as of                         , 2021). The expected beneficial ownership percentages set forth below do not take into account (i) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later to occur of 12 months from, the closing of the IPO (i.e., October 6, 2021) and 30 days after the Closing) or (ii) up to 47,997,672 Earnout Shares in the no redemption scenario (48,889,265 Earnout Shares in the maximum redemption scenario) issued pursuant to the terms and conditions of the Business Combination Agreement, but take into account the Class B Shares, which at Closing will convert on a one-for-one basis into Class A Shares. If the actual facts are different than these assumptions, the numbers in the below table will be different.

	Pre-Business Combination			Post-Business Combination (Assuming No Redemptions)		Post-Business Combination (Assuming Max Redemptions)
Name of Beneficial Owner	Number of Shares Beneficially Owned		Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares
SEAC Directors and Executive Officers Pre-Business Combination
Eric Grubman(1)	—		—	—	—	—	—
John Collins(1)	—		—	—	—	—	—
Natara Holloway(1)	25,000	(3)	*	25,000	*	25,000	*
Timothy Goodell(1)	25,000	(3)	*	25,000	*	25,000	*
All officers and directors as a group (4 individuals)	50,000	(3)	*	50,000	*	50,000	*
SEAC Five Percent Holders Pre-Business Combination
Sports Entertainment Acquisition Holdings LLC(1)(2)	11,200,000	(3)	19.9%	11,200,000	2.3%	11,200,000	2.3%
Millennium Management LLC(4)	3,452,697		6.1%	3,452,697	*	3,452,697	*
NewCo Directors and Executive Officers Post-Business Combination
Alinda Van Wyk(5)(6)	229,358		—	1,916,226	*	1,916,226	*
Neal Menashe(5)(7)	2,414,009		—	20,168,412	3.8%	20,168,412	4.1%
Richard Hasson(5)(8)	430,046		—	3,592,921	*	3,592,921	*
Robert James Dutnall(5)	—		—	—	—	—	—
John Le Poidevin(5)	—		—	—	—	—	—
Eric Grubman(1)	—		—	—	—	—	—
John Collins(1)	—		—	—	—	—	—
All officers and directors as a group (7 individuals)	3,073,413		—	25,677,559	4.8%	25,677,559	5.2%
NewCo Five Percent Holders Post-Business Combination
Knutsson Limited(9)(10)	27,821,580		—	232,442,020	43.8%	232,442,020	46.8%
Chivers Limited(11)(12)	11,565,685		—	96,628,271	18.2%	96,628,271	19.5%

*	Less than one percent.

(1)	Unless otherwise noted, the business address of each of the above entities or individuals is Golden Bear Plaza, 11760 US Highway 1, Suite W506, North Palm Beach, FL 33408.
(2)

Eric Grubman, John Collins and Chris Shumway are the three managers of Sports Entertainment Acquisition Holdings LLC (“Sponsor”)’s board of managers. Any action by Sponsor with respect to Sponsor or the Founder Shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of Sponsor’s managers, none of the managers of Sponsor is deemed to be a beneficial owner of Sponsor’s securities, even those in which such manager holds a pecuniary interest. Accordingly, none of our officers is deemed to have or share beneficial ownership of the Founder Shares held by Sponsor.

(3)

Interests shown consist solely of Founder Shares. Such shares will automatically convert into shares of Class A Shares at the time of our initial business combination on a one-for-one basis, subject to adjustment.

(4)

Based on a Schedule 13G/A filed by Integrated Core Strategies (US) LLC, Riverview Group LLC, ICS Opportunities, Ltd., Millennium International Management LP, Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander with the SEC on January 27, 2021. Integrated Core Strategies (US) LLC has shared voting power and shared dispositive power over 1,289,543 shares. Riverview Group LLC has share voting power and shared dispositive power over 1,250,000 shares. Each of ICS Opportunities, Ltd. and Millennium International Management LP has shared voting power and shared dispositive power over 913,154 shares. Each of Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander has shared voting power and shared dispositive power over 3,452,697 shares. The principal business address for each of Integrated Core Strategies (US) LLC, Riverview Group LLC, ICS Opportunities, Ltd., Millennium International Management LP, Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander is c/o Millennium Management LLC, 666 Fifth Avenue, New York, NY 10103.

(5)	Unless otherwise noted, the business address of each of the above individuals is Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR.
(6)

Bellerive Trust Limited as Trustee of the Agape Trust is the registered holder of such shares. Alinda Van Wyk is a beneficiary of the Agape Trust, but does not possess sole or shared voting or investment power over such shares.

(7)

Bellerive Trust Limited as Trustee of the Panther Trust is the registered holder of 598,063 of such shares and Earl Fiduciary AG as Trustee of the Turtle Trust is the registered holder of 1,815,946 of such shares. Neal Menashe is a beneficiary of the Panther Trust and the Turtle Trust, but does not possess sole or shared voting or investment power over such shares.

(8)

Bellerive Trust Limited as Trustee of the Hamilton Trust is the registered holder of such shares. Richard Hasson is a beneficiary of the Hamilton Trust, but does not possess sole or shared voting or investment power over such shares.

(9)	The business address of the above entity is 24 North Quay, Douglas, Isle of Man, IM1 4LE.
(10)

Knutsson Limited is beneficially owned by Ridgeway Associates Limited as trustees for the Alea Trust. Ridgeway Associates Limited is a professional trustee company whose professional directors change from time to time. None of the directors of Ridgeway Associates Limited, nor Ridgeway Associates Limited itself, have an economic interest in the Alea Trust or in Knutsson Limited.

(11)	The business address of the above entity is Burleigh Manor, Peel Road, Douglas, Isle of Man, IM1 5EP.
(12)

Chivers Limited is beneficially owned by Waddle Limited as corporate trustee of the Chivers Trust. Waddle Limited, is a professional trustee company and whose professional directors change from time to time. None of the directors at Waddle Limited, nor Waddle Limited itself, have an economic interest in the Chivers Trust or in Chivers Limited.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

SEAC Related Person Transactions

Founder Shares

In August 2020, the Sponsor purchased 10,062,500 of the Company’s Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. On August 27, 2020, the Company effected a stock dividend with respect to its Class B common stock of 1,437,500 Founder Shares, resulting in 11,500,000 Class B shares issued and outstanding. On September 11, 2020, the Company effected a reverse stock split of 1,437,500 Founder Shares, resulting in the initial stockholders holding 10,062,500 Founder Shares. In September 2020, the Sponsor transferred an aggregate of 50,000 Founder Shares to Natara Holloway and Timothy Goodell. On October 1, 2020, the Company effected a stock dividend of 1,437,500 shares with respect to the Founder Shares, resulting in an aggregate of 11,500,000 Founder Shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock transactions. The Founder Shares included an aggregate of up to 1,500,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on October 15, 2020, a total of 1,250,000 Founder Shares are no longer subject to forfeiture and 250,000 Founder Shares were forfeited, resulting in an aggregate of 11,250,000 Founder Shares issued and outstanding.

The Founders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial business combination; and (ii) subsequent to a Business Combination, (x) if the last reported sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

On October 6, 2020, simultaneously with the closing of the IPO and the underwriters’ partial exercise of their over-allotment option, the Sponsor and PJT Holdings purchased an aggregate of 10,000,000 SEAC warrants at a price of $1.00 per SEAC warrant, for an aggregate purchase price of $10,000,000. In addition, simultaneously with the closing of the partial exercise by the underwriters of their over-allotment option, the Sponsor and PJT Holdings purchased an aggregate of 1,000,000 additional SEAC warrants at a price of $1.00 per SEAC warrant, for an aggregate purchase price of $1,000,000. Each SEAC warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to certain adjustments. The proceeds from the sales of these SEAC warrants (the “Private Placement Warrants”) were added to the net proceeds from the IPO held in the Trust Account. If SEAC does not complete a business combination by October 6, 2022, the proceeds from the sale of the Private Placement Warrants that are held in the Trust Account will be used to fund the redemption of SEAC’s Class A Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Promissory Notes

On August 11, 2020, the Sponsor issued an unsecured promissory note to the Company (the “First Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The First Promissory Note was non-interest bearing and payable upon the earlier of (i) March 31, 2021 and (ii) the consummation of the Initial Public Offering. The outstanding balance under the First Promissory Note of $125,000 was repaid subsequent to the closing of the Initial Public Offering.

On August 19, 2021, the Sponsor issued a second unsecured promissory note to the Company (the “Second Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $2,000,000. The Second Promissory Note is non-interest bearing and payable upon the consummation of an initial business combination. If the Company does not complete an initial business combination, the Second Promissory Note will not be repaid and all amounts owed under it will be forgiven. The outstanding balance under the Second Promissory Note is $1,000,000.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan SEAC funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, SEAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. To date, $1,000,000 is outstanding under the Working Capital Loans, which the Sponsor intends to have repaid in cash.

Administrative Services Agreement

SEAC entered into an agreement, commencing on October 1, 2020, to pay the Sponsor $10,000 per month for office space, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, SEAC will cease paying these monthly fees. For the period from July 30, 2020 (inception) through September 30, 2021, SEAC incurred $120,735 in fees for these services.

Registration Rights Agreement

Pursuant to a registration rights agreement entered into on October 6, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Upon the Closing, the Registration Rights Agreement will be amended and restated in its entirety. See “The Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $15,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Post-Business Combination Arrangements

In connection with the Business Combination, certain affiliate agreements were entered into or are expected to be entered into pursuant to the Business Combination Agreement. These agreements include:

•	Exchange Agreement (see the section titled “The Business Combination Proposal — Related Agreements — Exchange Agreement”);

•	Founder Holders Consent Letter (see the section titled “The Business Combination Proposal — Related Agreements — Founder Holders Consent Letter”);

•	Amended and Restated Registration Rights Agreement (see the section titled “The Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement”);

•	Transaction Support Agreement (see the section titled “The Business Combination Proposal — Related Agreements — Transaction Support Agreement”);

•	Repurchase Agreements (see the section titled “The Business Combination Proposal — Related Agreements — Repurchase Agreements”);

•	Founder Holders Deferral Agreement (see the section titled “The Business Combination Proposal — Related Agreements — Founder Holders Deferral Agreement”); and

•	Agreements containing the Restricted Share Terms (see section titled “The Business Combination Agreement — The Equity Incentive Plan Proposal — Material Terms of the 2021 EIP — Restricted Shares”).

Indemnification Under Articles of Incorporation; Indemnification Agreements

The NewCo Governing Documents, as will be in effect following the consummation of the Business Combination pending stockholder approval at the special meeting, provide that we will indemnify our directors and officers to the fullest extent permitted by Guernsey law, subject to certain exceptions contained in our proposed constitution.

We also intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Guernsey law, subject to certain exceptions contained in those agreements.

Policy Regarding Related Party Transactions After the Business Combination

Upon the closing of the Business Combination, NewCo intends to adopt a policy and procedures whereby its audit committee will be responsible for reviewing and approving related party transactions. In addition, NewCo’s Code of Ethics will require that all of our employees and directors inform NewCo of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest.

Director and Executive Officer Arrangements

Aside from standard employment agreements, there are no transactions between the directors and executive officers of SGHC on the one hand and the Company on the other. The remuneration of the directors and executive officers (excluding non-executive directors), who are the key management personnel of SGHC, is described in the financial statements. See Note 19 to SGHC’s audited consolidated financial statements.

DESCRIPTION OF NEWCO’S SECURITIES

The following description of the material terms of the securities of NewCo following the Business Combination includes a summary of specified provisions of the NewCo Governing Documents that will be in effect upon completion of the Business Combination. This description is qualified by reference to the NewCo Governing Documents as will be in effect upon consummation of the Business Combination, copies of which of are attached to this proxy statement/prospectus as Annex B and Annex C and are incorporated in this proxy statement/prospectus by reference.

Overview

NewCo is a non-cellular company with limited liability incorporated under the laws of the Island of Guernsey. Its affairs are governed by the NewCo Governing Documents and the Guernsey Companies Law. NewCo’s register of shareholders is kept at NewCo’s principal executive office at Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR. The NewCo Board is authorized to issue an unlimited number of shares of any class, with or without a par value. Its ordinary shares have no par value.

As of the date of this proxy statement/prospectus, there was one ordinary redeemable share issued and outstanding. NewCo’s issued share capital as of the date of the Business Combination will be increased by the aggregate number of NewCo Ordinary Shares to be received by the SEAC Shareholders pursuant to the terms of the Business Combination Agreement. Pursuant to the terms of the Business Combination Agreement and in consideration for the acquisition of all of the issued and outstanding equity interests of SEAC representing the Founder Shares (via the Business Combination) (i) Newco shall issue an equivalent number of NewCo Ordinary Shares, and (ii) each issued and outstanding SEAC Warrant to purchase a Class A Share will be converted into a warrant exercisable for one NewCo Ordinary Share.

Shares

General

NewCo is generally not required to issue certificates representing the issued ordinary shares of NewCo which are listed on the NYSE (unless required to be issued pursuant to the NewCo Governing Documents or the rules and regulations of the NYSE). Each shareholder whose shares are not listed on the NYSE is entitled to one certificate for all of the shares of each class in the capital of NewCo held by that shareholder. Legal title to the issued shares is recorded in registered form in the register of shareholders of NewCo. Subject to certain exceptions described elsewhere in this proxy statement/prospectus, holders of ordinary shares of NewCo have no pre-emptive, subscription, redemption or conversion rights. The NewCo Board may create and issue additional classes of shares which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares will have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by the NewCo Board.

Dividends

The holders of ordinary shares are entitled to such dividends as may be declared by the NewCo Board, subject to the Guernsey Companies Law and the NewCo Governing Documents. Dividends and other distributions authorized by the NewCo Board in respect of the issued and outstanding ordinary shares shall be paid in accordance with the NewCo Governing Documents and shall be distributed among the holders of ordinary shares on a pro rata basis.

Voting rights

Ordinary shares entitle the holder (i) on a show of hands, to one vote and (ii) on a poll, to one vote for each ordinary share registered in the name of the holder on all matters upon which the ordinary shares are entitled to vote (whether in person or by proxy). Voting at any shareholders’ meeting is by way of poll, unless otherwise determined by the NewCo Board or the shareholders of NewCo in accordance with the Guernsey Companies Law.

In determining the number of votes cast at a general meeting of shareholders for or against a proposal, holders of ordinary shares who abstain from voting on any resolution will be counted for purposes of determining a quorum but not for the purposes of determining the number of votes cast. No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Two or more shareholders present (in person or by proxy) and entitled to vote and who hold in aggregate not less than fifty percent plus one ordinary share of all voting share capital in issue shall be a quorum.

An Ordinary Resolution requires the affirmative vote of a simple majority of the votes of shareholders entitled to vote and voting in person or by attorney or proxy at a quorate general meeting or a simple majority of the total voting rights of eligible shareholders (being the shareholders entitled to vote on the circulation date of a written resolution) (“eligible shareholders”) by written resolution, while a Special Resolution requires the affirmative vote of not less than seventy five percent of the votes of the shareholders entitled to vote and voting in person or by attorney or proxy at a quorate general meeting or seventy five percent of the total voting rights of eligible shareholders by written resolution. A Special Resolution is required for important matters such as (without limitation) the merger or consolidation of NewCo or making changes to the NewCo Governing Documents or the voluntary winding up of NewCo.

Variation of rights

The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the consent in writing of the holders of three fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than three fourths of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

The rights attached to any class of shares may, however, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors of NewCo not to have a material adverse effect upon such rights.

Transfer of ordinary shares

Where ordinary shares have been admitted to settlement by means of the uncertificated system operated by DTC (or any other uncertificated system to which NewCo’s shares are admitted to settlement) (an “uncertificated system”), any shareholder may transfer all or any of his or her ordinary shares in accordance with and subject to the rules issued by DTC (or such other operator as may operate the relevant uncertificated system) (the “Rules”) and no written instrument of transfer shall, subject to the Rules, be required.

Where any ordinary shares are not admitted to an uncertificated system, a shareholder may transfer his or her ordinary shares by an instrument of transfer in the usual form or any other form approved by the NewCo Board.

In addition, the NewCo Governing Documents provide (without limitation) that the NewCo Board may, subject to the Rules, decline to recognize any transfer of ordinary shares of NewCo which are admitted to settlement on an uncertificated system if (i) the transfer is in breach of the Rules or (ii) the transfer would prevent dealings in the share from taking place on an open and proper basis on the NYSE. The transfer of NewCo’s ordinary shares is also subject to any relevant securities laws (including the Exchange Act).

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or repurchase by NewCo of ordinary shares and subject to any agreement between the relevant shareholders and NewCo in respect of the ordinary shares), assets available for distribution among the holders of ordinary shares of NewCo shall be distributed among the holders of the ordinary shares of NewCo on a pro rata basis.

Share repurchases and redemptions

NewCo may purchase its own ordinary shares on a stock exchange if the acquisition is approved in advance by an Ordinary Resolution which complies with the requirements of the Guernsey Companies Law (which may be general or limited to shares of a particular class or description). NewCo may also purchase our own ordinary shares in privately negotiated transactions if the terms of the contract to acquire such shares are approved in advance by an Ordinary Resolution (again, which complies with the requirements of the Guernsey Companies Law) .

The NewCo Governing Documents provide that NewCo Ordinary Shares are redeemable by agreement between NewCo and the relevant shareholder. However, any such redemption would need to be effected on a pro rata basis unless all other shareholders entitled to participate waive their participation rights.

We may not buy back or redeem any ordinary share unless the NewCo Board has made a statutory solvency determination that it is satisfied on reasonable grounds that NewCo will, immediately after the buy back or redemption, satisfy the solvency test set out in the Guernsey Companies Law (meaning that NewCo is able to pay its debts as they become due and that the value of NewCo’s assets is greater than the value of its liabilities).

Conversion

There are no automatic conversion rights which attach to NewCo Ordinary Shares. The NewCo Governing Documents do, however, provide that (i) the whole or any particular class or part of a class of shares may be re-designated as shares of another class and (ii) shares the nominal amount of which is expressed in a particular currency may be converted into shares of a nominal amount of a different currency, in each case where shareholders approve such action by Ordinary Resolution.

Lien, forfeiture and surrender

NewCo shall have a first and paramount lien and charge on all shares (not being fully paid) for all moneys, whether presently payable or not, called or payable at a fixed time in respect of those shares. Such lien or charge shall extend to all dividends and distributions from time to time declared in respect of such shares. Unless otherwise agreed, the registration of a transfer of shares shall operate as a waiver of NewCo’s lien and charge (if any) on such shares.

The directors of NewCo may at any time make calls upon the shareholders in respect of any moneys unpaid on their shares (whether on account of the nominal value or by way of premium) and each shareholder shall pay to NewCo at the time and place appointed the amount called.

If a shareholder fails to pay any call or installment on the day appointed, the directors of NewCo may serve notice requiring payment of so much of the call or installment as is unpaid together with any interest which may have accrued and any expenses which may have been incurred by NewCo by reason of non-payment. If the requirements of any such notice are not complied with, any share in respect of which the notice has been given may, at any time before payment has been made and subject to the Guernsey Companies Law, be forfeited by a resolution of the directors of NewCo to that effect. Such forfeiture shall include all dividends or other distributions declared in respect of the forfeited share and not actually paid before the forfeiture. A forfeited share shall be deemed to be the property of NewCo and, subject to the provisions of the Guernsey Companies

Law and the NewCo Governing Documents, may be sold, re-allotted or otherwise disposed of on such terms as the directors of NewCo shall think fit. A person whose shares have been forfeited shall cease to be a shareholder in respect of those shares but shall remain liable to pay to NewCo all moneys which, at the date of forfeiture, were payable by him to NewCo in respect of the shares together with interest from the date of forfeiture until payment at such rate as the directors of NewCo may determine.

The directors of NewCo may accept from any shareholder on such terms as shall be agreed a surrender of any shares in respect of which there is a liability for calls. Any surrendered share may be disposed of in the same manner as a forfeited share.

Directors

Appointment and removal

The management of NewCo is vested in its board of directors. The NewCo Governing Documents provide that there shall be a board of directors consisting of no fewer than two and no greater than 14 directors, unless increased or decreased from time to time by the board of directors or by shareholders in a general meeting by Ordinary Resolution. At the Closing, the NewCo Board will be comprised of seven directors, and NewCo may add two additional directors to the board prior to, at or following the Closing. The Sponsor will be entitled to designate two directors of NewCo, the Sellers will be entitled to designate six directors of NewCo, and the Chief Executive Officer of NewCo will be a director of NewCo. So long as shares of NewCo are listed on the NYSE, the NewCo Board shall include such number of “independent directors” as the relevant rules applicable to the listing of such shares on the NYSE require.

The NewCo Board shall, subject to applicable law and the listing rules of the NYSE (or any other stock exchange on which NewCo’s shares are listed) ensure that any individual nominated in writing by shareholders of NewCo holding a majority of the issued shares from time to time are nominated for election as a director at the next annual meeting or extraordinary general meeting called for that purpose. The directors shall have the right to nominate an individual for election as a director at the next annual general meeting or extraordinary general meeting called for that purpose. In both cases, such individual shall be appointed if approved by Ordinary Resolution at such general meeting. The directors shall have power at any time to appoint any person to be a director in accordance with the terms of the NewCo Governing Documents, applicable law and the listing rules of the NYSE (or any other stock exchange on which NewCo’s shares are listed).

A director may be removed from office by the holders of ordinary shares by Ordinary Resolution at any time before the expiration of his term. The appointment and removal of directors is subject to the Guernsey Companies Law, the NewCo Governing Documents, applicable rules of the NYSE (or any other stock exchange on which NewCo’s shares are listed). The detailed procedures for the nomination of persons proposed to be elected as directors at any general meeting of NewCo are set out in the NewCo Governing Documents.

Indemnification of directors and officers

To the fullest extent permitted by law, the NewCo Governing Documents provide that the directors and officers of NewCo shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s negligence, default, breach of duty, breach of trust or actual fraud.

Alternate directors

Any director (other than an alternate director) may appoint any other person (whether a shareholder of NewCo or otherwise and including another director of Newco) to act in his or her place as an alternate director. No appointment of an alternate director shall take effect until the appointing director has lodged the notice appointing his alternate at the registered office of NewCo. A director may revoke his or her appointment of an alternate at any time. No revocation shall take effect until the appointing director has lodged the notice revoking the appointment at the registered office of NewCo.

An appointed and acting alternate director may (a) attend and vote at any board meeting or, where his appointor would be entitled to attend, meeting of a committee of the directors at which the appointing director is not personally present; (b) sign any written resolution of the directors or a committee of the directors circulated for written consent; and (c) generally perform all the functions of the appointing director in his or her absence. An alternate director, however, is not entitled to receive any remuneration from NewCo for services rendered as an alternate director but shall be entitled to be paid all reasonable expenses incurred in exercise of his duties.

A director who is also an alternate director shall be entitled to vote for such other director as well as on his own account but no director shall at any meeting be entitled to act as alternate director for more than one other director.

Shareholder power to requisition general meetings

The directors of NewCo are required to call a general meeting if requisitioned to do so in writing, given by one or more shareholders who together hold more than 10% of such of the capital of NewCo as carries the right to vote at such general meeting (excluding any capital held as treasury shares). The requisition must specify the general nature of the business to be dealt with at the meeting; be signed by or on behalf of the requisitioners and must be deposited at the registered office of NewCo.

Should the directors of NewCo fail to call a general meeting within 21 days from the date of deposit of a requisition to be held within 28 days of the date of the notice convening the meeting, the requisitioners or any of them representing more than one half of the total voting rights of the members who requested the meeting, may call a general meeting to be held within three months from the date on which the directors of NewCo became subject to the requirement to call a meeting.

Shareholder Proposals

In addition to the above ability for a shareholder to requisition a general meeting for a specific purpose, a proposal may be properly brought before an annual general meeting by any shareholder of NewCo who is a shareholder of record on both the date of the giving of the notice by such shareholder provided for in the NewCo Governing Documents and the record date for the determination of shareholders entitled to vote at such annual general meeting, and who complies with the notice and other procedures set forth in the NewCo Governing Documents, which are summarized below. Please see our NewCo Governing Documents for the full procedures.

Shareholder proposals other than director nominations

The NewCo Governing Documents set forth requirements for shareholders wishing to propose business other than the nomination of directors at an annual general meeting.

In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of NewCo.

For matters other than for the nomination for election of a director to be made by a shareholder, to be timely such shareholder’s notice shall be delivered to NewCo at its principal executive offices not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting. However, if NewCo’s annual general meeting occurs on a date more than thirty (30) days earlier or later than NewCo’s prior year’s annual general meeting, then the directors will determine a date a reasonable period prior to NewCo’s annual general meeting by which date the shareholder’s notice must be delivered and publicize such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least fourteen (14) days prior to the date set by the directors.

To be in proper written form, a shareholder’s notice to NewCo must set forth as to such matter such shareholder proposes to bring before the annual general meeting:

•

a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;

•	the name and address, as they appear on NewCo’s register of shareholders, of the shareholder proposing such business and any Shareholder Associated Person (as defined below);

•

the class or series and number of NewCo Ordinary Shares that are held of record or are beneficially owned by such shareholder or any Shareholder Associated Person and any derivative positions held or beneficially held by the shareholder or any Shareholder Associated Person;

•

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any Shareholder Associated Person with respect to any NewCo Securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to any NewCo Securities;

•

any material interest of the shareholder or a Shareholder Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such shareholders or between or among any proposing shareholders and any other person or entity (including their names) in connection with the proposal of such business by such shareholder; and

•

a statement as to whether such shareholder or any Shareholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of NewCo’s voting shares required under applicable law and the rules of the NYSE to carry the proposal.

A Shareholder Associated Person of any shareholder includes:

•	any affiliate (as defined in the NewCo Governing Documents) of, or person acting in concert with, such shareholder;

•	any beneficial owner of NewCo Ordinary Shares owned of record or beneficially by such shareholder and on whose behalf the proposal or nomination, as the case may be, is being made; and

•	any person controlling, controlled by or under common control with a person referred to in the preceding two bullets.

Shareholder’s nomination of a director

The NewCo Governing Documents also set forth requirements for shareholders wishing to nominate directors. An eligible shareholder who follows these procedures is entitled to have their nomination included in NewCo’s Proxy Statement and therefore would not be required to solicit their own proxies in accordance with any applicable laws and rules.

For a nomination for election of a director to be made by a NewCo shareholder, such shareholder must:

•

be a shareholder of record on both the date of the giving of the notice by such shareholder provided for in the NewCo Governing Documents and the record date for the determination of shareholders entitled to vote at such annual general meeting;

•	on each such date beneficially own more than 15% of the issued ordinary shares (unless otherwise provided in the Exchange Act or the rules and regulations of the SEC); and

•	have given timely notice thereof in proper written form to the Secretary of NewCo.

If a shareholder is entitled to vote only for a specific class or category of directors at a meeting of the shareholders, such shareholder’s right to nominate one or more persons for election as a director at the meeting shall be limited to such class or category of directors.

To be timely, a shareholder’s notice must be delivered to or mailed and received at the registered offices of NewCo not less than 45 nor more than 120 days prior to the meeting.

To be in proper written form, a shareholder’s notice to the Secretary must set forth:

•	as to each nominating shareholder:

•	the information about the shareholder and its Shareholder Associated Persons specified above under “ — Shareholder proposals other than director nominations”; and

•	any other information relating to such shareholder that would be required to be disclosed pursuant to any applicable law and rules of the SEC or of the NYSE; and

•	as to each person whom the shareholder proposes to nominate for election as a director:

•	all information that would be required if such nominee was a nominating shareholder, as described above, except such information shall also include the business address of the person;

•	the principal occupation or employment of the person;

•

all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to any applicable law and rules of the SEC or of the NYSE; and

•

a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any nominating shareholder and its affiliates, on the one hand, and each proposed nominee and his respective affiliates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Exchange Act if such nominating shareholder were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. NewCo may require any proposed nominee to furnish such other information as may be reasonably required by NewCo to determine the eligibility of such proposed nominee to serve as an independent director of NewCo in accordance with the rules of the NYSE.

Warrants

Public Shareholders’ Warrants

The NewCo warrants will have the same terms as the SEAC warrants.

Each whole NewCo warrant entitles the registered holder to purchase one NewCo Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of NewCo Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 PM, Eastern Time, or earlier upon redemption or liquidation.

NewCo will not be obligated to deliver any NewCo Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and NewCo will not be obligated to issue a NewCo ordinary share upon exercise of a warrant unless the NewCo ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will NewCo be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a SEAC unit containing such warrant will have paid the full purchase price for the unit solely for the NewCo ordinary share underlying such unit.

NewCo has agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the NewCo Ordinary Shares issuable upon exercise of the NewCo warrants. NewCo will use its commercially reasonable efforts to cause such registration statement to become effective within 60 business days after the closing of the Business Combination and to maintain a current prospectus relating to those NewCo Ordinary Shares until the NewCo warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if NewCo Ordinary Shares are at the time of any exercise of a NewCo warrant not listed on a national securities exchange and, as such, do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, NewCo may, at its option, require holders of Public Warrants who exercise their NewCo warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event NewCo so elects, NewCo will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the NewCo Ordinary Shares issuable upon exercise of the NewCo warrants is not effective by the 60th business day after the closing of the Business Combination, NewCo warrant holders may, until such time as there is an effective registration statement and during any period when NewCo will have failed to maintain an effective registration statement, exercise NewCo warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the NewCo warrants for that number of NewCo Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of NewCo Ordinary Shares underlying the NewCo warrants, multiplied by the excess of the “fair market value” of a NewCo Ordinary Share over the exercise price of a NewCo warrant by (y) the fair market value and (B) 0.361 per whole NewCo warrant. The “fair market value” as used in this paragraph shall mean the average of the last reported sale prices of the NewCo Ordinary Shares for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the NewCo warrant agent. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.

Redemption of warrants when the price per NewCo Ordinary Share equals or exceeds $18.00.

Once the NewCo warrants become exercisable, NewCo may redeem the outstanding NewCo warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per NewCo warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each NewCo warrant holder; and

•

if, and only if, the last reported sale price of the NewCo Ordinary Shares for any 20 trading days within a 30-trading day period (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a NewCo warrant as described under the heading “ — Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”).

NewCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the NewCo Ordinary Shares issuable upon exercise of the NewCo warrants is then effective and a current prospectus relating to those NewCo Ordinary Shares is available throughout the 30-day redemption period. If and when the NewCo warrants become redeemable by NewCo, NewCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

NewCo has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the NewCo warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the NewCo warrants, each NewCo warrant holder will be entitled to exercise his, her or its NewCo warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising NewCo warrant holder to pay the exercise price for each NewCo warrant being exercised. However, the price of the NewCo Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a NewCo warrant as described under the heading “ — Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of NewCo warrants when the price per NewCo Ordinary Share equals or exceeds $10.00.

Once the NewCo warrants become exercisable, NewCo may redeem the outstanding NewCo warrants:

•	in whole and not in part;

•

at $0.10 per NewCo warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their NewCo warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the NewCo Ordinary Shares (as defined below in the immediately following paragraph) except as otherwise described below;

•

if, and only if, the Reference Value (as defined above under the heading “ — Redemption of warrants when the price per NewCo Ordinary Share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a NewCo warrant as described under the heading “ — Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”); and

•

if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “ — Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the NewCo warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of NewCo Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the NewCo Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their NewCo warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume-weighted average price of the NewCo Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the NewCo warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a NewCo warrant or the exercise price of a warrant is adjusted as set forth under the heading “ — Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a NewCo warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the NewCo warrant after such adjustment and the denominator of which is the price of the NewCo warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a NewCo warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a NewCo warrant as so adjusted. If the exercise price of a NewCo warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “ — Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “ — Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “ — Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a NewCo warrant pursuant to such exercise price adjustment.

	Fair Market Value of Ordinary Shares
Redemption Date (period to expiration of warrants)	≤	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥	18.00
60 months		0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358		0.361
57 months		0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358		0.361
54 months		0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357		0.361
51 months		0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357		0.361
48 months		0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356		0.361
45 months		0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356		0.361
42 months		0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355		0.361
39 months		0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354		0.361
36 months		0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353		0.361
33 months		0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352		0.361
30 months		0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351		0.361
27 months		0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350		0.361
24 months		0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348		0.361
21 months		0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347		0.361
18 months		0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345		0.361
15 months		0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342		0.361
12 months		0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339		0.361
9 months		0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336		0.361
6 months		0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331		0.361
3 months		0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326		0.361
0 months		—	—	0.042	0.115	0.179	0.233	0.281	0.323		0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of NewCo Ordinary Shares to be issued for each NewCo warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the NewCo Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the

NewCo warrants is $11.00 per share, and at such time there are 57 months until the expiration of the NewCo warrants, holders may choose to, in connection with this redemption feature, exercise their NewCo warrants for 0.277 NewCo Ordinary Shares for each whole NewCo warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the NewCo Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the NewCo warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 NewCo Ordinary Shares for each whole warrant. In no event will the NewCo warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 NewCo Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the NewCo warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any NewCo Ordinary Shares.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the NewCo Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of the NewCo Ordinary Shares is below the exercise price of the NewCo warrants. NewCo has established this redemption feature to provide it with the flexibility to redeem the NewCo warrants without the NewCo warrants having to reach the $18.00 per share threshold set forth above under “ — Redemption of warrants when the price per NewCo ordinary share equals or exceeds $18.00.” Holders choosing to exercise their NewCo warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their NewCo warrants based on an option pricing model with a fixed volatility input as of the date that SEAC filed its final prospectus in connection with its initial public offering. This redemption right provides NewCo with an additional mechanism by which to redeem all of the outstanding NewCo warrants, and therefore have certainty as to its capital structure as the NewCo warrants would no longer be outstanding and would have been exercised or redeemed and NewCo will be required to pay the redemption price to warrant holders if it chooses to exercise this redemption right and it will allow NewCo to quickly proceed with a redemption of the NewCo warrants if it determines it is in its best interest to do so. As such, NewCo would redeem the NewCo warrants in this manner when it believes it is in its best interest to update its capital structure to remove the NewCo warrants and pay the redemption price to the NewCo warrant holders.

As stated above, NewCo can redeem the NewCo warrants when the NewCo Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing NewCo warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If NewCo chooses to redeem the NewCo warrants when the NewCo Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the NewCo warrant holders receiving fewer NewCo Ordinary Shares than they would have received if they had chosen to wait to exercise their NewCo warrants for NewCo Ordinary Shares if and when such NewCo Ordinary Shares were trading at a price higher than the exercise price of $11.50.

No fractional NewCo Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, NewCo will round down to the nearest whole number of the number of NewCo Ordinary Shares to be issued to the holder.

Redemption procedures

A holder of a NewCo warrant may notify NewCo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such NewCo warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates or any person subject to aggregation with such person for the purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which such person is or may be deemed to be a part), to the warrant agent’s actual knowledge, would beneficially own in excess of

4.9% or 9.8% (or such other amount as specified by the holder) of the NewCo Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding NewCo Ordinary Shares is increased by a stock dividend payable in NewCo Ordinary Shares, or by a split-up of NewCo Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of NewCo Ordinary Shares issuable on exercise of each NewCo warrant will be increased in proportion to such increase in the outstanding NewCo Ordinary Shares. A rights offering made to holders of NewCo Ordinary Shares entitling holders to purchase NewCo Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of NewCo Ordinary Shares equal to the product of (i) the number of NewCo Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for NewCo Ordinary Shares) and (ii) one minus the quotient of (x) the price per NewCo ordinary share paid in such rights offering divided by (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for NewCo Ordinary Shares, in determining the price payable for NewCo Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of NewCo Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the NewCo Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if NewCo, at any time while the NewCo warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of the NewCo Ordinary Shares on account of such NewCo Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends (initially defined as up to $0.50 per share in a 365 day period), (c) to satisfy the redemption rights of the holders of SEAC Class A Common Stock in connection with the completion of the Business Combination, or (d) to satisfy the redemption rights of the holders of SEAC Class A Common Stock in connection with a stockholder vote to approve an amendment to SEAC’s amended and restated certificate of incorporation (A) to modify the substance or timing of SEAC’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of the SEAC’s Public Shares if SEAC does not complete an initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, then the NewCo warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each NewCo Ordinary Share (or SEAC Class A Common Stock, as applicable) in respect of such event.

If the number of outstanding NewCo Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of NewCo Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of NewCo Ordinary Shares issuable on exercise of each NewCo warrant will be decreased in proportion to such decrease in outstanding NewCo Ordinary Shares.

Whenever the number of NewCo Ordinary Shares purchasable upon the exercise of the NewCo warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of NewCo Ordinary Shares purchasable upon the exercise of the NewCo warrants immediately prior to such adjustment and (y) the denominator of which will be the number of NewCo Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding NewCo Ordinary Shares (other than those described above or that solely affects the par value of such NewCo Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which NewCo is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding NewCo Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of NewCo as an entirety or substantially as an entirety in connection with which NewCo is dissolved, the holders of the NewCo warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the NewCo warrants and in lieu of the NewCo Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of NewCo Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of NewCo Ordinary Shares in such a transaction is payable in the form of NewCo Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the NewCo warrants in order to determine and realize the option value component of the NewCo warrant. This formula is to compensate the NewCo warrant holder for the loss of the option value portion of the NewCo warrant due to the requirement that the NewCo warrant holder exercise the NewCo warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrant holders do not have the rights or privileges of holders of NewCo Ordinary Shares and any voting rights until they exercise their warrants and receive NewCo Ordinary Shares. After the issuance of NewCo Ordinary Shares upon exercise of the NewCo warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the NewCo warrants. If, upon exercise of the NewCo warrants, a holder would be entitled to receive a fractional interest in a share, NewCo will, upon exercise, round down to the nearest whole number the number of NewCo Ordinary Shares to be issued to the warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the NewCo Ordinary Shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions to SEAC’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by NewCo (except as described above under “Redemption of NewCo warrants when the price per NewCo Ordinary Share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the NewCo warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by NewCo and exercisable by the holders on the same basis as the NewCo warrants included in the units being sold in the IPO.

Except as described above under “Redemption of NewCo warrants when the price per NewCo Ordinary Share equals or exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering the NewCo warrants for that number of shares of NewCo Ordinary

Shares equal to the quotient obtained by dividing (x) the product of the number of NewCo Ordinary Shares underlying the NewCo warrants, multiplied by the excess of the “fair market value” of the NewCo Ordinary Shares over the exercise price of the NewCo warrants by (y) the fair market value. The “fair market value” shall mean the average of the last reported sale prices of the NewCo Ordinary Shares for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of NewCo warrants, as applicable. The reason that SEAC has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of SEAC’s IPO whether they will be affiliated with NewCo following the Business Combination. If they remain affiliated with NewCo, their ability to sell NewCo’s securities in the open market will be significantly limited. NewCo expects to have policies in place that prohibit insiders from selling NewCo’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell NewCo’s securities, an insider cannot trade in NewCo’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the NewCo Ordinary Shares issuable upon exercise of their NewCo warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, NewCo believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the NewCo Ordinary Shares issuable upon exercise of any of these warrants) until the date that is 30 days after the Closing, except that, among other limited exceptions, transfers can be made to our officers and directors and other persons or entities affiliated with the Sponsor.

Enforceability of Civil Liabilities

In Guernsey, foreign judgments can be recognized by the Royal Court of Guernsey (the “Guernsey Court”) either under the Foreign Judgments (Reciprocal Enforcement) (Guernsey) Law, 1957, as amended (the “1957 Law”), which provides a statutory framework for the enforcement of judgments made in a reciprocating country and of a kind to which the 1957 Law applies, or under the principles of common law. Save for very exceptional and limited circumstances, if the 1957 Law does not apply then the common law prevails.

For jurisdictions not included in the 1957 Law, including the U.S., a judgment obtained in a court in the U.S. against NewCo (or its directors or officers) cannot be registered or enforced in Guernsey, pursuant to the 1957 Law, but may be enforceable by separate action on the judgment in accordance with Guernsey common law rules.

To enforce the judgment of a court of the U.S. in Guernsey, the claimant would be required to bring fresh proceedings before the Guernsey Court, suing on the foreign judgment itself and applying for summary judgment if the case is placed on the pleadings list (essentially, where the case is defended). In such an action, the Guernsey Court is unlikely to re-examine the merits of the original case decided by a U.S. court.

According to current practice, the Guernsey Court will (subject to the following matters) enforce the judgment of a court in the United States in in personam proceedings provided that the following conditions inter alia are satisfied:

(a) the judgment is for a debt or fixed or ascertainable sum of money (provided that the judgment does not relate to U.S. penal, revenue or other public laws);

(b) the judgment is final and conclusive; and

(c) the court in the U.S. had, at the time when proceedings were served, jurisdiction over the judgment debtor in accordance with the Guernsey rules of private international law.

The Guernsey Court will not, however, enforce that judgment if the judgment debtor satisfies the Guernsey Court that:

(a) the judgment was given in proceedings that were in breach of principles of natural or substantial justice;

(b) enforcement of the judgment would be contrary to Guernsey public policy;

(c) the foreign court did not have jurisdiction to give that judgment according to Guernsey rules on the conflict of laws;

(d) there was fraud on the part of the U.S. court pronouncing judgment;

(e) there was fraud on the part of the party in whose favor the judgment was given;

(f) enforcement proceedings are time barred under the Guernsey laws on prescription/limitation;

(g) the foreign judgment is not for a definite sum of money (which is not a sum in respect of taxes or penalties) or is not final and conclusive;

(h) the foreign judgment was against a person who was entitled to immunity from the courts of that country; and

(i) the foreign court had no jurisdiction in circumstances where the judgment debtor was, at the time the proceedings were instituted, present in the foreign country and the bringing of proceedings in that U.S. court was contrary to an agreement under which the dispute was to be settled and the judgment debtor did not agree to the proceedings being brought in that U.S. court, nor counterclaimed or otherwise submitted to the jurisdiction.

If the Guernsey Court gives judgment for the sum payable under a judgment of a United States court, the Guernsey judgment would be enforceable by the methods generally available for the enforcement of Guernsey judgments. These give the Guernsey Court discretion whether to allow enforcement by any particular method. In addition, it may not be possible to obtain a Guernsey judgment or to enforce any Guernsey judgment: if the judgment debtor is subject to any insolvent administration or similar proceedings; if there is delay; if an appeal is pending or anticipated against the Guernsey judgment in Guernsey or against the foreign judgment in the courts of the United States; or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Additionally any security interest may affect the circumstances where the Guernsey Court provides judicial assistance to persons empowered under foreign bankruptcy law to act on behalf of an insolvent company and/or in relation to the enforcement of a judgment debt.

Jurisdiction

A foreign court is considered to have jurisdiction where one of four criteria is met, being any of the following:

(a) where the respondent to the order sought to be enforced was, at the time the proceedings were instituted, present in the foreign jurisdiction (and where that “person” is a corporate entity, where it is resident or maintains a fixed place of business in the foreign jurisdiction);

(b) where the respondent to the order sought to be enforced was a claimant or counterclaimant in the proceedings in the foreign court;

(c) where the respondent to the order sought to be enforced submitted to the jurisdiction of the foreign court by voluntarily appearing in the proceedings; or

(d) where the respondent to the order sought to be enforced agreed, prior to the commencement of the proceedings, to submit to the jurisdiction of the foreign court.

Sum of Money

It is a generally accepted principle of common law in Guernsey that for the Guernsey Court to recognize a foreign judgment, that judgment needs to be for a definite sum of money and must not include deductions or additions for unspecified amounts such as tax, nor can it include penalties.

Final and Conclusive

A foreign judgment which is final and conclusive, for the purposes of recognition under Guernsey common law, is one which cannot be varied by the court which pronounced it, notwithstanding that there may be a right of appeal.

Original actions in courts of Guernsey

The Guernsey Court will prima facie take jurisdiction over an action brought by a holder of NewCo Ordinary Shares under U.S. securities laws against NewCo, and would apply U.S. law (if applicable and appropriate) to determine the liability of NewCo. However, the Guernsey Court may decline to exercise jurisdiction over the claim. A key factor as to whether the Guernsey Court would take jurisdiction is likely to be an argument on forum conveniens. Factors such as the extent of the disputed issues of foreign law, the nature of the dispute, the residence and place of business of NewCo, and the location of key witnesses is likely to influence the Guernsey Court’s decision in this area.

Transfer Agent and Warrant Agent

The transfer agent for NewCo Ordinary Shares and warrant agent for the NewCo warrants will be Continental Stock Transfer & Trust Company.

Notices

NewCo will give notice of each NewCo general meeting by publication on its website and in any other manner that we may be required to follow in order to comply with the NewCo Governing Documents, the Guernsey Companies Law and applicable stock exchange and SEC requirements. Each shareholder is deemed to have agreed to accept communication from NewCo by electronic means (including, for the avoidance of doubt, by means of a website) in accordance with the Guernsey Companies Law unless the shareholder notifies NewCo otherwise. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in NewCo’s register of shareholders.

Subject to any restrictions imposed on any shares, notice of each general meeting shall be given to NewCo’s shareholders, persons entitled to a share in consequence of the death or bankruptcy of a shareholder, NewCo’s directors, NewCo’s auditor (if any) and persons entitled to vote in respect of a share in consequence of the incapacity of a shareholder.

Other Guernsey Law Considerations

Compromises and Arrangements

Where NewCo and its creditors or shareholders or a class of either of them propose a compromise or arrangement between NewCo and its creditors or its shareholders or a class of either of them (as applicable), the Royal Court of Guernsey (the “Court”) may order a meeting of the creditors or class or creditors or of NewCo’s shareholders or class of shareholders (as applicable) to be called in such manner as the Court directs. Any compromise or arrangement approved by a majority in number representing 75% in value of the members or class of members (excluding any shares held as treasury shares) or creditors or class of creditors (as the case may be), present and voting either in person or by proxy at the meeting, if sanctioned by the Court, is binding on NewCo and all the creditors, shareholders or members of the specific class of either of them (as applicable) and any liquidator or administrator and contributories (where relevant) of NewCo.

Certain Disclosure Obligations of NewCo

As of consummation of the Business Combination, NewCo will be subject to certain disclosure obligations under Guernsey and U.S. law and the rules of the NYSE. The following is a description of the general disclosure obligations of public companies under Guernsey and U.S. law and the rules of the NYSE as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Periodic Reporting under Guernsey Law

Under the Guernsey Companies Law, NewCo is required to submit to the Guernsey Registry (i) between June 1, 2022 and July 31, 2022 an annual validation containing information current on May 31, 2022 and (ii) thereafter before the last day of February in each year an annual validation containing information current on December 31 of the previous year. NewCo is also required to file with the Guernsey Registry details of any change of its directors, or their details, within 14 days of the relevant change and details of any change of its registered office. Certain shareholder resolutions must also be filed with the Guernsey Registry within certain timeframes. For example, a copy of every Special Resolution must be filed with the Guernsey Registry within 30 days of it being passed.

Periodic Reporting under U.S. Securities Law

After the consummation of this transaction, NewCo will be a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. NewCo intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NYSE’s listing standards.

Registration Rights

Certain persons who will be holders of the NewCo Securities immediately after consummation of the Business Combination, including the Founders, will be entitled to registration rights pursuant to the A&R Registration Rights Agreement. See “Summary of the Material Terms of the Business Combination.”

Listing of NewCo Securities

NewCo intends to apply to list the NewCo Ordinary Shares and warrants on the NYSE under the ticker symbols “SGHC” and “SGHC WS” respectively, upon the closing of the Business Combination.

PRICE RANGE OF SECURITIES AND DIVIDENDS

SEAC

SEAC’s units, Class A Shares and warrants are currently listed on NYSE under the symbols “SEAH.U,” “SEAH” and “SEAH WS,” respectively. Each unit consists of one Class A Share and one-half of one redeemable warrant, each whole warrant entitling its holder to purchase one share of Class A Share at an exercise price of $11.50 per share. SEAC’s units commenced trading on NYSE on October 2, 2020. SEAC’s Class A Shares and warrants commenced trading on the NYSE on November 23, 2020.

Holders

As of December 31, 2020, there was one holder of record of units, one holder of record of Class A Shares, three holders of record of Class B shares and three holders of record of warrants. Management believes SEAC has in excess of 300 beneficial holders of its securities.

Dividends

SEAC has not paid any dividends to its stockholders.

NewCo (Pre-Business Combination)

Market Price of NewCo Ordinary Shares

Historical market price information regarding NewCo is not provided because there is no public market for its securities.

Holders

As of the date of this proxy statement/prospectus, NewCo had one holder of record in respect of one ordinary redeemable share of no par value. The legal and beneficial owner of such share is Knutsson Limited.

Dividends

As of the date of this proxy statement/prospectus, NewCo has not declared or made any dividends or other distributions.

NewCo (Post-Business Combination)

Market Price of NewCo Ordinary Shares

Historical market price information regarding NewCo is not provided because there is no public market for its securities. We intend to apply to list NewCo Ordinary Shares and warrants on the NYSE upon the Closing under the ticker symbols “SGHC” and “SGHC WS,” respectively.

Holders

As of the date of this proxy statement/prospectus, NewCo had 1 holder of record.

Dividend Policy

NewCo has not paid any cash dividends on the NewCo Ordinary Shares to date. After the Business Combination, the NewCo Board intends to evaluate adopting a policy of paying cash dividends. In evaluating any dividend policy, the NewCo Board must consider NewCo’s financial condition and may consider results of operations, certain tax considerations, capital requirements, alternative uses for capital, industry standards and economic conditions as well as the requirements of the Guernsey Companies Law. Whether NewCo adopts such a dividend policy and the frequency and amount of any dividends declared on the NewCo Ordinary Shares will be within the discretion of the NewCo Board and subject to the requirements of the Guernsey Companies Law.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of NewCo shareholders are currently governed by the laws of Island of Guernsey and the NewCo Governing Documents. The rights of SEAC stockholders are currently governed by DGCL, the Current Charter and SEAC’s bylaws. Following completion of the Business Combination, the rights of SEAC stockholders who become holders of NewCo ordinary shares in the Business Combination will be governed by the laws of Island of Guernsey and the NewCo Governing Documents.

The following discussion summarizes the material differences between the rights of NewCo shareholders and the current rights of SEAC stockholders. These differences arise from differences between Delaware law and the laws of Island of Guernsey, the governing instruments of the two companies, and the securities laws and regulations governing the two companies.

Although it is impracticable to compare all of the aspects in which DGCL and the laws of Island of Guernsey, and NewCo’s and SEAC’s governing instruments, differ with respect to equityholder rights, the following discussion summarizes certain material differences between them. This summary is not intended to be complete, and it is qualified in its entirety by reference to Delaware law, the laws of Island of Guernsey, the NewCo Governing Documents and the Current Charter and SEAC’s bylaws. In addition, the identification of some of the differences in the rights of equityholders as material is not intended to indicate that other differences that are equally important do not exist. NewCo and SEAC urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of Delaware law and the laws of Island of Guernsey and the other documents to which NewCo and SEAC refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a NewCo shareholder and the rights of a SEAC stockholder. For information on how to obtain the governing instruments of NewCo and SEAC, see “Where You Can Find More Information.” SEAC stockholders are encouraged to obtain and read these documents.

SEAC	NewCo
Authorized Capital Stock

SEAC is currently authorized to issue 221,000,000 shares of capital stock, consisting of (a) 220,000,000 shares of common stock, including 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock.

The board of directors of NewCo is authorized to issue an unlimited number of shares for an unlimited duration and may issue shares of different types or classes.

As of the date of this proxy statement/prospectus, NewCo only has in issue one class of shares, comprising ordinary redeemable shares of no par value.

Rights of Preferred Stock

The Board may fix for any series of preferred stock such voting powers, full or limited, or no voting powers, and such preferences, designations, powers and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the Board providing for the issuance of such series.	No preferred shares in the capital of the NewCo have been authorized or are outstanding as of the date of this proxy statement/prospectus.

Number and Qualification of Directors

The number of directors of SEAC will be fixed from time to time in the manner provided in the Bylaws.	The NewCo Governing Documents provide that, the minimum number of Directors shall be two and the maximum number of Directors shall be fourteen,

SEAC	NewCo
Under the Bylaws, the number of directors may be fixed by resolution of the Board.	unless increased or decreased from time to time by the board of directors of NewCo or the shareholders of NewCo in general meeting by Ordinary Resolution.

Classification of the Board of Directors

The Current Charter provides that directors are elected annually for a term of two years.	The NewCo Governing Documents do not provide for the board of directors of NewCo to be divided into any classes.

Election of Directors

At SEAC’s annual meeting, stockholders elect directors to hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Prior to the closing of an initial business combination, the holders of Class B Common Stock have the exclusive right to elect, remove and replace any director, and the holders of Class A Common Stock have no right to vote on the election, removal or replacement of any director.

Under Guernsey Companies Law following the incorporation of a company any subsequent directors must, unless the memorandum or articles of incorporation of a company provides otherwise, be appointed by Ordinary Resolution.

The NewCo Governing Documents provide that;

the directors of NewCo shall, subject to applicable law and the listing rules of the NYSE, ensure that all individuals nominated by the Shareholders are nominated for election as directors of NewCo at the next annual general meeting or extraordinary general meeting called for that purpose and they shall be appointed if approved by way of Ordinary Resolution at such general meeting. The directors of NewCo also have power at any time to appoint any person to be a director of NewCo subject to applicable law and the listing rules of the NYSE.

Removal of Directors

Subject to the rights of the holders of any series of preferred stock, any or all of the directors may be removed from office at any time, but only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class.

Under the Guernsey Companies Law, a director ceases to be a director if he:

(1) resigns by notice to the company;

(2) is removed in accordance with the memorandum or articles of incorporation of the company;

(3) becomes ineligible to be a director under the Guernsey Companies Law;

(4) dies; or

(5) otherwise vacates office in accordance with the memorandum or articles of incorporation of the company.

The NewCo Governing Documents provide that, a director may be removed from office:

(1) by the shareholders by Ordinary Resolution;

SEAC	NewCo

(2) by the board of directors by resolution made by all of his co-Directors (not less than two in number);

(3) if he dies or is found to be or becomes, in the opinion of a registered medical practitioner by whom he is being treated, physically or mentally incapable of acting as a director;

(4) he becomes bankrupt or makes any arrangement or composition with his creditors or is adjudged insolvent or has his affairs declared en désastre or has a preliminary vesting order made against his Guernsey realty;

(5) if he is prohibited by applicable law or the NYSE

from being a director;

(6) he resigns by notice to NewCo in accordance with the Newco Governing Documents;

(7) without special leave of absence from the directors, is absent from meetings of the directors for six consecutive months and the directors resolve that his office be vacated; or

(8) if he is removed from office pursuant to the NewCo Amended and Restated Articles of Incorporation or any other agreement between the director and NewCo or any of its subsidiaries.

Voting

Except as otherwise required by law or the Current Charter, holders of the SEAC Class A common stock and the SEAC Class B common stock possess all voting power with respect to SEAC. The holders of shares of SEAC common stock shall be entitled to one vote for each such share on each matter properly submitted to SEAC’s stockholders on which the holders of shares of SEAC common stock are entitled to vote.

Except as otherwise required by applicable law, holders of SEAC Class A common stock and SEAC Class B common stock are not entitled to vote on any amendment to the Current Charter that relates solely to the terms of one or more outstanding series of SEAC preferred stock if the holders of such affected series of SEAC preferred stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Current Charter or applicable law.

Under the NewCo Governing Documents, subject to any rights or restrictions attached to any shares, (i) on a show of hands at a general meeting, every shareholder present in person or by proxy shall be entitled to cast one vote and (ii) on a poll every shareholder present in person shall have one vote for each share held by him as of the record date fixed by NewCo.

The directors of NewCo shall specify in the notice of the relevant meeting a time, being not more than forty-eight (48) hours (excluding any days that are not business days) before the time fixed for the meeting, by which a person must be entered on the register in order to have the right to attend or vote at the meeting.

SEAC	NewCo
Cumulative Voting

Delaware law allows for cumulative voting only if provided for in the Current Charter; however, the Current Charter does not authorize cumulative voting.	Guernsey Companies Law does not provide for cumulative voting.

Vacancies on the Board of Directors

Subject to the rights of the holders of any series of preferred stock, newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause are filled by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director.

Any director so chosen will hold office for the remainder of the full term of the director to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Under Guernsey Companies Law following the incorporation of a company any subsequent directors must, unless the memorandum or articles of incorporation of a company provides otherwise, be appointed by Ordinary Resolution.

The NewCo Articles of Incorporation provide that a vacancy on the board of directors may be filled only by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the Directors, subject to the NewCo Governing Documents, applicable law and the listing rules of the NYSE. A director appointed to fill a vacancy shall be of the same class of director as the director he or she replaced and the term of such appointment shall terminate in accordance with that class of director.

Special Meeting of the Board of Directors

Special meetings of the Board may be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be.	The NewCo Governing Documents provide that the chair of the board of directors, a majority of the directors or the secretary on request of a Director may at any time summon a meeting of the Directors by twenty-four (24) hours’ notice to each director, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the directors either at, before or after the meeting is held.

Stockholder Action by Written Consent

Under the Current Charter, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of the Corporation other than with respect to Class B Common Stock with respect to which action may be taken by written consent.	It is permissible for actions to be taken by shareholders of NewCo by written resolution, other than in respect of the removal of an auditor.

Amendment to Corporate Governance Documents

Pursuant to Delaware law, an amendment to a charter generally requires the approval of the Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Article IX of the Current Charter relating to business combination requirements may not be amended prior to

An amendment to the NewCo Memorandum of Incorporation requires approval by Special Resolution of the voting shareholders of NewCo.

An amendment to the NewCo Articles of Incorporation requires approval by Special

SEAC	NewCo

the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of SEAC common stock.

The Board is expressly authorized to make, alter, amend or repeal the amended and restated Bylaws by the affirmative vote of a majority of the Board. The Bylaws may also be adopted, amended, altered or repealed by the SEAC stockholders representing a majority of the voting power of all of the then-outstanding shares of capital stock of SEAC entitled to vote generally in the election of directors.

Resolution of the voting shareholders of NewCo (and if any class rights will be affected thereby, by Special Resolution of the voting shareholders of each class of affected shares).

Quorum

Board of Directors. A majority of the Board constitutes a quorum at any meeting of the Board.

Stockholders. The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum; except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum.

Board of Directors. The quorum for the transaction of business at a meeting of Directors (including any adjourned meeting) shall be a majority of Directors, but shall not be less than two.

Stockholders.

The NewCo Articles of Incorporation provide that at least two shareholders (present in person or by proxy) entitled to vote holding in aggregate not less than a simple majority of all voting share capital of NewCo in issue shall be a quorum.

Interested Directors

SEAC renounces any expectancy that any of the SEAC directors or officers will offer any corporate opportunity in which he or she may become aware to SEAC, except with respect to any of the directors or officers of SEAC with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of SEAC and (i) such opportunity is one that SEAC is legally and contractually permitted to undertake and would otherwise be reasonable for SEAC to pursue and (ii) to the extent the director or officer is permitted to refer that opportunity to SEAC without violating another legal obligation.	Under the Guernsey Companies Law, a director must immediately after becoming aware of the fact that he is interested in a transaction or proposed transaction with the company to which he is appointed, disclose to the board of directors the nature and extent of his interest.

Special Stockholder Meeting

The Current Charter provides that a special meeting of stockholders may be called by the Chairman of the Board (or, if applicable, any Co-Chairman of the Board), the Chief Executive Officer of SEAC (or, if applicable, any Co-Chief Executive Officer of SEAC),

Under the Guernsey Companies Law, the first general meeting of NewCo must be held within a period of 18 months following its incorporation and shall thereafter be held once in every calendar year provided that no more than 15 months shall elapse between one annual general meeting and the next.

SEAC	NewCo
or the Board pursuant to a resolution adopted by a majority of the SEAC board.

The directors of NewCo may whenever they think fit convene any extraordinary general meetings.

The directors of NewCo are required (within 21 days) to call a general meeting (which must be held not later than twenty eight (28) days after such notice) if NewCo receives requisition requests to do so from shareholders who hold more than ten per cent. of such of the capital of NewCo that carries the right of voting at general meetings of NewCo (excluding any capital held as treasury shares).

Notice of Stockholder Meeting

Written notice stating the place, if any, date and time of each meeting of SEAC’s stockholders, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise required by Delaware law.

Whenever notice is required to be given to any SEAC stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

A general meeting, including an annual general meeting, shall be called by at least 10 clear days’ notice (but not more than sixty (60) calendar days’ notice). A meeting, however, may be called on shorter notice if it is so agreed by all the shareholders entitled to attend and vote at that meeting.

Notice of a general meeting shall specify each of the following:

•   the place or, where the meeting is to be held entirely electronically or via telephone,

•   the means and manner by which persons may attend, the date and the time of the meeting;

•   if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

•   the general nature of the business to be transacted;

•   if a resolution is proposed as a Special Resolution, that fact and the text of that resolution;

•   if a resolution is proposed as a Waiver Resolution, that fact and the text of that resolution;

•   if a resolution is proposed as a Unanimous Resolution, that fact and the text of that resolution;

•   in the case of an annual general meeting, that the meeting is an annual general meeting; and

•   any additional information required by the NewCo Governing Documents.

SEAC	NewCo

In each notice, there shall appear with reasonable prominence the following statements:

(a) that a shareholder who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote and speak at a meeting of the shareholders instead of that shareholder, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by the shareholder; and

(b) that a proxy need not be a shareholder.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

No business may be transacted at an annual meeting of SEAC stockholders, other than business that is either (i) specified in SEAC’s notice of meeting (or any supplement thereto) delivered pursuant to the Bylaws, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any SEAC stockholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in the SEAC Bylaws.

The SEAC stockholder must (i) give timely notice thereof in proper written form to the Secretary of SEAC, and (ii) the business must be a proper matter for stockholder action. To be timely, a SEAC stockholder’s notice must be received by the Secretary at the principal executive offices of SEAC not later than the close of business on the ninetieth (90th) day nor earlier than the opening of business on the one-hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting, is first made by SEAC. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice.

The NewCo Governing Documents set forth requirements for shareholders wishing to propose business other than the nomination of directors at an annual general meeting.

In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of NewCo.

For matters other than for the nomination for election of a director to be made by a shareholder, to be timely such shareholder’s notice shall be delivered to NewCo at its principal executive offices not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting. However, if NewCo’s annual general meeting occurs on a date more than thirty (30) days earlier or later than NewCo’s prior year’s annual general meeting, then the directors will determine a date a reasonable period prior to NewCo’s annual general meeting by which date the shareholder’s notice must be delivered and publicize such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least fourteen (14) days prior to the date set by the directors.

Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the Board may be made by any stockholder of SEAC who is a stockholder of record entitled to vote in the election of directors on	The NewCo Governing Documents provide that in order for a shareholder to make a director nomination at an annual general meeting of shareholders, the

SEAC	NewCo

the date of the giving of the notice required (as described below) and on the record date for the determination of stockholders entitled to vote at such meeting and who gives proper notice.

To give timely notice, a stockholder’s notice must be given to the Secretary of SEAC at the principal executive offices of SEAC either (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day nor earlier than the opening of business on the one hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting of stockholders (in most cases) and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of the special meeting is first made.

shareholder must (i) be a shareholder of record on both (x) the date of the giving of the notice by such shareholder provided for in NewCo’s Governing Documents and (y) the record date for the determination of shareholders entitled to vote at such annual general meeting; (ii) on each such date beneficially own more than 15% of the issued Ordinary Shares (unless otherwise provided in the Exchange Act or the rules and regulations of the Commission); and (iii) have given timely notice thereof in proper written form to the Secretary of NewCo. If a shareholder is entitled to vote only for a specific class or category of directors at a meeting of the shareholders, such shareholder’s right to nominate one or more persons for election as a director at the meeting shall be limited to such class or category of directors. A shareholder’s notice must give not less than forty five (45) and not more than one hundred and twenty (120) days’ prior to the meeting. The notice must be left at the registered office of NewCo, together with a notice from the proposed director of his willingness and eligibility to be elected.

Limitation of Liability of Directors and Officers

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Current Charter provides that unless a director violated his or her duty of loyalty to SEAC or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director, a director will not be personally liable to SEAC or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent an exemption from liability or limitation is not permitted under the DGCL.

The Guernsey Companies Law permits shareholders of a company, by Ordinary Resolution, to ratify conduct by a director which exceeds his powers or amounts to negligence, default, breach of duty or breach of trust in relation to the Company.

Indemnification of Directors, Officers, Employees and Agents

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.	The NewCo Governing Documents provide that the directors of NewCo (including any alternate director), secretary and other officer or predecessor of NewCo or employee for the time being of NewCo and the successors and assigns of each shall be indemnified out of the assets of NewCo to the fullest extent permitted by the Guernsey Companies Law

SEAC	NewCo
The Current Charter provides that SEAC will indemnify each director and officer to the fullest extent permitted by Delaware law.	from and against any liability, action, proceeding, claim, demand, costs, damages or expenses including legal expenses whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with NewCo other than such liability (if any) that they may incur to NewCo in connection with their own negligence, default, breach of duty or breach of trust.

Dividends

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.

The Current Charter provides that, subject to applicable law and the rights, if any, of outstanding shares of preferred stock, the holders of shares of SEAC common stock will be entitled to receive dividends (payable in cash, property, or capital stock of SEAC) when, as, and if declared by the board of directors from time to time out of any assets or funds of SEAC legally available thereof, and shall share equally on a per share basis in such dividends and distributions.

The board of directors of NewCo may authorize dividends and distributions to be paid shareholders in accordance with the procedure set out in the Guernsey Companies Law and subject to any shareholder’s rights attaching to the shares held by them. Dividends and distributions may be paid in cash, in property or in shares of NewCo.

The board of directors of NewCo is not required to, but may, set apart out of any funds of NewCo available for dividends or distributions a reserve or reserves for any proper purpose and may abolish any such reserve(s).

Liquidation

Subject to applicable law and the rights, if any, of the holders of any outstanding shares of preferred stock, the Current Charter provides that following the payment or provision for payment of the debts and other liabilities of SEAC in the event of an voluntary or involuntary liquidation, dissolution, or winding up of SEAC, the holders of shares of SEAC common stock shall be entitled to receive all the remaining assets of SEAC available for distribution to its stockholders, ratably in proportion to the number of shares of SEAC common stock held by them.	On a return of capital on winding up or otherwise (other than on conversion, redemption or repurchase by NewCo of ordinary shares and subject to any agreement between the relevant shareholders and NewCo in respect of the ordinary shares), assets available for distribution among the holders of ordinary shares of NewCo shall be distributed among the holders of the ordinary shares of NewCo on a pro rata basis.

SEAC	NewCo

Supermajority Voting Provisions

Article IX of the Current Charter relating to business combination requirements may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of SEAC common stock.	N/A

Anti-Takeover Provisions and Other Stockholder Protections

The anti-takeover provisions and other stockholder protections in the Current Charter include the ability of the board of directors to designate the terms of and issue new series of preferred shares. Section 203 of the DGCL prohibit a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e., a stockholder owning 15% or more of SEAC voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

“Business combinations” are not prohibited under Guernsey law.

Under the Guernsey Companies Law, NewCo may amalgamate with another body corporate provided that certain approvals and procedural steps are taken.

Preemptive Rights

There are no preemptive rights relating to the SEAC common stock.	There are no statutory pre-emption rights under the Guernsey Companies Law and the NewCo Governing Documents do not contain rights of pre-emption.

Fiduciary Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.

The Board may exercise all such powers of SEAC and do all such lawful acts and things as are not by statute or SEAC’s Charter or SEAC’s Bylaws directed or required to be exercised or done solely by stockholders.

The common law duties owed by directors of Guernsey companies can be classed under two heads:

•   the fiduciary duties, which comprise the core duty to act in good faith and particular applications of the core duty, namely the own judgement duty, the no conflicts duty and the proper purposes duty; and

•   the duty of skill and care.

In Guernsey, that common law is the customary law of Guernsey Judgments of the English courts are persuasive before the Royal Court of Guernsey, but no more. Authorities from further afield may be of value in fact specific circumstances but are otherwise less persuasive than local or English jurisprudence.

The board of directors of NewCo may exercise all such powers of NewCo and do all such lawful acts and things as are not by Guernsey Companies Law or NewCo’s Governing Documents directed or required to be exercised or done solely by shareholders.

SEAC	NewCo

Inspection of Books and Records

Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. SEAC’s Bylaws permit SEAC’s books and records to be kept within or outside Delaware.

Under the Guernsey Companies Law, the following must be open, during ordinary business hours, to the inspection of any shareholder or director of NewCo (without charge), at its registered office, on request:

(1)  the register and index of shareholders of NewCo;

(2)  the register of directors of NewCo;

(3)  the register of secretaries of NewCo;

(4)  copies of all resolutions of shareholders passed otherwise than at general meetings of shareholders; and

(5)  minutes of the proceedings of general meetings of shareholders.

Any other person, on payment of a fee, may also on request inspect the documents listed at (1) to (3) above at NewCo’s registered office and may make copies of such documents on payment of such fee as may be prescribed.

The statutory rights listed at (1) and (2) above do not apply to shareholders in respect of any redeemable shares or non-voting shares.

Subject to any provision in the NewCo Governing Documents a list of the names and addresses of all shareholders showing the number of shares respectively held by them shall be available for inspection at any general meeting of NewCo.

Choice of Forum

The Current Charter generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to: (i) any derivative action or proceeding brought on behalf of SEAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of SEAC to SEAC or SEAC’s stockholders, (iii) any action asserting a claim against SEAC, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or SEAC’s Bylaws, or (iv) any action asserting a claim against SEAC, its directors, officers, or employees governed by the internal affairs doctrine.	NewCo’s Articles of Incorporation do not provide for a specific forum in which derivative actions to be brought on behalf of NewCo.

SHARES ELIGIBLE FOR FUTURE SALE

Business Combination Shares

NewCo will issue up to 440,003,397 NewCo Ordinary Shares to the Pre-Closing Holders in connection with the Business Combination. All NewCo Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than by NewCo’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Sales of substantial amounts of NewCo Ordinary Shares in the public market could adversely affect prevailing market prices of NewCo Ordinary Shares.

Lock-up Provisions

All Pre-Closing Holders will be broadly prohibited from selling, pledging, transferring or otherwise disposing of their ownership interest in NewCo Ordinary Shares until the earliest to occur of (i) (A) in the case of the Pre-Closing Holders, the date that is six (6) months after the Closing or, (B) in the case of the Founders and PJT Holdings, the date that is twelve (12) months after the Closing, (ii) the date on which the closing share price of NewCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or (iii) (A) the sale of all or substantially all of the assets (in one transaction or a series of related transactions) of NewCo to any person (or group of persons acting in concert) or (B) a liquidation, merger, stock exchange, recapitalization or other similar transaction of NewCo, or other sale (in one transaction or a series of related transactions) of equity interests or voting power of NewCo to a person (or group of persons acting in concert), in each case, that results in any person (or group of persons acting in concert) owning more than 50% of the equity interests or voting power of NewCo (or any resulting entity after such merger or recapitalization), subject to certain customary exceptions. Additional details of these transfer restrictions can be found under the sections titled “The Business Combination Proposal — Related Agreements — Lock-Up Agreement.”

Registration Rights

NewCo has agreed to give holders of certain restricted securities, including NewCo Ordinary Shares and NewCo warrants, registration rights to facilitate the resale of such restricted securities. Additional details of these rights can be found under the sections titled “The Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted NewCo Ordinary Shares or restricted NewCo warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted NewCo Ordinary Shares or restricted NewCo warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total shares of NewCo Ordinary Shares then outstanding; or

•	the average weekly reported trading volume of NewCo Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of NewCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about NewCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 56,250,000 shares of SEAC Common Stock outstanding. Of these shares, the 45,000,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 11,250,000 shares owned collectively by the Founders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are a total of 33,500,000 SEAC warrants outstanding, consisting of 22,500,000 public warrants and 11,000,000 private placement warrants. Each warrant is exercisable for one share of SEAC Class A common stock (or one share of NewCo Ordinary Share post-Business Combination), in accordance with the terms of the warrant agreement. Each SEAC warrant issued and outstanding immediately prior to the Closing will be converted into a warrant exercisable for an equivalent number of NewCo Ordinary Shares.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of the Company’s employees, consultants or advisors who purchase equity shares from the Company in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

APPRAISAL RIGHTS

Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting. If the Business Combination is consummated, you will be entitled to attend and participate in NewCo’s annual meetings of shareholders. If NewCo holds a 2021 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. Under Guernsey law, NewCo must hold an annual meeting within 18 months of its incorporation date, March 29, 2021. As a foreign private issuer, NewCo will not be subject to the SEC’s proxy rules.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with SEAC’s board of directors, any committee chairperson or independent directors as a group by writing to the board or committee chairperson in care of SEAC, Golden Bear Plaza 11760 US Highway 1, Suite W506, North Palm Beach, FL. Following the Business Combination, such communications should be sent in care of NewCo, Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all independent directors.

EXPERTS

The financial statements of SEAC as of December 31, 2020 and for the period from July 30, 2020 (inception) through December 31, 2020 (as restated) appearing in this Prospectus and in the Registration Statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SGHC Limited as at December 31, 2020, December 31, 2019 and January 1, 2019 and for each of the two years in the period ended December 31, 2020 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Lanester Investments Limited as at May 4, 2020, December 31, 2019 and January 1, 2019 and for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2020 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO LLP, independent accountants, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, SEAC and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of SEAC’s proxy statement. Upon written or oral request, SEAC will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy was delivered and who wishes to receive a separate copy. Stockholders receiving multiple copies of SEAC’s proxy statement may likewise request that SEAC deliver single copies of such documents in the future. Stockholders may notify SEAC of their requests by calling (702) 781-4313 or writing SEAC at its principal executive offices at Golden Bear Plaza, 11760 US Highway 1, Suite W506, North Palm Beach, FL 33408. Following the Business Combination, such requests should be made by calling +44 (0) 14 8182-2939 or writing NewCo at Bordeaux Court, Les Echelons, St. Peter Port, Guernsey, GY1 1AR.

WHERE YOU CAN FIND MORE INFORMATION

SEAC files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) as required by the Exchange Act, as applicable to foreign private issuers. You may access information on SEAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to NewCo has been supplied by NewCo, and all such information relating to SEAC has been supplied by SEAC. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Sports Entertainment Acquisition Holdings LLC

Golden Bear Plaza 11760 US Highway 1, Suite W506

North Palm Beach, FL 33408

Telephone: (561) 402-0741

Email: jcollins@seahllc.com

or:

Super Group (SGHC) Limited

Bordeaux Court, Les Echelons

St. Peter Port, Guernsey, GY1 1AR

Telephone: +44 (0) 14 8182-2939

Email: matt.burnham@bellerivetrust.com;

andrew.lawrence@bellerivetrust.com

or:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 869-0171

E-mail: info@okapipartners.com

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Sports Entertainment Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2020 (As Restated)	F-3
Statement of Operations for the period from July 30, 2020 (INCEPTION) through December 31, 2020 (As Restated)	F-4
Statement of Changes in Stockholders’ Equity for the period from July 30, 2020 (INCEPTION) through December 31, 2020 (As Restated)	F-5
Statement of Cash Flows for the period from July 30, 2020 (INCEPTION) through December 31, 2020 (As Restated)	F-6
Notes to Financial Statements (As Restated)	F-7

Unaudited Condensed Financial Statements of Sports Entertainment Acquisition Corp.
Condensed Balance Sheets	F-26
Unaudited Condensed Statements of Operations	F-27
Unaudited Condensed Statements of Changes in Stockholders’ Equity three and nine months ended September 30, 2021	F-28
Unaudited Condensed Statement of Cash Flows nine months ended September 30, 2021	F-29
Notes to Condensed Financial Statements	F-30

Consolidated Financial Statements of SGHC Limited
Report of Independent Registered Public Accounting Firm	F-48
Consolidated Statements of Profit or Loss and Other Comprehensive Income for the years ended December 31, 2020 and December 31, 2019	F-49
Consolidated Statements of Financial Position as at December 31, 2020, December 31, 2019 and January 1, 2019	F-50
Consolidated Statements of Changes in Equity for the years ended December 31, 2020 and December 31, 2019	F-51
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and December 31, 2019	F-52
Notes to Consolidated Financial Statements	F-53

Consolidated Financial Statements of Lanester Investments Limited
Independent Auditor’s Report	F-110
Consolidated Statements of Profit or Loss and Other Comprehensive Income for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019	F-111
Consolidated Statements of Financial Position as at May 4, 2020, December 31, 2019 and January 1, 2019	F-112
Consolidated Statements of Changes in Equity for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019	F-113
Consolidated Statements of Cash Flows for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019	F-114
Notes to Consolidated Financial Statements	F-115

Unaudited Interim Condensed Consolidated Financial Statements
Interim Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income for the six months ended June 30, 2021 and 2020	F-147
Interim Condensed Consolidated Statements of Financial Position as at June 30, 2021 and December 31, 2020	F-148
Interim Condensed Consolidated Statements of Changes in Equity for the six months ended June 30, 2021 and 2020	F-149
Interim Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and 2020	F-150
Notes to Unaudited Interim Condensed Consolidated Financial Statements	F-151

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Sports Entertainment Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Sports Entertainment Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ deficit and cash flows for the period from July 30, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 30, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, if the Company is unable to complete a business combination by October 6, 2022 then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

June 21, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is December 1, 2021

SPORTS ENTERTAINMENT ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

(As Restated — See Note 2)

ASSETS
Current assets
Cash	$1,087,876
Prepaid expenses	290,394

Total Current Assets	1,378,270

Cash and marketable securities held in Trust Account	450,067,699

Total Assets	$451,445,969

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Accrued expenses	$109,103
Accrued offering costs	16,480

Total Current Liabilities	125,583

Warrant liability, at fair value	45,225,000
Deferred underwriting fee payable	15,750,000

Total Liabilities	61,100,583

Commitments and contingencies

Class A common stock subject to possible redemption, 45,000,000 shares at $10.00 per share redemption value	450,000,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; (excluding 45,000,000 shares subject to possible redemption)	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 11,250,000 shares issued and outstanding	1,125
Additional paid-in capital	—
Accumulated deficit	(59,655,739)

Total Stockholders’ Deficit	(59,654,614)

Total Liabilities and Stockholders’ Deficit	$451,445,969

The accompanying notes are an integral part of the financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated — See Note 2)

Formation and operational costs	$203,809

Loss from operations	(203,809)
Other income (expense):
Change in fair value of warrant liability	(15,007,134)
Transaction costs allocated to warrant liabilities	(1,152,775)
Interest earned on marketable securities held in Trust Account	67,699

Other expense, net	(16,092,210)

Net loss	$(16,296,019)

Weighted average shares outstanding of Class A common stock	24,837,662

Basic and diluted net loss per share, Class A common stock	$(0.46)

Weighted average shares outstanding of Class B common stock	10,625,000

Basic and diluted net loss per share, Class B common stock	$(0.46)

The accompanying notes are an integral part of the financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM JULY 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated — See Note 2)

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – July 30, 2020 (Inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	11,500,000	1,150	23,850	—	25,000
Cash paid in excess of Fair Value of Private Placement Warrants	—	—	1,059,424	—	1,059,424
Forfeiture of Class B common shares by Sponsor	(250,000)	(25)	25	—	—
Accretion of Class A common stock subject to redemption	—	—	(1,083,299)	(43,359,720)	(44,443,019)
Net loss	—	—	—	(16,296,019)	(16,296,019)

Balance – December 31, 2020 (As Restated)	11,250,000	$1,125	$—	$(59,655,739)	$(59,654,614)

The accompanying notes are an integral part of the financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 30, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

(As Restated — See Note 2)

Cash Flows from Operating Activities:
Net loss	$(16,296,019)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	15,007,134
Transaction costs allocated to warrant liabilities	1,152,775
Interest earned on marketable securities held in Trust Account	(67,699)
Changes in operating assets and liabilities:
Prepaid expenses	(290,394)
Accrued expenses	109,103

Net cash used in operating activities	(385,100)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(450,000,000)

Net cash used in investing activities	(450,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	441,000,000
Proceeds from sale of Private Placement Warrants	11,000,000
Proceeds from promissory note – related party	125,000
Repayment of promissory note – related party	(125,000)
Payment of offering costs	(552,024)

Net cash provided by financing activities	451,472,976

Net Change in Cash	1,087,876
Cash – Beginning of period	—

Cash – End of period	$1,087,876

Non-Cash Financing Activities:
Deferred underwriting fee payable	$15,750,000

Offering costs included in accrued offering costs	$16,480

Forfeiture of Class B common shares by Sponsor	$(25)

The accompanying notes are an integral part of the financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Sports Entertainment Acquisition Corp. (the “Company”) was incorporated in Delaware on July 30, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 30, 2020 (inception) through December 31, 2020 related to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 1, 2020. On October 6, 2020 the Company consummated the Initial Public Offering of 40,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $400,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 10,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in private placements to Sports Entertainment Acquisition Holdings LLC (the “Sponsor”) and an affiliate of PJT Partners LP, generating gross proceeds of $10,000,000, which is described in Note 5.

On October 15, 2020, the Company issued an additional 5,000,000 Units issued for total gross proceeds of $50,000,000, in connection with the underwriters’ partial exercise of their over-allotment option. Simultaneously with the partial closing of their over-allotment option, the Company also consummated the sale of an additional 1,000,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total proceeds of $1,000,000.

Transaction costs amounted to $25,318,504, consisting of $9,000,000 in cash underwriting fees, $15,750,000 of deferred underwriting fees and $568,504 of other offering costs.

Following the closing of the Initial Public Offering on October 6, 2020, and the partial exercise of the over-allotment option on October 15, 2020, an amount of $450,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States. The funds in the Trust Account are invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Substantially all of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants are intended to be applied generally toward consummating a Business Combination, and the Company’s management has broad discretion to identify targets for such a potential Business Combination and

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

over the specific application of the funds held in the Trust Account if and when such funds are properly released from the Trust Account. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

(ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company has not completed a Business Combination by October 6, 2022, or such later date as a result of a stockholder vote to amend the Amended and Restated Certificate of Incorporation (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

Liquidity

As of December 31, 2020, the Company had approximately $1.1 million in its operating bank account and working capital of approximately $1.3 million.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, a loan of approximately $125,000 from the Sponsor (see Note 6) which was repaid subsequent to the closing of the Initial Public offering, and the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 6). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company concluded it should restate its previously issued financial statements by amending Amendment No. 2 to its Annual Report on Form 10-K/A, filed with the SEC on June 22, 2021, to classify all Class A common stock subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity, or total stockholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Also, in connection with the change in presentation for the Class A common stock subject to possible redemption, the Company also revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of the Company. As a result, the Company restated its previously filed financial statements to present all redeemable Class A common stock as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480. The Company’s previously filed financial statements that contained the error were initially reported in the Company’s Form 8-K filed with the SEC on October 13, 2020 (the “Post-IPO Balance Sheet”), and the Company’s Annual Report on 10-K for the annual period ended December 31, 2020, which were previously restated in the Company’s Amendment No. 2 to its Form 10-K as filed with the SEC on June 22, 2021, as well as the Form 10-Qs for the quarterly periods ended, March 31, 2021 and June 30, 2021 (the “Affected Periods”). These financial statements restate the Company’s previously issued audited financial statements covering the periods through December 31, 2020. The quarterly periods ended March 31, 2021 and June 30, 2021 will be restated in the Company’s Form 10-QA for the quarterly period ended September 30, 2021. This Restatement also resulted in changes to the disclosure provided in footnotes 3 and 8 of these financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

The impact of the restatement on the Company’s financial statements as of October 6, 2020 is reflected in the following table:

As of October 6, 2020	As Reported As Previously Restated in 10-K/A Amendment No. 2	Adjustment	As Restated
Total assets	$402,006,531	—	$402,006,531
Total liabilities	$41,612,180	—	$41,612,180
Class A common stock subject to possible redemption	355,394,350	44,605,650	400,000,000
Class A common stock	446	(446)	—
Class B common stock	1,150	—	1,150
Additional paid-in capital	6,028,263	(6,028,263)	—
Accumulated deficit	(1,029,858)	(38,576,941)	(39,606,799)
Total stockholders’ equity (deficit)	$5,000,001	$(44,605,650)	$(39,605,649)
Total Liabilities, Stockholders’ Equity (Deficit)	$402,006,531	$—	$402,006,531

The impact of the restatement on the audited financial statements as of December 31, 2020 is presented below:

As of December 31, 2020	As Reported As Previously Restated in 10-K/A Amendment No. 2	Adjustment	As Restated
Total assets	$451,445,969	—	$451,445,969
Total liabilities	$61,100,583	—	$61,100,583
Class A common stock subject to possible redemption	385,345,380	64,654,620	450,000,000
Class A common stock	647	(647)	—
Class B common stock	1,125	—	1,125
Additional paid-in capital	21,294,253	(21,294,253)	—
Accumulated deficit	(16,296,019)	(43,359,720)	(59,655,739)
Total stockholders’ equity (deficit)	$5,000,006	$(64,654,620)	$(59,654,614)
Total Liabilities, Stockholders’ Equity (Deficit)	$451,445,969	$—	$451,445,969

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

The impact of the restatement to the previously reported as restated statement of cash flows for the period ended December 31, 2020, is presented below:

Period From July 30, 2020 (Inception) Through December 31, 2020

	As Reported As Previously Restated in 10-K/A Amendment No. 2	Adjustment	As Restated
Cash Flow from Operating Activities	$(385,100)	$—		$(385,100)
Cash Flows used in Investing Activities	$(450,000,000)	$—		$(450,000,000)
Cash Flows provided by Financing Activities	$451,472,976	$—		$451,472,976
Supplemental Disclosure of Noncash Financing Activities:
Initial classification of Class A common stock subject to possible redemption	$400,487,620	$(400,487,620)	$
Change in value of Class A common stock subject to possible redemption	$(15,142,240)	$15,142,240	$

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per common share is presented below for the period ended December 31, 2020:

	Earnings Per Share
	As Reported As Previously Restated in 10-K/A Amendment No. 2	Adjustment	As Restated
For the period From July 30, 2020 (Inception) Through December 31, 2020
Weighted average shares outstanding – Class A common stock	44,259,412	(19,421,750)	24,837,662
Basic and diluted (loss) per share – Class A common stock	$—	$(0.46)	$(0.46)
Weighted average shares outstanding – Class B common stock	10,682,624	(57,624)	10,625,000
Basic and diluted (loss) per share – Class B common stock	$(1.53)	$1.07	$(0.46)

Going Concern

Subsequent to the Company’s previously issued Form 10-K/A on June 22, 2021, in connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by October 6, 2022, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as the Company’s working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 6, 2022. The Company intends to complete a Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by October 6, 2022.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (as Restated)

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Cash and Marketable Securities Held in Trust Account

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Warrant Liability

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally Class A redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary deficit, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

At December 31, 2020, the Class A common shares reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$450,000,000
Less:
Proceeds allocated to Public Warrants	(20,277,290)
Class A common shares issuance costs	(24,165,729)
Plus:
Accretion of carrying value to redemption value	44,443,019

Class A common shares subject to possible redemption	$450,000,000

Offering Costs

Offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $24,165,729 were charged to temporary equity upon the completion of the Initial Public Offering and the partial exercise of the underwriters’ over-allotment and offering costs of $1,152,775 allocated to the issuance of warrants were expensed and included in net loss.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 33,500,000 shares of Class A common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase Class A common stock in the aggregate. As of December 31, 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.

The following table reflects the calculation of basic and diluted net income per common stock (in dollars, except share amounts):

	For The Period Ended July 30, 2020 (inception) through December 31, 2020
	Class A	Class B
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(11,413,554)	$(4,882,465)
Denominator:
Basic and diluted weighted average shares outstanding	24,837,662	10,625,000
Basic and diluted net loss per ordinary share	$(0.46)	$(0.46)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature, except for the Warrants (see Note 10).

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering and the partial exercise by the underwriters of their over-allotment option, the Company sold 45,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 5. PRIVATE PLACEMENT

Simultaneously, on October 6, 2020, with the closing of the Initial Public Offering and the underwriters’ partial exercise of their over-allotment option, the Sponsor and an affiliate of PJT Partners LP purchased an aggregate of 10,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $10,000,000. Simultaneously with the closing of the partial exercise by the underwriters of their over-allotment option, the Sponsor and an affiliate of PJT Partners LP purchased an aggregate of 1,000,000 additional Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $1,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2020, the Sponsor purchased 10,062,500 of the Company’s Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. On August 27, 2020, the Company effected a stock dividend with respect to its Class B common stock of 1,437,500 Founder Shares, resulting in 11,500,000 Class B shares issued and outstanding. On September 11, 2020, the Company effected a reverse stock split of 1,437,500 Founder Shares, resulting in the initial stockholders holding 10,062,500 Founder Shares. In September 2020, the Sponsor transferred an aggregate of 25,000 Founder Shares to each of the Company’s Directors. On October 1, 2020, the Company effected a stock dividend of 1,437,500 shares with respect to the Founder Shares, resulting in an aggregate of 11,500,000 Founder Shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock transactions. The Founder Shares included an aggregate of up to 1,500,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on October 15, 2020, a total of 1,250,000 Founder Shares are no longer subject to forfeiture and 250,000 Founder Shares were forfeited, resulting in an aggregate of 11,250,000 Founder Shares issued and outstanding.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On August 11, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2021 and (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $125,000 was repaid subsequent to the closing of the Initial Public Offering.

Administrative Services Agreement

The Company entered into an agreement, commencing on October 1, 2020, to pay the Sponsor up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For period from July 30, 2020 (inception) through December 31, 2020, the Company incurred $30,000 in fees for these services, of which $10,000 is included in accrued expenses as of December 31, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

Registration Rights

Pursuant to a registration rights agreement entered into on October 6, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $15,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8. STOCKHOLDERS’ EQUITY (as Restated)

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 45,000,000 shares of Class A common stock subject to possible redemption which were classified as temporary equity.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 11,250,000 shares of Class B common stock issued and outstanding.

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller in a Business Combination.

NOTE 9. WARRANTS

Warrants — As of December 31, 2020, there were 22,500,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of warrants when the price of Class A common stock equals or exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

•	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of Class common stock equals or exceeds $10.00 — Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined based on the redemption date and the “fair market value” of the Company’s Class A common stock;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

If the Company calls the Public Warrants for redemption, as described above, holders of Public Warrants may exercise their Warrants on a cashless basis (but not a cash basis), as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

As of December 31, 2020, there were 11,000,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. INCOME TAX

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax asset
Net operating loss carryforward	$3,581
Organizational costs/Startup expenses	25,004

Total deferred tax asset	28,585
Valuation allowance	(28,585)

Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:

December 31, 2020
Federal
Current	$—
Deferred	(28,585)

State
Current	—
Deferred	—
Change in valuation allowance	28,585

Income tax provision	$—

As of December 31, 2020, the Company had approximately $17,000 of U.S. federal net operating loss carryovers available to offset future taxable income. The Company has federal net operating loss carryforwards of approximately $17,000 which can be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from July 30, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $28,585.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:

December 31, 2020
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of warrant liability	(19.3)%
Transaction costs -allocated to warrant liabilities	(1.50)%
Change in valuation allowance	(0.20)%

Income tax provision	0.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 11. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2020, assets held in the Trust Account were comprised of $93,912 in cash and $449,973,787 in U.S. Treasury securities. During the period ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:

Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
U.S. Treasury Securities (Matured on 2/4/2021)	1	$449,973,787	$3,713	$449,977,500

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$449,977,500
Liabilities:
Warrant Liability – Public Warrants	1	$10,097,710
Warrant Liability – Private Placement Warrants	3	$4,909,424

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the statement of operations.

The Warrants were valued using a Monte Carlo simulation model, which is considered to be a Level 3 fair value measurement. The Monte Carlo simulation model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.

The following table presents the quantitative information regarding Level 3 fair value measurements of the warrant liabilities:

	At October 6, 2020 (Initial Measurement)	As of December 31, 2020
Stock price	$9.55	$10.12
Term (in years)	6.63	6.08
Volatility	16.1%	33.0%
Risk-free rate	0.52%	0.52%
Dividend yield	0.0%	0.0%

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

(As Restated)

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of July 30, 2020 (inception)	$—	$—	$—
Initial measurement on October 6, 2020 (inclusive of the over-allotment)	9,940,576	20,277,290	30,217,866
Change in fair value	4,909,424	10,097,710	15,007,134
Transfer to Level 1	—	(30,375,000)	(30,375,000)

Fair value as of December 31, 2020	$14,850,000	$—	$14,850,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the period from July 30, 2020 (inception) through December 31, 2020 was $30,375,000.

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below and in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On April 23, 2021, Sports Entertainment Acquisition Corp. (“SEAC”) entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Sponsor, SGHC Limited, a non-cellular company limited by shares incorporated under the laws of Guernsey (“SGHC”), Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“NewCo”), Super Group (SGHC) Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of NewCo.

The Business Combination Agreement provides for, among other things, the following transactions: (i) prior to the closing date, each holder of common stock of SGHC will exchange such shares in exchange for a certain number of common stock of no par value of NewCo (the “Pre-Closing Reorganization”), (ii) on the closing date, SEAC will merge with and into Merger Sub, with SEAC as the surviving company continuing as a wholly owned subsidiary of NewCo (the “Merger”), and (ii) at the effective time of the Merger, each share of Class A common stock of SEAC shall be cancelled and extinguished and shall be converted into the right to receive one ordinary share of no par value of NewCo (the “Exchange”). The Pre-Closing Reorganization, the Merger, the Exchange and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.

SPORTS ENTERTAINMENT ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$49,561	$1,087,876
Prepaid expenses	158,486	290,394

Total Current Assets	208,047	1,378,270

Investments held in Trust Account	450,122,927	450,067,699

Total Assets	$450,330,974	$451,445,969

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$4,433,981	$109,103
Accrued offering costs	—	16,480
Promissory note- related party	1,000,000	—

Total Current Liabilities	5,433,981	125,583

Warrant liabilities	79,395,000	45,225,000
Deferred underwriting fee payable	15,750,000	15,750,000

Total Liabilities	100,578,981	61,100,583

Commitments and contingencies

Class A common stock subject to possible redemption, 45,000,000 shares at $10.00 per share redemption value as of September 30, 2021 and December 31, 2020	450,000,000	450,000,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 11,250,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020	1,125	1,125
Additional paid-in capital	—	—
Accumulated deficit	(100,249,132)	(59,655,739)

Total Stockholders’ Deficit	(100,248,007)	(59,654,614)

Total Liabilities and Stockholders’ Deficit	$450,330,974	$451,445,969

The accompanying notes are an integral part of the unaudited condensed financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	For the Period from July 30, 2020 (Inception) through September 30, 2020
General and administrative expenses	$1,743,664	$6,478,621	$1,000

Loss from operations	(1,743,664)	(6,478,621)	(1,000)
Other loss:
Interest earned on investments held in Trust Account	5,792	55,228	—
Change in fair value of warrant liabilities	(6,365,000)	(34,170,000)	—

Total other loss, net	(6,359,208)	(34,114,772)	—

Net loss	$(8,102,872)	$(40,593,393)	$(1,000)

Weighted average shares outstanding of Class A common stock	45,000,000	45,000,000	—

Basic and diluted loss per share, Class A common stock	$(0.14)	$(0.72)	$—

Weighted average shares outstanding of Class B common stock	11,250,000	11,250,000	11,250,000

Basic and diluted net loss per share, Class B common stock	$(0.14)	$(0.72)	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT)/EQUITY

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance — January 1, 2021	11,250,000	$1,125	$—	$(59,655,739)	$(59,654,614)
Net income	—	—	—	4,632,106	4,632,106

Balance — March 31, 2021 (unaudited), as restated, see Note 2	11,250,000	1,125	—	(55,023,633)	(55,022,508)
Net loss	—	—	—	(37,122,627)	(37,122,627)

Balance — June 30, 2021 (unaudited), as restated, see Note 2	11,250,000	$1,125	$—	$(92,146,260)	$(92,145,135)

Net loss	—	—	—	(8,102,872)	(8,102,872)

Balance — September 30, 2021 (unaudited)	11,250,000	$1,125	$—	$(100,249,132)	$(100,248,007)

FOR THE PERIOD FROM JULY 30, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

	Class B Common Stock		Additional Paid-in Capital	Retained Earnings / (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance — July 30, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	11,500,000	1,150	23,850	—	25,000
Net loss	—	—	—	(1,000)	(1,000)

Balance — September 30, 2020 (unaudited)	11,500,000	1,150	$23,850	$(1,000)	$24,000

The accompanying notes are an integral part of the unaudited condensed financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30, 2021	For The Period From July 30, 2020 (Inception) Through September 30, 2020
Cash Flows from Operating Activities:
Net loss	$(40,593,393)	$(1,000)
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	34,170,000	—
Interest earned on investments held in Trust Account	(55,228)	—
Changes in operating assets and liabilities:
Prepaid expenses	131,908	—
Accrued expenses	4,324,878	1,000

Net cash used in operating activities	(2,021,835)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from promissory note — related party	1,000,000	125,000
Payment of offering costs	(16,480)	(137,195)

Net cash provided by financing activities	983,520	12,805

Net Change in Cash	(1,038,315)	12,805
Cash — Beginning of period	1,087,876	—

Cash — End of period	$49,561	$12,805

Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$—	$333,966

The accompanying notes are an integral part of the unaudited condensed financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Sports Entertainment Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on July 30, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from July 30, 2020 (inception) through September 30, 2021 related to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination and activities pursuant to the proposed Business Combination Agreement (as defined in Note 7) (see Note 7). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 1, 2020. On October 6, 2020, the Company consummated the Initial Public Offering of 40,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $400,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 10,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in private placements to Sports Entertainment Acquisition Holdings LLC (the “Sponsor”) and an affiliate of PJT Partners LP, generating gross proceeds of $10,000,000, which is described in Note 5.

On October 15, 2020, the Company issued an additional 5,000,000 Units issued for total gross proceeds of $50,000,000, in connection with the underwriters’ partial exercise of their over-allotment option. Simultaneously with the partial closing of their over-allotment option, the Company also consummated the sale of an additional 1,000,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating total proceeds of $1,000,000.

Following the closing of the Initial Public Offering on October 6, 2020, and the partial exercise of the over-allotment option on October 15, 2020, an amount of $450,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States. The funds in the Trust Account are invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Substantially all of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants are intended to be applied generally toward consummating a Business Combination, and the Company’s management has broad discretion to identify targets for such a potential Business Combination and

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

over the specific application of the funds held in the Trust Account if and when such funds are properly released from the Trust Account. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

(ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company has not completed a Business Combination by October 6, 2022, or such later date as a result of a stockholder vote to amend the Amended and Restated Certificate of Incorporation (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Liquidity and Going Concern

As of September 30, 2021, the Company had $49,561 in its operating bank account and working capital deficit of approximately $5.3 million. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined below) (see Note 6). As of September 30, 2021 and December 31, 2020, there were no amounts outstanding under any Working Capital Loans.

The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, the Company believes it will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or at least one year from the date that the financial statements were issued.

On August 19, 2021 the Company issued a $1,000,000 Promissory Note with the Sponsor (see Note 6).

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until October 6, 2022 to consummate the proposed Business Combination. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 6, 2022. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by October 6, 2022.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation of the Company’s financial statements as of September 30, 2021, the Company concluded it should revise its financial statements to classify all Public Shares in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company previously determined the Class A common stock subject to possible redemption to be equal to the redemption value of $10.00 per Class A common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Accordingly, effective with this filing, the Company presents all redeemable Class A common stock as temporary equity and recognizes accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480.

As a result, management has noted a reclassification adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Class A common stock subject to

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.

In connection with the change in presentation for the Class A common stock subject to redemption, the Company also revised its income (loss) per common share calculation to allocate net income (loss) evenly to Class A and Class B common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the income (loss) of the Company.

There has been no change in the Company’s total assets, liabilities or operating results.

The impact of the restatement on the Company’s financial statements is reflected in the following table.

Balance Sheet as of March 31, 2021 (Unaudited)	As Previously Reported	Adjustment	As Restated
Common stock subject to possible redemption	$389,977,490	60,022,510	450,000,000
Common Stock	$600	(600)	—
Additional paid-in capital	$16,662,190	(16,662,190)	—
Accumulated deficit	$(11,663,913)	(43,359,720)	(55,023,633)
Total Stockholders’ Equity (Deficit)	$5,000,002	(60,022,510)	(55,022,508)

Balance Sheet as of June 30, 2021 (Unaudited)	As Previously Reported	Adjustment	As Restated
Common stock subject to possible redemption	$352,854,860	97,145,140	450,000,000
Common Stock	$971	(971)	—
Additional paid-in capital	$53,784,449	(53,784,449)	—
Accumulated deficit	$(48,786,540)	(43,359,720)	(92,146,260)
Total Stockholders’ Equity (Deficit)	$5,000,005	(97,145,140)	(92,145,135)

Statement of Cash Flows for the Three Months Ended March 31, 2021 (Unaudited)	As Previously Reported	Adjustment	As Restated
Change in Class A common stock subject to possible redemption	$4,632,110	$(4,632,110)	$—

Statement of Cash Flows for the Six Months Ended June 30, 2021 (Unaudited)	As Previously Reported	Adjustment	As Restated
Change in Class A common stock subject to possible redemption	$(32,490,520)	$32,490,520	$—

Statement of Operations for the Three Months Ended March 31, 2021	As Previously Reported	Adjustment	As Restated
Basic and diluted weighted average shares outstanding, Class A common stock	45,000,000	—	45,000,000
Basic and diluted net income (loss) per share, Class A common stock	$—	$0.08	$0.08
Basic and diluted weighted average shares outstanding, Class B common stock	11,250,000	—	11,250,000
Basic and diluted net loss (income) per share, Class B common stock	$0.41	$(0.33)	$0.08

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Statement of Operations for the Three Months Ended June 30, 2021	As Previously Reported	Adjustment	As Restated
Basic and diluted weighted average shares outstanding, Class A common stock	45,000,000	—	45,000,000
Basic and diluted net income per share, Class A common stock	$—	$(0.66)	$(0.66)
Basic and diluted weighted average shares outstanding, Class B common stock	11,250,000	—	11,250,000
Basic and diluted net loss (income) per share, Class B common stock	$(3.30)	$2.64	$(0.66)

Statement of Operations for the Six Months Ended June 30, 2021	As Previously Reported	Adjustment	As Restated
Basic and diluted weighted average shares outstanding, Class A common stock	45,000,000	—	45,000,000
Basic and diluted net income per share, Class A common stock	$—	$(0.58)	$(0.58)
Basic and diluted weighted average shares outstanding, Class B common stock	11,250,000	—	11,250,000
Basic and diluted net income (loss) per share, Class B common stock	$(2.89)	$2.31	$(0.58)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the “SEC”. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on November 30, 2021. The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At September 30, 2021, the assets held in the Trust Account were held in U.S. Treasury Bills and money market funds which primarily invest in U.S. Treasury Bills. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Warrant Liabilities

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary deficit, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

At September 30, 2021, the Class A common shares reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$450,000,000
Less:
Proceeds allocated to Public Warrants	(20,277,290)
Class A common shares issuance costs	(24,165,729)
Plus:
Accretion of carrying value to redemption value	44,443,019

Class A common shares subject to possible redemption	$450,000,000

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that w directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A common stock issued were charged to temporary equity.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2021 and December 31, 2020, the Company had deferred tax assets of $1,388,000 and $29,000, respectively, with a full valuation allowance recorded against them.

The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and nine months ended September 30, 2021, the Company recorded no income tax expense. The Company’s effective tax rate for the three and nine months ended September 30, 2021 and September 30, 2020 was zero, which differs from the expected income tax rate mainly due to the start-up costs (discussed above) which are not currently deductible and permanent differences mainly due to the change in the fair value of the warrant liabilities.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net (Loss) per Common Share

Net (loss) per common share is computed by dividing net (loss) by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 33,500,000 shares of Class A common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase Class A ordinary shares in the aggregate. As of September 30, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per common stock for the periods presented.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

The following table reflects the calculation of basic and diluted net (loss) per common share (in dollars, except share amounts):

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021		For the Period from July 30, 2020 (Inception) Through September 30, 2020
	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net loss per common stock
Numerator:
Allocation of net loss, as adjusted	$(6,522,994)	$(1,630,748)	$(32,515,410)	$(8,128,853)	$—	$(1,000)
Denominator:
Basic and diluted weighted average shares outstanding	45,000,000	11,250,000	45,000,000	11,250,000	—	11,250,000

Basic and diluted net loss per common stock	$(0.14)	$(0.14)	$(0.72)	$(0.72)	$—	$—

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for the Warrant Liability (see Note 9).

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering and the partial exercise by the underwriters of their over-allotment option, the Company sold 45,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously, on October 6, 2020, with the closing of the Initial Public Offering and the underwriters’ partial exercise of their over-allotment option, the Sponsor and an affiliate of PJT Partners LP purchased an aggregate of 10,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $10,000,000. Simultaneously with the closing of the partial exercise by the underwriters of their over-allotment option, the Sponsor and an affiliate of PJT Partners LP purchased an aggregate of 1,000,000 additional Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $1,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In August 2020, the Sponsor purchased 10,062,500 of the Company’s Class B common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. On August 27, 2020, the Company effected a stock dividend with respect to its Class B common stock of 1,437,500 Founder Shares, resulting in 11,500,000 Class B shares issued and outstanding. On September 11, 2020, the Company effected a reverse stock split of 1,437,500 Founder Shares, resulting in the initial stockholders holding 10,062,500 Founder Shares. In September 2020, the Sponsor transferred an aggregate of 25,000 Founder Shares to each of the Company’s Directors. On October 1, 2020, the Company effected a stock dividend of 1,437,500 shares with respect to the Founder Shares, resulting in an aggregate of 11,500,000 Founder Shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock transactions. The Founder Shares included an aggregate of up to 1,500,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on October 15, 2020, a total of 1,250,000 Founder Shares are no longer subject to forfeiture and 250,000 Founder Shares were forfeited, resulting in an aggregate of 11,250,000 Founder Shares issued and outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B)

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on October 1, 2020, to pay the Sponsor up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For period the three and nine months ended September 30, 2021, the Company incurred and paid approximately $30,000 and $90,735, respectively, in fees for these services. For the period from July 30, 2020 (inception) through September 30, 2020, the Company did not incur any fees for these services.

Promissory Note — Related Party

On August 19, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $2,000,000. The Promissory Note is non-interest bearing and payable on the consummation of the merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The amount outstanding under the Promissory Note as of September 30, 2021 is $1,000,000.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of September 30, 2021 and December 31, 2020, there no amounts outstanding under the Working Capital Loans, respectively.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Registration Rights

Pursuant to a registration rights agreement entered into on October 6, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Agreement

On April 23, 2021, the Company, entered into a Business Combination Agreement (the “Business Combination Agreement”) with SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“SGHC Limited”), Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“NewCo”), Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub” and, together with NewCo, SGHC Limited and SGHC Limited’s direct and indirect subsidiaries, the “Target Companies”), and the Sponsor.

Pursuant to the Business Combination Agreement, subject to the terms and conditions therein, prior to the closing of the Business Combination (the “Closing”), SGHC Limited will undergo a pre-closing reorganization (the “Reorganization”) wherein all existing shares of SGHC Limited will be exchanged for newly issued common stock of NewCo (“NewCo Common Shares”). Following the Reorganization, the shareholders of SGHC Limited (the “Pre-Closing Holders”) will hold that number of NewCo Common Shares equal to the quotient obtained by dividing (i) 4,750,000,000, plus the amount by which the cash and cash equivalent balance of the Target Companies exceeds $300,000,000 (but in no event in excess of $4,850,000,000), less the amount by which the cash and cash equivalent balance of the Target Companies is less than $300,000,000, by (ii) $10.00 (the “Aggregate Stock Consideration Shares”).

In addition, the Pre-Closing Holders will be entitled to a right to receive additional contingent consideration based on the number of shares held after taking into account those shares sold pursuant to Repurchase Agreements in the form of three potential earn-out payments.

The Business Combination Agreement contains customary representations, warranties and covenants by the parties thereto and the Closing is subject to certain conditions as further described in the Business Combination Agreement.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $15,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2021 and December 31, 2020, there were 45,000,000 Class A common shares issued and outstanding, including 45,000,000 Class A common shares subject to possible redemption which are presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of September 30, 2021 and December 31, 2020, there were 11,250,000 shares of Class B common stock issued and outstanding.

Only holders of the Class B common stock will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our shareholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued or issuable to any seller in a Business Combination.

NOTE 9. WARRANT LIABILITIES

As of September 30, 2021 there were 22,500,000 Public Warrants and 11,000,000 Private Placement Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemptions of warrants when the price of Class A common stock equals or exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Redemption of warrants when the price per share of Class common stock equals or exceeds $10.00 — Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined based on the redemption date and the “fair market value” of the Company’s Class A common stock;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of the Company’s Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.

If the Company calls the Public Warrants for redemption, as described above, holders of Public Warrants may exercise their Warrants on a cashless basis (but not a cash basis), as described in the warrant agreement. The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At September 30, 2021, assets held in the Trust Account were comprised of $450,122,927 in a Money Market Fund primarily in U.S. Treasury securities. At December 31, 2020, assets held in the Trust Account were comprised of $93,912 in cash and $449,973,787 in U.S. Treasury securities. Through September 30, 2021, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2021 and December 31, 2020. The gross holding gains and fair value of held-to-maturity securities at September 30, 2021 and December 31, 2020 are as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding Gain	Fair Value
December 31, 2020	U.S. Treasury Securities (Matured on 2/4/2021)	$449,973,787	$3,713	$449,977,500

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2021	December 31, 2020
Assets:
Money Market Fund	1	$450,122,927	N/A

Liabilities:
Warrant Liability — Public Warrants	1	$53,325,000	$30,375,000
Warrant Liability — Private Placement Warrants	3	$26,070,000	$14,850,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the condensed statements of operations.

The Private Placement Warrants were valued using a Monte Carlo simulation model, which is considered to be a Level 3 fair value measurement. The Monte Carlo simulation model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The subsequent

SPORTS ENTERTAINMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.

The following table presents the quantitative information regarding Level 3 fair value measurements of the warrant liabilities:

	September 30, 2021	December 31, 2020
Stock price	$10.02	$10.12
Term (in years)	5.37	6.08
Volatility	32.3%	33.0%
Risk-free rate	1.043%	0.52%
Dividend yield	0.0%	0.0%

The following table presents the changes in the fair value of Level 3 warrant liabilities:

Private Placement
Fair value as of January 1, 2021	$14,850,000
Change in fair value	11,220,000

Fair value as of September 30, 2021	$26,070,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three and nine months ended September 30, 2021.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

SGHC Limited

St Peter Port, Guernsey

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of SGHC Limited (the “Company”) as of December 31, 2020, 2019 and January 1, 2019, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020, 2019 and January 1, 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO LLP

BDO LLP

We have served as the Company’s auditor since 2013.

London, United Kingdom

September 9, 2021

SGHC Limited

Consolidated Statements of Profit or Loss and Other Comprehensive Income

for the years ended December 31, 2020 and December 31, 2019

	Note	2020 € ‘000s	2019 € ‘000s
Revenue	5	908,019	476,040
Direct and marketing expenses	5, 6	(612,689)	(430,984)
General and administrative expenses	5, 6	(114,538)	(69,967)
Depreciation and amortization expense	6	(55,407)	(30,460)

Profit/(loss) from operations	6	125,385	(55,371)
Finance income		257	158
Finance expense	8	(10,991)	(7,735)
Gain on bargain purchase	4	34,995	45,331

Profit/(loss) before taxation		149,646	(17,617)
Income tax expense	9	(429)	(333)

Profit/(loss) for the year		149,217	(17,950)
Other comprehensive (loss)/income
Items that may be reclassified subsequently to profit or loss
Foreign currency translation adjustment		(388)	1,046

Other comprehensive (loss)/ income for the year		(388)	1,046

Total comprehensive income/(loss) for the year		148,829	(16,904)

Weighted average shares outstanding, basic and diluted	10	54,415,374	53,863,810
Net profit/(loss) per share, basic and diluted	10	2.74	(0.33)

The accompanying notes are an integral part of these consolidated financial statements.

SGHC Limited

Consolidated Statements of Financial Position

as at December 31, 2020, December 31, 2019 and January 1, 2019

		December 31,	December 31,	January 1,
	Note	2020	2019	2019
		€ ‘000s	€ ‘000s	€ ‘000s
ASSETS
Non-current assets
Intangible assets	11	198,794	152,495	49,840
Goodwill	11	18,843	18,830	18,750
Property, plant and equipment	13	4,643	4,435	2,610
Right-of-use assets	18	8,956	9,844	11,456
Deferred tax assets	9	13,734	3,522	239
Regulatory deposits	17	2,901	2,949	2,710
Loans receivable	17	39,804	1,132	20,049

		287,675	193,207	105,654
Current assets
Restricted cash	17	12,093	14,324	11,886
Trade and other receivables	14	108,845	59,375	43,628
Loans receivable		—	—	4,800
Income tax receivables		3,999	1,664	—
Cash and cash equivalents	17	138,540	74,365	26,679

		263,477	149,728	86,993

TOTAL ASSETS		551,152	342,935	192,647

LIABILITIES
Non-current liabilities
Lease liabilities	18	6,754	8,068	9,808
Deferred tax liability	9	9,211	5,146	—
Interest-bearing loans and borrowings	17	27,001	7,220	—

		42,966	20,434	9,808
Current liabilities
Lease liabilities	18	2,318	1,825	1,649
Deferred consideration	4	2,089	42,516	—
Interest-bearing loans and borrowings	17	183,722	167,629	146,793
Trade and other payables	15	143,309	98,321	61,978
Customer liabilities	17	43,709	33,213	20,597
Provisions	21	45,766	47,062	8,663
Income tax payables		16,399	6,111	431

		437,312	396,677	240,111

TOTAL LIABILITIES		480,278	417,111	249,919

EQUITY
Issued capital	16.1	61,222	55,001	55,001
Foreign exchange reserve	16.2	(1,278)	(890)	(1,936)
Retained profit/(accumulated deficit)		10,930	(128,287)	(110,337)

EQUITY/(DEFICIT)		70,874	(74,176)	(57,272)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		551,152	342,935	192,647

The accompanying notes are an integral part of these consolidated financial statements.

SGHC Limited

Consolidated Statements of Changes in Equity

for the years ended December 31, 2020 and December 31, 2019

		Issued capital	Foreign exchange reserve	Retained profit/ (accumulated deficit)	Total equity/(deficit)
	Note	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s
Equity as at January 1, 2019		55,001	(1,936)	(110,337)	(57,272)
Loss for the year		—	—	(17,950)	(17,950)
Other comprehensive income for the year		—	1,046	—	1,046

Total comprehensive income		—	1,046	(17,950)	(16,904)

Equity as at December 31, 2019		55,001	(890)	(128,287)	(74,176)
Profit for the year		—	—	149,217	149,217
Other comprehensive loss for the year		—	(388)	—	(388)

Total comprehensive income		—	(388)	149,217	148,829
Dividends paid	20	—	—	(10,000)	(10,000)
Issue of share capital	16.1	6,221	—	—	6,221

Total transactions with owners		6,221	—	(10,000)	(3,779)

Equity as at December 31, 2020		61,222	(1,278)	10,930	70,874

The accompanying notes are an integral part of these consolidated financial statements.

SGHC Limited

Consolidated Statements of Cash Flows

for the years ended December 31, 2020 and December 31, 2019

		2020	2019
	Note	€ ‘000s	€ ‘000s
Cash flows generated from operating activities
Profit/(loss) for the year		149,217	(17,950)
Add back:
Income tax expense	9	429	333
Loss on disposal of assets		88	203
Depreciation of property, plant and equipment	13	2,206	1,358
Gain on bargain purchase		(34,995)	(45,331)
Amortization of intangible assets	11	51,191	27,399
Amortization of right-of-use assets	18	2,010	1,703
Increase in provisions		5,200	17,519
Finance income		(257)	(158)
Finance expense		10,991	7,735
Unrealized foreign currency gain		(2,036)	(130)
Changes in working capital:
Increase in trade and other receivables	14	(30,940)	(204)
Increase in trade and other payables	15	8,679	15,215
Increase/(decrease) in customer liabilities		5,304	(932)
Change in restricted cash	17	2,814	(2,238)
Decrease in provisions	21	(13,666)	(340)

Cash generated from operating activities		156,235	4,182
Corporation tax paid		(4,910)	(591)

Net cash flows generated from operating activities		151,325	3,591

Cash flows generated from investing activities
Cash received in interest		257	158
Acquisition of intangible assets	11	(10,142)	(50)
Acquisition of property, plant and equipment	13	(1,973)	(3,349)
Acquisition of businesses, cash acquired net of cash paid	4	29,835	37,155
Issuance of loans receivable	17	(23,863)	—
Receipt from loans receivables	16	—	15,742
Proceeds from/(cash used) in regulatory deposits		48	(19)

Net cash flows (used in)/generated from investing activities		(5,838)	49,637
Cash flows generated from financing activities
Shares issued	16.1	6,221	—
Proceeds from interest-bearing loans and borrowings	17	7,142	14,610
Repayment of interest-bearing loans and borrowings	17	(15,779)	—
Repayment of lease liabilities - interest	17	(707)	(484)
Repayment of lease liabilities - principal	17	(1,938)	(1,731)
Cash paid for deferred consideration	4	(66,027)	(20,284)
Dividends	20	(10,000)	—

Net cash flows used in financing activities		(81,088)	(7,889)

Increase in cash and cash equivalents		64,399	45,339
Cash and cash equivalents at beginning of the year		74,365	26,679
Effects of exchange rate fluctuations on cash held		(224)	2,347

Cash and cash equivalents at end of the year		138,540	74,365

The accompanying notes are an integral part of these consolidated financial statements.

SGHC Limited

Notes to Consolidated Financial Statements

1	General information and basis of preparation

General information

SGHC Limited (‘SGHC’ or the ‘Company’) is a holding company primarily engaged, through its operating subsidiaries, in the business of online sports betting and casino games. The direct subsidiaries of the Company are Fengari Holdings Limited (‘Fengari’), Pelion Holdings Limited (‘Pelion’) and Pindus Holdings Limited (‘Pindus’).

The Company is a limited company incorporated under the Companies (Guernsey) Law, 2008 (the ‘Companies Law’) on July 06, 2020. The registered office is located at Kingsway House, Havilland Street, St Peter Port, Guernsey.

SGHC and its subsidiaries (together ‘the Group’) operate a number of interactive gaming services under licenses granted by gaming authorities in various countries. SGHC is the ultimate holding company of the SGHC Group. These interactive gaming services consist mainly of casino games of chance and sports betting. The Group is focused on the delivery of a converged interactive gaming experience allowing its customers to interact with its games under several brands on a variety of platforms. The Group also licenses the Betway brand to companies external to the Group.

The consolidated financial statements of the Group for the year ended December 31, 2020 were authorized for issue in accordance with a resolution of the Board of Directors on September 9, 2021.

Corporate Reorganization

The Company was incorporated in July 2020, with the designed purpose of becoming the ultimate parent company of Pindus, Fengari and Pelion, through a reorganization of entities with common ownership (the ‘Reorganization’), but not under common control. The Reorganization culminated on October 7, 2020 with SGHC acquiring the share capital of Pindus, Fengari and Pelion in a share-for-share exchange.

Pindus, Fengari and Pelion, historically had a high degree of common ownership in which multiple shareholders had similar, but not identical, ownership interests in each of the entities. As part of the restructuring of the three entities, in the period from July 2019 to April 2020, shareholdings in each of the three separate entities were made consistent through the issuance of shares or the repurchase of shares for cash to the relevant shareholders (the ‘Reorganization Transactions’). As of April 2020, shareholdings in each of the three entities were identical. When the Company was formed in July 2020, its shareholders were also consistent with each of the three existing entities. Therefore, immediately prior to the Reorganization Transactions, the shareholder ownership percentages of the Company, Pindus, Fengari and Pelion were identical, and immediately after the Reorganization Transactions, the shareholdings held in the Company by each individual shareholder were also identical.

The key dates in the Reorganization Transactions can be summarized as follows:

•	May 2018 - Pindus is incorporated.

•	July 2019 - Fengari is incorporated.

•	March 2020 - shares are issued to minority shareholders in Pindus and Fengari to fully align the shareholders and shareholding percentages.

•	April 2020 - Pelion is incorporated with shareholders and shareholding identical to that of Pindus and Fengari.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

1	General information and basis of preparation (continued)

•

July 2020 - SGHC is incorporated and issues 13,638,493 shares of no par common stock, the shareholders and shareholding percentages of SGHC are identical to those of Pindus, Fengari and Pelion at that time.

•	October 2020 - SGHC is the legal acquirer of Pindus, Fengari and Pelion in a share-for-share exchange.

The Company performed an assessment and determined Pindus to be the predecessor entity to the Company. Further, the Company determined the culmination of the Reorganization on October 7, 2020 did not have economic substance. As such, in preparing the Company’s consolidated financial statements, the Company accounted for the Reorganization Transactions in a manner similar to a transaction between entities under common control combining Fengari and Pelion from the respective dates at which those two entities had a high degree of common ownership consistent with that of the Company using the ‘pooling of interests method’ of accounting. As such, Fengari and Pelion are included in the Group financial statements from their dates of incorporation in July 2019 and April 2020, respectively.

In the Fengari, Pelion and SGHC share-for-share exchanges described above, shares were issued to existing shareholders for no consideration. Therefore, the number of shares outstanding was increased without an increase in resources. Therefore, the number of shares outstanding before each of the exchanges has been adjusted for the change in shares as if the issuance had occurred at the beginning of the earliest period presented. All share and per share information presented herein has been retrospectively adjusted to give effect to the culmination of the reorganization and the issuance of shares on incorporation of SGHC on January 1, 2019.

Basis of preparation

These consolidated financial statements have been prepared in conformity with International Financial Reporting Standards (‘IFRS’) as issued by the International Accounting Standards Board (‘IASB’).

The accounting principles set out below, unless stated otherwise, have been applied consistently for all periods presented in the consolidated financial statements.

SGHC’s fiscal year ends December 31. All intercompany transactions are eliminated during the preparation of the consolidated financial statements.

These financial statements are presented in Euros being the currency of the primary economic environment in which the Company operates. Foreign operations are included in accordance with the policies set out in note 2.10.

The consolidated financial statements have been prepared on a historical cost basis, unless otherwise stated. All amounts presented are rounded to the nearest thousand except when otherwise indicated. Due to rounding, differences may arise when individual amounts or percentages are added together.

IFRS 1 (‘First Time Adoption of IFRS’)

The Group has applied IFRS for the first time for the year ended December 31, 2020 with a transition date of January 1, 2019. The following paragraphs contain details of the Group’s transition to IFRS and the application of IFRS 1 ‘First Time Adoption of IFRS’.

As at January 1, 2019 Pindus was the indirect parent of Betway Group Limited (‘Betway’) through its direct ownership of Betway’s parent, Kavachi Holdings Limited. Pindus (and Kavachi) have not previously

SGHC Limited

Notes to Consolidated Financial Statements (continued)

1	General information and basis of preparation (continued)

prepared financial statements, therefore no transition reconciliations from previous GAAP are shown. Betway has previously prepared consolidated financial statements in accordance with IFRS for the year ended December 31, 2019.

The Company (the parent entity) became a first-time adopter later than its subsidiary included in its consolidated financial statements. Under these circumstances, IFRS 1 requires that the parent entity shall measure its assets and liabilities of the subsidiary on the date of transition at the same carrying amounts as in the IFRS financial statements of the subsidiary, after adjusting for consolidation and equity accounting adjustments, and for the effects of the business combination in which the entity acquired the subsidiary.

Therefore, the Group measured the assets and liabilities of Betway and its subsidiaries at the same carrying amounts used in its previously prepared IFRS consolidated financial statements, eliminating any consolidation adjustments. The remainder of the assets and liabilities in the Pindus group as at the transition date, are shown at the book values required by IFRS in its individual financial statements, after eliminating any consolidation adjustments.

2	Accounting policies

The following principal accounting policies have been used consistently in the preparation of these consolidated financial statements.

2.1	Going concern

The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation for at least a period of one year after the date these financial statements are issued, and contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The coronavirus pandemic (‘COVID-19’) continues to create disruptions to the global economic conditions, financial markets, businesses and the lives of individuals throughout the world. Although many governments still have various levels of measures in place, including quarantines, travel bans, shelter-in-place orders, closures of businesses and schools, fiscal stimuli, and legislation designed to deliver monetary aid and other relief for businesses and individuals impacted by the pandemic, many key markets are seeing a gradual return to normality as effective vaccination plans are being rolled out.

Management is monitoring the potential continuing impacts of COVID-19 on the Group’s operations and have not identified any major operational challenges through the date of issuance of these consolidated financial statements. The Group has not experienced significant negative impacts to its liquidity to date. The Group has assessed the extent to which COVID-19 impacts events after the reporting date and have not identified additional items to disclose as a result. Currently, significant uncertainties exist concerning the magnitude of the impact and duration of the COVID-19 pandemic. As part of the preparation of these consolidated financial statements, management has considered the impact of COVID-19 on the accounting policies and judgments and estimates.

The Group has experienced past net losses over the years as its business continues to develop. The Group has recognized net profit after tax of € 149.2 million for the year ended December 31, 2020 (2019: net loss after tax 2019 of € 18.0 million) and recognized cash flows from operations for the year ended

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.1	Going concern (continued)

December 31, 2020 of € 151.3 million (2019: € 3.6 million). As of December 31, 2020 current liabilities exceeded current assets by € 173.8 million (2019: € 246.9 million).

After having reviewed in detail the current trading position, forecasts and prospects of the Group, and the terms of trade in operation with customers and suppliers, management is satisfied that the Group has sufficient resources available to continue in operational existence for the foreseeable future. Management have prepared cash flow forecasts that model the impact of a variety of scenarios and that under each scenario the Group has the ability to manage its committed expenditure to ensure that it has sufficient working capital to continue to meet its obligations as they fall due. Based on these factors, management has a reasonable expectation that the Group has and will have adequate resources to continue in operational existence for a period of at least 12 months from September 9, 2020 and therefore have prepared the Consolidated Financial Statements on a going concern basis.

Furthermore, management has disclosed any events occurring after the Consolidated Statement of Financial Position date which may affect the going concern of the Group in note 25 of the financial statements.

2.2	Recent accounting pronouncements

Standards issued not yet applied

The following IFRSs have been issued but have not been applied in these financial statements. Their adoption is not expected to have a material effect on the Group’s consolidated financial statements.

•	Amendments to IFRS 9, IAS 39 and IFRS 7, IFRS 4 and IFRS 16: Interest Rate Benchmark Reform - Phase 2 (effective date January 1, 2021);

•	Amendments to IAS 37: Onerous contracts - Cost of Fulfilling a Contract (effective date January 1, 2022);

•	Amendments to IAS 16: Property, Plant and Equipment: Proceeds before Intended Use (effective date January 1, 2022);

•	Amendments to IFRS 1, IFRS 9 and IAS 41: Annual Improvements to IFRS Standards 2018 - 2020 (effective date January 1, 2022);

•	Amendments to IFRS 3: Reference to the Conceptual Framework (effective date January 1, 2022);

•	Amendments to IAS 1: Classification of Liabilities as Current or Non-current (effective date January 1, 2023);

•	IFRS 17 Insurance Contracts (effective date January 1, 2023); and

•	Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (effective date to be confirmed).

2.3	Basis of Consolidation

A subsidiary is an entity controlled by the Group. The Group controls an entity when it has power over the entity, it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The Group’s consolidated financial statements include the accounts of the Company and its subsidiary undertakings.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.3	Basis of Consolidation (continued)

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group obtains control until the date the Group ceases to control the subsidiary.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies.

A change in the ownership interest of a subsidiary, without loss of control, is accounted for as an equity transaction.

If the Group loses control over a subsidiary, it derecognizes the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any residual gain or loss is recognized in profit or loss. Any investment retained is recognized at fair value.

2.4	Revenue recognition

The Group generates revenue through income earned from online gaming activities, comprising online casino games and sports betting, as well as brand licensing agreements. All revenue is recognized net of the fair value of customer incentives and value-added tax (‘VAT’) and goods and services tax (‘GST’) in countries where they are applicable.

Online casino and sports betting

Revenues generated from online casino games and sports betting are classified as derivative financial instruments accounted for in accordance with IFRS 9, ‘Financial Instruments’. These derivatives are initially recognized at fair value, representing the amount staked by the customer adjusted for any customer incentives. They are subsequently remeasured when the outcome and the transaction price is known and the amount payable is confirmed, at which point the movement is recorded as a gain or loss in the Consolidated Statement of Profit or Loss and Other Comprehensive Income. As such gains and losses arise from similar transactions, they are offset within net revenue.

The Group recognizes revenue transactions at the fair value of the consideration received or receivable at the point the transactions are settled. Any open positions at period end are fair valued with the resulting gain or loss recorded in the Statement of Profit or Loss and Other Comprehensive Income. Customer liabilities related to these timing differences are accounted for as derivative financial instruments, further discussed in note 17.

Sports betting and online casino revenue represents the net house win adjusted for the fair market value of gains and losses on open betting positions and certain customer incentives.

Brand licensing agreements

Revenue also includes brand licensing revenues generated by the provision of the Betway brand to other online gambling companies, which is accounted for in accordance with IFRS 15, ‘Revenue from Contracts with Customers,’ by applying the five step model.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.4	Revenue recognition (continued)

Brand licensing agreements (continued)

The transaction price for brand licensing contracts are composed of monthly licensing fees, monthly brand exploitation fees, and sports and e-sports contributions. Sports and e-sports contributions are variable elements which are calculated as a percentage of SGHC’s yearly global expenditure on sponsorship agreements. While the amount of these expenditure will fluctuate from year-to-year it is within the Group’s control and is considered to be predictable. The variable portion of consideration is only included in the transaction price to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Brand licensing agreements allow the contracting partner to use the SGHC brands for the life of the contract in exchange for a fee which is billed and paid monthly. The agreements are a series of distinct services that are substantially the same and have the same pattern of transfer with the customer simultaneously receiving and consuming the benefits provided by the services. The revenue recognized by the Group on brand licensing agreements is allocated evenly on a monthly basis over the life of the contract in line with the delivery of the services and benefits.

2.5	Intangible assets

Intangible assets are principally comprised of customer databases, brands, marketing and data analytics know-how, licenses, exclusive rights licenses, acquired technology, internally-generated software development costs and goodwill. All such intangible assets are stated at cost less accumulated amortization and impairment.

Goodwill

Goodwill acquired in business combinations is recognized as an intangible asset with any impairment in carrying value being charged to the Consolidated Statement of Profit and Loss and Other Comprehensive Income. Where the fair value of identifiable assets, liabilities and contingent liabilities exceed the fair value of consideration paid, the excess is credited in full to the Consolidated Statement of Profit and Loss and Other Comprehensive Income on the acquisition date.

Impairment tests on goodwill and other intangible assets with indefinite useful economic lives are undertaken annually at the financial year end. Other non-financial assets are subject to impairment tests whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of an asset exceeds its recoverable amount (i.e. the higher of value in use and fair value less costs to sell), the asset is written down accordingly.

Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the smallest group of assets to which it belongs for which there are separately identifiable cash flows; its cash generating units (‘CGU’s’). Goodwill is allocated on initial recognition to each of the Group’s CGU’s that are expected to benefit from a business combination that gives rise to the goodwill.

Customer databases

Customer databases represent the customer database acquired in business combinations.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.5	Intangible assets (continued)

Brands

Brands represent the brands acquired in business combinations.

Licenses

Licenses represent gaming and sports betting licenses that are a prerequisite for online casino or sport betting together with supplier and outsourcing contracts.

Exclusive license rights

Exclusive license rights represents sole and exclusive rights to operate products under license agreements.

Marketing and data analytics know-how

Marketing and data analytics know-how represent trade names and associated assets including domain names.

Acquired technology

Acquired technology represents customer and regulatory data analytics associated with player behaviors and the regulatory environment which represents material barriers to entry for both casino and sports betting activities.

Internally-generated software development costs

Research costs are expensed as incurred, and development costs are only recognized as internally-generated software if all recognition criteria according to IAS 38, ‘Intangible Assets,’ are met. Expenses that can be directly allocated to development projects are capitalized provided that:

•	the completion of the intangible asset is technically feasible;

•	the Group has the intention to complete the intangible asset and to use or to sell it;

•	the intangible asset can be sold or used internally;

•	the intangible asset will generate future benefits in terms of new business opportunities, cost savings or economies of scale;

•	sufficient technical and financial resources are available to complete the development and to use or sell the intangible asset, and

•	expenditures can be measured reliably. Direct costs include not only the personnel expenses for the development team, but also the costs for external consultants and developers.

Research and development costs

Research and development costs that are not eligible for capitalization have been expensed in the period incurred totaling € 18.5 million for the year ended December 31, 2020 (2019: € 17.7 million ). These expenses are included in the ‘General and administrative expenses’ line item within the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.5	Intangible assets (continued)

Externally acquired intangible assets

Externally acquired intangible assets are initially recognized at cost and subsequently amortized on a straight-line basis over their useful economic lives, with the exception of customer databases which are amortized on a diminishing balance basis.

Intangible assets arising on acquisitions

Intangible assets are recognized on business combinations if they are separable from the acquired entity or arise from other contractual/legal rights and are recorded initially at fair value at the date of acquisition. The amounts ascribed to such intangibles are arrived at by using appropriate valuation techniques.

Amortization

Amortization is provided at rates calculated to write off the valuation, less estimated residual value, of each asset over its expected useful life, as follows:

Intangible Asset	Useful economic life
Customer databases	2-5 years diminishing balance method
Brands	Assessed separately for each asset, with lives ranging up to 20 years
Marketing and data analytics know-how	4-5 years straight line
Licenses	1-5 years straight line
Exclusive license rights	3 years straight line
Acquired technology	2-6 years straight line
Internally-generated software development costs	2-5 years straight line

The estimated useful lives and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

2.6	Property, plant and equipment

Property, plant and equipment is stated at historical cost less accumulated depreciation and any accumulated impairment losses.

Property plant and equipment	Useful economic life
Leasehold improvements	Over the life of the lease or the useful life of the asset, whichever is shorter
Furniture and fittings	3-5 years straight line
Office equipment	3-5 years straight line
Computer hardware	3-5 years straight line

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sale proceeds and the net carrying amount of the asset and is recorded as income or expense in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.7	Taxes

Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Current income tax relating to items recognized directly in equity is recognized in equity and not in the Consolidated Statement of Profit or Loss and Other Comprehensive Income. Management evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation at each reporting date and establishes provisions where appropriate.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

•

When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

•

When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit not taxable profit or loss; and

•

in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.7	Taxes (continued)

Deferred tax (continued)

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in Other Comprehensive Income (‘OCI’) or directly in equity.

Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, are recognized subsequently if new information about facts and circumstances change. The adjustment is either treated as a reduction in goodwill (as long as it does not exceed goodwill) if it was recognized during the measurement period or recognized in profit or loss.

The Group offsets deferred tax assets and deferred tax liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

2.8	Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial assets

Initial recognition and measurement

Financial assets are classified, at initial recognition and are subsequently measured at amortized cost, fair value through OCI, and fair value through profit or loss.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price determined under IFRS 15, ‘Revenue from Contracts with Customers’.

For a financial asset to be classified and measured at amortized cost or fair value through other comprehensive income, it needs to give rise to cash flows that are ‘solely payments of principal and interest (SPPI)’ on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets (continued)

Initial recognition and measurement (continued)

The Group’s business model for managing financial assets refers to how it manages its financial assets to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows while financial assets classified and measured at fair value through OCI are held within a business model with the objective of both holding to collect contractual cash flows and selling.

Subsequent measurement

For purposes of subsequent measurement, financial assets are classified in four categories:

•	Financial assets at amortized cost (debt instruments);

•	Financial assets at fair value through OCI with recycling cumulative gains and losses (debt instruments);

•	Financial assets designated at fair value through OCI with no recycling cumulative gains and losses (equity instruments); and

•	Financial assets at fair value through profit or loss.

Financial assets at amortized cost

Financial assets at amortized cost are subsequently measured using the effective interest rate (‘EIR’) method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.

The Group’s financial assets at amortized cost includes:

•	trade receivables and other receivables which include amounts due from payment service providers and customers under brand licenses;

•	loans receivable which include loans to shareholders;

•	regulatory deposits which are amounts held by the regulators or ring fenced as a result of regulatory requirements in the various jurisdictions in which the Group operates; and

•	restricted cash balances.

For the purpose of the Statement of Cash Flows, cash and cash equivalents comprises of the cash at banks and on hand.

Restricted cash represents cash held at banks by the Group but which is used as security for specific arrangements (such as cash held on the Consolidated Statement of Financial Position in designated client fund accounts where certain jurisdictions require the Group to do so), and to which the Group has restricted access. It includes funds held to cover monies owed to customers, as per the terms of the various licensed jurisdictions. Restricted cash balances are classified as other financial assets held at amortized cost and further classified as current or non-current depending on when the restriction first ends.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets (continued)

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized (i.e. removed from the Group’s Consolidated Statement of Financial Position) when:

•	the rights to receive cash flows from the asset have expired;

•

the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either

•	the Group has neither transferred nor retained substantially all the risks and rewards of the asset but has transferred control of the asset; or

•	the Group has transferred substantially all the risks and rewards of the asset.

Impairment of financial assets

The Group recognizes an allowance for expected credit losses (‘ECLs’) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

There are three approaches to recognizing ECLs, the general, simplified or the purchased or originated credit-impaired approach. The Group applies the simplified approach to the following financial assets:

•	Trade and other receivables that do not contain a significant financing component as required under IFRS 9.

•	Trade receivables that result from transactions within the scope of IFRS 15 (i.e. trade receivables relating to brand licensing agreements).

The Group measures loss allowances for trade receivables based on the lifetime ECLs and only tracks changes in credit risk at each reporting date. The Group monitors trade and other receivables based on credit risk characteristics and aging of the receivables.

The Group assumes that the credit risk on a financial asset has increased significantly if it is more than a week overdue. The Group considers a financial asset to be in default if the borrower is unlikely to pay its obligations to the Group in full or the financial asset is more than a month overdue.

Presentation of allowance for ECL in the Consolidated Statement of Financial Position

The expected credit loss allowance for each type of financial asset (i.e. trade receivables) is deducted from the gross carrying amount of the assets (i.e. contra-asset). Impairment losses are shown separately on the face of the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets (continued)

Financial assets with low risk

The Group applies a low credit risk approach to loans receivable, regulatory deposits and cash and cash equivalents. The Group uses a 12-month ECL and does not assess whether a significant increase in credit risk has occurred at the reporting date.

Write-off

Write-offs are recognized, when the Group has no reasonable expectations of recovering a financial asset either in its entirety or a portion thereof. The Group always assesses after 365 days whether or not a trade receivable needs to be written off.

Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

All financial liabilities are recognized initially at fair value and in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Group’s financial liabilities include trade and other payables, interest bearing loans and borrowings and lease liabilities.

Subsequent measurement

For purposes of subsequent measurement, financial liabilities are classified in two categories:

•	Financial liabilities at fair value through profit or loss; and

•	Financial liabilities at amortized cost.

Financial liabilities at amortized cost

This is the category most relevant to the Group. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest rate (“EIR”) method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets (continued)

Financial liabilities (continued)

modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Derivative financial instruments

Derivative financial instruments are initially recognized at fair value on the date on which a derivative financial instrument is entered into and subsequently remeasured at fair value and changes therein are generally recognized in profit or loss. Derivative financial instruments are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

Amounts received from customers on sportsbook events that have not occurred by the Consolidated Statement of Financial Position date are derivative financial instruments and have been designated by the Group on initial recognition as financial liabilities at fair value through profit or loss and the resulting gains and losses from bets are included in revenue.

2.9	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability; or

•	In the absence of a principal market, in the most advantageous market for the asset or liability.

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The Group recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.10	Foreign currencies

Transactions and balances

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates at the reporting date. Differences arising on settlement or translation of monetary items are recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the date of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using exchange rates at the date when the fair value is determined. The gain or loss arising on translation is recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Group companies

The Group’s consolidated financial statements are presented in Euros, which is also the parent company’s functional currency. For each entity, the Group determines the functional currency, and items included in the financial statements of each entity are measured using that functional currency.

When translating the subsidiary’s respective functional currencies into the Group’s presentation currency, which is Euros, assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition are translated using the exchange rates at the reporting date. Income and expense items are translated using the average rates prevailing during the year. Equity is translated at historical exchange rates. All resulting foreign currency translation differences are recognized in other comprehensive income and accumulated in the foreign currency translation reserve. If a foreign operation is entirely disposed of or control is lost due to a partial disposal, the cumulative amount of the translation reserve relating to that foreign operation is reclassified to profit or loss and is part of the gain or loss on disposal.

2.11	Pension costs

The Group makes contributions to defined contribution plans. Contributions are charged to the Consolidated Statement of Profit or Loss and Other Comprehensive Income as they become payable in accordance with the rules of the schemes. For the year ended December 31, 2020 € 1.6 million (2019: € 1.3 million) was charged to the statement of comprehensive income.

2.12	Capital management

The Group’s objectives, when managing capital, are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders, and to maintain an optimal capital structure in order to minimize the cost of capital.

If financing is required, management will consider whether debt or equity financing is more appropriate and proceed accordingly.

The capital employed by the Group is composed of equity attributable to the shareholders, as detailed in the Consolidated Statement of Changes in Equity.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.13	Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. For further details refer to note 21.

2.14	Business combinations

Business combinations are accounted for using the acquisition method with assets and liabilities acquired recorded at the acquisition date fair value. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition-date fair value, and the amount of any non-controlling interest share (‘NCI’) in the acquiree. For each business combination, the Group elects whether to measure NCI in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition related costs are expensed as incurred and included in General and administrative expenses.

The Group also applies the pooling of interest method when the acquisition of a business either lacks substance or is a business combination under common control. When the pooling of interest method is applied, the assets and liabilities of all combining parties will be reflected at their predecessor carrying amounts.

The Group determines that it has acquired a business when the acquired set of activities and assets include an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organized workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs.

When the Group acquires a business, it assesses the assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

2.16	Earnings per share

The Group presents basic and diluted earnings per share (‘EPS’) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Group by the weighted average number of ordinary shareholders of the Group outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effects of all dilutive potential ordinary shares.

2.17	Leases

The Group is a lessee and enters into contracts to lease office property and motor vehicles.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.17	Leases (continued)

Determining whether an arrangement contains a lease

For any new contracts entered into on or after January 1, 2019, the Group considers whether a contract is, or contains a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for both a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an asset, the Group assesses whether the contract meets three key evaluations under IFRS 16 ‘Leases’

•	the contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Group;

the Group has the right to obtain substantially all of the economic benefits from use of the identified asset throughout the period of use, considering its rights within the defined scope of the contract the time the asset is made available to the Group; and

•

the Group has the right to direct the use of the identified asset throughout the period of use. The Group assesses whether it has the right to direct how and for what purpose the asset is used throughout the period of use.

Measurement and recognition of leases as a lessee

Right-of-use asset

At lease commencement date, the Group recognizes a right-of-use asset and lease liability. The right-of-use asset is initially measured at cost, which is made up of the initial measurement of the liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and if applicable an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

After the commencement date, the Group measures the right-of-use asset applying the cost model under IAS 16 ‘Leases’. The right-of-use of asset is measured at cost less accumulated amortization and accumulated impairment losses and is adjusted for re-measurement of the lease liability. Amortization is calculated on a straight-line basis over the lease term.

At the commencement date, the Group measures the lease liability at the present value of the lease payments (currently only consisting of fixed payments), discounted using the interest rate implicit in the lease, if that rate is readily available, or the incremental borrowing rate. Generally, the Group uses the incremental borrowing rate (‘IBR’) as the discount rate as the rate implicit in the lease is not readily determinable. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use-asset in a similar economic environment.

The Group has elected to adopt the practical expedient and apply a single discount rate to the identified portfolio of leases having similar remaining lease term, similar underlying assets and in a similar economic environment.

The Group determines the lease term beginning with the non-cancellable period including the extension of the lease term for any renewal options that are reasonably certain to be exercised or the term by which an entity will exercise an option to terminate a contract. The Group performs an assessment on a lease-by-lease

SGHC Limited

Notes to Consolidated Financial Statements (continued)

2	Accounting policies (continued)

2.17	Leases (continued)

Measurement and recognition of leases as a lessee (continued)

basis and once they have assessed whether the renewal option or termination option is reasonably certain to be exercised will this be included within the lease term.

The Group has elected to apply the practical expedient to combine lease and non-lease components into a single lease component as non-lease components are not material to the Group.

Lease liabilities

The lease liability is measured at amortized cost using the effective interest rate method. The liability is increased as a result of interest accrued on the balance outstanding and is reduced for lease payments made. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments.

When the lease liability is remeasured, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit and loss if the carrying amount of the right-of-use asset has already been reduced to zero.

On the Consolidated Statement of Financial Position, right-of-use assets and lease liabilities are presented on a separate line.

Short-term leases and leases of low value assets

The Group has elected not to recognize right-of-use assets and lease liabilities for leases that are short term. The payments in relation to these leases are recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income on a straight line basis over the lease term. The Group has not elected to apply the low value asset practical expedient as these items are immaterial.

COVID-19 concessions

The Group has received certain rent concessions on property leases during the period as a result of the COVID 19 pandemic. The Group has applied the practical expedient available in IFRS 16.46A which allows the Group to not treat the rent concessions provided for during the period as lease modifications but as income recognized within the Consolidated Statement of Profit or Loss and Other Comprehensive Income. The amount is disclosed separately in note 18.

3	Critical accounting estimates and judgments

The preparation of financial statements under IFRS requires the Group to make estimates and judgments that affect the application of policies and reported amounts. Estimates and judgments are continually evaluated along with other factors including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Included below are the areas that management believe require estimates, judgments and assumptions which have the most significant effect on the amounts recognized in the financial statements.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

3	Critical accounting estimates and judgments (continued)

Critical judgments

Pindus Holdings Limited as the Predecessor

In determining the accounting acquirer for the Reorganization Transactions judgement was applied in determining Pindus Holdings Limited as the Predecessor. At the time of this transaction SGHC was not a business as defined as it did not have inputs processes or outputs, therefore, one of the other combining entities needed to be assessed as the accounting acquirer. In making this judgement management assessed the key factors in IFRS 3.B15 and B16 and determined that after combining the group, the majority of the board members were from the Pindus Group. SGHC is seen as a continuation of Pindus and Pindus is the Predecessor.

Date of Reorganization Transactions

Since the transaction to effect the Reorganization Transactions as discussed in note 1 lacked substance from an IFRS 3 perspective, the Group had to determine the appropriate point in which Fengari Holdings Limited and Pelion Holdings Limited would form part of the SGHC Group. As IFRS does not currently provide guidance for accounting for reorganizations of entities with a high degree of common ownership, the Company determined that the combining of these entities (and fair value accounting) should be considered from the specific dates when a high degree of common ownership was first established in each of the entities. Therefore, the Group applied judgement and determined that Fengari and Pelion should be included in the Group financial statements from incorporation on July 26, 2019 and April 1, 2020, respectively.

Internally-generated software development costs

Costs relating to internally-generated software development costs are capitalized if the criteria for recognition as assets are met. The initial capitalization of costs is based on management’s judgment of technological feasibility including the following:

•	the intention to complete the intangible asset;

•	the ability to use the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

•	the availability of adequate resources to complete the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset.

In making this judgment, management considers the progress made in each development project and its latest forecasts for each project. Other expenditure not eligible for capitalization is charged to the Consolidated Statement of Profit or Loss and Other Comprehensive Income in the period in which the expenditure is incurred. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses.

Key accounting estimates

Income taxes

The Group operates in a number of international jurisdictions and as such is subject to a range of different income and other tax regimes with differing and potentially complex legislation. This requires the Group to

SGHC Limited

Notes to Consolidated Financial Statements (continued)

3	Critical accounting estimates and judgments (continued)

Key accounting estimates (continued)

Income taxes (continued)

make judgements on the basis of detailed tax analysis and recognize payables or provisions and disclose contingent liabilities as appropriate.

Management evaluates uncertain positions where the tax judgment is subject to interpretation and remains to be agreed with the relevant tax authority. Provisions for uncertain income tax positions are made using judgment of the most likely tax expected to be paid or the expected value, based on a qualitative assessment of all relevant information. In assessing the appropriate provision for uncertain items, the Group considers progress made in discussions with tax authorities and expert advice on the likely outcome and recent developments in case law, legislation and guidance.

Provisions and Contingencies

Legal and regulatory

Given the nature of the legal and regulatory landscape of the industry, from time to time the Group has received notices, communications and legal actions from a small number of regulatory authorities and other parties in respect of its activities. The Group has taken advice as to the manner in which it should respond and the likely outcomes of such matters. For any material ongoing and potential regulatory reviews and legal claims against the Group, an assessment is performed to consider whether an obligation or possible obligation exists and to determine the probability of any potential outflow to determine whether a claim results in the recognition of a provision or disclosure of a contingent liability. The Group has determined that there are currently no legal or regulatory matters for which a possible or probable obligation exists.

Indirect and gaming taxes

The Group may be subject to indirect taxation in the form of GST, VAT, withholding tax, duty or similar, and gaming taxes on transactions which the Group have treated as exempt from such taxes. Where the Group accounts for taxes on revenues in relevant jurisdictions, the method of calculation of such taxes as applied by the Group in determining the relevant tax payable may be challenged by revenue authorities. As such, revenue earned from players located in any particular jurisdiction may give rise to further taxes in that jurisdiction.

The nature of the Group’s international operations can give rise to situations where customers can access to the Group’s websites from jurisdictions where the Group is not registered for indirect taxes, or where the indirect, gaming and or withholding tax treatment is uncertain. Where the Group considers that it is probable that indirect taxes or withholding taxes are payable to relevant tax authorities, provision is made for the Group’s best estimate of the tax payable. Provisions were raised in 2020 relating to indirect and withholding taxes of € 2.5 million (2019: € Nil) and those in relation to gaming taxes of € 20.6 million (2019: € 22.8 million) (see note 21). The Group regularly reviews the judgements made in order to assess the need for provisions and disclosures in its financial statements. To the extent that the final outcome of such matters differs to management’s assessment at any reporting dates, such differences may impact the financial results or contingent liabilities disclosed in the period in which such determination is made. Further details can be found in note 21 to the financial statements.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

3	Critical accounting estimates and judgments (continued)

Key accounting estimates (continued)

Fair value of acquired intangible assets

Intangible assets are recognized on business combinations if they are separable from the acquired entity or arise from other contractual or legal rights and are recorded initially at fair value. The amounts ascribed to such intangibles are arrived at by using appropriate valuation techniques. In applying these appropriate valuation techniques management makes estimates including estimates of future economic benefits, cash flows, and the appropriateness of discount rates or the estimated cost and time to create an equivalent intangible asset. Please refer to note 4 and note 11 where the respective acquired balances are included.

Key assumptions made in connection with measurement of intangible assets relating to the Reorganization Transactions include:

•	the discount rates of between 19.0% and 31.0%;

•	the royalty rates of between 1.0% and 2.0%;

•	the estimated useful lives which range from 2.5 to 10 years;

•	the expected annual retention rates of existing customers for each of the next five year split by customer vintage; and

•

estimated cash flows and projected financial information where management considers historical performance and industry assessments among other sources before further applying its own experience and knowledge of the industry in making judgments and estimates. Please refer to note 4 and note 11 where the respective acquired balances are included.

Impairment of goodwill and other intangible assets

The Group is required to test, on an annual basis, whether intangible assets not yet in use and indefinite-life assets have suffered any impairment. The Group is required to test other intangibles if events or changes in circumstances indicate that their carrying amount may not be recoverable.

The recoverable amount is determined by comparing the carrying amount of the indefinite-lived asset with its recoverable amount. To determine the recoverable amount management performs a valuation analysis based on the Fair Value Less Cost of Disposal (‘FVLCD’) in accordance with IAS 36, ‘Impairment of Assets.’ The use of this method requires the estimation of future cash flows and the choice of a discount rate in order to calculate the present value of the cash flows. Such estimates are based on management’s experience of the business, but actual outcomes may vary. More details including carrying values are included in note 12.

Useful lives of intangible assets

The Group acquired significant intangible assets in connection with the Reorganization Transactions. Management has applied estimates in determining the useful lives for these acquired intangible assets using information regarding, among other things, details of the contractual terms, historical customer activity and attrition, forecasted cash flow information and market conditions and trends.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

4	Business combinations

Corporate Reorganization

On October 7, 2020, the Company entered into a reorganization of Pindus, Fengari and Pelion through a share for share exchange. As disclosed in note 1 under “Corporate Reorganization”, the Company determined that Pindus was the predecessor to the Company, and that the Reorganization Transactions would be accounted for in a manner similar to a transaction between entities under common control. The conclusion that Pindus is the predecessor of the Company is based on a number of factors including but not limited to: i) the relative size of the applicable entities, and ii) Pindus’s board of directors and senior management’s participation in the Company subsequent to the Reorganization Transactions, in comparison to the participation of the directors and senior management of Fengari and Pelion. The Company combined Fengari and Pelion from the respective dates at which the three entities (Pindus, Fengari and Pelion), had a high degree of common ownership as that of the Company, in a manner similar to a transaction between entities under common control. This reflects the fact that the reorganization effected on October 7, 2020 was the culmination of a pre-determined series of steps that were in substance complete by April 2020.

Acquisitions in 2020

On May 4, 2020, Pelion purchased 100% of the outstanding shares of Lanester Investments Limited (‘Lanester’), a company holding gaming licenses, in exchange for a deferred cash consideration of € 25.6 million. The acquisition was accounted for as a business combination under IFRS 3.

On September 30, 2020, the Company acquired 100% of the outstanding shares of Yakira Limited (‘Yakira’) and Gazelle Management Services Limited (‘Gazelle’), companies that operate licensed interactive online gaming services. The consideration transferred for the acquisitions of Yakira and Gazelle was assumed debt from the sellers of € 3.9 million and € 26.3 million, respectively. The acquisitions of Yakira and Gazelle were accounted for as business combinations in accordance with IFRS 3.

Management has evaluated any non-controlling interest (‘NCI’) present in the entities acquired during 2020 and determined them to be immaterial. Therefore, no NCI has been recorded in the Group’s Consolidated Financial Statements related to acquisitions during the year.

The Reorganization Transactions and subsequent acquisitions were consummated to gain access to additional reserves for the Group which would improve the ability to achieve economies of scale, other cost reductions and margin improvement as a result of centralizing support, planning and marketing functions.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

4	Business combinations (continued)

Acquisitions in 2020 (continued)

The preliminary fair values of the identifiable assets and liabilities assumed of these companies as at the dates of acquisition were:

	Note	Yakira Limited as at September 30, 2020 € ‘000s	Gazelle Management Holdings Limited as at September 30, 2020 € ‘000s	Lanester Investments Limited as at May 4, 2020 € ‘000s	Total € ‘000s
Assets
Property, plant and equipment	13	15	575	60	650
Customer databases	11	—	6,004	1,069	7,073
Brands	11	508	—	13,808	14,316
Marketing and data analytics know-how	11	998	24,879	18,718	44,595
Licenses	11	16	823	185	1,024
Acquired technology	11	2,211	8,187	9,860	20,258
Loans receivable		1	340	14,467	14,808
Income tax receivables		—	367	3	370
Right-of-use assets		74	340	430	844
Deferred tax assets		—	—	689	689
Trade and other receivables		1,204	7,778	9,556	18,538
Restricted cash		282	301	—	583
Cash and cash equivalents		5,120	10,952	14,119	30,191

		10,429	60,547	82,965	153,941

Liabilities Lease liabilities		(77)	(338)	(400)	(815)
Interest-bearing loans and borrowings		—	(25)	(6,281)	(6,306)
Trade and other payables		(5,529)	(11,505)	(8,562)	(25,596)
Customer liabilities		(537)	(1,289)	(3,365)	(5,191)
Deferred tax liabilities		(481)	(2,161)	(4,664)	(7,306)
Provisions		—	(1,420)	(16,459)	(17,879)
Income tax payables		—	—	(145)	(145)

		(6,624)	(16,738)	(39,877)	(63,239)

Total identifiable net assets at fair value		3,806	43,808	43,087	90,701
Goodwill	11	94	—	—	94
Bargain purchase arising on acquisition		—	(17,508)	(17,487)	(34,995)

Purchase consideration		3,900	26,300	25,600	55,800

SGHC Limited

Notes to Consolidated Financial Statements (continued)

4	Business combinations (continued)

Acquisitions in 2020 (continued)

Goodwill arising on acquisition comprises the value of expected synergies arising from the acquisition. As discussed in note 12, Goodwill acquired through business combinations is allocated to the Betway and Spin CGU’s, which are also operating and reportable segments. The Goodwill recognized on the acquisition of Yakira has been allocated to the Betway CGU. None of the goodwill recognized is expected to be deductible for income tax purposes.

A business combination in which the net of the acquisition-date amount of the identifiable assets acquired and liabilities assumed exceeds the aggregate of the consideration transferred is considered a bargain purchase and this difference is recognized as a gain in the Consolidated Statement of Profit or Loss and Comprehensive Income as at the acquisition date.

The following bargain purchases were identified within Lanester and Gazelle and are explained as follows:

•

Gazelle’s bargain purchase can be attributable to the fact that certain contingent liabilities cannot be measured reliably due to uncertainty around the amount and timing. Please refer to note 22 for further detail regarding the contingent liabilities.

•

At the time of the purchase of both Gazelle and Lanester, and their subsidiaries, participated in unregulated markets, for which there was a risk that these markets could become regulated which would result in further costs and would decrease the value of the investment or reduce significant profits of casino operators.

•	Certain shareholders selling the asset at a low price but seeing an opportunity to participate in an enlarged group with a more balanced product mix either as a shareholder or as a director.

From the date of acquisition, the acquired entities contributed the below to revenue and profit before tax of the Group for the year ended December 31, 2020:

Total € ‘000s
Revenue	85,953
Profit before taxation	15,773

Had the acquired entities been acquired at the beginning of the reporting period, the revenue and profit before tax of the Group would have been as follows:

Total
€ ‘000s
Revenue	983,097
Profit before taxation	135,975

SGHC Limited

Notes to Consolidated Financial Statements (continued)

4	Business combinations (continued)

Acquisitions in 2020 (continued)

Purchase consideration

The following table summarizes the acquisition date fair value of each major class of consideration transferred:

	Yakira Limited	Gazelle Management Holdings Limited	Lanester Investments Limited	Total
	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s
Shares issued at fair value	—	—	—	—
Liabilities assumed/deferred consideration	3,900	26,300	25,600	55,800

Total consideration	3,900	26,300	25,600	55,800

Net cash acquired with the subsidiary	5,120	10,952	14,119	30,191

Net cash flow on acquisition	5,120	10,952	14,119	30,191

The Lanester Sale and Purchase Agreement (‘Lanester SPA’) calls for total cash consideration for the shares transferred in the acquisition of Lanester by Pelion in the amount of € 25.6 million. The Lanester SPA calls for this consideration to be transferred by no later than 24 months after the completion of the sale.

The acquisition accounting for Yakira and Gazelle remains provisional for one year from the acquisition date and may change if new information is obtained relating to the conditions that existed at the acquisition date.

Transaction costs amounting to less than € 0.1 million have been included in the ‘General and administrative expenses’ line item within the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Acquisitions in 2019

The combination of Fengari into the Company on July 26, 2019 was not accounted for as a business combination in accordance with IFRS 3 because the entity had no assets or liabilities to value upon incorporation. Instead, Fengari was combined from its date of incorporation on July 26, 2019 and its subsequent acquisition of City Views Limited (‘City Views’), on July 31, 2019 was accounted for as a business combination with a step up in basis as of this date.

On July 31, 2019, the Group purchased 100% of the outstanding shares of City Views Limited, a company holding gaming licenses, in exchange for a deferred cash consideration of € 62.8 million. City Views was acquired to gain access to supplementary resources in order for the Group to further improve the ability to achieve economies of scale, other cost reductions and margin improvement as a result of centralizing support, planning and marketing functions. The acquisition was accounted for as a business combination under IFRS 3.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

4	Business combinations (continued)

Acquisitions in 2019 (continued)

The fair values of identifiable assets and liabilities of City Views as at the date of acquisition were:

	Note	As at July 31, 2019 € ‘000s
Assets
Property, plant and equipment	13	4
Customer databases	11	7,257
Brands	11	58,749
Marketing and data analytics know-how	11	54,682
Licenses	11	553
Acquired technology	11	8,852
Loans receivable		9,437
Income tax receivables		1,664
Regulatory deposits		220
Deferred tax assets		1,867
Trade and other receivables		15,546
Restricted cash		200
Cash and cash equivalents		37,155

		196,186

Liabilities
Interest-bearing loans and borrowings		(22,328)
Trade and other payables		(21,134)
Customer liabilities		(13,548)
Deferred tax liabilities		(6,198)
Provisions		(21,219)
Income tax payables		(3,629)

		(88,056)

Total identifiable net assets at fair value		108,131
Bargain purchase arising on acquisition		(45,331)

Purchase consideration		62,800

The fair value of the trade receivables is the same as the gross amount of trade receivables and it is expected that the full contractual amounts can be collected.

A business combination in which the net of the acquisition-date amount of the identifiable assets acquired and liabilities assumed exceeds the aggregate of the consideration transferred is considered a bargain purchase and this difference is recognized as a gain in the Consolidated Statement of Profit or Loss and Comprehensive Income as at the acquisition date.

The bargain purchase identified can be outlined as follows:

The bargain purchase relates to shareholders selling the asset at a low price but seeing an opportunity in the meantime to participate in an enlarged group with a more balanced product mix either as a shareholder or as

SGHC Limited

Notes to Consolidated Financial Statements (continued)

4	Business combinations (continued)

Acquisitions in 2019 (continued)

a director. The bargain purchase reflects the regulatory uncertainty within the various jurisdictions and the impact of possible regulations, which could result in contingent liabilities that cannot be measured reliably due to uncertainty around the amount and timing. Please refer to note 22 for further detail regarding the contingent liabilities.

From the date of acquisition, the acquired entity contributed the below to revenue and profit before tax of the Group:

For the period from July 31, 2019 through December 31, 2019 € ‘000s
Revenue	130,025
Profit before taxation	11,239

Had the acquired entities been acquired at the beginning of the reporting period, the revenue and profit before tax of the Group would have been as follows:

Total € ‘000s
Revenue	672,516
Loss before taxation	(34,086)

Purchase consideration

The following table summarizes the acquisition date fair value of each major class of consideration transferred:

€ ‘000s
Deferred consideration	62,800

Total consideration	62,800

Net cash acquired with the subsidiary	37,155

Net cash flow on acquisition	37,155

The City Views Sale and Purchase Agreement (‘City Views SPA’) calls for total cash consideration for the shares transferred in the acquisition of City Views by the Group in the amount of € 62.8 million. The City View SPA calls for this consideration to be transferred by no later than 24 months after the completion of the sale. Total deferred consideration of € 20.3 million was paid by the Group between August and December 2019, with the remaining balance of € 42.5 million paid during 2020.

Transaction costs amounting to less than € 0.1 million have been included in the ‘General and administrative expenses’ line item within the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

5	Segment reporting

As disclosed in note 1, the combination of Fengari with the Group and acquisition of City Views on July 26, 2019 and on July 31, 2019, respectively, resulted in a new operating segment. The Group operated as a

SGHC Limited

Notes to Consolidated Financial Statements (continued)

5	Segment reporting (continued)

single segment before July 31, 2019. The combination with Pelion and acquisitions of Lanester, did not result in a separate operating segment as these entities fall under the Spin operating segment and neither did the acquisitions of Yakira and Gazelle as these entities fall under the Betway operating segment. Subsequent to this, the Group’s reportable segments were as follows:

Betway:

Premier single brand online sportsbook focused business with a global footprint and strategic partnerships with teams and leagues worldwide.

Spin:

Premier multi-brand online casino focused business with established market leadership in high-growth markets.

Amounts recorded in the ‘other’ column represents head office costs.

The Group’s Chief Operating Decision Maker (‘CODM’) has been identified as the Chief Executive Officer, who makes key decisions regarding the strategy of and allocation of resources among the separately managed brands. Factors considered in determining the operating segments include how decisions are made regarding recent acquisitions and how budgets are determined and reviewed. These factors are relevant at a brand level. Operating segments are based on the reports reviewed by the CODM at the brand level to make strategic decisions, and allocate resources.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

5	Segment reporting (continued)

Information related to each reportable segment is set out below. Adjusted EBITDA is used to measure performance because management believes that this information is the most relevant indicator in evaluating the results of the respective segments relative to other entities that operate in the same industry.

	2020 Betway € ‘000s	2020 Spin € ‘000s	2020 Other[2] € ‘000s	2020 Total € ‘000s
Revenue	394,525	513,494	—	908,019
Direct and marketing expenses	(310,547)	(302,058)	(84)	(612,689)
General and administrative expenses	(38,984)	(71,082)	(4,472)	(114,538)
Depreciation and amortization expense	(24,602)	(30,804)	(1)	(55,407)

Profit/(loss) from operations	20,392	109,550	(4,557)	125,385

Adjusted EBITDA[1]	44,993	140,354	(4,556)	180,792

Total segment assets	244,026	306,776	351	551,152

Total segment liabilities	(331,570)	(144,499)	(4,209)	(480,278)

		2019 Betway € ‘000s	2019 Spin € ‘000s	2019 Total € ‘000s
Revenue		346,015	130,025	476,040
Direct and marketing expenses		(346,959)	(84,025)	(430,984)
General and administrative expenses		(45,783)	(24,184)	(69,967)
Depreciation and amortization expense		(19,771)	(10,689)	(30,460)

Profit/(loss) from operations		(66,498)	11,127	(55,371)

Adjusted EBITDA[1]		(46,727)	21,816	(24,911)

Total segment assets		156,196	186,739	342,935

Total segment liabilities		(295,380)	(121,731)	(417,111)

[1]

Adjusted EBITDA is a non-GAAP measure in the above segment note and is defined as profit for the period before depreciation, amortization, impairment, financial income, financial expense, gain on bargain purchase and tax expense/credit.

[2]	€.4.2 million (2019: € Nil) disclosed as “Other” comprises employment, legal, accounting and other central administrative costs incurred at a SGHC Limited level.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

5	Segment reporting (continued)

The reconciliation of non-GAAP information on reportable segments to amounts reported in the financial statements:

	2020	2019
	€ ‘000s	€ ‘000s
Profit/(loss) for the year	149,217	(17,950)
Finance income	257	158
Finance costs	(10,991)	(7,735)
Depreciation and amortization expense	(55,407)	(30,460)
Income tax expense	(429)	(333)

EBITDA	215,787	20,420

Gain on bargain purchase	34,995	45,331

Adjusted EBITDA	180,792	(24,911)

Disaggregation of revenue

Group revenues disaggregated by product line for the year ended December 31, 2020:

	Betway	Spin	Total
	€ ‘000s	€ ‘000s	€ ‘000s
Online casino[2]	172,093	511,311	683,404
Sports betting[2]	161,080	293	161,373
Brand licensing[3]	61,352	1,890	63,242

Total Group revenue	394,525	513,494	908,019

Group revenues disaggregated by product line for the year ended December 31, 2019:

	Betway	Spin	Total
	€ ‘000s	€ ‘000s	€ ‘000s
Online casino[2]	166,894	129,393	296,287
Sports betting[2]	136,405	631	137,036
Brand licensing[3]	42,717	—	42,717

Total Group revenue	346,016	130,024	476,040

[2]	Sports betting and online casino revenues are not within the scope of IFRS 15 ‘Revenue from Contracts with Customers’ and are treated as derivatives under IFRS 9 ‘Financial Instruments’.
[3]	Brand licensing revenues are within the scope of IFRS 15 ‘Revenue from Contracts with Customers’.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

5	Segment reporting (continued)

Geographical Information

The Group’s performance can also be reviewed by considering the geographical markets and geographical locations within which the Group operates. The Group has not provided geographic information regarding its non-current assets as this information is not available and is impracticable to determine. Revenues from external customers attributed to Canada are €420.6 million (2019: €122.1 million). No other country accounts for more than 10% of total external revenues. The Group’s revenue attributable to the country of domicile (Guernsey) is insignificant. The Group further analyzed revenue according to the following regions:

	2020 Betway	2020 Spin	2020 Total
	€ ‘000s	€ ‘000s	€ ‘000s
Africa and Middle East	30,220	8,603	38,823
Asia and Pacific	151,351	85,103	236,454
Europe	137,964	56,786	194,750
North America	71,667	348,946	420,613
South/Latin America	3,323	14,056	17,379

	394,525	513,494	908,019

	%	%	%
Africa and Middle East	8%	2%	4%
Asia and Pacific	38%	17%	26%
Europe	35%	11%	21%
North America	18%	68%	46%
South/Latin America	1%	3%	2%

	2019	2019	2019
	Betway	Spin	Total
	€ ‘000s	€ ‘000s	€ ‘000s
Africa and Middle East	15,248	3,756	19,004
Asia and Pacific	80,060	26,185	106,245
Europe	202,004	22,105	224,109
North America	47,797	74,273	122,070
South/Latin America	907	3,705	4,612

	346,016	130,024	476,040

	%	%	%
Africa and Middle East	4%	3%	4%
Asia and Pacific	23%	20%	22%
Europe	58%	17%	47%
North America	14%	57%	26%
South/Latin America	0%	3%	1%

SGHC Limited

Notes to Consolidated Financial Statements (continued)

6	Profit/(loss) from operations

		2020	2019
	Note	€ ‘000s	€ ‘000s
Profit/(loss) from operations is derived at after charging the following:
Amortization of intangible assets	11	51,191	27,399
Depreciation of property, plant and equipment	13	2,206	1,358
Amortization of right-of-use of asset	18	2,010	1,703
Foreign exchange losses		13,913	13,136

Direct and marketing expenses in the Consolidated Statement of Profit or Loss and Comprehensive Income are broken down as follows:

	2020	2019
	€ ‘000s	€ ‘000s
Gaming tax, license costs and other tax	33,969	44,087
Processing and fraud costs	99,322	51,709
Royalties	164,636	70,900
Staff related expenses	47,158	43,007
Other operational costs	19,142	20,566
Financing expenses	4,994	1,357
Costs relating to currency movements	(3,399)	5,009
Marketing expenses	246,867	194,350

	612,689	430,985

Included in direct and marketing expenses are the Group’s cost of revenues. Cost of revenues for the year is comprised of gaming tax, license costs and other taxes, processing and fraud costs and royalties which amounts to €297.9 million (2019: €166.7 million).

General and Administration expenses in the Consolidated Statement of Profit or Loss and Comprehensive Income are broken down as follows:

	2020	2019
	€ ‘000s	€ ‘000s
Outsource fees	86,506	52,491
Technology and infrastructure costs	9,172	5,785
Other administrative costs	18,860	11,691

	114,538	69,967

Direct and marketing expenses and general and administrative expenses in the Consolidated Statement of Profit or Loss and Comprehensive Income are exclusive of depreciation and amortization expenses. The depreciation and amortization expense attributable to each of these is as follows:

	2020	2019
	€ ‘000s	€ ‘000s
Amount attributable to General and Administration expenses	4,216	3,061
Amount attributable to Direct and Marketing expenses	51,191	27,399

	55,407	30,360

SGHC Limited

Notes to Consolidated Financial Statements (continued)

6	Profit/(loss) from operations (continued)

Included in Direct and Marketing Expenses are service costs incurred in relation to casino software licensing agreements, jackpot services and licensing agreements and sportsbook software licensing agreements. The Group has entered into several of these agreements with Apricot (and its affiliates and subsidiaries), a leading gaming software and content provider.

Whilst this relationship is not considered by the Company to meet the definition of a related party under IAS 24 ‘Related Party Disclosures’ on the basis that the beneficiaries of these trusts have neither any right to control or voting investment power over the trusts, nor any rights to appoint or replace the trustees, it is noted that a beneficiary of certain trusts which are the ultimate controlling shareholders of Apricot, is also a beneficiary of a trust which is a major shareholder of SGHC.

7	Staff costs

Direct and marketing expenses in the Consolidated Statement of Profit or Loss and Comprehensive Income are broken down as follows:

	2020	2019
	€ ‘000s	€ ‘000s
Staff costs are as follows:

Salaries and wages	46,100	43,475
Social security costs	4,800	4,318
Other pension costs	1,645	1,317

	52,545	49,110

The average monthly number of employees, including the directors’, during the year was as follows:
Average number of employees	840	624

Refer to note 19 ‘Related Parties’ for details relating to key management remuneration.

8	Finance expense

		2020	2019
	Note	€ ‘000s	€ ‘000s
Interest on loans and borrowings	17	10,306	7,174
Interest on lease liabilities	18	685	561

		10,991	7,735

SGHC Limited

Notes to Consolidated Financial Statements (continued)

9	Income tax

	2020	2019
	€ ‘000s	€ ‘000s
The following income taxes are recognized in profit or loss:

Current tax expense:
Current year	13,041	2,787
Changes in estimates related to prior years	23	(2)
Foreign exchange adjustment	(8)	3

Deferred tax expense:
Origination and reversal of temporary differences	(9,580)	(1,385)
Origination of changes in tax rates	—	(15)
Foreign exchange adjustment	(2)	4
Release of deferred tax arising on business combination	(3,188)	(1,058)

Income tax expense reported in the Consolidated Statement of Profit or Loss and other Comprehensive Income	429	333

The applicable tax rate for the effective tax reconciliation is taken from the Company’s domestic tax rate at 0% (2019:0%).

	2020	2019
	€ ‘000s	€ ‘000s
Profit before taxation	149,646	(17,617)
At SGHC’s statutory tax rate	—	—
Rate differential between local and Group rates	3,617	1,391
Release of deferred tax arising on business combination	(3,188)	(1,058)

Income tax expense reported in the Consolidated Statement of Profit or Loss and Other Comprehensive Income	429	333

	2020	2019
	€ ‘000s	€ ‘000s
Reconciliation of deferred tax (liabilities)/assets, net:
Net deferred tax (liabilities)/assets as of January 1	(1,624)	239
Net additions from business combinations	(6,617)	(4,331)
Recognized within income tax expense	12,771	2,454
Foreign currency translation adjustment	(7)	14

Net deferred tax assets/(liabilities) as of December 31	4,523	(1,624)

SGHC Limited

Notes to Consolidated Financial Statements (continued)

9	Income tax (continued)

	December 31,	December 31,	January 1,
	2020	2019	2019
	€ ‘000s	€ ‘000s	€ ‘000s
The deferred tax assets and liabilities relate to the following items:
Taxes arising on acquired intangible assets	(9,202)	(5,139)	—
Intangible assets	32	—	—
Trade and other payables	1,820	955	—
Tax loss carried forward	194	—	—
Corporate tax rebate	11,533	2,444	—
Other assets and prepayments	146	116	239

Reflected in the Consolidated Statement of Financial Position:
Deferred tax assets	13,734	3,522	239
Deferred tax liabilities	(9,211)	(5,146)	—

The Group has tax losses that arose in Betway Limited of € 84.5 million (2019: € 96.6 million) and GM Gaming Limited of € 4.3 million (2019: € 3.6 million) that are available for offsetting against future taxable profits of the companies in which the losses arose.

Deferred tax assets have not been recognized in respect of these losses as they may not be used to offset taxable profits elsewhere in the Group, they have arisen in subsidiaries that have been loss-making for some time, and there are no other tax planning opportunities or other evidence of recoverability in the near future. If the Group were able to recognize all unrecognized deferred tax assets, the profit would increase by € 4.4 million (2019: € 5.1 million).

10	Earnings per share

	2020	2019
	€ ‘000s	€ ‘000s
The following table reflects the income and share data used in the basic and diluted EPS calculations.
Profit/(loss) attributable to ordinary equity holders of the Group	149,217	(17,950)
Weighted average number of ordinary shares for basic and diluted EPS[1]	54,415,374	53,863,810

Net profit/(loss) per share, basic and diluted	2.74	(0.33)

[1]	The basic and diluted profit/(loss) per share information is retrospectively adjusted for the share issuances upon the incorporation of SGHC, Fengari and Pelion as discussed in note 1.

There have been no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these financial statements.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

11	Intangible assets

	Goodwill € ‘000s	Customer databases € ‘000s	Brands € ‘000s	Licenses € ‘000s	Exclusive license rights € ‘000s	Marketing and data analytics know-how € ‘000s	Acquired technology € ‘000s	Internally- generated software development costs € ‘000s	Total € ‘000s
Cost
At January 1, 2019	18,750	1,651	1,028	1,262	55,000	—	—	1,849	79,540
Arising on business combinations	—	7,257	58,749	553	—	54,682	8,852	—	130,093
Additions	—	—	—	—	—	—	—	50	50
Effects of movements in exchange rates	80	—	—	(74)	—	—	—	—	6

At December 31, 2019	18,830	8,908	59,777	1,741	55,000	54,682	8,852	1,899	209,689
Arising on business combinations	94	7,073	14,316	1,024	—	44,595	20,258	—	87,360
Additions	—	—	—	621	—	—	—	9,521	10,142
Effects of movements in exchange rates	(81)	—	—	98	—	—	—	(5)	12

At December 31, 2020	18,843	15,981	74,093	3,484	55,000	99,277	29,110	11,415	307,203

Accumulated amortization and impairment
At January 1, 2019	—	1,651	1,028	1,262	6,707	—	—	302	10,950
Amortization charge for the year	—	2,117	2,448	77	16,098	4,557	1,412	690	27,399
Effects of movements in exchange rates	—	—	—	15	—	—	—	—	15

At December 31, 2019	—	3,768	3,476	1,354	22,805	4,557	1,412	992	38,364
Amortization charge for the year	—	4,839	6,797	272	16,098	15,019	6,692	1,474	51,191
Effects of movements in exchange rates	—	—	—	(14)	—	—	25	—	11

At December 31, 2020	—	8,607	10,273	1,612	38,903	19,576	8,129	2,466	89,566

Net book value
At January 1, 2019	18,750	—	—	—	48,293	—	—	1,547	68,590
At December 31, 2019	18,830	5,140	56,301	387	32,195	50,125	7,440	907	171,325
At December 31, 2020	18,843	7,374	63,820	1,872	16,097	79,701	20,981	8,949	217,637

Acquired intangible assets

The Group acquired intangible assets during 2020 relating to the Reorganization Transactions discussed in note 1 and related 2020 acquisitions in note 4. The fair values of the intangible assets related to these acquisitions were customer databases of € 7.1 million, brands of € 14.3 million, marketing and data analytics know-how of € 44.6 million, licenses of € 1.0 million, and acquired technology of € 20.2 million. Acquired customer databases are being amortized under the diminishing balance method over a period of 5

SGHC Limited

Notes to Consolidated Financial Statements (continued)

11	Intangible assets (continued)

Acquired intangible assets (continued)

years. All other classes of acquired intangible assets are being amortized on a straight-line basis over the estimated remaining useful lives for each category which are 10 years for brands, 4-5 years for marketing and data analytics, 2.5 years for licenses and 2.5-6 years for acquired technology.

The Group acquired the intangible assets of City Views in 2019 as part of the Reorganization Transactions discussed in note 1 and the related 2019 acquisition in note 4. The fair values of the intangible assets related to these acquisitions were customer databased of € 7.3 million, brands of € 58.7 million, marketing and data analytics know-how of € 54.7 million, licenses of € 0.6 million, and acquired technology of € 8.9 million. Acquired customer databases are being amortized under the diminishing balance method over a period of 5 years. All other classes of acquired intangible assets are being amortized on a straight-line basis over the estimated remaining useful lives for each category which are 10 years for brands, 4 years for marketing and data analytics know-how, 2.5 years for licenses and 2.5 years for acquired technology.

12	Impairment reviews

For impairment testing, goodwill acquired through business combinations has all been are allocated to the Betway CGU, which are also an operating and reportable segment. No Goodwill has been allocated to the Spin CGU.

The Group performs an annual impairment review for goodwill by comparing the carrying amount of the Betway CGU with its recoverable amount. Management performed a valuation analysis in accordance with IAS 36, Impairment of Assets, to assess the recoverable amount for the Betway CGU. This was then compared to the CGUs’ carrying amount as of December 31, 2020, and 2019, to identify whether an impairment charge is recognized. This is an area where management exercises judgment and estimation, as discussed in note 3. Testing is carried out by allocating the carrying value of these assets to the CGU and determining the recoverable amounts for the CGU through Fair Value Less Cost of Disposal (‘FVLCD’) calculations. Where the recoverable amount exceeds the carrying value of the assets, the assets are considered as not impaired. Each CGU is defined as its segment, which is described in note 5.

The Group engaged a third party to perform an independent valuation.

Carrying amount of Goodwill allocated to each of the CGU’s:

	Betway	Spin	Total
	€ ‘000s	€ ‘000s	€ ‘000s
Goodwill	18,843	—	18,843

The Group considers the relationship between its recent equity transactions and its book value, among other factors, when reviewing for indicators of impairment.

Betway CGU

The recoverable amount of the Betway CGU was based on Fair Value Less Cost of Disposal (“FVLCD”). As certain markets are not expected to have reached maturity by 2025 for the purposes of the 2020 impairment review the FVLCD resulted in a higher recoverable amount that using a Value in Use (‘VIU’) calculation. The FVLCD was estimated using discounted cash flows (‘DCF analysis’). The DCF analysis was then compared with a market approach based on market multiples from listed peers. The fair value

SGHC Limited

Notes to Consolidated Financial Statements (continued)

12	Impairment reviews (continued)

Betway CGU (continued)

measurement was categorized as a Level 3 fair value measurement based on the nature of inputs used in the various valuation techniques (CGU forecasts, long-term growth, post-tax discount rates and market multiples from listed peers).

The key assumptions used in the estimation of the recoverable amount are set out below. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industry segments in which the CGU operates (online casino and sport betting). The forecast assumptions are based on historical data and market trends. The valuation assumptions are based on external sources (macro-economic and market data from listed peers) and internal sources:

Pre-tax discount rate	17.4%
Long-term growth rate	2.0%

The discount rate applied in the DCF analysis is a post-tax measurement estimated using CAPM with reference to market participants’ gearing and betas. In the calculation of the DCF, the cash flow projections included specific estimates over a ten-year period until such point that all markets in operation as of 2020 have reached maturity, with a terminal growth rate applied thereafter. To reflect regulatory risks and certain risks identified in the forecasts, a specific risk premium was adopted in the post-tax discount rate.

The estimated recoverable amount of the CGU significantly exceeded its carrying amount by approximately € 1.8 bn. Management has concluded that due to the amount of headroom, 2,806% of the carrying amount, it is unlikely a change in the discount rate and long-term growth rate would cause the carrying amount to exceed the recoverable amount. The information below shows the amount by which the discount rate would need to change for the estimated recoverable amount to be equal to the carrying amount.

The market approach was based on revenue and EBITDA multiples observed from listed peers as of the balance sheet date. Certain adjustments were applied to reflect specific risks the CGU faces compared to its peers operating mainly in regulatory markets.

Change in pre-tax discount rate	374.0%
Change in long-term growth rate	N/A

As at December 31, 2019, all Goodwill recognized by the Group had been allocated to the Betway CGU. The Group performed an impairment test for the goodwill recorded in this CGU by comparing the carrying amount with the recoverable amount. The recoverable amount was determined using the value-in-use method, which required estimation of future cash flows and the determination of a discount rate in order to calculate the present value of the cash flows. Management forecasted the cash flows over a five-year period using a pre-tax discount rate of 25% with no terminal growth rate applied and estimated the recoverable amount of the CGU to exceeded its carrying amount by approximately € 26.7 million. No impairment was recognized as at December 31, 2019.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

13	Property, plant and equipment

	Leasehold property improvements	Computer hardware & software	Office equipment	Furniture & fittings	Total
	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s
Cost
At January 1, 2019	3,158	3,196	410	787	7,551
Additions	501	2,567	159	122	3,349
Disposals	(140)	(1,269)	(225)	(214)	(1,848)
Arising on business combinations	—	4	—	—	4
Effects of movements in exchange rates	8	313	88	45	454

At December 31, 2019	3,527	4,811	432	740	9,510
Additions	156	1,231	147	439	1,973
Disposals	(25)	(246)	(69)	(42)	(382)
Arising on business combinations	255	159	95	141	650
Effects of movements in exchange rates	(66)	(349)	(99)	(50)	(564)

At December 31, 2020	3,847	5,606	506	1,228	11,187

Accumulated depreciation
Balance at January 1, 2019	1,909	2,405	208	419	4,941
Depreciation	256	944	66	92	1,358
Disposals	(138)	(1,090)	(206)	(211)	(1,645)
Effects of movements in exchange rates	63	254	76	28	421

At December 31, 2019	2,090	2,513	144	328	5,075
Depreciation	330	1,651	96	129	2,206
Disposals	(24)	(212)	(35)	(23)	(294)
Effects of movements in exchange rates	(73)	(268)	(76)	(26)	(443)

At December 31, 2020	2,323	3,684	129	408	6,544

Net book value
At January 1, 2019	1,249	791	202	368	2,610
At December 31, 2019	1,437	2,298	288	412	4,435
At December 31, 2020	1,524	1,922	377	820	4,643

14	Trade and other receivables

	December 31,	December 31,	January 1,
	2020	2019	2019
	€ ‘000s	€ ‘000s	€ ‘000s
Processor receivables	39,376	21,121	15,072
Trade receivables	35,632	15,938	8,181
Other receivables	2,841	1,521	1,360
Other taxation and social security	469	1,064	860
Prepayments	30,527	19,731	18,156

	108,845	59,375	43,628

Processor receivables are balances due from Payment Service Providers (‘PSPs’). The Group considers these PSPs as financial institutions that have high creditability in the market and strong payment profiles.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

14	Trade and other receivables (continued)

Management considers that the carrying amount of trade and other receivables approximates their fair value. The expected credit losses calculated under IFRS 9 for trade and other receivables are considered by management to be immaterial.

15	Trade and other payables

	December 31,	December 31,	January 1,
	2020 € ‘000s	2019 € ‘000s	2019 € ‘000s
Trade payables	75,249	59,155	27,006
Other taxation and social security	3,196	3,130	2,576
Other payables	2,132	1,200	1,172
Accruals	62,732	34,836	31,224

	143,309	98,321	61,978

Management considers that the carrying amount of trade and other payables approximates to their fair value.

All amounts included in trade and other payables are repayable on demand, non-interest bearing and are not secured on the assets of the Group.

16	Equity

Shares Authorized and Issued
Ordinary shares issued and fully paid as at January 1, 2019 *	53,863,810

Ordinary shares issued and fully paid as at December 31, 2019	53,863,810
Issued during the year	690,162

Ordinary shares issued and fully paid as at December 31, 2020	54,553,972

*

Shares in issue as of 1 January 2019 have been retrospectively adjusted for the impact of the share issuances upon the culmination of the reorganization transaction and incorporation of SGHC as discussed in note 1.

16.1	Issued capital

On March 12, 2020 and March 17, 2020, the Company issued 345,081 no par registered shares to minority shareholders in Fengari and Pelion in exchange for € 1.4 million and € 4.8 million, respectively, to align its shareholding with that of SGHC. The € 6.2 million received for the issuance of shares has been recorded to share capital.

On January 1, 2020, Pindus, the predecessor entity to the Company, had 13,293,412 shares outstanding and issued capital at that date of €55 million. On July 6, 2020, SGHC was incorporated and issued 13,638,493 shares to the existing shareholders of Pindus in the same proportion as their existing holdings for no consideration. On October 7, 2020, SGHC exchanged all existing Pindus shares on a one-for-one basis with SGHC shares and issued an additional 27,276,986 shares to the existing shareholders of Fengari and Pelion in the same proportion as their existing holdings.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

16	Equity (continued)

16.1	Issued capital (continued)

As discussed in note 1, the culmination of the reorganization has been treated in a manner similar to transactions between entities under common control. The ordinary shares issued to the shareholders of Fengari and Pelion have been presented as if they were issued as of the beginning of the earliest period presented, except for the shares issued to minority shareholders during March 2020 for cash consideration. In addition, the issuance of shares to existing shareholders upon the incorporation of SGHC for no compensation has been presented as if the shares had been issued at the beginning of the earliest period presented.

16.2	Foreign exchange reserve

The foreign exchange reserve relates to retranslation of the Group’s foreign subsidiaries with a non-Euro functional currency into the Group’s presentation currency.

16.3	Entities with significant influence over the Group

The Group does not have an ultimate holding company as no entity is deemed to have control over the Group. Instead both Knuttson Ltd and Chivers Trust are considered to exercise significant influence by way of holding 48.5% and 20.2%, respectively, of the issued share capital of SGHC.

17	Financial instruments — fair values and risk management

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price the Group would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Fair values

Fair values versus carrying amounts

The following are the fair values and carrying amounts of financial assets and liabilities in the Consolidated Statement of Financial Position:

	Carrying Amount December 31,	Fair Value December 31,	Carrying Amount December 31,	Fair Value December 31,	Carrying Amount January 1,	Fair Value January 1,
	2020	2020	2019	2019	2019	2019
	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s
Assets
Loans receivable	39,804	39,804	1,132	1,132	24,849	24,849
Trade and other receivables	75,008	75,008	37,059	37,059	23,253	23,253
Regulatory deposits	2,901	2,901	2,949	2,949	2,710	2,710
Restricted cash	12,093	12,093	14,324	14,324	11,886	11,886
Cash and cash equivalents	138,540	138,540	74,365	74,365	26,679	26,679

Total	268,346	268,346	129,829	129,829	89,378	89,378

Liabilities
Trade and other payables	136,869	136,869	93,400	93,400	58,230	58,230
Lease liabilities	9,072	9,072	9,893	9,893	11,457	11,457
Deferred consideration	2,089	2,089	42,516	42,516	—	—
Interest-bearing loans and borrowings	210,723	210,723	174,849	174,849	146,793	146,793
Customer liabilities (at fair value through profit/loss)	43,709	43,709	33,213	33,213	20,597	20,597

Total	402,462	402,461	353,871	353,871	237,077	237,077

Net	(134,116)	(134,115)	(224,042)	(224,042)	(147,699)	(147,699)

Fair value hierarchy

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure the fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: inputs for the asset or liability that are based on observable market data (i.e. observable inputs); and

•	Level 3: inputs for the asset or liability that are not based on observable market data (i.e. unobservable inputs).

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Fair values (continued)

Basis for determining fair values

The following are the significant methods and assumptions used to estimate the fair values for the financial instruments above.

Financial instruments carried at amortized cost

Cash and cash equivalents (Level 2)

The fair value of cash and cash equivalents is based on the nominal value of the relevant cash balances, as all are held at variable interest rates.

Restricted cash (Level 2)

The fair value of restricted cash is based on the nominal value of the relevant cash balances, they are further classified as current or non-current depending on when the restriction first ends.

Regulatory deposits (Level 2)

The fair value of regulatory deposits is based on the nominal value of the relevant cash balances, as all are held at variable interest rates.

Trade and other receivables — Restricted cash (Level 2)

The fair value of trade and other receivables is estimated using the present value of future cash flows, as there is no significant financing component, the Group measures trade and other receivables at their transaction price.

Loans receivable (Level 2)

The fair value of loans receivable is estimated using the present value of future cash flows discounted at the market rate of interest at the reporting date.

Trade and other payables (Level 2)

The fair value of trade and other payables is estimated using the present value of future cash flows discounted at the market rate of interest at the reporting date.

Lease liabilities (Level 2)

The fair value of lease liabilities is estimated using the present value of future cash flows discounted at the incremental borrowing rate at the lease commencement date.

Financial instruments carried at fair value

Interest-bearing loans and borrowings (Level 2)

The fair value of borrowings is estimated using the present value of future cash flows discounted at the market rate of interest at the reporting date.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Financial instruments carried at fair value (continued)

Derivative financial instruments (Level 3)

Customer liabilities are fair valued as at year end to reflect the movement in the odds between the date the bet was placed and the odds as at year end.

Interest-bearing loans and borrowings

	December 31,	December 31,	January 1,
	2020	2019	2019
	€ ‘000s	€ ‘000s	€ ‘000s
Current interest-bearing loans and borrowings
Financial institution loan (GBP 3-month LIBOR plus 5%)	82,641	82,649	74,692
Financial institution loan (CAD 3-month LIBOR plus 5%)	258	261	232
Financial institution loan (CHF 3-month LIBOR plus 5%)	843	803	748
Financial institution loan (EUR 3-month LIBOR plus 5%)	95,296	81,889	71,120
Financial institution loan (EUR 6% interest)	2,591	—	—
Other loans (EUR 0%)	2,093	2,027	—

Total current interest-bearing loans and borrowings	183,722	167,629	146,792

Non-current interest-bearing loans and borrowings
Financial institution loan (EUR 3-month LIBOR plus 3%)	2,254	—	—
Financial institution loan (USD 6% interest)	2,044	—	—
Financial institution loan (EUR 6% interest)	22,703	7,220	—

Total non-current interest-bearing loans and borrowings	27,001	7,220	—

Analysis of loans and borrowings for the year ended 31 December 2020

Facility	Maturity	Interest rate	Currency	Facility amount
				€ ‘000s
Financial institution loan	On demand	3- month LIBOR plus 5%	GBP	£75,000
Financial institution loan	On demand	3- month LIBOR plus 5%	Multi-currency	€90,000
Financial institution loan	On demand	3- month LIBOR plus 5%	EUR	€11,500
Financial institution loan	On demand	3- month LIBOR plus 5%	EUR	€6,000
Financial institution loan	27-Nov-24	6%	EUR	€10,000
Financial institution loan	21-Feb-23	3- month LIBOR plus 3%	EUR	€10,000
Financial institution loan	02-Oct-23	6%	USD	$5,000
Financial institution loan	07-Mar-21	6%	EUR	€5,000
Financial institution loan	28-Mar-24	6%	Multi-currency	€10,000
Financial institution loan	27-Nov-24	6%	EUR	€10,000
Other loans	On demand	0%	EUR	Unspecified
Other loans	On demand	1.5%	EUR	€25,600

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Financial risk management

The Group’s activities expose it to a variety of financial risks, namely, market risk, liquidity risk and credit risk. The Group’s senior management oversees the management of these risks. The Group’s senior management ensures that the Group’s financial risk activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Group’s policies and risk objectives. The Group reviews and agrees on policies for managing each of these risks which are described below.

Market risk

Market risk relates to the risk that changes in prices, including sports betting prices/odds, foreign currency exchange rates and interest rates, will impact the Group’s income or the value of its financial instruments. Market risk management has the function of managing and controlling the Group’s exposure to market risk to within acceptable limits, while at the same time, ensuring that returns are optimized.

The management of market risk is performed under the supervision of the Group’s senior management and according to the guidance approved by them.

Sports betting prices/odds

Managing the risks associated with the sportsbook bets is a fundamental part of the Group’s business. Group senior management has the responsibility for the compilation of bookmaking odds and for sportsbook risk management as well as responsibility for the creation and pricing of all betting markets, and the trading of those markets through their lives.

A mix of traditional bookmaking approaches married with risk management techniques from other industries is applied, and extensive use is made of mathematical models and information technology. The Group has set predefined limits for the acceptance of sportsbook bet risks. Stake and loss limits are set by reference to individual sports, events and bet types. These limits are subject to formal approval by senior management.

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure that; as far as possible, it will have sufficient liquidity to meet its liabilities when they become due.

Cash flow forecasting is performed in the operating entities of the Group on a monthly basis and then aggregated by Group Finance which closely monitors the actual status per company and the rolling forecast of the Group’s liquidity.

Customer funds are kept in dedicated accounts, separately from the Group’s operational bank accounts in order to ensure that their liability is met.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Liquidity risk (continued)

The following table shows the cash flows for financial liabilities.

	Carrying amount	Contractual cashflows	less than 1 year	1-2 years	3-5 years	Over 5 years
	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s
At December 31, 2020
Trade payables	75,249	75,249	75,249	—	—	—
Accruals	61,620	61,619	61,619	—	—	—
Other payables	2,132	2,132	2,132	—	—	—
Customer liabilities	43,709	43,709	43,709	—	—	—
Lease liabilities	9,072	11,374	2,586	2,568	6,220	—
Deferred consideration	2,089	2,089	2,089	—	—	—
Interest-bearing loans and borrowings principal	200,417	200,416	174,568	—	25,848	—
Interest-bearing loans and borrowings interest	10,306	16,617	9,250	—	7,367	—

	404,594	413,205	371,202	2,568	39,435	—

At December 31, 2019
Trade payables	59,155	59,155	59,155	—	—	—
Accruals	34,245	34,245	34,245	—	—	—
Other payables	1,200	1,200	1,200	—	—	—
Customer liabilities	33,213	33,213	33,213	—	—	—
Lease liabilities	9,893	11,118	2,486	7,206	1,426	—
Deferred consideration	42,516	42,516	42,516	—	—	—
Interest-bearing loans and borrowings principal	174,849	174,849	167,629	—	7,220	—
Interest-bearing loans and borrowings interest	—	2,093	—	—	2,093	—

	355,071	358,389	340,444	7,206	10,739	—

At January 1, 2019
Trade payables	27,006	27,006	27,006	—	—	—
Accruals	31,224	31,224	31,224	—	—	—
Customer liabilities	20,597	20,597	20,597	—	—	—
Lease liabilities	11,457	22,002	2,202	9,326	6,977	3,497
Interest-bearing loans and borrowings principal	125,232	125,232	125,232	—	—	—
Interest-bearing loans and borrowings interest	21,561	21,561	21,561	—	—	—

	238,249	248,794	228,994	9,326	6,977	3,497

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Liquidity risk (continued)

Changes in liabilities arising from financing activities

	Interest-bearing loans and borrowings and deferred consideration € ‘000s	Lease liabilities € ‘000s	Total € ‘000s
At January 1, 2019	146,793	11,457	158,250

Cash inflows	14,610	—	14,610
Cash outflows	—	(2,215)	(2,215)
Elimination on business combinations	(18,200)	—	(18,200)
Deferred consideration paid	(20,284)	—	—
Effects of movements in exchange rates	2,444	(1)	2,443
New leases	—	91	91
Increase in deferred consideration	62,500	—	62,500
Arising from business combinations	22,328	—	22,328
Interest	7,174	561	7,735

At December 31, 2019	217,365	9,893	227,258

Cash inflows	7,142	—	7,142
Cash outflows	(15,779)	(2,645)	18,424
Deferred consideration paid	(66,027)	—	66,027
Effects of movements in exchange rates	(1,945)	128	(5,715)
New leases	—	196	196
Increase in deferred consideration	25,600	—	25,600
Loans novated	29,844	—	29,844
Arising from business combinations	6,306	815	7,121
Interest	10,306	685	10,991

At December 31, 2020	212,812	9,072	221,884

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Credit risk also arises where cash and cash equivalents and restricted cash are deposited with banks or financial institutions. It is the Group’s policy to deposit funds only with reputable institutions, and to keep the position under review. Management do not consider there to be a concentration of credit risk within the Group as the amounts receivable at year end are spread across a number of 3rd party supplier across multiple locations.

The Group applies the IFRS 9, ‘Financial Instruments,’ simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for trade and other receivables that do not contain a significant financing component and those that are recognized under IFRS 15, ‘Revenue from Contracts with Customers.’

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Credit risk (continued)

The Group’s sports betting and online casino business are predominantly cash businesses where there is a requirement for the customer to pay in advance of entering into a transaction. These payments are collected through payment service providers. The Group does not grant credit to customers.

As such, the majority of the Group’s outstanding receivables balance is with approximately 68 payment service providers (PSPs), some of which are global brands, and others are smaller and country specific. The Group considers these PSPs as financial institutions that have high credibility in the market and strong payment profiles.

The Group monitors trade and other receivables based on credit risk characteristics and aging of the receivables.

This is accomplished through weekly cash flow meetings where inflows from PSPs are reviewed, and on a monthly basis a ‘PSP aging report’ is assessed. This enables management to identify any settlements outstanding for more than a month and will then be raised for consideration of write offs. Management also considers current and forward-looking information based on publicly available information affecting the ability of the debtors to settle receivables, for example, news of a PSP declaring bankruptcy, experiencing fraud or financial difficulties, etc. Historically, write offs have been rare and immaterial, with the exception of specific one-off events.

The Group considers the expected credit loss calculated under IFRS 9 for trade and other receivables, and any write offs to be immaterial. In relation to regulatory deposits, cash and cash equivalents and loans receivable, the credit risk is low and any required provision would be non-existent or immaterial.

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in exchange rates. Foreign exchange risk arises from future commercial transactions and recognized financial assets and liabilities. Some of the Group’s subsidiaries operate in local currencies, primarily GBP, GHS, NGN, ZAR. Exchange rates are monitored by Group Finance on a monthly basis to ensure that adequate measures are taken if fluctuations increase.

Effect of a quantitative change of foreign currency exchange rates of the Euro against the exposed currencies on the Group’s monetary financial assets and liabilities:

	Effect on profit before tax as at December 31,	Effect on profit before tax as at December 31,
	2020 € ‘000s	2019 € ‘000s
€ exchange rate + 10%	(948)	10,000
€ exchange rate + 5%	(468)	4,984
€ exchange rate - 5%	468	(4,984)
€ exchange rate - 10%	948	(10,000)

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of change in market interest rates.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

17	Financial instruments — fair values and risk management (continued)

Interest rate risk (continued)

The Group is mainly exposed to borrowings interest rate risk. The interest rate on borrowings is based on the variable and fixed interest rates disclosed in the analysis of financial institution loans table included in this note.

The interest incurred on these loans to June 30, 2021 amounted to € 5.0 million. These loans were novated on June 25, 2021. Refer to note 25 “Subsequent events” for details relating to the loans novated subsequent to year end.

The Group monitors its treasury at least monthly and seeks to obtain a commercial rate of return from AA or above rated institutions whilst not impacting on cash flow.

18	Leases

The Group is a lessee and enters into contracts to lease office property and motor vehicles. Leases are individually negotiated and include a variety of different terms and conditions in different countries.

Lease contracts have fixed payments and are either non-cancellable or may only be cancelled by incurring a substantive termination fee. The Group is prohibited from selling or pledging the underlying leased assets as security. The Group includes renewal options as part of the lease term when these are reasonably certain.

The Group has no material short term or low value asset leases.

Right-of-use assets

On January 1, 2019 the Group adopted IFRS 16, ‘Leases’ using the modified retrospective method of adoption. The reclassifications and the adjustments arising from the new leasing rules are recognized in the opening Consolidated Statement of Financial Position on January 1, 2019.

The associated right-of-use assets for property and motor vehicle leases were measured on a modified retrospective basis with the right-of-use assets being measured at the amounts equal to the lease liability.

The amount recognized as right-of-use assets is as shown:

	Leasehold property	Motor vehicles	Total
	€ ‘000s	€ ‘000s	€ ‘000s
At January 1, 2019	11,456	—	11,456
Additions	91	—	91
Amortization	(1,703)	—	(1,703)

At December 31, 2019	9,844	—	9,844
Arising on business combinations	845	—	845
Effects of movements in exchange rates	71	(2)	69
Additions	164	44	208
Amortization	(1,995)	(15)	(2,010)

At December 31, 2020	8,929	27	8,956

SGHC Limited

Notes to Consolidated Financial Statements (continued)

18	Leases (continued)

Lease liabilities

On adoption of IFRS 16 ‘Leases,’ the Group recognized lease liabilities in relation to leases which had previously been classified as operating leases under the principles of IAS 17 leases. These liabilities were measured at the present value of the remaining lease payments.

The recognized lease liability is as shown:

	Leasehold property	Motor vehicles	Total
	€ ‘000s	€ ‘000s	€ ‘000s
At January 1, 2019	11,456	—	11,456
Additions	91	—	91
Interest expense	561	—	561
Lease payments	(2,215)	—	(2,215)

At December 31, 2019	9,893	—	9,893
Arising on business combinations	815	—	815
Effects of movements in exchange rates	130	(2)	128
Additions	157	39	196
Interest expense	684	1	685
Lease payments	(2,632)	(13)	(2,645)

At December 31, 2020	9,047	25	9,072

Maturity analysis — contractual undiscounted cash flows

	December 31,	December 31,	January, 1
	2020	2019	2019
	€ ‘000s	€ ‘000s	€ ‘000s
Less than one year	2,586	2,491	2,202
One to five years	8,788	9,692	9,326
More than five years	—	1,426	3,497

Total undiscounted lease liabilities	11,374	13,609	15,024

Lease liabilities included in the Consolidated Statement of Financial Position

	At December 31,	At December 31,	At January 1,
	2020	2019	2019
	€ ‘000s	€ ‘000s	€ ‘000s
Current	2,318	1,825	1,649
Non-current	6,754	8,068	9,808

Total lease liabilities	9,072	9,893	11,457

SGHC Limited

Notes to Consolidated Financial Statements (continued)

18	Leases (continued)

Lease liabilities (continued)

Amounts recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income

	2020	2019
	€ ‘000s	€ ‘000s
Interest on lease liabilities	685	561
Amortization on right-of-use assets	2,010	1,703
COVID-19 Rent Concession	(360)	—

	2,335	2,264

Amounts recognized in the Consolidated Statement of Cash Flows

	2020	2019
	€ ‘000s	€ ‘000s
Interest paid on lease liabilities	707	484
Principal payment on lease liabilities	1,938	1,731

Total cash outflow for leases	2,645	2,215

19	Related party transactions

Remuneration of key management personnel

The remuneration of the directors and executive officers (excluding non-executive directors), who are the key management personnel of the Group, is set out below in aggregate for each of the categories specified in IAS 24, ‘Related Party Disclosures’. These expenses are included in the ‘General and administrative expenses’ line item within the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

	2020	2019
	€ ‘000s	€ ‘000s
Short term employee benefits	5,301	5,449
Post-employment pension and medical benefits	75	70

	5,376	5,519

Key management personnel services were also provided by Whitfield Management Limited and Digital Outsource Services Proprietary Limited. Amounts paid to Whitfield Management Limited for these services for the year ended December 31, 2020 amounted to € 0.3 million (2019: € 0.1 million). Of the total fees paid to Digital Outsource Services Proprietary Limited for the year ended December 31, 2020 amounting to € 58.1 million (2019: € 39.7 million) fees for the key management personnel services amounted to € 1.3 million (2019: € 0.4 million). Key management personnel services provided by Digital Outsource Services Proprietary Limited are in relation to Fengari and Lanester.

20	Dividends paid and proposed

2020
€ ‘000s
Cash dividends on ordinary shares declared and paid:
Final dividend (€ 0.18 per share)	10,000

10,000

SGHC Limited

Notes to Consolidated Financial Statements (continued)

21	Provisions

	2020	2019
	€ ‘000s	€ ‘000s
License review provision

As at the beginning of the year	24,265	8,438
Settled in the year	(13,556)	(340)
Amounts transferred to accruals during the year	(10,709)	—
Provided in the year	—	16,167

As at the end of the year	—	24,265

Withholding, indirect and gaming taxes

As at the beginning of the year	22,797	—
Arising on business combinations	17,879	21,219
Settled in the year	(110)	—
Provided in the year	5,200	1,577

As at the end of the year	45,766	22,797

Current	45,766	47,062
Non-Current	—	—

Total	45,766	47,062

Provisions have been made based on the Group’s best estimate of the future cash flows, taking into account the risks associated with each obligation.

License review provision

The Group is regulated for betting and gaming activities in a number of territories and is subject to compliance with the terms of these licenses. During 2019 and 2020, the Group was subject to a license review in one of its principal operating territories. As part of the license review the Company agreed in 2020 to pay an initial payment of € 13.6 million and perform a follow up review. As at December 31, 2020, the Group had made a further provision of € 10.7 million for the expected liability arising from this further review. As at December 31, 2020, the Group had completed the follow up review and as such, given the increased certainty of payments to be made, transferred the remaining provision balance to accruals.

The Group currently still has license reviews open and it is possible that an additional amount payable could arise, however management believe that this is not probable nor can an amount be reliably estimated, therefore no provisions nor contingencies have been raised.

Withholding, indirect and gaming tax provisions

The Group is subject to withholding, indirect and gaming taxes in the jurisdictions in which it operates. The Group records provisions for taxes in certain jurisdictions where the interpretation of tax legislation is uncertain or where the Group continues to challenge the interpretations and the likelihood of tax being payable is considered probable.

The Group makes provisions for these matters based on the best estimate based on the individual facts and circumstances. Assessments made rely on advice from legal counsel and management’s assessment of

SGHC Limited

Notes to Consolidated Financial Statements (continued)

judgments reached on cases in similar jurisdictions, as well as estimates and assumptions which may involve a series of complex judgements about future events. To the extent that the final outcome of these matters is different than the amounts recorded, such differences may impact the Group’s financial results in the period in which such determination is made.

22	Commitments and contingencies

Withholding, indirect and gaming taxes

As reflected in the critical judgments disclosures in note 3, the Group reviews tax developments at each reporting date to determine if a provision should be recorded or a contingency disclosed. The Group assesses its tax liabilities taking into account current (and enacted but not yet implemented) tax law in conjunction with advice received from professional advisers and/or legal counsel.

In particular, there are a number of African countries in which the Group operates (namely Uganda, Ghana and Zambia) where contingent obligations exist in respect of the application of local indirect taxes (withholding tax and/or VAT) to winnings. In each country there is a lack of clarity in respect of the definition of winnings and whether this applies to the amount staked as a bet by the customer or whether this is the net amount won by the customer. The lack of clarity on how the taxes should be calculated, along with further uncertainty over the periods from which these taxes are effective, means that it is impracticable to reliably estimate the financial effect of these contingent obligations.

There are also various indirect taxes within other countries where there is a lack of clarity around indirect tax regulation. Based on professional advice and no further guidance from the revenue authorities, it is impracticable to reliably estimate the financial effect of these contingent liabilities.

Legal contingencies

The business is party to pending litigation in various jurisdictions and with various plaintiffs in the normal course of business. The Group takes legal advice as to the likelihood of success of claims and counterclaims. No provision is made where, due to inherent uncertainties, no accurate quantification of any cost, or timing of such cost, which may arising from any of the legal proceedings can be determined.

In particular, certain subsidiaries of the Group have received a relatively small number of claims for the refund of losses from customers who are contesting the ability of companies to operate in Austria. Whilst the Group believes it is legally entitled to operate in Austria through its Maltese license and is actively looking for a referral of this matter to the European Court of Justice, there is a contingent liability in respect of this matter. It is inherently uncertain as to whether there would be further claims from customers and whether the Company will be able to successfully defend the claims. For this reason, the Company cannot at this time make a reliable estimate of the financial effect of this contingent liability.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

23	Subsidiaries

The table below includes the Company’s principal subsidiaries as at December 31, 2020, determined as either contributing to 10% or more of the Group assets or revenues. The Company has other subsidiaries, however the assets and revenues did not exceed 10%, and the aggregate did not exceed 20% of the Group’s consolidated assets or revenues for the year ended December 31, 2020:

Name	% Equity interest	Country of incorporation	Nature of business
Fengari Holdings Limited	100%	Guernsey	Holding company
City Views Limited	100%	Guernsey	Intellectual property
Bayton Limited	100%	Malta	Gaming operations
Baytree Limited	100%	Malta	Gaming operations
Betway Group Limited	100%	Guernsey	Holding company
Betway Limited	99.9%	Malta	Gaming operations

Certain subsidiary entities of the Group are not wholly-owned. Management has assessed the values of the non-controlling interests (‘NCI’) in these instances and determined them to be immaterial. Therefore, the Group has not reflected any NCI in these financial statements.

24	First time adoption of IFRS

These are the Company’s first financial statements prepared under IFRS.

The accounting policies set out in note 2 have been consistently applied in preparing the Consolidated Financial Statements for the year ended December 31, 2020, the comparative information presented for the year ended December 31, 2019 and in the presentation of the opening IFRS balance sheet as of January 1, 2019 (the Company’s date of transition to IFRS).

In preparing its opening IFRS balance sheet, the Company has not provided any reconciliation to IFRS as required by IFRS 1 as a consequence of adopting IFRS, as these are the Company’s first consolidated financial statements presented and the Company has not previously presented any financial statements, as discussed in note 1. A quantitative explanation of the conversion to IFRS is not considered meaningful and consequently no reconciliation to such information has been presented.

Set out below are the applicable mandatory exceptions and optional exemption elections in IFRS 1 applied in preparing the Company’s first financial statements under IFRS.

The applicable mandatory exceptions for IFRS 1 applied are as follows:

•

Estimates: An entity’s estimates in accordance with IFRS at the date of transition shall be consistent with estimates made for the same date in accordance with its previous assertions made for its internal financial information purposes, unless this is objective evidence that those estimates were in error. The Group has considered such information about historic estimates and has treated the receipt any such information in the same was as non-adjusting events after the reporting period thus ensuring IFRS estimates as at January 1, 2019 are consistent with the estimates as at the same date made previously.

•

Derecognition of financial assets and liabilities: The group has applied the derecognition requirements of IFRS 9, as outlined in note 2.8, prospectively for transactions on or after the date of transition to IFRSs and did not apply them retrospectively to transactions occurring before that date. The Group did not consider the impact of this mandatory exemption to be material.

•	Classification and measurement of financial instruments: The Group assessed whether its financial instruments met the conditions of being measured at amortized cost or fair value through other

SGHC Limited

Notes to Consolidated Financial Statements (continued)

24	First time adoption of IFRS (continued)

comprehensive income on the basis of the facts and circumstances existing at the date of transition to IFRSs and applied any resulting classifications retrospectively. The Group did not consider the impact of this mandatory exemption to be material.

•

Impairment of financial instruments: The Group performed an assessment of impairment of financial instruments as at the date of transition to IFRSs and determined there were no material impairments of financial instruments as of that date, nor as at December 31, 2019 or 2020.

The Group has assessed all other compulsory exceptions of IFRS 1 to not be relevant to the Group.

The applicable optional exemptions for IFRS 1 applied were as follows:

•

Investments in subsidiaries, joint ventures and associates: The first time adoption of IFRSs results in the consolidation for the first time of subsidiaries not previously consolidated as the Company did not prepare Consolidated Financial Statements. As discussed in note 1, a subsidiary of the Group, Betway, has previously adopted IFRS. The Group has therefore recognized the assets and liabilities of Betway and its subsidiaries in the Group’s Consolidated Financial Statements at the same carrying amounts as in the IFRS financial statements of the subsidiary, after adjusting for consolidation procedures and for the effects of the business combinations in which the Group acquired Betway.

•

Assets and liabilities of subsidiaries, associates and joint ventures: As discussed in the section above, the Group has recognized the assets and liabilities of its subsidiary Betway, which previously adopted IFRS, within the Group’s Consolidated Financial Statements at the same carrying values as reflected in Betway’s own consolidated financial statements, after adjusting for consolidation procedures and for the effects of the business combinations in which the Group acquired Betway.

The Group has assessed all other optional exemptions from IFRS and has either elected not to take the exemption or determined it to not be relevant to the Group.

25	Subsequent events

In preparing the consolidated financial statements as at December 31, 2020 , the Group has evaluated events subsequent to the Statement of Financial Position date in order to assess the need for potential recognition or disclosure in these financial statements. The Group assessed events through September 9, 2021, which is the date the Consolidated Financial Statements were issued. Based on this evaluation, it was determined that there were no subsequent events requiring recognition or disclosure in these financial statements except for the following:

Company acquisitions

•	On January 11, 2021 the Group acquired an option to purchase 100% of the issued share capital of Raging River Trading (Pty) Ltd with an exercise price of € 2.1 million;

•	On April 1, 2021 the Group acquired 100% of the issued share capital of Raichu Investments (Pty) Ltd for € 4.2 million;

•

On April 8, 2021 the Group acquired 100% of the issued share capital of Digital Gaming Corporation (“DGC”) for $12.6 million, conditional on various regulatory approvals. The purchase of DGC is conditioned upon written consent from the Gaming Authorities in the US that Gaming Approvals for each relevant jurisdiction and certain market access agreements will not terminate due to the purchase by SGHC;

SGHC Limited

Notes to Consolidated Financial Statements (continued)

25	Subsequent events (continued)

Company acquisitions (continued)

•	On April 9, 2021 the Group acquired 100% of the issued share capital of Webhost Limited for € 2.9 million;

•	On April 9, 2021 the Group acquired 100% of the issued share capital of Buffalo Partners Limited for € 2.5 million;

•	On April 9, 2021 the Group acquired 100% of the issued share capital of Partner Media Limited for € 0.7 million;

•

On April 12, 2021 the Group entered into an agreement to acquire 100% of the issued share capital of Haber Investments Limited for € 13.2 million, with completion conditioned upon certain future events;

•	On April 14, 2021 the Group acquired 100% of the issued share capital of Digiproc Consolidated Limited for € 9.2 million;

•	On April 15, 2021 the Group entered into an agreement to acquire 100% of the issued share capital of Red Interactive Ltd for € 2.2 million, with completion conditioned on certain future events; and

•

On April 16, 2021 SGHC was granted a call option for 100% of the issued share capital of Verno Holdings Limited. This option can be exercised at any time between the date of the agreement, April 16, 2021, and December 31, 2023 for the option price of € 25.0 million. An addendum to the agreement was entered into on June 30, 2021 altering the terms by which the option can be exercised, with the option only exercisable between the period June 30, 2023 and December 31, 2023, subject to certain conditions.

As of September 9, 2021 management has not completed its purchase price allocation exercise for the above acquisitions or proposed acquisitions. Full details of the fair value of assets and liabilities acquired will be provided in due course.

On April 23, 2021, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) by and among itself (‘SGHC’), Super Group (SGHC) Limited (‘NewCo’), Sports Entertainment Acquisition Corp (‘SEAC’), a New York Stock Exchange (‘NYSE’) publicly traded special purpose acquisition company based in the United States, Super Group Holding Company Merger Sub, Inc (‘Merger Sub’), a Delaware corporation and a wholly-owned subsidiary of NewCo which will result in the public listing of the Group.

The Business Combination Agreement provides for, among other things, the following transactions: (i) prior to the closing date, each holder of ordinary shares of the Group will exchange such shares for a certain number of ordinary shares of no par value of NewCo (the “Pre-Closing Reorganization”), (ii) on the closing date, SEAC will merge with and into Merger Sub, with SEAC as the surviving company continuing as a wholly owned subsidiary of NewCo (the “Merger”) and (iii) at the effective time of the Merger, each share of Class A common stock of SEAC shall be cancelled and extinguished and shall be converted into the right to receive one ordinary share of no par value NewCo (the “Exchange”).

The Business Combination is expected to close, following shareholder approval and the fulfillment of other customary closing conditions.

Repayment of loans receivable

Loans receivable to the value of € 20.6 million out of the € 39.8 million as at December 31, 2020 have been settled.

SGHC Limited

Notes to Consolidated Financial Statements (continued)

25	Subsequent events (continued)

Loan novations and share issue

On June 25, 2021 external loans with a value of € 203.0 million out of the total interest-bearing loans of € 212 million at 31 December 2020 were novated from a number of Group subsidiaries to SGHC. This debt was then further novated to the shareholders of the Company registered at close of business on that date, in consideration for an aggregate additional 2,761,697 ordinary shares in the Company, in the same pro-rata proportions as the shareholding percentages just prior to this loan novation and share issue. The Company issued these shares on June 30, 2021.

Independent Auditor’s Report

Board of Directors

Lanester Investments Limited

St Peter Port, Guernsey

We have audited the accompanying consolidated financial statements of Lanester Investments Limited and its subsidiaries, which comprise the consolidated statements of financial position as of May 4, 2020, December 31, 2019 and January 1, 2019, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lanester Investments Limited and its subsidiaries as of May 4, 2020, December 31, 2019 and January 1, 2019, and the results of their operations and their cash flows for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ BDO LLP

BDO LLP

London, United Kingdom

September 9, 2021

Lanester Investments Limited

Consolidated Statements of Profit or Loss and Other Comprehensive Income

for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019

		For the period from January 1, 2020 through May 4, 2020	For the year ended December 31, 2019
	Note	€ ‘000s	€ ‘000s
Revenue	4	34,829	99,864
Direct and marketing expenses		(19,632)	(56,129)
General and administrative expenses		(6,128)	(20,383)
Depreciation and amortization	5	(333)	(843)

Profit from operations	5	8,736	22,509
Finance expense	6	(112)	(255)

Profit before taxation		8,624	22,254
Income taxation	7	(117)	69

Profit and total comprehensive income for the period		8,507	22,323

The accompanying notes are an integral part of these consolidated financial statements.

Lanester Investments Limited

Consolidated Statements of Financial Position

as at May 4, 2020, December 31, 2019 and January 1, 2019

		As at May 4, 2020	As at December 31, 2019	As at January 1, 2019
	Note	€ ‘000s	€ ‘000s	€ ‘000s
ASSETS
Non-current assets
Intangible assets	8	1,485	1,309	1,018
Property, plant and equipment	9	59	69	112
Right-of-use assets	14	430	456	—
Deferred tax assets	7	689	663	611
Loans receivable	13	14,467	14,467	13,414

		17,130	16,964	15,155
Current assets
Trade and other receivables	10	9,556	8,096	10,191
Income tax receivables		3	—	—
Cash and cash equivalents	13	14,119	11,172	14,032

		23,678	19,268	24,223

TOTAL ASSETS		40,808	36,232	39,378

LIABILITIES
Non-current liabilities
Lease liabilities	14	337	373	—

		337	373	—
Current liabilities
Lease liabilities	14	63	62	—
Interest-bearing loans and borrowings	13	6,281	6,185	5,933
Loan from related party	15	—	11,494	13,444
Trade and other payables	11	8,562	8,935	10,618
Customer liabilities		3,365	2,619	4,416
Provisions	16	16,461	15,826	14,859
Income tax payables		145	—	2,084

		34,877	45,121	51,354

TOTAL LIABILITIES		35,214	45,494	51,354

EQUITY
Share capital	12	1	1	1
Retained profit/(accumulated deficit)		5,593	(9,263)	(11,977)

EQUITY		5,594	(9,262)	(11,976)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		40,808	36,232	39,378

The accompanying notes are an integral part of these consolidated financial statements.

Lanester Investments Limited

Consolidated Statements of Changes in Equity

for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019

	Note	Share capital € ‘000s	Retained profit/ (accumulated deficit) € ‘000s	Total equity € ‘000s
Equity as at January 1, 2019		1	(11,977)	(11,976)
Profit for the year		—	22,323	22,323

Total comprehensive income		—	22,323	22,323
Dividends paid	19		(19,609)	(19,609)

Equity as at December 31, 2019		1	(9,263)	(9,262)
Profit for the period		—	8,507	8,507

Total comprehensive income		—	8,507	8,507
Capital contributions	12.3	—	11,493	11,493
Dividends paid	19	—	(5,144)	(5,144)

Total transactions with owners		—	6,349	6,349

Equity as at May 4, 2020		1	5,593	5,594

The accompanying notes are an integral part of these consolidated financial statements.

Lanester Investments Limited

Consolidated Statements of Cash Flows

for the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019

	Note	For the period from January 1, € ‘000s	For the year ended December 31, 2019 € ‘000s
Cash flows from operating activities
Profit for the period		8,507	22,323
Add back:
Income tax expense/(income)	7	117	(69)
Depreciation of property, plant and equipment	9	10	77
Amortization of intangible assets	8	297	752
Amortization of right-of-use assets	14	26	14
Movement in provisions		635	967
Finance expense		112	255
Unrealized foreign currency loss		241	(338)
Changes in working capital:
(Increase)/decrease in trade and other receivables	10	(1,460)	2,095
Decrease in trade and other payables	11	(373)	(1,683)
Increase/(decrease) in customer liabilities		746	(1,797)

Cash generated from operating activities		8,858	22,596
Corporation tax received/paid		—	(2,068)

Net cash flows generated from operating activities		8,858	20,528

Cash flows from investing activities
Acquisition of intangible assets	8	(473)	(1,043)
Acquisition of property, plant and equipment	9	—	(34)
Issuance of loans receivable	13	—	(1,053)

		(473)	(2,130)

Cash flows from financing activities
Cash paid in interest	13	(10)	(35)
Proceeds from interest-bearing loans and borrowings	15	—	38
Repayment of loan with related party	14	—	(1,950)
Repayment of lease liabilities - interest	14	(6)	(5)
Repayment of lease liabilities - principle	19	(35)	(35)
Dividends paid		(5,144)	(19,609)

Net cash flows used in financing activities		(5,195)	(21,596)

Increase in cash and cash equivalents		3,190	(3,198)
Cash and cash equivalents at beginning of the period		11,172	14,032
Effects of exchange rate fluctuations on cash held		(243)	338

Cash and cash equivalents at end of the period		14,119	11,172

Significant non-cash transactions
Non-cash capital contributions	12.3	11,493	—

The accompanying notes are an integral part of these consolidated financial statements.

Lanester Investments Limited

Notes to Consolidated Financial Statements

1	General information and basis of preparation

General information

Lanester Investments Limited (‘the Company’ or ‘Lanester’) and its subsidiaries (together ‘the Group’) operate a number of interactive gaming services registered in the countries detailed in note 18. These interactive gaming services consist mainly of online casino games of chance.

Lanester Investments Limited is a limited company incorporated under the Companies (Guernsey) Law, 2008 (the ‘Companies Law’) on April 1, 2020. The registered office is located at Kingsway House, Havilland Street, St Peter Port, Guernsey.

The Consolidated Financial Statements of the Group for the period ended May 4, 2020 were authorized for issue in accordance with a resolution of the Board of Directors on September 9, 2021.

Basis of preparation

These Consolidated Financial Statements have been prepared in conformity with International Financial Reporting Standards (‘IFRS’) as issued by the International Accounting Standards Board (‘IASB’).

The accounting principles set out below, unless stated otherwise, have been applied consistently for all periods presented in the Consolidated Financial Statements.

Lanester’s fiscal year ends December 31. All intercompany transactions are eliminated during the preparation of the Consolidated Financial Statements.

On May 4, 2020 Lanester was acquired by Pelion Holdings Limited (‘Pelion’) which itself was deemed to have been acquired by SGHC Limited (‘SGHC’) on April 1, 2020 referred to as the ‘Reorganization Transactions. On May 4, 2020, Pelion Holdings Limited (‘Pelion’) acquired 100% of the outstanding shares of Lanester Investments Limited from Castanea Limited (‘Castanea’) in exchange for cash compensation of € 25.6 million. The Directors have prepared these non-statutory financial statements for inclusion in a Form F-4 to be submitted by the Company’s proposed parent company, Super Group (SGHC) Limited, to the United States Securities and Exchange Commission (‘SEC’). For further discussion of the Reorganization Transaction refer to note 21, subsequent events. The consolidated financial information presented herein is not comparable primarily due to the acquisition of Lanester on May 4, 2020 resulting in financial information for this entity only being presented through to this date.

These financial statements are presented in Euros being the currency of the primary economic environment in which the Group operates.

The Consolidated Financial Statements have been prepared on a historical cost basis, unless otherwise stated. All amounts presented are rounded to the nearest thousand except when otherwise indicated. Due to rounding, differences may arise when individual amounts or percentages are added together.

IFRS 1(‘First Time Adoption of IFRS’)

These financial statements, for the period ended May 4, 2020, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and using the accounting policies the Company expects to adopt in its consolidated financial statements as at and for the year ending December 31, 2020. These accounting policies are disclosed in Note 2 of the Company’s special purpose consolidated financial statements prepared through to the date of acquisition of the Company by Pelion.

Lanester Investments Limited

Notes to Consolidated Financial Statements

1	General information and basis of preparation (continued)

The policies applied in these special purpose consolidated financial statements are based on IFRS as issued by the IASB issued and outstanding as of December 31, 2020.

The Company has elected January 1, 2019 as the date of transition to IFRS (the “Transition Date”). IFRS 1, First-time Adoption of IFRS (“IFRS 1”), has been applied. Lanester has not previously prepared financial statements and therefore no transition reconciliations from previous GAAP are shown. An explanation of how the transition to IFRS has affected the consolidated financial statements is included in note 20.

In accordance with IFRS 1, assets and liabilities were recognized and measured in accordance with those IFRSs required to be applied as at December 31, 2020.

IFRS 1 allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRS. The Group has applied the exemption under Appendix D13 to deem cumulative currency translation differences for all foreign operations to be zero at the transition date, January 1, 2019.

The Group did not use any other of the optional exemptions to full retrospective application of IFRS set out within IFRS 1.

There were no other mandatory elections or optional exemptions with a material impact on the full retrospective application of IFRS set out within IFRS 1, refer to note 20.

2	Accounting policies

The following principal accounting policies have been used consistently in the preparation of these consolidated financial statements.

2.1	Going concern

The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation for at least a period of one year after the date these financial statements are issued, and contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As the Company is an integral part of the operations of its parent group, SGHC Limited and its subsidiaries, SGHC Limited’s directors have assessed the going concern of the parent group in assessing whether it is appropriate to prepare the financial statements of the Company on the basis that it is a going concern.

The coronavirus pandemic (‘COVID-19’) continues to create disruptions to the global economic conditions, financial markets, businesses and the lives of individuals throughout the world. Although many governments still have various levels of measures in place, including quarantines, travel bans, shelter-in-place orders, closures of businesses and schools, fiscal stimuli, and legislation designed to deliver monetary aid and other relief for businesses and individuals impacted by the pandemic, many key markets are seeing a gradual return to normality as effective vaccination plans are being rolled out.

Management is monitoring the potential continuing impacts of COVID-19 on the Group’s operations and have not identified any major operational challenges through the date of issuance of these consolidated financial statements. The Group has not experienced significant negative impacts to its liquidity to date. The Group has assessed the extent to which COVID-19 impacts events after the reporting date and have not identified additional items to disclose as a result. Currently, significant uncertainties exist concerning the magnitude of the impact and duration of the COVID-19 pandemic. As part of the preparation of these consolidated financial statements, management has considered the impact of COVID-19 on the accounting policies and judgments and estimates.

Lanester Investments Limited

Notes to Consolidated Financial Statements

2	Accounting policies (continued)

2.1	Going concern (continued)

The Group has experienced past net losses over the years as its business continues to develop. The Group has recognized net profit after tax of € 8.5 million for the period ended May 4, 2020 (2019: € 22.3 million) and recognized cash flows from operations for the period ended May 4, 2020 of € 8.9 million (2019: € 20.5 million). As of May 4, 2020 current liabilities exceeded current assets by € 2.6 million (2019: € 17.2 million). The Group had cash and cash equivalents of € 14.1 million as at May 4, 2020 (2019: € 11.2 million).

After having reviewed in detail the current trading position, forecasts and prospects of the Group, and the terms of trade in operation with customers and suppliers, management is satisfied that the Group has sufficient resources available to continue in operational existence for the foreseeable future. Based on these factors, management has a reasonable expectation that the Group has and will have adequate resources to continue in operational existence for a period of at least 12 months from September 9, 2020 and therefore have prepared the Consolidated Financial Statements on a going concern basis.

Furthermore, management has disclosed any events occurring after the Consolidated Statement of Financial Position date which may affect the going concern of the Group in note 21 of the financial statements.

2.2	Recent accounting pronouncements

Standards issued not yet applied

The following IFRSs have been issued but have not been applied in these Consolidated Financial Statements. Their adoption is not expected to have a material effect on the Group’s consolidated financial statements.

•	Amendments to IFRS 9, IAS 39 and IFRS 7, IFRS 4 and IFRS 16: Interest Rate Benchmark Reform - Phase 2 (effective date January 1, 2021);

•	Amendments to IAS 37: Onerous contracts - Cost of Fulfilling a Contract (effective date January 1, 2022);

•	Amendments to IAS 16: Property, Plant and Equipment: Proceeds before Intended Use (effective date January 1, 2022);

•	Amendments to IFRS 1, IFRS 9 and IAS 41: Annual Improvements to IFRS Standards 2018 - 2020 (effective date January 1, 2022);

•	Amendments to IFRS 3: Reference to the Conceptual Framework (effective date January 1, 2022);

•	Amendments to IAS 1: Classification of Liabilities as Current or Non-current (effective date January 1, 2023);

•	IFRS 17 Insurance Contracts (effective date 1 January 1, 2023); and

•	Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (effective date to be confirmed).

2.3	Basis of Consolidation

A subsidiary is an entity controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The Group’s Consolidated Financial Statements include the accounts of the Company and its subsidiary undertakings.

Lanester Investments Limited

Notes to Consolidated Financial Statements

2	Accounting policies (continued)

2.3	Basis of Consolidation (continued)

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the Consolidated Financial Statements from the date the Group obtains control until the date the Company ceases to control the subsidiary.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies.

A change in the ownership interest of a subsidiary, without loss of control, is accounted for as an equity transaction.

If the Group loses control over a subsidiary, it derecognizes the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any residual gain or loss is recognized in profit or loss. Any investment retained is recognized at fair value.

2.4	Revenue recognition

The Group generates revenue through income earned from online gaming activities, comprising online casino games. All revenue is recognized net of the fair value of customer incentives and value-added tax (‘VAT’) and goods and services tax (‘GST’) in countries where they are applicable.

Revenues generated from online casino games are classified as derivative financial instruments accounted for in accordance with IFRS 9, ‘Financial Instruments’. These derivatives are initially recognized at fair value, representing the amount staked by the customer adjusted for any customer incentives. They are subsequently remeasured when the transaction price is known and the amount payable is confirmed, at which point the movement is recorded as a gain or loss in the Consolidated Statement of Profit or Loss and Other Comprehensive Income. As such gains and losses arising from similar transactions are offset within revenue.

The Group recognizes revenue transactions at the fair value of the consideration received or receivable at the point the transaction are settled. Any open positions at period end are fair valued with the resulting gain or loss recorded in the Statement of Profit or Loss and Other Comprehensive Income. Customer liabilities related to these timing differences are accounted for as derivative financial instruments, further discussed in note 13.

Online casino revenue represents the net house win adjusted for the fair market value of gains and losses on open betting positions and certain customer incentives.

Software licensing

Revenue also includes software licensing revenues generated by granting the licensee a license of software for use in their business, which is accounted for in accordance with IFRS 15, ‘Revenue from Contracts with Customers,’ by applying the five step model.

The transaction price for software licensing are composed of monthly licensing fees based on a percentage of gross gaming revenue less fraud costs. The gross gaming revenue and fraud costs are variable elements.

Lanester Investments Limited

Notes to Consolidated Financial Statements

2	Accounting policies (continued)

2.4	Revenue recognition (continued)

Software licensing (continued)

Software licensing arrangements allow the contracting partner to use the software for the life of the contract in exchange for a fee which is billed and paid monthly. The customer simultaneously receives and consumes the benefits as an when the services are provided on a monthly basis as the customer has access to the license. The Group recognizes the royalties as revenue for software licensing when (or as) the customer’s subsequent sales occurs, unless that pattern of recognition accelerates revenue recognition ahead of the Group’s satisfaction of the performance obligation to which the sale solely or partially relates.

2.5	Intangible assets

Intangible assets are principally comprised of internally-generated software development costs. All such intangible assets are stated at cost less accumulated amortization and impairment.

Internally-generated software development costs

Research costs are expensed as incurred, and development costs are only recognized as internally-generated software development costs if all recognition criteria according to IAS 38, ‘Intangible Assets,’ are met. Expenses that can be directly allocated to development projects are capitalized provided that:

•	the completion of the intangible asset is technically feasible;

•	the Group has the intention to complete the intangible asset and to use or to sell it;

•	the intangible asset can be sold or used internally;

•	the intangible asset will generate future benefits in terms of new business opportunities, cost savings or economies of scale;

•	sufficient technical and financial resources are available to complete the development and to use or sell the intangible asset; and

•	expenditures can be measured reliably. Direct costs include not only the personnel expenses for the development team, but also the costs for external consultants and developers.

Research and development costs

Research and development costs that are not eligible for capitalization have been expensed in the period incurred totaling € 1.4 million for the period from January 1, 2020 through May 4, 2020 and €3.7 million for the year ended December 31, 2019. These expenses are included in the ‘General and administrative expenses’ line item within the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Amortization and impairment

Amortization is provided at rates calculated to write off the valuation, less estimated residual value, of each asset on a straight-line basis over its expected useful life, as follows:

Intangible Asset	Useful economic life
Internally-generated software development costs	2-3 years

Lanester Investments Limited

Notes to Consolidated Financial Statements

2	Accounting policies (continued)

2.5	Intangible assets (continued)

Amortization and impairment (continued)

The carrying values of definite-life intangible assets are reviewed when there is an indication of impairment. Where the carrying amount of an asset is greater than the recoverable amount, it is written down to its recoverable amount.

2.6	Property plant and equipment

Property, plant and equipment is stated at historical cost less accumulated depreciation and any accumulated impairment losses.

Property plant and equipment	Useful economic life
Leasehold improvements	Over the life of the lease or the useful life of the asset, whichever is shorter
Furniture and fittings	3-5 years straight line
Computer hardware and software	3-5 years straight line

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sale proceeds and the net carrying amount of the asset and is recorded as income or expense in the Consolidated Statement of Profit or Loss and Other Comprehensive Income for the period.

2.7	Taxes

Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Current income taxes relating to items recognized directly in equity are recognized in equity and not in the Consolidated Statement of Profit or Loss and Other Comprehensive Income. Management evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation at each reporting date and establishes provisions where appropriate.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

•

When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Lanester Investments Limited

Notes to Consolidated Financial Statements

2	Accounting policies (continued)

2.7	Taxes (continued)

Deferred tax (continued)

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

•

When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit not taxable profit or loss; and

•

in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax asset and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in Other Comprehensive Income (‘OCI’) or directly in equity.

Tax benefits acquired as part of a business combination, but not satisfying the criteria for separate recognition at that date, are recognized subsequently if new information about facts and circumstances change. The adjustment is either treated as a reduction in goodwill (as long as it does not exceed goodwill) if it was incurred during the measurement period or recognized in profit or loss.

The Group offsets deferred tax assets and deferred tax liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.

2.8	Financial instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Lanester Investments Limited

Notes to Consolidated Financial Statements

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets

Initial recognition and measurement

Financial assets are classified, at initial recognition and are subsequently measured at amortized cost, fair value through OCI, and fair value through profit or loss.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price determined under IFRS 15.

For a financial asset to be classified and measured at amortized cost or fair value through other comprehensive income, it needs to give rise to cash flows that are ‘solely payments of principal and interest (SPPI)’ on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model.

The Group’s business model for managing financial assets refers to how it manages its financial assets to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows while financial assets classified and measured at fair value through OCI are held within a business model with the objective of both holding to collect contractual cash flows and selling.

Subsequent measurement

For purposes of subsequent measurement, financial assets are classified in four categories:

•	financial assets at amortized cost;

•	financial assets at fair value through OCI with recycling cumulative gains and losses;

•	financial assets designated at fair value through OCI with no recycling cumulative gains and losses; and

•	financial assets at fair value through profit or loss.

Financial assets at amortized cost

Financial assets at amortized cost are subsequently measured using the effective interest rate (‘EIR’) method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.

The Group’s financial assets at amortized cost includes:

•	trade receivables and other receivables which include amounts due from payment service providers (i.e. including processor receivables); and

•	loans receivable.

Lanester Investments Limited

Notes to Consolidated Financial Statements

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets (continued)

Financial assets at amortized cost (continued)

For the purpose of the Statement of Cash Flows, cash and cash equivalents comprises of the cash at banks and on hand.

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s Consolidated Statement of Financial Position) when:

•	the rights to receive cash flows from the asset have expired;

•

the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement ; and either;

•	the Group has neither transferred nor retained substantially all the risks and rewards of the asset but has transferred control of the asset; or

•	the Group has transferred substantially all the risks and rewards of the asset.

Impairment of financial assets

The Group recognizes an allowance for expected credit losses (‘ECLs’) for all financial assets not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

There are three approaches to recognizing ECLs, the general, simplified or the purchased or originated credit-impaired approach. The Group applies the simplified approach to the following financial assets:

•	Trade and other receivables that do not contain a significant financing component as required under IFRS 9

•	Trade receivables that result from transactions within the scope of IFRS 15 (i.e. trade receivables relating to software licensing agreements)

The Group measures loss allowances for trade receivables based on the lifetime ECLs and only tracks changes in credit risk at each reporting date. The Group monitors trade and other receivables based on credit risk characteristics and aging of the receivables.

The Group assumes that the credit risk on a financial asset has increased significantly if it is more than a week overdue. The Group considers a financial asset to be in default if the borrower is unlikely to pay its obligations to the Group in full or the financial asset is more than a month overdue.

Presentation of allowance for ECL in the Consolidated Statement of Financial Position

The expected credit loss allowance for each type of financial asset (i.e., trade receivables) is deducted from the gross carrying amount of the assets (i.e. contra-asset). Impairment losses are recorded in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Lanester Investments Limited

Notes to Consolidated Financial Statements

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets (continued)

Financial assets with low risk

The Group applies a low credit risk approach to loans receivable and cash and cash equivalents. The Group uses a 12-month ECL and does not assess whether a significant increase in credit risk has occurred at the reporting date.

Financial assets

Write-off

Write-offs are recognized, when the Group has no reasonable expectations of recovering a financial asset either in its entirety or a portion thereof. The Group always assesses after 365 days whether or not a trade receivable needs to be written off.

Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

All financial liabilities are recognized initially at fair value and in the case of loans and borrowings and payables, net of directly attributable transaction costs.

The Group’s financial liabilities include trade and other payables, interest-bearing loans and borrowings and lease liabilities.

Subsequent measurement

For purposes of subsequent measurement, financial liabilities are classified in two categories:

•	financial liabilities at fair value through profit or loss (i.e. customer liabilities); and

•	financial liabilities at amortized cost.

Financial liabilities at amortized cost

This is the category most relevant to the Group. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or canceled or expires. When an existing financial liability is replaced by another from the same lender on substantially

Lanester Investments Limited

Notes to Consolidated Financial Statements

2	Accounting policies (continued)

2.8	Financial instruments (continued)

Financial assets (continued)

Financial liabilities (continued)

different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income.

2.9	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability; or

•	In the absence of a principal market, in the most advantageous market for the asset or liability.

All assets and liabilities for which fair value is measured or disclosed in the Consolidated Financial Statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

If the inputs used to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The Group recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

2.10	Foreign currencies

Transactions and balances

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.

Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates at the reporting date. Differences arising on settlement or translation of monetary items are recognized in the Statement of Profit or Loss and Other Comprehensive Income.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the date of the initial transactions. Non- monetary items measured at fair value in a foreign currency are translated using exchange rates at the date when the fair value is determined. The gain or loss arising on translation is recognized in the Statement of Profit or Loss and Other Comprehensive Income.

Lanester Investments Limited

Notes to Consolidated Financial Statements

2	Accounting policies (continued)

2.11	Capital management

The Group’s objectives, when managing capital, are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders, and to maintain an optimal capital structure in order to minimize the cost of capital.

If financing is required, management will consider whether debt or equity financing is more appropriate and proceed accordingly.

The capital employed by the Group is composed of equity attributable to the shareholders, as detailed in the Consolidated Statement of Changes in Equity.

2.12	Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of a past event, it is probable than an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. For further details refer to note 16.

2.13	Leases

The Group is a lessee and enters into contracts to lease office property.

Determining whether an arrangement contains a lease

For any new contracts entered into on or after January 1, 2019, the Group considers whether a contract is, or contains a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for both a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an asset, the Group assesses whether the contract meets three key evaluations under IFRS 16, ‘Leases’:

•	the contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Group;

•

the Group has the right to obtain substantially all of the economic benefits from use of the identified asset throughout the period of use, considering its rights within the defined scope of the contract the time the asset is made available to the Group; and

•

the Group has the right to direct the use of the identified asset throughout the period of use. The Group assesses whether it has the right to direct how and for what purpose the asset is used throughout the period of use.

Measurement and recognition of leases as a lessee

Right-of-use asset

At lease commencement date, the Group recognizes a right-of-use asset and lease liability. The right-of-use asset is initially measured at cost, which is made up of the initial measurement of the liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and if applicable an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

Lanester Investments Limited

Notes to Consolidated Financial Statements

2	Accounting policies (continued)

2.13	Leases (continued)

Measurement and recognition of leases as a lessee (continued)

After the commencement date, the Group measures the right-of-use asset applying the cost model under IAS 16, ‘Property, plant and equipment’. The right-of-use of asset is measured at cost less accumulated amortization and accumulated impairment losses and is adjusted for remeasurement of the lease liability. Amortization is calculated on a straight-line basis over the lease term.

At the commencement date, the Group measures the lease liability at the present value of the lease payments (currently only consisting of fixed payments), discounted using the interest rate implicit in the lease, if that rate is readily available, or the incremental borrowing rate. Generally, the Group uses the incremental borrowing rate (‘IBR’) as the discount rate as the rate implicit in the lease is not readily determinable. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use-asset in a similar economic environment.

The Group has elected to adopt the practical expedient and apply a single discount rate to the identified portfolio of leases having similar remaining lease term, similar underlying assets and in a similar economic environment.

The Group determines the lease term beginning with the non-cancelable period including the extension of the lease term for any renewal options that are reasonably certain to be exercised or the term by which an entity will exercise an option to terminate a contract. The Group performs an assessment on a lease-by-lease basis and once they have assessed whether the renewal option or termination option is reasonably certain to exercise will this be included within the lease term.

The Group has elected to apply the practical expedient to combine lease and non-lease components into a single lease component as non-lease components are not material to the Group.

Lease Liabilities

The lease liability is measured at amortized cost using the effective interest rate method. The liability is increased as a result of interest accrued on the balance outstanding and is reduced for lease payments made. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments.

When the lease liability is remeasured, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit and loss if the carrying amount of the right-of-use asset has already been reduced to zero.

On the Consolidated Statement of Financial Position, right-of-use assets and lease liabilities are presented on a separate line.

Short term leases and leases of low value assets

The Group has elected not to recognize right-of-use assets and lease liabilities for leases that are short term. The payments in relation to these leases are recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income on a straight-line basis over the lease term. The Group has not elected to apply the low value asset practical expedient as these items are immaterial.

Lanester Investments Limited

Notes to Consolidated Financial Statements

3	Critical accounting estimates and judgments

The preparation of financial statements under IFRS requires the Group to make estimates and judgments that affect the application of policies and reported amounts. Estimates and judgments are continually evaluated along with other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Included below are the areas that management believe requires estimates, judgments and assumptions which have the most significant effect on the amounts recognized in the financial statements.

Critical judgments

Internally-generated software development costs

Costs relating to internally-generated intangible assets are capitalized if the criteria for recognition as assets are met. The initial capitalization of costs is based on management’s judgment of technological feasibility including the following:

•	the intention to complete the intangible asset;

•	the ability to use the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

•	the availability of adequate resources to complete the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset.

In making this judgment, management considers the progress made in each development project and its latest forecasts for each project. Other expenditure not eligible for capitalization is charged to the Consolidated Statement of Profit or Loss and Other Comprehensive Income in the year in which the expenditure is incurred. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses.

Key accounting estimates

Income Tax

The Group operates in a number of international jurisdictions and as such is subject to a range of different income and other tax regimes with differing and potentially complex legislation. This requires the Group to make judgements on the basis of detailed tax analysis and recognize payables or provisions and disclose contingent liabilities as appropriate.

Management evaluates uncertain positions where the tax judgment is subject to interpretation and remains to be agreed with the relevant tax authority. Provisions for uncertain income tax positions are made using judgment of the most likely tax expected to be paid or the expected value, based on a qualitative assessment of all relevant information. In assessing the appropriate provision for uncertain items, the Group considers progress made in discussions with tax authorities and expert advice on the likely outcome and recent developments in case law, legislation and guidance.

Provisions and contingent liabilities

Legal and regulatory

Given the nature of the legal and regulatory landscape of the industry, from time to time the Group has received notices, communications and legal actions from a small number of regulatory authorities and other

Lanester Investments Limited

Notes to Consolidated Financial Statements

3	Critical accounting estimates and judgments (continued)

Key accounting estimates (continued)

Provisions and contingent liabilities (continued)

parties in respect of its activities. The Group has taken advice as to the manner in which it should respond and the likely outcomes of such matters. For any material ongoing and potential regulatory reviews and legal claims against the Group, an assessment is performed to consider whether an obligation or possible obligation exists and to determine the probability of any potential outflow to determine whether a claim results in the recognition of a provision or disclosure of a contingent liability. The Group has determined that there are currently no legal or regulatory matters for which a possible or probable obligation exists.

Indirect taxes

The Group may be subject to indirect taxation in the form of VAT, withholding tax, duty or similar on transactions which the Group have treated as exempt from such taxes. Where the Group accounts for taxes on revenues in relevant jurisdictions, the method of calculation of such taxes as applied by the Group in determining the relevant tax payable may be challenged by revenue authorities. As such, revenue earned from players located in any particular jurisdiction may give rise to further taxes in that jurisdiction.

The nature of the Group’s international operations can give rise to situations where customers can access to the Group’s websites from jurisdictions where the Group is not registered for indirect taxes, or where the indirect and or withholding tax treatment is uncertain. Where the Group considers that it is probable that indirect taxes or withholding taxes are payable to relevant tax authorities provision is made for the Group’s best estimate of the tax payable. Provisions have been made during 2020 and 2019 related to such indirect taxes of €15.8 million and €16.5 million, respectively (See Note 16).

The Group regularly reviews the judgements made in order to assess the need for provisions and disclosures in its financial statements. To the extent that the final outcome of such matters differs to management’s assessment at any reporting dates, such differences may impact the financial results or contingent liabilities disclosed in the period in which such determination is made. Further details can be found in note 16 to the financial statements.

4	Revenue

The Group has disaggregated revenue into various categories in the following table which is intended to depict the nature, amount, timing and uncertainty of revenue and cash flows by the economic date:

	For the period
	from January 1, 2020 through May 4, 2020	For the year ended December 31, 2019
	€ ‘000s	€ ‘000s
Revenue by type
Online casino[1]	32,635	94,301
Software licensing[2]	2,194	5,563

Total	34,829	99,864

[1]	Online casino revenue is treated as a derivative under IFRS 9 ‘Financial Instruments’ and is therefore out of scope of IFRS 15 ‘Revenue from Contracts with Customers’.
[2]	Software licensing revenues are within the scope of IFRS 15 ‘Revenue from Contracts with Customers’.

Lanester Investments Limited

Notes to Consolidated Financial Statements

4	Revenue (continued)

Geographical Information

The Group’s performance can also be reviewed by considering the geographical markets and geographical locations within which the Group operates. Revenue is analyzed as following:

	For the period
	from January 1, 2020 through May 4, 2020	For the year ended December 31, 2019
	€ ‘000s	€ ‘000s
Africa and Middle East	3,324	8,041
Asia and Pacific	4,838	12,902
Europe	9,545	31,571
North America	16,172	43,830
South/Latin America	950	3,520

Total	34,829	99,864

5	Profit from operations

		For the period from January 1, 2020 through May 4, 2020	For the year ended December 31, 2019
	Note	€ ‘000s	€ ‘000s
Profit from operations is derived at after charging the following:
Amortization of intangible assets	8	297	752
Depreciation of property, plant and equipment	9	10	77
Amortization of right-of-use of assets	14	26	14
Foreign exchange losses		846	2,015

Direct and marketing expenses as disclosed on the Consolidated Statements of Profit or Loss and Other Comprehensive Income includes the Group’s cost of revenues. Cost of revenues includes gaming tax, license costs, processing costs, fraud costs and royalties with amount to €14.6 million (2019: €41.4 million).

6	Financing

	For the period from January 1,	For the year
	2020 through May 4, 2020	ended December 31, 2019
	€ ‘000s	€ ‘000s
Finance Costs:
Interest on loans and borrowings	96	214
Interest on lease liabilities	6	5
Other interest	10	35

	112	255

Lanester Investments Limited

Notes to Consolidated Financial Statements

7	Income tax

	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
The following income taxes are recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income:

Current tax expense:
Current period	—	—
Changes in estimates related to prior periods	143	—

Deferred tax expense:
Original and reversal of temporary differences	(26)	(69)

Expense/(income) reported in the Consolidated Statement of Profit or Loss and Other Comprehensive Income	117	(69)

	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
The applicable tax rate for the effective tax reconciliation is taken from the Company’s domestic tax rate at 0% (2019:0%).

Profit before taxation	8,624	22,254
At Lanester’s statutory tax rate	—	—
Rate differential between local and Group rates	117	(69)

Expense/(income) reported in the Consolidated Statement of Profit or Loss and Other Comprehensive Income	117	(69)

	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
The deferred tax assets relate to the following items:

Trade and other payables	689	663

Net deferred tax asset	689	663

	As at May 4, 2020 € ‘000s	As at December 31, 2019 € ‘000s	As at January 1, 2019 € ‘000s
Reflected in the Consolidated Statement of Financial Position as follows:
Deferred tax assets	689	663	611
Deferred tax liabilities	—	—	—

Net deferred tax asset	689	663	611

Lanester Investments Limited

Notes to Consolidated Financial Statements

7	Income tax (continued)

¹	The Group has tax losses that arose in Digimedia Limited of € 0.3m (2019: € 0.2m) that are available for offsetting against future taxable profits of the companies in which the losses arose.

Deferred tax assets have not been recognized in respect of these losses as they may not be used to offset taxable profits elsewhere in the Group, they have arisen in subsidiaries that have been loss-making for some time, and there are no other tax planning opportunities or other evidence of recoverability in the near future. If the Group were able to recognize all unrecognized deferred tax assets, the profit would increase by € 0.01m (2019: € 0.01m).

8	Intangible assets

	Internally- generated software development costs	Total
	€ ‘000s	€ ‘000s
Cost
At January 1, 2019	1,265	1,265
Additions	1,043	1,043

At December 31, 2019	2,308	2,308
Additions	473	473

At May 4, 2020	2,781	2,781

Accumulated amortization and impairment
At January 1, 2019	247	247
Amortization charge for the period	752	752

At December 31, 2019	999	999
Amortization charge for the period	297	297

At May 4, 2020	1,296	1,296

Net book value
At January 1, 2019	1,018	1,018
At December 31, 2019	1,309	1,309
At May 4, 2020	1,485	1,485

Lanester Investments Limited

Notes to Consolidated Financial Statements

9	Property, plant and equipment

	Leasehold improvements € ‘000s	Furniture and fittings € ‘000s	Computer hardware € ‘000s	Total € ‘000s
Cost
At January 1, 2019	248	222	46	516
Additions	34	—	—	34

At December 31, 2019	282	222	46	550

At May 4, 2020	282	222	46	550

Accumulated depreciation
At January 1, 2019	166	213	25	404
Depreciation	63	8	6	77

At December 31, 2019	229	221	31	481
Depreciation	7	1	2	10

At May 4, 2020	236	222	33	491

Net book value
At January 1, 2019	82	9	21	112
At December 31, 2019	53	1	15	69
At May 4, 2020	46	—	13	59

10	Trade and other receivables

	As at May 4, 2020 € ‘000s	As at December 31, 2019 € ‘000s	As at January 1, 2019 € ‘000s
Processor receivables	3,789	2,679	4,626
Trade receivables	5,417	5,024	5,394
Other taxation and social security	223	182	41
Prepayments	127	211	130

	9,556	8,096	10,191

Processor receivables are balances due from Payment Service Providers (‘PSPs’). The Group considers these PSPs as financial institutions that have high creditability in the market and strong payment profiles.

Management considers that the carrying amount of trade and other receivables approximates their fair value. The expected credit losses calculated under IFRS 9 for trade and other receivables are considered by management to be immaterial.

11	Trade and other payables

	As at May 4, 2020 € ‘000s	As at December 31, 2019 € ‘000s	As at January 1, 2019 € ‘000s
Trade payables	7,375	8,200	9,384
Accruals	1,187	735	1,234

	8,562	8,935	10,618

Management considers that the carrying amount of trade and other payables approximates to their fair value.

Lanester Investments Limited

Notes to Consolidated Financial Statements

11	Trade and other payables (continued)

All amounts included in trade and other payables are repayable on demand, non-interest bearing and are not secured on the assets of the Group.

12	Equity

	Shares Authorized	Shares Authorized
	Number	€ ‘000s
Ordinary shares authorized as at January 1, 2019	50,000	37
Additional shares authorized during the year	—	—

Ordinary shares authorized as at December 31, 2019	50,000	37
Additional shares authorized during the period	—	—

Ordinary shares authorized as at May 4, 2020	50,000	37

	Shares Issued	Shares Issued
	Number	€ ‘000s
Ordinary shares issued and fully paid as at January 1, 2019	1,100	1
Issued during the year	—	—

Ordinary shares issued and fully paid as at December 31, 2019	1,100	1
Issued during the period	—	—

Ordinary shares issued and fully paid as at May 4, 2020	1,100	1

12.1	Share Capital

As of May 4, 2020, the ordinary share capital amounted to €1,100 (2019: €1,100), consisting of 1,100 registered ordinary shares with no par value (2019: 1,100 with a par value of $1). The ordinary share capital is fully paid.

12.2	Control

For the period from January 1, 2020 through May 4, 2020 and for the year ended December 31, 2019 the ultimate parent of Lanester was Castanea Limited. Please refer to note 1 for changes to the ultimate parent on May 4, 2020.

12.3	Transactions with owners

Included in Retained Earnings is an amount of €11.5 million relating to the loan forgiveness granted to Tailby (subsidiary of Lanester) for an amount owing to its previous group company. This resulted in a derecognition of the loan. This is considered a transaction with owners as it is treated as a contribution by Castanea Limited to Tailby Limited. This is recognized within equity.

13	Financial instruments - fair values and risk management

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price the Group would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market

Lanester Investments Limited

Notes to Consolidated Financial Statements

13	Financial instruments - fair values and risk management (continued)

participant at the measurement date. In the absence of active markets for identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Fair values

Fair values versus carrying amounts

The following are the fair values and carrying amounts of financial assets and liabilities carried at amortized cost in the Consolidated Statement of Financial Position:

	As at May 4, 2020		As at December 31, 2019		As at January 1, 2019
	Carrying amount	Fair value	Carrying amount	Fair value	Carrying amount	Fair value
Assets	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s
Loans receivable	14,467	14,467	14,467	14,467	13,414	13,414
Trade and other receivables	9,206	9,206	7,703	7,703	10,020	10,020
Cash and cash equivalents	14,119	14,119	11,172	11,172	14,032	14,032

Total	37,792	37,792	33,342	33,342	37,466	37,466

Liabilities
Trade and other payables	8,562	8,562	8,935	8,935	10,618	10,618
Lease liabilities	400	400	435	435	—	—
Interest-bearing loans and borrowings	6,281	6,281	6,185	6,185	5,933	5,933
Customer liabilities (at fair value through profit / loss)	3,365	3,365	2,619	2,619	4,416	4,416

Total	18,608	18,608	18,174	18,174	20,967	20,967

Net	19,184	19,184	15,168	15,168	16,499	16,499

Fair value hierarchy

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure the fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: inputs other than quoted prices included within level 1 that are observable for the asset or liability either directly (i.e. as process) or indirectly (i.e. derived from prices); and

•	Level 3: inputs for the asset or liability that are not based on observable market data (i.e. unobservable inputs).

Basis for determining fair values

The following are the significant methods and assumptions used to estimate the fair values in the financial instruments above.

Lanester Investments Limited

Notes to Consolidated Financial Statements

13	Financial instruments - fair values and risk management (continued)

Financial instruments carried at amortized cost

Loans receivable (Level 2)

The fair value of loans receivable is estimated using the present value of future cash flows discounted at the market rate of interest at the reporting date.

Cash and cash equivalents (Level 2)

The fair value of cash and cash equivalents is based on the nominal value of the relevant cash balances, as all are held at variable interest rates.

Trade and other payables (Level 2)

The fair value of trade and other payables is estimated using the present value of future cash flows discounted at the market rate of interest at the reporting date.

Lease liabilities (Level 2)

The fair value of lease liabilities is estimated using the present value of future cash flows discounted at the incremental borrowing rate at the lease commencement date.

Interest-bearing loans and borrowings (Level 2)

The fair value of borrowings is estimated using the present value of future cash flows discounted at the market rate of interest at the reporting date.

Derivative financial instruments (Level 3)

Customer liabilities are fair valued as at year end to reflect the movement in the odds between the date the bet was placed and the odds as at year end.

Interest-bearing loans and borrowings

	As at May 4, 2020	As at December 31, 2019	As at January 1, 2019
	€ ‘000s	€ ‘000s	€ ‘000s
Current interest-bearing loans and borrowings
Financial institution loans (EUR 3-month LIBOR plus 5%)	6,243	6,147	5,933
Other loans (EUR 0%)	38	38	—

Total current interest-bearing loans and borrowings	6,281	6,185	5,933

The Group did not have any non-current interest-bearing loans and borrowings as at May 4, 2020, December 31, 2019 or January 1, 2019.

Lanester Investments Limited

Notes to Consolidated Financial Statements

13	Financial instruments - fair values and risk management (continued)

Financial instruments carried at amortized cost (continued)

Analysis of loans for the period ended May 04, 2020

Facility	Maturity	Interest rate	Currency	Facility amount € ‘000s
Financial institution	On demand	3-month LIBOR plus 5%	EUR	€17,500
Other loans	On demand	0%	EUR	Unspecified

Financial risk management

The Group’s activities expose it to a variety of financial risks, namely, market risk, liquidity risk and credit risk. The Group’s senior management overseas the management of these risks. The Group’s senior management ensures that the Group’s financial risk activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Group’s policies and risk objectives. The Group reviews and agrees on policies for managing each of these risks with are described below.

Market risk

Market risk relates to the risk that changes in prices, foreign currency exchange rates and interest rates, which will impact the Group’s income or the value of its financial instruments. Senior management has the function of managing and controlling the Group’s exposure to market risk to within acceptable limits, while at the same time, ensuring that returns are optimized.

The management of market risk is performed under the supervision of senior management and according to the guidance approved by them.

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure that; as far as possible, it will have sufficient liquidity to meet its liabilities when they become due.

Cash flow forecasting is performed in the operating entities of the Group on a monthly basis and then aggregated by Group Finance which closely monitors the actual status per company and the rolling forecast of the Group’s liquidity.

Lanester Investments Limited

Notes to Consolidated Financial Statements

13	Financial instruments - fair values and risk management (continued)

Liquidity risk (continued)

The following table shows the cash flows for financial liabilities:

	Carrying amount	Contractual Cash flow	Less than 1 year	1-2 years	3-5 years
At May 4, 2020	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s
Trade payables	7,375	7,375	7,375	—	—
Accruals	1,187	1,187	1,187	—	—
Customer liabilities	3,365	3,365	3,365	—	—
Lease liabilities	400	455	81	374	—
Interest-bearing loans and borrowings - principal	6,185	6,185	6,185	—	—
Interest-bearing loans and borrowings - interest	96	96	96	—	—

	18,608	18,663	18,289	374	—

At December 31, 2019

Trade payables	8,200	8,200	8,200	—	—
Accruals	735	735	735	—	—
Customer liabilities	2,619	2,619	2,619	—	—
Loan from related party	11,494	11,494	11,494	—	—
Lease liabilities	435	496	81	415	—
Interest-bearing loans and borrowings - principal	5,971	5,971	5,971	—	—
Interest-bearing loans and borrowings - interest	214	214	214	—	—

	29,669	29,730	29,315	415	—

At January 1, 2019

Trade payables	9,384	9,384	9,384	—	—
Accruals	1,234	1,234	1,234	—	—
Customer liabilities	4,416	4,416	4,416	—	—
Loan from related party	13,444	13,444	13,444	—	—
Lease liabilities	—	—	—	—	—
Interest-bearing loans and borrowings - principal	4,646	4,646	4,646	—	—
Interest-bearing loans and borrowings - interest	1,287	1,287	1,287	—	—

	34,411	34,411	34,411	—	—

Changes in liabilities arising from financing activities

	Interest-bearing	Lease
	bank loans	liabilities	Total
At January 1, 2019	5,933	—	5,933

Cash movement	38	(40)	(2)
New leases	—	470	470
Interest	214	5	219

At December 31, 2019	6,185	435	6,620

Cash movement	—	(41)	(41)
Interest	96	6	102

At December 31, 2020	6,281	400	6,681

Lanester Investments Limited

Notes to Consolidated Financial Statements

13	Financial instruments - fair values and risk management (continued)

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Credit risk also arises where loans receivable and cash and cash equivalents are deposited with banks or financial institutions. It is the Group’s policy to deposit funds only with reputable institutions, and to keep the position under review. Management do not consider there to be a concentration of credit risk within the Group as the amounts receivable at year end are spread over a number of third party suppliers across multiple locations.

The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for trade and other receivables that do not contain a significant financing component and those that are recognized under IFRS 15.

The Group’s online casino business are predominantly cash businesses where there is a requirement for the customer to pay in advance of entering into a transaction. These payments are collected through payment service providers. The Group does not grant credit to customers.

The Group considers these PSPs as financial institutions that have high credibility in the market and strong payment profiles.

The Group monitors trade and other receivables based on credit risk characteristics and aging of the receivables.

This is accomplished through weekly cash flow meetings where inflows from PSPs are reviewed, and on a monthly basis a ‘PSP ageing report’ is assessed. This enables management to identify any settlements outstanding for more than a month and will then be raised for consideration of write offs. Management also considers current and forward-looking information based on publicly available information affecting the ability of the debtors to settle the receivables, for example, news of a PSP declaring bankruptcy, experiencing fraud or financial difficulties, etc. Historically, write offs have been rare and immaterial, with the exception of specific one-off events.

The Group considers the expected credit loss calculated under IFRS 9 for trade and other receivables, and any write offs to be immaterial. In relation to regulatory deposits, cash and cash equivalents and loans receivable credit risk is low and any required provision would be non-existent or immaterial.

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in exchange rates. Foreign exchange risk arises from future commercial transactions and recognized financial assets and liabilities. Exchange rates are monitored by Group Finance on a monthly basis to ensure that adequate measures are taken if fluctuations increase.

Lanester Investments Limited

Notes to Consolidated Financial Statements

13	Financial instruments - fair values and risk management (continued)

Foreign currency risk (continued)

Effect of a quantitative change of foreign currency exchange rates of the Euro against the exposed currencies on the Group’s monetary financial assets and liabilities:

	Effect on profit before tax as at May 4,	Effect on profit before tax as at December 31,
	2020 € ‘000s	2019 € ‘000s
€ exchange rate + 10%	(1,060)	(772)
€ exchange rate + 5%	(530)	(386)
€ exchange rate - 5%	530	386
€ exchange rate - 10%	1,060	772

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of change in market interest rates. The Group is mainly exposed to borrowings interest rate risk. The interest rate on borrowings is based on variable interest rates.

For the interest-bearing loans and borrowings, the foreseeable interest expenses for 2021 will be € 405 580, based on a 3-month LIBOR at least 1.5% interest plus a margin of 500 base points (determined by the loan agreements in place). A theoretical increase of 100 base points (one percentage point) above 1.5% increases the interest expenditure for 12 months by € 62 435.

The Group monitors its treasury at least monthly and seeks to obtain a commercial rate of return from AA or above rated institutions whilst not impacting on cash flow.

14	Leases

The Group is a lessee and enters into contracts to lease office property.

Lease contracts have fixed payments and are either non-cancellable or may only be cancelled by incurring a substantive termination fee. The Group is prohibited from selling or pledging the underlying leased assets as security. The Group includes renewal options as part of the lease term when these are reasonably certain.

The Group has no material short term or low value asset leases.

Right-of-use assets

On January 1, 2019 the Group adopted IFRS 16, ‘Leases’, using the modified retrospective method of adoption. The reclassifications and the adjustments arising from the new leasing rules are recognized in the opening Consolidated Statement of Financial Position on January 1, 2019.

Lanester Investments Limited

Notes to Consolidated Financial Statements

14	Leases (continued)

Right-of-use assets (continued)

The associated right-of-use assets for property leases were measured on a modified retrospective basis with the right-of-use assets being measured at the amounts equal to the lease liability.

Leasehold
property
€ ‘000s
At January 1, 2019	—
Additions	470
Amortization	(14)

At December 31, 2019	456
Amortization	(26)

At May 4, 2020	430

Lease liabilities

On adoption of IFRS 16 ‘Leases’, the Group recognized lease liabilities in relation to leases which had previously been classified as operating leases under the principles of IAS 17 ‘Leases’. These liabilities were measured at the present value of the remaining lease payments.

The recognized lease liability is as shown:

Leasehold
property
€ ‘000s
At January 1, 2019	—
Additions	470
Interest expense	5
Lease payments	(40)

At December 31, 2019	435
Interest expense	6
Lease payments	(41)

At May 4, 2020	400

Lanester Investments Limited

Notes to Consolidated Financial Statements

14	Leases (continued)

Lease liabilities (continued)

Maturity analysis - contractual undiscounted cash flows

	As at May 4, 2020 € ‘000s	As at December 31, 2019 € ‘000s
Less than one year	81	81
One to five years	374	415

Total undiscounted lease liabilities	455	496

Lease liabilities included in the Consolidated Statement of Financial Position
Current	63	62
Non-current	337	373

	400	435

	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
Amounts recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income
Interest on lease liabilities	6	5
Amortization on right-of-use assets	26	14

	32	19

Amounts recognized in the Consolidated Statement of Cash Flows
Interest on lease liabilities	6	5
Amortization on right-of-use assets	35	35

Total cash outflow for leases	41	40

Lanester Investments Limited

Notes to Consolidated Financial Statements

15	Related party transactions

The Group entered into transactions, in the ordinary course of business, with other related parties. Transactions entered into and balances outstanding at are as follows:

	As at May 4, 2020 € ‘000s	As at December 31, 2019 € ‘000s	As at January 1, 2019 € ‘000s
Balances due from related parties:
Castanea Limited (previous Group holding company)	8,609	8,609	7,503
This loan is unsecured, interest-free and repayable on demand.
Balances due to related parties:
Torgis Holdings Limited (wholly owned subsidiary of Castanea Limited)	—	11,494	13,444

As discussed in note 12.3, Transactions with owners, loan forgiveness was granted to Tailby (a subsidiary of Lanester) for a € 11.5 million non-interest bearing related party loan which was repayable on demand. This was treated as a contribution and recognized within equity.

Remuneration of key management personnel

The remuneration of the directors, who are the key management personnel of the Group, is set out below in aggregate for each of the categories specified in IAS 24, ‘Related Party Disclosures’.

	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
Short-term employee benefits	7	16

	7	16

Key management personnel services were also provided by Whitfield Management Limited and Digital Outsource Services Proprietary Limited. Amounts paid to Whitfield Management Limited for these services for the period ended May 4, 2020 amounted to € 0.1 million (2019: € 0.2 million). Of the total fees paid to Digital Outsource Services Proprietary Limited for the period ended May 4, 2020 amounting to € 4.3 million (2019: € 11.5 million) fees for the key management personnel services amounted to € 0.1 million (2019: € 0.2 million).

16	Provisions

	For the period from January 1, 2020 through May 4, 2020 € ‘000s	For the year ended December 31, 2019 € ‘000s
As at the beginning of the year	15,826	14,859
Provided in the year	635	967

As at the end of the year	16,461	15,826

Lanester Investments Limited

Notes to Consolidated Financial Statements

16	Provisions (continued)

Withholding, indirect and gaming taxes

The Group is subject to withholding, indirect and gaming taxes in the jurisdictions in which it operates. The Group records provisions for taxes in certain jurisdictions where the interpretation of tax legislation is uncertain or where the Group continues to challenge the interpretations and the likelihood of tax being payable is considered probable.

The Group makes provisions for these matters based on the best estimate based on the individual facts and circumstances. Assessments made rely on advice from legal counsel and management’s assessment of judgments reached on cases in similar jurisdictions, as well as estimates and assumptions which may involve a series of complex judgements about future events. To the extent that the final outcome of these matters is different than the amounts recorded, such differences may impact the Group’s financial results in the period in which such determination is made.

17	Commitments and contingencies

Withholding, indirect and gaming taxes

As reflected in the critical judgments disclosures in note 3, the Group reviews tax developments at each reporting date to determine if a provision should be recorded or a contingency disclosed. The Group assesses its tax liabilities taking into account current (and enacted but not yet implemented) tax law in conjunction with advice received from professional advisers and/or legal counsel. Management have assessed that the financial effect of such contingencies are probable but cannot be reliably measured due to considerable uncertainty regarding amount and/or timing.

Legal contingencies

The business is party to pending litigation in various jurisdictions and with various plaintiffs in the normal course of business. The Group takes legal advice as to the likelihood of success of claims and counterclaims. No provision is made where, due to inherent uncertainties, no accurate quantification of any cost, or timing of such cost, which may arising from any of the legal proceedings can be determined.

18	Subsidiaries

Details of the Group’s principal subsidiaries as at May 4, 2020 are set out below:

Name	% Equity Interest	Country of incorporation	Nature of business
Seabrook Limited	100%	Gibraltar	Processing company
Alphamedia Limited	100%	Malta	Remote Gaming Services
Digimedia Limited	100%	Malta	Remote Gaming Services
Tailby Limited	100%	Belize	IP Holder
Akova Holdings Limited	100%	Canada	IP Holder
Digimedia (Alderney) Limited	100%	Alderney	Remote Gaming Services
Zuzka Limited	100%	BVI	Dormant entity

Lanester Investments Limited

Notes to Consolidated Financial Statements

19	Dividends paid

	For the period
	from January 1,	For the year
	2020 through May 4, 2020	ended December 31, 2019
	€ ‘000s	€ ‘000s
Cash dividends on ordinary shares declared and paid:
Final dividend	5,144	19,609

	5,144	19,609

	€ ‘s	€ ‘s
Dividend per share	4.68	17.83

20	First time adoption of IFRS

These are the Company’s first financial statements prepared under IFRS.

The Accounting policies set out in note 3 have been consistently applied in preparing the Consolidated Financial Statements for the period ended May 4, 2020, the comparative information presented for the year ended December 31, 2019 and in the presentation of the opening IFRS balance sheet as of January 1, 2019 (the Company’s date of transition to IFRS).

In preparing its opening IFRS balance sheet, the Company has not provided any reconciliation to IFRS as required by IFRS 1 as a consequence of adopting IFRS, as these are the Company’s first consolidated financial statements presented and the Company has not previously presented any financial statements, as discussed in note 1. A quantitative explanation of the conversion to IFRS is not considered meaningful and consequently no reconciliation to such information has been presented.

Set out below are the applicable mandatory exceptions and optional exemption elections in IFRS 1 applied in preparing the Company’s first financial statements under IFRS.

The applicable mandatory exceptions for IFRS 1 applied are as follows:

•

Estimates: An entity’s estimates in accordance with IFRS at the date of transition shall be consistent with estimates made for the same date in accordance with its previous assertions made for its internal financial information purposes, unless this is objective evidence that those estimates were in error. The Group has considered such information about historic estimates and has treated the receipt any such information in the same was as non-adjusting events after the reporting period thus ensuring IFRS estimates as at January 1, 2019 are consistent with the estimates as at the same date made previously.

•

Derecognition of financial assets and liabilities: The group has applied the derecognition requirements of IFRS 9, as outlined in note 3.9, prospectively for transactions on or after the date of transition to IFRSs and did not apply them retrospectively to transactions occurring before that date. The Group did not consider the impact of this mandatory exemption to be material.

•

Classification and measurement of financial instruments: The Group assessed whether its financial instruments met the conditions of being measured at amortized cost or fair value through other comprehensive income on the basis of the facts and circumstances existing at the date of transition to IFRSs and applied any resulting classifications retrospectively. The Group did not consider the impact of this mandatory exemption to be material.

Lanester Investments Limited

Notes to Consolidated Financial Statements

20	First time adoption of IFRS (continued)

•

Impairment of financial instruments: The Group performed an assessment of impairment of financial instruments as at the date of transition to IFRSs and determined there were no material impairments of financial instruments as of that date, nor as at December 31, 2019 or May 4, 2020.

The Group has assessed all other compulsory exceptions of IFRS 1 to not be relevant to the Group.

The Group has assessed all optional exemptions from IFRS and has either elected not to take the exemption or determined it to not be relevant to the Group.

21	Subsequent Events

Company acquisition

On May 4, 2020, the directors completed the sale of all of the issued and outstanding ordinary shares of the Company, which were sold to Pelion in exchange for €25.6 million in cash, which is to be transferred by no later than 24 months after the completion of the sale.

On October 7, 2020, all of the outstanding shares of Pelion were acquired by SGHC Limited (‘SGHC’) through a share transaction whereby the owners of Pelion exchanged their ownership interest for ownership interest of SGHC Limited. As the shareholder ownership percentages of Pelion and SGHC were identical prior to and immediately after the October 7, 2020 reorganization transaction it was accounted for in a manner similar to a transaction between entities under common control. Therefore Lanester was deemed to be acquired from an accounting perspective as of May 4, 2020, as the date from which the ownership of Pelion and SGHC first aligned.

Repayment of loans receivable

Loans receivable to the value of €9 million out of the €14.5 million as at May 4, 2020 have been settled.

Repayment of loans payable

The total loans payable balance of €6.3 million as at May 4, 2020 have been settled.

SGHC Limited

Interim Condensed Consolidated Statements of Profit or Loss

and Other Comprehensive Income for the six months ended June 30, 2021 and 2020

		For the six months ended
	Note	June 30, 2021 Unaudited € ‘000s	June 30, 2020 Unaudited € ‘000s
Revenue	6	667,010	393,085
Direct and marketing expenses	7	(443,065)	(274,476)
General and administrative expenses		(79,060)	(52,862)
Depreciation and amortization expense		(41,981)	(25,123)

Profit from operations		102,904	40,624
Finance income		688	18
Finance expense	8	(5,755)	(5,012)
Gain on bargain purchase	5	10,661	17,487

Profit before taxation		108,498	53,117
Income tax (expense)/benefit	9	(6,011)	1,253

Profit for the period		102,487	54,370
Other comprehensive income
Items that may be reclassified subsequently to profit or loss
Foreign currency translation adjustment		(171)	668

Other comprehensive (loss)/income for the period		(171)	668

Total comprehensive income for the period		102,316	55,038

Weighted average shares outstanding, basic and diluted	10	54,117,893	54,275,253
Earnings per share, basic and diluted	10	1.89	1.00

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

SGHC Limited

Interim Condensed Consolidated Statements of Financial Position

as at June 30, 2021 and December 31, 2020

	Note	June 30, 2021 Unaudited € ‘000s	December 31, 2020 € ‘000s
ASSETS
Non-current assets
Intangible assets	11	191,570	198,794
Goodwill	11	24,560	18,843
Property, plant and equipment		7,172	4,643
Right-of-use assets		11,163	8,956
Deferred tax assets		18,354	13,734
Regulatory deposits		8,551	2,901
Loans receivable		15,357	39,804
Financial assets	13	848	—

		277,575	287,675
Current assets
Restricted cash		21,252	12,093
Trade and other receivables		104,221	108,845
Income tax receivables		13,917	3,999
Cash and cash equivalents		271,826	138,540

		411,216	263,477

TOTAL ASSETS		688,791	551,152

LIABILITIES
Non-current liabilities
Lease liabilities		6,976	6,754
Deferred tax liability		15,211	9,211
Interest-bearing loans and borrowings		—	27,001

		22,187	42,966
Current liabilities
Lease liabilities		2,988	2,318
Deferred consideration		—	2,089
Interest-bearing loans and borrowings		4,259	183,722
Trade and other payables		148,463	143,309
Customer liabilities		49,043	43,709
Provisions	16	47,661	45,766
Income tax payables		31,975	16,399

		284,389	437,312

TOTAL LIABILITIES		306,576	480,278

EQUITY
Issued capital	12	270,247	61,222
Foreign exchange reserve		(1,449)	(1,278)
Retained profit		113,417	10,930

EQUITY		382,215	70,874

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		688,791	551,152

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

SGHC Limited

Interim Condensed Consolidated Statements of Changes in Equity

for the six months ended June 30, 2021 and 2020

	Note	Issued capital € ‘000s	Foreign exchange reserve € ‘000s	Retained profit/ (accumulated deficit) € ‘000s	Total equity/(deficit) € ‘000s
Equity as at January 1, 2020		55,001	(890)	(128,287)	(74,176)
Profit for the period		—	—	54,370	54,370
Other comprehensive profit for the period		—	668	—	668

Total comprehensive income		—	668	54,370	55,038
Issue of share capital	12.1	6,221	—	—	6,221

Total transactions with owners		6,221	—	—	61,259

Equity as at June 30, 2020 (Unaudited)		61,222	(222)	(73,917)	(12,917)

Equity as at January 1, 2021		61,222	(1,278)	10,930	70,874
Profit for the period		—	—	102,487	102,487
Other comprehensive loss for the period		—	(171)	—	(171)

Total comprehensive income		—	(171)	102,487	102,316
Issue of share capital	12.1	16,716	—	—	16,716
Shares issued to extinguish loans	12.1	203,040	—	—	203,040
Shares repurchased	12.1	(10,731)	—	—	(10,731)

Total transactions with owners		209,025	—	—	209,025

Equity as at June 30, 2021 (Unaudited)		270,247	(1,449)	113,417	382,215

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

SGHC Limited

Interim Condensed Consolidated Statements of Cash Flows

for the six months ended June 30, 2021 and 2020

		For the six months ended
	Note	June 30, 2021 Unaudited € ‘000s	June 30, 2020 Unaudited € ‘000s
Cash flows generated from operating activities
Profit for the period		102,487	54,370
Addback:
Income tax expense/(benefit)		6,011	(1,253)
Loss on disposal of assets		(3,093)	—
Depreciation of property, plant and equipment		1,398	1,097
Gain on bargain purchase	5	(10,661)	(17,487)
Amortization of intangible assets	11	39,360	23,054
Amortization of right-of-use assets		1,223	972
Increase in provisions		1,895	(8,532)
Finance income		(688)	(18)
Finance expense	8	5,755	5,012
Unrealized foreign currency (gain)/loss		(526)	156
Changes in working capital:
Decrease in trade and other receivables		29,210	14,650
Decrease in trade and other payables		(26,733)	(24,030)
Increase in customer liabilities		3,335	13,881
(Increase)/decrease in restricted cash		(9,087)	11,296
Decrease in provisions		—	(13,556)

Cash generated from operating activities		139,886	59,612
Corporation tax paid		(9,746)	(3,640)

Net cash flows generated from operating activities		130,140	55,972

Cash flows generated from investing activities
Cash received in interest		464	18
Acquisition of intangible assets		—	(411)
Acquisition of property, plant and equipment		(1,334)	(686)
Acquisition of businesses, net of cash acquired		5,151	14,118
Acquisition of investments		(848)	—
Issuance of loans receivable		(25)	(11,383)
Receipts from loans receivable		34,449	4,900
Cash used in regulatory deposits		(5,650)	(27)

Net cash flows generated from investing activities		32,207	6,529

Cash flows generated from financing activities
Shares issued	12.1	3,570	6,220
Share repurchase	12.1	(10,731)	—
Proceeds from interest-bearing loans and borrowings		—	7,257
Repayment of interest-bearing loans and borrowings		(16,815)	—
Repayment of lease liabilities - interest		(205)	(330)
Repayment of lease liabilities - principal		(2,566)	(911)
Cash paid for deferred consideration		(2,089)	(26,681)

Net cash flows used in financing activities		(28,836)	(14,445)

Increase in cash and cash equivalents		133,511	48,056
Cash and cash equivalents at beginning of the period		138,540	74,366
Effects of exchange rate fluctuations on cash held		(225)	510

Cash and cash equivalents at end of the period		271,826	122,932

Significant non-cash transactions
Non-cash capital contribution for the exchange of debt	12.1	203,040	—
Non-cash issuance of shares to vendors for the acquisition of Raging River	12.1	13,149	—

		216,189	—

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements

1	General information and basis of preparation

General information

SGHC Limited (‘SGHC’ or the ‘Company’) is a holding company primarily engaged, through its operating subsidiaries, in the business of online sports betting and casino games.

The Company is a limited company incorporated under the Companies (Guernsey) Law, 2008 (the ‘Companies Law’) on July 06, 2020. The registered office is located at Kingsway House, Havilland Street, St Peter Port, Guernsey.

SGHC and its subsidiaries (together ‘the Group’) operate a number of interactive gaming services under licenses granted by gaming authorities in various countries. SGHC is the ultimate holding company of the SGHC Group. These interactive gaming services consist mainly of casino games of chance and sports betting. The Group is focused on the delivery of a converged interactive gaming experience allowing its customers to interact with its games under several brands on a variety of platforms. The Group also licenses the Betway brand to companies external to the Group.

Basis of preparation

The interim condensed consolidated financial statements have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’. The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the Group’s annual consolidated financial statements as at December 31, 2020 and 2019 contained elsewhere in the Company’s Registration statement. The consolidated statement of financial position as at December 31, 2020, included herein, was derived from the audited consolidated financial statements of the Group as at that date.

2	Accounting policies

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual financial statements for the year ended December 31, 2020 unless otherwise specified, except for the following new accounting policies as a result of the significant events and transactions during the period:

Financial Instruments

Other financial instruments carried at fair value through profit and loss and Other comprehensive income (excluding those recognized in Revenue)

All financial assets measured at fair value through profit and loss (FVTPL) and other comprehensive income (FVTOCI) are recorded at fair value, being their transaction price, in the Consolidated Statement of Financial Position. The Group has elected to irrevocably classify its non-listed equity instruments as financial instruments designated at fair value with changes in fair value recognized in the consolidated statement of comprehensive income. All other assets that meet the definition of a derivative are carried at fair value through profit and loss.

When the transaction price of the instrument differs from the fair value at origination and the fair value is based on a valuation technique using only inputs observable in market transactions, the Group recognizes the difference between the transaction price and fair value in the Consolidated Statement of Profit or Loss and Other Comprehensive Income, referred to as a day 1 gains or losses. In those cases where fair value is

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

2	Accounting policies (continued)

based on valuation techniques for which some of the inputs are not observable, the difference between the transaction price and the fair value is deferred and is only recognized in profit or loss when the inputs become observable, or when the instrument is derecognized.

Subsequently, if there are no day 1 gains or losses on initial recognition, financial assets at FVTPL are re-measured each period and the re-measurement is recognized in the Consolidated Statement of Profit or Loss and Other Comprehensive Income. Financial assets at FVTOCI remeasurements are recognized in other comprehensive income.

Debt equity swaps

When equity instruments issued to a creditor to extinguish all or part of a financial liability are recognized initially, the Group measures them at the fair value of the equity instruments issued, unless that fair value cannot be reliably measured. The difference between the carrying amount of the financial liability (or part of a financial liability) extinguished, and the consideration paid, shall be recognized in profit or loss, in accordance with paragraph 3.3.3 of IFRS 9 Financial Instruments. The equity instruments issued shall be recognized initially and measured at the date the financial liability (or part of that liability) is extinguished.

2.1	Recent accounting pronouncements

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s consolidated financial statements for the year ended December 31, 2020, except for the adoption of new amendments to standards effective as at January 1, 2021. The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective. Several amendments apply for the first time in 2021, but do not have a material impact on the interim condensed consolidated financial statements of the Group.

3	Critical accounting estimates and judgments

The preparation of financial statements under IFRS requires the Group to make estimates and judgments that affect the application of policies and reported amounts. Estimates and judgments are continually evaluated along with other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

The critical judgments and key accounting estimates made by management in applying the Group’s accounting policies were the same as those described in the consolidated financial statements as at December 31, 2020, except those discussed below.

Critical judgments

Consolidation of entities where the Group has potential voting rights

The Group considers that it controls Raging River Trading Pty Ltd (‘Raging River’) even though it has no current shareholding or voting rights. SGHC Limited has a call option to purchase 100% of the shares in Raging River exercisable from the date the option was issued. Management applied judgement in determining that the option agreement is substantive. In making this judgement management assessed the key factors in IFRS 10 Consolidated Financial Statements and determined that SGHC has the ability to

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

3	Critical accounting estimates and judgments (continued)

direct the relevant activities of Raging River when decisions about its relevant activities are being made. Therefore, management determined that it controls Raging River and should consolidate the entity from the option date. The same assessment was made about Verno Holdings Limited regarding the call option over 100% of the shares in Verno Holdings Limited, however, when assessing the relevant circumstances determined that SGHC does not control Verno Holdings Limited as the option is not substantive. Please refer to note 4 and note 5 for the detailed assessments and conclusions on these options.

Consideration transferred in the acquisition of Raging River

Consideration transferred in a business combination is calculated as the sum of the acquisition date fair values of the assets transferred by the acquirer, the liabilities incurred by the acquirer to former owners of the acquiree and the equity interests issued by the acquirer. At the date SGHC enters into the option over Raging River, the present value of the exercise price of the option will form part of the consideration transferred. During the year, management issued additional shares in SGHC and dividends to the previous Raging River shareholders. Management applied judgement and determined that the additional shares issued, and the dividends are in substance linked transactions and the fair value of these items will form part of the consideration transferred in exchange for Raging River.

Key accounting estimates

Provisions and Contingencies

Indirect and gaming taxes

The Group may be subject to indirect taxation in the form of GST, VAT, withholding tax, duty or similar, and gaming taxes on transactions which the Group have treated as exempt from such taxes. Where the Group accounts for taxes on revenues in relevant jurisdictions, the method of calculation of such taxes as applied by the Group in determining the relevant tax payable may be challenged by revenue authorities. As such, revenue earned from players located in any particular jurisdiction may give rise to further taxes in that jurisdiction.

The nature of the Group’s international operations can give rise to situations where customers can access the Group’s websites from jurisdictions where the Group is not registered for indirect taxes, or where the indirect, gaming and or withholding tax treatment is uncertain. Where the Group considers that it is probable that indirect taxes or withholding taxes are payable to relevant tax authorities, provision is made for the Group’s best estimate of the tax payable. Provisions were raised in 2021 in the Consolidated Statement of Profit or Loss and Other Comprehensive Income relating to indirect and withholding taxes of € 0.9 million (2020: € 2.5 million) and those in relation to gaming taxes of € 1 million (2020: € 20.6 million) (see note 16). The Group regularly reviews the judgements made to assess the need for provisions and disclosures in its financial statements. To the extent that the final outcome of such matters differs to management’s assessment at any reporting dates, such differences may impact the financial results or contingent liabilities disclosed in the period in which such determination is made. Further details can be found in note 16 to the financial statements.

Fair value of acquired intangible assets

Intangible assets are recognized on business combinations if they are separable from the acquired entity or arise from other contractual or legal rights and are recorded initially at fair value. The amounts ascribed to

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

3	Critical accounting estimates and judgments (continued)

such intangibles are arrived at by using appropriate valuation techniques. In applying these appropriate valuation techniques, management makes estimates including estimates of future economic benefits, cash flows, and the appropriateness of discount rates or the estimated cost and time to create an equivalent intangible asset. Please refer to note 5 where the respective acquired balances are included.

Key assumptions made in connection with the measurement of intangible assets relating to business combinations in the period include:

•	the discount rates of between 19.0% and 31.0%;

•	the royalty rates of between 1.0% and 2.0%;

•	the estimated useful lives which range from 2.5 to 10 years;

•	the expected annual retention rates of existing customers for each of the next five year split by customer vintage; and

•

estimated cash flows and projected financial information where management considers historical performance and industry assessments among other sources before further applying its own experience and knowledge of the industry in making judgments and estimates.

Fair value of consideration

In a business combination in which the acquirer and the acquiree (or its former owners) exchange equity interests or other forms of consideration, the Group determines acquisition-date fair value of the consideration transferred. The Group applied this guidance in the acquisition of Raging River. The Group estimated the fair value of the shares transferred using the appropriate third-party valuation of the shares and appropriate discount rates for the present value of the exercise price of the option and the dividends paid.

Useful lives of intangible assets

The Group acquired significant intangible assets in connection with acquisitions completed during the six months ended June 30, 2021. Management has applied estimates in determining the useful lives for these acquired intangible assets using information regarding, among other things, details of the contractual terms, historical customer activity and attrition, forecasted cash flow information and market conditions and trends.

4	Significant events and transactions

Recent acquisitions

Following the Corporate Reorganization, as detailed in note 1 to the Group’s Audited Consolidated Financial Statements contained elsewhere in the Registration statement, SGHC acquired additional subsidiaries during the period, as detailed in note 5. The recent acquisitions were accounted for in accordance with IFRS 3 Business Combinations and the fair value of the assets and liabilities were recorded at the respective acquisition dates.

Certain acquisitions, as disclosed in note 24 of the Group’s Audited Consolidated Financial Statements, were not complete at June 30, 2021 as their acquisition was contingent on certain events and conditions. SGHC assessed whether the rights within the contract to acquire these entities were substantive or protective rights and whether these rights would give the Company control over these entities even though the sale was not finalized. SGHC determined that the rights contained in the contract were not substantive. Therefore, until the conditions within the contract are met, SGHC does not have control over these entities.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

4	Significant events and transactions (continued)

Sports Entertainment Acquisition Corp (‘SEAC’)

On April 23, 2021, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the ‘Business Combination Agreement’) by and among itself (‘SGHC’), Super Group (SGHC) Limited (‘NewCo’), Sports Entertainment Acquisition Corp (‘SEAC’), a New York Stock Exchange (‘NYSE’) publicly traded special purpose acquisition company based in the United States, Super Group Holding Company Merger Sub, Inc (‘Merger Sub’), a Delaware corporation and a wholly-owned subsidiary of NewCo, which will result in the public listing of the Group.

The Business Combination Agreement provides for, among other things, the following transactions: (i) prior to the closing date, each holder of ordinary shares of the Group will exchange such shares for a certain number of ordinary shares of no par value of NewCo (the ‘Pre-Closing Reorganization’), (ii) on the closing date, SEAC will merge with and into Merger Sub, with SEAC as the surviving company continuing as a wholly owned subsidiary of NewCo (the ‘Merger’) and (iii) at the effective time of the Merger, each share of Class A common stock of SEAC shall be cancelled and extinguished and shall be converted into the right to receive one ordinary share of no par value NewCo (the ‘Exchange’).

The Business Combination is expected to close, following shareholder approval and the fulfillment of other customary closing conditions.

Repayment of loans receivable and interest-bearing loans and borrowings

Loans receivable of € 34.4 million have been settled during the period ended June 30, 2021.

Interest-bearing loans and borrowings of € 16.8 million have been settled during the period ended June 30, 2021.

License Review

As discussed in note 16 of the € 10.7 million accrual raised relating to the license review at December 31, 2020, € 2.9 million was settled during the period ended June 30, 2021. Please refer to note 16 detailing the outcome of the license review.

Loan novation and share issue

On June 25, 2021, external loans with a value of € 203.0 million were novated from a number of Group subsidiaries to SGHC. This debt was then further novated to the shareholders of the Company registered at close of business on that date, in consideration for an aggregate additional 2,761,697 ordinary shares in the Company, in the same pro-rata proportions as the shareholding percentages just prior to this loan novation and share issue. The Company issued these shares on June 30, 2021. Please refer to note 12 to see the impact of this share issue.

Call Option over Verno Holdings Limited shares

At April 16, 2021, SGHC Limited entered into a call option to purchase 100% of the shares in Verno Holdings Limited (“Verno”), exercisable during the period from April 16, 2021 to December 31, 2023. SGHC had no ownership interest in Verno at this time. The number of shares granted as per the option

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

4	Significant events and transactions (continued)

agreement was 13,465,539. As the call option is for 100% of the shares in Verno, SGHC assessed whether the option is substantive and whether the option provides control over Verno. At April 16, 2021, SGHC Limited could exercise the option at any time; therefore, it had the practical ability to exercise the option when decisions about the direction of relevant activities needed to be made. However, there were other barriers preventing SGHC from exercising the option. Some of the barriers included ongoing investigations from regulators, uncertainties regarding tax compliance and concerns regarded the regulatory environment. Furthermore, at June 30, 2021, an addendum to the option was issued and the exercise date was amended to June 30, 2023. Therefore, at June 30, 2021, this option was no longer exercisable. The Group determined that SGHC does not have control over Verno and recognized the option as a derivative in accordance with IFRS 9 Financial Instruments.

Upon initial recognition of the Verno option, the Group recognized the transaction price of €1,000 relating to the amount paid in order to enter into the option. There is a difference between the fair value of the option (€22.6 million) and the transaction price which the Group did not recognize as the valuation of the option is note based on a valuation technique that uses observable inputs. The difference arises as Verno and the Group had the same shareholders at the date the option was entered into. The table below shows the movement in the aggregate profit not recognized when financial instruments were initially recognized (day 1 gain), because of the use of valuation techniques for which not all the inputs were market observable data:

For the six months ended June 30, 2021
€ ‘000s
Opening balance	—
Gain or loss on initial recognition	22,589
Changes in fair value during the period	(11,012)

Closing balance	11,577

5	Business combinations

Acquisitions in 2021

On January 11, 2021, SGHC entered into a call option over 100% of the outstanding shares of Raging River Limited (‘Raging River’). SGHC exercised the option on April 8, 2021. SGHC concluded that the option and potential voting rights were substantive on the date of issuance in accordance with IFRS 10 Consolidated Financial Statements (‘IFRS 10’), resulting in the acquisition of Raging River on January 11, 2021. The consideration transferred for the acquisition of Raging River was € 17.2 million, which is the present value of the exercise price of the option (€ 2.1 million), fair value of the SGHC shares transferred (less any payment made by the previous Raging River shareholders) (€ 13.1 million), and good faith payment of dividends (€ 2 million) paid to the shareholders of Raging River. The acquisition was accounted for as a business combination in accordance with IFRS 3. Raging River operates licensed interactive online gaming services.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

5	Business combinations (continued)

On April 9, 2021, SGHC purchased 100% of the outstanding shares of the following entities, the acquisition of which was accounted for as a business combination under IFRS 3:

•

Webhost Limited (‘Webhost’), a company that provides hosting services for gaming platforms. The consideration transferred for the acquisition of Webhost was in the form of cash amounting to €2.9 million.

•

Partner Media Limited (‘Partner Media’) and Buffalo Partners Limited (‘Buffalo Partners’), companies that provide affiliate marketing services. The consideration transferred for the acquisitions of Partner Media and Buffalo partners was in the form of cash amounting to € 0.7 million and € 2.5 million, respectively.

On April 14, 2021, the Company acquired 100% of the outstanding shares of DigiProc Consolidated Limited (‘DigiProc’), a company that provides back office services which support the operating entities within the Group. The consideration transferred for the acquisition of DigiProc was in the form of cash amounting to € 9.2 million. The acquisition was accounted for as a business combination in accordance with IFRS 3.

On April 16, 2021, the Company acquired 100% of the outstanding shares of Digiprocessing (Mauritius) Limited (‘Digiprocessing’), a company that provides back office services which support the operating entities within the Group. The transaction was consummated through a transfer of shares from the previous shareholder to DigiProc for no consideration. The acquisition was accounted for as a business combination in accordance with IFRS 3.

On April 19, 2021, the Company acquired 100% of the outstanding shares of Raichu Investments Proprietary Limited (‘Raichu’), a company that provides back office services which support the operating entities within the Group. The consideration transferred for the acquisition of Raichu was in the form of cash amounting to € 4.3 million. The acquisition was accounted for as business combination in accordance with IFRS 3.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

5	Business combinations (continued)

The preliminary fair values of the identifiable assets and liabilities assumed of these companies as at the dates of acquisition were:

	Note	Raging River Proprietary Limited as at January 11, 2021 € ‘000s	Webhost Limited as at April 9, 2021 € ‘000s	Partner Media Limited as at April 9, 2021 € ‘000s	Buffalo Partners Limited as at April 9, 2021 € ‘000s	DigiProc Consolidated Limited as at April 14, 2021 € ‘000s	DigiProcessing (Mauritius) Limited as at April 16, 2021 € ‘000s	Raichu Investments Proprietary Limited as at April 19, 2021 € ‘000s	Total € ‘000s
Assets
Property, plant and equipment		89	1,066	—	—	82	1	1,355	2,593
Customer databases	11	11,062	—	—	—	—	—	—	11,062
Marketing and data analytics know-how	11	18,165	—	—	—	—	—	—	18,165
Licenses	11	242	—	—	—	—	—	—	242
Acquired technology	11	—	—	—	—	623	—	—	623
Loans receivable		—	—	21	—	6,205	—	—	6,226
Right-of-use assets		36	—	—	—	—	—	2,150	2,186
Deferred tax assets		20	—	—	—	—	—	33	53
Trade and other receivables		3,949	1,501	469	10,912	2,635	20	5,099	24,585
Restricted cash		72	—	—	—	—	—	—	72
Cash and cash equivalents		10,301	1,038	732	4,887	5,916	30	1,162	24,066

		43,936	3,605	1,222	15,799	15,461	51	9,799	89,873

Liabilities
Lease liabilities		(39)	—	—	—	—	—	(2,174)	(2,213)
Interest-bearing loans and borrowings		—	(1,404)	—	—	(5,985)	—	(1,987)	(9,376)
Trade and other payables		(5,371)	(496)	(175)	(13,066)	(3,436)	(2)	(1,063)	(23,609)
Customer liabilities		(1,999)	—	—	—	—	—	—	(1,999)
Deferred tax liabilities		(8,354)	—	—	—	(6)	—	(1,251)	(9,611)
Income tax payables		(913)	—	—	—	(34)	—	(270)	(1,217)

		(16,676)	(1,900)	(175)	(13,066)	(9,461)	(2)	(6,745)	(48,025)

Total identifiable net assets at fair value		27,260	1,705	1,047	2,733	6,000	49	3,054	41,848
Goodwill	11	—	1,195	—	—	3,198	—	1,324	5,717
Bargain purchase arising on acquisition		(10,047)	—	(347)	(218)	—	(49)	—	(10,661)

Purchase consideration		17,213	2,900	700	2,515	9,200	—	4,378	36,906

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

5	Business combinations (continued)

The fair value of the trade receivables is the same as the gross amount of trade receivables and it is expected that the full contractual amounts can be collected.

A business combination in which the net of the acquisition-date amount of the identifiable assets acquired and liabilities assumed exceeds the aggregate of the consideration transferred is considered a bargain purchase and this difference is recognized as a gain in the Interim Condensed Consolidated Statement of Profit or Loss and Comprehensive Income as at the acquisition date.

Goodwill arising on acquisitions comprise the value of expected synergies arising from the acquisition. Goodwill acquired through business combinations is allocated to the Betway and Spin cash generating units (‘CGU’s’), which are also operating and reportable segments. The goodwill recognized on acquisitions of € 5.7 million has been allocated to the CGU’s as follows: Spin € 2.1 million and Betway € 3.6 million respectively. The allocation between Betway CGU and Spin CGU is based on the 10 year average net revenue forecast split between the two CGU. None of the goodwill recognized is expected to be deductible for income tax purposes.

The bargain purchases identified are explained as follows:

•

The acquisitions were treated as business combinations in terms of IFRS 3. As such the shareholders sold the businesses at a lower price seeing an opportunity to participate in an enlarged group with a more balanced product mix either as a shareholder or as a director and were willing to accept a lower price.

From the date of acquisition, the acquired entities contributed the following to revenue and profit before tax of the Group:

For the period From the acquisition dates through June 30, 2021 € ‘000s
Revenue	41,732
Profit before taxation	12,539

Of the amounts included above, € 40.6 million of revenue and € 11.1 million of profit before taxation relates to the acquisition of Raging River Proprietary Limited.

Had the acquired entities been acquired at the beginning of the reporting period, the revenue and profit before tax of the Group would have been as follows:

Total € ‘000s
Revenue	711,025
Profit before taxation	103,223

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

5	Business combinations (continued)

Purchase consideration

The following table summarizes the acquisition date fair value of each major class of consideration transferred:

€ ‘000s
Shares issued	13,149
Dividends paid to previous shareholders	1,961
Liabilities Assumed	2,881
Cash paid	18,915

Purchase consideration transferred	36,906

The following table summarizes the net cash flow on acquisition:

€ ‘000s
Cash paid	(18,915)
Net cash acquired with the subsidiary	24,066

Net cash inflow on acquisition	5,151

The acquisition accounting for the above acquisitions remains provisional for one year from the acquisition date and may change if new information is obtained relating to the conditions that existed at the acquisition date.

The Raichu Sale and Purchase Agreements call for a portion of the consideration for the shares transferred in the acquisition of Raichu by SGHC in the amount of €2.8 million to be assumed from the previous shareholders and paid according to the terms of the previous shareholders loan agreement with Bellerive Global Services Limited. The terms of the loan call for interest to be recognized daily on any outstanding balance at a South African prime rate minus 3% per annum.

Transaction costs are insignificant and have been included in the ‘General and administrative expenses’ line item within the Interim Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income.

Refer to note 4 of the Group’s Consolidated Financial Statements for the years ended December 31, 2020 and 2019 included elsewhere in this Registration statement for disclosures in respect of the 2020 acquisitions.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

6	Segment reporting

Information related to each reportable segment for the six months ended June 30, 2021 and 2020, respectively, is set out below.

	For the six months ended June 30, 2021
	Betway	Spin	Other [2]	Total
	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)
Revenue	342,499	323,366	1,145	667,010
Direct and marketing expenses	(251,291)	(185,899)	(5,875)	(443,065)
General and administrative expenses	(43,704)	(43,689)	8,333	(79,060)
Depreciation and amortization expense	(23,970)	(17,475)	(536)	(41,981)

Profit from operations	23,534	76,303	3,067	102,904

Adjusted EBITDA[1]	47,504	93,778	3,603	144,885

Total segment assets	302,487	313,959	72,345	688,791

Total segment liabilities	372,494	107,105	(172,832)	306,767

	For the six months ended June 30, 2020
	Betway	Spin	Other [2]	Total
	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)
Revenue	160,493	232,592	—	393,085
Direct and marketing expenses	(132,400)	(142,076)	—	(274,476)
General and administrative expenses	(23,790)	(29,072)	—	(52,862)
Depreciation and amortization expense	(10,108)	(15,015)	—	(25,123)

(Loss)/profit from operations	(5,805)	46,429	—	46,624

Adjusted EBITDA’[1]	4,303	61,444	—	65,747

Total segment assets	128,286	292,776	—	421,062

Total segment liabilities	264,980	169,000	—	433,980

[1]

Adjusted EBITDA is a non-GAAP measure in the above segment note and is defined as profit for the period before depreciation, amortization, impairment, financial income, financial expense, gain on bargain purchase and tax expense/credit.

[2]	€ 3.6 million (2020: € Nil) disclosed as ‘Other’ comprises employment, legal, accounting, and other central administrative costs incurred by SGHC and its back office outsourcing subsidiaries.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

6	Segment reporting (continued)

The reconciliation of non-GAAP information on reportable segments to amounts reported in the financial statements:

	For the six months ended June 30
	2021 (Unaudited)	2020 (Unaudited)
	€ ‘000s	€ ‘000s
Profit for the period	102,487	54,370
Finance income	(688)	(18)
Finance costs	5,755	5,012
Depreciation and amortization expense	41,981	25,123
Income tax expense	6,011	(1,253)

EBITDA	155,546	83,234
Gain on bargain purchase	(10,661)	17,487

Adjusted EBITDA	144,885	65,747

Disaggregation of revenue

Group revenue disaggregated by product line for the six months ended June 30, 2021:

	Betway	Spin	Other	Total
	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)
Online casino[3]	123,630	322,290	—	445,920
Sports betting[3]	184,235	939	—	185,174
Brand licensing[4]	34,634	137	—	34,771
Other[5]	—	—	1,145	1,145

Total Group revenue	342,499	323,366	1,145	667,010

Group revenues disaggregated by product line for the six months ended June 30, 2020:

	Betway	Spin	Total
	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)
Online casino[3]	77,473	232,141	309,614
Sports betting[3]	55,854	(468)	55,386
Brand licensing[4]	27,166	919	28,085

Total Group revenue	160,493	232,592	393,085

[3]	Sports betting and online casino revenues are not within the scope of IFRS 15 ‘Revenue from Contracts with Customers’ and are treated as derivatives under IFRS 9 ‘Financial Instruments’.

[4]	Brand licensing revenues are within the scope of IFRS 15 ‘Revenue from Contracts with Customers’.

[5]	Other relates to rebates received from external processors.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

6	Segment reporting (continued)

Geographical Information

The Group’s performance can also be reviewed by considering the geographical markets and geographical locations where the Group operates. The Group has not provided geographic information regarding its non-current assets as this information is not available and is impracticable to determine. Revenues from external customers for the period attributed to Canada are € 323.2 million (2020: € 178.4 million). No other country accounts for more than 10% of total external revenues. The Group’s revenue attributable to the country of domicile (Guernsey) is insignificant. The Group further analyzed revenue according to the following regions:

		For the six months ended June 30, 2021
	Betway	Spin	Other	Total
	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)
Africa and Middle East	87,521	3,124	193	90,838
Asia and Pacific	111,468	45,225	191	156,884
Europe	70,014	11,397	75	81,486
North America	67,246	255,202	642	323,090
South/Latin America	6,250	8,418	44	14,712

	342,499	323,366	1,145	667,010

	%	%	%	%
Africa and Middle East	26%	1%	17%	14%
Asia and Pacific	33%	14%	17%	24%
Europe	20%	4%	7%	12%
North America	20%	79%	56%	48%
South/Latin America	2%	3%	4%	2%

	For the six months ended June 30, 2020
	Betway	Spin	Total
	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)
Africa and Middle East	4,654	4,475	9,129
Asia and Pacific	50,925	42,404	93,329
Europe	77,180	28,632	105,812
North America	27,024	151,419	178,443
South/Latin America	710	5,662	6,372

	160,493	232,592	393,085

	%	%	%
Africa and Middle East	3%	2%	2%
Asia and Pacific	32%	18%	24%
Europe	48%	12%	27%
North America	17%	65%	45%
South/Latin America	0%	2%	2%

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

7	Direct and Marketing expenses

Direct and marketing expenses as disclosed on the Statement of Profit or Loss and Other Comprehensive Income includes the Group’s cost of revenues. Cost of revenues for the period includes gaming tax, license costs, processing costs, fraud costs and royalties which amounts to € 247.1 million (2020: € 157.4 million).

8	Finance expense

	For the six months ended June 30,
	2021	2020
	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)
Interest on loans and borrowings	5,550	4,678
Interest on lease liabilities	205	334

	5,755	5,012

9	Income tax

Tax is accrued for during the interim reporting period using the Group’s best estimate of the weighted average tax rate that is expected to be applicable to estimated total annual earnings. This expected annual effective tax rate is applied to the taxable income of the interim period.

The Group’s adjusted effective tax rate for the period was 6% (for the six months to June 30, 2020 this was a tax benefit of 2%), compared to the standard Guernsey tax rate of 0%.

10	Earnings per share

	For the six months ended June 30,
	2021	2020
	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)
The following table reflects the income and share data used in the basic and diluted EPS calculations.
Profit attributable to ordinary equity holders of the Group	102,487	54,370
Weighted average number of ordinary shares for basic and diluted EPS	54,117,893	54,275,253

Net profit per share, basic and diluted	1.89	1.00

There have been no transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these financial statements.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

11	Intangible Assets

	Goodwill	Customer databases	Brands	Licenses	Exclusive License rights	Marketing and data analytics know-how	Acquired technology	Internally- generated software development costs	Total
	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s	€ ‘000s
Cost
At January 1, 2020	18,843	15,981	74,093	3,484	55,000	99,277	29,110	11,415	307,203
Arising on business combinations	5,717	11,062	—	242	—	18,165	623	—	35,809
Additions	—	—	—	175	—	—	34	2,343	2,552
Disposals	—	—	—	—	—	—	(129)	(730)	(859)
Effects of movements in exchange rates	—	—	—	74	—	—	9	3	86

At June 30, 2021	24,560	27,043	74,093	3,974	55,000	117,442	29,648	13,031	344,791

Accumulated amortization and impairment
At January 1, 2020	—	8,607	10,273	1,612	38,903	19,576	8,129	2,466	89,566
Amortization charge for the period	—	4,911	3,653	246	8,049	14,302	6,492	1,707	39,360
Disposals	—	—	—	—	—	—	—	(317)	(317)
Effects of movements in exchange rates	—	—	—	49	—	—	2	1	52

At June 30, 2021	—	13,518	13,926	1,907	46,952	33,878	14,623	3,857	128,661

Net book value
At December 31, 2020	18,843	7,374	63,820	1,872	16,097	79,701	20,981	8,949	217,637
At June 30, 2021	24,560	13,525	60,167	2,067	8,048	83,564	15,025	9,174	216,130

12	Equity

	For the six months ended June 30,
	2021	2020
	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)
Ordinary shares issued and fully paid as at January 1,	54,553,972	53,863,810

Share buy-back during the period	(691,884)	—
Issued during the period	2,991,877	690,162

Ordinary shares issued and fully paid as at June 30,	56,853,965	54,553,972

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

12	Equity (continued)

12.1	Issued capital

On March 12, 2020 and March 17, 2020, the Company issued 345,081 no par registered shares to minority shareholders in Fengari and Pelion in exchange for €1.4 million and €4.8 million, respectively, to align its shareholding with that of SGHC. The €6.2 million received for the issuance of shares has been recorded to share capital.

On January 27, 2021 the Company bought back 691,884 of its shares from its shareholders for € 10.7 million. This transaction has been be treated as a reduction of issued capital.

On March 12, 2021, the Company issued 230,180 no par registered shares to minority shareholders in SGHC in exchange for the acquisition of Raging River for a fair value of € 16.7 million. The shareholders paid an amount of € 3.6 million towards the issue of shares. The € 16.7 million for the issuance of shares has been recorded to issued capital.

On June 25, 2021, external loans with a value of € 203.0 million were novated from a number of Group subsidiaries to SGHC. This debt was then further novated to the shareholders of the Company registered at close of business on that date, in consideration for an aggregate additional 2,761,697 ordinary shares in the Company, in the same pro-rata proportions as the shareholding percentages just prior to this loan novation and share issue. The Company issued these shares on June 30, 2021.

12.2	Entities with significant influence over the Group

The Group does not have an ultimate holding company as no entity is deemed to have control over the Group. Instead both Knuttson Ltd and Chivers Ltd (previously Chivers Trust) are considered to exercise significant influence by way of holding 48.94% and 20.34%, respectively, of the issued share capital of SGHC as at June 30, 2021.

13	Financial instruments — fair values and risk management

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price the Group would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

13	Financial instruments — fair values and risk management (continued)

Fair values

Fair values versus carrying amounts

The following are the fair values and carrying amounts of financial assets and liabilities in the Interim Condensed Consolidated Statement of Financial Position:

	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	June 30, 2021	June 30, 2021	December 31, 2020	December 31, 2020
	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)	€ ‘000s (Audited)	€ ‘000s (Audited)
Assets
Loans receivable	15,357	15,357	39,804	39,804
Trade and other receivables	77,666	77,666	75,013	75,013
Regulatory deposits	8,551	8,551	2,901	2,901
Restricted cash	21,252	21,252	12,093	12,093
Cash and cash equivalents	271,826	271,826	138,540	138,540
Financial Assets
Investments in non-listed equity instruments	847	847	—	—
Financial assets — Verno option	1	11,013	—	—

Total	395,500	406,512	268,351	268,351

Liabilities
Trade and other payables	136,238	136,238	136,870	136,870
Lease liabilities	9,964	9,964	9,072	9,072
Deferred consideration	—	—	2,089	2,089
Interest-bearing loans and borrowings	4,259	4,259	210,723	210,723
Customer liabilities (at fair value through profit/loss)	49,043	49,043	43,709	43,709

Total	199,504	199,504	402,463	402,463

Total	195,996	207,008	(134,112)	(134,112)

Fair value hierarchy

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure the fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: inputs for the asset or liability that are based on observable market data (i.e. observable inputs); and

•	Level 3: inputs for the asset or liability that are not based on observable market data (i.e. unobservable inputs).

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

13	Financial instruments — fair values and risk management (continued)

Basis for determining fair values

The following are the significant methods and assumptions used to estimate the fair values for the financial instruments above.

Financial instruments carried at amortized cost

All financial instruments measured at amortized cost approximate their fair value.

Financial instruments carried at fair value through profit and loss

Derivative financial instruments (Level 3)

Customer Liabilities

Customer liabilities are fair valued as at period end to reflect the movement in the odds between the date the bet was placed and the odds as at period end.

Verno Option

In determining the fair value of the call option over the Verno shares (for which the gain on initial recognition has been deferred), the Group applied a valuation technique that takes into account the regulatory risks in the UK. This approach allows for a two-step process, which incorporates uncertainty around the success or not of the license review and the underlying business risk using the Black Scholes method.

Investments in non-listed equity instruments

On 17 May 2021, Merryvale Limited purchased preference shares in Beryllium Ventures Pte. Ltd for which the Group holds a non-controlling interest. These investments were irrevocably designated at fair value through OCI as the Group considers this investment to be strategic in nature. The fair value of the investment is recognized at the fair value of the transaction price as the transaction is between entities that are unrelated. Any movement in the fair value of the investment between the date of acquisition and year end is immaterial.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

14	Related party transactions

Remuneration of key management personnel

The remuneration of the directors and executive officers (excluding non-executive directors), who are the key management personnel of the Group, is set out below in aggregate for each of the categories specified in IAS 24, ‘Related Party Disclosures’. These expenses are included in the ‘General and administrative expenses’ line item within the Interim Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income.

	For the six months ended June 30
	2021	2020
	€ ‘000s (Unaudited)	€ ‘000s (Unaudited)
Short term employee benefits	2,637	2,743
Post-employment pension and medical benefits	48	48

	2,685	2,791

Key management personnel services were also provided by Whitfield Management Limited and Digital Outsource Services Proprietary Limited. Amounts paid to Whitfield Management Limited for these services for the period ended June 30, 2021 amounted to € 0.8 million (2020: € 0.5 million). Of the total fees paid to Digital Outsource Services Proprietary Limited for period ended June 30, 2021 amounting to € 38 million (2020: € 33.7 million) fees for the key management personnel services amounted to € 0.6 million (2020: € 0.6 million). Key management personnel services provided by Digital Outsource Services Proprietary Limited are in relation to Fengari Holdings Limited and Lanester Investments Limited.

15	Dividends paid and proposed

No dividends were proposed or declared for the current and prior period under review.

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

16	Provisions

	June 30, 2021 € ‘000s (Unaudited)	December 31, 2020 € ‘000s (Audited)
License review provision

As at the beginning of the period	—	24,265
Settled in the period	—	(13,556)
Amounts transferred to accruals during the period	—	(10,709)
Provided in the period	—	—

As at the end of the period	—	—

Withholding, indirect and gaming taxes

As at the beginning of the period	45,766	22,797
Arising on business combinations	—	17,879
Settled in the period	—	(110)
Foreign exchange adjustment	124	—
Provided in the period	1,771	5,200

As at the end of the period	47,661	45,766

Current	47,661	45,766
Non-current	—	—

Total Provisions	47,661	45,766

Provisions have been made based on the Group’s best estimate of the future cash flows, considering the risks associated with each obligation.

License review provision

The Group is regulated for betting and gaming activities in a number of territories and is subject to compliance with the terms of these licenses. During 2019 and 2020, the Group was subject to a license review in one of its principal operating territories. As part of the license review the Company agreed in 2020 to pay an initial payment of € 13.6 million and perform a follow up review. As at December 31, 2020, the Group had made a further provision of € 10.7 million for the expected liability arising from this further review. As at December 31, 2020, the Group had completed the follow up review and as such, given the increased certainty of payments to be made, transferred the remaining provision balance to accruals.

Withholding, indirect and gaming tax provisions

The Group is subject to withholding, indirect and gaming taxes in the jurisdictions in which it operates. The Group records provisions for taxes in certain jurisdictions where the interpretation of tax legislation is uncertain or where the Group continues to challenge the interpretations and the likelihood of tax being payable is considered probable.

The Group makes provisions for these matters based on the best estimate based on the individual facts and circumstances. Assessments made rely on advice from legal counsel and management’s assessment of judgments reached on cases in similar jurisdictions, as well as estimates and assumptions which may involve a series of complex judgements about future events. To the extent that the final outcome of these

SGHC Limited

Notes to the Interim Condensed Consolidated Financial Statements (continued)

16	Provisions (continued)

matters is different than the amounts recorded, such differences may impact the Group’s financial results in the period in which such determination is made.

17	Commitments and contingencies

Withholding, indirect and gaming taxes

As reflected in the critical judgement’s disclosures in note 3, the Group reviews tax developments at each reporting date to determine if a provision should be recorded or a contingency disclosed. The Group assesses its tax liabilities considering current (and enacted but not yet implemented) tax law in conjunction with advice received from professional advisers and/or legal counsel. For the interim period ended June 30, 2021, management reassessed that the financial effect of such contingencies and determined that they are still probable but cannot be reliably measured due to considerable uncertainty regarding amount and/or timing.

Legal contingencies

The business is party to pending litigation in various jurisdictions and with various plaintiffs in the normal course of business. The Group takes legal advice as to the likelihood of success of claims and counterclaims. For the interim period ended June 30, 2021, no provision is made due to inherent uncertainties, no accurate quantification of any cost, or timing of such cost, arising from any of the legal proceedings can be determined.

18	Subsequent events

License review

In September 2021, the Group was notified of the completion of the license review as discussed in note 16. The remainder of this accrual is anticipated to be settled in future periods.

ANNEX A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

SPORTS ENTERTAINMENT ACQUISITION CORP.,

SGHC LIMITED,

SUPER GROUP (SGHC) LIMITED,

SUPER GROUP (SGHC) MERGER SUB, INC.

and

SPORTS ENTERTAINMENT ACQUISITION HOLDINGS LLC,

DATED AS OF APRIL 23, 2021

ANNEXES, EXHIBITS AND SCHEDULES

Schedule 1	Illustrative Spreadsheet

Exhibit A	Form of Exchange Agreement

Exhibit B	Form of Founder Holders Consent Letter

Exhibit C	Form of Registration Rights Agreement

Exhibit D	Form of Lock-Up Agreement

Exhibit E	Amendment to Letter Agreement

Exhibit F	Form of Restrictive Covenant Agreement

Exhibit G	Form of Transaction Support Agreement

Exhibit H	Form of Repurchase Agreement

Exhibit I	Form of Founder Holders Deferral Agreement

Exhibit J	Equity Incentive Plan

Exhibit K	Employee Stock Purchase Plan

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of April 23, 2021, by and among (i) Sports Entertainment Acquisition Corp., a Delaware corporation (“SEAC”), (ii) SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (the “Company”), (iii) Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“NewCo”), (iv) Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”), and (v) Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company (“Sponsor”). Each of SEAC, the Company, NewCo, Merger Sub and Sponsor is also referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

(A) WHEREAS, (a) SEAC is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, (b) NewCo is a newly formed entity that was formed for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements, and (c) Merger Sub is a newly formed entity that was formed for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements;

(B) WHEREAS, as soon as practicable following the date hereof, NewCo, the Company and the Pre-Closing Holders shall enter into a Share for Share Exchange Agreement in substantially the form attached hereto as Exhibit A (the “Exchange Agreement”) pursuant to which, on the Closing Date but prior to the Closing (and conditioned upon the Closing), the Company will undergo a pre-closing reorganization which provides for, among other things, the exchange by the Pre-Closing Holders of all issued ordinary shares of the Company for newly issued NewCo Common Shares;

(C) WHEREAS, on the Closing Date, Merger Sub will merge with and into SEAC (the “Merger”), with SEAC continuing as the surviving company (the “Surviving Company”) in the Merger and, after giving effect to the Merger, becoming a wholly owned Subsidiary of NewCo, on the terms and subject to the conditions set forth in this Agreement;

(D) WHEREAS, for U.S. federal income tax purposes, (a) it is intended that (i) the Merger will qualify as a “reorganization” under Section 368(a) of the Code and, (ii) taken together, the exchange of shares of the Company for NewCo Common Shares pursuant to the Pre-Closing Reorganization and the Merger will qualify as an exchange under Section 351 of the Code (the “Intended 351 Treatment”), (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (c) it is intended that NewCo shall not be treated as a domestic corporation under Section 7874(b) of the Code (collectively, the “Intended Tax Treatment”);

(E) WHEREAS, as of the date hereof, the Founder Holders have agreed, at and conditioned upon the Closing, to waive any and all anti-dilution rights described in SEAC’s Certificate of Incorporation or otherwise with respect to the shares of SEAC Class B Common Stock held by the Founder Holders, as more fully set forth in, and subject to the terms and conditions of, a Founder Holders Consent Letter entered into contemporaneously with the execution and delivery of this Agreement, by and between the Founder Holders, NewCo, the Company and SEAC, in the form attached hereto as Exhibit B (the “Founder Holders Consent Letter”);

(F) WHEREAS, immediately prior to the Merger Effective Time, each share of SEAC Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the SEAC A&R Certificate of Incorporation into one share of SEAC Class A Common Stock, as more fully set forth in, and subject to the terms and conditions of, the Founder Holders Consent Letter;

(G) WHEREAS, simultaneously with the Closing, NewCo, the Company, SEAC, the Founder Holders and the Pre-Closing Holders will enter into an Amended and Restated Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”) and Lock-Up Agreements substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreements”);

(H) WHEREAS, simultaneously with the Closing and in connection with the execution of the Lock-Up Agreements by the Founder Holders, SEAC, PJT, Sponsor and the Founder Holders will enter into an Amendment to that certain Letter Agreement, dated as of October 6, 2020, by and among SEAC, Sponsor, PJT and the Founder Holders in the form attached hereto as Exhibit E (the “Amendment to the Letter Agreement”);

(I) WHERAS, simultaneously with the Closing, NewCo, Eric Grubman, and John Collins will enter into Restrictive Covenant Agreements substantially in the form attached hereto as Exhibit F (the “Restrictive Covenant Agreements”);

(J) WHEREAS, simultaneously with the execution of this Agreement, the Company, NewCo, SEAC and the existing shareholders of the Company have entered into Transaction Support Agreements in the form attached hereto as Exhibit G (the “Transaction Support Agreements”);

(K) WHEREAS, simultaneously with the execution of this Agreement (or following the date hereof but no later than five (5) Business Days prior to the Closing Date), NewCo, the Company and certain existing shareholders of the Company entered into (or will enter into) Share Buyback Agreements Relating to Shares in NewCo in the form attached hereto as Exhibit H, pursuant to which NewCo shall repurchase NewCo Common Shares from such shareholders in exchange for cash consideration equal to $10.00 per NewCo Common Share effective immediately following and conditioned upon the Closing (the “Repurchase Agreements”);

(L) WHEREAS, simultaneously with the execution of this Agreement, NewCo, Sponsor, SEAC, Eric Grubman, John Collins and PJT shall have entered into a Founder Holders Deferral Agreement in the form attached hereto as Exhibit I, pursuant to which each Sponsor Warrant recipient shall agree to be bound by certain vesting conditions and redemption provisions with respect to the Sponsor Warrants (the “Founder Holders Deferral Agreement”);

(M) WHEREAS, the respective boards of directors or similar governing bodies of each of SEAC, NewCo, the Company, Merger Sub and Sponsor have each unanimously approved and declared advisable the transactions contemplated hereby and in accordance with their respective applicable Laws; and

(N) WHEREAS, in furtherance of the transactions contemplated hereby, SEAC shall provide an opportunity to its stockholders to have their shares of SEAC Class A Common Stock redeemed for consideration on the terms and subject to the conditions set forth in its Governing Documents and the Trust Agreement in conjunction with obtaining approval from the stockholders of SEAC for the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“2020 Reorganization” has the meaning set forth in Section 2.5(a)(v).

“Additional NewCo Filings” has the meaning set forth in Section 6.10(h).

“Additional SEAC Filings” has the meaning set forth in Section 6.10(h).

“Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise, and (ii) if such Person is a trust, any trustee, nominee or beneficial owner thereof.

“Affiliated Transactions” has the meaning set forth in Section 3.23(a).

“Aggregate Stock Consideration” has the meaning set forth in Section 2.2(a).

“Aggregate Stock Consideration Shares” means a number of NewCo Common Shares equal to the quotient obtained by dividing (a) the Aggregate Stock Consideration by (b) 10.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Target” has the meaning set forth in Section 6.15(b).

“Amendment to the Letter Agreement” has the meaning set forth in the Recitals.

“Ancillary Agreements” means the Exchange Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the Restrictive Covenant Agreements, the Founder Holders Consent Letter, the Transaction Support Agreements, the Repurchase Agreements, the Founder Holders Deferral Agreement, the Amendment to the Letter Agreement and each other agreement, document, instrument and certificate entered into, executed or delivered in connection herewith or therewith and any and all exhibits and schedules hereto and thereto.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the Prevention of Corruption (Bailiwick of Guernsey) Law, 2003 (as amended), the United Kingdom Bribery Act 2010, legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Money Laundering Regulations 2007 and Proceeds of Crime Act 2002, the Criminal Justice (Proceeds of Crime) (Bailiwick of Guernsey) Law, 1999 (as amended), and any other applicable Law related to money laundering of any jurisdictions in which any Target Company conducts business or in which any customer of the Target Companies resides, including any anti- racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Laws” has the meaning set forth in Section 6.9(c).

“Applicable Gaming Law” means all applicable laws, statutes, regulations, approvals, orders, conditions, by-laws, subordinate legislation, regulatory policies (including any requirement, standard, guidance, announcement or notice of any Gaming Regulatory Authority) or industry codes of practice or conduct which govern the Target Companies’ gaming activities and which, in each case, have a binding legal effect.

“Assets” has the meaning set forth in Section 3.19(a).

“Available Distributable Cash” means, as of immediately prior to the Closing (and for avoidance of doubt, after giving effect to the Pre-Closing Reorganization), an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, less amounts required for SEAC Share Redemptions plus (b) the Cash and Cash Equivalents Balance.

“Business” means the businesses conducted by the Target Companies as of the date hereof. “Business Combination” has the meaning ascribed to such term in the SEAC A&R Certificate of Incorporation.

“Business Combination Voting Matter” means, collectively, proposals to approve the adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York, Guernsey or the United Kingdom.

“Cash and Cash Equivalents” means, as of any date of determination, (a) all cash, cash equivalents (including money market accounts, money market funds and money market instruments) and marketable securities, of the Target Companies as a whole, including cash in transit and all such cash and cash equivalents held by third party processors for the Target Companies, less (b) an amount owed to customers (players) of the Target Companies, plus (c) an amount equal to the amount paid by the Target Companies for Company Transaction Expenses prior to the Closing.

“Cash and Cash Equivalents Balance” means (a) the Cash and Cash Equivalents of the Target Companies, measured as of immediately prior to the Closing, minus (b) the sum of (i) all outstanding principal amounts, plus accrued and unpaid interest, in respect of indebtedness for borrowed money of any of the Target Companies, plus (ii) all outstanding principal amounts, plus accrued and unpaid interest, of indebtedness for borrowed money of any Person for which any of the Target Companies has guaranteed payment, plus (iii) any Liabilities in respect of deferred purchase price for property with respect to which any Target Company is liable, contingently or otherwise, as obligor or otherwise for additional amounts (excluding any purchase commitments for capital expenditures or purchase commitments otherwise incurred in the Ordinary Course of Business); provided, however, that with respect to this clause (b), such amounts shall not include any obligations between or among the Company and any of the Target Companies.

“Certificate of Merger” has the meaning set forth in Section 2.1(b)(ii).

“Change of Control” shall mean any transaction or series of related transactions the result of which is the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of (i) direct or indirect beneficial ownership of securities of NewCo representing 50% or more of the combined voting power of the then outstanding securities of NewCo, whether by acquisition, merger, consolidation, reorganization, amalgamation or other business combination, in each case, involving NewCo, however effected, other than any such transaction (or series of related transactions) in which the equity holders of NewCo as of immediately prior thereto continue to hold, after giving effect thereto, in each case directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding securities of NewCo or the surviving Person outstanding immediately after such combination; or (ii) all or substantially all of the assets of NewCo and its Subsidiaries, taken as a whole, whether by sale of Subsidiary equity, merger, consolidation, reorganization, amalgamation or other business combination, other than such sale by NewCo or its Subsidiaries of all or substantially all of the assets of NewCo and its Subsidiaries, taken as a whole, to an entity in which at least a majority of the combined voting power of the voting securities of such entity prior to such transaction are owned by stockholders of NewCo in substantially the same proportion as their ownership of the voting securities of NewCo immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Form 20-F” has the meaning set forth in Section 6.10(i).

“Closing Press Release” has the meaning set forth in Section 6.10(i).

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company, as may be amended from time to time.

“Company Certificate” has the meaning set forth in Section 2.2(e).

“Company Common Shares” means the ordinary shares of no par value of the Company.

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to SEAC concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Target Companies or under or with respect to which any of the Target Companies has any Liability; provided, however, that the term “Company Employee Benefit Plan” shall not include any benefit or compensation plan, fund, program, policy, agreement or arrangement that is sponsored, maintained or administered by a Governmental Entity.

“Company Equity Value” means an amount equal to four billion, seven hundred and fifty million dollars ($4,750,000,000).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.3, and Section 3.14.

“Company Required Approval” has the meaning set forth in Section 3.1.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Transaction Expenses” means (a) only to the extent a Target Company is obligated to pay, has paid or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by any of the Target Companies (or their equityholders) through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Company’s or NewCo’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with; provided, that, notwithstanding anything to the contrary herein, the fees, costs, expenses or other Liabilities (including fees, costs and expenses of third-party advisors, legal counsel, or other representatives) incurred or payable by any Target Company, its officers or directors or any of their respective Affiliates in connection with or related to any written threat to file, or any filing of, a Proceeding with respect to this Agreement or any Ancillary Agreement or any transactions contemplated herein or therein by any of the Company’s shareholders against any Target Company or against their directors or officers shall not in any event be deemed Company Transaction Expenses; (b) fifty percent (50%) of all filing fees paid or payable to a Governmental Entity in connection with any filing made under the Antitrust Laws, in each case if required; and (c) any Liability of the Target Companies in the nature of compensation under any sale, change-of-control, “stay around,” retention, “single trigger” severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of the Target Companies solely as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, as well as the employer share of any payroll, social security, unemployment or other taxes payable by a Target Company with respect thereto.

“Company Transaction Expenses Certificate” has the meaning set forth in Section 2.3(b).

“Competing Buyer” has the meaning set forth in Section 6.15.

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Target Company, which upon consummation thereof, would (x) result in any Target Company becoming a public company, or (y) which would materially impede, materially interfere with or prevent the transactions contemplated hereby, or any agreement to make, implement or consummate any of the foregoing, (b) any direct or indirect sale (including by way of a merger, amalgamation, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the Target Companies, taken as a whole (but excluding the sale of assets in the Ordinary Course of Business that in the aggregate could not reasonably be expected to impede, interfere with, prevent, or materially delay the transactions contemplated hereby), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of any Target Company (excluding any such sale between or among the Target Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except, in each case, as contemplated by this Agreement), or (d) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Target Company (except to the extent contemplated by the terms of this Agreement), in all cases of clauses (a) through (f), either in one or a series of related transactions, where such transaction is to be entered into with a Competing Buyer (including any Interested Party or any representatives of any Interested Party).

“Confidentiality Agreement” means that certain Confidentiality Agreement, by and between SEAC and the Company, dated as of January 12, 2021.

“Contract” means any written or oral contract, agreement, license or Lease.

“Cooley” has the meaning set forth in Section 8.15(a)(i).

“COVID-19” means the 2020 novel Coronavirus.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

“D&O Provisions” has the meaning set forth in Section 6.12(a).

“Data Room” has the meaning set forth in Section 8.6.

“Data Security Requirements” means all Laws applicable to any Target Company regarding the confidentiality, availability and integrity of the IT Assets and the data thereon.

“DGC Agreement” means that certain Agreement relating to the share capital of Digital Gaming Corporation Limited between SGHC Limited and Charles Bernitz, dated April 7, 2021.

“DGCL” has the meaning set forth in Section 2.1(b)(i).

“Disclosure Letters” means SEAC’s Disclosure Letter and the Company Disclosure Letter.

“Earnout Period” means the time period between the date hereof and the five (5)-year anniversary of the Closing Date.

“Earnout Shares” has the meaning set forth in Section 2.2(b)(i).

“Eligible Use” has the meaning set forth in Section 2.2(c)(i).

“Equity Incentive Plan” has the meaning set forth in Section 6.4(a).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ESPP” has the meaning set forth in Section 6.4(b).

“Example Pro Forma Calculations” means the example pro forma calculations included in the Illustrative Spreadsheet attached hereto as Schedule 1, which have been prepared in full and complete accordance with the definitions contained herein and, notwithstanding anything herein to the contrary and for the avoidance of doubt, shall be used for illustrative purposes only.

“Exchange Agent” has the meaning set forth in Section 2.1(d)(i).

“Exchange Agreement” has the meaning set forth in the Recitals.

“Exchange Ratio” means a fraction equal to (i) (a) the Aggregate Stock Consideration divided by (b) ten (10), divided by (ii) the aggregate number of Company Common Shares held by all Pre-Closing Holders immediately prior to the Pre-Closing Reorganization.

“Executives” means Neal Menashe, Richard Hasson, and Alinda van Wyk.

“Export Control Laws” means any applicable export, import, deemed export, transfer, and retransfer controls.

“Family Members” means (a) (i) the Executives, (ii) the spouse and lineal descendants (whether natural or adopted) of any Executive, (iii) any spouse of any of the individuals described in clause (ii), and (iv) any trust solely for the benefit of any individuals described in the foregoing clauses (i) through (iii); and (b) any siblings or parents of any of the individuals described in clause (a)(i) through (iii); provided, that, with respect to any representation or warranty related to an Interested Party or Family Member, clause (b) shall be limited to the Knowledge of the Company.

“Founder Holders” means each of Sponsor, Natara Holloway, and Timothy Goodell.

“Founder Holders Consent Letter” has the meaning set forth in the Recitals.

“Founder Holders Deferral Agreement” has the meaning set forth in the Preamble.

“Founder Share” means each share of SEAC Class B Common Stock held by the Founder Holders.

“Fraud” means actual and intentional Delaware common law fraud committed by a Party with respect to the making of the representations and warranties set forth in this Agreement.

“Gaming Regulatory Authority” means the competent Governmental Entity in any jurisdiction regulating online or mobile gambling, casino gaming, horse racing, sports betting, betting and gaming activities (if any), including, for the avoidance of doubt, the Governmental Entities issuing the Target Companies Relevant Licenses, or similar Governmental Entities having authority over the Target Companies or their operations by virtue of Applicable Gaming Law.

“GBGC” means the Great Britain Gambling Commission.

“GCERs” has the meaning set forth in Section 2.5(a)(vi).

“Governing Documents” means (a) in the case of a corporation or limited company, its certificate of incorporation (or analogous document) and bylaws or memorandum and articles of incorporation (as applicable); (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement or memorandum and articles of incorporation (as applicable); or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Government Official” means (i) any director, officer, employee, agent, or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent, or representative) of any Governmental Entity, or anyone otherwise acting in an official capacity on behalf of a Governmental Entity, (ii) any political party, political party official, or political party employee, (iii) any candidate for public or political office, (iv) any royal or ruling family member, or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations or the European Union.

“Guernsey” means the Island of Guernsey.

“Guernsey Companies Law” means the Companies (Guernsey) Law 2008 (as amended).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IASB” means the International Accounting Standards Board.

“IASB Financial Statements” has the meaning set forth in Section 6.10(j).

“IFRS” means the International Financial Reporting Standards or International Accounting Standards issued or adopted by the IASB (or a predecessor body) and interpretations issued by the IFRS Interpretations Committee (or a predecessor body), each as and to the extent from time to time adopted by the European Union in accordance with EC Regulation No. 1606/2002.

“Illustrative Spreadsheet” has the meaning set forth in Section 2.1(a)(iii).

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with IFRS or U.S. GAAP, as applicable; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional amounts (excluding any purchase commitments for capital expenditures or purchase commitments otherwise incurred in the Ordinary Course of Business); (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; provided, however, that, in the case of the Target Companies, ‘Indebtedness’ shall not include any Indebtedness between or among the Company and any of its Subsidiaries that are directly or indirectly wholly-owned by the Company or NewCo.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) internet domain names and rights of publicity and in social media usernames, handles, and accounts, (d) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith, (e) all design rights and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including confidential ideas, research and development, know- how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (g) all rights in Software.

“Intended 351 Treatment” has the meaning set forth in the Recitals.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interested Party” means (i) the Executives, (ii) the Pre-Closing Holders, (iii) in the case of any Pre-Closing Holder that is an entity, any direct or indirect controlling equityholder of such Pre-Closing Holder or any of its respective Affiliates (other than any Target Company), and (iv) in the case of the Executives and any Pre-Closing Holder that is an individual, any Family Member or Affiliate of such Executive or Pre-Closing Holder (other than any Target Company).

“IRS” has the meaning set forth in Section 3.8(l).

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned or licensed by any of the Target Companies or outsourced or used in the operation of any of the Target Companies.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives and (b) as used in the phrase “to the Knowledge of SEAC” or phrases of similar import means the actual knowledge of the SEAC Executives.

“Latest Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, policies and rulings of a Governmental Entity, including common law (and, for the avoidance of doubt, Applicable Gaming Law). All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires. All references to “applicable Law”, “Laws applicable” and similar phrases shall mean those Laws to which the Target Companies are subject.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Target Companies.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Target Company holds any Leased Real Property.

“Letter of Transmittal” has the meaning set forth in Section 2.1(d)(ii).

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon.

“Lock-up Agreement” has the meaning set forth in the Recitals.

“Lookback Date” means the date which is two (2) years prior to the date hereof.

“Malta Licensee” means those Target Companies holding licenses issued by the MGA.

“Material Contract” has the meaning set forth in Section 3.9(b).

“Material Entity” means the entities listed on Section 3.3(a) of the Company Disclosure Letter.

“Material Sponsorships” means the top ten (10) counterparties that have granted to the Target Companies advertising, sponsorship, promotional or hospitality rights held by such counterparty taken as a whole, based on the budgeted and anticipated expenses (as reasonably determined by the Company) to be incurred by the Target Companies, taken as a whole, as of the date hereof.

“Material Suppliers” means the top five (5) suppliers taken as a whole, based on the budgeted and anticipated expenses (as reasonably determined by the Company) to be incurred by the Target Companies, taken as a whole, as of the date hereof.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(c)(i).

“Merger Documents” has the meaning set forth in Section 2.1(b)(ii).

“Merger Effective Time” has the meaning set forth in Section 2.1(b)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“MGA” means the Malta Gaming Authority.

“Minimum Cash” means, as of immediately prior to the Closing (and for avoidance of doubt, after giving effect to the Pre-Closing Reorganization), an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, less (b) amounts required for the SEAC Share Redemptions.

“NewCo” has the meaning set forth in the Preamble.

“NewCo Articles of Incorporation” means the Articles of Incorporation of NewCo, as may be amended from time to time.

“NewCo Board” means the board of directors of NewCo.

“NewCo Change-of-Control Applications” means the applications to be filed by the Target Companies with the GBGC (under section 102(2)(b) of the Gambling Act 2005) and MGA (under Regulation 11(c) of the Gaming Authorisations Regulations (S.L. 583.05) and paragraph 37(2)(a) of the Gaming Authorisations and Compliance Directive (Directive 3 of 2018) requesting the approval of NewCo as a controller of the Target Companies.

“NewCo Common Shares” means the ordinary shares of no par value of NewCo.

“NewCo Governing Documents” has the meaning set forth in Section 6.14.

“NewCo Memorandum of Incorporation” means the Memorandum of Incorporation of NewCo, as amended from time to time.

“NewCo Parties” has the meaning set forth in Section 8.2(a).

“NewCo Post-Closing Representation” has the meaning set forth in Section 8.15(a)(i).

“NewCo SEC Filings” means the forms, reports, schedules, registration statements and other documents required to be filed by NewCo with the SEC, including the Registration Statement, Additional NewCo Filings and the Closing Form 20-F, and all amendments, modifications and supplements thereto.

“NewCo Sponsor Warrant” has the meaning set forth in Section 2.1(c)(iv).

“NewCo Warrant” has the meaning set forth in Section 2.1(c)(iv).

“Non-Party Affiliate” has the meaning set forth in Section 8.14.

“OFAC” has the meaning set forth in the definition of “Sanctioned Person”.

“Ogier” has the meaning set forth in Section 8.15(b)(i).

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice (including, with respect to cash management and the management of working capital, the payment of accounts payable, other accrued expenses and all applicable Taxes specifically related to gaming, corporate and VAT, consistent with past practice), and (b) any other action taken or not taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (b) in connection with or in response to COVID-19.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth in Section 7.1(c).

“Owned Intellectual Property” means all Intellectual Property owned by any of the Target Companies.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Target Companies.

“Party” or “Parties” has the meaning set forth in the Preamble. “Permits” has the meaning set forth in Section 3.18(b).

“Permitted Affiliate Transactions” means any item set forth on Section 1.1(a) of the Company Disclosure Letter.

“Permitted Liens” means: (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of any of the Target Companies as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided that appropriate reserves required pursuant to IFRS or U.S. GAAP, as applicable, have been made in respect thereof); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided that appropriate reserves required pursuant to IFRS or U.S. GAAP, as applicable, have been made in respect thereof on the books and records); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided that appropriate reserves required pursuant to IFRS or U.S. GAAP, as applicable, have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the Target Companies’ current use of its real property; (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof; (i) Securities Liens; (j) non-exclusive licenses of Owned Intellectual Property granted to customers in the Ordinary Course of Business; and (k) those Liens set forth on Section 1.1(b) of the Company Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means, as the context requires, “personal data”, “personally identifiable information”, or any other equivalent and applicable definition of information relating to an identified or identifiable natural Person under, and as defined in, any applicable Privacy Laws.

“PJT” means PJT Partners Holdings LP.

“Pre-Closing Holder” means (i) prior to the consummation of the Pre-Closing Reorganization, a holder of ordinary shares in the Company, and (ii) following the consummation of the Pre-Closing Reorganization and immediately prior to the Merger Effective Time (and for avoidance of doubt, prior to giving effect to the Merger), a holder of NewCo Common Shares issued as a result of the Pre-Closing Reorganization.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Reorganization” has the meaning set forth in Section 2.1(a)(iii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Premium Cap” has the meaning set forth in Section 6.12(b).

“Privacy Contracts” means all Contracts between any Target Company and any Person that govern the Processing of Personal Information.

“Privacy Laws” means all Laws applicable to any of the Target Companies pertaining to the privacy, security, protection of or the Processing of Personal Information by or on behalf of any of the Target Companies including but not limited to, in each case if (and to the extent) applicable, the General Data Protection Regulation (EU) 2016/679, (GDPR), the Data Protection (Bailiwick of Guernsey) Law, 2017, the United Kingdom’s Data Protection Act 2018, the California Consumer Privacy Act (as amended), Payment Card Industry Data Security Standard, the Telephone Consumer Protection Act, state data breach notification laws, and Canada’s Personal Information Protection and Electronic Documents Act.

“Privacy Requirements” means (a) all applicable Privacy Laws, (b) provisions relating to Processing of Personal Information in all binding Privacy Contracts, and (c) the Target Companies’ written privacy policies relating to the Target Companies’ Processing of Personal Information.

“Proceeding” means any action, suit, charge, complaint, petition, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity, including for the avoidance of doubt, a Gaming Regulatory Authority.

“Process” or “Processing” means any operation or set of operations performed on Personal Information or sets of personal data, including the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, organization, processing, adaptation, alteration, recording, distribution, transfer, transmission, receipt, import, export, retrieval, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal, erasure, destruction or disclosure or other activity regarding Personal Information (whether electronically, by automated means or in any other form or medium).

“Prohibited Affiliate Transactions” means, except for (a) Permitted Affiliate Transactions, (b) those Prohibited Affiliate Transactions consented to (such consent not to be unreasonably withheld, conditioned or delayed) in writing by SEAC after the date hereof, and (c) transactions contemplated by this Agreement or the Ancillary Agreements (including the Pre-Closing Reorganization and any payments permitted in accordance with Section 5.1(a)(xii)), any of the following transactions:

(a) the declaration, making or payment of any dividend, other distribution or return of capital (whether in cash or in kind) to any Pre-Closing Holder (or if any Pre-Closing Holder transfers its shares of the Company held as of the date hereof before the Closing Date to another Interested Party, then such Interested Party) by any Target Company, other than to another Target Company and except to the extent any such dividend, distribution or return of capital is made out of Cash and Cash Equivalents prior to the Closing Date;

(b) any payment by any Target Company to any Interested Party in connection with any redemption, purchase or other acquisition of shares of capital stock, partnership interests or other securities of any Target Company, other than any such payment that is made out of Cash and Cash Equivalents prior to the Closing Date;

(c) any (i) loan made or owed by any Target Company to any Interested Party, or (ii) payment made or Liability incurred, assumed or indemnified, whether in cash or kind, by any Target Company to, or on behalf of, or for the benefit of, any Interested Party (except for any cash distribution or dividend paid in respect of such Interested Party’s Equity Interests in any Target Company in accordance with clause (a) or clause (b) of this definition) or any payments made to any officer, director, employee or independent contractor of an Interested Party solely to the extent such payment is made to such officer, director, employee or independent contractor in his, her or its capacity as an officer, director, employee or independent contractor of an Interested Party, other than compensation, benefits or expense reimbursement (in each case, of the types available to the Executives or employees of the Target Companies or are otherwise entered into on arms’ length terms) paid or provided in the Ordinary Course of Business to individuals who are directors, officers, employees or independent contractors of any Target Company;

(d) any Lien (other than those Permitted Liens in clause (j) of the definition of Permitted Liens) made, created or granted over any asset of any Target Company in favor of any Interested Party;

(e) any guarantee by any Target Company of any Liability of any Interested Party;

(f) any discharge, forgiveness or waiver by any Target Company of any Liability owed by any Interested Party to any Target Company;

(g) the sale, purchase, transfer, license, sublicense, covenant not to assert, or disposal of any Owned Intellectual Property that is material to any Target Company to or in favor of an Interested Party, other than in the Ordinary Course of Business;

(h) the sale, purchase, transfer or disposal of any material asset or right of any Target Company to or in favor of an Interested Party, other than in the Ordinary Course of Business;

(i) except as set forth on Section 3.14 of the Company Disclosure Letter or as included as a Company Transaction Expense, any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Target Company to pay any financial advisor fee, investment banker fee, finder’s fee, brokerage or agent’s commissions or other similar payments or a reimbursement of expenses of any of the foregoing; and

(j) any commitment or agreement to do any of the foregoing.

“Pro Rata Participation Percentage” means, for each Pre-Closing Holder, a percentage equal to (a) the total number of NewCo Common Shares issued and outstanding immediately prior to the Merger Effective Time (taking into account any repurchase by NewCo of NewCo Common Shares held by the applicable Pre-Closing Holder following the Merger Effective Time pursuant to a Repurchase Agreement as if such repurchase was made prior to the Merger Effective Time) held by the applicable Pre-Closing Holder divided by (b) the total number of NewCo Common Shares issued and outstanding immediately prior to the Merger Effective Time (taking into account all repurchases by NewCo of NewCo Common Shares following the Merger Effective Time pursuant to the Repurchase Agreements as if such repurchase was made prior to the Merger Effective Time) held by all Pre-Closing Holders.

“Proxy Statement” has the meaning set forth in the definition of “Registration Statement”.

“Publicly Available Software” means any Software (or portion thereof) (a) that is distributed (i) as free Software or open source Software (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License), or (ii) pursuant to open source, copyleft or similar licensing and distribution models, or (b) that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Registered Owned Intellectual Property” means any Owned Intellectual Property which is registered.

“Registration Statement” means (a) the Proxy Statement on Schedule 14A to be filed with the SEC by SEAC in connection with the SEAC Stockholder Meeting (the “Proxy Statement”) and (b) a Registration Statement on Form F-4, which shall include the Proxy Statement, to be filed with the SEC by NewCo.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Regulations” has the meaning set forth in Section 2.5(a)(v).

“Regulatory Counsel” has the meaning set forth in Section 8.15(b)(i).

“Repurchase Agreement” has the meaning set forth in the Recitals.

“Repurchased Shares” means the aggregate number of NewCo Common Shares purchased by NewCo from Pre-Closing Holders pursuant to the Repurchase Agreements, in accordance with Section 2.2(c)(iv).

“Required Vote” means the approval of the SEAC Stockholder Voting Matters, at the SEAC Stockholder Meeting where a quorum is present, (a) in the case of the Business Combination Voting Matter, by the affirmative vote of holders of a majority of the outstanding SEAC Shares and Founder Shares entitled to vote on such matter and (b) in the case of each of the other SEAC Stockholder Voting Matters, by the affirmative vote of the holders of at least a majority of the votes cast by SEAC Stockholders present in person or represented by proxy at the SEAC Stockholder Meeting; provided, that the Equity Incentive Plan and the ESPP shall be excluded for purposes of this definition.

“Restrictive Covenant Agreements” has the meaning set forth in the Recitals.

“Revised Company Certificate” has the meaning set forth in Section 2.2(e).

“Ropes” has the meaning set forth in Section 8.15(b)(i).

“Sanctioned Country” means any country or region that is, or has been in the five (5) years prior to the date hereof, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) in effect at the time.

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non- U.S. sanctions-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List; the European Union Consolidated List and Annexes III, IV and V to Council Regulation (EU) 833/2014, as amended; HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions and List of Persons Subject to Restrictive Measures in View of Russia’s Actions Destabilising the Situation in Ukraine; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, or any European Union member state, the Bailiwick of Guernsey or any other relevant Governmental Entity.

“SEAC” has the meaning set forth in the Preamble.

“SEAC A&R Certificate of Incorporation” means the amended and restated certificate of incorporation of SEAC, dated as of October 1, 2020, as in effect on the date hereof.

“SEAC Balance Sheet” has the meaning set forth in Section 4.12(c).

“SEAC Board” means the board of directors of SEAC.

“SEAC Board Recommendation” has the meaning set forth in Section 6.10(m).

“SEAC Bylaws” means the bylaws of SEAC as in effect on the date hereof.

“SEAC Class A Common Stock” means the class A common stock of SEAC, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the SEAC A&R Certificate of Incorporation.

“SEAC Class B Common Stock” means the class B common stock of SEAC, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the SEAC A&R Certificate of Incorporation.

“SEAC Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving SEAC and any Person other than the Target Companies; provided, that notwithstanding anything herein to the contrary, “SEAC Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than SEAC) that is Sponsor, an Affiliate of Sponsor or Sponsor’s equityholders so long as such transaction, arrangement, Contract or understanding does not (i) involve SEAC or any assets (including, for this purpose, the Trust Account) or Equity Interests or debt securities of SEAC or (ii) impede, interfere with or prevent, or that would not reasonably be expected to materially delay, the transactions contemplated hereby.

“SEAC Counsel” has the meaning set forth in Section 8.15(b)(i).

“SEAC Executives” means Eric Grubman and John Collins.

“SEAC Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, and Section 4.4 and Section 4.9.

“SEAC Governing Documents” means, at any time prior to the Closing, the SEAC A&R Certificate of Incorporation and the SEAC Bylaws.

“SEAC Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would be reasonably expected to have a material and adverse effect upon the ability of SEAC to perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a SEAC Material Adverse Effect, or will be considered in determining whether a SEAC Material Adverse Effect has occurred: (a) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement and the consummation of any SEAC Share Redemptions; (b) any filing of a Proceeding with respect to this Agreement or any Ancillary Agreement or any transactions contemplated herein or therein by any SEAC Stockholders or holders of any SEAC Warrants against SEAC or against its directors or officers alleging (i) a breach of any fiduciary duty of any director of SEAC or (ii) any claim under federal securities Laws; (c) changes in applicable Law or U.S. GAAP or the official interpretation thereof, in each case effected after the date hereof; (d) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (e) any change in the financial, banking, or securities markets; (f) any strike, embargo, labor disturbance, riot, protests, cyberattacks, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (g) any national or international political conditions in or affecting the United States; (h) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; (i) any consequences arising from any action by a Party required by this Agreement (other than SEAC’s compliance with Section 5.2(a) hereof, except as a result of the failure of the Company to consent to an action following request for such consent by such Party in accordance with this Agreement); or (j) any consequences arising from any action taken (or omitted to be taken) by SEAC at the written request of the Company.

“SEAC Parties” has the meaning set forth in Section 8.2(a).

“SEAC Post-Closing Representation” has the meaning set forth in Section 8.15(b)(i).

“SEAC Preferred Shares” has the meaning set forth in Section 4.3(a).

“SEAC Public Securities” has the meaning set forth in Section 4.9.

“SEAC Public Warrants” has the meaning set forth in Section 2.1(c)(iv).

“SEAC Reserve Amount” has the meaning set forth in Section 2.2(c)(i).

“SEAC SEC Documents” has the meaning set forth in Section 4.6(a).

“SEAC SEC Filings” means the forms, reports, schedules, registration statements and other documents required to be filed by SEAC with the SEC, including the Proxy Statement, Additional SEAC Filings and the Signing Form 8-K, and all amendments, modifications and supplements thereto.

“SEAC Share” means a share of SEAC Class A Common Stock.

“SEAC Share Redemption” means the election of an eligible holder of SEAC Shares (as determined in accordance with the applicable SEAC Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s SEAC Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account (as determined in accordance with the applicable SEAC Governing Documents and the Trust Agreement), by tendering such holder’s shares of SEAC Class A Common Stock for redemption.

“SEAC Sponsor Warrants” means warrants to purchase SEAC Shares issued by SEAC to Sponsor or PJT.

“SEAC Stockholder Meeting” means a special meeting of the SEAC Stockholders to vote on the SEAC Stockholder Voting Matters.

“SEAC Stockholder Voting Matters” means, collectively, (a) the Business Combination Voting Matter, (b) adoption of the Equity Incentive Plan and the ESPP, and (c) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the SEAC Stockholders in the Proxy Statement and agreed to by SEAC and the Company.

“SEAC Stockholders” means, as of any date of determination, the holders of record of the SEAC Class A Common Stock and SEAC Class B Common Stock.

“SEAC Transaction Expenses” means (a) only to the extent SEAC is or becomes obligated to pay, has paid or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by SEAC or Sponsor through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence), in connection with SEAC’s initial public offering (including any deferred underwriting fees) or in connection with SEAC’s pursuit of a Business Combination with NewCo, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with; provided, that, notwithstanding anything to the contrary herein, the fees, costs, expenses or other Liabilities (including fees, costs and expenses of third-party advisors, legal counsel, or other representatives) incurred or payable by SEAC, its officers or directors or Sponsor in connection with or related to any written threat to file, or any filing of, a Proceeding with respect to this Agreement or any Ancillary Agreement or any transactions contemplated herein or therein by any of SEAC Stockholders or holders of any SEAC Warrants against SEAC or against its directors or officers shall not in any event be deemed SEAC Transaction Expenses incurred by SEAC or Sponsor; (b) the Deferred Discount (as such term is defined in the Trust Agreement); (c) all fees, costs and expenses paid or payable pursuant to the Tail Policy; (d) fifty percent (50%) of all filing fees paid or payable to a Governmental Entity in connection with any filing made under the Antitrust Laws; (e) all Transfer Taxes; and (f) any fees, expenses or costs associated with seeking the amendment of SEAC’s outstanding warrants contemplated by Section 6.10(o).

“SEAC Transaction Expenses Certificate” has the meaning set forth in Section 2.3(b)(i).

“SEAC Warrants” has the meaning set forth in Section 2.1(c)(iv).

“SEAC’s Disclosure Letter” means the Disclosure Letter delivered by SEAC to the Company concurrently with the execution and delivery of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC declares the Registration Statement effective.

“SEC Financial Statements” has the meaning set forth in Section 6.10(j).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Incident” means any unauthorized access, use, disclosure, modification or destruction of information, including Personal Information, proprietary business and confidential information, processed by, or interference with, IT Assets that materially adversely impacts the confidentiality, integrity or availability of such information and IT Assets or would be reportable under Privacy Requirements.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program without input from, knowledge of, or notice to the user of the program.

“Signing Form 8-K” has the meaning set forth in Section 6.10(b).

“Signing Press Release” has the meaning set forth in Section 6.10(b).

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“SPD” has the meaning set forth in Section 3.16(a).

“Sponsor” has the meaning set forth in the Preamble.

“Stock Exchange” means the New York Stock Exchange (or such other exchange on which the SEAC Shares or, following the Closing, NewCo Common Shares are then listed).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Company” has the meaning set forth in the Recitals.

“Tail Policy” has the meaning set forth in Section 6.12(b).

“Target Companies” means, collectively, NewCo, Merger Sub, the Company and the Company Subsidiaries.

“Target Companies Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, (A) a material and adverse effect upon the business, results of operations or financial condition of the Target Companies, taken as a whole or (B) the ability of the Target Companies to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (A) only, none of the following (or the effect of the following), alone or in combination, will constitute a Target Companies Material Adverse Effect, or will be considered in determining whether a Target Companies Material Adverse Effect has occurred: (a) changes that are the result of factors generally affecting the industries or markets in which the Target Companies operate; (b) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (c) changes in applicable Law or IFRS or the official interpretation thereof, in each case effected after the date hereof; (d) any failure of any Target Company to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Target Companies Material Adverse Effect may be taken into account in determining whether a Target Companies Material Adverse Effect has occurred); (e) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (f) any change in the financial, banking, or securities markets; (g) any strike, embargo, labor disturbance, riot, protest, cyberattack, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (h) any national or international political conditions in or affecting any jurisdiction in which the Target Companies conduct business; (i) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; (j) any consequences arising from any action by a Party required by this Agreement (other than the Company’s compliance with Section 5.1(a) hereof, except as a result of the failure of SEAC to consent to an action following request for such consent by such Party in accordance with this Agreement); or (k) any consequences arising from any action taken (or omitted to be taken) by any Target Company at the written request of SEAC; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (a), (c), (e), (f) and (i) may be taken into account in determining whether a Target Companies Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Target Companies, taken as a whole, relative to other comparable entities operating in the industries and markets in which the Target Companies operate.

“Target Companies Relevant Licenses” means all licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority to any Target Company or any officers, directors or employees thereof which are necessary to operate the business of the Target Companies in accordance with the Applicable Gaming Laws.

“Target Company Acquisition Target” means any business entity as to which, as of the Closing Date, any Target Company is a party to a contractual agreement to acquire such entity or substantially all of the business and/or assets of such entity.

“Target Company Acquisition Target Relevant Licenses” means all licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority to any Target Company Acquisition Target or any officers, directors or employees thereof which are necessary to operate the business of such Target Company Acquisition Target in accordance with Applicable Gaming Laws.

“Target Indemnified Person” has the meaning set forth in Section 6.12(a).

“Tax” or “Taxes” means all U.S. federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license or permit, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Returns” means all U.S. federal, state, local and foreign returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Target Company or SEAC is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Trade Control Laws” has the meaning set forth in Section 3.24(a).

“Trading Day” means any day on which SEAC Shares or NewCo Common Shares, as applicable, are actually traded on the Stock Exchange.

“Transaction Expenses” means, collectively, the Company Transaction Expenses and the SEAC Transaction Expenses.

“Transaction Support Agreements” has the meaning set forth in the Recitals.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Treasury Shares” has the meaning set forth in Section 2.1(c)(ii).

“Triggering Event I” means the last date on which the sale price of one SEAC Share or, following the Closing, one NewCo Common Share quoted on the Stock Exchange at the closing of a Trading Day has been greater than or equal to $11.50 for any twenty (20) Trading Days out of any consecutive thirty (30) Trading Day period within the Earnout Period.

“Triggering Event I Earnout Shares” has the meaning set forth in Section 2.1(b)(i)(A).

“Triggering Event II” means the last date on which the sale price of one SEAC Share or, following the Closing, one NewCo Common Share quoted on the Stock Exchange at the closing of a Trading Day has been greater than or equal to $12.50 for any twenty (20) Trading Days out of any consecutive thirty (30) Trading Day period within the Earnout Period.

“Triggering Event II Earnout Shares” has the meaning set forth in Section 2.1(b)(i)(B).

“Triggering Event III” means the last date on which the sale price of one SEAC Share or, following the Closing, one NewCo Common Share quoted on the Stock Exchange at the closing of a Trading Day has been greater than or equal to $14.00 for any twenty (20) Trading Days out of any consecutive thirty (30) Trading Day period within the Earnout Period.

“Triggering Event III Earnout Shares” has the meaning set forth in Section 2.1(b)(i)(C).

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Trust Account” means the trust account established by SEAC pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of October 6, 2020, by and between SEAC and the Trustee.

“Trust Amount” has the meaning set forth in Section 4.5.

“Trust Distributions” has the meaning set forth in Section 8.10.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee of the Trust Account.

“UK Licensee” means the Target Company holding licenses issued by the GBGC.

“U.S.” means the United States of America.

“U.S. Benefit Plan” means each Company Employee Benefit Plan that is maintained by any of the Target Companies for employees who reside or work primarily in the U.S.

“U.S. GAAP” means United States generally accepted accounting principles, consistently applied.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data that is not developed or authorized by any Target Company or the licensor of the Software or hardware components.

“VAT” means (i) within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and (ii) outside the European Union, any similar Tax levied by reference to added value or sales.

“Waiving Parties” has the meaning set forth in Section 8.15(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

“Warrant Agreement” means that certain warrant agreement dated as of October 6, 2020, by and between SEAC and the Trustee.

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.1 Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date in the order set forth in this Section 2.1:

(a) Pre-Closing Reorganization. Prior to the Closing, the following shall occur in the following order:

(i) At least five (5) Business Days prior to the Closing Date, NewCo and the Company shall deliver to SEAC an Exchange Agreement executed by each Pre-Closing Holder in substantially the form attached hereto as Exhibit A. The Exchange Agreement shall not be amended, modified, or otherwise revised without the prior written consent of Sponsor.

(ii) At least five (5) Business Days prior to the Closing Date (or later if SEAC’s certificate pursuant to Section 2.3(a) is not received at least seven (7) Business Days prior to the Closing Date, but in no event later than two (2) Business Days following receipt of SEAC’s certificate), NewCo and the Company shall jointly prepare and deliver to SEAC: (A) the Company Certificate described in, and prepared in accordance with, Section 2.2(e) of the Agreement; and (B) an updated Illustrative Spreadsheet as of the Closing Date. At the reasonable request of SEAC, NewCo and the Company shall provide SEAC with reasonable detailed supporting documentation used in preparing the Illustrative Spreadsheet and any additional information in its possession reasonably requested by SEAC in connection with its review of the Company Certificate and the Illustrative Spreadsheet, and shall provide SEAC with a reasonable opportunity to review and comment on such drafts and shall consider such comments in good faith.

(iii) On the Closing Date, immediately prior to the Merger Effective Time, pursuant to the terms of the Exchange Agreement, (A) each Pre-Closing Holder shall transfer to NewCo all of the outstanding ordinary shares of the Company that are held by such Pre- Closing Holder (which in the aggregate shall be all of the issued and outstanding Equity Interests of the Company), free and clear of all Liens, and each Pre-Closing Holder shall, in exchange therefor, subscribe and be issued, in accordance with the Exchange Ratio, the number of NewCo Common Shares set forth opposite such Pre-Closing Holder’s name in the spreadsheet attached hereto as Schedule 1 (the “Illustrative Spreadsheet”), (B) each Pre-Closing Holder shall cease to be the holder of such Company Common Shares and NewCo will be recorded as the registered holder of all of the Company Common Shares so exchanged and contributed in kind and will be the legal and beneficial owner thereof; provided, that no fractional NewCo Common Shares shall be issued pursuant to the exchange of shares set forth in clause (A) above (such share exchange, the “Pre-Closing Reorganization”). In lieu of the issuance of any such fractional share, NewCo shall aggregate the total number of NewCo Common Shares issuable to each Pre-Closing Holder in accordance with the Pre-Closing Reorganization, and then round down to the nearest whole number of NewCo Common Shares for each such Person. The Pre-Closing Reorganization shall be approved and take place in accordance with the Company Articles of Incorporation, the NewCo Articles of Incorporation and the Guernsey Companies Law (including execution and delivery of the Exchange Agreement, share transfer forms and subscription agreements by the Pre-Closing Holders or their duly appointed attorney-in-fact).

(iv) NewCo and the Company shall provide SEAC with drafts of all agreements, instruments and other documents to be entered into or filed in order to effect the Pre- Closing Reorganization, and will provide SEAC with a reasonable opportunity to review and comment on such drafts and shall consider such comments in good faith.

(b) Merger.

(i) At the Merger Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into SEAC, with SEAC as the Surviving Company, continuing as a wholly owned Subsidiary of NewCo, following the Merger and the separate existence of Merger Sub shall cease.

(ii) Following the Closing and on the Closing Date, SEAC and Merger Sub shall cause a Certificate of Merger in a form reasonably agreed between SEAC and NewCo (the “Certificate of Merger”), along with all other documentation and declarations required in connection with the Merger, to be duly executed and properly filed with the Secretary of State of the State of Delaware in accordance with the DGCL (collectively, the “Merger Documents”). The Merger shall become effective immediately upon the filing of the Certificate of Merger or such other time as agreed to by SEAC and Merger Sub in writing and specified in such filed Certificate of Merger (the “Merger Effective Time”).

(iii) The Merger shall have the effects as provided in this Agreement, in the Merger Documents and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, upon the Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of SEAC and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of each of SEAC and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

(iv) At the Merger Effective Time (subject to Section 6.12(a)), the Governing Documents of Merger Sub immediately prior to the Merger Effective Time shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Merger Effective Time, the directors and officers of Merger Sub immediately prior to the Merger Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(c) Effects of the Merger. By virtue of the Merger, NewCo shall issue the Merger Consideration (as defined below) in consideration for the acquisition of all of the issued and outstanding Equity Interests of SEAC as follows:

(i) SEAC Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each issued and outstanding SEAC Share (other than any Treasury Shares) issued and outstanding as of immediately prior to the Merger Effective Time (which, for the avoidance of doubt includes all of the Founder Shares as converted into SEAC Shares in accordance with the terms and conditions of the Founder Holders Consent Letter) shall be canceled and extinguished and shall be converted into the right to receive one NewCo Common Share (the “Merger Consideration”). From and after the Merger Effective Time, the holder(s) of certificates, if any, evidencing ownership of SEAC Shares or Founder Shares, or SEAC Shares or Founder Shares held in book-entry form, issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law. For the avoidance of doubt, no shares or assets of Merger Sub shall be distributed in connection with the Merger.

(ii) Treasury Shares. At the Merger Effective Time by virtue of the Merger and without any action on the part of any Party or any other Person, each SEAC Share and share of SEAC Class B Common Stock held immediately prior to the Merger Effective Time by SEAC as treasury stock (the “Treasury Shares”) shall be canceled and extinguished, and no consideration shall be paid with respect thereto.

(iii) Fractional Shares. No certificate or book entry representing fractional shares of NewCo Common Shares shall be issued upon the surrender for exchange of SEAC Shares. In lieu of the issuance of any such fractional share, NewCo shall aggregate the total number of NewCo Common Shares issuable to each Person upon the surrender for exchange of SEAC Shares, and then round down to the nearest whole number of NewCo Common Shares for each such Person.

(iv) SEAC Warrants. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person other than approval by the NewCo Board and issuance of the NewCo Warrants (as defined below), which shall have occurred prior to the Closing, (a) each SEAC Sponsor Warrant issued and outstanding immediately prior to the Merger Effective Time and each warrant to acquire SEAC Shares other than the SEAC Sponsor Warrants (the “SEAC Public Warrants” and, together with the SEAC Sponsor Warrants, the “SEAC Warrants”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into a warrant exercisable for an equivalent number of NewCo Common Shares (“NewCo Warrant” and such warrants converted from SEAC Sponsor Warrants, the “NewCo Sponsor Warrants”), which NewCo Warrants will mutatis mutandis have the same terms and be subject to the same conditions as set forth in the Warrant Agreement (other than that any reference to SEAC or the “Company” therein should be construed as a reference to NewCo) and in this Agreement and (b) each NewCo Sponsor Warrant shall be further subject to the terms set forth in the Founder Holders Deferral Agreement, including with respect to vesting and redemption.

(v) Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Merger Effective Time.

(d) Exchange Procedures.

(i) Prior to the Closing, NewCo shall appoint Continental Stock Transfer & Trust Company, or such other Person as mutually agreed by NewCo and SEAC, as the exchange agent (the “Exchange Agent”) to act as the agent for the purpose of issuing the Merger Consideration to the SEAC Stockholders. At or before the Merger Effective Time, NewCo shall deposit with the Exchange Agent the number of shares of NewCo Common Stock equal to the aggregate Merger Consideration payable under Section 2.1(c)(i).

(ii) As promptly as reasonably practicable after the Merger Effective Time, NewCo shall send or shall cause the Exchange Agent to send, to each record holder of SEAC Shares as of immediately prior to the Merger Effective Time (which, for the avoidance of doubt includes all of the Founder Shares as converted into SEAC Shares in accordance with the terms and conditions of the Founder Holders Consent Letter), whose SEAC Shares were converted pursuant to Section 2.1(c)(i) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as NewCo and Sponsor mutually and reasonably agree to specify) for use in such exchange (each, a “Letter of Transmittal”).

(iii) Each holder of SEAC Shares that have been converted into the right to receive the Merger Consideration, pursuant to Section 2.1(c)(i), shall be entitled to receive the Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(iv) Promptly following the date that is one (1) year after the Merger Effective Time, NewCo shall instruct the Exchange Agent to deliver to NewCo all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties pursuant to this Section 2.1(d) shall terminate. Thereafter, any Merger Consideration that remains unclaimed shall be returned to NewCo, and any Person that was a SEAC Stockholder as of immediately prior to the Merger Effective Time that has not exchanged such SEAC Shares for the Merger Consideration in accordance with this Section 2.1(d) prior to the date that is one (1) year after the Merger Effective Time, may transfer such SEAC Shares to NewCo and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and NewCo shall promptly deliver, such Merger Consideration without any interest thereupon. None of NewCo, the Company, Merger Sub, SEAC, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Directors and Officers of NewCo. Conditioned upon the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under applicable Laws, the listing requirements of the Stock Exchange or the requirements to be a “foreign private issuer” as defined in Rule 405 of the Securities

Act, NewCo shall take all actions necessary or appropriate to cause, effective as of the Closing, the board of directors of NewCo to consist initially of nine (9) members, (i) two (2) of whom shall be designated by Knutsson Ltd. prior to Closing, (ii) two (2) of whom shall be Eric Grubman and John Collins, (iii) one (1) of whom shall be designated by NewCo in consultation with SEAC prior to the Closing, and (iv) four (4) of whom shall be appointed by NewCo prior to Closing; provided, that to the extent that Knutsson Ltd. does not designate each of the members of the NewCo Board it is entitled to designate pursuant to this Section  2.1(e), NewCo may designate additional members to fill the undesignated positions.

Section 2.2 Consideration and Closing Date Payments.

(a) Aggregate Stock Consideration. The aggregate value of the Company Common Shares contributed to NewCo by the Pre-Closing Holders in exchange for NewCo Common Shares pursuant to the Pre-Closing Reorganization shall be deemed to be equal to (x) the Company Equity Value, plus (y) the amount by which the Cash and Cash Equivalent Balance of the Target Companies exceeds $300,000,000, as set forth in the Company Certificate or, if applicable, the Revised Company Certificate, in each case delivered by the Company to SEAC pursuant to Section 2.2(e), less (z) the amount by which the Cash and Cash Equivalent Balance of the Target Companies is less than $300,000,000, as set forth in the Company Certificate or, if applicable, the Revised Company Certificate, in each case delivered by the Company to SEAC pursuant to Section 2.2(e) (the “Aggregate Stock Consideration”); provided, that in no event shall the Aggregate Stock Consideration exceed $4,850,000,000. The Aggregate Stock Consideration subscribed for by the Pre-Closing Holders shall be paid in NewCo Common Shares that shall be subscribed for at $10.00 per NewCo Common Share. The NewCo Common Shares that constitute the Aggregate Stock Consideration shall be allocated among the Pre-Closing Holders in the Pre- Closing Reorganization, in accordance with the Exchange Ratio, as set forth in the Illustrative Spreadsheet.

(b) Earnout.

(i) Following the Closing and during the Earnout Period, and as additional consideration for the Pre-Closing Reorganization and the transactions contemplated hereby, within twenty (20) Business Days after the occurrence of a Triggering Event, NewCo shall issue or cause to be issued to each Pre-Closing Holder (in accordance with its respective Pro Rata Participation Percentage) NewCo Common Shares (which shall be equitably adjusted for share splits, reverse share splits, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to NewCo Common Shares occurring after the Closing) (such shares, the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement; provided, however, that any such issuance of Earnout Shares will not be made to any Pre-Closing Holder for which a filing under the HSR Act is required in connection with the issuance of Earnout Shares, until the applicable waiting period under the HSR Act has expired or been terminated:

(A) Upon the occurrence of Triggering Event I, a one-time issuance of a number of Earnout Shares equal to the product of (1) the quotient obtained by dividing (a)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (b) 0.90, multiplied by (2) 0.025 (the “Triggering Event I Earnout Shares”);

(B) Upon the occurrence of Triggering Event II, a one-time issuance of a number of Earnout Shares equal to the product of (1) the quotient obtained by dividing (a)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (b) 0.90, multiplied by (2) 0.025 (the “Triggering Event II Earnout Shares”); and

(C) Upon the occurrence of Triggering Event III, a one-time issuance of a number of Earnout Shares equal to the product of (1) the quotient obtained by dividing (a)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (b) 0.90, multiplied by (2) 0.05 (the “Triggering Event III Earnout Shares”);

provided, that in the event a Triggering Event occurs prior to Closing, NewCo shall issue or cause to be issued the applicable Earnout Shares to each Pre-Closing Holder (in accordance with its respective Pro Rata Participation Percentage) within twenty (20) Business Days after, and conditioned upon, the Closing.

(ii) For avoidance of doubt, the Pre-Closing Holders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Pre-Closing Holders be entitled to receive more than an aggregate number of Earnout Shares equal to the product of (1) the quotient obtained by dividing (a)(i) the Aggregate Stock Consideration Shares minus (ii) the Repurchased Shares by (b) 0.90, multiplied by (2) 0.10. In the event of the failure of the occurrence of any Triggering Event during the Earnout Period, no Earnout Shares will be issued to the Pre- Closing Holders in respect of such Triggering Event pursuant to this Section 2.2(b).

(iii) If, during the Earnout Period, there is a Change of Control pursuant to which NewCo or its shareholders have the right to receive consideration with a value per NewCo Common Share (as determined in good faith by the disinterested members of the NewCo Board) of:

(A) less than $11.50, then this Section 2.2(b) shall terminate and no Earnout Shares shall be issuable hereunder;

(B) greater than or equal to $11.50 but less than $12.50, then, (I) immediately prior to the consummation of such Change of Control, NewCo shall issue a number of NewCo Common Shares equal to the Triggering Event I Earnout Shares (such number of shares to be reduced by the number of Earnout Shares that have become earned and payable prior thereto as a result of the prior occurrence of Triggering Event I, if any) to the Pre-Closing Holders (in accordance with each Pre-Closing Holder’s respective Pro Rata Participation Percentage) and (II) thereafter, this Section 2.2(b) shall terminate and no further Earnout Shares shall be issuable hereunder;

(C) greater than or equal to $12.50 but less than $14.00, then, (I) immediately prior to the consummation of such Change of Control, NewCo shall issue a number of NewCo Common Shares equal to the sum of (1) the Triggering Event I Earnout Shares and (2) the Triggering Event II Earnout Shares (such number of shares to be reduced by the number of Earnout Shares that have become earned and payable prior thereto as a result of the prior occurrence of Triggering Event I or Triggering Event II, if any) to the Pre-Closing Holders (in accordance with each Pre-Closing Holder’s respective Pro Rata Participation Percentage) and (II) thereafter, this Section 2.2(b) shall terminate and no further Earnout Shares shall be issuable hereunder; or

(D) greater than or equal to $14.00, then, (I) immediately prior to the consummation of such Change of Control, NewCo shall issue a number of NewCo Common Shares equal to the sum of (1) the Triggering Event I Earnout Shares, (2) the Triggering Event II Earnout Shares, and (3) the Triggering Event III Earnout Shares (such number of shares to be reduced by the number of Earnout Shares that have become earned and payable prior thereto as a result of the prior occurrence of Triggering Event I, Triggering Event II or Triggering Event III, if any) to the Pre-Closing Holders (in accordance with each Pre-Closing Holder’s respective Pro Rata Participation Percentage) and (II) thereafter, this Section 2.2(b) shall terminate and no further Earnout Shares shall be issuable hereunder.

(iv) The NewCo Common Share price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III, and in clauses (A), (B), (C), and (D) of Section 2.2(b)(iii) shall be equitably adjusted for share splits, reverse share splits, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to NewCo Common Shares occurring after the Closing.

(c) Cash Payments and Uses. Subject to the satisfaction or waiver of the conditions set forth in Section 2.5 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the Closing and in consideration for the transactions contemplated herein, the Parties shall disburse the Available Distributable Cash in the following order of priority:

(i) first, from the funds distributed to SEAC from the Trust Account, an amount equal to the lesser of (x) 50% of the aggregate amount in the Trust Account immediately prior to the Closing, without taking into account any SEAC Share Redemptions, and (y) the aggregate amount of the Trust Account immediately prior to the Closing, taking into account any SEAC Share Redemptions (the “SEAC Reserve Amount”), shall remain with SEAC (A) for use as set forth in Section 2.2(c)(iii) below, (B) for use in operations of SEAC and to pay or otherwise fund the operations of SEAC, and (C) to be loaned to the Target Companies for use in the operations of the Target Companies and to pay or otherwise fund the operational expenses of the Target Companies post-Closing; provided, that, in each of clause (A), (B), and (C), such uses shall only be permitted to the extent such use would not reasonably be expected to prevent, impair or impede the Intended Tax Treatment (each of clauses (A), (B) and (C), an “Eligible Use”);

(ii) second, NewCo shall pay (or cause to be paid) all Company Transaction Expenses by wire transfer of immediately available funds on behalf of the Persons that incurred such Company Transaction Expenses or by whom such Company Transaction Expenses are payable;

(iii) third, from the SEAC Reserve Amount, SEAC shall pay (or cause to be paid) all SEAC Transaction Expenses by wire transfer of immediately available funds on behalf of the Persons that incurred such SEAC Transaction Expenses or by whom such SEAC Transaction Expenses are payable; provided, that to the extent there are not sufficient funds available to pay the SEAC Transaction Expenses from the SEAC Reserve Amount, the amount by which the SEAC Transaction Expenses exceed the SEAC Reserve Amount shall be paid from the remaining funds distributed to SEAC from the Trust Account; and

(iv) fourth, Available Distributable Cash in an amount equal to (A) the amount of Available Distributable Cash remaining after the payment of any amounts pursuant to Section 2.1(c)(i) through Section 2.1(c)(iii), less (B) the greater of (1) the SEAC Reserve Amount, as reduced by any payments for Eligible Uses and (2) $100,000,000, shall be deposited with, loaned to, or remain with NewCo to the extent necessary to repurchase NewCo Common Shares from Pre-Closing Holders in accordance with the Repurchase Agreements.

(d) Example Pro Forma Calculations. The transactions contemplated by Section 2.1 and this Section 2.2 shall be effectuated in accordance with and based upon the definitions contained herein. The Example Pro Forma Calculations set forth in the Illustrative Spreadsheet attached hereto as Schedule 1 have been prepared in full and complete accordance with the definitions contained herein and shall be for illustrative purposes only.

(e) NewCo and Company Certificate. At least five (5) Business Days prior to the Closing Date (or later if SEAC’s certificate to be delivered pursuant to Section 2.3(a) is not received at least seven (7) Business Days prior to the Closing Date, but in no event later than two (2) Business Days following receipt of SEAC’s certificate), NewCo and the Company shall jointly prepare and deliver to SEAC a certificate (the “Company Certificate”), duly executed and certified by a director of each of NewCo and the Company, setting forth the following (and attaching reasonable supporting details to enable a review thereof by SEAC): (i) updated Example Pro Forma Calculations as of the Closing Date and based on the amount of estimated Available Distributable Cash, the Company Transaction Expenses Certificate and the SEAC Transaction Expenses Certificate; (ii) a good faith estimate of the Cash and Cash Equivalents Balance as of the Closing Date; and (iii) in reasonable detail with respect to each Pre-Closing Holder: (A) the number of NewCo Common Shares that such Pre-Closing Holder is entitled to receive immediately following the consummation of the Pre-Closing Reorganization; (B) the Pro Rata Participation Percentage of such Pre-Closing Holder; (C) the number of NewCo Common Shares held immediately post-Closing by such Pre-Closing Holder after all the steps in this Section 2.2 have been completed; (D) the number of NewCo Common Shares such Pre-Closing Holder has elected to sell pursuant to a Repurchase

Agreement; (E) the amount payable to such Pre-Closing Holder in connection with the sale of such NewCo Common Shares pursuant to a Repurchase Agreement; and (E) the number of NewCo Common Shares to be held immediately following the sale of NewCo Common Shares pursuant to a Repurchase Agreement. Each of NewCo and the Company will provide SEAC with a reasonable opportunity to review and comment on the Company Certificate, and will provide to SEAC additional information in its possession reasonably requested by SEAC in connection with its review of such documentation and calculations, and shall consider such comments in good faith and revise the Company Certificate to incorporate any such comments from SEAC that are acceptable to NewCo and the Company after having considered them in good faith (such revised Company Certificate, the “Revised Company Certificate”).

Section 2.3 Transaction Statement; Available Distributable Cash; Third Party Invoices.

(a) Cash in Trust Account. At least seven (7) Business Days prior to the Closing Date, SEAC shall prepare and deliver to NewCo a certificate, duly executed and certified by an executive officer of SEAC, setting forth in reasonable detail SEAC’s good faith calculation (and attaching reasonable supporting details to enable a review thereof by NewCo) of the cash in the Trust Account, less amounts required for SEAC Share Redemptions.

(b) Third Party Invoices.

(i) At least three (3) Business Days prior to the Closing Date, (A) NewCo shall deliver to SEAC copies of all invoices for Company Transaction Expenses (whether payable on, prior to or after the Closing), as well as a certificate, duly executed and certificated by a director of NewCo or the Company, setting forth in reasonable detail NewCo’s and the Company’s good faith calculation of the aggregate amount of Company Transaction Expenses (the “Company Transaction Expenses Certificate”) and, to the extent applicable, any W-9, W-8 or other tax forms in the Company’s possession and reasonably requested by Sponsor or SEAC in connection with payment thereof, and (B) SEAC shall deliver to NewCo copies of all invoices for SEAC Transaction Expenses (whether payable on, prior to or after the Closing), as well as a certificate, duly executed and certificated by an executive officer of SEAC, setting forth in reasonable detail SEAC’s good faith calculation of the aggregate amount of SEAC Transaction Expenses (the “SEAC Transaction Expenses Certificate”) and any W-9, W-8 or other tax forms in SEAC or Sponsor’s possession and reasonably requested by NewCo in connection with payment thereof. NewCo will provide SEAC with a reasonable opportunity to review and comment on the Company Transaction Expenses Certificate and shall consider such comments in good faith, and SEAC will provide NewCo with a reasonable opportunity to review and comment on the SEAC Transaction Expenses Certificate and shall consider such comments in good faith.

(ii) Each of NewCo and Sponsor shall be obligated to promptly notify (in reasonable detail) the other Party upon discovery or determination by such Party of any inaccurate amounts reflected on the Company Transaction Expenses Certificate or the SEAC Transaction Expenses Certificate, as applicable, during the thirty (30) days following the Closing Date. For the avoidance of doubt, NewCo, SEAC and the Target Companies shall be responsible for the payment of all Transaction Expenses after the Closing in accordance with Section 2.2(c).

Section 2.4 Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m. Eastern time on the fifth (5th) Business Day after the conditions set forth in Section 2.5 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Section 2.5 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver (if legally permitted), as of the Closing Date, of each of the following conditions:

(i) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect preventing the consummation of the transactions contemplated by this Agreement.

(ii) Required Vote. The Required Vote shall have been obtained.

(iii) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending.

(iv) Stock Exchange Listing. The NewCo Common Shares to be issued in connection with the transactions contemplated herein and the NewCo Warrants shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof.

(v) Approval of Pending Regulatory Applications. (A) The request for approval of the Company’s internal reorganization (the “2020 Reorganization”) filed with the GBGC by or on behalf of the UK Licensee on November 13, 2020 pursuant to section 102(2)(b) of the Gambling Act 2005 shall have been granted; and (B) the request for approval of the 2020 Reorganization filed with the MGA by or on behalf of the Malta Licensee(s) on November 13, 2020 pursuant to Regulation 11(c) of the Gaming Authorisations Regulations (S.L. 583.05) and paragraph 37(2)(a) of the Gaming Authorisations and Compliance Directive (Directive 3 of 2018) (together the “Regulations”) shall have been granted.

(vi) Gaming Regulatory Communications. None of the following shall have occurred: (A) the GBGC indicating to the UK Licensee that it is minded to refuse the relevant NewCo Change-of-Control Application; (B) the GBGC indicating that it is minded to commence a review under Section 116 of the Gambling Act 2005 in the event of Closing; (C) the MGA indicating to the Malta Licensee(s) that it manifests a clear intention to refuse the relevant NewCo Change-of-Control Application; nor (D) the MGA indicating that it is likely to either commence a compliance review under Part III Regulation 6 of the Gaming Compliance and Enforcement Regulations (S.L. 583.06) (“GCERs”), or a formal investigation under Part IV Regulation 7 of the GCERs, or take enforcement measures under Part V of the GCERs in the event of Closing, in each case which has not been withdrawn or otherwise confirmed by such Gaming Regulatory Authority to have been resolved, prior to the date of the SEAC Stockholder Meeting.

(b) Conditions to Obligations of SEAC. The obligation of SEAC to consummate the transactions to be performed by SEAC in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) Each of the representations and warranties of NewCo, the Company and Merger Sub set forth in Article III (other than the Company Fundamental Representations, the representations and warranties of NewCo, the Company and Merger Sub set forth in Section 3.5 and the representations and warranties described in Section 2.5(b)(i)(D) and Section 3.23), in each case, without giving effect to any materiality, Target Companies Material Adverse Effect or similar qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Target Companies Material Adverse Effect;

(B) the representations and warranties of NewCo, the Company and Merger Sub set forth in Section 3.5 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made;

(C) each of the Company Fundamental Representations, in each case, without giving effect to any materiality, Target Companies Material Adverse Effect or similar qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and

(D) the representations and warranties of NewCo, the Company and Merger Sub set forth in Section 3.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made; provided, that for purposes of this Section 2.5(b)(i)(D), any failure of such representations and warranties to be so true and correct that does not involve a transaction in excess of $20,000,000, individually or in the aggregate, shall not be considered material.

(ii) Performance and Obligations of NewCo, the Company and Merger Sub. Each of NewCo, the Company and Merger Sub shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by NewCo, the Company and Merger Sub, respectively, on or prior to the Closing Date.

(iii) Director’s Certificate. NewCo and the Company shall jointly deliver to SEAC, a certificate duly executed by a director of each of NewCo and the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(b)(i) and Section 2.5(b)(ii) and Section 2.5(b)(v) have been satisfied.

(iv) NewCo and Company Closing Deliveries. SEAC shall have received the closing deliveries set forth in Section 2.6.

(v) No Target Companies Material Adverse Effect. No Target Companies Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(vi) NewCo Governing Documents. Each of the NewCo Memorandum of Incorporation and the NewCo Articles of Incorporation shall be amended and restated in accordance with Section 6.14.

(vii) Transaction Support Agreements. The Transaction Support Agreements shall continue to be in full force and effect.

(viii) Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been effected and the Company shall be wholly-owned by NewCo.

(c) Conditions to Obligations of NewCo, the Company and Merger Sub. The obligations of NewCo, the Company and Merger Sub to consummate the transactions to be performed by NewCo, the Company or Merger Sub in connection with the Closing are subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) Each of the representations and warranties of SEAC set forth in Article IV (other than the SEAC Fundamental Representations), in each case, without giving effect to any materiality, SEAC Material

Adverse Effect or similar qualifiers contained therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SEAC Material Adverse Effect; and

(B) each of the SEAC Fundamental Representations, in each case, without giving effect to any materiality, SEAC Material Adverse Effect or similar qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii) Performance and Obligations of SEAC. SEAC shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by SEAC on or prior to the Closing Date.

(iii) Officers Certificate. SEAC shall deliver to the Company, a duly executed certificate from an authorized officer of SEAC, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(c)(i), Section 2.5(c)(ii) and Section 2.5(c)(vi) have been satisfied.

(iv) Minimum Cash. The Minimum Cash shall not be less than $300,000,000.

(v) SEAC Closing Deliveries. NewCo shall have received the closing deliveries set forth in Section 2.7.

(vi) No SEAC Material Adverse Effect. No SEAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(vii) Founder Holders Consent Letter. The Founder Holders Consent Letter shall continue to be in full force and effect.

(d) Frustration of Closing Conditions. None of NewCo, the Company or SEAC may rely on the failure of any condition set forth in this Section 2.5 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions of such other Party to be satisfied.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.5 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.6 NewCo and Company Closing Deliveries.

(a) NewCo and Company Deliveries. At or prior to the Closing, NewCo and the Company shall deliver, or shall have delivered, to SEAC:

(i) The Exchange Agreement, duly executed by each Pre-Closing Holder, NewCo and the Company, and evidence that the Pre-Closing Reorganization has been effectuated in accordance with Section 2.1(a);

(ii) the Amended and Restated Articles of Incorporation of NewCo;

(iii) the Registration Rights Agreement, duly executed by NewCo, the Company and the Pre-Closing Holders; and

(iv) the Lock-Up Agreements, duly executed by NewCo, the Company and the Pre-Closing Holders;

(v) the Restrictive Covenant Agreements, duly executed by NewCo;

(vi) the Repurchase Agreements, duly executed by NewCo, the Company and the Pre-Closing Holders party thereto; and

(vii) the Founder Holders Deferral Agreement, duly executed by NewCo.

Section 2.7 SEAC Closing Deliveries.

(a) SEAC Closing Deliveries. At or prior to the Closing, SEAC (on behalf of itself, Sponsor and the Founder Holders, as applicable) shall deliver, or shall have delivered, to NewCo:

(i) the Restrictive Covenant Agreements, duly executed by Eric Grubman and John Collins;

(ii) the Registration Rights Agreement, duly executed by SEAC, Sponsor and the holders of Equity Interests of SEAC party to that certain Registration Rights Agreement of SEAC, dated as of October 6, 2020;

(iii) the Lock-Up Agreements, duly executed by SEAC and the Founder Holders; and

(iv) the Founder Holders Deferral Agreement, duly executed by SEAC, Sponsor, PJT, Eric Grubman, and John Collins.

(v) an original signed statement from SEAC, that SEAC is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) and reasonably satisfactory to NewCo, and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for NewCo to deliver such notice to the IRS on behalf of SEAC following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the SEAC, and in form and substance reasonably satisfactory to NewCo.

Section 2.8 Withholding. SEAC and NewCo (and any of their respective representatives and Affiliates) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET COMPANIES

As an inducement to SEAC to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the applicable section of the Company Disclosure Letter (subject to

Section 8.13), each of NewCo, the Company and Merger Sub hereby represents and warrants to SEAC as follows:

Section 3.1 Organization; Authority; Enforceability. Each Target Company is (a) duly incorporated, organized or formed, validly existing, and in good standing, or the equivalent, (where such concept is applicable) under the Laws of its jurisdiction of incorporation, organization or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) qualified to do business and in good standing or the equivalent (where such concept is applicable) in the jurisdictions in which the conduct of its business or locations of its assets or its leasing, ownership or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have a Target Companies Material Adverse Effect, and (c) each Target Company has the requisite corporate, limited liability company or other applicable business entity, as the case may be, power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each of NewCo, the Company and Merger Sub has the organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and, if and to the extent applicable, each of the other Target Companies have taken all corporate or other legal entity action necessary in order to execute, deliver and perform their respective obligations hereunder and to consummate the transactions contemplated hereby and thereby. The board of directors of each of NewCo, the Company and Merger Sub has duly approved this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement by NewCo, the Company or Merger Sub, as applicable, and the Ancillary Agreements to which it is a party. No other corporate or equivalent action on the part of any Target Company (including any action by the board of directors (or equivalent governing body) or holders of Equity Interests of any Target Company) are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, other than the following: (a) written consent of NewCo, as the sole stockholder of Merger Sub, approving and adopting this Agreement and the Merger pursuant to the DGCL and in accordance with applicable law and the Governing Documents of Merger Sub, (b) the written consent of the board of directors of Merger Sub, approving the Merger Agreement and the Merger pursuant to the DGCL and in accordance with applicable law and the Governing Documents of Merger Sub, and (c) the consents of NewCo and the Company, as set forth on Section 3.1 of the Company Disclosure Letter, necessary to approve, authorize and effect the Pre-Closing Reorganization, the repurchase of NewCo Common Shares pursuant to the Repurchase Agreements and the transactions contemplated hereby in accordance with all applicable Laws, NewCo’s Governing Documents, the Company’s Governing Documents and Contracts by which the NewCo or Company is bound (the consents in clauses (a) and (b) collectively, the “Company Required Approval”). The Company Required Approval shall be obtained in accordance with all applicable Laws and the Governing Documents of NewCo, the Company and Merger Sub, as applicable. This Agreement has been duly executed and delivered by each of NewCo, the Company and Merger Sub and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes the valid and binding agreement of each such Party, enforceable against each such Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Correct and complete copies of the Governing Documents of each of NewCo, the Company and Merger Sub, as in effect on the date hereof, have been made available to SEAC. None of the Target Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding. The Target Companies constitute all of the entities that are required or necessary to the conduct of the Business and are adequate to conduct the Business.

Section 3.2 Noncontravention. Except as set forth on Section 3.2 of the Company Disclosure Letter, the filings pursuant to Section 6.9(a), and any arrangement set forth on Section 3.16(e) of the Company Disclosure Letter, the consummation by each of NewCo, the Company and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements to which NewCo, the Company or Merger Sub is a party do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon any Equity Interests of the Company, NewCo or Merger Sub under, (f) require any approval from, or (g) require any filing with, (i) any Material Contract, (ii) any Governing Document of a Target Company, or (iii) any Governmental Entity under or pursuant to any Law or Order to which any Target Company is bound or subject, with respect to the foregoing clause (i) or clause (iii), except as would not have a Target Companies Material Adverse Effect. No Target Company is in violation of any of the Governing Documents of such Target Company except as would not have a Target Companies Material Adverse Effect.

Section 3.3 Capitalization.

(a) Section 3.3(a) of the Company Disclosure Letter sets forth with respect to each Material Entity as of the date hereof, (i) its name and jurisdiction of incorporation, organization or formation, (ii) its form of organization, and (iii) the Equity Interests issued by each such Material Entity (including the number and class (as applicable) of vested and unvested Equity Interests) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Section 3.3(a) of the Company Disclosure Letter comprise all of the capital stock or other Equity Interests of each Material Entity that are issued and outstanding as of the date hereof, immediately prior to giving effect to the transactions occurring on the Closing Date set forth in this Agreement and in the Ancillary Agreements (including, for the avoidance of doubt, the Pre-Closing Reorganization).

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Letter, as set forth in this Agreement, or if applicable, as further detailed in the Ancillary Agreements or the Governing Documents of the Target Companies, as applicable:

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Target Company is a party or which are binding upon any Target Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) none of the Target Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) none of the Target Companies is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of any of the Target Companies to which any of the Target Companies is a party;

(v) none of the Target Companies has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which any such Target Company is a party in connection with the offer, sale or issuance of any of its Equity Interests; and

(vi) other than pursuant to applicable Law, there are no contractual restrictions which prevent the payment of dividends or distributions by any of the Target Companies.

(c) Section 3.3(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries. As of the date hereof, and immediately prior to the Pre- Closing Reorganization, NewCo has, and will have no Subsidiaries other than Merger Sub. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, all of the issued and outstanding Equity Interests of each Subsidiary of the Company and NewCo, respectively (i) are beneficially owned by the Company or NewCo, as applicable, directly or indirectly and (ii) have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions (other than Securities Liens and other than as set forth in the Governing Documents of the applicable Subsidiary) or similar rights of any Person or applicable Law, other than in each case Securities Liens. Except as set forth on Section 3.3(c) of the Company Disclosure Letter, no Target Company currently owns, directly or indirectly, any Equity Interests in any Person (other than another Target Company), and no Target Company has agreed to acquire any Equity Interests of any Person.

(d) As of the date hereof, the issued shares of NewCo consists of one (1) ordinary share of no par value.

Section 3.4 Financial Statements; No Undisclosed Liabilities.

(a) The Company has delivered to SEAC true and complete copies of the unaudited balance sheets of the Target Companies as of December 31, 2020 (the “Latest Balance Sheet Date”), and the related unaudited statements of operations and cash flows of the Company and the Company Subsidiaries for the fiscal year then ended (the “Unaudited Financial Statements”), in each case, as set forth on Section 3.4(a) of the Company Disclosure Letter.

(b) Except as set forth on Section 3.4(b) of the Company Disclosure Letter, the Unaudited Financial Statements have been, and the IASB Financial Statements and the SEC Financial Statements will be, when delivered to SEAC pursuant to Section 6.10(j), derived from the books and records of the Target Companies. Except as set forth on Section 3.4(b) of the Company Disclosure Letter, (A) the Unaudited Financial Statements have been, and the IASB Financial Statements and the SEC Financial Statements will be, when delivered to SEAC pursuant to Section 6.10(j), prepared in all material respects in accordance with IFRS applied on a consistent basis throughout the periods indicated therein and (B) the Unaudited Financial Statements fairly present, and the IASB Financial Statements and the SEC Financial Statements will, when delivered to SEAC pursuant to Section 6.10(j), fairly present, in all material respects, the combined assets, liabilities, and financial condition as of the respective dates thereof and the operating results of the Target Companies for the periods covered thereby, except in each of clauses (A) and (B): (w) as otherwise noted therein, (x) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by IFRS, (y) that the Unaudited Financial Statements have not been prepared in accordance with Regulation S- X of the SEC or the standards of the IASB, and (z) that the Unaudited Financial Statements do not include all year-end audit adjustments required by IFRS.

(c) Each of the independent auditors for the Target Companies, with respect to their report as will be included in the IASB Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and, with respect to the IASB Financial Statements, the IASB.

(d) None of NewCo, the Company or any Target Company (including, to the Knowledge of the Company, any employee thereof) nor any of the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by NewCo, the Company or any Target Company, (ii) any fraud, whether or not material, that involves NewCo’s, the Company’s or any Target Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by NewCo, the Company or any Target Company, or (iii) any claim or allegation regarding any of the foregoing.

(e) Except as set forth on Section 3.4(e) of the Company Disclosure Letter, the Target Companies have no material Liabilities that are required to be disclosed on a balance sheet in accordance with IFRS, other than (i) Liabilities set forth in or reserved against in the Unaudited Financial Statements or the notes thereto;

(ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Transaction Expenses; (iv) Liabilities disclosed in the Company Disclosure Letter; or (v) Liabilities for Company Transaction Expenses.

(f) Except as set forth on Section 3.4(f) of the Company Disclosure Letter, as of the date of this Agreement, the Target Companies do not have any outstanding (i) Indebtedness for borrowed money (other than any Indebtedness between one Target Company and another Target Company); (ii) Indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; or (iii) Indebtedness for borrowed money of any Person for which such Target Company has guaranteed payment and there is no outstanding guarantee, indemnity, suretyship or security given by any Target Company or for the benefit of a Target Company.

(g) No Target Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(h) Section 3.4(h) of the Company Disclosure Letter is a correct and complete list, as of the date hereof, of all items of Indebtedness individually in excess of $5,000,000 and amounts outstanding thereunder as of the date hereof, and the Target Companies are in material compliance with all such facilities or other Contracts relating to such Indebtedness in accordance with their terms and there are no circumstances whereby continuation of such facilities or other Contracts might be prejudiced or affected as a result of a transaction effected by this Agreement. No Target Company has received any notice to repay under any agreement relating to any borrowing or Indebtedness, which is repayable on demand. No Target Company has been in payment default or technical default under any Indebtedness for borrowed money.

Section 3.5 No Target Companies Material Adverse Effect. Since the Latest Balance Sheet Date through the date hereof, there has been no Target Companies Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Except as set forth on Section 3.6 of the Company Disclosure Letter, since December 31, 2020, each Target Company has conducted its business in all material respects in the Ordinary Course of Business.

Section 3.7 Real Property.

(a) Set forth on Section 3.7(a) of the Company Disclosure Letter is a correct and complete list (with the address) of each Owned Real Property as of the date of this Agreement. With respect to each Owned Real Property, except as set forth on Section 3.7(a) of the Company Disclosure Letter: (i) the applicable Target Company has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens, except for Permitted Liens; (ii) the applicable Target Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than pursuant to this Agreement, there are no outstanding options, rights of first offer, or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) no Target Company is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Target Companies.

(b) The Owned Real Property and Leased Real Property comprises all of the real property used in the business of the Target Companies.

(c) Except as set forth on Section 3.7(c) of the Company Disclosure Letter since the Lookback Date, no portion of the Owned Real Property has suffered material damage by fire or other casualty loss, which has not been repaired and restored in all material respects.

Section 3.8 Tax Matters. Except as set forth on Section 3.8 of the Company Disclosure Letter:

(a) Each Target Company has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by each of the Target Companies are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All Income Taxes and other material amounts of Taxes and all Income Tax Liabilities and other material amounts of Tax Liabilities due and payable by each of the Target Companies for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) Each Target Company has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been received by a Target Company within the past five (5) years from a Taxing Authority in a jurisdiction where a Target Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Target Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved. The Income Tax Returns made available to SEAC reflect all of the jurisdictions in which the Target Companies are required to remit material amounts of Income Tax.

(d) No Target Company is currently or has been within the past five (5) years the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any Target Company, no such Tax Proceeding is pending, and, to the Knowledge of the Company, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against any Target Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed in writing against any Target Company.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any Target Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to any Target Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No Target Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity, which extension is in accordance with applicable Law and obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of any Target Company that would have a material adverse effect on any Target Company following the Latest Balance Sheet Date.

(f) No Target Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) No Target Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) prior to the Closing.

(h) No Target Company has owned any “controlled foreign corporation” within the meaning of Code Section 957 (other than through downward attribution pursuant to Code Section 318(a)(3)(A), (B) or (C)).

(i) There is no Lien for Taxes on any of the assets of any Target Company, other than Permitted Liens.

(j) No Target Company has any Liability for Taxes of any other Person (other than any Target Company) as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Target Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(k) The Company is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes. NewCo is classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(l) The Target Companies have not filed an entity classification election on Internal Revenue Service (“IRS”) Form 8832.

(m) Each Target Company is duly registered for VAT in each jurisdiction in which it is required to be so registered. No Target Company has a fixed establishment for VAT purposes in any jurisdiction other than its jurisdiction of incorporation. The Target Companies’ human and technical resources in the jurisdictions where they recognize a presence for VAT purposes is appropriate, in line with the current practice of tax authorities in the location of the licensed operating companies to which the activity of such Target Companies relates, to support the supply and receipt of goods and services attributed to that presence for VAT purposes.

Section 3.9 Contracts.

(a) Except as set forth on Section 3.9(a) of the Company Disclosure Letter, as of the date hereof, no Target Company is a party to, or bound by, any (other than any Contracts that are no longer in effect and under which no Target Company has any continuing or potential material Liability):

(i) collective bargaining agreement;

(ii) Contract with any (A) Material Supplier or (B) Material Sponsorship;

(iii) (A) Contract for the employment or engagement of any director, officer, employee or individual independent contractor (1) providing for an annual base compensation in excess of $300,000 and (2) not terminable upon three (3) months’ notice or less without any material liability to any Target Company in excess of that required under applicable law, or (B) Contract requiring the payment of any compensation by any Target Company that is triggered solely as a result of the consummation of the transactions contemplated by this Agreement;

(iv) Contract under which any Target Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case having an outstanding principal amount in excess of $10,000,000;

(v) Contract for the licensing or granting of any right in or immunity under Intellectual Property, other than Contracts (A) concerning uncustomized, commercially available Software (whether on-premises software, software-as-a-service services, platform-as-a- service services, and/or infrastructure-as-a-service services) licensed for less than $5,000,000 in annual fees; (B) where such license or grant is immaterial to the business of the Target Companies; (C) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; (D) pursuant to which a Target Company grants a non-exclusive license of Owned Intellectual Property to a customer or sponsored organization in the Ordinary Course of Business; or (E) whereby Intellectual Property is implicitly licensed;

(vi) Contract pursuant to which any Person (other than a Target Company) has guaranteed the Liabilities of a Target Company;

(vii) joint venture, partnership or similar Contract;

(viii) other than this Agreement, Contract for the sale or disposition of any material assets or Equity Interests of any Target Company with an aggregate fair market value greater than $10,000,000 (other than those providing for sales or dispositions of (A) assets and inventory in the Ordinary Course of Business, (B) assets no longer used in the businesses of the Target Companies, and (C) non-exclusive licenses of Owned Intellectual Property granted to customers in the Ordinary Course of Business), in each case, under which there are material outstanding obligations of the applicable Target Company (including any sale or disposition agreement that has been executed, but has not closed);

(ix) Contract that materially limits or restricts, or purports to limit or restrict, any Target Company (or after the Closing, SEAC or any Target Company) from engaging or competing in any line of business or material business activity in any jurisdiction;

(x) Contract that contains a provision providing for the sharing of any revenue or cost savings with any Material Supplier or Material Sponsorship;

(xi) Contract involving the payment of any earnout or similar contingent payment with a value in excess of $5,000,000 in any single instance or in excess of $20,000,000 in the aggregate;

(xii) Contract involving the settlement, conciliation or similar agreement of any Proceeding or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) in excess of $5,000,000 in any single instance or in excess of $20,000,000 in the aggregate, or (B) that by its terms limits or restricts any Target Company from engaging or competing in any line of business in any jurisdiction;

(xiii) Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) following the Closing Date by any Target Company in an amount in excess of $10,000,000 annually or $50,000,000 over the life of the Contract;

(xiv) Contract that relates to the future acquisition of material business, assets or properties by any Target Company (including the acquisition of any business, stock or material assets of any Person or any real property and whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $15,000,000 in any single instance or in excess of $25,000,000 in the aggregate, except for (A) any agreement related to the transactions contemplated by this Agreement, (B) any non-disclosure, indications of interest, term sheets, letters of intent or similar agreements entered into in connection with such acquisitions, and (C) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business; or

(xv) Contract set forth on Section 3.23 of the Company Disclosure Letter.

(b) Except as set forth on Section 3.9(b) of the Company Disclosure Letter, each Contract listed on Section 3.9(a) of the Company Disclosure Letter (each such Contract together with all material amendments, waivers or other changes thereto, a “Material Contract”) is in full force and effect and is valid, binding and enforceable against the applicable Target Company party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles and except as would not have a Target Companies Material Adverse Effect. The Company has made available to SEAC a true and correct copy of each Material Contract. With respect to all Material Contracts, none of the Target Companies or, to the Knowledge of the Company, any other party to any such Target Companies Material Contract is in breach or default thereunder, which breach or default would have a Target Companies Material Adverse Effect (or is alleged in writing to be in breach or default thereunder, which breach or default would have a Target Companies Material Adverse Effect), and, to the Knowledge of the Company, there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by any Target Company thereunder (which breach or default would have a Target Companies Material Adverse Effect) or any other party to such Material Contract (which breach or default would have a Target Companies Material Adverse Effect). During the last twelve (12) months, no Target Company has received any written claim or notice, or, to the Knowledge of the Company, oral claim or notice, of breach of or default under any such Material Contract (which breach or default would have a Target Companies Material Adverse Effect).

(c) Set forth on Section 3.9(c) of the Company Disclosure Letter is a list of each of the Material Suppliers and the Material Sponsorships. Since December 31, 2020, no such Material Supplier or Material Sponsorship has canceled, terminated or, to the Knowledge of the Company, materially and adversely altered its relationship with any Target Company (in each case, which would have a Target Companies Material Adverse Effect) or threatened in writing to cancel, terminate or materially and adversely alter its relationship with any Target Company (in each case, which would have a Target Companies Material Adverse Effect). There have been no disputes between any Target Company and any Target Companies Material Supplier or Material Sponsorship since the Lookback Date which would have a Target Companies Material Adverse Effect.

Section 3.10 Intellectual Property.

(a) Except as set forth on Section 3.10(a)(i) of the Company Disclosure Letter, and except where it would not be material to any of the Target Companies (x) to the Knowledge of the Company, the former and current products and services and operation of the business of each of the Target Companies, in each case, as advertised, marketed, offered for sale, sold, or performed (as applicable), do not infringe, misappropriate or otherwise violate, and since the Lookback Date have not infringed, misappropriated or otherwise violated, any Intellectual Property of any Person, and (y) there are no Proceedings pending (or, to the Knowledge of the Company, threatened, and, since the Lookback Date, no Target Company has received any written charge, complaint, claim, demand, or notice that has not been fully resolved with prejudice) alleging any such infringement, misappropriation or other violation (including any claim that any Target Company must license or refrain from using any material Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforceability of any Owned Intellectual Property. To the Knowledge of the Company, except as set forth on Section 3.10(a)(ii) of the Company Disclosure Letter, no Person is, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property in a manner that is material to any of the Target Companies.

(b) Except as set forth on Section 3.10(b)(i) of the Company Disclosure Letter, and except where the failure to so own or have the right to use would not be material to any of the Target Companies relying on such rights, the Target Companies, taken as a whole, are the sole and exclusive owner of all right, title, and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and each Target Company owns, or has the valid right to use, all other Intellectual Property and IT Assets that are used in the conduct of the business of such Target Company as currently conducted, in all material respects, and, to the Knowledge of the Company, none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement the consummation of the transactions contemplated hereby or thereby. Set forth on Section 3.10(b)(ii) of the Company Disclosure Letter is a true and complete listing of all Registered Owned Intellectual Property as of the date of this Agreement, all of which is subsisting and, to the Knowledge of the Company, valid and enforceable. Except as set forth on Section 3.10(b)(iv) of the Company Disclosure Letter, the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by any Target Company. All the Registered Owned Intellectual Property required to be disclosed on Section 3.10(b)(ii) of the Company Disclosure Letter has been maintained effective, subject to any expiration of term under applicable Law, by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except in the event the Target Companies have decided in the exercise of good business judgment not to maintain such Registered Owned Intellectual Property.

(c) Section 3.10(c) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Software that is Owned Intellectual Property and material to any of the Target Companies. All Software that is Owned Intellectual Property and material to any of the Target Companies (i) conforms and functions, and is designed to function, in all material respects in accordance with all specifications, representations, warranties and other descriptions established in written Contracts by the applicable Target Companies or in other documents conveyed thereby to their customers or other licensees and (ii) to the Knowledge of the Company, does not contain any Self-Help Code or Unauthorized Code or similar programs. No Person other than a Target Company possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for such Software and, all such source code is in the sole possession of the Target Companies and has been maintained as strictly confidential (in each case, other than employees, contractors, and consultants of the Target Companies that have strict confidentiality obligations to the Target Companies with respect to such source code and solely to the extent necessary for them to maintain, store or develop such Software for a Target Company).

(d) All Publicly Available Software used by any of the Target Companies in connection with the Target Companies’ business has been used in all material respects in accordance with the terms of its governing license. None of the Target Companies has used any Publicly Available Software in connection with Owned Intellectual Property, nor licensed or distributed to any third party any combination of Publicly Available Software and Owned Intellectual Property, in each case, in a manner that (i) requires, or conditions the use or distribution of any Software that is Owned Intellectual Property on, the disclosure, licensing or distribution of any source code for any Owned Intellectual Property or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of any of the Target Companies to use, distribute or enforce Owned Intellectual Property in any manner.

(e) No current or former director, officer, manager, employee, agent or third- party representative of any Target Company has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property owned or, to the Knowledge of the Company, used by any of the Target Companies, in each case except as would not be material to the business of each Target Company. Each Target Company has obtained from all Persons (including all current and former founders, officers, directors, employees, contractors, consultants and agents) who have contributed to the creation of any Owned Intellectual Property a valid and enforceable written present assignment of all rights, title, and interest in and to any such Owned Intellectual Property to such Target Company (other than where such rights, title, and interest in and to such Owned Intellectual Property have vested automatically in such Target Company by operation of Law), in each case except where the failure to do so is not material to such Target Company. To the Knowledge of the Company, no Person is in violation of any such written assignment agreements. There are no past, pending or, to the Knowledge of the Company, threatened claims against any Target Company from any such Persons requesting payment of additional or increased compensation in relation to the Intellectual Property they have created and, since the Lookback Date, no Target Company has received any written complaint, claim, demand, or notice in relation thereto.

(f) Each Target Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information (including material proprietary source code) forming part of the Owned Intellectual Property (and any confidential information owned by any Person to whom any of the Target Companies has a confidentiality obligation). Except as required by Law or as part of any audit or examination by a Governmental Entity, no such trade secret or confidential information forming part of the Owned Intellectual Property has been disclosed by any Target Company to any Person, other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. To the Knowledge of the Company, no Person is in violation of any such written confidentiality agreements.

(g) The IT Assets are sufficient in all material respects for the current business operations of each of the Target Companies. Each of the Target Companies has in place commercially reasonable disaster recovery and security plans and procedures and has taken commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the IT Assets owned by each of the Target Companies and all confidential or sensitive data and information stored thereon, such as Personal Information, including from unauthorized access and infection by Unauthorized Code. To the Knowledge of the Company, since the Lookback Date, there has been no material failure of the IT Assets that has caused a material interruption to or material failure of the operation of the Target Companies.

(h) Except as set forth on Section 3.10(h) of the Company Disclosure Letter, all material Intellectual Property owned or used by any of the Target Companies immediately prior to the Closing will be owned or available for use by such Target Companies immediately subsequent to the Closing on identical terms and conditions as owned or used by such Target Companies immediately prior to the Closing.

Section 3.11 Data Security; Data Privacy.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Letter, to the Knowledge of the Company, the Target Companies have not experienced any Security Incidents since the Lookback Date, and no Target Company has received any written notices, claims or complaints from any Person regarding any Security Incident since the Lookback Date. Since the Lookback Date, no Target Company has received any written complaint, claim, demand, inquiry or other notice, including a notice of investigation (but excluding any requests to exercise data subject rights pursuant to Chapter III of Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 or any equivalent provisions of applicable Privacy Laws) from any Person (including any Governmental Entity) regarding any of the Target Companies’ Processing of Personal Information or compliance with applicable Privacy Requirements and Data Security Requirements.

(b) Except as set forth on Section 3.11(b) of the Company Disclosure Letter or as would not constitute a Target Companies Material Adverse Effect, each Target Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Privacy Requirements and Data Security Requirements. To the Knowledge of the Company, the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any applicable Privacy Requirement or Data Security Requirements or cause the termination of any Target Company’s right to process any Personal Information used in and necessary for the conduct of the Business, as processed by such Target Company as of the date hereof.

Section 3.12 Information Supplied; Registration Statement. The information supplied or to be supplied in writing by the Company or NewCo, as applicable, with respect to the Target Companies expressly for inclusion in the Registration Statement (including the Proxy Statement), the Additional SEAC Filings, the Additional NewCo Filings, any other NewCo SEC Filing, any other SEAC SEC Filing or any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release), which information with respect to the Target Companies shall be provided by the Company or NewCo, as applicable, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to SEAC Stockholders, or (c) the time of the SEAC Stockholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by the Company or NewCo, as applicable, or that are included in such filings and/or mailings), except that no warranty or representation is made by the Company or NewCo, as applicable, with respect to (i) statements made or incorporated by reference therein based on information supplied by SEAC or its Affiliates for inclusion in such materials or (ii) any projections or forecasts included in such materials. The Registration Statement (including the Proxy Statement) will comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder applicable to the Registration Statement.

Section 3.13 Litigation. Except (a) for Proceedings under any Tax Law (as to which certain representations and warranties are made pursuant to Section 3.8) and (b) as set forth on Section 3.13(a) of the Company Disclosure Letter, as of the date of this Agreement, there are no Proceedings (or to the Knowledge of the Company, investigations by a Governmental Entity) in which the reasonably expected damages are in excess of $10,000,000 pending or, to the Knowledge of the Company, threatened in writing against any Target Company or any director or officer of a Target Company (in their capacity as such), and since the Lookback Date the Target Companies have not been subject to or bound by any material outstanding Orders. Except as set forth on Section 3.13(b) of the Company Disclosure Letter, as of the date of this Agreement, there are no Proceedings in which the reasonably expected damages are in excess of $10,000,000 pending or threatened by any Target Company against any other Person.

Section 3.14 Brokerage. Except as set forth on Section 3.14 of the Company Disclosure Letter, no Target Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Target Company or SEAC to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.15 Labor Matters.

(a) The Company has made available to SEAC a complete list of all employees of the Target Companies on a no-name basis and, as applicable, their title and/or job description, job location and base compensation and any bonuses paid with respect to the last year. As of the date hereof, to the Knowledge of the Company, all employees of the Target Companies are legally permitted to be employed by the Target Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b) Except as set forth on Section 3.15(b)(i) of the Company Disclosure Letter, no Target Company is a party to or negotiating any collective bargaining agreement with respect to employees of any Target Company. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against any Target Company, and no such strikes, work stoppages, slowdowns or other material disputes have occurred since the Lookback Date. Except as set forth on Section 3.15(b)(ii) of the Company Disclosure Letter, since the Lookback Date, (i) no labor union or other labor organization, or group of employees of any Target Company, has made a written demand for recognition or certification with respect to any employees of any Target Company, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) to the Knowledge of the Company, there have been no pending or threatened union organizing activities with respect to employees of any Target Company, and (iii) there has been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges against any Target Company.

(c) Except as set forth on Section 3.15(c)(i) of the Company Disclosure Letter or as would not reasonably be expected to result in material Liabilities to the Target Companies, the Target Companies, are, and

since the Lookback Date have been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including (where applicable) provisions thereof relating to wages and hours, classification (including employee, independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees under the Fair Labor Standards Act, to the extent applicable), equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, affirmative action, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees in the United States and the proper confirmation of employee visas), whistleblowing, plant closures, redundancies and layoffs (including the WARN Act in the United States), employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. Except as set forth on Section 3.15(c)(ii) of the Company Disclosure Letter, (i) there are no Proceedings pending, or to the Knowledge of the Company, threatened against any Target Company by any current or former employee or individual independent contractor of the Target Company and (ii) since the Lookback Date, none of the Target Companies has implemented any collective redundancies or mass layoff of their employees triggering notice requirements under the WARN Act, nor is there presently any outstanding Liability under the WARN Act with respect to any such actions since the Lookback Date, and as of the date hereof, no such plant closings, collective redundancies or mass layoffs are currently planned or announced by any of the Target Companies.

(d) Except as would not reasonably be expected to result in material Liabilities to the Target Company, since the Lookback Date, (i) each of the Target Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments that have become due and payable to employees; (ii) no Target Company has been liable for any arrears of wages, compensation or related Taxes, penalties or other sums with respect to its employees; (iii) each of the Target Companies has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees and such individual independent contractors; and (iv) to the Knowledge of the Company, each individual who since the Lookback Date has provided or is providing services to any Target Company, and has been classified as an independent contractor, consultant, leased employee, or other non-employee service provider, has been properly classified as such under all applicable Laws relating to wage and hour and Tax.

(e) To the Knowledge of the Company, no employee or individual independent contractor of any Target Company is, with respect to his or her employment by or relationship with any Target Company, in material breach of the terms of any nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to the Target Companies; or (ii) owed to any third party with respect to such Person’s employment or engagement by the Target Companies. No senior executive has provided, to the Knowledge of the Company, oral or written notice of any present intention to terminate his or her relationship with any Target Company within the first twelve (12) months following the Closing.

(f) Since the Lookback Date, the Target Companies have used reasonable efforts to investigate all sexual harassment, or other discrimination, or retaliation or victimization allegations which have been reported by employees to the appropriate individuals at the Target Companies responsible for reviewing such allegations in accordance with the policies and procedures established by the Target Companies. With respect to each such allegation deemed to have potential merit, the Target Companies have taken such corrective action that is reasonably calculated to prevent further improper conduct. To the Knowledge of the Company, none of the Target Companies reasonably expects any material Liabilities with respect to any such allegations.

Section 3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a list of each material Company Employee Benefit Plan; provided, that only those employment, consulting or individual independent contractor Contracts listed under Section 3.9(a)(iii)(A) of the Company Disclosure Letter shall be deemed material Company Employee Benefit Plans for purposes of this Section 3.16(a). With respect to each material U.S.

Benefit Plan, the Company made available to SEAC correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (“SPD”) (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the IRS, (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, and (v) all current related material insurance Contracts, trust agreements or other funding arrangements. With respect to each material Company Employee Benefit Plan (other than a U.S. Benefit Plan), the Company has made available to SEAC copies of the plan document and/or a summary of the material terms thereof.

(b) Except as set forth on Section 3.16(b) of the Company Disclosure Letter, (i) no Target Company has any current or contingent obligation to provide, retiree or post- employment health or life insurance or other retiree or welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage or as required by applicable non-U.S. Law, (ii) no Target Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to ERISA or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code and (iii) no Target Company contributes to or has any obligation to contribute to, or has any Liability under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA. Except as set forth on Section 3.16(b) of the Company Disclosure Letter, no Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Target Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.

(c) Except as set forth on Section 3.16(c) of the Company Disclosure Letter, to the Knowledge of the Company, each U.S. Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the participation of the Target Companies in such plan that would reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code; provided, that only those employment, consulting or individual independent contractor Contracts listed under Section 3.9(a)(iii)(A) of the Company Disclosure Letter shall be deemed Company Employee Benefit Plans for purposes of this sentence of Section 3.16(c). With respect to a U.S. Benefit Plan, no Target Company, nor to the Knowledge of the Company, any other Person, has engaged in any material “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and to the Knowledge of the Company, no material breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any U.S. Benefit Plan since the Lookback Date. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case that would result in material liability to the Target Companies. None of the Target Companies have incurred (whether or not assessed), nor is reasonably expected to incur, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to the participation of the Target Companies in each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are required to be made or paid by any of the Target Companies have been made in all material respects in accordance with the terms of the Company Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law and all contributions, distributions, reimbursements and premium payments required to be made or paid by any of the Target Companies for any period ending on or before the Closing Date that are not yet due have in all material respects been made or accrued.

(d) No Target Company is, or has been within the period of six years prior to the date of this Agreement, an employer of a United Kingdom defined benefit pension plan or associated or connected with the employer of a United Kingdom defined benefit pension plan for the purposes of Section 43 of the United Kingdom Pensions Act 2004.

(e) Except as set forth on Section 3.16(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement, alone or together with any other event will not (i) result in any material payment or benefit becoming due or payable, to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Target Companies to any current or former officer, employee, director or individual independent contractor.

(f) Except as set forth on Section 3.16(f) of the Company Disclosure Letter, no current or former officer, employee, director or individual independent contractor of the Target Companies has any right against the Target Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or interest imposed under Section 409A of the Code or otherwise.

(g) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event, result in the payment of any amount that would, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). Except as set forth on Section 3.16(g) of the Company Disclosure Letter, no Target Company has agreed to pay, gross-up, reimburse or otherwise indemnify any current or former officer, employee, director or individual independent contractor of the Target Companies for any Tax imposed under Section 4999 of the Code.

Section 3.17 Insurance. The Target Companies have in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the Target Companies) in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the Target Companies operate (the “Insurance Policies”), except where the failure to have any such a policy would not be material to the Target Companies. As of the date of this Agreement: (a) all of the material Insurance Policies held by, or for the benefit of, the Target Companies as of the date of this Agreement with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) no Target Company has received a written notice of cancellation of any of the Insurance Policies or of any material changes that are required in the conduct of the business of any Target Company as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. No Target Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. Except as set forth on Section 3.17 of the Company Disclosure Letter, during the twelve (12) months prior to the date hereof, there have been no material claims by or with respect to any of the Target Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

Section 3.18 Compliance with Laws; Permits.

(a) Except (i) with respect to compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.8), (ii) as set forth on Section 3.18(a) of the Company Disclosure Letter, and (iii) as would not be material to the Target Companies taken as a whole, each Target Company is and, since the Lookback Date has been, in compliance with all Laws applicable to the conduct of the business of the Target Companies and, since the Lookback Date, no uncured written notices have been received by any Target Company from any Governmental Entity or any other Person alleging a violation of any such Laws.

(b) Each Target Company holds all material permits, licenses, registrations (excluding Intellectual Property registrations and certifications), approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity, required for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Permits”) and are in compliance in all material respects with all material terms and conditions of such Permits. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. No Target Company is in material default under any such Permit and to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a Target Companies Material Adverse Effect.

Section 3.19 Title to Assets; No Bankruptcy.

(a) Each Target Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its tangible or intangible assets, properties and rights free and clear of all Liens other than Permitted Liens (collectively, the “Assets”), in each case except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Target Companies Material Adverse Effect. All such tangible Assets that are material to the operation of the business of the Target Companies are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) None of the Target Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.

Section 3.20 Gaming.

(a) Except as set forth on Section 3.20(a) of the Company Disclosure Letter, no Target Company has (i) made any application for a license, certificate, registration or finding of suitability from any Gaming Regulatory Authority that has not been issued, granted or given (for whatever reason) or (ii) withdrawn any such application (for whatever reason).

(b) Where required to do so under Applicable Gaming Law or as requested by any Gaming Regulatory Authority, all relevant directors, officers, contractors and employees of the Target Companies have obtained and hold personal management licenses (or jurisdictional equivalent license) and those licenses, registrations or findings of suitability are in full force and effect, except where the failure to obtain or maintain such licenses would not have a Target Companies Material Adverse Effect.

(c) Since the Lookback Date, no Target Company has, to the Knowledge of the Company, done or omitted to do anything in material breach of the Applicable Gaming Laws.

(d) Except as set forth on Section 3.20(d) of the Company Disclosure Letter, since the Lookback Date, no Target Company has received a written notice from a Governmental Entity alleging that the business of any Target Company infringes or violates any Applicable Gaming Law in any material respect or is in breach of the terms of any Target Companies Relevant License or that such Governmental Entity intends to pursue any review or investigation which might conclude with the imposition of any sanction on any Target Company.

(e) Except as set forth on Section 3.20(e) of the Company Disclosure Letter, as of the date hereof, no Target Company has been or is subject to any investigation, inquiry or criminal Proceeding or other disciplinary action, whether pending or to the Knowledge of the Company, threatened, relating to Applicable Gaming Laws, and there are no facts, matters or circumstances (i) to the Knowledge of the Company or (ii) that first arose (regardless of whether the Company has Knowledge) at any time since the Lookback Date which would reasonably give rise to any such investigation, inquiry, Proceeding or action that is likely to result in the imposition of material sanctions in connection with a Target Companies Relevant License, may result in the revocation of a Target Companies Relevant License or would have a Target Companies Material Adverse Effect.

(f) To the Knowledge of the Company, there are no circumstances relating to any of the directors, officers or stockholder of the Company which has affected, or could materially affect, the ability of any Target Company to obtain or maintain any Target Companies Relevant License. To the Knowledge of the Company and as of the date hereof, no Target Company or representative of any Target Company has received notice (whether orally or in writing) from any U.S. Gaming Regulatory Authority that there are circumstances relating to any director, officer or stockholder of the Company which have materially and adversely affected, or that the Company believes are reasonably likely to materially and adversely affect, the ability of any Target Company Acquisition Target to obtain any Target Company Acquisition Target Relevant License upon the completion of the acquisition of such Target Company Acquisition Target by any Target Companies.

(g) Except as set forth on Section 3.20(g) of the Company Disclosure Letter, no approvals, determinations, grants, confirmations and other conditions with respect to Gaming Regulatory Authorities are required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(h) Except as set forth on Section 3.20(h) of the Company Disclosure Letter, or as reflected on the licenses, certificates, registrations and findings of suitability contained in the Data Room, no Gaming Regulatory Authority has imposed on any Target Company any unusual or unique material and adverse conditions, restrictions or limitations under any gaming license, certificate, registration or finding of suitability.

(i) Except as set forth on Section 3.20(i) of the Company Disclosure Letter, to the Knowledge of the Company, (i) all licenses, certificates, registrations or findings of suitability reflect normal time periods, and (ii) there is no expectation that any Governmental Entity will not renew such license, certificate, registration or finding of suitability in the ordinary course on or prior to expiry.

Section 3.21 Anti-Corruption Compliance.

(a) Since the date which is four (4) years prior to the date hereof, in connection with or relating to the business of the Target Companies, no Target Company, and no director, officer, and to the Knowledge of the Company, no manager, employee, agent or third-party representative of a Target Company (in their capacities as such): (i) has promised, offered, made, authorized, solicited, agreed to receive or received any bribe, rebate, payoff, influence payment or kickback, in each case, in violation of Anti-Corruption Laws, (ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal under the Anti-Corruption Laws, or (iii) has, directly or indirectly, made, offered, promised or authorized, solicited, received or agreed to receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or any other advantage, or anything else of value, regardless of form or amount, to or from any Government Official (or another Person at their request or acquiescence) or other Person, in each case, in violation of applicable Anti-Corruption Laws. There are no (and since the date which is four (4) years prior to the date hereof, there have been no) pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, or other whistleblower complaints or reports alleging (i) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Corruption Law.

(b) The transactions of the Target Companies are accurately reflected on their respective books and records in compliance in all material respects with applicable Anti- Corruption Laws.

Section 3.22 Anti-Money Laundering Compliance.

(a) The Target Companies maintain procedures reasonably designed to prevent money laundering and otherwise to ensure material compliance with all applicable Anti-Money Laundering Laws. There are no matters of material non-compliance with any Anti-Money Laundering Law that any Governmental Entity has required a Target Company to correct since the date which is four (4) years prior to the date hereof, unless otherwise disclosed in Section 3.22 of the Company Disclosure Letter.

(b) No Target Company nor, to the Knowledge of the Company, any of their respective directors, officers, managers, employees, agents or third-party representatives (in their capacities as such) has knowingly engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

(c) There are no current or pending or, to the Knowledge of the Company, threatened in writing, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti- Money Laundering Laws by any Target Company or any of their respective directors, officers, managers, or employees.

Section 3.23 Affiliate Transactions.

(a) Except as set forth on Section 3.23(a) of the Company Disclosure Letter, (i) there are no Contracts (except for the Governing Documents) between any of the Target Companies, on the one hand, and any Interested Party (other than another Target Company) on the other hand and (ii) no Interested Party (other than another Target Company) (A) owes any amount to any Target Company or (B) owns any material assets, tangible or intangible, of the business of any Target Company as operated as of the date hereof (such Contracts or arrangements described in clauses (i) and (ii), “Affiliated Transactions”).

(b) Except as set forth on Section 3.23(b) of the Company Disclosure Letter, there have been no Prohibited Affiliate Transactions since the Latest Balance Sheet Date, except for the repayment of amounts owed by any Target Company to any Interested Party pursuant to a loan for borrowed money or other form of Indebtedness paid out of Cash and Cash Equivalents.

(c) Notwithstanding anything to the contrary herein, “Affiliated Transactions” shall not be deemed to include any transaction between any of the Target Companies, on the one hand, and any Interested Party that is a portfolio company of an investment fund (as such term is commonly understood in the private equity industry), on the other hand, that has been entered into on arm’s length terms (and on terms not materially less favorable to a Target Company for any such similar transaction with a third party) in the Ordinary Course of Business by any of the Target Companies, on the one hand, and such Interested Party, on the other hand.

Section 3.24 Compliance with Applicable Sanctions and Embargo Laws.

(a) No Target Company nor, to the Knowledge of the Company, any of their directors, officers, managers, employees, agents or third-party representatives, is or since the Lookback Date, has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions in connection with the business of any Target Company; or (iii) in violation of any applicable Sanctions or applicable Export Control Laws or U.S., European Union or United Kingdom anti-boycott requirements (the “Trade Control Laws”), in connection with the business of any Target Company.

(b) There are no formal legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations by any Target Company of the Trade Control Laws.

Section 3.25 Inspections; SEAC’s Representations. Each of NewCo, the Company and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Each of NewCo, the Company and Merger Sub agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of SEAC and on the accuracy of the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by SEAC pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by SEAC or its Affiliates or representatives, except for those set forth in Article IV and in any Ancillary Agreement or certificate delivered by SEAC pursuant to this Agreement. Each of NewCo, the Company and Merger Sub specifically acknowledges and agrees to SEAC’s disclaimer of any representations or warranties other than those set forth in Article IV and in any Ancillary Agreement or certificate delivered by SEAC pursuant to this Agreement, whether made by either SEAC or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to NewCo, the Company, Merger Sub, any of their respective Affiliates or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to NewCo, the Company, Merger Sub, any of their respective Affiliates or any of their respective representatives by SEAC or any of its Affiliates or representatives), other than those set forth in Article IV and in any Ancillary Agreement or certificate delivered by SEAC pursuant to this Agreement. Each of NewCo, the Company and Merger Sub specifically acknowledges and agrees that, without limiting the generality of this Section 3.25, neither SEAC nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each of NewCo, the Company and Merger Sub specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV and in any Ancillary Agreement or certificate delivered by SEAC pursuant to this Agreement, SEAC has not made any other express or implied representation or warranty with respect to SEAC, its assets or Liabilities, the businesses of SEAC or the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SEAC

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (a) for all representations and warranties of SEAC, as set forth in the applicable section of SEAC’s Disclosure Letter (subject to Section 8.13), or (b) for all representations and warranties of SEAC other than those set forth in Section 4.1, Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.4, Section 4.9, and Section 4.10, as disclosed in any SEAC SEC Filings prior to the date hereof (excluding any disclosures in any “risk factors” section that do not constitute statements of facts, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward- looking in nature), SEAC hereby represents and warrants to NewCo and the Company as follows:

Section 4.1 Organization; Authority; Enforceability. SEAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SEAC is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a SEAC Material Adverse Effect. SEAC has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which SEAC is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite SEAC Board action. No other proceedings on the part of SEAC (including any action by SEAC Board or SEAC Stockholders), except for the receipt of the Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which SEAC is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by SEAC and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a valid and binding agreement of SEAC, enforceable against SEAC in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. SEAC is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2 Governing Documents. SEAC has heretofore furnished to the Company and NewCo complete and correct copies of the SEAC Governing Documents. The SEAC Governing Documents are in full force and effect.

Section 4.3 Capitalization.

(a) The authorized share capital of SEAC consists of (i) 200,000,000 shares of SEAC Class A Common Stock, par value $0.0001, (ii) 20,000,000 shares of SEAC Class B Common Stock, par value $0.0001, and (iii) 1,000,000 preferred shares, par value $0.0001 per share (“SEAC Preferred Shares”). As of the date hereof and as of immediately prior to the Closing (without giving effect to the SEAC Share Redemptions or the conversion of Founder Shares to shares of SEAC Class A Common Stock in accordance with the terms and conditions of the Founder Holders Consent Letter), (1) 45,000,000 shares of SEAC Class A Common Stock are and will be issued and outstanding, (2) 11,250,000 shares of SEAC Class B Common Stock are and will be issued and outstanding, (3) no SEAC Preferred Shares are and will be issued and outstanding, and (4) 33,500,000 SEAC Warrants are and will be issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 4.3(a) of SEAC’s Disclosure Letter. The exercise price of each SEAC Warrant has not been reduced to an amount less than $11.50 per SEAC Warrant. The Equity Interests set forth in this Section 4.3(a) comprise all of the Equity Interests of SEAC that are issued and outstanding (without giving effect to the SEAC Share Redemptions).

(b) Except as (x) set forth on Section 4.3(b) of SEAC’s Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 4.3(a)), the Ancillary Agreements or the SEAC Governing Documents:

(i) there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes rights to subscribe, conversion rights or other similar rights to which SEAC is a party or which are binding upon SEAC providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) SEAC is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) SEAC is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of SEAC; and

(v) SEAC has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, SEAC Governing Document or Contract to which SEAC is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c) All of the issued and outstanding Equity Interests of SEAC, are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d) Except as set forth on Section 4.3(d) of SEAC’s Disclosure Letter, SEAC does not own, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(e) SEAC has no Liability with respect to indebtedness for borrowed money.

Section 4.4 Brokerage. Except as set forth on Section 4.4 of SEAC’s Disclosure Letter, SEAC has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Target Company or SEAC to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.5 Trust Account. As of the date hereof, SEAC has at least $450,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in U.S. government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SEAC, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by SEAC or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by SEAC. SEAC has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by SEAC or, to the Knowledge of SEAC, the Trustee. SEAC is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the SEAC SEC Documents to be inaccurate in any material respect, or (b) explicitly by their terms, entitle any Person (other than (i) the SEAC Stockholders who shall have exercised their rights to participate in the SEAC Share Redemptions, (ii) the underwriters of SEAC’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement), and (iii) SEAC with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of SEAC, investigations) pending or, to the Knowledge of SEAC, threatened with respect to the Trust Account.

Section 4.6 SEAC SEC Documents; Controls.

(a) SEAC has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of SEAC’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “SEAC SEC Documents”). As of their respective dates, each of the SEAC SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder applicable to the SEAC SEC Documents. None of the SEAC SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of SEAC, as of the date hereof, (i) none of the SEAC SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SEAC SEC Document.

(b) Each of the financial statements of SEAC included in the SEAC SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date hereof, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC, which are not, and would not reasonably be expected to individually or in the aggregate be material) and fairly present in all material respects in accordance with applicable requirements of U.S. GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of SEAC, as of their respective dates and the results of operations and the cash flows of SEAC, for the periods presented therein. Each of the financial statements of SEAC included in the SEAC SEC Documents were derived from the books and records of SEAC, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. SEAC has no off-balance sheet arrangements that are not disclosed in the SEAC SEC Documents. No financial statements other than those of SEAC are required by U.S. GAAP to be included in the consolidated financial statements of SEAC. Except as and to the extent set forth in the SEAC SEC Documents, SEAC has no material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with U.S. GAAP, except for (i) Liabilities arising in the ordinary course of SEAC’s business, (ii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by SEAC of its obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Transaction Expenses; (iii) Liabilities disclosed in the SEAC Disclosure Letter; or (iv) Liabilities for SEAC Transaction Expenses.

(c) SEAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Stock Exchange.

(d) No notice of any SEC review or investigation of SEAC or the SEAC SEC Documents has been received by SEAC. Since the consummation of its initial public offering, all comment letters received by SEAC from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of SEAC are publicly available on the SEC’s EDGAR website.

(e) Since the consummation of the initial public offering of SEAC’s securities, SEAC has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SEAC SEC Document. Each such certification is correct and complete. SEAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning SEAC is made known on a timely basis to the individuals responsible for the preparation of the SEAC SEC Documents. As used in this Section 4.6(e), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f) SEAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. SEAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. SEAC has no Knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SEAC. Since December 31, 2020, there have been no material changes in SEAC’s internal control over financial reporting.

(g) No executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SEAC has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither SEAC (including any employee thereof) nor SEAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SEAC, (ii) any Fraud, whether or not material, that involves SEAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SEAC or (iii) any claim or allegation regarding any of the foregoing.

Section 4.7 Information Supplied; Registration Statement. The information supplied or to be supplied by SEAC in writing for inclusion in the Registration Statement (including the Proxy Statement), the Additional SEAC Filings, the Additional NewCo Filings, any other SEAC SEC Filing or any other NewCo SEC Filing or any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SEAC Stockholders, or (c) the time of the SEAC Stockholder Meeting (subject to the qualifications and limitations set forth in the materials provided by SEAC or that are included in such filings and/or mailings), except that no warranty or representation is made by SEAC with respect to (i) statements made or incorporated by reference therein based on information supplied by the Target Companies or their respective Affiliates for inclusion therein and (ii) any projections or forecasts included in such materials. The Registration Statement (including the Proxy Statement) will comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Registration Statement (including the Proxy Statement).

Section 4.8 Litigation. As of the date of this Agreement, there are no material Proceedings (or to the Knowledge of SEAC, investigations) pending or, to the Knowledge of SEAC, threatened against SEAC or, to the Knowledge of SEAC, any director, officer or employee of SEAC (in their capacity as such) and since SEAC’s incorporation there have not been any such Proceedings and SEAC is not subject to or bound by any material outstanding Orders. There are no material Proceedings pending or threatened by SEAC against any other Person.

Section 4.9 Listing. The issued and outstanding SEAC Class A Common Stock and the SEAC Warrants (other than the SEAC Sponsor Warrants) (the foregoing, collectively, the “SEAC Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or, to the Knowledge of SEAC, investigation, pending or threatened against SEAC by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the SEAC Public Securities or prohibit or terminate the listing of the SEAC Public Securities on the Stock Exchange. SEAC has taken no action that is designed to terminate the registration of the SEAC Public Securities under the Securities Exchange Act. SEAC has not received any written or, to the Knowledge of SEAC, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the SEAC Public Securities.

Section 4.10 Investment Company. SEAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940.

Section 4.11 Noncontravention. Except for the filings pursuant to Section 6.10, the consummation by SEAC of the transactions contemplated by this Agreement and the Ancillary Agreements do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon its Equity Interests under,

(f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any Contract or lease to which SEAC is a party, (ii) any Governing Document of SEAC, or (iii) any Governmental Entity under or pursuant to any Law or Order to which SEAC is bound or subject, with respect to clauses (i) and (iii) that are or would reasonably be expected to be material to SEAC. SEAC is not in material violation of any of its Governing Documents.

Section 4.12 Business Activities.

(a) Since its organization, other than as described in the SEAC SEC Documents, SEAC has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SEAC Governing Documents, there is no Contract, commitment, or Order binding upon SEAC or to which SEAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SEAC or any acquisition of property by SEAC or the conduct of business by SEAC after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to SEAC.

(b) Except for this Agreement and the transactions contemplated by this Agreement, SEAC has no interests, rights, obligations or Liabilities with respect to, and SEAC is not party to or bound by and its assets or property are no subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) SEAC has no material Liabilities that are required to be disclosed on a balance sheet in accordance with U.S. GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of SEAC as of December 31, 2020 (the “SEAC Balance Sheet”); (ii) Liabilities which have arisen after the date of the SEAC Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by SEAC of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of SEAC or Sponsor, including with respect to legal, accounting or other advisors incurred by SEAC in connection with the transactions contemplated by this Agreement.

(d) Since December 31, 2020, except as expressly contemplated by this Agreement, there has not been a SEAC Material Adverse Effect.

Section 4.13 Employees. Other than any officers as described in the SEAC SEC Documents, SEAC has never employed any employees or retained any contractors, other than consultants and advisors in the Ordinary Course of Business. Other than reimbursement of any out-of-pocket expenses incurred by SEAC’s officers and directors in connection with activities on SEAC’s behalf in an aggregate amount not in excess of the amount of cash held by SEAC outside of the Trust Account, SEAC has no unsatisfied material liability with respect to any employee, officer or director. SEAC has never and does not currently maintain, sponsor, contribute to or have any direct or material liability under any employee benefit plan.

Section 4.14 Tax Matters. Except as set forth on Section 4.14 of SEAC’s Disclosure Letter:

(a) SEAC has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All Income Tax Returns and other material amounts of Tax Returns filed by SEAC are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All Income Taxes and other material amounts of Taxes and all Income Tax Liabilities and other material amounts of Tax Liabilities due and payable by SEAC for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) SEAC has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where SEAC does not file a particular type of Tax Return, or pay a particular type of Tax, that SEAC is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved. The Income Tax Returns of SEAC made available to the Company, if any, reflect all of the jurisdictions in which SEAC is required to remit material Income Tax.

(d) SEAC is not currently and has not been within the past five (5) years the subject of any Tax Proceeding respect to any Taxes or Tax Returns of or with respect to SEAC, no such Tax Proceeding is pending, and, to the Knowledge of SEAC, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against SEAC have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of SEAC, no such deficiency has been threatened or proposed in writing against SEAC.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to SEAC or extending a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. SEAC is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity, which extension is in accordance with applicable Law and obtained in the Ordinary Course of Business) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of SEAC that would have a SEAC Material Adverse Effect following the date of the SEAC Balance Sheet.

(f) SEAC has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) There is no Lien for Taxes on any of the assets of SEAC, other than Permitted Liens.

(h) SEAC (or its successor) will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing. SEAC has not owned any “controlled foreign corporation” within the meaning of Code Section 957.

(i) SEAC has no Liability for Taxes of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). SEAC is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

Section 4.15 Compliance with Laws. SEAC is, and has been since its incorporation, in compliance in all material respects with all Laws applicable to the conduct of the business of SEAC, and no uncured written notices have been received by SEAC from any Governmental Entity or any other Person alleging a material violation of any such Laws.

Section 4.16 Inspections; Company. SEAC is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Target Companies. SEAC has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. SEAC agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Target Companies and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by the Company or its Affiliates or representatives, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement.

ARTICLE V

INTERIM OPERATING COVENANTS

Section 5.1 Company Interim Operating Covenants.

(a) From the date hereof until the earlier of: (1) the date this Agreement is terminated in accordance with Article VII and (2) the Closing Date (such period, the “Pre-Closing Period”), unless SEAC shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated by this Agreement or the Ancillary Agreements (including the Pre-Closing Reorganization), (y) as set forth on Section 5.1(a) of the Company Disclosure Letter, or (z) other than in respect of the restrictions set forth in subclauses (i), (iii), (iv), (v), (x), (xiv) or (xvi) of this Section 5.1(a), to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on any of the Target Companies’ businesses of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19; provided, however, that NewCo or the Company, as applicable, shall notify SEAC, when reasonably practicable, prior to taking any actions pursuant to this clause (z) (or where such prior notification is not reasonably practicable, as promptly as possible thereafter), that are reasonably expected to result in material fees, costs, expenses or Liabilities incurred or payable by, or material decline in revenues of, the Target Companies, taken as a whole, (such notice to include reasonable details of such action or proposed action), NewCo and the Company shall, and shall cause the Target Companies to, conduct and operate their business in all material respects in the Ordinary Course of Business, and NewCo and the Company shall not, and shall cause the Target Companies not to:

(i) amend or otherwise modify any of the Governing Documents of any Target Company in any manner that would be adverse to SEAC or Sponsor, except as otherwise required by Law;

(ii) make any material changes to its accounting policies, methods or practices, other than as required by IFRS or applicable Law;

(iii) sell, issue, redeem, assign, transfer, pledge, convey or otherwise dispose of (A) any Equity Interests of any Target Company (other than in connection with the Pre-Closing Reorganization) or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any Target Company to issue, deliver or sell any Equity Interests of any Target Company;

(iv) declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Company or any other Target Company, other than (A) to another Target Company, (B) repayments by the Company to its Affiliates in respect of advances made by such Persons to the Company as set forth on Section 5.1(a)(iv) of the Company Disclosure Letter or (C) to the extent such dividend, distribution or return of capital is paid out of Cash and Cash Equivalents;

(v) adjust, split, combine or reclassify any of its Equity Interests;

(vi) (A) incur, assume, or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (1) capital leases entered into in the Ordinary Course of Business, (2) Indebtedness for borrowed money not to exceed $10,000,000 in the aggregate, or (3) Indebtedness that relates to or is in respect of any Target Company Acquisition Target, (B) make any advances or capital contributions to, or investments in, any Person, other than (1) a Target Company, (2) Target Company Acquisition Target, or (3) in the Ordinary Course of Business, or (C) amend or modify in any material respect any Indebtedness for borrowed money (other than in connection with the incurrence of Indebtedness otherwise permitted by and in accordance with this Section 5.1(a)(vi); provided, that such amendment or modification is otherwise in compliance with this Section 5.1(a)(vi)); provided, however, that repayment of any Indebtedness made with funds out of the Cash and Cash Equivalents shall not be deemed an amendment or modification in respect of such Indebtedness and shall not require the consent of SEAC;

(vii) commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than (A) capital expenditures (other than those described in the immediately following clause (B)) made in the Ordinary Course of Business not to exceed $50,000,000 in the aggregate, (B) internally generated capitalized development costs incurred or payable by the Target Companies in the Ordinary Course of Business, or (C) commitments made pursuant to market access agreements; provided, however, that the Company shall provide notice to SEAC as soon as practicable in advance of any commitment or entry into any agreement in respect of, any individual capital expenditure in excess of $10,000,000 by any Target Company;

(viii) enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any Material Contract or enter into any Contract that if entered into prior to the date hereof would be a Material Contract, in each case other than in the Ordinary Course of Business and solely to the extent such amendment, termination or waiver would materially and adversely impact the Target Companies, taken as a whole;

(ix) other than inventory and other assets acquired in the Ordinary Course of Business or pursuant to the terms and conditions of the DGC Agreement, acquire the business, properties or assets, including Equity Interests, of another Person, except, in each case, for acquisitions whose consideration is not greater than $25,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of the Company’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise); provided, however, that the Company shall provide notice to SEAC as soon as practicable in advance of any acquisition by any Target Company of the business, properties or assets, including Equity Interests, of another Person for consideration in excess of $10,000,000;

(x) propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, any Target Company, except for (A) Permitted Liens, (B) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 5.1(a)(vii), and (C) as required or contemplated by this Agreement;

(xi) compromise, commence or settle any pending or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) by a Target Company not covered by insurance in excess of $5,000,000 in any single instance or in excess of $10,000,000 in the aggregate, (B) granting injunctive or other equitable remedy against a Target Company, (C) which imposes any material restrictions on the operations of businesses of the Target Companies, or (D) by the equityholders of the Company or any other Person which relates to the transactions contemplated by this Agreement;

(xii) except as required under applicable Law (A) enter into any collective bargaining agreement or other agreement with any labor union, works council or similar organization relating to employees of the Target Companies or (B) terminate the employment (other than for cause) of any executive listed in Section 5.1(a)(xii)(B) of the Company Disclosure Letter;

(xiii) sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, any Target Company, other than (A) inventory or products in the Ordinary Course of Business; (B) assets with an aggregate fair market value less than $5,000,000; (C) non-exclusive licenses of Owned Intellectual Property (1) granted to customers by any Target Company in the Ordinary Course of Business, (2) that are immaterial to the business of the Target Companies, or (3) whereby such Owned Intellectual Property is implicitly licensed; or (D) immaterial Owned Intellectual Property;

(xiv) disclose any trade secrets and any other material confidential information of a Target Company to any Person (other than pursuant to a written confidentiality agreement with provisions restricting the use and disclosure of such trade secrets and confidential information);

(xv) fail to take any action required to maintain any material Insurance Policies of any Target Company in force (other than (A) substitution of an insurance policy by an insurance policy with substantially similar coverage, or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting), or knowingly take or omit to take any action that would reasonably be expected to result in any such insurance policy being void or voidable (other than (1) substitution of an insurance policy by an insurance policy with substantially similar coverage, (2) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting, or (3) actions in the Ordinary Course of Business);

(xvi) enter into any new line of business or expand any existing line of business, including entering or expanding into new geographies, in each case, that would result in requiring authorizations, approvals, clearances, consents, actions or non-actions from any Governmental Entity, including any Gaming Regulatory Authority, for the consummation of the transactions contemplated herein, where such authorization, approval, clearance, consent, action or non-action could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated herein;

(xvii) enter into, renew or modify any Prohibited Affiliate Transaction; provided, that for avoidance of doubt, the repayment out of Cash and Cash Equivalents of any amounts owed under a loan or other form of Indebtedness to an Interested Party by a Target Company shall not be treated as a modification under this Section 5.1(a)(xvii);

(xviii) except to the extent required by applicable Law, (A) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (subject to changes in applicable Law), (B) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (C) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 3.8 of the Company Disclosure Letter (other than at the request of a taxing authority or in connection with an automatic extension of time within which to file a Tax Return, which extension is in accordance with applicable Law and obtained in the Ordinary Course of Business), (D) file any amended material Tax Return, (E) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (F) fail to pay any material amount of Tax as it becomes due, (G) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (H) surrender any right to claim any refund of a material amount of Taxes, or (I) take any action that would reasonably be expected to prevent, impair or impede the Intended 351 Treatment; or

(xix) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give SEAC, directly or indirectly, the right to control or direct the Company or any operations of any Target Company prior to the Closing in violation of Antitrust Laws. Prior to the Closing, the Target Companies shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

Section 5.2 SEAC Interim Operating Covenants.

(a) During the Pre-Closing Period, unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 5.2(a) of SEAC’s Disclosure Letter, SEAC shall not:

(i) conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(ii) amend or otherwise modify the Trust Agreement, that certain Warrant Purchase Agreement, dated October 1, 2020, by and between Sponsor and SEAC, that certain Letter Agreement, dated October 6, 2020, by and between SEAC, Sponsor and PJT, or the SEAC Governing Documents in any material respect;

(iii) withdraw any funds from the Trust Account, other than as permitted by the SEAC Governing Documents or the Trust Agreement;

(iv) make any material changes to its accounting policies, methods or practices, other than as required by U.S. GAAP or applicable Law;

(v) except to the extent required by applicable Law, (A) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (subject to changes in applicable Law), (B) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (C) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.2 of SEAC’s Disclosure Letter (other than at the request of a taxing authority), (D) file any amended material Tax Return, (E) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (F) fail to pay any material amount of Tax as it becomes due, (G) enter into any tax sharing agreement (other than an Ordinary Course Tax Sharing Agreement), (H) surrender any right to claim any refund of a material amount of Taxes, or (I) take any action that would reasonably be expected to prevent, impair or impede the Intended 351 Treatment;

(vi) other than in connection with a SEAC Share Redemption, sell, issue, redeem, assign, transfer, award, convey or otherwise dispose of (A) any of its Equity Interests, or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating SEAC or Sponsor to issue, deliver or sell any Equity Interests of SEAC;

(vii) other than the SEAC Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of SEAC;

(viii) adjust, split, combine or reclassify any of its Equity Interests;

(ix) reduce the exercise price of any SEAC Warrant;

(x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations;

(xi) enter into any transaction or Contract with Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by SEAC to

Sponsor, SEAC’s officers or directors, or any Affiliate of Sponsor or SEAC’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated by this Agreement;

(xii) compromise, commence or settle any pending or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) by SEAC not covered by insurance in excess of $500,000 or in excess of $1,000,000 in the aggregate, (B) granting material injunctive or other equitable remedy against SEAC (C) which imposes any material restrictions on the operations of businesses of SEAC, or (D) by the public stockholders or any other Person which relates to the transactions contemplated by this Agreement;

(xiii) enter into, renew, modify or revise any Contract or agreement with any SEAC Affiliate; or

(xiv) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give NewCo or the Company, directly or indirectly, the right to control or direct SEAC prior to the Closing in violation of Antitrust Laws. Prior to the Closing, SEAC shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

ARTICLE VI

PRE-CLOSING AGREEMENTS

Section 6.1 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable (giving effect to the timing of the delivery of the IASB Financial Statements), the transactions contemplated by this Agreement. Each of NewCo and the Company shall, and shall cause the other Target Companies to, use its and their commercially reasonable efforts, and SEAC shall cooperate in all reasonable respects with NewCo and the Company, to send the requisite notice to or to solicit and obtain the consents of, as applicable, the contractual counterparties to the Contracts listed on Section 6.1 of the Company Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is explicitly required in accordance with the terms of the relevant Contract requiring such consent); provided, further, that the Parties acknowledge and agree that the failure to obtain any such consents is not, and shall not be, a condition to Closing. Any payment made by a Target Company pursuant to the foregoing first proviso without SEAC’s prior written consent shall be a Transaction Expense (which payment shall be treated as a Company Transaction Expense hereunder).

Section 6.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.5 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice SEAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the SEAC Governing Documents, at the Closing, SEAC shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to pay as and when due (i) all amounts payable to SEAC Stockholders who shall have validly elected to redeem their shares of SEAC Class A Common Stock pursuant to the SEAC A&R Certificate of Incorporation and direct and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, and (ii) pay all amounts payable pursuant to Section 2.2.

Section 6.3 Listing. During the Pre-Closing Period, SEAC shall use reasonable best efforts to ensure SEAC remains listed as a public company on, and for the SEAC Class A Common Stock and SEAC Public Warrants to be listed on, the Stock Exchange. Prior to Closing, NewCo shall cooperate with SEAC and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to ensure NewCo is listed as a public company on, and for the NewCo Common Shares and the NewCo Warrants to be listed on, the Stock Exchange.

Section 6.4 Equity Incentive Plan.

(a) Prior to the Closing Date, NewCo shall approve and adopt, and SEAC shall use its reasonable best efforts to approve, an incentive equity plan substantially in the form attached hereto as Exhibit J (with such changes as may be agreed in writing by SEAC and the Company) (the “Equity Incentive Plan”), pursuant to which a number of shares equal to approximately nine percent (9%) of the sum of (x) NewCo Common Shares in issue immediately after the Merger Effective Time plus (y) securities convertible into NewCo Common Shares in issue immediately after the Merger Effective Time will be reserved for issuance to employees and other service providers of the Company from and after the Closing, and which shall provide for an annual “evergreen” increase of not more than three percent (3%) of the shares of NewCo outstanding as of the last day of each fiscal year following the Closing.

(b) Prior to the Closing Date, NewCo shall approve and adopt, and SEAC shall use its reasonable best efforts to approve, an employee stock purchase plan substantially in the form attached hereto as Exhibit K (with such changes as may be agreed in writing by SEAC and the Company) (the “ESPP”), pursuant to which a number of shares equal to approximately one percent (1%) of the sum of (x) NewCo Common Shares outstanding immediately after the Merger Effective Time plus (y) securities convertible into NewCo Common Shares outstanding immediately after the Merger Effective Time will be reserved for issuance to employees of the Company from and after the Closing, and which shall provide for an annual “evergreen” increase of not more than one percent (1%) of the shares of NewCo outstanding as of the last day of each fiscal year following the Closing.

Section 6.5 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference; provided, that effective as of and subject to the consummation of the Closing, the obligation to not disclose the transactions contemplated hereby set forth in Section 2 of the Confidentiality Agreement shall terminate and be of no further force and effect. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of SEAC, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 6.6 Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior written notice, the Target Companies shall afford the representatives of SEAC reasonable access, during normal business hours, to the properties, books and records of the Target Companies and furnish to the representatives of SEAC such additional financial and operating data and other information regarding the business of the Target Companies as SEAC or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent that the Target Companies may do so without violating any obligations to any third party and to the extent that the Target Companies have the authority to grant such access without breaching any restrictions binding on them (and provided that SEAC shall abide by the terms of the Confidentiality Agreement). SEAC agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Target Companies as a result of providing such access (which shall be treated as SEAC Transaction Expenses hereunder).

(b) SEAC shall coordinate its access rights pursuant to Section 6.6(a) with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Target Companies.

(c) Notwithstanding anything to the contrary in this Section 6.6, no Target Company or any of its representatives shall be required to disclose any information to SEAC during the Pre-Closing Period if such disclosure would (i) jeopardize any attorney-client or other applicable legal privilege, (ii) require disclosure of any trade secrets of the Target Companies or of third parties, cause a violation of any Target Company’s obligations with respect to confidentiality, or violate any applicable Privacy Requirement, or (iii) contravene any applicable Contracts or Laws. The Company and SEAC shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the immediately preceding sentence apply. Prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, SEAC and its representatives shall not contact any suppliers to, or customers or other material business relationships of, any Target Company in relation to the transactions contemplated by this Agreement and SEAC shall have no right to perform invasive or subsurface investigations of any of the Leased Real Property.

Section 6.7 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company and NewCo shall promptly disclose to SEAC in writing any development, fact or circumstance of which the Company has Knowledge, arising before or after the date hereof, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.5(a) or Section 2.5(a)(v) to be satisfied.

(b) During the Pre-Closing Period, the Company and NewCo shall provide prompt written notice to SEAC upon any Executive becoming aware that any Target Company Acquisition Target has received any notice (whether orally or in writing) from any Gaming Regulatory Authority in the United States notifying such Target Company Acquisition Target that there are any circumstances relating to any of the directors, officers or stockholders of the Company which have affected, or would be reasonably likely to materially affect, the ability of any Target Company Acquisition Target to obtain or maintain any Target Company Acquisition Target Relevant License upon the consummation of the acquisition of such Target Company Acquisition Target by any Target Company; provided, however, that the failure of the Company or NewCo to provide prompt written notice to SEAC as contemplated by this Section 6.7(b) shall not be deemed a breach or failure to perform in any material respect any covenant contained in this Agreement by the Company or NewCo that permits SEAC to terminate this Agreement pursuant to Section 7.1(e).

(c) During the Pre-Closing Period, SEAC shall promptly disclose to the Company in writing any development, fact or circumstance of which SEAC has Knowledge, arising before or after the date hereof, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.5(a) or Section 2.5(c) to be satisfied.

Section 6.8 Pre-Closing Litigation. During the Pre-Closing Period, in the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is (a) brought, or, to the knowledge of SEAC, threatened in writing, against SEAC or the SEAC Board by any of SEAC’s stockholders prior to the Closing, or (b) brought, or, to the knowledge of the Company, threatened in writing, against any of the Target Companies or the NewCo Board or the board of directors of the Company by any Company or NewCo stockholder prior to the Closing, SEAC, or the Company, as applicable, shall promptly notify the Company or SEAC, as applicable, of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Each of SEAC or the Company shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable to withhold, condition or delay such consent if any such settlement (i) does not provide for a legally binding, full, unconditional and irrevocable release of the other Party or any of its respective Affiliates and representatives that are the subject of such litigation, (ii) provides for (A) the payment of cash any portion of which is payable by the other Party or any of its Affiliates or representatives thereof or would constitute liability that would be accrued on a balance sheet in accordance with IFRS or U.S. GAAP, as applicable, whether or not such liabilities are due and payable as of such time or (B) any non-monetary, injunctive, equitable or similar relief against the other Party or any of its Affiliates or representatives thereof or (iii) contains an admission of wrongdoing or liability by the other Party or any of its Affiliates or representatives thereof.

Section 6.9 Regulatory Approvals; Efforts.

(a) As soon as reasonably practicable following the date hereof, (i) the UK Licensee and the Malta Licensees shall file the NewCo Change-of-Control Applications with the GBGC and the MGA, respectively, (ii) the relevant Target Companies shall file such other requests for approval and notifications as set forth on Section 6.9 of the Company Disclosure Letter on or before the relevant dates set out in Section 6.9 of the Company Disclosure Letter, and (iii) the relevant Target Companies shall use commercially reasonable efforts to obtain approval of the NewCo Change-of-Control Applications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated by this Agreement. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable. All fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be Transaction Expenses, fifty percent (50%) of which shall be treated as Company Transaction Expenses hereunder and fifty percent (50%) of which shall be treated as SEAC Transaction Expenses hereunder.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications (other than any ministerial notices or other communications) between any Party (including their respective Affiliates and representatives), as the case may be, and any Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference or discussion, in person, by video or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each Party shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.9(c), each Party shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) SEAC shall not take any action or enter into any transaction that would reasonably be expected to materially impair, delay or prevent any required approvals, expiration of the waiting period, or the consummation of the transactions contemplated by this Agreement as a result of the application of any Antitrust Laws.

(e) Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 6.5, nothing in this Section 6.8 shall require NewCo, the Company, SEAC or any of their respective Affiliates, to take any action with respect to any of their respective Affiliates or investment of NewCo, the Company, SEAC or their respective Affiliates, or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of NewCo, the Company, SEAC or their respective Affiliates or investment of NewCo, the Company, SEAC or their respective Affiliates, or any interests therein.

Section 6.10 Communications; Press Release; SEC Filings; SEAC Warrants.

(a) Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the transactions contemplated by this Agreement or any matter contemplated by the foregoing shall not be issued without the prior written consent of SEAC and the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any public announcement that is required by applicable Law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated hereby consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the SEAC SEC Documents and the NewCo SEC Filings to their directors, officers, employees, customers, suppliers and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 6.10, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

(b) As promptly as practicable following the date hereof (but in any event within four (4) Business Days thereafter), SEAC shall prepare and file a current report on Form 8- K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). SEAC shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. SEAC shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(c) As promptly as reasonably practicable after the date hereof, but in any event following the delivery of any information required to be delivered by NewCo pursuant to this Section 6.10, (i) SEAC and NewCo shall prepare and NewCo shall file with the SEC a pre-effective Registration Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the rules and regulations promulgated thereunder (it being understood that the Registration Statement shall include a proxy statement/prospectus which will be included therein as a prospectus and which will be used as the Proxy Statement for the purpose of (A) providing SEAC Stockholders with the opportunity to participate in the SEAC Share Redemption and (B) soliciting proxies from the SEAC Stockholders to vote at the SEAC Stockholder Meeting in favor of the SEAC Stockholder Voting Matters).

(d) Prior to filing with the SEC, NewCo will make available to SEAC drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement or such other document and will provide SEAC with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. NewCo will advise SEAC promptly after it receives notice thereof (and only to the extent applicable), of (i) the time when the Registration Statement has been filed, (ii) in the event the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the Registration Statement, (iv) any request by the SEC for amendment of the Registration Statement, (v) any comments, written or oral, from the SEC relating to the Registration Statement and responses thereto, and (vi) requests by the SEC for additional information in connection with the Registration Statement. NewCo shall promptly respond to any comments of the SEC on the Registration Statement, and shall use its commercially reasonable efforts to have the Registration Statement cleared by the SEC under the Securities Act as soon after filing as practicable; provided, that prior to responding to any requests or comments from the SEC, NewCo will make available to SEAC drafts of any such response and provide SEAC with reasonable opportunity to comment on such drafts.

(e) As promptly as reasonably practicable after the date hereof, but in any event following the delivery of any information required to be delivered by NewCo pursuant to this Section 6.10 and the preparation and filing of the Registration Statement contemplated in the foregoing clause (d), SEAC and NewCo shall prepare and SEAC shall file with the SEC a preliminary Proxy Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of (i) providing SEAC Stockholders with the opportunity to participate in the SEAC Share Redemption and (ii) soliciting proxies from the SEAC Stockholders to vote at the SEAC Stockholder Meeting in favor of the SEAC Stockholder Voting Matters. SEAC shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the SEAC Board in accordance with Section 6.10(m), at such time as reasonably agreed by SEAC and NewCo promptly following the SEC Clearance Date.

(f) Prior to filing with the SEC, SEAC will make available to NewCo drafts of the Proxy Statement (to be filed as part of the Registration Statement) and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Proxy Statement or such other document and will provide NewCo with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SEAC will advise NewCo promptly after it receives notice thereof (and only to the extent applicable), of (i) the time when the Proxy Statement has been filed, (ii) (A) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act or (B) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iii) the filing of any supplement or amendment to the Proxy Statement, (iv) any request by the SEC for amendment of the Proxy Statement, (v) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto, and (vi) requests by the SEC for additional information in connection with the Proxy Statement. SEAC shall promptly respond to any comments of the SEC on the Proxy Statement, and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC under the Securities Exchange Act as soon after filing as practicable; provided, that prior to responding to any requests or comments from the SEC, SEAC will make available to NewCo drafts of any such response and provide NewCo with reasonable opportunity to comment on such drafts.

(g) If at any time prior to the Closing (including prior to the SEAC Stockholder Meeting) any Party discovers or becomes aware of any information that is required to be set forth in an amendment or supplement to the Registration Statement and/or the Proxy Statement so that the Registration Statement and/or the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties hereto and the Parties shall cooperate reasonably in connection with preparing and, to the extent required by Law, disseminating (including by promptly transmitting to the SEAC Stockholders) any such amendment or supplement to the Registration Statement or Proxy Statement containing such information; provided, that no information received by SEAC or the Company pursuant to this

Section 6.10(g) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules hereto.

(h) The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by SEAC under the Securities Act, the Securities Exchange Act or other applicable Law in connection with the transactions contemplated by this Agreement (collectively, “Additional SEAC Filings”) shall include disclosure regarding the Target Companies and the business of the Target Companies and the Target Companies’ management, operations and financial condition and a substantial portion of the Registration Statement and certain other forms, reports and other filings required to be made by NewCo under the Securities Act, the Securities Exchange Act or other applicable Law in connection with the transactions contemplated by this Agreement (collectively, “Additional NewCo Filings”) shall include disclosure regarding SEAC and the business of SEAC and SEAC’s management, operations and financial condition. Accordingly, NewCo agrees to, and agrees to cause the Target Companies to, as promptly as reasonably practicable, provide SEAC with all information concerning the Target Companies and SEAC agrees to as promptly as reasonably practicable provide NewCo with all information concerning SEAC and, in each case, their respective business, management, operations and financial condition, in each case, that is reasonably requested by SEAC with respect to NewCo and by NewCo with respect to SEAC to be included in the Proxy Statement or the Registration Statement, the Closing Form 20-F, the Additional SEAC Filings, the Additional NewCo Filings or any other SEAC SEC Filing, in each case as applicable. NewCo shall make, and shall cause Target Companies to make, and SEAC shall make and each shall cause their respective Affiliates, directors, officers, managers and employees to make, available to the other its counsel, auditors and other representatives in connection with the drafting of the Proxy Statement, the Registration Statement, the Closing Form 20-F, the Additional SEAC Filings and the Additional NewCo Filings, as reasonably requested by the other party, and responding in a timely manner to comments thereto from the SEC. SEAC and NewCo shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act, applicable blue sky Laws and the rules and regulations thereunder and any other applicable Laws, and SEAC and NewCo shall reasonably cooperate in connection therewith. Without limiting the generality of the foregoing, NewCo and SEAC shall reasonably cooperate in connection with (i) preparation for inclusion in the Registration Statement and the Closing Form 20-F of pro forma financial statements that comply with the requirements of Regulation S-X of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Registration Statement and (ii) obtaining the consents of their respective auditors as required in connection with the Registration Statement, the transactions set forth under this Agreement or applicable Law.

(i) At least five (5) days prior to Closing, NewCo shall begin preparing a shell company report on Form 20-F in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 20-F (the “Closing Form 20- F”). NewCo shall provide SEAC with a reasonable opportunity to review and comment on the Closing Form 20-F prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). NewCo shall not file any such documents with the SEC without the prior written consent of SEAC (such consent not to be unreasonably withheld, conditioned or delayed). Concurrently with the Closing, SEAC shall distribute the Closing Press Release, and promptly thereafter, NewCo shall file the Closing Form 20-F with the SEC.

(j) As promptly as reasonably practicable, but in no event later than August 31, 2021, the Company and NewCo shall deliver true and complete copies of each of (i) the audited consolidated balance sheets of the Company and its Subsidiaries (or any required predecessor entities) as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of income, changes in shareholder equity, and cash flows of the Company and its Subsidiaries for the years then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company and its Subsidiaries’ independent auditors, in each case, prepared in accordance with IFRS, applied on a consistent basis throughout the covered periods, and Regulation S-X of the SEC, and audited in accordance with the standards of the IASB (collectively, the “IASB Financial Statements”), (ii) unaudited financial statements of the Company and its Subsidiaries, including consolidated balance sheets and consolidated statements of income, changes in shareholder equity, and cash flows, as at and for the six-month period ended June 30, 2021, prepared in accordance with IFRS, applied on a consistent basis throughout the covered periods, and Regulation S-X of the SEC, (iii) all other audited and unaudited financial statements of the Company and its Subsidiaries and any company or business units acquired by the Company and its Subsidiaries, as applicable, required at such time under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement (including any pro forma financial information required under the applicable rules and regulations and guidance of the SEC), and (iv) all selected financial data of the Company and its Subsidiaries required to be included in the Registration Statement (each of clauses (i) through (iv) above, collectively, the “SEC Financial Statements”).

(k) During the Pre-Closing Period, each of SEAC and NewCo will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(l) Each Party covenants and agrees that the information supplied or to be supplied by such Party or its Affiliates for inclusion in the Registration Statement, the Proxy Statement, the Additional SEAC Filings, the Additional NewCo Filings, any other SEAC SEC Filing, any other NewCo SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the effective time of the Registration Statement, (iii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SEAC Stockholders, (iv) the time of the SEAC Stockholder Meeting, or (v) the Closing (subject to the qualifications and limitations set forth in the materials provided by such Party or that are included in such filings and/or mailings).

(m) SEAC shall, as promptly as practicable following the SEC Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 6.10(e)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of the SEAC Stockholder Meeting. Without the prior written consent of NewCo, the SEAC Stockholder Voting Matters shall be the only matters (other than procedural matters or any other matters required by applicable Law) which SEAC shall propose to be acted on by the SEAC Stockholders at the SEAC Stockholder Meeting. SEAC shall convene and hold a meeting of SEAC Stockholders, for the purpose of obtaining the approval of the SEAC Stockholder Voting Matters, which meeting shall be held as soon as practicable after SEAC commences the mailing of the Proxy Statement to the SEAC Stockholders (which date shall be mutually agreed with the Company) but in any event not more than thirty (30) days after such date. SEAC shall use its reasonable best efforts to take all actions necessary to obtain the approval of the SEAC Stockholder Voting Matters at the SEAC Stockholder Meeting, including as such SEAC Stockholder Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the SEAC Stockholder Voting Matters. SEAC shall, through the SEAC Board, recommend to the SEAC Stockholders that they vote in favor of the SEAC Stockholder Voting Matters and shall include such recommendation in the Proxy Statement (the “SEAC Board Recommendation”). The SEAC Board shall not (and no committee or subgroup thereof shall) (i) except as otherwise required by applicable Law, change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SEAC Board Recommendation, (ii) adopt, approve, endorse or recommend any SEAC Competing Transaction, (iii) except as otherwise required by applicable Law, following a request in writing by NewCo that the SEAC Board Recommendation be reaffirmed publicly (it being agreed that NewCo may only make two (2) requests pursuant to this clause (iii)), fail to reaffirm publicly the SEAC Board

Recommendation within ten (10) day after the Company made such request, or (iv) agree to take any of the foregoing actions.

(n) SEAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the SEAC Stockholder Meeting for the purpose of seeking approval of the SEAC Stockholder Voting Matters shall not be affected by any intervening event or circumstance (including a change in the SEAC Board Recommendation), and SEAC agrees to establish a record date for, duly call, give notice of, convene and hold the SEAC Stockholder Meeting and submit for the approval of the SEAC Stockholders the SEAC Stockholder Voting Matters, in each case as contemplated by this Section 6.10(n), regardless of whether or not there shall have occurred any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, SEAC shall be entitled to (and in the case of the following clauses (ii) and (iv), at the request of NewCo, shall) postpone or adjourn the SEAC Stockholder Meeting on one or more occasions for an aggregate period of no longer than twenty (20) Business Days: (i) to ensure that any supplement or amendment to the Proxy Statement that the SEAC Board has determined in good faith, after consultation with outside legal counsel, is required by applicable Law is disclosed to SEAC Stockholders and for such supplement or amendment to be promptly disseminated to SEAC Stockholders prior to the SEAC Stockholder Meeting; (ii) if, as of the time for which the SEAC Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of outstanding capital stock of SEAC represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SEAC Stockholder Meeting; (iii) to seek withdrawals of redemption requests from SEAC Stockholders; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the SEAC Stockholder Voting Matters; provided, that, in the event of any such postponement or adjournment, the SEAC Stockholder Meeting shall be reconvened as promptly as practicable following such time, as the matters described in such clauses have been resolved.

(o) During the Pre-Closing Period, SEAC shall use its reasonable best efforts to address the recent guidance of the SEC (and any subsequent guidance released during such period) with respect to the accounting of the SEAC Warrants, including the effect of any such guidance on SEAC’s historical financial statements, the SEAC SEC Documents and the SEAC SEC Filings in a manner reasonably acceptable to NewCo. SEAC will regularly provide the Company with information as to its progress addressing such guidance, and will consult with the Company in good faith prior to taking any definitive position or action (such definitive position or action to be reasonably acceptable to NewCo) with respect thereto; provided, that the foregoing shall not prevent SEAC from taking any position that SEAC Board, after consultation with its advisors, has reasonably determined is required to comply with such guidance. At the request of the Company, SEAC will, no later than the SEAC Stockholder Meeting, seek an amendment of the outstanding SEAC Warrants (including seeking any consent of the holders of SEAC Warrants to the extent required by the terms of the SEAC Warrants) to cause such SEAC Warrants prior to Closing to not be treated as liabilities on the balance sheet of SEAC and to enable NewCo, following the Closing, to account for such warrants as equity on the financial statements of Newco, and, to the extent such amendment(s) require consent of the holders of SEAC Warrants, SEAC shall recommend to the holders of the SEAC Warrants entitled to vote thereon that the proposed amendment(s) be approved; provided, that (i) any such request shall come to SEAC in writing from the Company no later that at least ten (10) Business Days prior to the SEC Clearance Date, (ii) any vote with respect to the foregoing amendment(s) shall not be a SEAC Stockholder Voting Matter, and the approval or execution of any such amendment by or on behalf of the holders of SEAC Warrants shall not be required as a condition to closing or otherwise affect, in any way, the consummation of the transactions contemplated hereby, and (iii) in the event such consent solicitation of the holders of SEAC Warrants is to be conducted at a meeting of such SEAC Warrant holders, such meeting shall be held on the same day as, and in coordination with, the SEAC Stockholder meeting.

Section 6.11 Expenses. Except as otherwise provided in this Agreement (including, without limitation, Section 2.1), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of- pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event this Agreement is terminated prior to the Closing in accordance with Article VII, the Company shall promptly reimburse SEAC for fifty percent (50%) of its reasonable documented expenses incurred by it in connection with seeking the amendments to the SEAC Warrants contemplated by Section 6.10(o).

Section 6.12 Directors and Officers.

(a) Indemnification. Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, NewCo and the Surviving Company (i) shall and shall cause each Target Company and the Surviving Company to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Governing Documents of such Target Company, the Surviving Company or SEAC, in each case, as in effect as of the date hereof (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of SEAC, any Target Company or the Surviving Company (collectively, with such Person’s heirs, executors or administrators, the “Target Indemnified Persons”), (ii) shall fulfill and honor the obligations of NewCo, the Surviving Company, SEAC or any of the Target Companies under the D&O Provisions with respect to each Target Indemnified Person, and (iii) shall not, and shall not permit any Target Company or the Surviving Company to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Target Indemnified Person, in each case relating to a state of facts existing prior to Closing, without the written consent of such affected Target Indemnified Person (it being agreed that each Target Indemnified Person shall be a third party beneficiary of this Section 6.12) or as otherwise required by applicable Law. After the Closing, in the event that any Target Company or its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, NewCo or the Surviving Company shall cause proper provision to be made so that the successors of the Target Company shall succeed to and be bound by the obligations set forth in this Section 6.12.

(b) Tail Policy. At or prior to the Closing Date, SEAC shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Target Company’s and SEAC’s directors’ and officers’ liability insurance policies covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Target Company’s or SEAC’s existing policies (the “Tail Policy”); provided, that in no event shall SEAC be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by the Company and SEAC with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes unavailable at or below the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of NewCo.

Section 6.13 Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, neither NewCo nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of SEAC without the prior written consent of SEAC.

Section 6.14 Constitutional Documents. Promptly following the date hereof, but in no event later than one (1) Business Day prior to the filing of the Registration Statement pursuant to Section 6.10, SEAC and NewCo shall reasonably agree upon the form of the NewCo Amended and Restated Memorandum of Incorporation and Articles of Incorporation (collectively, the “NewCo Governing Documents”), which shall include, among others, provisions relating to a classified board and customary provisions for indemnification of directors and officers of a public company. Immediately prior to the Closing, NewCo shall adopt the NewCo Governing Documents in accordance with the provisions hereof and the applicable provisions of the Guernsey Companies Law.

Section 6.15 Exclusivity.

(a) From the date hereof, until the earlier of the Closing or the termination of this Agreement in accordance with Section 7.1, NewCo shall not, and shall cause the Target Companies, its controlled Affiliates, its representatives and each of their respective representatives not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than SEAC and Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through the Data Room) any information relating to any Target Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any Target Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so; provided, that none of the foregoing restrictions shall prohibit any Target Company from taking the actions permitted by the exceptions set forth in Section 5.1(a)(ix) or the related sections of the Company Disclosure Letter, and any such action shall not be deemed a violation of this Section 6.15(a). NewCo shall, and shall cause the Target Companies, its controlled Affiliates and its and their representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Competing Transaction.

(b) From the date hereof, until the earlier of the Closing or the termination of this Agreement in accordance with Section 7.1, Sponsor and SEAC shall not, and shall cause their respective controlled Affiliates and their and such Affiliates’ representatives not to, directly or indirectly: (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than NewCo (and its representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a SEAC Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a SEAC Competing Transaction; (iii) furnish (including through the Data Room) any non-public information relating to SEAC or any of its assets or businesses, or afford access to the assets, business, properties, books or records of SEAC to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a SEAC Competing Transaction; (iv) approve, endorse or recommend any SEAC Competing Transaction; or (v) enter into a SEAC Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a SEAC Competing Transaction or publicly announce an intention to do so. SEAC and Sponsor shall, and shall cause their respective controlled Affiliates and their and such Affiliates’ representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a SEAC Competing Transaction.

Section 6.16 De-Listing. Prior to Closing, SEAC shall cooperate with NewCo and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to de-list SEAC’s Class A Common Stock and SEAC Public Warrants from the Stock Exchange and de- register such securities under the Exchange Act as soon as practicable following the Merger Effective Time (and in any event no later than five (5) Business Days thereafter).

Section 6.17 Tax Matters.

(a) On or prior to the Closing Date, NewCo shall file an election under Treasury Regulations Section 301.7701-3(c) to be classified as an association taxable as a corporation for U.S. federal income tax purposes, effective as of the date of formation, and the Company shall provide a copy of the IRS Form 8832 to SEAC at Closing.

(b) SEAC, NewCo and the Company shall use their respective commercially reasonable efforts to cause the transactions contemplated herein to qualify for, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent, impair or impede the Intended 3551 Treatment. The Parties intend that, following the Merger, NewCo causes the Surviving Company, directly or indirectly, to continue SEAC’s historic business or use a significant portion of SEAC’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulations Section 1.368-1(d) provided, that, notwithstanding the foregoing, NewCo and the Surviving Company agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to cause SEAC to liquidate for U.S. federal income tax purposes.

(c) This Agreement shall constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(d) SEAC, NewCo and the Company shall prepare and file all income Tax Returns consistent with, and shall not take any income Tax reporting position inconsistent with, the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Taxing Authority.

(e) Each Party shall promptly notify the other Party in writing if, before the Closing Date, such Party knows or has a reasonable basis to believe that either (i) the Merger may not qualify as a reorganization under Section 368(a) of the Code or (ii) the Pre-Closing Reorganization, taken together with the Merger, may not qualify as an exchange under Section 351 of the Code (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification). In the event the SEC requests or requires a tax opinion regarding the United States tax consequences of the Merger or Pre-Closing Reorganization, SEAC, NewCo and the Company shall reasonably cooperate with each other for purposes of obtaining such tax opinion, including to execute and deliver customary tax representation letters in form and substance reasonably satisfactory to applicable tax counsel and the applicable party requesting such information.

(f) The Company shall cause all Transfer Taxes to be paid. The Company shall prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The Company shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(g) The Pre-Closing Holders and the Target Companies shall terminate or cause to be terminated any and all of the Tax Sharing Agreements in effect, written or unwritten, on the Closing Date as between the Pre-Closing Holders or any predecessor or Affiliate thereof, on the one hand, and any Target Company, on the other hand, for all Taxes imposed by any Taxing Authority or other Governmental Entity, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such Tax Sharing Agreements. SEAC shall terminate or cause to be terminated any and all Tax Sharing Agreements to which SEAC is a party on or before the Closing Date and there shall be no continuing obligation to make payments under any such Tax Sharing Agreements.

(h) Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision

(with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing Holders and the SEAC Stockholders (as determined prior to the effective time of the Merger) information reasonably necessary to compute income of any such holder (or its direct or indirect owners), if applicable to such holder, arising as a result of NewCo’s or the Company’s and its Subsidiaries’ status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (i) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period.

(i) Inversion Analysis.

(i) The Company shall engage qualified U.S. tax advisors reasonably acceptable to SEAC (the parties agreeing that Ernst & Young LLP is so qualified) (the “Accounting Firm”) to provide the Company and SEAC with a written analysis and conclusion, in each case, delivered in form and substance reasonably acceptable to each of the Company and SEAC acting in good faith (provided that the Inversion Analysis shall not take the form of a written tax opinion and the use in this Agreement of “should”, “will”, and similar terms do not suggest or require any tax opinion level determination) (the “Inversion Analysis”), that the transactions contemplated by this Agreement and the Ancillary Agreements should not cause NewCo to be treated as a domestic corporation or the Company to be treated as a “surrogate foreign corporation”; in each case, within the meaning of Code Section 7874.

(ii) The Inversion Analysis shall be delivered to the Company and SEAC as soon as reasonably practical after the date hereof but in no event later than forty-five (45) days after the date hereof (the “Inversion Analysis Outside Date”).

(iii) From the date hereof until the Inversion Analysis Outside Date (the “Initial Review Period”):

(A) The Company shall (A) cause its tax advisors to regularly update SEAC on the Inversion Analysis in writing or via meetings at such times that are reasonably requested by SEAC or its third-party advisors; (B) use its reasonable best efforts to provide preliminary drafts of the Inversion Analysis setting forth any preliminary analysis and conclusions with respect to the Inversion Analysis (to the extent such analysis and conclusions are made available to the Company and as determined in the reasonable discretion of the Company acting in good faith) to SEAC for its review and comment (the information and analysis described in the foregoing clauses (A) and (B), the “Preliminary Inversion Analysis”).

(B) The Company and SEAC shall use reasonable best efforts to work together in good faith to address and resolve any questions or comments that are raised by either Party with respect to the Preliminary Inversion Analysis and the Inversion Analysis and the Company shall use reasonable best efforts to cause the Accounting Firm to timely incorporate and address any reasonable comments or questions, as applicable.

(C) Upon the written request of the Company, SEAC and the Company shall use reasonable best efforts to provide such cooperation as is reasonably necessary for preparation and delivery of the Preliminary Inversion Analysis and the Inversion Analysis, as applicable; provided, that neither SEAC nor the Company shall be required to disclose any information or materials that are (a) privileged attorney-client communications or attorney work product the disclosure of which would reasonably be expected to result in a material and adverse impact to either SEAC or the Company, as applicable, or (b) required to be kept confidential by SEAC or the Company pursuant to applicable Law or Contract.

(iv) If the Inversion Analysis concludes that the transactions contemplated by this Agreement and the Ancillary Agreements cause NewCo to be treated as a domestic corporation or the Company to be treated as a “surrogate foreign corporation”; in each case, within the meaning of Code Section 7874 then the Company and

SEAC shall use commercially reasonable efforts, and shall direct their respective third-party advisors, legal counsel, investment bankers, or other representatives to use commercially reasonable efforts, to work together in good faith for a period of thirty-five (35) days (the “Inversion Amendment Period”), to execute an amendment to this Agreement and the Ancillary Agreements (the “Inversion Amendment”), as necessary, in a manner that permits the Company and SEAC to conclude (acting reasonably and in good faith) the transactions contemplated by this Agreement and the Ancillary Agreements (in each case, as may be amended pursuant to the Inversion Amendment) should not cause NewCo to be treated as a domestic corporation or the Company to be treated as a “surrogate foreign corporation”; in each case, within the meaning of Code Section 7874; provided, that no Party shall be required to execute any such Inversion Amendment to the extent that such Party reasonably determines in good faith that any such amendment would have a material and adverse impact on such Party or its Affiliates as compared to the original terms of this Agreement and the Ancillary Agreements.

(v) If the Parties have not executed the Inversion Amendment on or before the last day of the Inversion Analysis Review Period, then on or after the day after the last day of the Inversion Analysis Review Period, this Agreement may be terminated by the Company or SEAC pursuant to Section 7.1(g). For the avoidance of doubt, no Party shall have a right to terminate this Agreement pursuant to Section 7.1(g) if the Accounting Firm concludes in the Inversion Analysis delivered in accordance with this Section 6.17(i) the transactions contemplated by this Agreement and the Ancillary Agreements should not cause NewCo to be treated as a domestic corporation or the Company to be treated as a “surrogate foreign corporation”; in each case, within the meaning of Code Section 7874.

Section 6.18 Company Required Approval. Prior to the Closing, and in any event prior to the consummation of the Pre-Closing Reorganization, NewCo and the Company shall obtain the Company Required Approval and promptly deliver evidence of the same to SEAC.

Section 6.19 Pre-Closing Reorganization. NewCo and the Company shall take, and shall cause to be taken, all actions and do all things in order to effect the Pre-Closing Reorganization effective immediately prior to the Closing.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and SEAC;

(b) by the Company or SEAC by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by the Company or SEAC by written notice to the other Party or Parties if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before December 31, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement and such material breach is the primary cause of or has resulted in the failure of the Business Combination to be consummated on or before such date;

(d) by the Company, if SEAC breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions set forth in Section 2.5(a) or Section 2.5(c) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to SEAC by the Company, cannot be cured or has not been cured by the earlier to occur of (A) the Outside Date and (B) the date that is thirty (30) Business Days after receipt of such written notice (if the date that is thirty (30) Business Days after receipt of such written notice shall fall on a date that is after the Outside Date, the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion), and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by SEAC, if the Company or NewCo breaches in any material respect any of its representations or warranties contained in this Agreement or the Company or NewCo breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to SEAC’s obligations to consummate the transactions set forth in Section 2.5(a) or Section 2.5(a)(v) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company or NewCo, as applicable, by SEAC, cannot be cured or has not been cured by the earlier to occur of (A) the Outside Date and (B) the date that is thirty (30) Business Days after the receipt of such written notice (if the date that is thirty (30) Business Days after receipt of such written notice shall fall on a date that is after the Outside Date, the Outside Date shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion), and SEAC has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to SEAC if SEAC is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(f) by written notice from either the Company or SEAC to the other if the Required Vote is not obtained at the SEAC Stockholder Meeting (subject to any adjournment or postponement thereof); provided, that, the right to terminate this Agreement under this Section 7.1(f) shall not be available to SEAC if SEAC has materially breached any covenant or agreement set forth in Section 6.15(b) or in the fourth or fifth sentence of Section 6.10(m) and such material breach is the primary cause of or has resulted in the failure of the Required Vote to be obtained.

(g) by the Company or SEAC, in each case, if the Inversion Analysis concludes that the transactions contemplated by this Agreement and the Ancillary Agreements cause NewCo to be treated as a domestic corporation or the Company to be treated as a “surrogate foreign corporation”; in each case, within the meaning of Code Section 7874 and the Parties have not executed an Inversion Amendment on or prior to the last day of the Inversion Amendment Period; provided, however, that the right to terminate this Agreement pursuant to this (g) shall not be available to any Party that has materially breached any of its covenants or agreements under Section 6.17(i); provided, further, that the Company or SEAC shall have no right to terminate the Agreement pursuant to this Section 7.1(g) prior to the last day of the Inversion Amendment Period or after 10 Business Days following the last day of the Inversion Amendment Period.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided, that (a) the Confidentiality Agreement and the agreements contained in Section 6.10(a), Section 6.11, this Section 7.2 and Article VIII of this Agreement, and any other Section or Article of this Agreement referenced in Section 6.10(a), Section 6.11, this Section 7.2 or Article VIII which are required to survive in order to give appropriate effect to Section 6.10(a), Section 6.11, this Section 7.2 and Article VIII, survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by SEAC, the Company, Sponsor and NewCo. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the SEAC Stockholder Voting Matters at the SEAC Stockholder Meeting so long as such amendment or waiver would not require the further approval of the SEAC Stockholders under applicable Law without such approval having first been obtained.

Section 8.2 Waiver of Remedies; Survival of Representations and Warranties.

(a) Except (i) in the case of Fraud, (ii) as set forth in Section 7.2, or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the NewCo Parties shall have no liability to SEAC, Sponsor, the Target Companies or its and their respective successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “SEAC Parties”) for any and all losses that are sustained or incurred by any of the SEAC Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) as set forth in Section 7.2, or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the SEAC Parties shall have no liability to NewCo and its successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “NewCo Parties”) for any and all losses that are sustained or incurred by any of the NewCo Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of SEAC’s or Sponsor’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement.

(b) The representations and warranties of the Parties set forth in Article III and Article IV and all covenants of any of the Parties that are to be fully performed prior to Closing, shall not survive the Closing.

Section 8.3 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. Eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid), or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8.3, notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

Notices to NewCo, the Company or Merger Sub:	with a copy to (which shall not constitute notice):

Kingsway House, Havilland Street St. Peter Port, Guernsey GYI 2QE Attention: Sarah Imossi Email: sarah@sghc.com	Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS, UK Attention: Justin Stock, Garth Osterman and Miguel J. Vega

Email: jstock@cooley.com, gosterman@cooley.com and mvega@cooley.com

Notices to SEAC and Sponsor:	with a copy to (which shall not constitute notice):

Golden Bear Plaza 11760 US Highway 1, Suite W506 North Palm Beach, FL 33408 Attention: Eric Grubman; John Collins Email: ericgrubman@comcast.net and jcollins@seahllc.com

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl Marcellino, Paul Tropp and

Rachel Phillips

Email: carl.marcellino@ropesgray.com, paul.tropp@ropesgay.com and rachel.phillips@ropesgray.com

Section 8.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 8.4 shall be null and void.

Section 8.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 8.6 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement unless specifically noted otherwise. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive and shall mean “and/or” unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 8.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided, that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with IFRS or U.S. GAAP, as applicable. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in U.S. dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to SEAC if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisors on the Intralinks online-platform for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to SEAC’s representatives (including counsel) via electronic mail, in each case, no later than 5:00p.m. Eastern time on the day immediately prior to the date hereof.

Section 8.7 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain non-binding term sheet by and between SEAC and the Company, dated as of January 29, 2021), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 8.8 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 8.9 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of, (a) first, the Chancery Court of the State of Delaware or (b) if such court declines jurisdiction, then the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 8.10 Trust Account Waiver. Each of the Company and NewCo acknowledges that SEAC has established the Trust Account for the benefit of its public SEAC Stockholders, which holds proceeds of its initial public offering. For and in consideration of SEAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and NewCo, for itself and its respective Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public SEAC Stockholders upon the redemption of their shares and (ii) the underwriters of SEAC’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) between SEAC, on the one hand, and NewCo or the Company, on the other hand, and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. Each of the Company and NewCo agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SEAC and Sponsor to induce SEAC and Sponsor to enter in this Agreement, and each of the Company and NewCo further intends and understands such waiver to be valid, binding and enforceable against the Company and NewCo and each of their respective Affiliates that it has the authority to bind under applicable Law. To the extent the Company or NewCo or any of their respective Affiliates that the Company or NewCo has the authority to bind commences any action or Proceeding against SEAC or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to SEAC, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against SEAC, its Affiliates or its representatives, each of the Company and NewCo hereby acknowledges and agrees that each of the Company’s, NewCo’s and such Affiliates’ sole remedy shall be against assets of SEAC or such Affiliate or representatives not in the Trust Account and that such claim shall not permit the Company, NewCo or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 8.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this

Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Target Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

Section 8.13 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross- reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 8.14 No Recourse. Except for claims pursuant to any Ancillary Agreement by any party(ies) thereto against a Non-Party Affiliate (as defined below) and in the case of Fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement; (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement); (c) any breach of this Agreement; and (d) any failure of the Merger to be consummated, may be made only against the persons that are expressly identified as Parties to this Agreement and not against any Non-Party Affiliate. Except for claims pursuant to any Ancillary Agreement by any party(ies) thereto against a Non-Party Affiliate and in the case of Fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to any of the foregoing (each of the foregoing, a “Non-Party Affiliate”) shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the preceding clauses (a) through (d) and each party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Non-Party Affiliate from any such liability or obligation.

Section 8.15 Legal Representation.

(a) NewCo.

(i) Each Party hereby agrees, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that Cooley LLP or Cooley (UK) LLP (or any successor thereto) (together, “Cooley”) and Carey Olsen (Guernsey) LLP may represent any Target Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “NewCo Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Target Companies in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the NewCo Post- Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of SEAC, the Sponsor and NewCo acknowledges that the foregoing provision applies whether or not Cooley provides legal services to the Target Companies after the Closing Date. Each of SEAC, Sponsor and NewCo, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all privileged communications among Cooley, the Target Companies or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Target Companies and is exclusively controlled by the Target Companies and shall not pass to or be claimed by NewCo, SEAC or Sponsor. From and after the Closing, none of SEAC, Sponsor or any Person purporting to act on behalf of or through SEAC, Sponsor or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of SEAC and Sponsor, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among Cooley, any Target Company or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any NewCo Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between SEAC or Sponsor, on the one hand, and a third party other than a Target Company, on the other hand, SEAC and Sponsor may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither SEAC nor Sponsor may waive such privilege without the prior written consent of a Target Company.

(b) SEAC.

(i) Each Waiving Party hereby agrees that Ropes & Gray LLP (or any successor thereto) (“Ropes”), Ogier (Guernsey) LLP (“Ogier”) and Blank Rome LLP, CMS Cameron McKenna Nabarro Olswang LLP and Aird & Berlis LLP (collectively, “Regulatory Counsel” and together with Ropes and Ogier, “SEAC Counsel”) may represent SEAC or Sponsor or any direct or indirect director, manager, officer, owner, employee or Affiliate of SEAC or Sponsor (including the Target Companies and Sponsor), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “SEAC Post-Closing Representation”) notwithstanding its representation (or any continued representation) of SEAC or Sponsor in connection with the transactions contemplated by this Agreement, and the Company, on behalf of themselves and the Waiving Parties, hereby consent thereto and irrevocably waive (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the SEAC Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of SEAC and NewCo acknowledges that the foregoing provision applies whether or not SEAC Counsel provides legal services to SEAC or Sponsor after the Closing Date. Each of SEAC and NewCo, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all privileged communications among SEAC Counsel, SEAC, Sponsor or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to Sponsor and is exclusively controlled by Sponsor and shall not pass to or be claimed by SEAC or any of the Target Companies. From and after the Closing, none of SEAC, NewCo nor any Person purporting to act on behalf of or through SEAC, NewCo or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of SEAC and NewCo, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among SEAC Counsel, SEAC, Sponsor or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any SEAC Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between SEAC or NewCo, on the one hand, and a third party other than Sponsor, on the other hand, SEAC or NewCo may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that none of SEAC or NewCo may waive such privilege without the prior written consent of Sponsor.

Section 8.16 Acknowledgements.

(a) Company and NewCo. Each of the Company and NewCo specifically acknowledges and agrees to SEAC’s disclaimer of any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by SEAC or Sponsor pursuant to this Agreement, whether made by SEAC, Sponsor or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Target Companies and their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to SEAC, the Sponsor, their Affiliates or representatives by either SEAC or Sponsor or any of their respective Affiliates or representatives), other than those set forth in Article III and any Ancillary Agreement or certificate delivered by SEAC or Sponsor pursuant to this Agreement. SEAC specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, no Target Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each of the Company and NewCo specifically acknowledges and agrees that except for the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by SEAC or Sponsor pursuant to this Agreement, neither SEAC nor Sponsor makes, nor has SEAC or Sponsor made, any other express or implied representation or warranty with respect to SEAC or Sponsor, their assets or Liabilities, the businesses of SEAC or Sponsor or the transactions contemplated by this Agreement or the Ancillary Agreements. Each of the Company and NewCo specifically disclaims that it is relying upon or has relied upon any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by SEAC or Sponsor pursuant to this Agreement.

(b) SEAC and Sponsor. SEAC and Sponsor specifically acknowledge and agree to the Company’s disclaimer of any representations or warranties other than those set forth in Article II and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement, whether made by the

Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to SEAC, Sponsor, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to SEAC, Sponsor, their Affiliates or representatives by any Target Company or any of their its Affiliates or representatives), other than those set forth in Article II and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement. SEAC specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. SEAC and Sponsor specifically acknowledge and agree that except for the representations and warranties set forth in Article II and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement, the Company does not make, nor has the Company made, any other express or implied representation or warranty with respect to the Target Companies, their assets or Liabilities, the businesses of the Target Companies or the transactions contemplated by this Agreement or the Ancillary Agreements. SEAC and Sponsor specifically disclaim that they are relying upon or have relied upon any representations or warranties other than those set forth in Article II and any Ancillary Agreement or certificate delivered by any Target Company pursuant to this Agreement.

Section 8.17 Equitable Adjustments. If, during the Pre-Closing Period, the outstanding SEAC Shares or Founder Shares shall have been changed into a different number of shares or a different class, with the prior written consent of the Company or NewCo, as applicable, to the extent required by this Agreement, by reason of any share dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of SEAC Shares or Founder Shares will be appropriately adjusted to provide to the Pre-Closing Holders and SEAC Stockholders the same economic effect as contemplated by this Agreement prior to such event. If, during the Pre-Closing Period, other than with respect to the Pre-Closing Reorganization, the outstanding shares of the Company or NewCo shall have been changed into a different number of shares or a different class, with the prior written consent of SEAC to the extent required by this Agreement, by reason of any share dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of the Company will be appropriately adjusted to provide to the Pre-Closing Holders and SEAC Stockholders the same economic effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

SPORTS ENTERTAINMENT ACQUISITION CORP.

By:
Name: Eric Grubman Title: Chairman of the Board and Chief Financial Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

SGHC LIMITED

By:
Name: Robert Dutnall Title: Director

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

SUPER GROUP (SGHC) LIMITED

By:
Name: Robert Dutnall Title: Director

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

SPONSOR: SPORTS ENTERTAINMENT ACQUISITION HOLDINGS LLC

By:
Name: Eric Grubman Title: Manager

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

SUPER GROUP (SGHC) MERGER SUB, INC.

By:
Name: Alinda Van Wyk Title: President and Chief Financial Officer

[Signature Page to Business Combination Agreement]

Schedule 1

Illustrative Spreadsheet

|Company Transaction Expenses

USD
Banking fees	—
Legal fees	—
Accounting fees	—
Other advisor fees	—

30,000,000

|SEAC Transaction Expenses

USD
Banking fees	—
Legal fees	—
Accounting fees	—
Other advisor fees	—

50,000,000

Cash and Cash Equivalents:	USD
a) All cash, cash equivalents (including money market accounts, money market funds and money market instruments) and marketable securities, of the Target Companies as a whole, including cash in transit and all such cash and cash equivalents held by third party processors for the Target Companies,	—
less (b) an amount owed to customers (players) of the Target Companies,	—
plus (c) an amount equal to the amount paid by the Target Companies for Company Transaction Expenses prior to the Closing.	—

—
Cash and Cash Equivalents Balance:
(a) the Cash and Cash Equivalents of the Target Companies, measured as of immediately prior to the Closing, minus (b) the sum of:	—
(i) all outstanding principal amounts, plus accrued and unpaid interest, in respect of indebtedness for borrowed money of any of the Target Companies,	—
plus (ii) all outstanding principal amounts, plus accrued and unpaid interest, of indebtedness for borrowed money of any Person for which any of the Target Companies has guaranteed payment,	—
plus (iii) any Liabilities in respect of deferred purchase price for property with respect to which any Target Company is liable, contingently or otherwise, as obligor or otherwise for additional amounts (excluding any purchase commitments for capital expenditures or purchase commitments otherwise incurred in the Ordinary Course of Business);	—
provided, however, that with respect to this clause (b), such amounts shall not include any obligations between or among the Company and any of the Target Companies.

—

Note: to the extent there any discrepencies between the above and the definitions within the BCA, the BCA definitions should take precedence.

Exhibit A

Form of Exchange Agreement

SHARE FOR SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is made the [●] day of [●] 2021.

BETWEEN:

(1)

SGHC Limited, a non-cellular company limited by shares incorporated in the island of Guernsey with company number 67894 and having its registered office address at Kingsway House, Havilland Street, St Peter Port, Guernsey GY1 2QE (“SGHC”);

(2)

Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated in the island of Guernsey with company number 69022 and having its registered office address at Kingsway House, Havilland Street, St Peter Port, Guernsey GY1 2QE (“Newco”); and

(3)	Each of the persons set out in Schedule 1 to this agreement (each such person, a “Shareholder”, and together, the “Shareholders”).

WHEREAS:

(A)

Newco, SGHC and Sports Entertainment Acquisition Corp., a Delaware corporation (the “SPAC”), among others, entered into a BCA dated as of April 23, 2021, pursuant to which the parties agreed that, among other things, on the Closing Date, immediately prior to the Closing, Newco and SGHC will undergo a pre-closing reorganization as set forth in the BCA which provides for, among other things, the exchange by the Pre-Closing Holders, being each of the Shareholders, of all the issued shares of SGHC for Newco Common Shares (the “Share for Share Exchange”).

(B)

Newco, SGHC, the SPAC and certain Shareholders have entered into separate transaction support agreements relating to each such Shareholder dated as of April 23, 2021, in accordance with the terms of the BCA, (each a “Transaction Support Agreement” and together the “Transaction Support Agreements”), pursuant to which the relevant Shareholders appointed and granted to SGHC full power to act as its true and lawful representative, agent and attorney-in-fact, among other things, to execute such agreements and documents as might be necessary to implement all steps involved in the Pre- Closing Reorganization as set out in the BCA and the Transaction Support Agreements (the “Power of Attorney”).

(C)

For U.S. federal income tax purposes, it is intended that taken together, the Share for Share Exchange, and the Merger will qualify as an exchange under Section 351 of the Code (the “Intended Tax Treatment”).

(D)	Pursuant thereto, the parties wish to enter into this agreement in connection with the Share for Share Exchange.

(E)

Capitalized terms used herein without being otherwise defined herein shall have the meanings assigned thereto in the Transaction Support Agreements (and, by extension and to the extent that the relevant capitalised term is not otherwise defined in the Transaction Support Agreements, the BCA).

(F)

References to the “Illustrative Spreadsheet” shall, in each case, be construed as references to the updated Illustrative Spreadsheet as of the Closing Date delivered to the SPAC pursuant Section 2.1(a)(ii) the BCA, a draft copy of which is attached hereto as Annex A, strictly for information only.

IT IS HEREBY AGREED as follows:

1.	SALE OF THE EXCHANGE SALE SHARES

1.1

Each Shareholder shall transfer, all right, title and interest in the shares in the capital of SGHC registered in the name of the relevant Shareholder as at the Pre-Closing Reorganization Effective Time (as defined below), which together comprise all of the outstanding ordinary shares of SGHC, details of which transfers are shown against such Shareholder’s name in the column entitled “Company Common Shares – # of shares” in the tab of the Illustrative Spreadsheet labelled “Illustrative Spreadsheet” (together, the

“Exchange Sale Shares”) to Newco and Newco shall purchase the Exchange Sale Shares in consideration for the issue by Newco to each Shareholder of new redeemable ordinary shares of no par value in the capital of Newco, having the rights set out in the Articles of Incorporation of Newco (as may be amended from time to time) and the issuing board resolution of the directors of Newco (the “Exchange Consideration Shares”), in the amounts set out against each Shareholder’s name in the column entitled “Shares issued in Newco on pre-sale reorg – # of shares” of the tab labelled “Illustrative Spreadsheet” of the Illustrative Spreadsheet (each Shareholder’s “Relevant Exchange Consideration Shares”) in all respects in accordance with and pursuant to the BCA.

1.2

Each Shareholder shall transfer each Exchange Sale Share held by such Shareholder pursuant to this agreement with full title guarantee (as that term is understood under English Law) and free from any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including, without limitation, any retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law), or any agreement, arrangement or obligation to create any of the foregoing (other than pursuant to the articles of incorporation of SGHC or Newco (as applicable) from time to time, or any restrictions on transfer arising under applicable securities Laws) and together with all rights, title, power and advantages attaching to them as at the Pre-Closing Reorganization Effective Time, including the right to receive all dividends or distributions declared, made or paid on or after the Pre-Closing Reorganization Effective Time.

2.	EXCHANGE COMPLETION

2.1

Completion of the sale and purchase of the Exchange Sale Shares pursuant to clause 1 (“Completion”) shall take place on the Closing Date, immediately prior to the Closing (and, for avoidance of doubt, prior to (i) the repurchase of NewCo Common Shares pursuant to section 2.2(c)(iv) of the BCA; and (ii) the Merger), at which time (such time, the “Pre-Closing Reorganization Effective Time”):

2.1.1

the Shareholder, or SGHC through the Power of Attorney, as the case may be, will deliver to SGHC share transfer forms in favour of Newco in respect of each Exchange Sale Share, duly signed and dated by or on behalf of the Shareholder;

2.1.2

the Shareholders shall together procure that SGHC enters the name of Newco on the members register of SGHC as the holder of all the Exchange Sale Shares in the place of the Shareholders and SGHC agrees to effect the same upon receipt by it of all of the duly signed and dated share transfer forms; and

2.1.3

Newco shall, conditional upon SGHC writing up its register of members in accordance with clause 2.1.2 showing Newco to be the holder of all the issued ordinary shares of SGHC, issue to each Shareholder such Shareholder’s Relevant Exchange Consideration Shares as fully paid and unassessable shares, and shall procure that the name of each Shareholder is entered into the register of members of Newco as the holder of the Relevant Exchange Consideration Shares.

3.	EARNOUT SHARES

Newco shall, following the Closing and during the Earnout Period, within twenty (20) Business Days after the occurrence of a Triggering Event issue to each Shareholder (in accordance with its respective Pro Rata Participation Percentage) the Earnout Shares, upon the terms and subject to the conditions set forth in the BCA (the “Earnout”), as fully paid and unassessable shares and shall procure that the name of each Shareholder is entered into the register of members of Newco as the holder of the relevant number of Earnout Shares.

4.	US TAX

Each of the parties hereto (i) represents and warrants that it has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to impair or impede the Intended Tax Treatment (ii) shall prepare and file all income Tax Returns consistent with, and shall not take any income Tax reporting position inconsistent with, the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, and (iii) shall prepare and file any statement required pursuant to U.S. Treasury Regulations 1.351-3.

5.	MISCELLANEOUS

5.1

In the event of any conflict between the terms of this agreement and the terms of the BCA as they relate to the Share for Share Exchange or the Earnout, the terms of the BCA shall prevail and this agreement shall be deemed to be amended to conform thereto.

5.2

This agreement shall be binding on and enure for the benefit of the personal representatives and successors in title of the parties but shall not be assignable without the prior written consent of the Shareholders, whether acting by SGHC through the Power of Attorney or on their own behalf.

5.3

This agreement may be executed in any one or more number of counterparts each of which, when executed and delivered, constitute an original of this agreement but all the counterparts will, together, constitute one and the same agreement.

5.4

Each of the parties hereto undertakes with the other to do, execute, perform or procure to be done executed or performed all such further acts, documents and things as such other or others of them may reasonably require to give effect to this agreement, including the provisions of clause 4.1.

5.5	Each party shall bear its own costs for the preparation and implementation of this agreement.

5.6	No variation of this agreement shall be valid unless made in writing and signed by or on behalf of each of the parties to this agreement.

5.7

Any notice to be given pursuant to this agreement shall be given in writing to the party due to receive such notice at its registered office from time to time or such other address as may have been notified to the other parties in accordance with this clause 5.7. Notice shall be delivered personally or sent by first class prepaid recorded delivery or registered post and shall be deemed to have been given in the case of delivery personally on delivery and in the case of posting (in the absence of evidence of earlier receipt) 72 hours after posting.

5.8

This agreement and all obligations arising in any way whatsoever out of it or in connection with it shall be governed by and construed in accordance with the laws of the Island of Guernsey and the parties hereby submit to the non-exclusive jurisdiction of the Royal Court of Guernsey for the settlement of any dispute arising in connection herewith.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The Parties have executed this agreement the day and year first above written.

Director
For and on behalf of
SGHC Limited

Director
For and on behalf of
Super Group (SGHC) Limited

Authorised signatory
For and on behalf of
[name of attorney]/Shareholder

[in its capacity as agent and attorney-in-fact of [    ]]

Schedule 1

Shareholders

Name of Shareholder	Address of Shareholder
Knutsson Limited	24 North Quay, Douglas, Isle of Man, IM1 4LE

Chivers Limited	Burleigh Manor, Peel Road, Douglas, Isle of Man, IM1 5EP

Earl Fiduciary AG as Trustee of the New Laurel Road Trust	General Wille-Strasse 10, PO Box 1688, 8027 Zurich, Switzerland

Earl Fiduciary AG as Trustee of the Turtle Trust	General Wille-Strasse 10, PO Box 1688, 8027 Zurich, Switzerland

Earl Fiduciary AG as Trustee of the Aquaman Trust	General Wille-Strasse 10, PO Box 1688, 8027 Zurich, Switzerland

Earl Fiduciary AG as Trustee of the Gold Trust	General Wille-Strasse 10, PO Box 1688, 8027 Zurich, Switzerland

Earl Fiduciary AG as Trustee of the Chase Trust	General Wille-Strasse 10, PO Box 1688, 8027 Zurich, Switzerland

Earl Fiduciary AG as Trustee of the Leopard Trust	General Wille-Strasse 10, PO Box 1688, 8027 Zurich, Switzerland

Earl Fiduciary AG as Trustee of the Avion Trust	General Wille-Strasse 10, PO Box 1688, 8027 Zurich, Switzerland

Earl Fiduciary AG as Trustee of the Baroque Trust	General Wille-Strasse 10, PO Box 1688, 8027 Zurich, Switzerland

Bellerive Trust Limited as Trustee of the Dolphin Trust	Kingsway House, Havilland Street, St Peter Port, GY1 2QE, Guernsey

Bellerive Trust Limited as Trustee of the Panther	Kingsway House, Havilland Street, St Peter Port, GY1 2QE, Guernsey

Earl Fiduciary AG as Trustee of the Castle Trust	General Wille-Strasse 10, PO Box 1688, 8027 Zurich, Switzerland

Bellerive Trust Limited as Trustee of the Cheetah Trust	Kingsway House, Havilland Street, St Peter Port, GY1 2QE, Guernsey

Bellerive Trust Limited as Trustee of the Tiger Trust	Kingsway House, Havilland Street, St Peter Port, GY1 2QE, Guernsey

Bellerive Trust Limited as Trustee of the Hamilton Trust	Kingsway House, Havilland Street, St Peter Port, GY1 2QE, Guernsey

Bellerive Trust Limited as Trustee of the Agape Trust	Kingsway House, Havilland Street, St Peter Port, GY1 2QE, Guernsey

Bellerive Trust Limited as Trustee of the Lion Head Trust	Kingsway House, Havilland Street, St Peter Port, GY1 2QE, Guernsey

Bellerive Trust Limited as Trustee of the Quattro Trust	Kingsway House, Havilland Street, St Peter Port, GY1 2QE, Guernsey

Bellerive Trust Limited as Trustee of the Bissett Trust	Kingsway House, Havilland Street, St Peter Port, GY1 2QE, Guernsey

Name of Shareholder	Address of Shareholder

Earl Fiduciary AG as Trustee of the Great Park Trust	General Wille-Strasse 10, PO Box 1688, 8027 Zurich, Switzerland

Bellerive Trust Limited as Trustee of the Darrock Trust	Kingsway House, Havilland Street, St Peter Port, GY1 2QE, Guernsey

Bellerive Trust Limited as Trustees of the Ace of Clubs Trust	Kingsway House, Havilland Street, St Peter Port, GY1 2QE, Guernsey

Fatima Dodds	7 Cherry Lane, Constantia, 7806, South Africa

Timothy Whyles	97 St Johns Wood Terrace, St Johns Wood, London, NW8 6PP, UK

ANNEX A

ILLUSTRATIVE SPREADSHEET

[to be attached]

Exhibit B

Form of Founder Holders Consent Letter

Exhibit B

Founder Holders Consent Letter

FOUNDER HOLDERS CONSENT LETTER

This FOUNDER HOLDERS CONSENT LETTER (this “Consent”) is entered into as of April 23, 2021, between Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Bailiwick of Guernsey (“NewCo”), SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Bailiwick of Guernsey (the “Company”), Sports Entertainment Acquisition Corp., a Delaware corporation (“SEAC”), Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company ( “Sponsor”), and each holder (each, a “Founder Holder” and, collectively, the “Founder Holders”) of the issued and outstanding shares of Class B common stock of SEAC, par value $0.0001 per share (the “SEAC Class B Common Stock”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, the Founder Holders own an aggregate of 11,250,000 shares of SEAC Class B Common Stock;

WHEREAS, on April 23, 2021, SEAC entered into a Business Combination Agreement (the “Business Combination Agreement”) with the Company, NewCo, Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”), and Sponsor. Pursuant to the transactions contemplated by the terms of the Business Combination Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, among other things, Merger Sub will merge with and into SEAC, with SEAC surviving the merger and continuing as a wholly owned subsidiary of NewCo (the transactions contemplated by the Business Combination Agreement and the related ancillary agreements, the “Business Combination”);

WHEREAS, Article 4.3(b) of SEAC’s Amended and Restated Certificate of Incorporation (the “Charter”) provides that:

(i) Shares of SEAC Class B Common Stock shall be convertible into shares of Class A Common Stock of SEAC (the “SEAC Class A Common Stock”) on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time and from time to time at the option of the holder thereof and (B) automatically on the closing of the initial Business Combination.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of SEAC Class A Common Stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in SEAC’s initial public offering of securities (the “Offering”) and related to the closing of the initial Business Combination, all issued and outstanding shares of SEAC Class B Common Stock shall automatically convert into shares of SEAC Class A Common Stock at the time of the closing of the initial Business Combination at a ratio for which:

the numerator shall be equal to the sum of (A) 25% of all shares of SEAC Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) in each case by SEAC related to or in connection with the consummation of the initial Business Combination (net of the number of shares of SEAC Class A Common Stock redeemed in connection with the initial Business Combination and excluding any securities issued or issuable to any seller in the initial Business Combination) plus (B) the number of shares of SEAC Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

the denominator shall be the number of shares of SEAC Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination (the “Conversion Rights Provision”);

WHEREAS, under the Charter, the Business Combination and the transactions contemplated thereby will trigger the Conversion Rights Provision; and

WHEREAS, in connection with the Business Combination, the parties hereto desire that each Founder Holder irrevocably waives his, her or its rights under Article 4.3(b) of the Charter with respect to any additional shares of

SEAC Class A Common Stock otherwise issuable upon conversion pursuant to the Conversion Rights Provision (the “Excess Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and to induce NewCo and the Company to enter into the Business Combination Agreement, the parties hereto agree as follows:

Section 1. Waiver and Conversion.

(a) Each Founder Holder hereby irrevocably and unconditionally relinquishes and waives (the “Waiver”) any and all rights, title and interest such Founder Holder has or will have under Article 4.3(b) of the Charter to receive Excess Shares upon conversion of the shares of SEAC Class B Common Stock in connection with the closing of the Business Combination.

(b) Each Founder Holder hereby acknowledges and agrees that, to the extent such Founder Holder receives any Excess Shares as a result of any conversion of shares of SEAC Class B Common Stock, such Founder Holder shall surrender such shares, including any certificates thereof, to NewCo for cancellation, and no consideration shall be payable to such Founder Holder in connection therewith.

(c) Each Founder Holder hereby acknowledges and agrees that, immediately prior to the Merger Effective Time, and subject to Section 1.(a) above, each share of SEAC Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the Conversion Rights Provision into one share of SEAC Class A Common Stock, and all the Founder Holders jointly and severally agree that as a result of such conversion, all outstanding shares of SEAC Class B Common Stock shall collectively convert into 11,250,000 shares of SEAC Class A Common Stock.

Section 2. Successors and Assigns. The parties hereto acknowledge and agree that the terms of this Consent are binding on and shall inure to the benefit of such party’s beneficiaries, heirs, legatees and other statutorily designated representatives. Each Founder Holder also understands that this Consent, once executed, is irrevocable and binding, and if a Founder Holder transfers, sells or otherwise assigns any shares of SEAC Class B Common Stock held by it as of the date of this Agreement, the transferee of such shares of SEAC Class B Common Stock shall be bound by the terms of this Consent as if such transferee were a party hereto. Any Founder Holder that desires to transfer, sell or otherwise assign any shares of SEAC Class B Common Stock shall, in addition to any other existing obligations or restrictions applicable to such proposed transfer, sale or assignment that may exist, provide the proposed transferee with a copy of this Consent and obtain from such proposed transferee a written acknowledgment that such proposed transferee acknowledges and agrees to the Waiver and the other matters set forth in this Consent.

Section 3. Authorization; Enforcement. Each of the parties hereto represents that (a) it has the requisite corporate power or legal capacity, as applicable, and authority to enter into, deliver and perform his, her or its obligations under this Consent, (b) this Consent has been duly authorized, executed and delivered by such party and (c) this Consent is enforceable against it in accordance with its terms.

Section 4. Effect of this Consent on Charter. The Charter, as affected hereby, shall remain in full force and effect. The Waiver contained in this Consent shall not constitute a waiver of any other provision of the Charter, except as expressly provided herein with respect to Article 4.3(b). This Consent constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Consent may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

Section 5. Counterparts. This Consent may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

Section 6. Governing Law; Venue; Waiver of Jury Trial.

(a) This Consent, and any claim or cause of action hereunder based upon, arising out of or related to this Consent (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Consent, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT IN THE STATE OF DELAWARE, THE DELAWARE COURT OF CHANCERY AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS CONSENT AND THE DOCUMENTS REFERRED TO IN THIS CONSENT AND IN RESPECT OF THE BUSINESS COMBINATION CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS CONSENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HERETO HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN SUCH MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS CONSENT OR THE BUSINESS COMBINATION CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CONSENT OR THE BUSINESS COMBINATION CONTEMPLATED BY THIS CONSENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS CONSENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 6.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Consent as of the date first written above.

SGHC LIMITED

By:
Name:
Title:

SUPER GROUP (SGHC) LIMITED

By:
Name:
Title:

SPORTS ENTERTAINMENT ACQUISITION CORP.

By:
Name:
Title:

SPORTS ENTERTAINMENT ACQUISITION HOLDINGS LLC

By:
Name:
Title:

By:
Name: Timothy Goodell

By:
Name: Natara Holloway

[Founder Holders Consent Letter]

Exhibit C

Form of Registration Rights Agreement

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Amended and Restated Registration Rights Agreement, this “Registration Rights Agreement”), dated as of [●] (the “Effective Date”), is made by and among (i) Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”); (ii) SGHC Limited, a non- cellular company limited by shares incorporated under the laws of the Island of Guernsey (“SGHC”); (iii) each of the parties listed on Schedule 1-A attached hereto (collectively, the “SGHC Holders”); (iv) each of the parties listed on Schedule 1-B attached hereto (collectively, the “Sponsor Holders”); (v) Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“PubCo”); (vi) Sports Entertainment Acquisition Corporation, a Delaware corporation (“SEAC”); and (vii) any person or entity who hereafter becomes a party to this Registration Rights Agreement pursuant to Section 3.11 of this Registration Rights Agreement (together with the Sponsor, the SGHC Holders and the Sponsor Holders, at all times when such parties hold Registrable Securities (as defined below), the “Holders” and each, a “Holder” and may be referred to herein as a “Party” and collectively as the “Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the BCA (as defined below).

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of April 23, 2021 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “BCA”), by and among SEAC, PubCo, SGHC, Super Group (SGHC) Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Sponsor;

WHEREAS, pursuant to the BCA, at the Closing, Merger Sub will merge with and into SEAC (the “Merger”), with SEAC continuing as the surviving company in the Merger and, after giving effect to the Merger, becoming a wholly owned subsidiary of PubCo on the terms and subject to the conditions set forth in the BCA;

WHEREAS, upon the effective date of the Merger, the amended and restated articles of incorporation of PubCo shall be adopted by PubCo in substantially the form agreed among the parties to the BCA in accordance with the BCA;

WHEREAS, SEAC, the Sponsor, PJT Partners Holdings LP (“PJT”) and certain other individuals entered into a Registration Rights Agreement, dated as of October 6, 2020 (the “Original RRA”);

WHEREAS, in connection with the execution of this Registration Rights Agreement and as a condition to the consummation of the transactions contemplated by the BCA, SEAC, the Sponsor, PJT and certain other persons desire to amend and restate the Original RRA in the form of this Registration Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to registration rights in accordance with the terms and conditions of this Registration Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Registration Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Registration Rights Agreement, the following terms shall have the following meanings:

“Additional Holder” has the meaning set forth in Section 3.11.

“Additional Holder Common Shares” has the meaning set forth in Section 3.11.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of PubCo, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Common Shares” means the ordinary shares of PubCo, no par value per share.

“Confidential Information” means any confidential, non-public information of PubCo or its subsidiaries.

“Demanding Holders” has the meaning set forth in Section 2.1(c).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form F-1 Shelf” has the meaning set forth in Section 2.1(a).

“Form F-3 Shelf” means a Shelf Registration on Forms F-3 or S-3, as applicable, or any similar short-form registration.

“Holder” means any holder of Registrable Securities who is or becomes a Party to, or who succeeds to rights under this Registration Rights Agreement pursuant to Section 3.1.

“Holder Information” has the meaning set forth in Section 2.10(b).

“Registration Rights Agreement” has the meaning set forth in the Preamble.

“Joinder” has the meaning set forth in Section 3.1(a)

“Lock-Up Period” means the time period during which a Holder is prohibited from selling Common Shares pursuant to contractual arrangements with PubCo.

“Maximum Number of Securities” has the meaning set forth in Section 2.1(f).

“Merger” has the meaning set forth in the Recitals.

“Minimum Takedown Threshold” has the meaning set forth in Section 2.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Piggyback Holders” has the meaning set forth in Section 2.2(a).

“Piggyback Registration” has the meaning set forth in Section 2.2(a).

“Potential Takedown Participant” has the meaning set forth in Section 2.1(d).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means at any time (a) any Common Shares or Warrants outstanding on the Closing Date, (b) any Common Shares issued or issuable upon the exercise of the Warrants, and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock or share split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, (D) such Registrable Securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of them shall not require registration under the Securities Act or (E) such Common Shares are eligible for resale without any volume restrictions pursuant to Rule 144.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Registration Rights Agreement, including the following:

(a) all SEC or securities exchange registration and filing fees (including fees with respect to filings required to be made with FINRA);

(b) all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) all printing, messenger, telephone and delivery expenses;

(d) all fees and disbursements of counsel for PubCo;

(e) all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance;

(f) reasonable out-of-pocket fees and expenses of (a) one (1) U.S. legal counsel and (b) one (1) Guernsey legal counsel, in each case selected by the majority-in-interest of the Demanding Holders;

(i) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities; and

(j) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Registration Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, or financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” has the meaning set forth in Section 2.1(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Shelf” has the meaning set forth in Section 2.1(a).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement.

“Shelf Takedown Request” has the meaning set forth in Section 2.1(e).

“Special Holder” means, together, the Sponsor, the Sponsor Holders and the SGHC Holders.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Holder” has the meaning set forth in the Preamble.

“Subsequent Shelf Registration” has the meaning set forth in Section 2.1(b).

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.1(c).

“Warrants” means the outstanding warrants following the Merger Effective Time, each exercisable for one Common Share, to purchase an aggregate of 33,500,000 Common Shares.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 2.1(f).

1.2 Interpretive Provisions. For all purposes of this Registration Rights Agreement, except as otherwise provided in this Registration Rights Agreement or unless the context otherwise requires:

(a) the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction.

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Registration Rights Agreement, refer to this Registration Rights Agreement as a whole and not to any particular provision of this Registration Rights Agreement.

(c) references in this Registration Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d) whenever the words “include”, “includes” or “including” are used in this Registration Rights Agreement, they shall mean “without limitation.”

(e) the captions and headings of this Registration Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Registration Rights Agreement.

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

(g) the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction.

ARTICLE II

REGISTRATION RIGHTS

2.1 Shelf Registration.

(a) Filing. PubCo shall file, within sixty (60) days after the Closing Date, a Registration Statement for a Shelf Registration on Form F-1 or S-1, as applicable, or any similar long-form registration (the “Form F-1 Shelf,” and, together with any Subsequent Shelf Registration, the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing, but in no event later than sixty (60) days after the initial filing thereof, which shall be extended to ninety (90) days after the initial filing thereof if the Registration Statement is reviewed by, and comments thereto are provided from, the SEC. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. PubCo shall maintain the Shelf in accordance with the terms of this Registration Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. PubCo shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after PubCo is eligible to use Form F-3 or S-3, as applicable, or any similar short-form registration.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer at the time of filing) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form F-3 or Form S-3, as applicable, or any similar short-form registration to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this Registration Rights Agreement.

(c) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, the Special Holders may request to sell all or any portion of their Registrable

Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown; provided that each Special Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information and shall not be disclosed to any third party (other than any Affiliate, Representative, limited partner or shareholder of such Special Holder), unless (a) such information becomes known to the public through no fault of such Special Holder or (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity. The Special Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Registration Rights Agreement, in no event shall any Special Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period applicable to such Person. The Special Holders may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1(c) in any twelve (12) month period, subject to the proviso in the first sentence of this Section 2.1(c). For the avoidance of doubt, Underwritten Shelf Takedowns shall include underwritten block trades; provided that other Special Holders with Registrable Securities shall have to exercise any piggy-back rights on any such block trade no later than twenty four (24) hours following receipt of any written notice regarding such block trade, which notice shall contain a summary of all material terms of such block trade, to the extent then known.

(d) Shelf Takedown Participation. Promptly upon receipt of a Shelf Takedown Request (but in no event more than three (3) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, PubCo shall deliver a notice (a “Shelf Takedown Notice”) to each other Special Holder, with Registrable Securities covered by the applicable Registration Statement (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing (each a “Requesting Holder”). PubCo shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which PubCo has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Requesting Holder’s request to participate in an Underwritten Shelf Takedown shall be binding on the Requesting Holder; provided that each such Requesting Holder that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Requesting Holder of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Requesting Holder’s election to participate, as specified in such Requesting Holder’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 2.1(d) shall be determined by the Demanding Holders.

(e) Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the

Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other Equity Securities that PubCo desires to sell and all other Common Shares or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective then-ownership of Registrable Securities of each Demanding Holder and Requesting Holder (if any) that has requested to be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Shares or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(f) Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Special Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Special Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Special Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained in this Registration Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 2.1(f).

2.2 Piggyback Registration.

(a) Piggyback Rights. If PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of Equity Securities of PubCo or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of PubCo, for its own account or for the account of shareholders of PubCo, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee share option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an exchange offer or offering of securities solely to PubCo’s existing shareholders, (iv) for an offering of debt that is convertible into equity securities of PubCo, or (v) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to each Special Holder (collectively, the “Piggyback Holders”) as soon as practicable but not less than four (4) calendar days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Piggyback Holders the opportunity to include in such registered offering such number of Registrable Securities as such Piggyback Holders may request in writing within three (3) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Piggyback Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information and shall not be disclosed to any third party (other than any Affiliate, Representative, limited partner or shareholder of such Special Holder), unless (a) such information becomes known to the public through no fault of such Special Holder or (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity. PubCo shall cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Piggyback Holders pursuant to this Section 2.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Piggyback Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Piggyback Holder’s agreement to abide by the terms of Section 2.6 below.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises PubCo and the Piggyback Holders participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares or other Equity Securities that PubCo desires to sell, taken together with (i) the Common Shares or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Piggyback Holders hereunder and (ii) the Common Shares or other Equity Securities, if any, as to which registration has been requested pursuant to Section 2.2, exceeds the Maximum Number of Securities, then:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Piggyback Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) (pro rata based on the respective then-ownership of Registrable Securities of each Special Holder that has requested to be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii) If the Registration is pursuant to a request by Persons other than the Piggyback Holders, then PubCo shall include in any such Registration (A) first, the Common Shares or other Equity Securities, if any, of such requesting Persons, other than the Piggyback Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Piggyback Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) (pro rata based on the respective then-ownership of Registrable Securities of each Piggyback Holder that has requested to be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual piggyback registration rights of such Persons, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 2.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 2.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback

Registration to all Piggyback Holders pursuant to Section 2.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 2.1(e), instead of this Section 2.2(b).

(c) Piggyback Registration Withdrawal. Any Piggyback Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Piggyback Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Registration Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).

(d) Notwithstanding anything herein to the contrary, this Section 2.2 shall not apply (a) for any Holder or Party, prior to the expiration of the Lock-Up Period applicable to such Holder or Party or (b) to any Shelf Takedown irrespective of whether such Shelf Takedown is an Underwritten Shelf Takedown or not an Underwritten Shelf Takedown.

2.3 Restrictions on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo, (i) each Holder agrees that it shall not Transfer any Common Shares (other than those included in such offering pursuant to this Registration Rights Agreement), without the prior written consent of PubCo, during the seven (7) calendar days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees to a reduced period which shall apply to all Holders, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders), (ii) PubCo will cause each of its directors and executive officers to execute a lock-up on terms at least as restrictive as that contemplated by the preceding clause (i) and (iii) PubCo will not effect any public offering or distribution of its equity securities or any securities convertible or exchangeable or exercisable for such securities during the period contemplated in clause (i) (other than (a) as part of any such Underwritten Offering, (b) in connection with a registration related to any employee stock option or other benefit plan, (c) an exchange offer or offering in connection with a business acquisition or combination pursuant to a Registration Statement on Form F-4 or S-4, as applicable, or such other similar form as may be applicable, (d) for an offering of debt that is convertible into equity securities of PubCo, or (e) for a dividend reinvestment plan).

2.4 General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in clause (d) below) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

(a) prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Special Holders of Registrable Securities included in such Registration, and such Special Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Special Holders of Registrable Securities included in such Registration or the legal counsel for any such Special Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Special Holders;

(d) prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Special Holder of Registrable Securities included in such Registration Statement, or its counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 2.7;

(j) permit Representatives of the Special Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Special Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Special Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the participating Special Holders;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Special Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Special Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Special Holders;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(o) if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50 million, use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Holders, in connection with such Registration, including causing senior management to participate in meetings with Underwriters, attorneys, accountants and potential investors.

2.5 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

2.6 Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Registration Rights Agreement, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this

Registration Rights Agreement unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1(c) and 2.4(o), the exclusion of a Holder’s Registrable Securities as a result of this Section 2.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

2.7 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 90 days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 2.7.

2.8 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 2.8.

2.9 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

2.10 Indemnification and Contribution.

(a) PubCo agrees to indemnify and hold harmless each Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article II or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that, PubCo will not be liable in any such case to the extent that any such claim, damage, loss, liability or expense are caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify and hold harmless PubCo, its directors, officers, employees, equityholders, affiliates and agents and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c) Any Person entitled to indemnification under this Section 2.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the indemnifying party.

(d) The indemnification provided under this Registration Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e) If the indemnification provided in this Section 2.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 2.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 2.10(a), 2.10(b) and 2.10(c), any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 2.10(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 2.10(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2.10(e) from any Person who was not guilty of such fraudulent misrepresentation.

2.11 Other Registration Rights. Other than the registration rights set forth in the Original RRA and the Warrant Agreement, dated as of October 6, 2020, by and between SEAC and Continental Stock Transfer & Trust Company, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Registration Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and the Sponsor represents and warrants that this Registration Rights Agreement supersedes any other registration rights agreement or agreements (including the Original RRA), other than the Warrant Agreement. The parties hereby amend and restate the Original RRA, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Registration Rights Agreement. Without the prior written consent of the majority in interest of the Special Holders, PubCo shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Registration Rights Agreement and in the event of any conflict between any such agreement or agreements and this Registration Rights Agreement, the terms of this Registration Rights Agreement shall prevail.

2.12 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the specific reasons for non-compliance.

2.13 Term. Article II shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 2.10 shall survive any such termination with respect to such Holder.

2.14 Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Registration Rights Agreement, including for purposes of Section 2.12. Other than the SGHC Holders and the Sponsor Holders, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

2.15 Amendment and Restatement of Original RRA. Upon the Closing, the Original RRA shall automatically be amended and restated by this Registration Rights Agreement, and all of the respective rights and obligations of the parties under the Original RRA will be hereby superseded in their entirety by the rights and obligations set forth herein.

2.16 Distributions; Direct Ownership.

(a) In the event that the Sponsor distributes all of its Registrable Securities to its members, the members of the Sponsor shall be treated as the Sponsor under this Registration Rights Agreement; provided that they agree in writing to be bound by the terms of this Agreement; provided, further, that such members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Registration Rights Agreement.

(b) Notwithstanding anything to the contrary contained herein, in the event that the members of the Sponsor hold any Registrable Securities directly, the members of the Sponsor shall be treated as the Sponsor under this Registration Rights Agreement; provided that the members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Registration Rights Agreement.

(c) In the event that an SGHC Holder distributes all of its Registrable Securities to its members, such distributees shall be treated as an SGHC Holder under this Registration Rights Agreement; provided that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred on an SGHC Holder, as if such SGHC Holder remained a single party to this Registration Rights Agreement.

(d) Notwithstanding the foregoing, no distribution for purposes of this Section 2.16 may occur prior to the conclusion of any Lock-Up Period applicable to the Sponsor or such SGHC Holder, as applicable, except as expressly permitted under the Lock-up Agreement.

2.17 Adjustments. If there are any changes in the Common Shares as a result of share split, share dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Registration Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Registration Rights Agreement shall continue with respect to the Common Shares as so changed.

ARTICLE III

GENERAL PROVISIONS

3.1 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Registration Rights Agreement, and other than assignments in connection with a distribution pursuant to Section 2.16, no Party may assign such Party’s rights and obligations under this Registration Rights Agreement, in whole or in part, without the prior written consent of PubCo. Any such assignee may not again assign those rights, other than in accordance with this Article III. Any attempted assignment of rights or obligations in violation of this Article III shall be null and void.

(b) Notwithstanding anything to the contrary contained in this Registration Rights Agreement (other than the succeeding sentence of this Section 3.1(b)), prior to the expiration of the Lock-Up Period applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Registration Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except as expressly permitted under the Lock-up Agreement. Any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or a Rule 144 transaction) pursuant to this Section 3.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Registration Rights Agreement by executing and delivering a joinder in the form attached to this Registration Rights Agreement as Exhibit A (a “Joinder”), whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Registration Rights Agreement. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Registration Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Registration Rights Agreement.

(c) All of the terms and provisions of this Registration Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Registration Rights Agreement.

(d) Nothing in this Registration Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Registration Rights Agreement or otherwise create any third party beneficiary hereto.

3.2 Termination. Article II of this Registration Rights Agreement shall terminate as set forth in Section 2.13. The remainder of this Registration Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities; provided that, the provisions of Section 2.10 shall survive any such termination with respect to such Holder.

3.3 Severability. If any provision of this Registration Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Registration Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

3.4 Entire Agreement; Amendments; No Waiver.

(a) This Registration Rights Agreement, together with the Exhibit to this Registration Rights Agreement, the BCA, and all other Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Registration Rights Agreement and therein.

(b) No provision of this Registration Rights Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of (i) PubCo, and (ii) in any event at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders immediately after the Closing; provided that any such amendment, modification or waiver that would be materially adverse in any respect to any Sponsor Holder shall require the prior written consent of Sponsor.

3.5 Counterparts; Electronic Delivery. This Registration Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Registration Rights Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

3.6 Notices. All notices, demands and other communications to be given or delivered under this Registration Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 3.6, notices, demands and other communications shall be sent to the addresses indicated below:

if to PubCo, to:

Super Group (SGHC) Limited

Kingsway House, Havilland Street

St. Peter Port, Guernsey

GYI 2QE

Attention: Sarah Imossi

Email: sarah@sghc.com

with copies (which shall not constitute notice) to:

Cooley (UK) LLP

Dashwood

69 Old Broad Street

London, UK EC2M 1QS

Attention: Justin Stock, Garth Osterman and Miguel J. Vega

Email: jstock@cooley.com, gosterman@cooley.com and mvega@cooley.com if to SGHC, to:

SGHC Limited

Kingsway House, Havilland Street

St. Peter Port, Guernsey

GYI 2QE

Attention: Sarah Imossi

Email: sarah@sghc.com

with a copy (which shall not constitute notice) to:

Cooley (UK) LLP

Dashwood

69 Old Broad Street

London, UK EC2M 1QS

Attention: Justin Stock, Garth Osterman and Miguel J. Vega

Email: jstock@cooley.com, gosterman@cooley.com and mvega@cooley.com if to SGHC Holders, to:

c/o SGHC Limited

Kingsway House, Havilland Street

St. Peter Port, Guernsey

GYI 2QE

Attention: Sarah Imossi

Email: sarah@sghc.com

if to the Sponsor,

as applicable, to:

Golden Bear Plaza

11760 US Highway 1, Suite W506

North Palm Beach, FL 33408

Attention: Eric Grubman; John Collins

Email: ericgrubman@comcast.net and jcollins@seahllc.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl Marcellino, Paul Tropp and Rachel Phillips

Email: carl.marcellino@ropesgray.com, paul.tropp@ropesgray.com and rachel.phillips@ropesgray.com

3.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of New York shall govern (a) all Proceedings, claims or matters related to or arising from this Registration Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Registration Rights Agreement, and the performance of the obligations imposed by this Registration Rights Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. EACH PARTY TO THIS REGISTRATION RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS REGISTRATION RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS REGISTRATION RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS REGISTRATION RIGHTS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Except to the extent the terms hereof require interpretation of a law, regulation or public policy of Guernsey, in which case the law, regulations and public policies of Guernsey shall govern, each of the Parties submits to the exclusive jurisdiction of any state or federal court in New York County in the State of New York, in any Proceeding arising out of or relating to this Registration Rights Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Registration Rights Agreement in any other courts. Nothing in this Section 3.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

3.8 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Registration Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Registration Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

3.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Registration Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Registration Rights Agreement.

3.10 Legends. Each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) to the extent that any of the Registrable Securities constitute “restricted securities” as defined in Rule 144, PubCo shall place customary restrictive legends substantially in the form set forth below on the certificates or book entries representing the Registrable Securities subject to this Registration Rights Agreement. Upon reasonable request of the applicable Holder and receipt by PubCo of customary representation letters from such Holder, PubCo shall cause its counsel to deliver an opinion to its transfer agent to the effect that such legend is no longer required under the Securities Act, and PubCo shall promptly cause the first paragraph of the legend to be removed from any certificate or book entry representing the Registrable Securities and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Registration Rights Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Registration Rights Agreement).

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THESE SECURITIES ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THE REGISTRATION     RIGHTS     AGREEMENT,     DATED     [    ], 2021 (THE “REGISTRATION RIGHTS AGREEMENT”), BY AND AMONG SPORTS ENTERTAINMENT ACQUISITION HOLDINGS LLC, A DELAWARE LIMITED LIABILITY COMPANY; (II) SGHC LIMITED, A CORPORATION FORMED UNDER THE LAWS OF THE ISLAND OF GUERNSEY; (III) SUPER GROUP (SGHC) LIMITED, A COMPANY INCORPORATED UNDER THE LAWS OF THE ISLAND OF GUERNSEY AND (IV) CERTAIN OTHER PARTIES THERETO, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY PARTY MAKING A BONA FIDE REQUEST THEREFOR) AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL ANY CONDITIONS CONTAINED IN THE REGISTRATION RIGHTS AGREEMENT, IF ANY, HAVE BEEN FULFILLED.

3.11 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 3.1 hereof, PubCo may make any person or entity who has or acquires Common Shares or rights to acquire Common Shares after the date hereof a party to this Registration Rights Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed Joinder from such Additional Holder. Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Registration Rights Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Shares of PubCo then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Registration Rights Agreement with respect to such Additional Holder Common Shares.

3.12 No Third Party Liabilities. This Registration Rights Agreement may only be enforced against the named parties hereto (and their transferees). All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Registration Rights Agreement, or the negotiation, execution or performance of this Registration Rights Agreement (including any representation or warranty made in or in connection with this Registration Rights Agreement or as an inducement to enter into this Registration Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto (and their transferees), as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Registration Rights Agreement on behalf of a Party hereto), unless a Party to this Registration Rights Agreement, shall have any liability or obligation with respect to this Registration Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Registration Rights Agreement, or the negotiation, execution or performance of this Registration Rights Agreement (including a representation or warranty made in or in connection with this Registration Rights Agreement or as an inducement to enter into this Registration Rights Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Registration Rights Agreement as of the Effective Date.

SUPER GROUP (SGHC) LIMITED

By:
Name:
Title:

SGHC LIMITED

By:
Name:
Title:

SPORTS ENTERTAINMENT ACQUISITION CORP.

By:
Name:
Title:

SPORTS ENTERTAINMENT ACQUISITION HOLDINGS LLC

By:
Name:
Title:

PJT PARTNERS HOLDINGS LP

By:
Name:
Title:

NATARA HOLLOWAY

TIMOTHY GOODELL

[Signature Page to Registration Rights Agreement]

Schedule 1-A

SGHC Holders

Knutsson Limited
Chivers Limited
Earl Fiduciary AG as Trustee of the New Laurel Road Trust
Earl Fiduciary AG as Trustee of the Turtle Trust
Earl Fiduciary AG as Trustee of the Aquaman Trust
Earl Fiduciary AG as Trustee of the Gold Trust
Earl Fiduciary AG as Trustee of the Chase Trust
Earl Fiduciary AG as Trustee of the Leopard Trust
Earl Fiduciary AG as Trustee of the Avion Trust
Earl Fiduciary AG as Trustee of the Baroque Trust
Bellerive Trust Limited as Trustee of the Dolphin Trust
Bellerive Trust Limited as Trustee of the Panther Trust
Earl Fiduciary AG as Trustee of the Castle Trust
Bellerive Trust Limited as Trustee of the Cheetah Trust
Bellerive Trust Limited as Trustee of the Tiger Trust
Bellerive Trust Limited as Trustee of the Hamilton Trust
Bellerive Trust Limited as Trustee of the Agape Trust
Bellerive Trust Limited as Trustee of the Lion Head Trust
Bellerive Trust Limited as Trustee of the Quattro Trust
Bellerive Trust Limited as Trustee of the Bissett Trust
Earl Fiduciary AG as Trustee of the Great Park Trust
Bellerive Trust Limited as Trustee of the Darrock Trust
Bellerive Trust Limited as Trustees of the Ace of Clubs Trust
Fatima Dodds
Timothy Whyles

[Schedule 1-A]

Schedule 1-B

Sponsor Holders

1.	Sports Entertainment Acquisition Holdings LLC

2.	PJT Partners Holdings LP

3.	Natara Holloway

4.	Timothy Goodell

[Schedule 1-B]

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Registration Rights Agreement made as of

, is between                    (“Transferor”) and                     (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring                    Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Registration Rights Agreement, dated as of [                    ], 2021, by and among Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company; (ii) SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey; (iii) Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of Island of Guernsey and (iv) certain other parties thereto, and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Registration Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Registration Rights Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Registration Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Registration Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Registration Rights Agreement.

Section 1.4 Notice. All notices, demands and other communications to be given or delivered under the Registration Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 1.4, notices, demands and other communications shall be sent to the addresses set forth on such party’s signature page hereto.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of New York.

Section 1.6 Third Party Beneficiaries. PubCo, SGHC, SEAC, the Sponsor and the other persons party thereto to the Registration Rights Agreement, as applicable, are intended third party beneficiaries of this Joinder and shall be entitled to enforce this Agreement against the undersigned in accordance with its terms. Except as provided in the immediately preceding sentence, nothing in this Agreement is intended to, nor shall be constructed to, confer upon any other person any rights or remedies hereunder.

Section 1.7 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Exhibit A to Registration Rights Agreement

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:

Name:

Title:

[TRANSFEREE]

By:

Name:

Title:

Address for notices:

Exhibit D

Form of Lock-Up Agreement

Exhibit D

Lock-Up Agreement

[●], 2021

Super Group (SGHC) Limited

Kingsway House, Havilland Street

St. Peter Port, Guernsey

GYI 2QE

Attention: Sarah Imossi

Email: sarah@sghc.com

SGHC Limited

Kingsway House, Havilland Street

St. Peter Port, Guernsey

GYI 2QE

Attention: Sarah Imossi

Email: sarah@sghc.com

Sports Entertainment Acquisition Corp.

Golden Bear Plaza

11760 US Highway 1, Suite W506

North Palm Beach, FL 33408

Attention: Eric Grubman; John Collins

Email: ericgrubman@comcast.net and jcollins@seahllc.com

RE:    Lock-Up Agreement (this “Agreement”)

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of April 23, 2021, by and among Sports Entertainment Acquisition Corp., a Delaware corporation (“SEAC”), SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (the “Company”), Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“NewCo”), Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”), and Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which (i) NewCo and the Company will undergo the Pre-Closing Reorganization which provides for the exchange by the Pre-Closing Holders of all existing ordinary shares of the Company for newly issued ordinary shares of NewCo and (ii) Merger Sub will merge with and into SEAC (the “Merger”), with SEAC continuing as the surviving company in the Merger, and after giving effect to the Merger, becoming a wholly-owned subsidiary of NewCo, on the terms and subject to the conditions set forth in the Business Combination Agreement (collectively, the “Business Combination”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Business Combination Agreement.

In connection with the Business Combination, and for good and valuable consideration receipt of where is hereby acknowledged, the undersigned hereby agrees as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the following meanings:

a.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise, as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

b.	“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

c.	“Common Shares” means the ordinary shares of no par value of NewCo.

d.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting shares or stock (as applicable) of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

e.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

f.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

g.

“Family Member” means with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

h.	“Founder Holders” means each of Sponsor, PJT Partners Holdings LP, a Delaware limited partnership (“PJT”), Natara Holloway and Timothy Goodell, and in each case, their Permitted Transferees.

i.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of NewCo), (d) any Controlled Entity of such Person and (e) solely with respect to the Sponsor, any holder of Equity Securities of the Sponsor pursuant to a pro rata distribution of Lock-Up Shares to all of the holders of Equity Securities of the Sponsor.

j.	“Pre-Closing Holders” means each Person listed on Schedule I hereto, and in each case, their Permitted Transferees.

k.	“Securityholder” means a Pre-Closing Holder or Founder Holder.

l.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of Law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of Law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

2.	Lock-Up.

a.

The undersigned, in its capacity as a Pre-Closing Holder or a Founder Holder, as the case may be, agrees, severally, and not jointly, not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the applicable Lock-Up Period (as defined below); provided, that such restriction on Transfers shall not apply to Transfers (i) permitted pursuant to Article 3, (ii) by any Pre-Closing Holder following the Pre-Closing Holder Lock-Up Period or (iii) by any Founder Holder following the Founder Holder Lock-Up Period.

b.

The “Pre-Closing Holder Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the earliest to occur of (i) the date that is six (6) months after the Closing Date, (ii) the date on which the closing share price of Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or (iii) the date on which NewCo completes a Change of Control. The “Founder Holder Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the earliest to occur of (i) the date that is twelve (12) months after the Closing Date, (ii) the date on which the closing share price of Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or (iii) the date on which NewCo completes a Change of Control. “Lock- Up Period” means with respect to any Pre-Closing Holder (including any Person who succeeds to such Pre-Closing Holder’s rights under this Agreement pursuant to Article 3), the Pre-Closing Holder Lock-Up Period, and with respect to any Founder Holder (including any Person who succeeds to such Founder Holder’s rights under this Agreement pursuant to Article 3), the Founder Holder Lock-Up Period.

c.	“Lock-Up Shares” means the Equity Securities in NewCo held by the undersigned as of the Closing Date.

d.

During the applicable Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Agreement shall be null and void, and NewCo shall refuse to recognize any such Transfer for any purpose.

e.

The undersigned acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, the Equity Securities in NewCo Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

f.

Notwithstanding anything to the contrary contained in this Agreement or in any of the other Ancillary Agreements, the Board of NewCo shall have the authority to reduce or waive the Lock-Up Period applicable to the undersigned in its sole discretion without any action by any other party; provided, that the Board of NewCo will consider in good faith any reasonable request by a Founder Holder holding twenty-five thousand (25,000) or less Common Shares to reduce or waive the Lock-Up Period applicable to such Founder Holder promptly following such request by such Founder Holder.

3.	Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, the restrictions set forth in paragraph 2 shall not apply to:

(i) Transfers to any of the undersigned’s Permitted Transferees, upon written notice to NewCo;

(ii) in the case of an entity, (a) Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; or (b) pursuant to a Change of Control which results in all of NewCo’s shareholders having the right to exchange their Common Shares for cash, securities or other property subsequent to the consummation of the transactions contemplated by the Business Combination Agreement;

(iii) in the case of an individual, (a) Transfers by virtue of Laws of descent and distribution upon death of the individual; (b) Transfers pursuant to a qualified domestic relations order, in connection with a divorce settlement, or as a bona fide gift or gifts or to a trust the beneficiaries of which are exclusively the undersigned or the undersigned’s Family Members; or (c) pursuant to a Change of Control which results in all of NewCo’s shareholders having the right to exchange their Common Shares for cash, securities or other property subsequent to the consummation of the transactions contemplated by the Business Combination Agreement;

(iv) transactions relating to Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares acquired in open market transactions after the Closing;

(v) the exercise of stock options or warrants to purchase Common Shares or the vesting of stock awards of Common Shares and any related transfer of Common Shares to NewCo in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such Common Shares, it being understood that all Common Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock- Up Period;

(vi) Transfers to NewCo to satisfy tax withholding obligations pursuant to NewCo’s equity incentive plans or arrangements;

(vii) Transfers to NewCo pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by NewCo or forfeiture of the Securityholder’s Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares in connection with the termination of the Securityholder’s service to NewCo;

(viii) the entry, by the Securityholder, at any time after the Closing, of any trading plan providing for the sale of Common Shares by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Common Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; or

(ix) transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S.

Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the transactions contemplated by Business Combination Agreement from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the transactions contemplated by Business Combination Agreement do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes).

provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (iii)(b) or clause (iii)(c) above, the restrictions and obligations contained in Article 2 and this Article 3 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a signed joinder agreement, prepared by NewCo, whereupon such Transferee will be treated as a party (with the same rights and obligations as the Transferor) for all purposes of this Agreement.

4.	Representations and Warranties.

a.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

b.

The undersigned hereby represents and warrants that it now has and, except as contemplated by this Agreement, will have good and marketable title to its Lock- Up Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of the undersigned to comply with the foregoing restrictions. The undersigned agrees and consents to the entry of stop transfer instructions with NewCo’s transfer agent and registrar against the transfer of any Lock-Up Shares during the applicable Lock-Up Period.

5.	Miscellaneous.

a.

Notwithstanding anything to the contrary contained herein, if the Business Combination Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to the Closing, the undersigned shall be released from all obligations under this Agreement. The undersigned understands that the Company, NewCo and SEAC are proceeding with the Business Combination in reliance upon this Agreement.

b.

This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

[Signature Pages Follow]

Very truly yours,

If an individual, please sign here:

Signature:

Print Name:

If a corporation, a limited partnership or other legal entity, please sign here:

Legal Name:

By:

Name:

Title:

[Signature Page to Lock-Up Agreement]

Agreed and Acknowledged:

SUPER GROUP (SGHC) LIMITED

By:

Name:
Title:

[Signature Page to Lock-Up Agreement]

Schedule I

Pre-Closing Holders

Knutsson Limited

Chivers Limited

Earl Fiduciary AG as Trustees of the New Laurel Road Trust

Earl Fiduciary AG as Trustees of the Turtle Trust

Earl Fiduciary AG as Trustees of the Aquaman Trust

Earl Fiduciary AG as Trustees of the Gold Trust

Earl Fiduciary AG as Trustees of the Chase Trust

Earl Fiduciary AG as Trustees of the Leopard Trust

Earl Fiduciary AG as Trustees of the Avion Trust

Earl Fiduciary AG as Trustees of the Baroque Trust

Bellerive Trust Limited as Trustees of the Dolphin Trust

Bellerive Trust Limited as Trustees of the Panther Trust

Earl Fiduciary AG as Trustees of the Castle Trust

Bellerive Trust Limited as Trustees of the Cheetah Trust

Bellerive Trust Limited as Trustees of the Tiger Trust

Bellerive Trust Limited as Trustees of The Hamilton Trust

Timothy Whyles

Fatima Dodds

Bellerive Trust Limited as Trustees of the Agape Trust

Bellerive Trust Limited as Trustees of The Lion Head Trust

Bellerive Trust Limited as Trustees of the Quattro Trust

Bellerive Trust Limited as Trustees of the Bissett Trust

Earl Fiduciary AG as Trustees of the Great Park Trust

Bellerive Trust Limited as Trustees of the Darrock Trust

Bellerive Trust Limited as Trustees of the Ace of Clubs Trust

Exhibit E

Amendment to Letter Agreement

[●], 2021

Sports Entertainment Acquisition Corp.

Golden Bear Plaza

11760 US Highway 1, Suite W506

North Palm Beach, FL 33408

Re:    Amendment to Letter Agreement

Ladies and Gentlemen:

Reference is made to the following:

i.

The Business Combination Agreement (the “Business Combination Agreement”), dated as of April 23, 2021, by and among Sports Entertainment Acquisition Corp., a Delaware corporation (“SEAC”), SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (the “Company”), Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“NewCo”), Super Group (SGHC) Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”), and Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which (i) NewCo and the Company will undergo the Pre-Closing Reorganization which provides for the exchange by the Pre-Closing Holders of all existing ordinary shares of the Company for newly issued ordinary shares of NewCo and (ii) Merger Sub will merge with and into SEAC (the “Merger”), with SEAC continuing as the surviving company in the Merger, and after giving effect to the Merger, becoming a wholly-owned subsidiary of NewCo, on the terms and subject to the conditions set forth in the Business Combination Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Business Combination Agreement.

ii.	The Letter Agreement (the “Agreement”), dated as of October 6, 2020, by and among SEAC, Sponsor, PJT Partners Holdings LP, Eric Grubman, John Collins, Natara Holloway and Timothy Goodell.

Effective as of the Closing, this letter agreement shall, without any further action by any party, be deemed to amend the Agreement as more fully described below:

1. Amendment.

a. Section 7 of the Agreement is hereby terminated and of no further force and effect.

b. Section 20 of the Agreement is hereby amended and restated in its entirety as follows:

“This Letter Agreement shall terminate on the earlier of (i) the expiration of the applicable Lock-up Period set forth in that certain Lock-Up Agreement entered into among NewCo, and each Insider party thereto and (ii) the liquidation of the Company; provided, however, that paragraph 4 of this Letter Agreement shall survive such liquidation.”

2. Miscellaneous.

a. Except as otherwise expressly provided herein, the Agreement shall continue in full force and effect in accordance with its stated terms and conditions.

b. This letter agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

Sincerely,

SPORTS ENTERTAINMENT ACQUISITION HOLDINGS LLC

By:
Name: Eric Grubman
Title: Manager

Eric Grubman

John Collins

Natara Holloway

Timothy Goodell

PJT PARTNERS HOLDINGS LP a Delaware limited partnership

By:
Name:
Title:

Acknowledged and Agreed:

SPORTS ENTERTAINMENT ACQUISITION CORP.

By:
Name: Eric Grubman
Title: Chairman of the Board and Chief Financial Officer

Exhibit F

Form of Restrictive Covenant Agreement

RESTRICTIVE COVENANT AGREEMENT

In consideration of my engagement as a member of the Board of Directors (the “Board”) of Super Group (SGHC) Limited (the “Company”), the compensation and other benefits provided to me by the Company during my engagement as a member of the Company’s Board, and the Company’s agreement to provide me with access to its confidential information (as defined below), I enter into this Restrictive Covenant Agreement with the Company (the “Agreement”). Accordingly, in consideration of the mutual promises and covenants contained herein, the Company and I agree as follows:

1.    Non-Competition.

1.1 I agree that during the Restrictive Period, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity perform, provide, or engage in, or undertake any planning to perform, provide, or engage in, a Conflicting Business (defined below) anywhere in the Restricted Territory (defined below), nor will I assist another person to perform, provide, or engage in, or undertake any planning to perform, provide, or engage in, a Conflicting Business anywhere in the Restricted Territory; provided, however, I may own, directly or indirectly, solely as a passive investment, up to two percent (2%) of any class of “publicly traded securities” of any entity that engages in a Conflicting Business, provided I do not engage in any Conflicting Business in connection with such ownership. The term “publicly traded securities” shall mean securities that are traded on a United States or foreign national securities exchange or listed on any of the three tiers of the NASDAQ Stock Market. I acknowledge and agree that the restrictions set forth in this Section 1.1 shall, without limitation, specifically prohibit me from both forming and participating as a ten percent (10%) or greater economic or voting investor in any Special Purpose Acquisition Company that acquires or invests, in each case as part of an initial business combination, in any entity that engages in a Conflicting Business, but shall not otherwise prohibit me from forming, organizing, seeking investment for, or participating or associating myself with any Special Purpose Acquisition Company.

1.2 The parties agree that, for purposes of this Agreement, “Conflicting Business” means land-based or online business-to-consumer casinos and land-based or online business-to-consumer sports betting.

1.3 The parties agree that, for purposes of this Agreement, the “Restrictive Period” shall be the time period during which I am engaged as a member of the Company’s Board, and continuing for a period of eighteen (18) months following the termination of my service as a member of the Company’s Board for any reason; provided, however, that in the event that it is determined by a court of competent jurisdiction that I have breached any provision of Section 1, in addition to any remedy set forth in this Agreement and available under applicable law, the Restrictive Period shall be automatically extended by an amount of time equal to the period of time in which such breach is determined by such court to have occurred.

1.4 The parties agree that, for purposes of this Agreement, “Restricted Territory” means each and every country, nation, province, territory, state, city, or other political subdivision of the world in which the Company and its subsidiaries, parents, affiliates, successors, and assigns (the “Company Group”) is engaged in, or preparing to engage in, Conflicting Business as of the date of the termination of my service as a member of the Company’s Board for any reason.

2.    Reasonableness of Restrictions. I have read this entire Agreement and understand it. I acknowledge that (a) I have the right to consult with counsel prior to signing this Agreement, (b) the Company has agreed to provide me with confidential information, and (c) that my fulfillment of the obligations contained in this Agreement are necessary to protect the Company Group’s confidential information and, consequently, to preserve the value and goodwill of the Company Group. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, the

Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided herein, the Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.

3.    Legal and Equitable Remedies. I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company, and (c) the Company will have the right to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

4.     General Provisions.

4.1 Conditions to Agreement. I am willing to enter into this Agreement as a condition of the Closing as defined and set forth in that certain Business Combination Agreement, dated as of April 23, 2021, by and among Sports Entertainment Acquisition Corp., a Delaware corporation, Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey, the Company, Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company (the “BCA”), to which this Agreement is appended as Exhibit F. In the event that the Closing (as defined in the BCA) is not consummated or the BCA is terminated pursuant its terms prior to the Closing (as defined in the BCA), this Agreement will be of no force and effect, shall terminate automatically without any further action by any party hereto as of the date of the termination of the BCA, and will not be binding on either me, the Company, or any member of the Company Group.

4.2 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of [*]1 without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in [*] for any lawsuit filed there against me by Company arising from or related to this Agreement.

4.3 Fees and Expenses. In the event that the Company is the prevailing party in any action at law or in equity, including an action for declaratory relief, or any other legal proceeding, arising out of or related to this Agreement, the Company shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees, in addition to any other relief to which the Company may be entitled.

4.4 Severability. If any portion of this Agreement is, for any reason, held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such provision had never been contained in this Agreement. If any portion of this Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.

4.5 Successors and Assigns. This Agreement is for the benefit of Company and its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers.

4.6 Survival. This Agreement will survive the termination of my engagement, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest.

1	NTD: To be New Jersey for Eric and Florida for John

4.7 Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

4.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.9 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between me and the Company; provided, however, the restrictive covenant obligations contained in this Agreement are complementary to, and not superseded by, any similar obligations I may owe to the Company Group pursuant to any Company Group policies or procedures or under applicable law. No modification of or amendment to this Agreement will be effective unless in writing and signed by me and the disinterested members of the Company’s Board of Directors (which shall exclude, for the avoidance of doubt, [*].2

4.10 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

This Agreement will be effective as of the date signed by me below.

Super Group (SGHC) Limited	[NAME]:
(Signature)	(Signature)
(Printed Name)	(Printed Name)
(Title)	(Date Signed)

[2]	NTD: To identify Eric in John’s agreement and vice versa

Exhibit G

Form of Transaction Support Agreement

Exhibit G

Transaction Support Agreement

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of April 23, 2021, by and between Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (the “Company”), SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“Topco”), Sports Entertainment Acquisition Corp., a Delaware corporation (“SEAC”), and the undersigned, a shareholder of Topco (the “Shareholder”). Each of the Company, Topco, SEAC and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein without being otherwise defined herein shall have the meanings assigned thereto in the BCA (defined below).

RECITALS

WHEREAS, the Company, Topco, SEAC and Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company (“Sponsor”), are entering into that certain Business Combination Agreement (the “BCA”), substantially in the form attached as Exhibit A hereto (as the same may be amended or supplemented from time to time), on or around April 23, 2021 (the “Signing Date”);

WHEREAS, pursuant to the BCA, among other things, on the Closing Date but prior to the Closing, the Company and Topco will undergo the Pre-Closing Reorganization which provides for the exchange by the Pre-Closing Holders of all existing ordinary of shares of Topco for newly issued ordinary shares of the Company, on the terms and subject to the conditions set forth in the BCA;

WHEREAS, the Shareholder is the sole legal and beneficial owner of the number of each class and type of equity securities of Topco set forth on Schedule A hereto (the “Current Shares”) (in addition to any other equity securities of Topco acquired by the Shareholder after the date hereof and prior to the Closing, including, without limitation, any equity securities issued or deemed issued to the Shareholder in connection with the conversion or exchange (including pursuant to the Pre-Closing Reorganization) of any other equity securities, or received by the Shareholder pursuant to any reclassification, stock split, combination, stock dividend, subdivision, recapitalization or the like, collectively, the “Subject Securities”), and expects to receive substantial benefits as a result of the consummation of the Merger subject to the terms of the BCA;

WHEREAS, the BCA contemplates that, simultaneously with the Closing, Topco, the Company, SEAC, the Founder Holders and the shareholders signatory thereto will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached as Exhibit B hereto, containing, among other things, provisions regarding registration rights and sale coordination obligations, and a Lock-Up Agreement (the “Lock-Up Agreement”), substantially in the form attached as Exhibit C hereto, containing, among other things, provisions regarding lock-up restrictions; and

WHEREAS, in consideration for the payments and other benefits to be received by the Shareholder under and subject to the terms of the BCA and as a material inducement to Topco’s and SEAC’s entry into the BCA and consummation of the transactions contemplated thereby, the Shareholder agrees to enter into this Agreement and to be bound by the obligations set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Support Agreement / Power of Attorney.

(a) The Shareholder hereby irrevocably and unconditionally agrees that, from and after the date hereof and until the earlier of the Closing or the valid termination of the BCA (the “Effective Period”), at any meeting of the shareholders of Topco or the Company (whether annual or extraordinary and whether or not adjourned or postponed or any other meeting of Topco or the Company), however called, on any written resolution, and in any action by written consent or resolution, in each case of the shareholders of Topco or the Company (collectively, “such meeting or written consent”), the Shareholder shall, solely in its capacity as a shareholder of Topco or the Company, as applicable, do the following:

(i) when such meeting is held, appear at such meeting (in person or by proxy pursuant to Section 1(b) below) or otherwise cause the Subject Securities to be counted as present thereat for the purpose of establishing a quorum;

(ii) vote the Subject Securities (or execute and return an action by written consent), or cause the Subject Securities to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting or written consent in favor of the BCA, and the dealing with of the Subject Securities in accordance with the BCA, and the transactions contemplated thereby, including the Pre- Closing Reorganization (collectively, the “Transactions”), including with respect to any matter in furtherance of the Transactions or by any of the Ancillary Agreements for which a vote or approval of the shareholders of Topco or the Company is required (the “Transaction Approvals”); and

(iii) vote the Subject Securities (or execute and return an action by written consent), or cause the Subject Securities to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting or written consent against any Competing Transaction.

(b) The Shareholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Subject Securities. The Shareholder, to the maximum extent not prohibited by applicable Law, does hereby constitute, appoint and grant to the Company full power to act without others, as its true and lawful representative, agent and attorney-in-fact, in its name, place and stead, to make, execute or sign, acknowledge, swear to, verify, deliver, record, file and/or publish, as applicable, such actions, documents, deeds, agreements or instruments as may be required under the laws of Guernsey or any other jurisdiction or otherwise in connection with the Transaction Approvals (including executing and delivering the Registration Rights Agreement on behalf of the Shareholder, any other Ancillary Agreement required to be executed by the Shareholder pursuant to the BCA, and any document or instrument relating to such Shareholder’s ownership of the Subject Securities); provided, however, that the power of attorney granted to the Company hereunder shall not be used to take any actions pursuant to any amended provision of the BCA in the event the BCA is amended following the Signing Date, to the extent any such amendment to the BCA (i) is adverse and disproportionate to the undersigned Shareholder in any respect relative to the Company under the terms of such amendment, or (ii) reduces the Company Equity Value. The Shareholder hereby empowers each agent and attorney-in-fact acting pursuant hereto to determine in its sole discretion the time when, purpose for and manner in which any power herein conferred upon it shall be exercised, and the conditions, provisions and covenants of any instruments or documents that may be executed by it pursuant hereto. The agency and powers of attorney granted herein shall be unconditional and irrevocable, and shall survive the death, incompetency, incapacity, disability, insolvency or dissolution of the Shareholder (regardless of whether the Company has notice thereof). The Shareholder agrees to execute such other documents as the Company may reasonably request in order to effect the intention and purposes of the agency and power of attorney contemplated by this Section 1(b). The Shareholder hereby approves, authorizes and ratifies everything which the Company shall lawfully do or purport to do pursuant to Section 1(b).

(c) The Shareholder hereby covenants and agrees that the Shareholder shall not, at any time prior to the earlier of the termination of this Agreement in accordance with Section 6(a) or the Closing, (i) enter into any voting agreement or voting trust with respect to any of the Subject Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Subject Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(d) The Shareholder shall be bound by and subject to Section 6.5 (Confidential Information) and Section 6.10(a) (Communications) of the BCA to the same extent as such provisions apply to the parties to the BCA, as if the Shareholder is directly party thereto, and the Shareholder shall be bound by and subject to Section 6.15(a) (Exclusivity) and Section 8.10 (Trust Account Waiver) of the BCA to the same extent as such provisions apply to the Company and NewCo, as if the Shareholder is directly party thereto.

2. Release of Claims. In consideration for the payments and other benefits to be received by the Shareholder under the terms of the BCA, subject to and effective as of the Closing, the Shareholder, for and on behalf of himself, herself or itself and each of his, her or its, as applicable, heirs, executors, administrators, personal representatives, successors, assigns, subsidiaries, predecessors, parent companies, shareholders and Affiliates and in each case, each of their respective Affiliates, officers, directors, partners, employees, agents, attorneys, and other representatives, hereby acknowledges full and complete satisfaction of and fully and irrevocably releases and forever discharges the Company, Topco, SEAC (and, for the avoidance of doubt, the Trust Account), the Target Companies, each of their respective subsidiaries and their predecessors, successors, assignees, parent companies, shareholders and investors (direct and indirect) and, in each case, each of their respective Affiliates, officers, directors, partners, employees, agents, attorneys and other representatives, past and present (collectively, the “Released Entities”), from liability on or for any and all charges, claims, controversies, actions, causes of action, cross claims, counterclaims, demands, debts, duties, sanctions, fines, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs, attorney’s fees, sums of money, suits, contracts, covenants, controversies, agreements, promises, responsibilities, obligations and accounts of any kind, nature or description whatsoever in Law or in equity (“Actions”), direct or indirect, past, present and future, and whether or not now or heretofore known, suspected, matured or unmatured, contingent or uncontingent, or claimed against the Released Entities, through and including the Closing, arising out of, or relating to, (i) such Shareholder’s ownership of equity or debt interests in any Target Company, including Topco or the Company, prior to the Closing (including any and all Actions such Shareholder may have against the Released Entities in such Shareholder’s capacity as a securityholder or a debtholder of any Target Company) and (ii) the organization, management or operation of the businesses of any Target Company relating to any matter, occurrence, action, inaction, omission or activity prior to the Closing, in each case, in such Shareholder’s capacity as an equity or debt securityholder; provided, that such release shall not release the Released Entities for (i) any liabilities or Actions that such Shareholder has pursuant to its right to receive its portion of the Aggregate Stock Consideration or Earnout Shares determined in accordance with, and subject to, the terms of, and the steps set forth in, the BCA, (ii) any Actions arising out of or related to the Released Entities’ respective Governing Document, to provide indemnification, reimbursement or advancement of expenses to such Shareholder in respect of actions taken or omitted in such Shareholder’s capacity as an officer and/or director of such Released Entity prior to the Closing, (iii) any Actions arising out of or related to the Released Entities’ contracts with or obligations to any Shareholder in respect of compensation arrangements as an officer and/or director of such Released Entity prior to the Closing, (iv) any Actions arising under, or in connection with, any commercial agreements as between the Shareholder or its Affiliates and any Released Entity, or (v) any Actions arising under, or in connection with, any agreements set forth in Section 1.1(a) of the Company Disclosure Letter.

3. Transfer of Subject Securities; New Subject Securities. The Shareholder will not sell, transfer, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option, put, call or other arrangement or understanding with respect to the Transfer of, any of the Subject Securities or any interest therein prior to the Closing.

4. Remedies.

(a) The Shareholder expressly acknowledges and agrees that (i) it is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect the Company’s, Topco’s and SEAC’s interest in, and value of, the Company’s business (including the goodwill inherent therein), (ii) the Shareholder (together with the other shareholders of Topco (and, following the Pre-Closing Reorganization, the Company)) is primarily responsible for the creation of such value and (iii) the Company, Topco and SEAC would not have entered into the BCA and this Agreement or consummated the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.

(b) The Parties acknowledge and agree that the amount of actual damages suffered by Topco, the Company and SEAC in the event of an actual or threatened breach of this Agreement would be difficult or impossible to accurately calculate and there may be irreparable damages to Topco, the Company or SEAC in the event of such an actual or threatened breach. Consequently, the Parties agree that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Agreement, Topco, the Company, SEAC or their respective successors and assigns shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by the Shareholder. The Shareholder hereby agrees to waive any defense in any suit that Topco, the Company or SEAC has an adequate remedy at Law and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.

(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d) Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that this Section 4 is not intended to be, and is not, an admission or acknowledgement by any Person that money damages or any other monetary payment would be a sufficient remedy for a breach of this Agreement, or that the inability to obtain a monetary remedy by virtue of the limitations in this Section 4 will limit a Party’s ability to obtain injunctive relief or specific performance in accordance with this Section 4. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any on remedy will not preclude the exercise of any other remedy.

5. Shareholder Representations and Warranties. The Shareholder represents and warrants to Topco, the Company and SEAC (solely with respect to the Shareholder and not with respect to any other shareholder of Topco, the Company and SEAC) that:

(a) (i) if such Shareholder is a corporation, limited liability company, partnership, trust, proprietorship or other legal entity, it has all necessary corporate, limited liability company, limited partnership or other applicable power and authority (or, if the Shareholder is a natural person, the Shareholder has the legal capacity) to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder; (ii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by such Shareholder have been duly and validly authorized by all necessary action on the part of such Shareholder; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated by this

Agreement by such Shareholder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, if the Shareholder is an entity, the organizational documents of the Shareholder or such Shareholder’s Affiliates; and (iv) the execution and delivery of this Agreement does not, and the performance by the Shareholder of the Shareholder’s obligations hereunder will not, result in the creation or imposition of any Lien upon the Subject Securities.

(b) The Shareholder has duly and validly executed this Agreement, this Agreement is a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms set forth herein (except as such enforceability (x) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar applicable Laws affecting or relating to enforcement of creditors’ rights generally and (y) is subject to general principles of equity), and the Shareholder is the sole legal and beneficial owner of, and has good and valid title, to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Securities), other than pursuant to the articles of incorporation of Topco or the Company (as applicable) from time to time or any restrictions on transfer arising under applicable securities Laws. The Shareholder has the sole right to vote the Subject Securities, and, none of the Subject Securities are subject to any proxy, voting trust or other similar agreement or arrangement other than pursuant to the articles of incorporation of Topco or the Company (as applicable) from time to time, or any restrictions on transfer arising under applicable securities Laws. The Current Shares are the only equity securities of Topco owned legally or beneficially by such Shareholder on the date hereof, and except as set forth on Schedule A hereto, the Shareholder does not own beneficially or legally have the right to acquire, or have any other interest in, any other equity securities of Topco or any of its Subsidiaries, or any rights to acquire, or any securities that are convertible into, any of the foregoing.

(c) The Shareholder has received a copy of the BCA, the Registration Rights Agreement and the Lock-Up Agreement substantially in the form of which (subject to the terms and conditions hereof) such Shareholder shall become a party to the Registration Rights Agreement in such Shareholder’s capacity as a Holder (as such term is defined therein) and the Lock-Up Agreement in such Shareholder’s capacity as a Securityholder (as such term is defined therein) at the Closing, as applicable, and have the rights, and be subject to the obligations set forth therein.

(d) The Shareholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Subject Securities, (ii) has not entered into any voting agreement or voting trust with respect to any of the Subject Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Subject Securities that is inconsistent with the Shareholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(e) There is no Proceeding pending or, to the Shareholder’s knowledge, threatened against the Shareholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

6. Termination; Amendments and Waivers; Assignment.

(a) This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the valid termination of the BCA pursuant to Article 7 thereof and, upon such termination shall be of no further force and effect, without the creation or imposition of any penalty, liability or obligation upon any Party. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 6(a) shall not affect any Liability on the part of any Party for a willful breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

(b) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder, SEAC, Topco and the Company. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder without Topco’s, the Company’s and SEAC’s prior written consent.

(c) None of the representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing, except for Sections 1, 2, 4 and 6 hereof.

7. Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7, notices, demands and other communications shall be sent to the addresses indicated below:

(a) If to Topco, to:

SGHC Limited

Kingsway House, Havilland Street

St. Peter Port, Guernsey

GYI 2QE

Attention:        Sarah Imossi

Email:              sarah@sghc.com

With copies (which shall not constitute notice) to:

Cooley (UK) LLP

Dashwood

69 Old Broad Street

London EC2M 1QS, UK

Attention: Justin Stock, Garth Osterman and Miguel J. Vega

Email: jstock@cooley.com, gosterman@cooley.com and

mvega@cooley.com

(b) If to the Company, to:

Super Group (SGHC) Limited

Kingsway House, Havilland Street

St. Peter Port, Guernsey

GYI 2QE

Attention:        Sarah Imossi

Email:              sarah@sghc.com

With copies (which shall not constitute notice) to:

Cooley (UK) LLP

Dashwood

69 Old Broad Street

London EC2M 1QS, UK

Attention: Justin Stock, Garth Osterman and Miguel J. Vega

Email: jstock@cooley.com, gosterman@cooley.com and

mvega@cooley.com

(c) If to SEAC, to:

Golden Bear Plaza

11760 US Highway 1, Suite W506

North Palm Beach, FL 33408

Attention:        Eric Grubman; John Collins

Email:              ericgrubman@comcast.net; jcollins@seahllc.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York NY 10036

Attention: Carl Marcellino, Paul Tropp and Rachel Phillips

E-mail: carl.marcellino@ropesgray.com, paul.tropp@ropesgray.com; and

rachel.phillips@ropesgray.com

(d) If to the Shareholder, to the address and contact information set forth on the Shareholder’s signature page hereto.

or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above.

8. Miscellaneous.

(a) Entire Agreement. This Agreement, the BCA, the Registration Rights Agreement, the Ancillary Agreements and the documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

(b) No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and the Released Entities and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns and the Released Entities, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

(c) Further Assurances. The Shareholder hereby agrees to use the Shareholder’s best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth in the BCA and the Ancillary Agreements.

(d) Other Provisions. Sections 6.10 (Communications; Press Release; SEC Filings), 8.5 (Severability), 8.6 (Interpretation), 8.8 (Counterparts; Electronic Delivery) and 8.9 (Governing Law; Waiver of Jury Trial; Jurisdiction) of the BCA are incorporated herein by reference, mutatis mutandis.

{Signature pages follow}

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

SUPER GROUP (SGHC) LIMITED

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

SGHC LIMITED

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

SPORTS ENTERTAINMENT ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

SHAREHOLDER:

[●]

Name:
Title:
Date: , 2021

Notice Address:
[●]
[●]
E-mail: [●]
Attention: [●]

with a copy (which shall not constitute notice) to:

[●]
[●]
E-mail: [●]
Attention: [●]

[Signature Page to Transaction Support Agreement]

Exhibit A

(See attached)

Exhibit B

(See attached)

Exhibit C

(See attached)

Exhibit H

Form of Repurchase Agreement

DATED                     2021

THE SELLER

and

SUPER GROUP (SGHC) LIMITED

SHARE BUYBACK AGREEMENT

RELATING TO SHARES IN SUPER GROUP (SGHC) LIMITED

THIS AGREEMENT is made on                    2021

BETWEEN:

(1)	[ as trustees of (the “Trust”)] of ] (the “Seller”)[1]; and

(2)

Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated in the island of Guernsey with company number 69022 and having its registered office address at Kingsway House, Havilland Street, St Peter Port, Guernsey GY1 2QE (the “Company”),

each a “party” and together, the “parties”.

BACKGROUND:

(A)

The Company, SGHC Limited, a non-cellular company limited by shares incorporated in the Island of Guernsey (“SGHC”), and Sports Entertainment Acquisition Corp., a Delaware corporation (the “SPAC”), among others, entered into a Business Combination Agreement dated as of April 23, 2021 (the “BCA”), pursuant to which the parties agreed that, among other things, (i) on the Closing Date, immediately prior to the Closing, the Company and SGHC will undergo a pre-closing reorganization as set forth in Section 2.1(a) of the BCA which provides for, among other things, the exchange by the Pre-Closing Holders, of all the issued shares of SGHC for Newco Common Shares (the “Share for Share Exchange”), and (ii) following the Merger Effective Time, the Company shall repurchase NewCo Common Shares from certain Pre-Closing Holders for cash consideration equal to $10.00 per NewCo Common Share (as defined below).

(B)

Newco, SGHC, the SPAC and the Pre-Closing Holders have entered into separate transaction support agreements relating to each such Pre-Closing Holder dated as of April 23, 2021, in accordance with the terms of the BCA, (each a “Transaction Support Agreement” and together the “Transaction Support Agreements”), pursuant to which each such Pre-Closing Holder appointed and granted to SGHC full power to act as its true and lawful representative, agent and attorney-in-fact, among other things, to execute such agreements and documents as might be necessary to implement all steps involved in the Pre-Closing Reorganization as set out in the BCA and the Transaction Support Agreements (the “Power of Attorney”).

(C)

NewCo, SGHC, and the Pre-Closing Holders have entered into an Exchange Agreement, pursuant to which the Company will issue to each such Pre-Closing Holder ordinary redeemable shares of no par value of the Company (the “NewCo Common Shares” and each a “NewCo Common Share”).

(D)

The Seller has agreed to sell and the Company, in exercise of its powers conferred by section 314(1) of the Companies (Guernsey) Law, 2008, as amended (the “Law”) has agreed to buy from Seller                      percent ( %) of the Seller’s NewCo Common Shares (the “Target Sale Shares”), or such lesser number of NewCo Common Shares as adjusted where applicable by the provisions of clause 2.1.1, and otherwise subject to the terms of this Agreement.

(E)	By a written special resolution dated [•], 2021, the Company’s shareholders have authorised the Company’s entry into this Agreement and the terms hereunder, for the purposes of section 314 of the Law.

(F)	It is noted that once purchased by the Company, the Sale Shares shall be cancelled.

1. Definitions and Interpretation

1.1	Capitalised terms not otherwise defined herein shall have the meaning given to them in the BCA.

1.2	In this Agreement, the words and expressions set out below shall have the following meanings.

1

Note to Draft: To be amended as appropriate for the relevant Seller entity; provided that Knutsson Limited and Peregrine Offshore Services Ltd as Trustees of the Chivers Trust will not be executing a Repurchase Agreement.

“Aggregate Target Sale Shares” means the maximum number of NewCo Common Shares to be acquired by the Company from the Pre-Closing Holders pursuant to the terms and conditions of the BCA (including Section 2.2(c)(iv) thereof) and separate share repurchase agreements in substantially the same form as this Agreement, on the basis that the Company has sufficient Available Distributable Cash to purchase such shares at $10 per share;

“BCA” has the meaning given in Recital (A);

“Business Day” means any day other than a Saturday or a Sunday or public holiday in the State of New York, United States, London, England or Guernsey, Channel Islands;

“Completion” has the meaning given in clause 2.3;

“Encumbrance” means any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including, without limitation, any retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

“Law” has the meaning given in Recital (D);

“NewCo Common Shares” and “NewCo Common Share” has the meaning given in Recital (C). “Power of Attorney” has the meaning given in Recital (B);

“Purchase Price” has the meaning given in clause 2.1;

“Sale Shares” means the Target Sale Shares as defined in Recital (D) or such lesser number of NewCo Common Shares as calculated in accordance with Clause 2.1.1;

“SGHC” has the meaning given in Recital (A);

“Share for Share Exchange” has the meaning given in Recital (A); “SPAC” has the meaning given in Recital (A);

“Target Sale Shares” has the meaning given in Recital (D); and

“Transaction Support Agreement” and “Transaction Support Agreements” have the meaning given in Recital (B).

In this Agreement, unless the context otherwise requires:

1.2.1 the masculine gender shall include the feminine and vice versa;

1.2.2 references to any person shall include any individual, body corporate and unincorporated association;

1.2.3 references to any party include a reference to the estate, legal personal representative, successor, or permitted assigns of that party;

1.2.4 references to time are to Guernsey time;

1.2.5 any reference to a clause is to a clause of this Agreement;

1.2.6 headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement;

1.2.7 references to “$” or “dollars” shall mean the United States Dollar; and

1.2.8 general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general terms.

2. Sale and purchase of NewCo Common Shares

2.1

Subject to (i) the provisions of the Companies (Guernsey) Law, 2008, as amended, (ii) completion of the Share for Share Exchange and (iii) subclause 2.1.1, the Seller agrees to sell and transfer the legal and beneficial interest to the Sale Shares free from all Encumbrances and together with all rights that attach (or may in the future attach) to them for a price per Sale Share of $10 (ten dollars) (the “Purchase Price”) to the Company and the Company agrees to purchase the Sale Shares and to pay the aggregate Purchase Price to the Seller.

2.1.1

In the event that, immediately after the Closing, NewCo has insufficient Available Distributable Cash pursuant to Section 2.2(c)(iv) of the BCA to purchase the Aggregate Target Sale Shares at the Purchase Price, the number of Sale Shares to be sold pursuant to this clause 2.1 shall be reduced to such number of Sale Shares as may be determined pursuant to the following formula:

(Y/Z)*(A/B)

Where:

Y is the total Available Distributable Cash that is available to pay the aggregate Purchase Price of this Agreement and the aggregate Purchase Price of each other Share Buyback Agreement executed by NewCo and other Pre-Closing Holders in connection with the Closing

Z is $10, being the Purchase Price

A is the number of Target Sale Shares contemplated by this Agreement and

B is the number of Aggregate Target Sale Shares contemplated by each Share Buyback Agreement executed by NewCo and each of the Pre-Closing Holders in connection with the Closing including, for the avoidance of doubt, the Target Sale Shares contemplated by this Agreement.

2.2	The Seller hereby consents to the sale of the Sale Shares in accordance with the terms of this Agreement pursuant to section 313(3) of the Law.

2.3	Completion of the sale and purchase of the Sale Shares (“Completion”) shall take place immediately following and conditioned upon the Closing, when:

2.3.1	the Seller, or SGHC through the Power of Attorney, as the case may be, shall:

2.3.1.1

deliver to the Company the share certificate(s) or other evidence of title to the Sale Shares (if any) (or an indemnity for any missing or damaged share certificates in a form acceptable to the Company, where share certificates have been issued); and

2.3.1.2	execute and deliver to the Company any other documents which are necessary to give effect to the transfer of the Sale Shares.

2.3.2

subject to the Seller’s compliance with clause 2.3.1, the Company shall satisfy its obligation to pay the Purchase Price to the Seller by way of electronic transfer of immediately available funds to the Seller’s bank account as notified to the Company in writing at least five (5) Business Days prior to Closing for such purposes and shall procure that the register of members of the Company shall be written up to reflect the transfer and subsequent cancellation of the Sale Shares.

2.4

The parties agree that the Company shall be entitled to cancel any share certificate(s) relating to the Sale Shares immediately following Completion without any further action or authority from the Seller.

2.5	The Company shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3. Warranties

3.1	The Seller warrants to the Company on the date of this Agreement and immediately prior to Completion that:

3.1.1

the Seller is the sole legal owner of the Sale Shares and the beneficiary[ies] of the Trust [is/are] the sole beneficial owner[s] and the Seller is entitled, and has the right, to transfer the entire legal and beneficial title to the Sale Shares to the Company free from all Encumbrances, without the consent of any other person; / the Seller is the sole legal and beneficial owner of the Sale Shares and is entitled, and has the right, to transfer the entire legal and beneficial title to the Sale Shares to the Company free from all Encumbrances, without the consent of any other person[2];

3.1.2

this Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of this Agreement and such other documents;

3.1.3	entry into and compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a violation, breach or default under any of the following:

3.1.3.1	any agreement or instrument to which the Seller is a party or by which it is bound;

3.1.3.2	any order, judgment, decree or other restriction applicable to the Seller;

3.1.3.3	any applicable laws or regulations or of any order, decree, judgment, decision or requirement of any authority applicable to the Seller; or

3.1.3.4	a requirement for the Seller to obtain any consent or approval of, or give any notice to or make any registration with, any authority which has not been obtained or made;

3.1.4

the Seller is not in a state of bankruptcy or similar status under the laws of any relevant jurisdiction by reason of the relevant officer being appointed or court order being granted, and no petition has been presented, court order made, court process started, resolution passed or meeting convened in relation to any bankruptcy process or similar status under the laws of any relevant jurisdiction;

3.2	Save as provided in clause 3.3, the warranties in clause 3.1 shall continue in full force and effect notwithstanding Completion, but shall expire 12 months after the Closing Date.

2	Note to Draft: This clause will be amended as appropriate for the relevant Seller, as applicable

3.3

Nothing in clause 3.2 shall apply to, exclude or limit the liability of the Seller if and to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents or advisers, all of which Claims shall survive indefinitely.

3.4	Save for the warranties given in clause 3.1, the parties give no other warranties or representations to the other of them.

4. Further assurance

The Seller shall promptly execute and deliver such documents and perform such acts as the Company may require from time to time for the purpose of giving full effect to this Agreement.

5. Assignment

No party shall assign, transfer, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any of its rights and obligations under this Agreement.

6. Costs

Each party shall pay the costs and expenses incurred by him or it in connection with the entering into and completion of this Agreement.

7. Constitution of this Agreement

7.1

Subject to clause 7.2, this Agreement, together with the documents referred to in it, contain the entire agreement between the parties relating to the transactions contemplated by this Agreement and replaces and

2	Note to Draft: This clause will be amended as appropriate for the relevant Seller, as applicable extinguishes all prior drafts, previous agreements, arrangements and understandings, whether in writing or oral, between the parties relating to these transactions except to the extent that they are repeated in this Agreement.

7.2	Nothing in this clause 7.2 operates to:

7.2.1	limit, affect or exclude any obligations or rights contained in the BCA or any other Ancillary Agreement or the Articles; or

7.2.2	limit or exclude any liability for fraud.

7.3

This Agreement may be executed in any number of counterparts, but shall not be effective until each party has executed at least one counterpart, all of which, taken together shall constitute one and the same Agreement and any party may enter into this Agreement by executing a counterpart.

7.4	No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

8. Rights

8.1	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

8.2	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect its exercise or operate as a waiver in whole or in part.

8.3	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise or the exercise of any other right, power, privilege or remedy.

8.4	The provisions of this Agreement shall remain in full force and effect notwithstanding Completion.

8.5	This Agreement shall be binding upon and benefit the successors of the parties.

9. Third Parties

9.1	Except where expressly stated in this Agreement to the contrary:

9.1.1

save for the rights granted to the Company in this Agreement, a person who is not a party to this Agreement (or his successors or permitted assignees) has no rights to enforce or enjoy the benefit of any term of this Agreement;

9.1.2

no termination, amendment, compromise, waiver or settlement of this Agreement or any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) requires the consent of any person who is not a party to it.

10. Notices

10.1	Any notice given to a party under or in connection with this Agreement shall be in writing and shall be:

10.1.1	delivered by hand or by pre-paid first-class post or other next working day delivery service at the address specified for such party on page 1 of this Agreement; or

10.1.2	sent by electronic mail to the email address notified in writing to the other party by the relevant party.

10.2	Any notice shall be deemed to have been received:

10.2.1	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the proper address;

10.2.2	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service; or

10.2.3	if sent by email:

10.2.3.1	if before 5:30pm on a Business Day, on that Business Day; or

10.2.3.2	if after 5:30pm on a Business Day or on a day that is not a Business Day, at 09:00am on the next Business Day after transmission.

10.3	This clause 10 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

11. Agreement survives Completion

This Agreement (other than obligations that have already been fully performed) remains in full force following Completion.

12. Confidentiality

12.1

The Parties hereby agree with each other that they shall treat as confidential the provisions of this Agreement and shall not make any disclosure of its terms, save to the extent that such disclosure is required pursuant to any law or regulatory rule or requirement applicable in respect of the Party making such disclosure.

12.2

The Parties hereby agree with each other that the confidentiality of each Party is paramount and the Parties acknowledge and accept that a redacted executed version of this Agreement shall constitute a valid and binding version of this Agreement.

13. Governing law and jurisdiction

13.1

This Agreement (and any dispute or claim relating to it or its subject matter (including non- contractual disputes or claims)) is governed by and is to be construed in accordance with the laws of the island of Guernsey.

13.2

The parties irrevocably agree that the courts of the island of Guernsey shall have exclusive jurisdiction to settle any dispute, claim or issue (including non-contractual disputes or claims) which may arise out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of it.

Signed by SUPER GROUP (SGHC) LIMITED	))
)
Director
Signed by [ as
trustee of ]	)
Authorised Signatories

Exhibit I

Form of Founder Holders Deferral Agreement

FOUNDER HOLDERS DEFERRAL AGREEMENT

April 23, 2021

Sports Entertainment Acquisition Corp.

Golden Bear Plaza 11760 US Highway 1, Suite W506

North Palm Beach, FL 33408

Attention: Eric Grubman; John Collins

Email: ericgrubman@comcast.net and jcollins@seahllc.com

Super Group (SGHC) Limited

Kingsway House, Havilland Street

St. Peter Port, Guernsey

GYI 2QE

Attention: Sarah Imossi

Email:    sarah@sghc.com

Re:    Deferral of Founder Holders’ Securities

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement, dated as of April 23, 2021, by and among Sports Entertainment Acquisition Corporation, a Delaware corporation (“SEAC”), Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“NewCo”), SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“SGHC”), Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”) and Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”) (as may be further amended, restated, amended and restated, modified, or supplemented from to time, the “Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Combination Agreement.

Reference is also made to that certain Warrant Purchase Agreement, dated as of October 1, 2020, by and among the Company and the Sponsor (the “Sponsor Warrant Purchase Agreement”); that certain Warrant Purchase Agreement, dated as of October 1, 2020, by and among the Company and PJT Partners Holdings LP, a Delaware limited partnership (“PJT” and such agreement, the “PJT Warrant Purchase Agreement” and together with the Sponsor Warrant Purchase Agreement, the “Warrant Purchase Agreements”); and the Warrant Agreement, dated as of October 6, 2020, by and between SEAC and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). The warrants issued to the Sponsor and PJT pursuant to the Warrant Purchase Agreements and the Warrant Agreement, and as assumed by NewCo pursuant to the terms of the Combination Agreement, are referred to herein as the “Founder Warrants”. Any common stock of SEAC and/or NewCo received upon an exercise of the Founder Warrants permitted by this Agreement is referred to herein as the “Founder Common Stock” and together with the Founder Warrants, the “Founder Securities”. Sponsor, PJT and any Persons to whom Sponsor or PJT distribute their Founder Warrants in accordance with the terms of this Deferral Agreement are referred to herein as the “Founder Holders”.

In order to induce NewCo and SEAC to consummate the transactions contemplated by the Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor, PJT, SEAC, NewCo and any other parties that may become Founder Holders pursuant to the terms of this Deferral Agreement and, solely for purposes of Sections 2, 3(b) and 4 through 8, Eric Grubman (in his individual capacity and on behalf of EKC2012 Trust), EPG2012 Trust (together with Eric Grubman, “EG”) and John Collins (“JC”), hereby agree to enter into this Founder Holders Deferral Agreement (this “Deferral Agreement”), and hereby agree as follows:

1. Founder Securities Redemption. Notwithstanding anything to the contrary in the Warrant Purchase Agreements or Warrant Agreement, the Founder Holders hereby agree that the following terms shall apply with respect to the Founder Warrants:

(a) After the Closing, following the date on which the sale price of one NewCo Common Share quoted on the Stock Exchange (or such other exchange on which the NewCo Common Shares are then listed) at the closing of a Trading Day is greater than or equal to $18.00 for any twenty (20) Trading Days out of any consecutive thirty (30) Trading Day period (the “First Tranche Redemption Trigger Date”), NewCo shall have the right, at its sole and absolute discretion, during the thirty (30) day period following the First Tranche Redemption Trigger Date (the “First Tranche Trigger Period”) to redeem up to 5,500,000 of the Founder Warrants (the “First Tranche Warrants”) at a price per Founder Warrant equal to $6.50 (the “First Tranche Redemption Right”), with any such redemption to be made pro rata to the Founder Holders based on their relative ownership of the Founder Warrants. If NewCo elects to exercise the First Tranche Redemption Right during the First Tranche Trigger Period, it shall provide a notice to the Founder Holders as soon as reasonably practicable but, in any event, prior to the expiration of the First Tranche Trigger Period stating that it is exercising the First Tranche Redemption Right and providing for the number First Tranche Warrants that NewCo shall redeem from each of the Founder Holders (the “First Tranche Redeemed Warrants”), the number of First Tranche Warrants that NewCo will not be redeeming, if applicable (the “First Tranche Unredeemed Warrants”), and the expected payment date (such notice, the “First Tranche Trigger Notice”); provided, however, that any such redemption payment for the First Tranche Redeemed Warrants (the “First Tranche Payment”) must take place within twelve (12) months of the delivery of the First Tranche Trigger Notice (the “First Tranche Payment Period”). For the avoidance of doubt, the delivery by NewCo of the First Tranche Trigger Notice shall be irrevocable, and shall constitute a legal, valid and binding obligation on NewCo to make the First Tranche Payment within the First Tranche Payment Period.

(b) After the Closing, following the date on which the sale price of one NewCo Common Share quoted on the Stock Exchange (or such other exchange on which the NewCo Common Shares are then listed) at the closing of a Trading Day is greater than or equal to $24.00 for any twenty (20) Trading Days out of any consecutive thirty (30) Trading Day period (the “Second Tranche Redemption Trigger Date”), NewCo shall have the right, at its sole and absolute discretion, during the thirty (30) day period following the Second Tranche Redemption Trigger Date (the “Second Tranche Trigger Period”) to redeem up to 5,500,000 of the Founder Warrants (the “Second Tranche Warrants”) at a price per Founder Warrant equal to $12.50 (the “Second Tranche Redemption Right”), with any such redemption to be made pro rata to the Founder Holders based on their relative ownership of Founder Warrants. If NewCo elects to exercise the Second Tranche Redemption Right during the Second Tranche Trigger Period, it shall provide a notice to the Founder Holders as soon as reasonably practicable but, in any event, prior to the expiration of the Second Tranche Trigger Period stating that it is exercising the Second Tranche Redemption Right and providing for the number Second Tranche Warrants that NewCo shall redeem from each of the Founder Holders (the “Second Tranche Redeemed Warrants”), the number of Second Tranche Warrant that NewCo will not be redeeming, if applicable (the “Second Tranche Unredeemed Warrants”), and the expected payment date (such notice, the “Second Tranche Trigger Notice”); provided, however, that any such redemption payment for the Second Tranche Redeemed Warrants (the “Second Tranche Payment”) must take place within eighteen (18) months of the date of the delivery of the Second Tranche Trigger Notice (the “Second Tranche Payment Period”). For the avoidance of doubt, the delivery by NewCo of the Second Tranche Trigger Notice shall be irrevocable, and shall constitute a legal, valid and binding obligation on NewCo to make the Second Tranche Payment within the Second Tranche Payment Period.

(c) Except with respect to the Restricted Securities (as defined in Section 2), which shall be governed by Section 2, the Founder Holders agree and acknowledge that they shall not (i) exercise the Founder Warrants (except in the event of redemption notice given under Section 6 of the Warrant Agreement), (ii) amend any of the terms of the Founder Warrants or (iii) directly or indirectly, transfer or otherwise dispose of the Founder Securities (excluding, for the avoidance of doubt, any transfer of the Founder Securities after the expiration of the lock-up period specifically set forth in the Lock-Up Agreement executed by each Founder Holder, NewCo, SGHC and SEAC pursuant and in connection with the Closing, provided that such Founder Holders comply with Section 4 below), in each case, other than with the written consent of NewCo.

(d) In the event that the Founder Warrants are exercised following receipt of a redemption notice by NewCo under Section 6 of the Warrant Agreement, the provisions of Sections 1(a), 1(b) and 1(c) above shall apply mutatis mutandis with respect to the Founder Common Stock delivered upon the exercise of the First

Tranche Warrants or the Second Tranche Warrants, as the case may be, provided that the redemption price applicable to the First Tranche Redemption Right shall be $18.00 per share of such Founder Common Stock and the redemption price applicable to the Second Tranche Redemption Right shall be $24.00 per share of such Founder Common Stock. For the avoidance of doubt and notwithstanding anything to the contrary in this Deferral Agreement, this Section 1(d) shall not apply to any exercise of the Founder Warrants other than specifically pursuant to a redemption under Section 6 of the Warrant Agreement.

(e) Subject to the additional terms of Section 2 herein applicable to the Restricted Securities, the restrictions of Sections 1(c) and 1(d) shall terminate with respect to all Founder Securities (A) with respect to the First Tranche Warrants and, following a permitted exercise, the underlying Founder Common Stock, upon the earlier of (x) the expiration of the First Tranche Trigger Period if NewCo does not deliver the First Tranche Trigger Notice during the First Tranche Trigger Period or (y) solely with respect to any First Tranche Redeemed Warrants and, following a permitted exercise, the underlying Founder Common Stock, the expiration of the First Tranche Payment Period if NewCo delivers the First Tranche Trigger Notice during the First Tranche Trigger Period and does not make the First Tranche Payment during the First Tranche Payment Period; (B) with respect to the First Tranche Unredeemed Warrants and, following a permitted exercise, the underlying Founder Common Stock, upon the earlier of the date on which NewCo provides the First Tranche Trigger Notice or the expiration of the First Tranche Trigger Period; (C) with respect to the Second Tranche Warrants and, following a permitted exercise, the underlying Founder Common Stock, upon the earlier of (x) the expiration of the Second Tranche Trigger Period if NewCo does not deliver the Second Tranche Trigger Notice during the Second Tranche Trigger Period or (y) solely with respect to any Second Tranche Redeemed Warrants and, following a permitted exercise, the underlying Founder Common Stock, the expiration of the Second Tranche Payment Period if NewCo delivers the Second Tranche Trigger Notice during the Second Tranche Trigger Period and does not make the Second Tranche Payment during the Second Tranche Payment Period; (D) with respect to the Second Tranche Unredeemed Warrants and, following a permitted exercise, the underlying Founder Common Stock, upon the earlier of the date on which NewCo provides the Second Tranche Trigger Notice or the expiration of the Second Tranche Trigger Period; or (E) on the four (4) year anniversary of the Closing Date to the extent such restrictions have not terminated in accordance to Section 1(e)(A),(B),(C) or (D) before such date. Any Founder Securities that are redeemed in accordance with this Section 1 shall automatically be cancelled and be of no further force and effect immediately upon NewCo making the First Tranche Payment or Second Tranche Payment in full, as applicable, by wire transfer of immediately available funds to the applicable Founder Holder.

(f) Subject to the additional terms of Section 2 herein applicable to the Restricted Securities, the Sponsor may distribute its Founder Securities to its equityholders (collectively, the “Founder Equity Holders”) at any time without the consent of NewCo; provided, however, that prior to such distribution, the Founder Holders deliver to NewCo an executed agreement by each of the Founder Equity Holders, in a form reasonably satisfactory to NewCo, pursuant to which the Founder Equity Holders agree to be subject to the obligations of this Deferral Agreement as if, and to the same extent, they were the Sponsor and a Founder Holder. The Sponsor shall be permitted to deliver written notice to NewCo, following receipt of a First Tranche Trigger Notice or a Second Tranche Trigger Notice, that it intends to distribute the applicable First Tranche Redeemed Warrants and, following a permitted exercise, the underlying Founder Common Stock, or Second Tranche Redeemed Warrants and, following a permitted exercise, the underlying Founder Common Stock to the Founder Equity Holders (a “Distribution Notice”). Following receipt by NewCo of a Distribution Notice, NewCo shall hold the applicable First Tranche Payment or Second Tranche Payment in trust for the benefit of the Founder Equity Holders until the Sponsor confirms in writing that such distribution has been completed, after which any First Tranche Payment or Second Tranche Payment shall be paid directly to the Founder Equity Holders based on the relative pro rata ownership of the Founder Warrants and, following a permitted exercise, the underlying Founder Common Stock; provided, however, that such distribution must be completed within thirty (30) days of the Distribution Notice.

2. Deferred Payment and Special Forfeiture Conditions. With respect to Founder Warrants (the “Restricted Warrants”) and, following a permitted exercise, the underlying Founder Common Stock (together with the Restricted Warrants, the “Restricted Securities”) directly held by EG or JC (together, the “Restricted Holders”) following a distribution from Sponsor or otherwise, or Founder Warrants and, following a permitted exercise, the underlying Founder Common Stock held by the Sponsor as to which the Restricted Holders have an indirect interest, the following additional terms shall apply:

(a) Notwithstanding the provisions of Section 1(c), until the later of (i) the three (3) year anniversary of the Closing Date or (ii) the expiration of the First Tranche Trigger Period or Second Tranche Trigger Period, as applicable, if the First Tranche Redemption Trigger Date or Second Tranche Redemption Trigger Date has occurred prior to the three (3) year anniversary of the Closing Date (the later of such dates, the “Service Period”), neither the Restricted Holders nor Sponsor may (i) exercise the Restricted Warrants (except in the event of redemption notice given under Section 6 of the Warrant Agreement), (ii) amend any of the terms of the Restricted Warrants or (iii) directly or indirectly, transfer or otherwise dispose of the Restricted Securities, in each case, other than with the written consent of NewCo; provided, however, that, subject to compliance with Section 4 below, the foregoing shall not restrict any transfer of any Restricted Securities by any Restricted Holder to (A) any trustee of a trust or any trust (including an inter vivos trust) of which there are no principal beneficiaries other than such Restricted Holder or one or more family members of such Restricted Holder or (B) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual or pursuant to a qualified domestic relations order or in connection with a divorce settlement.

(b) In the event that NewCo elects to exercise either its First Tranche Redemption Right pursuant to a First Tranche Trigger Notice or Second Tranche Redemption Right pursuant to a Second Tranche Trigger Notice, any portion of the First Tranche Payment or Second Tranche Payment that would be directly or indirectly payable to the Restricted Holders (or, if applicable, the Sponsor for the indirect benefit to the Restricted Holders) for the Restricted Securities shall instead be retained by NewCo as deferred payments in accordance with this Section 2(b) (the “Deferred Payments”), payable to the Restricted Holders pro rata based on their relative direct or indirect ownership of or interest in the Restricted Securities pursuant to the following sentence. Subject to the Restricted Holders continued service as members of the NewCo Board throughout the applicable payment dates set forth below, if the First Tranche Payment or Second Tranche Payment becomes due and payable during the Service Period, the Deferred Payments shall be due and payable to the Sponsor or EG or JC, as applicable, as follows:

(i) One fourth (1/4) of the total Deferred Payment amount applicable to either tranche (each such total amount, the “Deferred Payment Amount”) shall be due and payable on the later of (A) the date on which the First Tranche Payment or the Second Tranche Payment, as applicable, is made to the Founder Holders pursuant to Sections 1(a) or 1(b) or (B) the one (1) year anniversary of the Closing (the “First Deferred Payment”);

(ii) One fourth (1/4) of the Deferred Payment Amount shall be due and payable on the date that is twelve (12) months from the date of the First Deferred Payment; and

(iii) One half (1/2) of the Deferred Payment Amount shall be due and payable on the date that is twenty-four (24) months from the date of the First Deferred Payment;

provided, that any and all Deferred Payments due and payable to the Restricted Holders that are not paid pursuant to Section 2(b)(i) through Section 2(b)(iii) prior to the completion of the Service Period shall be paid to the Restricted Holders in full on the date of the completion of the Service Period. If either EG or JC are appointed to the Board of Directors of NewCo but voluntarily decline to serve on such Board of Directors at any time prior to the Closing, any unpaid Deferred Payments payable to each Restricted Holder, and/or the Restricted Securities directly or indirectly owned by or relating to the applicable Restricted Holder shall be automatically cancelled and forfeited as of the day immediately after the Closing. In addition, any unpaid Deferred Payments payable to each Restricted Holder, and/or the Restricted Securities directly or indirectly owned by or relating to the applicable Restricted Holder, shall be automatically cancelled and forfeited if, prior to any applicable payment date set forth in this Section 2(b)(i) through Section 2(b)(iii), either EG or JC, as applicable, resigns from the NewCo Board or if such Restricted Holder is terminated from the NewCo Board for Cause within the Service Period, but solely with respect to the unpaid Deferred Payments payable to, and Restricted Securities directly or indirectly owned by or relating to, such applicable Restricted Holder that resigns or is terminated for Cause (and not the other Restricted Holder). Any Deferred Payments previously paid to the Restricted Holders pursuant to Section 2(b)(i) through Section 2(b)(iii) shall not be subject to any claw-back or similar rights in favor of NewCo if any Restricted Holder subsequently resigns from the NewCo Board or if such Restricted Holder is terminated from the NewCo Board for Cause pursuant to the prior sentence at any time following such payment being made by NewCo. Furthermore, following the completion of the Service Period, the restrictions in Section 2(a) with respect to the Restricted Securities shall terminate.

(c) The parties agree and acknowledge that the terms governing the Deferred Payments may be further modified by NewCo and the Restricted Holders, to the extent mutually agreed in writing, in accordance with any service agreement entered into as part of the Restricted Holders becoming members of the NewCo Board.

(d) For purposes of this Deferral Agreement, “Cause” shall mean, with respect to each Restricted Holder, in each case as determined by a majority of the members of the Board of NewCo acting in good faith, such individual’s: (i) violation of such individual’s fiduciary duty to NewCo or its shareholders; (ii) violation of the written policies, standards and regulations provided in advance to such Restricted Holder and established by NewCo from time to time, which failure, causes material damage to NewCo’s business or reputation; (iii) act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by such Restricted Holder that, in each case, can be reasonably demonstrated by NewCo and to benefit such individual at the expense of NewCo in some material respect; (iv) violation of a federal or state law or regulation applicable to the Company’s business, which could reasonably be expected to cause material damage to NewCo’s business or reputation; (v) conviction of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States, Guernsey or any other state; or (vi) material and willful breach of the terms of this Deferral Agreement.

3. Representations.

(a) Each Founder Holder (as to itself and not any other Founder Holder), severally and not jointly, hereby represents and warrants to SEAC and NewCo, as of the date hereof and as of the Closing, (i) that such Founder Holder has full power, authority and capacity to enter into this Deferral Agreement, (ii) that entering into this Deferral Agreement will not contravene or conflict with the terms of such Founder Holder’s Governing Documents or any agreement to which such Founder Holder is subject, and (iii) that such Founder Holder owns, and holds of record, all of such Founder Warrants as set forth on SCHEDULE A hereto, free and clear of all Liens, other than Securities Liens and such Liens and other obligations imposed by applicable securities Laws, the Combination Agreement, the SEAC A&R Certificate of Incorporation and the SEAC Bylaws.

(b) Each Restricted Holder (as to himself and not any other Restricted Holder), severally and not jointly, hereby represents and warrants to SEAC and NewCo, as of the date hereof and as of the Closing, (i) that such Restricted Holder has full power, authority and capacity to enter into this Deferral Agreement, (ii) that entering into this Deferral Agreement does not contravene or conflict with the terms of any agreement to which such Restricted Holder is subject, (iii) except for the Restricted Warrants set forth on SCHEDULE A hereto, the Restricted Holder does not hold, directly or indirectly, any other Founder Warrants, and (iv) the Restricted Holder does not hold, directly or indirectly, any SEAC Public Warrants.

4.Assignment; Transfer. No party hereto may assign either this Deferral Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto; provided, that, except with respect to the restrictions on transfer specifically contemplated by (i) the Lock-Up Agreements and, (ii) solely with respect to the Restricted Securities, as set forth in Section 2(a) of this Agreement, any Founder Holder shall be permitted to transfer or otherwise dispose its Founder Warrants and, following a permitted exercise, the underlying Founder Common Stock so long as any transferee acknowledges and assumes the terms of this Deferral Agreement as if such transferee were an original party hereto in connection with any transfer of such Founder Securities. Any purported assignment in violation of this Section 4 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Deferral Agreement shall be binding on NewCo, SEAC and the Founder Holders and their respective successors and assigns.

5. Sponsor Organizational Documents. Sponsor hereby agrees that, prior to the earlier of (i) the termination of this Deferral Agreement, (ii) the termination of the restrictions set forth herein regarding the Founder Securities or the Restricted Securities, as applicable, and (ii) the redemption of either the Founder Securities or the Restricted Securities, as applicable, pursuant to this Deferral Agreement, it shall not undertake any actions to amend, restate, modify or otherwise revise its current organizational or governance documents to reduce the amount of Founder Securities directly or indirectly owned by EG or JC in a manner that is not otherwise permitted by this Deferral Agreement.

6. Notices and Designated Accounts. Any notice, consent, or request to be given in connection with any of the terms or provisions of this Deferral Agreement shall be given to SEAC and NewCo in accordance with Section 8.3 of the Combination Agreement, and to the Founder Holders or Restricted Holders in accordance with the notice information set forth on such Founder Holder’s or Restricted Holder’s, as applicable, signature page hereto; in each case, unless a party hereto otherwise specifies a different address in a writing delivered to the other parties hereto. To the extent NewCo has any payment obligations to the other parties to this Deferral Agreement, the Sponsor or PJT, as applicable, shall provide written notice to NewCo at least five (5) Business Days before such payment is due, designating the accounts to which such payment is to be made and providing the necessary account and wire information for such payment.

7. Amendments. No amendment of any provision of this Deferral Agreement shall be valid unless the same shall be in writing and signed by NewCo and the Founder Holders (or any of their respective transferees) holding a majority of the Founder Securities; provided, however, that the written consent of EG (or his transferees) shall be required for any amendment that adversely affects the rights of EG (or his transferees) in a manner that is different than the effect on the rights of the other parties hereto and the written consent of JC shall be required for any amendment that adversely affects the rights of JC (or his transferees) in a manner that is different than the effect on the rights of the other parties hereto. No waiver of any provision or condition of this Deferral Agreement shall be valid unless the same shall be in writing and signed by the party hereto against which such waiver is to be enforced. No waiver by any party hereto of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

8. Integration. This Deferral Agreement, together with the Combination Agreement and the Lock-Up Agreements applicable to each Founder Holder represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including any terms to the contrary included in either the Warrant Purchase Agreements or the Warrant Agreement (and as assumed by NewCo pursuant to the terms of the Combination Agreement).

9. Miscellaneous. Section 8.2(b) (Survival of Representations and Warranties), Section 8.7 (Entire Agreement), Section 8.8 (Counterparts; Electronic Delivery), and Section 8.9 (Governing Law; Waiver of Jury Trial; Jurisdiction) of the Combination Agreement are hereby incorporated into this Deferral Agreement, mutatis mutandis, as though set out in their entirety in this Section 9.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Deferral Agreement to be duly executed as of the date first above written.

SEAC:

SPORTS ENTERTAINMENT ACQUISITION CORP.

By:
Name:
Title:

NEWCO:

SUPER GROUP (SGHC) LIMITED

By:
Name:
Title:

[Signature Page to Founder Holders Deferral Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Deferral Agreement to be duly executed as of the date first above written.

FOUNDER HOLDERS:

SPORTS ENTERTAINMENT ACQUISITION HOLDINGS LLC

By:
Name:
Title:

PJT PARTNERS HOLDINGS LP

By:
Name:
Title:

RESTRICTED HOLDERS:

Eric Grubman, solely for purposes of Sections 2, 3(b) and 4 through 8

By:

Address:	185 Black River Rd. Long Valley, NJ 07853

EKC2012 TRUST, solely for purposes of Sections 2, 3(b) and 4 through 8

By: Eric Grubman, its trustee

By:

Address:	185 Black River Rd. Long Valley, NJ 07853

EPG2012 TRUST, solely for purposes of Sections 2, 3(b) and 4 through 8

By: Elizabeth K. Compton, its trustee

By:

Address:	185 Black River Rd. Long Valley, NJ 07853

[Signature Page to Founder Holders Deferral Agreement]

John Collins, solely for purposes of Sections 2, 3(b) and 4 through 8

By:

Address:

[Signature Page to Founder Holders Deferral Agreement]

SCHEDULE A

FOUNDER WARRANTS

Founder Holder	Number of Founder Warrants Held
PJT Partners LP	611,112
Sports Entertainment Acquisition Holdings LLC	10,388,888

RESTRICTED WARRANTS

Restricted Holder	Number of Restricted Warrants Held
Eric Grubman	2,350,260
EKC2012 Trust	465,223
EPG2012 Trust	465,223
John Collins	3,280,706

Exhibit J

Equity Incentive Plan

AGREED FORM

SUPER GROUP (SGHC) LIMITED

2021 EQUITY INCENTIVE PLAN

WITH

NON-EMPLOYEE SUB-PLAN

ADOPTED BY THE BOARD OF DIRECTORS [●] 2021

APPROVED BY THE COMPANY’S SHAREHOLDERS: [●] 2021

APPROVED BY THE SPORTS ENTERTAINMENT ACQUISITION CORP. SHAREHOLDERS: [●] 2021

EFFECTIVE DATE: [●] 2021

1.	PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Section 12.

2.	ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

3.	ADMINISTRATION AND DELEGATION.

(a) Administration. The Plan is administered by the Administrator. The Administrator has authority to (i) determine which Service Providers receive Awards, (ii) grant Awards, and (iii) set Award terms and conditions, in each case subject to the conditions and limitations in the Plan and all Applicable Laws. The Administrator also has the authority to take all actions and make all determinations under the Plan, to approve the forms of Award Agreements for use under the Plan, to interpret the Plan and the terms of Awards and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

(b) Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

4.	SHARES AVAILABLE FOR AWARDS.

(a) Number of Shares. Subject to adjustment under Section 8 and the terms of this Section 4, Awards may be made under the Plan (taking account of Awards granted under the Non-Employee Sub-Plan) in an aggregate amount up to [●] Shares (the “Share Reserve”). In addition, the Share Reserve will automatically increase on January 1st of each year commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 3% of the total number of Shares outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser (but not a greater) number of Shares than would otherwise occur pursuant to the preceding sentence.

(b) Limit Applies to Shares Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of Shares that may be issued pursuant to Awards that were granted under this Plan and does not limit the granting of Awards, except that the Company will keep available at all times the number of Shares reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of Shares available for issuance under the Plan, as further described under Section 4(e).

(c) Share Recycling. If all or any part of an Award or Awards granted under the Plan (including the Non-Employee Sub-Plan) expires, lapses or is terminated, exchanged for cash, surrendered, repurchased or cancelled without having been fully exercised, or is withheld to satisfy a tax withholding obligation in connection with an Award or to satisfy a purchase or exercise price of an Award, the unused Shares covered by the Award or Awards granted under the Plan (including the Non- Employee Sub-Plan) will, as applicable, become or again be available for Awards granted under the Plan (including the Non-Employee Sub-Plan).

(d) ISO Limitations. Subject to adjustment under Section 8 and to the overall Share Reserve, no more than [●] Shares may be issued pursuant to the exercise of ISOs.

(e) Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other equity or equity-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Subject to Applicable Laws, Substitute Awards will not count against the Share Reserve (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan not adopted in contemplation of such acquisition or combination, then, subject to Applicable Laws, shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of ordinary shares or common stock (as applicable) of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(f) Date of Grant. Unless otherwise determined by the Administrator, the date of grant of an Award shall be the date of the Administrator’s approval of that Award.

(g) Deed Poll. The Administrator may grant Awards by entering into a deed poll and, as soon as practicable after the Company has executed the deed poll, the Administrator shall enter into an Award Agreement.

(h) Type of Shares. The shares issuable under the Plan will be new Shares.

5.	OPTIONS AND SHARE APPRECIATION RIGHTS.

(a) General. The Administrator may grant Options or Share Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to ISOs. The Administrator will determine the number of Shares covered by each Option and Share Appreciation Right, the exercise price of each Option and Share Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Share Appreciation Right. Each Option will be designated in writing as an ISO or Non-Qualified Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Non-Qualified Option, and the Shares purchased upon exercise of each type of Option will be separately accounted for. A Share Appreciation Right will entitle the Participant (or other person entitled to exercise the Share Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Share Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Share Appreciation Right by the number of Shares with respect to which the Share Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement. A Participant will have no rights of a shareholder with respect to Shares subject to any Option or Share Appreciation Right unless and until any Shares are issued in settlement of the Option or Share Appreciation Right.

(b) Exercise Price. The Administrator will establish each Option’s and Share Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Subject to Section 10(g), the exercise price will be determined by the Administrator in accordance with sections 298 and 299 of the Companies (Guernsey) Law, 2008 and, in respect of Participants who are subject to tax in the United States, shall also not be less than less than 100% of the Fair Market Value on the grant date of the Option or Share Appreciation Right. Notwithstanding the foregoing, an Option or Share Appreciation Right may be granted with an exercise price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or share appreciation right pursuant to Section 4(e) and, in respect of Participants who are subject to tax in the United States, in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Duration. Each Option or Share Appreciation Right will vest and be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Share Appreciation Right will not exceed ten years, subject to Section 10(g). Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Share Appreciation Right (other than an ISO) (i) the exercise of the Option or Share Appreciation Right is prohibited by Applicable Laws, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading, window period and/or dealing policy (including blackout periods), the term of the Option or Share Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black- out period, as determined by the Company; provided, however, in no event shall the extension last beyond the original term of the applicable Option or Share Appreciation Right. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Share Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Share Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the end of the term of an Option or Share Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Share Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Share Appreciation Right issued to the Participant will terminate immediately upon the effective date of such Termination of Service); provided, however, in no event shall the suspension cause the original term of the applicable Option or Share Appreciation Right to be extended.

(d) Exercise. Options and Share Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Share Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5(e) for the number of Shares for which the Award is exercised and (ii) as specified in Section 9(e) for any applicable taxes. Unless the Administrator otherwise determines, an Option or Share Appreciation Right may not be exercised for a fraction of a Share.

(e) Payment Upon Exercise. Subject to any Company insider trading, window period and/or dealing policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(i) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(ii) if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(iii) to the extent permitted by the Administrator at the time of exercise, transfer of Shares owned by the Participant free and clear of any liens, claims, encumbrances or security interests, which, when valued at their Fair Market Value on the exercise date, have a value sufficient to pay the exercise price, provided that (1) at the time of exercise the Shares are publicly traded, (2) any remaining balance of the exercise price not satisfied by such transfer is paid by the Participant in cash or other permitted form of payment, (3) such transfer would not violate any Applicable Laws or agreement restricting the redemption of the Shares, (4) if required by the Administrator, any certificated Shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such Shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) to the extent permitted by the Administrator at the time of exercise, except with respect to ISOs, surrendering the largest whole number of Shares then issuable upon the Option’s exercise which, when valued at their Fair Market Value on the exercise date, have a value sufficient to pay the exercise price, provided that (1) such Shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment;

(v) to the extent permitted by the Administrator at the time of exercise and permitted by Applicable Law, delivery of any other property that the Administrator determines is good and valuable consideration; or

(vi) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

(f) Non-Exempt U.S. Employees. No Option or Share Appreciation Right, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the U.S. Fair Labor Standards Act of 1938, as amended, will be first exercisable for any Shares until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the U.S. Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Event in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 5(f) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or Share Appreciation Right will be exempt from his or her regular rate of pay.

6.	RESTRICTED SHARES; RESTRICTED SHARE UNITS

(a) General. The Administrator may grant Restricted Shares, or the right to purchase Restricted Shares, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Share Units, which may be subject to vesting, issuance and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Share and Restricted Share Unit Award, subject to the conditions and limitations contained in the Plan.

(b) Duration. Each Restricted Share or Restricted Share Unit will vest at such times and as specified in the Award Agreement, provided that the vesting schedule of a Restricted Share or Restricted Share Unit will not exceed ten years. Notwithstanding the foregoing, if the Participant, prior to the vesting date of a Restricted Share or Restricted Share Unit, violates the non-competition, non- solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to receive Shares on the vesting of the Restricted Share or Restricted Share Unit issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the vesting date of a Restricted Share or Restricted Share Unit, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to receive Shares as a result of the vesting of the Restricted Share or Restricted Share Unit issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to receive Shares on the vesting of the Restricted Share or Restricted Share Unit issued to the Participant will terminate immediately upon the effective date of such Termination of Service).

(c) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any Restricted Shares or Shares subject to Restricted Share Units, as determined (and on such terms as may be determined) by the Administrator and specified in the Award Agreement.

(d) Restricted Shares.

(i) Form of Award. The Company may require that the Participant deposit in escrow with the Company (or its designee) any certificates issued in respect of Restricted Shares, together with a stock transfer form endorsed in blank. Unless otherwise determined by the Administrator, a Participant will have voting and other rights as a shareholder of the Company with respect to any Restricted Shares.

(ii) Consideration. Restricted Shares may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or a Subsidiary, or (C) any other form of consideration (including future services) as the Administrator may determine to be acceptable and which is permissible under Applicable Laws.

(e) Restricted Share Units.

(i) Settlement. The Administrator may provide that settlement of Restricted Share Units will occur upon or as soon as reasonably practicable after the Restricted Share Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election.

(ii) Shareholder Rights. A Participant will have no rights of a shareholder with respect to Shares subject to any Restricted Share Unit unless and until the Shares are delivered in settlement of the Restricted Share Unit.

(iii) Consideration. Unless otherwise determined by the Administrator at the time of grant, Restricted Share Units will be granted in consideration for the Participant’s services to the Company or a Subsidiary, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the Award, or the issuance of any Shares pursuant to the Award. If, at the time of grant, the Administrator determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or a Subsidiary) upon the issuance of any Shares in settlement of the Award, such consideration may be paid in any form of consideration as the Administrator may determine to be acceptable and which is permissible under Applicable Laws.

7.	OTHER SHARE BASED AWARDS

Other Share Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future (whether based on specified performance criteria, performance goals or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Share Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share Based Awards may be paid in Shares or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Share Based Award, including any purchase price, performance condition, performance goal, transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

8.	ADJUSTMENTS FOR CHANGES IN SHARES AND CERTAIN OTHER EVENTS

(a) Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Section 8, the Administrator will equitably adjust (i) class(es) and maximum number of Shares subject to the Plan, (ii) the class(es) and maximum number of Shares that may be issued pursuant to the exercise of ISOs under Section 4(d) above and (iii) each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8(a) will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

(b) Corporate Events. In the event of any reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company or a Change in Control (any “Corporate Event”), the Administrator, on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate:

(i) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero (as determined by the Administrator in its discretion), then the Award may be terminated without payment. In addition, such payments under this provision may, in the Administrator’s discretion, be delayed to the same extent that payment of consideration to the holders of Shares in connection with the Corporate Event is delayed as a result of escrows, earn outs, holdbacks or any other contingencies;

(ii) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award as of a date prior to the effective time of such Corporate Event as the Administrator determines (or, if the Administrator does not determine such a date, as of the date that is five (5) days prior to the effective date of the Corporate Event), with such Award terminating if not exercised (if applicable) at or prior to the effective time of the Corporate Event; provided, however, that the Administrator may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Corporate Event, which exercise is contingent upon the effectiveness of such Corporate Event;

(iii) To provide that such Award be assumed by the successor or surviving entity, or a parent or Subsidiary thereof, or shall be substituted for by awards covering the equity securities of the successor or surviving entity, or a parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iv) To arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to the Award to the surviving entity or acquiring entity (or the surviving or acquiring corporation’s parent entity);

(v) To arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Award;

(vi) To replace such Award with other rights or property selected by the Administrator; and/or

(vii) To provide that the Award will terminate, with or without consideration, and cannot vest, be exercised or become payable after the applicable transaction or event.

The Administrator need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Administrator may take different actions with respect to the vested and unvested portions of an Award.

(c) Administrative Stand Still. In the event of any pending Corporate Event or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to thirty days before or after such Corporate Event or other similar transaction.

(d) General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, distribution, dividend payment, increase or decrease in the number of Shares of any class, issue, rights issue, offer or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8(a) above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any Corporate Event or (iii) sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Section 8.

9.	GENERAL PROVISIONS APPLICABLE TO AWARDS

(a) Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, will be exercisable only by the Participant. Notwithstanding the foregoing, the Administrator may, in its sole discretion, permit transfer of an Award pursuant to a domestic relations order or in such other manner that is not prohibited by applicable tax and securities laws upon the Participant’s request and provided that the Participant and the transferee enter into a share transfer and other agreements as required by the Company. If an Option is an ISO, such Option may be deemed to be a Non-Qualified Option as a result of a transfer pursuant to this Section. References to a Participant, to the extent relevant in this context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

(b) Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Company or another third party selected by the Company. Each Award may contain terms and conditions in addition to (or a variation of or effecting a disapplication of) those set forth in the Plan. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Administrator’s request.

(c) Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

(d) Termination of Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status (including a change which would result in a Termination of Service under the Plan but not under the Non-Employee Sub-Plan or vice versa) affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

(e) Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes (which includes any social security contributions or the like including but not limited to, if applicable, all liability to primary (employee) national insurance contributions) required by law to be withheld or paid by the Company or by any Subsidiary that is the employing entity of the Participant or which Participant has agreed to pay in connection with such Participant’s Awards by the date of the event creating the tax liability. A Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue Shares subject to an Award, unless and until such obligations are satisfied. The Company may deduct an amount sufficient to satisfy such tax obligations based on the maximum statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs and Applicable Law) from any payment of any kind otherwise due to a Participant. To the extent permitted by the terms of an Award Agreement and subject to any Company insider trading, window period and/or dealing policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax and/or social security withholding, provided that such amount is paid to the Company at such time as may be required by the Administrator, (iv) withholding cash from an Award settled in cash, (v) withholding payment from any amounts otherwise payable to the Participant or (vi) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator.

(f) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or any Subsidiary’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Subsidiaries, each Participant agrees to indemnify and hold the Company and/or its Subsidiaries harmless from any failure by the Company and/or its Subsidiaries to withhold the proper amount.

(g) Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by cancelling and substituting another Award of the same or a different type, reducing the exercise price, changing the exercise or settlement date, converting an ISO to a Non-Qualified Option, taking any other action that is treated as a repricing under generally accepted accounting principles or by amending, waiving or relaxing any applicable performance criteria or goal(s). The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not Materially Impair the Participant’s rights under the Award, or (ii) the change is permitted under Section 8 or pursuant to Section 10(f).

(h) Conditions on Issuance of Shares. The Company will not be obligated to issue any Shares under the Plan or remove restrictions from Shares previously issued under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance of such Shares (including payment of any amount determined by the Administrator as being required to be paid in accordance with sections 298 and 299 of the Companies (Guernsey) Law, 2008) have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

(i) Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

10.	MISCELLANEOUS

(a) No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or a Subsidiary regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(b) No Rights as Shareholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a shareholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares on the register of members of the Company. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the register of members of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

(c) Effective Date and Term of Plan. The Plan will come into existence on the day it is adopted by the Board but no Awards may be granted under the Plan prior to the Effective Date. Unless earlier terminated by the Board, the Plan will remain in effect until the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date in accordance with the Plan. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the Company’s shareholders. If the Plan is not approved by the Company’s shareholders within 12 months of the date of Board approval of the Plan, all ISOs will be treated as Non-Qualified Options.

(d) Amendment and Termination of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, suspension or termination may Materially Impair any Award outstanding at the time of such amendment without the affected Participant’s written consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(e) Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are nationals of, or employed in, a jurisdiction outside the United Kingdom and the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such international jurisdictions with respect to tax, securities, currency, employee benefit or other matters, including as may be necessary or appropriate in the Administrator’s discretion to grant Awards under any tax-favourable regime that may be available in any jurisdiction (provided that Administrator approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(f) Section 409A. The following provisions only apply to Participants subject to tax in the United States:

(i) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10(f) or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(ii) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s

“separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of service”, “termination of employment” or like terms means a “separation from service.”

(iii) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(g) 10% Shareholders. The Administrator may grant ISOs only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive ISOs under the Code. If an ISO is granted to a Greater Than 10% Shareholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All ISOs will be subject to and construed consistently with Section 422 of the Code. By accepting an ISO, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an ISO fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any ISO or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Option.

(h) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, the Group or any of its officers, Directors, Employees or Subsidiaries related to tax or social security liabilities arising from such Award or other Company or Group compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax and social security consequences of the Award and has either done so or knowingly and voluntarily declined to do so. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

(i) No Obligation to Notify or Minimize Taxes. Except as required by Applicable Laws the Company has no duty or obligation to any Participant to advise such Participant as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such Participant of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax or social security consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax or social security consequences to such holder in connection with an Award.

(j) Data Privacy.

(i) As a condition for receiving any Award, each Participant acknowledges that the Company and any Subsidiary may collect, use and transfer, in electronic or other form, personal data as described in the Privacy Notice by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Participant hereby acknowledges that the Participant has received, read and understood the Privacy Notice of the Company.

(ii) For the purpose of operating the Plan in the Bailiwick of Guernsey, any Authorized Jurisdiction, the European Union, Switzerland and the United Kingdom, the Company will collect and process information relating to Participants in accordance with the Privacy Notice, a copy of which is provided to each Participant herewith.

(k) Severability. If any portion of the Plan or any Award Agreement or any action taken thereunder is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan or such Award Agreement, and the Plan and such Award Agreement will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

(l) Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

All Awards will be subject to Applicable Laws on insider trading and dealing and any specific insider trading, window period and/or dealing policy adopted by the Company.

(m) Governing Law and Jurisdiction. The Plan and all Awards, including any non- contractual obligations arising in connection therewith, will be governed by and interpreted in accordance with the laws of Guernsey, disregarding any jurisdiction’s choice-of-law principles requiring the application of a jurisdiction’s laws other than that of Guernsey and the courts of Guernsey shall have exclusive jurisdiction to hear any dispute.

(n) Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy that may be adopted from time to time to the extent such policy applies to the relevant Participant, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement, to the extent applicable and permissible under Applicable Laws. No recovery of compensation under such a claw-back policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(o) Other Group Company policies. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any relevant Company or Group Company policy to the extent such policy applies to the relevant Participant, including but not limited to any remuneration policy and/or share retention, ownership, or holding policy that may be adopted from time to time.

(p) Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

(q) Conformity to Applicable Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws and may be unilaterally cancelled by the Company (with the effect that all Participant’s rights thereunder lapse with immediate effect) if the Administrator determines in its reasonable discretion that such conformity is not possible or practicable.

(r) Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

(s) Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards: (a) any Shares to be sold through the broker-assisted sale will be sold (subject in all cases to the Administrator having regard to the orderly marketing and disposal of such Shares, and having the discretion to delay broker-assisted sales for such reasons) on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee, or the Company or any Subsidiary may withhold from any payment to be made to the Participant (including but not limited to that Participant’s salary), an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

(t) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Subsidiary is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Administrator may determine, to the extent permitted by Applicable Laws, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, subject to compliance with Applicable Laws, including, without limitation, Section 409A, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(u) Deferrals. To the extent permitted by Applicable Laws, the Administrator, in its sole discretion, may determine that the issuance of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants.

11.	VALID ISSUANCE.

If the Company is unable to obtain the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Shares upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Shares pursuant to the Award if such grant or issuance would be in violation of any Applicable Laws.

12.	DEFINITIONS.

As used in the Plan, the following words and phrases will have the following meanings:

(a) “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

(b) “Applicable Laws” means any applicable laws, statutes, constitutions, principles of common law, resolutions, ordinances, codes, edicts, decrees, rules, listing rules, regulations, judicial decisions, rulings or requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority), including without limitation: (a) the requirements relating to the administration of equity incentive plans under the Island of Guernsey, U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of any other country or jurisdiction where Awards are granted; and (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. federal, state, local or foreign, applicable in the Island of Guernsey, United States or any other relevant jurisdiction.

(c) “Authorized Jurisdiction” has the meaning set out in the Guernsey Data Protection Law;

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, or Other Share Based Awards.

(e) “Award Agreement” means a written agreement between the Company and a Participant evidencing an Award, which may be electronic. The Award Agreement generally consists of the grant notice and the agreement that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company (or its designee).

(g) “Cause” means (i) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s Disability); (B) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful directive of the Board or the Participant’s immediate supervisor; (C) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offence or crime involving fraud, dishonesty or moral turpitude (or equivalent in any jurisdiction); (D) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; (E) the Participant’s commission of (or attempted commission of) an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries; (F) the Participant’s

unauthorized use or disclosure of the confidential information or trade secrets of the Company or any Subsidiary; or (G) the Participant’s material violation of any contract or agreement between the Participant and the Company (or Subsidiary) or of any statutory duty owed to the Company (or Subsidiary) or such Participant’s material failure to comply with the written policies or rules of the Company (or Subsidiary).

(h) “Change in Control” means and includes each of the following:

(i) a Sale; or

(ii) a Takeover.

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(i) “Code” means the US Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(j) “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b- 3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(k) “Company” means Super Group (SGHC) Limited, a non-cellular company limited by shares registered in the Island of Guernsey with company number 69022, or any successor.

(l) “Control” has the meaning given in section 122 of the Income (Guernsey) Tax Law 1975 as amended, unless otherwise specified.

(m) “Corporate Event” has the meaning given to it in Section 8(b).

(n) “Designated Beneficiary” means: (i) a Participant’s personal representative appointed on Participant’s death; or (ii) if the Administrator permits from time to time in its discretion, the beneficiary or beneficiaries a Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated.

(o) “Director” means a Board member.

(p) “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended, and will be determined by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances.

(q) “Effective Date” means [●].

(r) “Employee” means any employee of the Company or its Subsidiaries.

(s) “Equity Restructuring” means any return of capital (including a share dividend (whether payable in the form of cash, shares, or any other form of consideration)), bonus issue of shares or other Company securities by way of capitalization of profits, distribution, share split, reverse share split, spin-off, rights offering, re-designation, redenomination, consolidation recapitalization through a large, nonrecurring cash dividend, or any similar equity restructuring transaction, that affects the number or class of Shares (or other Company securities) or the nominal value of Shares (or other Company securities) and causes a change in the per share value of the Shares underlying outstanding Awards. Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as an Equity Restructuring.

(t) “Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u) “Fair Market Value” means, as of any date, unless otherwise determined by the Administrator, the value of the Shares (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such Shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, as reported in a source the Administrator deems reliable.

(ii) If there is no closing sales price for the Shares on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Shares, or if otherwise determined by the Administrator, the Fair Market Value will be determined by the Administrator in good faith.

(v) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) the Island of Guernsey and including the Guernsey Financial Services Commission, U.S. federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(w) “Greater Than 10% Shareholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of equity securities of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

(x) “Group” means the Company and its Subsidiaries (references to “Group Company” shall be construed accordingly).

(y) “Guernsey Data Protection Law” means the Data Protection (Bailiwick of Guernsey) Law, 2017 as amended.

(z) “ISO” means an Option intended to be, and that qualifies as, an “incentive stock option” as defined in Section 422 of the Code.

(aa) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Administrator, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) to maintain the qualified status of the Award as an ISO under Section 422 of the Code; (iii) to change the terms of an ISO in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an ISO under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(bb) “Non-Employee Sub-Plan” means the Non-Employee Sub-Plan to the Plan adopted by the Board.

(cc) “Non-Qualified Option” means an Option not intended or not qualifying as an ISO.

(dd) “Option” means an option to purchase Shares.

(ee) “Other Share Based Awards” means awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property, including the appreciation in value thereof (e.g., options or share rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant), that may be granted either alone or in addition to Awards provided for under Section 5 and Section 6.

(ff) “Participant” means a Service Provider who has been granted an Award.

(gg) “Plan” means this 2021 Equity Incentive Plan, as amended from time to time.

(hh) “Privacy Notice” means the notice provided by or on behalf of the Company as data controller to a Participant as a data subject for the purposes of providing the information to the Participant as set out in Schedule 3 of the Guernsey Data Protection Law and as required under the Guernsey Data Protection Law.

(ii) “Restricted Shares” means Shares awarded to a Participant under Section 6 subject to certain vesting conditions and other restrictions.

(jj) “Restricted Share Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share (or, if specified in the Award Agreement, other consideration determined by the Administrator to be of equal value as of such settlement date), subject to certain vesting conditions and other restrictions provided that nothing contained in the Plan or any Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or a Subsidiary or any other person.

(kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ll) “Sale” means the sale of all or substantially all of the assets of the Company (in one transaction or a series of related transactions).

(mm) “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

(nn) “Securities Act” means the US Securities Act of 1933, as amended.

(oo) “Service Provider” means an Employee, Director or Consultant, provided that Consultants and Directors who are not Employees are only considered “Service Providers” eligible to be granted Awards under the Non-Employee Sub-Plan.

(pp) “Share” means an ordinary redeemable share of no par value in the capital of the Company.

(qq) “Share Appreciation Right” means a share appreciation right granted under Section 5.

(rr) “Share Reserve” has the meaning given to it in Section 4(a).

(ss) “Subsidiary” has the meaning as set out in section 531 of the Companies (Guernsey) Law, 2008, as amended.

(tt) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(uu) “Takeover” means if any person (or a group of persons acting in concert) (the “Acquiring Person”):

(i) obtains Control of the Company as the result of making a general offer to:

(1) acquire all of the issued ordinary share capital of the Company, which is made on a condition that, if it is satisfied, the Acquiring Person will have Control of the Company; or

(2) acquire all of the shares in the Company which are of the same class as the Shares; or

(ii) obtains Control of the Company as a result of a compromise or arrangement sanctioned by a court under Section 110 of the Companies (Guernsey) Law, 2008, as amended, or sanctioned under any other similar law of another jurisdiction; or

(iii) becomes bound or entitled under Part XVIII of the Companies (Guernsey) Law, 2008, as amended (or similar law of another jurisdiction) to acquire shares of the same class as the Shares; or

(iv) obtains Control of the Company in any other way.

(vv) “Termination of Service” means the date the Participant ceases to be a Service Provider as defined in the Plan.

NON-EMPLOYEE SUB-PLAN

TO THE SUPER GROUP (SGHC) LIMITED 2021 EQUITY INCENTIVE PLAN

This sub-plan (the “Non-Employee Sub-Plan”) to the Super Group (SGHC) Limited 2021 Equity Incentive Plan (the “Plan”) governs the grant of Awards to Consultants (defined below) and Directors who are not Employees. The Non-Employee Sub-Plan incorporates all the provisions of the Plan except as modified in accordance with the provisions of this Non-Employee Sub-Plan.

Awards granted pursuant to the Non-Employee Sub-Plan are not granted pursuant to an “employees’ share scheme” for the purposes of Guernsey legislation.

For the purposes of the Non-Employee Sub-Plan, the provisions of the Plan shall operate subject to the following modifications:

1.	Interpretation

In the Non-Employee Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

“Consultant” means any person, including any adviser, engaged by the Company or any Group Company to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company or any Group Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person. Notwithstanding the foregoing, a person is treated as a Consultant only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

“Service Provider” means a Consultant or Director who is not an Employee.

“Termination of Service” means, subject to Section 3 below, the date the Participant ceases to be a Service Provider as defined in this Non-Employee Sub-Plan.

2.	Eligibility

Service Providers are eligible to be granted Awards under the Non-Employee Sub-Plan.

3.	Service Provider status and Termination of Service

If the Administrator so determines, a Participant who ceases to be a Service Provider for the purposes of this Non-Employee Sub-Plan and who becomes a Service Provider as defined in the Plan immediately thereafter (provided that there is no interruption or termination of the Participant’s service with the Company or a Subsidiary) may be considered to remain continuously a Service Provider for the purposes of the Non-Employee Sub-Plan.

Exhibit K

Employee Stock Purchase Plan

AGREED FORM

SUPER GROUP (SGHC) LIMITED

2021 EMPLOYEE SHARE PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [DATE]

APPROVED BY THE COMPANY’S SHAREHOLDERS: [DATE]

APPROVED BY THE SPORTS ENTERTAINMENT ACQUISITION CORP. SHAREHOLDERS: [DATE]

1.	GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase Shares. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan.

(b) The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.	ADMINISTRATION.

(a) The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan and all applicable laws:

(i) To determine when and how Purchase Rights will be granted and the provisions of each Offering (which need not be identical), including whether an Offering is intended to qualify under the provisions of Section 423 of the Code.

(ii) To designate from time to time which Related Corporations will be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for the administration of the Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights.

(v) To amend the Plan at any time as provided in Section 12.

(vi) To suspend or terminate the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are nationals of, or employed in, a jurisdiction outside the United States.

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(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references to the Board in this Plan and in any applicable Offering Document will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	SHARES SUBJECT TO THE PLAN.

(a) Subject to Section 11(a) relating to Capitalization Adjustments, the aggregate number of Shares that may be issued under the Plan is [●] Shares (the “Share Reserve”). In addition, the Share Reserve will automatically increase on January 1st of each year following the year in which the Company’s shareholders initially approve the Plan and ending on (and including) January 1, 2031, in an amount equal to the lesser of 1% of the total number of Shares outstanding on December 31st of the preceding calendar year and [●] million Shares. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser (but not a greater) number of Shares than would otherwise occur pursuant to the preceding sentence.

(b) If any Purchase Right terminates without having been exercised in full, the Shares not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The shares issuable under the Plan will be new Shares.

4.	GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate and will, to the extent applicable, comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

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(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a Share on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a Share on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation. Except as provided in Section 5(b), an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two (2) years. In addition, subject to applicable law, the Board may provide that no Employee will be eligible to be granted Purchase Rights unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than twenty (20) hours per week and more than five (5) months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code (to the extent applicable) and applicable law.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns securities possessing five percent (5%) or more of the total combined voting power or value of all classes of securities of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the security ownership of any Employee, and securities which such Employee may purchase under all outstanding Purchase Rights and options will be treated as securities owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, to the extent applicable, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase securities of the Company or any Related Corporation to accrue at a rate which exceeds twenty-five thousand United States Dollars ($25,000) of Fair Market Value of such securities (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

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(e) Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

6.	PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of Shares purchasable either with a percentage or with a maximum amount (in United States Dollars), as designated by the Board, but in either case not exceeding fifteen percent (15%) of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one (1) or more Purchase Dates during an Offering on which Purchase Rights granted pursuant to that Offering will be exercised and Shares will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of Shares that may be purchased by any Participant pursuant to such Offering, (ii) a maximum number of Shares that may be purchased by any Participant on any Purchase Date pursuant to such Offering, (iii) a maximum aggregate number of Shares that may be purchased by all Participants pursuant to such Offering, and/or (iv) a maximum aggregate number of Shares that may be purchased by all Participants on any Purchase Date pursuant to such Offering. If the aggregate purchase of Shares issuable upon exercise of Purchase Rights granted under such Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the Shares available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of Shares acquired pursuant to Purchase Rights will be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the Fair Market Value of the Shares on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the Fair Market Value of the Shares on the applicable Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. To the extent provided in the Offering, a Participant may begin such Contributions on or after the Offering Date. To the extent provided in the Offering, a Participant may thereafter decrease (including to zero) or increase his or her Contributions. To the extent specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash or check prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline

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before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute to such Participant all of his or her accumulated but unused Contributions without interest. A Participant’s withdrawal from an Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. The Company will distribute to such individual all of his or her accumulated but unused Contributions without interest.

(d) Purchase Rights will not be transferable by a Participant except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10. During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant.

(e) Unless otherwise specified in an Offering, the Company will have no obligation to pay interest on Contributions.

8.	EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of Shares, up to the maximum number of Shares permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued upon the exercise of Purchase Rights unless specifically provided for in the Offering.

(b) If any amount of accumulated Contributions remains in a Participant’s account after the purchase Shares and such remaining amount is less than the amount required to purchase one Share on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of Shares under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest. If the amount of Contributions remaining in a Participant’s account after the purchase of Shares is at least equal to the amount required to purchase one (1) whole Share on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest.

(c) No Purchase Rights may be exercised to any extent unless the Shares to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If, on a Purchase Date, the Shares are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the Shares are subject to such an effective registration statement and the Plan is in such compliance, except that the Purchase Date will not be delayed more than twelve (12) months and the Purchase Date will in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the Shares are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest.

9.	VALID ISSUANCE.

If the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Shares under the Plan, and at a commercially reasonable cost, the Company shall not be required to grant Purchase Rights and/or to issue and sell Shares upon exercise of such Purchase Rights.

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10.	DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any Shares and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are issued or delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will transfer any Shares and/or deliver any Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may issue such Shares and/or deliver such Contributions to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights; and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, (i) any surviving or acquiring entity (or its parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the shareholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring entity (or its parent company) does not assume or continue outstanding Purchase Rights or does not substitute similar rights for outstanding Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase Shares within ten (10) business days prior to the Corporate Transaction under such Purchase Rights, and such Purchase Rights will terminate immediately after such purchase.

12.	AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, shareholder approval will be required for any amendment of the Plan for which shareholder approval is required by applicable law or listing requirements.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated. In the event that the Plan is terminated, unless otherwise determined by the Board, any Purchase Rights then outstanding shall immediately terminate and the Company will distribute to Participants all of their accumulated but unused Contributions without interest.

(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment of the Plan will not be materially impaired by any such amendment except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans, to the extent applicable) including, without limitation, any such regulations or other guidance that may be issued or amended after the Adoption Date, or (iii) as necessary to obtain or maintain favorable tax,

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listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code, to the extent applicable.

Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than United States Dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code, to the extent applicable; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	EFFECTIVE DATE OF PLAN.

The Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a), materially amended) by the Board.

14.	MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of Shares pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, Shares subject to Purchase Rights unless and until the Participant’s Shares acquired upon exercise of Purchase Rights are recorded in the register of members of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

(d) The Plan and all Purchase Rights, including any non-contractual obligations arising in connection therewith, will be governed by and interpreted in accordance with the laws of Guernsey, disregarding any jurisdiction’s choice-of-law principles requiring the application of a jurisdiction’s laws other than that of Guernsey and the courts of Guernsey shall have exclusive jurisdiction to hear any dispute.

15.	DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “Adoption Date” means [date] which is the date the Plan was adopted by the Board.

(b) “Board” means the Board of Directors of the Company.

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(c) “Capitalization Adjustment” means a nonreciprocal transaction between the Company and its shareholders, such as a share dividend (whether payable in the form of cash, shares, or any other form of consideration), distribution, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the price of Shares (or other Company securities) and causes a change in the per share value of the Shares underlying outstanding Purchase Rights.

(d) “Code” means the US Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(e) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(f) “Company” means Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated in the Island of Guernsey with company number 69022, or any successor.

(g) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(h) “Control” has the meaning given in section 122 of the Income (Guernsey) Tax Law 1975 as amended, unless otherwise specified.

(i) “Corporate Transaction” means and includes each of the following:

(i) a Sale; or

(ii) a Takeover.

The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Corporate Transaction has occurred pursuant to the above definition, the date of the occurrence of such Corporate Transaction and any incidental matters relating thereto.

(j) “Director” means a member of the Board.

(k) “Effective Date” means the effective date of this Plan document, which is the date of the written resolution of the shareholders of the Company dated [●], provided that this Plan is approved by the Company’s shareholders pursuant to such written resolution.

(l) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(m) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(n) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

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(o) “Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(p) “Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(i) If the Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value of a Share will be, unless otherwise determined by the Board, the closing sales price for such a Share as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Shares on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Shares, the Fair Market Value will be determined by the Board in good faith.

(iv) If such Fair Market Value is in a currency other than United States Dollars, it shall be converted into United States Dollars using the exchange rate as reported in a source the Board deems reliable.

(q) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(r) “Offering Date” means a date selected by the Board for an Offering to commence.

(s) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(t) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(u) “Plan” means this Super Group (SGHC) Limited 2021 Employee Share Purchase Plan.

(v) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of Shares will be carried out in accordance with such Offering.

(w) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(x) “Purchase Right” means an option to purchase Shares granted pursuant to the Plan.

(y) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(z) “Sale” means the sale of all or substantially all of the assets of the Company (in one transaction or a series of related transactions).

(aa) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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(bb) “Share” means an ordinary redeemable share of no par value in the capital of the Company having the rights ascribed to it in the articles of incorporation of the Company.

(cc) “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

(dd) “Takeover” means if any person (or a group of persons acting in concert) (the “Acquiring Person”):

(i) obtains Control of the Company as the result of making a general offer to:

(1) acquire all of the issued Share capital of the Company, which is made on a condition that, if it is satisfied, the Acquiring Person will have Control of the Company; or

(2) acquire all of the shares in the Company which are of the same class as the Shares; or

(ii) obtains Control of the Company as a result of a compromise or arrangement sanctioned by a court under Section 110 of the Companies (Guernsey) Law, 2008, as amended, or sanctioned under any other similar law of another jurisdiction; or

(iii) becomes bound or entitled under Part XVIII of the Companies (Guernsey) Law, 2008, as amended (or similar law of another jurisdiction) to acquire shares of the same class as the Shares; or

(iv) obtains Control of the Company in any other way.

(ee) “Trading Day” means any day on which the exchange(s) or market(s) on which Shares are listed (including, but not limited to, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the NYSE, or any successors thereto) is open for trading.

ANNEX B

Adopted pursuant to shareholder resolutions dated                 , 2021

The Companies (Guernsey) Law, 2008 (as amended)

Non-Cellular Company Limited by Shares

AMENDED AND RESTATED

MEMORANDUM OF INCORPORATION

OF

SUPER GROUP (SGHC) LIMITED

The Companies (Guernsey) Law, 2008 (as amended)

Non-Cellular Company Limited by Shares

Amended and Restated

Memorandum of Incorporation

of

Super Group (SGHC) Limited

1.	The Company’s name is “Super Group (SGHC) Limited”

2.	The Company’s registered office will be situated in Guernsey.

3.	The Company is a non-cellular company within the meaning of section 2(1)(c) of the Companies (Guernsey) Law, 2008 (as amended) (the “Law”).

4.	The Company is limited by shares within the meaning of Section 2(2)(a)(i) of the Law.

5.	The liability of the shareholders is limited to the amount for the time being remaining unpaid on the shares held by each of them respectively.

6.	The Company shall have power by special resolution to make provision in this memorandum of incorporation for any matter mentioned in section 15(7) of the Law.

7.	The Company shall have power by special resolution to alter any provision in this memorandum of incorporation for any matter mentioned in section 15(7) of the Law.

B-1

We the subscribers to this memorandum of incorporation wish to form a company pursuant to this memorandum; and we agree to take the number of shares specified opposite our respective names.

Name and address of founder member(s)	Number of shares taken by each founder member	Aggregate value of those shares	Amount paid up on those shares	Amount unpaid on those shares
Knutsson Limited 24 North Quay, Douglas, Isle of Man, IM1 4LE	One ordinary redeemable share of no par value	US$1.00	US$1.00	NIL

Total shares taken	One ordinary redeemable share of no par value	US$1.00	US$1.00	NIL

SIGNED ON INCORPORATION

For and on behalf of Knutsson Limited
Name: Moira McHarrie
Title: Director

Dated 29 March 2021

B-2

ANNEX C

Adopted pursuant to shareholder resolutions dated                    , 2021

The Companies (Guernsey) Law, 2008 (as amended)

Non-Cellular Company Limited by Shares

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SUPER GROUP (SGHC) LIMITED

-i-

TABLE OF CONTENTS (continued)

-ii-

Adopted pursuant to shareholder resolutions dated                     , 2021

The Companies (Guernsey) Law, 2008 (as amended)

Non-Cellular Company Limited by Shares

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SUPER GROUP (SGHC) LIMITED

1.	Definitions, interpretation and exclusion of Standard Articles

Definitions

1.1	In these Articles, unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

Affiliate means:

(a)

in the case of a natural person, such person’s parents, parents-in-law, spouse, children or grandchildren, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by such person or any of the foregoing, and

(b)

in the case of a corporation, partnership or other entity or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

The term control shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of a corporation, shares having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of shareholders to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;

Articles means, as appropriate:

(a)	these Articles of Incorporation as amended from time to time; or

(b)	two or more particular Articles of these Articles;

and Article refers to a particular Article of these Articles;

Business Day means a day, excluding Saturdays or Sundays, on which banks in New York and Guernsey are open for general banking business throughout their normal business hours;

certificated means a unit of security (including a Share) which is not an uncertificated unit and is normally held in certificated form;

Commission means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

Company means the above-named company;

Company’s Website means the website of the Company, the address or domain name of which has been notified to Shareholders;

Designated Stock Exchange means the New York Stock Exchange or any other stock exchange or automated quotation system on which the Company’s securities are then traded;

Directors means the directors of the Company for the time being, or as the case may be, the Directors assembled as a board or as a committee thereof;

Distribution has the meaning given to the term “distribution” in the Law;

Dividend has the meaning given to the term “dividend” in the Law;

DTCC means the Depository Trust and Clearing Corporation;

Electronic has the meaning given to the term “electronic” in the Electronic Transactions Law; electronic communication means electronic transmission to any Relevant Electronic Address or such other number, address or internet website or other electronic delivery methods as otherwise decided and approved by the Directors;

electronic form has the meaning given to such term in the Electronic Transactions Law;

Electronic Means shall have the meaning given to such term in the Law;

Electronic Record means a document (as defined in the Electronic Transactions Law) which is in electronic form;

Electronic Signature means a signature, seal, attestation or notarization which is in electronic form;

Electronic Transactions Law means the Electronic Transactions (Guernsey) Law, 2000 (as amended);

Eligible Shareholders means the Shareholders entitled to vote on the circulation date of a Written Resolution;

Exchange Act means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

Fully Paid and Paid Up means that the agreed issue price for a Share has been fully paid or credited as fully paid in money or money’s worth;

Joint Holders means two or more persons registered as the holders of a Share or Shares or who are jointly entitled to a Share or Shares including, without limitation, by reason of the death or bankruptcy of the registered holder;

Law means the Companies (Guernsey) Law, 2008 (as amended);

Market Price means for any given day, the price quoted in respect of the Ordinary Shares on the Designated Stock Exchange of the close of trading on such day, or if such day is not a date on which the Designated Stock Exchange is open, then the close of trading on the previous trading day;

Memorandum means the Memorandum of Incorporation of the Company as amended from time to time;

month means a calendar month;

Nominating Shareholder means (i) the Shareholder providing the notice of the nomination proposed to be made at a general meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at any general meeting is made, and (iii) any Affiliate or associate of such shareholder or beneficial owner;

Officer means a person appointed to hold an office in the Company; and the expression includes a director or liquidator, but does not include the Secretary;

Operator means DTCC or such other person as may, for the time being, operate an Uncertificated System;

Ordinary Resolution means a resolution of the Company passed as an ordinary resolution in accordance with the Law by a simple majority of the votes of the Shareholders entitled to vote and voting in person or by attorney or by proxy at a meeting or by a simple majority of the total voting rights of Eligible Shareholders by Written Resolution;

Ordinary Share means a redeemable Ordinary Share in the capital of the Company of no par value and designated as an Ordinary Share, and having the rights provided for in these Articles;

PDF means Portable Document Format;

Register of Shareholders means the register of Shareholders maintained by the Company in accordance with Section 123 of the Law or any modification or re-enactment thereof for the time being in force, which shall, unless the context otherwise requires, include the register required to be kept by the Company under the Rules in respect of Shares held in uncertificated form;

Registered Office means the registered office for the time being of the Company;

Relevant Electronic Address shall have the meaning given to such term in the Law;

Rules means the rules, including any manuals, issued from time to time by an Operator governing the admission of securities to and the operation of the Uncertificated System managed by such Operator;

Seal means the common seal of the Company, if any, including any facsimile thereof;

Secretary means a person, if any, appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Securities Act means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

Share means an Ordinary Share or such other share as may be issued in the capital of the Company from time to time, and the expression where the context permits, also includes a fraction of a share;

Shareholder means in relation to Shares the person (or persons in respect of Joint Holders) whose name(s) is/are entered in the Register of Shareholders as the holder(s) of the Shares and includes, on the death, disability or insolvency of a Shareholder, any person entitled to such Shares on the death, disability or insolvency of such Shareholder. In relation to Shares in the capital of the Company held in an Uncertificated System, means:

(c)	a person who is permitted by the Operator to transfer by means of that Uncertificated System, title to uncertificated Shares of the Company held by him; or

(d)	two or more persons who are jointly permitted to do so;

signed means a signature or representation of a signature, including an Electronic Signature, affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;

Special Resolution means a resolution of the Shareholders passed as a special resolution in accordance with the Law by a majority of not less than seventy five per cent of the votes of the Shareholders entitled to vote and voting in person or by attorney or by proxy at a meeting or by seventy five per cent of the total voting rights of Eligible Shareholders by Written Resolution;

subsidiary has the meaning given to that term in Section 531 of the Law;

Treasury Share means a share held in the name of the Company as a treasury share in accordance with the Law;

Unanimous Resolution means a resolution of the Shareholders passed as a unanimous resolution in accordance with the Law by every Shareholder entitled to vote and voting in person or by proxy at a meeting or by all the Eligible Shareholders by Written Resolution;

uncertificated means a unit of a security (including a Share), title to which is recorded on the relevant Register of Shareholders or on the Company’s register of non-share securities as being held in uncertificated form, and title to which may be transferred by means of an Uncertificated System in accordance with the Rules, if any;

Uncertificated System means any computer-based system and its related facilities and procedures that are provided by an Operator and by means of which title to units of a security (including a Share) can be evidenced and transferred in accordance with the Rules, if any, without a written certificate or instrument;

Waiver Resolution means a resolution of the Shareholders passed as a waiver resolution in accordance with the Law by a majority of not less than ninety per cent of the votes of the Shareholders entitled to vote and voting in person or by attorney or by proxy at a meeting or by not less than ninety per cent of the total voting rights of Eligible Shareholders by Written Resolution;

Written Resolution means a resolution of the Shareholders in writing passed as a written resolution in accordance with the Law; and

year means a calendar year.

Interpretation

1.2	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only (i.e., he and his) shall include the feminine gender (i.e., her and hers) and shall include references to entities without gender (i.e., it and its);

(c)	reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency;

(d)	may shall be construed as permissive and “shall” shall be construed as imperative;

(e)	a reference to a dollar or dollars (or $) is a reference to dollars of the United States of America;

(f)	references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

written and in writing means all modes of representing or reproducing words in visible form, including in the form of an electronic record and any requirements as to delivery under these Articles include delivery in the form of an electronic record; where used in connection with a notice served by the Company on Shareholders or other persons entitled to receive notices hereunder, such writing shall also include a record maintained in an electronic medium which is accessible in visible form so as to be useable for subsequent reference;

(i)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(j)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Shareholders as the holder of such Share;

(k)	headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity;

(l)	where a word or phrase is given a defined meaning, another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning; and

(m)	all references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

Exclusion of Standard Articles

1.3	The standard articles of incorporation prescribed under section 16(2) of the Law are expressly excluded and do not apply to the Company.

2.	Shares

Power to issue Shares and options, with or without special rights

2.1

Subject to the other provisions of these Articles, (and to any resolution that may be passed by the Company in general meeting), the Directors have power to issue an unlimited number of shares of no par value each and an unlimited number of shares with a par value as they see fit for an unlimited period. The Directors may, in their absolute discretion and without approval of the holders of Ordinary Shares, allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other Distribution, voting, return of capital or otherwise, any or all of which may be greater than the powers and rights associated with the Ordinary Shares, to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof. For the purposes of these Articles, no such allotment, issue, grant or disposal shall be considered to be a variation of the rights attaching to the Ordinary Shares.

2.2	The Company shall not issue Shares in bearer form and shall only issue Shares as fully paid.

Power to issue fractions of a Share

2.3

Subject to the Law, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Contributions without issue of further Shares

2.4

With the consent of a Shareholder, the Directors may accept a voluntary contribution from that Shareholder without issuing Shares in return. If the Directors agree to accept a voluntary contribution from a Shareholder, the Directors shall resolve that such contribution shall be treated as an addition to the stated share capital account of the Company (it being understood that the contribution is not provided by way of loan).

Limit on the number of Joint Holders

2.5	In respect of a Share, the Company shall not be required to enter the names of more than four Joint Holders in the Register of Shareholders of the Company.

2.6	If two or more persons are registered as Joint Holders of a Share, then any one of those Joint Holders may give effectual receipts for moneys payable in respect of that Share.

Treasury Shares

2.7

From time to time, the Company may hold its own Shares as treasury shares and the Directors may sell, transfer or cancel any treasury shares in accordance with the Law. For the avoidance of doubt, the Company shall not be entitled to vote or receive any Dividends or Distributions in respect of any treasury shares held by it.

3.	Ordinary Shares

3.1	The holders of the Ordinary Shares shall be:

(a)	entitled to Dividends and Distributions in accordance with the relevant provisions of these Articles;

(b)	entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles; and

(c)

entitled to attend general meetings of the Company and shall be entitled (i) on a show of hands, to one vote and (ii) on a poll, to one vote for each Ordinary Share registered in the name of such holder in the Register of Shareholders, both in accordance with the relevant provisions of these Articles.

3.2

The Ordinary Shares shall be redeemable by agreement between the relevant Shareholder and the Company at the Market Price or at such other price as may be agreed between the relevant Shareholder and the Company.

3.3	All Ordinary Shares shall rank pari passu with each other in all respects.

4.	Register of Shareholders and share certificates

Issue	of share certificates

4.1

The Company shall maintain or cause to be maintained the Register of Shareholders in accordance with the Law and, where applicable, an index of Shareholders in accordance with the Law. The Company may delegate the maintenance of its Register of Shareholders and any index of Shareholders upon such terms as the Directors may think fit provided always that any such delegation is in accordance with the applicable provisions of the Law.

4.2

Subject to and to the extent permitted by the Law, the Company, or the Directors on behalf of the Company, may cause to be kept and maintained in any country, territory or place, a branch register of Shareholders resident in such country, territory or place, and the Company may, or the Directors on behalf of the Company may, make and vary such regulations as it or they may think fit regarding the keeping of any such branch register.

4.3	Upon being entered in the Register of Shareholders as the holder of a Share, a Shareholder shall, subject to Article 4.8, be entitled:

(a)

without payment, to one certificate for all the Shares of each class held by that Shareholder (and, upon transferring a part of the Shareholder’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)	upon payment of such reasonable sum as the Directors may determine for every certificate after the first, to several certificates each for one or more of that Shareholder’s Shares.

4.4

Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly Paid Up. A certificate may be executed under seal, under the common signature of the Company or executed in such other manner as the Directors determine.

4.5

The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one Joint Holder shall be a sufficient delivery to all of them.

4.6

All certificates for Shares shall be delivered personally, sent through the post addressed to the Shareholder entitled thereto at the Shareholder’s registered address as appearing in the Register of Shareholders or sent through electronic mail to the Shareholder entitled thereto at the Shareholder’s electronic address as appearing in the Register of Shareholders (if relevant) or otherwise notified to the Company. Every share certificate sent in accordance with these Articles will be sent at the risk of the Shareholder or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

Renewal of lost or damaged share certificates

4.7	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any, for issuing a replacement share certificate;

as the Directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

Uncertificated Shares and other securities

4.8

Subject to Article 4.9, at any time any Shares are listed on the Designated Stock Exchange, the Company shall not be required to (although may, in its absolute discretion choose to) provide a share certificate in accordance with Article 4.3 in respect of such Shares unless the rules and regulations of the Designated Stock Exchange provide otherwise. The Directors may, under and subject to the Rules, allow settlement of the Company’s Shares and other securities in any manner at their discretion and shall have power to implement such arrangements as they may think fit in order for any class of Shares or other securities to be admitted to settlement by means of an Uncertificated System. Where they do so, Articles 4.10 and 4.11 shall commence to have effect immediately prior to the time at which the Operator admits the class of Shares or other securities to settlement by means of the Uncertificated System.

4.9

Following a written request at any time from a Shareholder to the Company requesting a share certificate in respect of Shares held by that Shareholder, the Company shall, within 2 months of receipt by the Company of that written request, complete and have ready for delivery the certificate of such Shares in respect of which the request was made unless the conditions of allotment of the Shares otherwise provide.

4.10

In relation to any class of Shares or other securities which, for the time being, an Operator has admitted to settlement by means of an Uncertificated System, and for so long as such class of Shares or other securities remains so admitted, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with:

(a)	the holding of Shares of that class or other securities in uncertificated form;

(b)	the transfer of title to Shares of that class or other securities by means of that Uncertificated System, as applicable; or

(c)	the Rules.

4.11

Without prejudice to the generality of Article 4.10 and notwithstanding anything contained in these Articles where any class of Shares or other securities is, for the time being, admitted to settlement by means of an Uncertificated System:

(a)	such Shares or securities may be issued in uncertificated form in accordance with and subject as provided in the Rules;

(b)	unless the Directors otherwise determine, such Shares or securities held by the same holder or joint holder in certificated form and uncertificated form shall be treated as separate holdings;

(c)	such Shares or securities may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in accordance with and subject as provided in the Rules;

(d)

title to (i) such of the Shares as are recorded on the Register of Shareholders and (ii) such of the other securities are recorded in the relevant register of securities as being held in uncertificated form may be transferred only by means of an Uncertificated System and as provided in the Rules and accordingly (and in particular) no provision of these Articles shall apply in respect of such Shares or securities to the extent that those Articles require or contemplate the effecting of a transfer by an instrument in writing and the production of a certificate for the Shares or securities to be transferred;

(e)	the Company shall comply in all respects with the Rules; and

(f)	no provision of these Articles shall apply so as to require the Company to issue a certificate (or equivalent) to any person holding such Shares or other securities in uncertificated form.

5. Lien, calls on Shares, forfeiture and surrender

Lien

5.1

The Company shall have a first and paramount lien and charge on all Shares (not being Fully Paid) for all moneys, whether presently payable or not, called or payable at a fixed time in respect of those Shares and that whether the same shall have been incurred before or after notice to the Company of any equitable or other interest of any person (other than such holder) and whether the time for payment or discharge shall have arrived or not and notwithstanding that the same are joint debts or liabilities of such holder and any other person (whether a Shareholder or not). Such lien or charge shall extend to all Dividends and Distributions from time to time paid in respect of such Shares. Unless otherwise agreed, the registration of a transfer of Shares shall operate as a waiver of the Company’s lien and charge (if any) on such Shares.

5.2

For the purpose of enforcing such lien the Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable, nor until the expiration of 14 days after a notice in writing, stating and demanding payment of the sum presently payable, and giving notice of intention to sell in default, shall have been served on the holder for the time being of the Shares or the person entitled by reason of his death or bankruptcy to the Shares. For the purpose of giving effect to any such sale the Directors may authorise some person to transfer to the purchaser thereof the Shares so sold.

5.3

The net proceeds of such sale, after payment of the costs of such sale, shall be applied in or towards payment or satisfaction of the debt or liability in respect whereof the lien exists, so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the Shares at the time of the sale. The purchaser shall be registered as the holder of the Shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in relation to the sale.

Calls on Shares

5.4

The Directors may at any time make calls upon the Shareholders in respect of any moneys unpaid on their Shares (whether on account of the nominal value or by way of premium and not by the conditions of allotment made payable at fixed times) and each Shareholder shall pay to the Company at the time and place appointed the amount called. A call may be revoked or postponed.

5.5	Joint Holders shall be jointly and severally liable to pay calls.

5.6

If a sum called in respect of a Share is not paid before or on the day appointed the person from whom the sum is due shall pay interest from the day appointed to the time of actual payment at such rate as the Directors may determine.

(a)

Any sum which by the terms of issue of a Share becomes payable on allotment or at any fixed date shall for the purposes of these Articles be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable and, in the case of non-payment, all the relevant provisions of these Articles as to payment of interest and expenses forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

(b)

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the money uncalled and unpaid upon the Shares held by him beyond the sums actually called up thereon as payment in advance of calls, and such payment in advance of calls shall extinguish, so far as the same shall extend, the liability upon the Shares in respect of which it is advanced, and upon the money so received or so much thereof as from time to time exceeds the amount of the calls then made upon the Shares in respect of which it has been received, the Company may (until the same would, but for such advance, become presently payable) pay interest at such rate as the Shareholder paying such sum and the Directors agree upon PROVIDED THAT any amount Paid Up in advance of calls shall not entitle the holder of the Shares upon which such amount is paid to participate in respect thereof in any Dividend or Distribution until the same would but for such advance become presently payable.

Forfeiture and surrender of shares

5.7

If a Shareholder fails to pay any call or instalment on the day appointed the Directors may, at any time during such period as any part remains unpaid, serve notice requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued and any expenses which may have been incurred by the Company by reason of non-payment.

5.8

The notice shall state a further date on or before which the payment required by the notice is to be made and the place where the payment is to be made and that, in the event of non-payment, the Shares in respect of which the call was made or instalment is payable will be liable to be forfeited. If the requirements of any such notice are not complied with any Share in respect of which the notice has been given may, at any time before payment has been made and subject to the Law, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all Dividends or other Distributions to be paid in respect of the forfeited Share and not actually paid before the forfeiture.

5.9

Notice of forfeiture shall forthwith be given to the former holder and an entry of such notice and forfeiture shall forthwith be made and dated in the Register of Shareholders opposite the entry of the relevant Share; but no forfeiture shall be in any manner invalidated by any omission or neglect to give notice or to make an entry, in the Register of Shareholders.

5.10

A forfeited Share shall be deemed to be the property of the Company and, subject to the provisions of the Law and these Articles may be sold, re-allotted or otherwise disposed of on such terms as the Directors shall think fit with or without all or any part of the amount previously paid on the Share being credited as paid and at any time before a sale or disposition the forfeiture may be cancelled.

5.11

A person whose Shares have been forfeited shall cease to be a Shareholder in respect of those Shares but shall remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the Shares together with interest from the date of forfeiture until payment at such rate as the Directors may determine. The Directors may enforce payment without any allowance for the value of the Shares at the time of forfeiture.

5.12

The forfeiture of a Share shall extinguish all interest in and all claims and demands against the Company in respect of the Share and all other rights and liabilities incidental to the Share as between the holder and the Company.

5.13	The Directors may accept from any Shareholder on such terms as shall be agreed a surrender of any Shares in respect of which there is a liability for calls.

5.14

Any surrendered Share may be disposed of in the same manner as a forfeited Share. 5.15 A declaration in writing by a Director or the Secretary that a share has been duly forfeited or surrendered on the date stated in the declaration shall be conclusive evidence of the facts therein as against all persons claiming to be entitled to the Shares.

5.16

The Company may receive the consideration given for any Share on any re-allotment sale or disposition and may execute a transfer of the Share in favour of the person to whom the same is sold or disposed of. The purchaser shall, subject to the provisions of the Law and these Articles, be registered as the holder and shall not be bound to see to the application of the purchase money nor shall his title be affected by any irregularity or invalidity in forfeiture, sale, re-allotment or disposal.

6.	Transfer of shares

Form of transfer

6.1

Subject to these Articles, any agreement between a Shareholder and the Company, and the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), (a) any Shareholder may transfer all or any of his uncertificated Shares by means of an Uncertificated System in such manner provided for in, and subject to, the Rules and accordingly no provision of these Articles shall apply in respect of an uncertificated Share to the extent that it requires or contemplates the effecting of a transfer by an instrument in writing or the production of a certificate for the Shares to be transferred; and (b) any Shareholder may transfer all or any of his certificated Shares by an instrument of transfer in the usual or common form or in any other form approved by the Directors acting reasonably and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

6.2

The instrument of transfer in respect of a certificated Share shall be executed by or on behalf of the transferor and, unless the Share is Fully Paid, by or on behalf of the transferee. Without prejudice to the last preceding Article, the Directors may also resolve, either generally or in any particular case, upon request by the transferor or transferee to accept transfers containing signatures in electronic form. The transferor shall be deemed to remain the holder of the Share until the name of the transferee in entered into the Register of Shareholders in respect thereof.

Power to refuse registration

6.3

The Directors may decline to recognise any instrument of transfer of any Share in certificated form or (to the extent permitted by the Rules) any transfer of any Share in uncertificated form which is not Fully Paid or on which the Company has a lien unless Article 2.5 applies or unless:

(a)	in the case of a certificated Share, the instrument of transfer is in respect of only one class of Share;

(b)

in the case of a certificated Share, the instrument of transfer is lodged at the Registered Office or such other place as the Register of Shareholders is kept in accordance with the Law accompanied by the relevant share certificate(s) (if any) or such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do);

(c)	in the case of a certificated Share, the instrument of transfer is duly and properly signed and endorsed or accompanied by the share certificates in respect of the relevant Shares or an indemnity; and

(d)	in the case of an uncertificated Share the transfer has been effected in accordance with the Rules.

Notice of refusal to register

6.4

If the Directors refuse to register a transfer of a Share, they must send notice of their refusal to the existing Shareholder within two months after the date on which the transfer was lodged with the Company.

Fee, if any, payable for registration

6.5	If the Directors so decide, the Company may charge a reasonable fee for the registration of any instrument of transfer or other document relating to the title to a Share.

Company may retain instrument of transfer

6.6

The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

Transfer to branch register

6.7

The Directors in so far as permitted by any applicable law and rules of the Designated Stock Exchange may, in their absolute discretion, at any time and from time to time transfer any Share upon the Register of Shareholders to any branch register or any Share on any branch register to the Register of Shareholders or any other branch register. In the event of any such transfer, the Shareholder requesting such transfer shall bear the cost of effecting such transfer unless the Directors otherwise determine.

Holding of Shares through Direct Registration System

6.8

At any time any of the Shares are listed on the Designated Stock Exchange, a transfer of such Shares shall not require an instrument of transfer to be delivered to the Company where the following conditions are met in respect of such transfer:

(a)	the transfer is made:

(i)

to or from any person as may for the time being be authorised to operate any Uncertificated System by means of which title to units of a security (including shares) can be evidenced and transferred without a written certificate or instrument, or

(ii)	by means of an Uncertificated System; and

(b)	the transfer is in accordance with the relevant laws applicable to, and relevant rules and regulations of, the Designated Stock Exchange.

7.	Redemption and Purchase of Shares, Treasury Shares

7.1	Subject to the provisions, if any, in these Articles, the Memorandum, applicable law, including the Law, and the rules of the Designated Stock Exchange, the Company may:

(a)

issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may, before the issue of such Shares, determine; and

(b)

purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Shareholder in accordance with the Law, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by the Commission, the Designated Stock Exchange and the Law.

7.2	The Company may make a payment in respect of the redemption or purchase of Shares in any manner authorised by the Law, including out of capital, profits or the proceeds of a fresh issue of Shares.

7.3

The Directors may, subject to the other provisions of these Articles and where permitted by the Law, prior to the purchase or redemption of any Share, determine that such Share shall be held as a Treasury Share rather than being cancelled.

7.4	The Directors may determine to cancel a Treasury Share or transfer or sell a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

Power to pay for redemption or purchase in cash or in specie

7.5	When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one way and partly in the other way).

Effect of redemption or purchase of a Share

7.6	Upon the date of redemption or purchase of a Share:

(a)	the Shareholder holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)	the applicable payment for the Share; and

(ii)	any Dividend or Distribution authorised in respect of the Share prior to the date of redemption or purchase;

(b)	the Shareholder’s name shall be removed from the Register of Shareholders with respect to the Share; and

(c)	the Share shall be cancelled or, where permitted by the other provisions of these Articles and the Law, become a Treasury Share.

For the purpose of this Article, the date of redemption or purchase is the date when the Register of Shareholders is updated to reflect the redemption or purchase.

8.	Variation of Rights Attaching to Shares

8.1

If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than three fourths of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than three fourths of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

8.2

For the purposes of a separate class meeting, to the extent permitted by the Law, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

8.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking in priority to or pari passu therewith.

9.	Commission on Sale of Shares

The Company may, in so far as the Law permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

10.	Non-Recognition of Trusts

Except as required by law:

(a)	no person shall be recognised by the Company as holding any Share on any trust; and

(b)	no person other than the Shareholder shall be recognised by the Company as having any right in a Share.

11.	Transmission of Shares

Persons entitled on death of a Shareholder

11.1

If a Shareholder dies, the survivor or survivors (where he was a Joint Holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Shareholder is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

Registration of transfer of a Share following death or bankruptcy

11.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy, liquidation or dissolution of a Shareholder (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline registration as they would have had in the case of a transfer of the Share by the relevant Shareholder before his death or bankruptcy, liquidation or dissolution, as the case may be.

Indemnity

11.3

The Directors may require a person registered as a Shareholder by reason of the death or bankruptcy of another Shareholder to indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

11.4

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Shareholder (or in any other case than by transfer) shall be entitled to the same Dividends, other Distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Shareholder in respect of a Share, be entitled in respect of it to exercise any right conferred by ownership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline registration as they would have had in the case of a transfer of the Share by the relevant Shareholder before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all Dividends, other Distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

12.	Alteration of capital

Increasing, consolidating, converting and dividing share capital

12.1	To the fullest extent permitted by the Law, the Company may by Ordinary Resolution do any of the following:

(a)	re-designate the whole, or any particular class or part of a class, of shares into shares of another class;

(b)	consolidate all or any of the Shares into fewer shares;

(c)	divide all or any of the Shares into more shares; or

(d)

convert all or any of its Shares the nominal amount of which is expressed in a particular currency into Shares of a nominal amount of a different currency, the conversion being effected at the rate of exchange (calculated to not less than three significant figures) current on the date of the resolution or on such other date as may be specified therein.

12.2

All new Shares created hereunder shall be subject to the same provisions with reference to the payment of liens, transfer, transmission, forfeiture and otherwise as the Shares in issue on the adoption of these Articles.

Sale of fractions of Shares

12.3

Whenever, as a result of a consolidation or division of Shares, any Shareholders would become entitled to fractions of a Share, the Directors may, in their absolute discretion, on behalf of those Shareholders, sell the Shares representing the fractions for (i) the Market Price on the date of such consolidation or division, in the case of any Shares listed on a Designated Stock Exchange, and (ii) the best price reasonably obtainable by the Company, in the case of any Shares not listed on a Designated Stock Exchange, and distribute the net proceeds of sale in due proportion among those Shareholders, and the Directors may authorise (and the relevant Shareholder hereby authorises) any person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

13.	Closing Register of Shareholders or Fixing Record Date

13.1

The Directors shall prepare, or cause to be prepared, at least ten (10) days before every general meeting, a complete list of the Shareholders entitled to vote at such meeting, arranged in alphabetical order, and showing the address of each Shareholder and the number of Shares registered in the name of each Shareholder. Such list shall be open to the examination of any Shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the principal executive office of the Company. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Shareholder who is present.

13.2

The Directors, in accordance with the Law, may fix in advance or arrears a date as the record date for any such determination of Shareholders entitled to notice of, attend or to vote at a meeting of the Shareholders or any adjournment thereof, or for the purpose of determining those Shareholders that are entitled to receive payment of any Dividend or other Distribution, or in order to make a determination of Shareholders for any other purpose.

13.3

If no record date is fixed for the determination of Shareholders entitled to receive notice of, attend or to vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a Dividend or other Distribution, the record date for such determination of Shareholders shall be, subject to the Law, at the close of business on the Business Day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

14.	General Meetings

Power to call meetings

14.1	The Directors may call a general meeting at any time.

14.2

If there are insufficient Directors to constitute a quorum for meetings of the Directors and the remaining Directors are unable to agree on the appointment of additional Directors, the Directors must call a general meeting for the purpose of appointing additional Directors.

14.3	The Directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

14.4

The requisition must be in writing and given by one or more Shareholders who together hold more than 10% of such of the capital of the Company as carries the rights to vote at such general meeting (excluding any capital held as treasury shares).

14.5	The requisition must also:

(a)	specify the general nature of the business to be dealt with at the meeting;

(b)	be signed by or on behalf of the requisitioners. The requisition may consist of several documents in like form signed by one or more of the requisitioners; and

(c)	be deposited at the Registered Office and/or the principal executive office of the Company in accordance with the notice provisions.

14.6

Should the Directors fail to call a general meeting within 21 days from the date of deposit of a requisition to be held within 28 days of the date of the notice convening the meeting, the requisitioners or any of them representing more than one half of the total voting rights of the members who requested the meeting, may call a general meeting to be held within three months from the date on which the Directors became subject to the requirement to call a meeting.

14.7

Without limitation to the foregoing, if there are insufficient Directors to constitute a quorum of a meeting of Directors and the remaining Directors are unable to agree on the appointment of additional Directors, any one or more Shareholders who together hold at least 10% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional Directors.

14.8	If the Shareholders call a meeting under the above Articles, the Company shall reimburse their reasonable expenses.

Annual general meetings

14.9

The Company shall hold annual general meetings unless the requirement is waived in accordance with the Law. The first annual general meeting shall be held within a period of 18 months of the Company’s incorporation and thereafter at least once in every calendar year. Not more than 15 months may elapse between one annual general meeting and the next.

Content of notice

14.10	Notice of a general meeting shall specify each of the following:

(a)	the place or, where the meeting is to be held entirely electronically or via telephone, the means and manner by which persons may attend, the date and the time of the meeting;

(b)	if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)	the general nature of the business to be transacted;

(d)	if a resolution is proposed as a Special Resolution, that fact and the text of that resolution;

(e)	if a resolution is proposed as a Waiver Resolution, that fact and the text of that resolution;

(f)	if a resolution is proposed as a Unanimous Resolution, that fact and the text of that resolution;

(g)	in the case of an annual general meeting, that the meeting is an annual general meeting; and

(h)	any additional information required by these Articles.

14.11	In each notice, there shall appear with reasonable prominence the following statements:

(a)

that a Shareholder who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote and speak at a meeting of the Shareholders instead of that Shareholder, provided that each proxy is appointed to exercise the rights attached to a different Share or Shares held by the Shareholder; and

(b)	that a proxy need not be a Shareholder.

Period of notice

14.12

A general meeting, including an annual general meeting, shall be called by at least 10 clear days’ notice (but not more than sixty (60) calendar days’ notice). A meeting, however, may be called on shorter notice if it is so agreed by all the Shareholders entitled to attend and vote at that meeting.

Persons entitled to receive notice

14.13	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Shareholders;

(b)	persons entitled to a Share in consequence of the death or bankruptcy of a Shareholder if the Company has been notified of their entitlement;

(c)	the Directors;

(d)	the Company’s auditor (if any); and

(e)	persons entitled to vote in respect of a Share in consequence of the incapacity of a Shareholder if the Company has been notified of their entitlement.

Publication of notice on a website

14.14	Subject to the Law, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)	the presence of the notice on the website;

(b)	the address of the website;

(c)	the place on the website where the notice may be accessed; (d) how it may be accessed; (e) that the document is a notice of a general meeting; and (f) the place, date and time of the general meeting.

All Shareholders shall be deemed to have agreed to accept communication from the Company by Electronic Means (including, for the avoidance of doubt, by means of a website) in accordance with Sections 523, 524 and 526 and Schedule 3 of the Law unless a Shareholder notifies the Company otherwise. Notice under this Article must be in writing and signed by the Shareholder and delivered to the Registered Office of the Company or such other place as the Directors decide.

14.15

If a Shareholder notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Shareholder in writing or by any other means permitted by these Articles but this will not affect when that Shareholder is deemed to have been given notice of the meeting.

Time a website notice is deemed to be given

14.16	A website notice is deemed to be given when the Shareholder is given notice of its publication or, if later, the date on which the notice first appears on the website after that notification is given.

Required duration of publication on a website

14.17

Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice

14.18	Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting or an instrument of proxy to any person entitled to notice; or

(b)	non-receipt of notice of the meeting or an instrument of proxy by any person entitled to notice.

14.19	In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)	in a different place on the website; or

(b)	for only part of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

Notice of other business

14.20

No business may be transacted at any general meeting, other than business that is (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Directors (or any duly authorised committee thereof) or pursuant to a requisition of a meeting by Shareholders in accordance with Article 14.3; (B) otherwise properly brought before an annual general meeting by or at the direction of the Directors (or any duly authorised committee thereof); or (C) otherwise properly brought before an annual general meeting by any Shareholder of the Company who (1) is a Shareholder of record on both (x) the date of the giving of the notice by such Shareholder provided for in this Article and (y) the record date for the determination of Shareholders entitled to vote at such annual general meeting, and (2) complies with the notice procedures set forth in this Article.

(a)

In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a Shareholder, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Company and comply with Articles 14.20(c) and 14.20(f).

(b)

In addition to the matters set out in Articles 14.10 and 14.11, the notice of a general meeting at which Directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the Directors intend to present for election.

(c)

For matters other than for the nomination for nomination and/or election of a Director to be made by a Shareholder, to be timely, such Shareholder’s notice shall be delivered to the Company at the principal executive offices of the Company not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting; provided, however, that if the Company’s annual general meeting occurs on a date more than thirty (30) days earlier or later than the Company’s prior year’s annual general meeting, then the Directors shall determine a date a reasonable period prior to the Company’s annual general meeting by which date the Shareholders notice must be delivered and publicise such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least fourteen (14) days prior to the date set by the Directors.

(d)	To be in proper written form, a Shareholder’s notice to the Company must set forth as to such matter such Shareholder proposes to bring before the annual general meeting:

(i)

a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;

(ii)	the name and address, as they appear on the Company’s Register of Shareholders, of the Shareholder proposing such business and any Shareholder Associated Person (as defined below);

(iii)

the class or series and number of Shares of the Company that are held of record or are beneficially owned by such Shareholder or any Shareholder Associated Person and any derivative positions held or beneficially held by the Shareholder or any Shareholder Associated Person;

(iv)

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Shareholder or any Shareholder Associated Person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such Shareholder or any Shareholder Associated Person with respect to any securities of the Company;

(v)

any material interest of the Shareholder or a Shareholder Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such Shareholders or between or among any proposing Shareholders and any other person or entity (including their names) in connection with the proposal of such business by such Shareholder; and

(vi)

a statement as to whether such Shareholder or any Shareholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting Shares required under applicable law and the rules of the Designated Stock Exchange to carry the proposal.

(vii)

For purposes of this Article 14.20(d), a Shareholder Associated Person of any Shareholder shall mean (x) any Affiliate of, or person acting in concert with, such Shareholder; (y) any beneficial owner of Shares of the Company owned of record or beneficially by such Shareholder and on whose behalf the proposal or nomination, as the case may be, is being made; or (z) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (x) and (y).

(e)

In addition to any other applicable requirements, for a nomination for election of a Director to be made by a Shareholder of the Company, such Shareholder must (i) be a Shareholder of record on both (x) the date of the giving of the notice by such Shareholder provided for in this Article and (y) the record date for the determination of Shareholders entitled to vote at such annual general meeting; (ii) on each such date beneficially own more than 15% of the issued Ordinary Shares (unless otherwise provided in the Exchange Act or the rules and regulations of the Commission); and (iii) have given timely notice thereof in proper written form to the Secretary of the Company. If a Shareholder is entitled to vote only for a specific class or category of Directors at a meeting of the Shareholders, such Shareholder’s right to nominate one or more persons for election as a Director at the meeting shall be limited to such class or category of Directors.

(f)

To be timely for purposes of Article 14.20(e), a Shareholder’s notice shall be delivered to or mailed and received at the principal registered offices of the Company not less than forty five (45) nor more than one hundred twenty (120) days prior to the meeting.

(g)	To be in proper written form for purposes of Article 14.20(f), a Shareholder’s notice to the Secretary must set forth:

(i)	as to each Nominating Shareholder:

(A)	the information that is requested in Article 14.20(d)(ii)- (d)(vi); and

(B)	any other information relating to such Shareholder that would be required to be disclosed pursuant to any applicable law and rules of the Commission or of the Designated Stock Exchange; and

(ii)	as to each person whom the Shareholder proposes to nominate for election as a Director:

(A)	all information that would be required by Article 14.20(d)(ii)-(d)(vi) if such nominee was a Nominating Shareholder, except such information shall also include the business address of the person;

(B)	the principal occupation or employment of the person;

(C)

all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to any applicable law and rules of the Commission or of the Designated Stock Exchange; and

(D)

a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any Nominating Shareholder and its Affiliates, on the one hand, and each proposed nominee and his respective Affiliates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Exchange Act if such Nominating Shareholder were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a Director if elected. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director of the Company in accordance with the rules of the Designated Stock Exchange.

(h)

Unless otherwise provided by (i) the terms of these Articles or (ii) any agreement among Shareholders or other agreement, in the case of this clause (ii), approved by the Directors; only persons who are nominated in accordance with the procedures set forth above, shall be eligible to serve as Directors. If the chair of a general meeting determines that a proposed nomination was not made in compliance with these Articles, he or she shall declare to the general meeting that nomination is defective and such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of these Articles, if the Nominating Shareholder (or a qualified representative of the Nominating Shareholder) does not appear at the general meeting to present the nomination, such nomination shall be disregarded.

14.21	Subject to the other provisions of these Articles, the Company may by Ordinary Resolution appoint any person to be a Director.

14.22	Subject to these Articles, a Director shall hold office until such time as he or she vacates office in accordance with Article 24.1.

14.23

in accordance with the procedures set forth in this Article and a person must not be appointed as a Director unless he has, in writing, consented to being a Director and declared that he is not ineligible to be a Director under the Law. If the chair of an annual general meeting determines that a nomination was not made in accordance with the foregoing procedures, the chair shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

15.	Proceedings at meetings of Shareholders

Quorum

15.1

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. At least two Shareholders (present in person or by proxy) entitled to vote holding in aggregate not less than a simple majority of all voting share capital of the Company in issue shall be a quorum.

Use of technology

15.2	A person may participate at a general meeting by conference telephone or other communications equipment as set forth in the notice of meeting.

Lack of quorum

15.3	If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)	if the meeting was requisitioned by Shareholders entitled to vote, it shall be cancelled; or

(b)	in any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the Directors.

Adjournment

15.4

When a meeting is adjourned to another time and place, unless these Articles otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Company may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder of record entitled to vote at the meeting.

15.5

A determination of the Shareholders of record entitled to notice of or to vote at a general meeting shall apply to any adjournment of such meeting unless the Directors fix a new record date for the adjourned meeting, but the Directors shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

Chair

15.6

The chair of the board of Directors shall preside as chair at every general meeting of the Company. If at any meeting the chair of the board of Directors is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, the Directors present shall elect one of their number as chair of the meeting or if all the Directors present decline to take the chair or if no Directors are present, the Shareholders present (in person or by proxy) shall choose one of their own number to be the chair of the meeting.

Right of a director or auditor’s representative to attend and speak

15.7

Even if a Director or a representative of the auditor (if any) is not a Shareholder, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Shareholders holding a particular class of Shares.

Method of voting

15.8	All resolutions put to the vote of the meeting shall be decided on a poll, unless otherwise determined by the Directors or the Shareholders in accordance with the Law.

Taking of a poll

15.9	A poll on any question shall be taken immediately.

15.10	A poll shall be taken in such manner as the chair directs. He may appoint scrutineers (who need not be Shareholders) and fix a place and time for declaring the result of the poll.

Chair does not have casting vote

15.11	In the case of an equality of votes, the chair of the meeting shall not be entitled to a second or casting vote.

Written Resolutions

15.12	Shareholders may pass a Written Resolution without holding a meeting if the following conditions are met:

(a)	all Shareholders entitled to vote must receive (including by way of electronic communication):

(i)	a copy of the resolution; and

(ii)	a statement informing the Shareholders:

(A)	how to signify agreement to the resolution; and

(B)	as to the date by which the resolution must be passed if it is not to lapse (or if no date is given the resolution shall lapse 28 days after the circulation date);

(b)

the specified majority of Shareholders entitled to vote (for which purpose, the specified majority shall mean the majority of Shareholders who would be required to pass the relevant resolution at a duly convened and held meeting of Shareholders at which all Shareholders were present and voting):

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Shareholders; and

(c)

the signed document or documents is or are delivered to the Company at the place and by the time nominated by the Company in the notice of the resolution including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of all Shareholders entitled to vote duly convened and held.

15.13

Each Shareholder shall have one vote for each Share he holds which confers the right to receive and vote on a written resolution, and unless the resolution in writing signed by the Shareholder is silent, in which case all Shares held are deemed to have been voted, the number of Shares specified in the resolution in writing shall be deemed to have been voted.

15.14	If a written resolution is described as a Special Resolution, an Ordinary Resolution, a Waiver Resolution or a Unanimous Resolution, it has effect accordingly.

16.	Voting rights of shareholders

Right to vote

16.1

Unless their Shares carry no right to vote, or unless an amount presently payable has not been paid, all Shareholders are entitled to vote at a general meeting and all Shareholders holding Shares of a particular class are entitled to vote at a meeting of the holders of that class of Shares (whether present in person or by proxy).

16.2	Shareholders may vote in person or by proxy.

16.3	A Shareholder who is entitled to vote shall have (i) on a show of hands, one vote or (ii) on a poll, one vote for each Share he holds, unless any Share carries special voting rights.

16.4	A fraction of a Share carrying the right to vote shall entitle its holder to an equivalent fraction of one vote.

16.5	No Shareholder is bound to vote all its Shares or any of them, nor is he bound to vote each of his Shares in the same way.

16.6	No Shareholder shall be entitled to vote at any general meeting unless all sums presently payable by such Shareholder in respect of Shares in the Company have been paid.

Rights of Joint Holders

16.7

If Shares are held jointly, only one of the Joint Holders may vote. If more than one of the Joint Holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the Register of Shareholders shall be accepted to the exclusion of the votes of the other Joint Holders.

Shareholder with mental disorder

16.8

A Shareholder in respect of whom an order has been made by any court having jurisdiction (whether in Guernsey or elsewhere) in matters concerning mental disorder may vote by that Shareholder’s receiver, curator bonis or other person authorised or appointed by that court.

16.9

For the purpose of the preceding Article, evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

16.10

An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chair whose decision shall be final and conclusive.

Form of proxy

16.11	An instrument appointing a proxy shall be in any common form or in any other form approved by the Directors. A Shareholder may appoint more than one proxy to attend on the same occasion.

16.12	The instrument must be in writing and signed in one of the following ways:

(a)	by the Shareholder;

(b)	by the Shareholder’s authorised attorney; or

(c)	if the Shareholder is a corporation or other body corporate, under seal or signed by a duly authorised signatory (including an authorised officer, secretary or attorney).

If the Directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

16.13	The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

16.14

A Shareholder may revoke the appointment of a proxy by notice to the Company duly signed in accordance with Article 16.12 prior to the time specified by the Company for the revocation of proxies for the meeting or adjourned meeting, but no earlier than 48 hours prior to the meeting; (for which purpose no account shall be taken of any part of a day that is not a working day); but such revocation will not affect the validity of any acts carried out by the proxy before the Directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

16.15

Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed, or a copy of the authority certified notarially or in any other way approved by the Directors, must be delivered so that it is received by the Company prior to the time specified by the Company for voting by proxy at the meeting. They must be delivered in either of the following ways:

(a)	in the case of an instrument in writing, it must be left at or sent by post:

(i)	to the Registered Office of the Company; or

(ii)	to such other place within Guernsey specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting; or

(b)

if, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting;

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

16.16	If the form of appointment of proxy is not delivered on time, it is invalid (subject to the discretion of the Directors to accept it).

Voting by proxy

16.17

A proxy shall have the same voting rights at a meeting or adjourned meeting as the Shareholder would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Shareholder may attend and vote at a meeting or adjourned meeting. If a Shareholder votes on any resolution, a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

17.	Corporations Acting by Representatives at Meeting

17.1	Save where otherwise provided, a corporate Shareholder must act by one or more duly authorised representatives.

17.2	A corporate Shareholder wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

17.3	The authorisation may be for any period of time, and must be delivered to the Company before the commencement of the meeting at which it is first used.

17.4	The Directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

17.5

Where a duly authorised representative is present at a meeting that Shareholder is deemed to be present in person, and the acts of the duly authorised representative are personal acts of that Shareholder.

17.6

A corporate Shareholder may revoke the appointment of a duly authorised representative at any time by notice to the Company, but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors of the Company had actual notice of the revocation.

18.	Clearing Houses

If a clearing house or depository (or its nominee) is a Shareholder it may, by resolution of its Directors, other governing body or authorised individual(s) or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Shareholders; provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual shareholder of the Company holding the number and class of Shares specified in such authorisation.

19.	Directors

19.1

The minimum number of Directors shall be two and the maximum number of Directors shall be fourteen, unless increased or decreased from time to time by the Directors or the Company in general meeting by Ordinary Resolution. So long as Shares are listed on the Designated Stock Exchange, the board of Directors shall include such number of “independent directors” as the relevant rules applicable to the listing of any Shares on the Designated Stock Exchange require.

20.	Appointment, disqualification and removal of directors

First directors

20.1	The first Directors shall be appointed on the incorporation of the Company.

No age limit

20.2	There is no age limit for Directors save that they must be aged at least 18 years.

No corporate directors

20.3	A Director must be a natural person.

Appointment of directors

20.4

The Directors shall, subject to applicable law and the listing rules of the Designated Stock Exchange, ensure that all individuals nominated in writing by Shareholders holding a majority of the issued Shares from time to time are nominated for election as Directors at the next annual general meeting or extraordinary general meeting called for that purpose and they shall be appointed if approved by way of Ordinary Resolution at such general meeting.

20.5

The Directors shall have the right to nominate an individual for election as a Director at the next annual general meeting or extraordinary general meeting called for that purpose and they shall be appointed if approved by way of Ordinary Resolution at such general meeting.

20.6

The Directors shall have power at any time and from time to time to appoint any person to be a Director, subject to these Articles, applicable law and the listing rules of the Designated Stock Exchange.

20.7	No appointment can cause the number of Directors to exceed the maximum, and any such appointment shall be invalid.

Removal of directors

20.8

A Director may be removed from office by the Shareholders by Ordinary Resolution at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). In addition, a Director may be removed from office by the board of Directors by resolution made by all of his co-Directors (not less than two in number). A Director may also be removed in accordance with Article 24.

Filling of vacancies

20.9

A vacancy on the board of Directors may be filled only by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, subject to these Articles, applicable law and the listing rules of the Designated Stock Exchange.

Resignation of directors

20.10

A Director may at any time resign the office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

20.11	Unless the notice specifies a different date, the Director shall be deemed to have resigned on the date on which the notice is delivered to the Company.

Corporate governance policies

20.12

The Directors may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters, as the Directors shall determine by resolution from time to time.

No shareholding qualification

20.13

A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a shareholder of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of Shares of the Company.

21.	Directors’ Fees and Expenses

21.1

The Directors may receive such remuneration as the Directors may from time to time determine. The Directors may be entitled to be repaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Directors or committees of the Directors or general meetings or separate meetings of any class of securities of the Company or otherwise in connection with the discharge of his duties as a Director.

21.2

Any Director who performs services which in the opinion of the Directors go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for, by or pursuant to any other Article.

22.	Powers and duties of directors

22.1

Subject to the provisions of the Law, the Memorandum, these Articles and any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay out of the assets of the Company all expenses incurred in setting up and registering the Company and may exercise all powers of the Company.

22.2

No prior act of the Directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles or any direction given by Special Resolution. However, to the extent allowed by the Law, Shareholders may, by Ordinary Resolution, in accordance with the Law validate any prior or future act of the Directors which would otherwise be in breach of their duties.

23.	Delegation of powers

Power to delegate any of the directors’ powers to a committee

23.1

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; provided that any committee so formed shall include amongst its members at least two Directors unless otherwise required by applicable law or the rules of the Designated Stock Exchange; provided further that no committee shall have the power or authority to (a) recommend to the Shareholders an amendment of these Articles (except that a committee may, to the extent authorised in the resolution or resolutions providing for the issuance of Shares adopted by the Directors as provided under the laws of Guernsey, fix the designations and any of the preferences or rights of such Shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such Shares for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares of the Company); (b) adopt an agreement of merger or consolidation or equivalent; (c) recommend to the Shareholders the sale, lease or exchange of all or substantially all of the Company’s property and assets; (d) recommend to the Shareholders a liquidation or striking-off of the Company; (e) recommend to the Shareholders an amendment of the Memorandum; or (f) authorise a Dividend or Distribution or authorise the issuance of Shares unless the resolution establishing such committee (or the rules and regulations of such committee approved by the board of Directors) permits the committee to so authorize. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the board of Directors.

23.2	Unless otherwise permitted by the Directors, a committee must follow the procedures prescribed for the taking of decisions by Directors.

Power to appoint an agent of the Company

23.3

The Directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The Directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

(b)	in any other manner they determine.

Power to appoint an attorney of the Company

23.4

The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

23.5

Any power of attorney or other appointment may contain such provision for the protection and convenience of persons dealing with the attorney or authorised signatory as the Directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

Management

23.6

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

23.7

The Directors from time to time and at any time may establish any advisory committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such advisory committees or local boards and may appoint any agents of the Company and may fix the remuneration of any of the aforesaid; provided that any committee, local board or agency so formed shall include amongst its members at least two Directors unless otherwise required by applicable law or the rules of the Designated Stock Exchange.

23.8

The Directors from time to time and at any time may delegate to any such advisory committee, local board or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local advisory committee or board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

23.9	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested to them.

23.10

The Directors shall elect, by the affirmative vote of a majority of the Directors then in office, a chair. The chair of the board of Directors shall be a Director of the Company. Subject to the provisions of these Articles and the direction of the Directors, the chair of the board of Directors shall perform all duties and have all powers which are commonly incident to the position of chair of a board or which are delegated to him or her by the Directors, preside at all general meetings and meetings of the Directors at which he or she is present and have such powers and perform such duties as the Directors may from time to time prescribe.

24.	Disqualification of Directors

24.1	Subject to these Articles, the office of Director shall ipso facto be vacated, if the Director:

(a)

becomes bankrupt or makes any arrangement or composition with his creditors or is adjudged insolvent or has his affairs declared en désastre or has a preliminary vesting order made against his Guernsey realty;

(b)	dies or is found to be or becomes, in the opinion of a registered medical practitioner by whom he is being treated, physically or mentally incapable of acting as a Director;

(c)	resigns his office by notice to the Company in accordance with Articles 20.10 and 20.11;

(d)	is prohibited by applicable law or the Designated Stock Exchange from being a Director;

(e)	without special leave of absence from the Directors, is absent from meetings of the Directors for six consecutive months and the Directors resolve that his office be vacated; or

(f)	is removed from office pursuant to these Articles or any other agreement between the Director and the Company or any of its subsidiaries.

24.2	If the office of Director is terminated or vacated for any reason, he shall thereupon cease to be a member of any committee of the board of Directors of the Company.

25.	Meetings of directors

Regulation of directors’ meetings

25.1

Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. Where permitted by the Law, the Directors may determine that any meeting of the Directors conducted in accordance with these Articles and the Law shall be deemed to be held in a place other than where the chair of the meeting is present.

Calling meetings

25.2

The chair of the board of Directors, a majority of the Directors or the Secretary on request of a Director may at any time summon a meeting of the Directors by twenty-four (24) hours’ notice to each Director in person, by telephone, facsimile, electronic email, or in such other manner as the Directors may from time to time determine, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Directors. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Directors. Notice of any Directors’ meeting shall also be sent to any board observer in the same manner and at the same time as it is sent to the Directors.

Use of technology

25.3

A Director or Directors may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

Quorum

25.4

The quorum for the transaction of business at a meeting of Directors (including any adjourned meeting) shall be a majority of Directors, but shall not be less than two. Every act or decision done or made by a majority of the Directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Directors, subject to the provisions of these Articles and other applicable law.

25.5

If a quorum is not present within 15 minutes from the time specified for a meeting of Directors, or if, during a meeting, a quorum ceases to be present, then the meeting shall be adjourned to the same day in the next week at the same time and place or such other day, time and place as the Director(s) calling such meeting may determine.

Voting

25.6	A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chair shall not have a casting vote.

25.7

The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

Validity

25.8

Anything done at a meeting of Directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a Director, or was otherwise not entitled to vote.

26.	Permissible directors’ interests and disclosure

26.1

Subject to these Articles and the Law, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature and extent of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a shareholder of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

26.2

Provided that a disclosure has been made in accordance with the Law, a Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement. Any Director who enters into a contract or arrangement or has a relationship that is reasonably likely to be implicated under this Article 26.2 or that would reasonably be likely to affect a Director’s status as an “Independent Director” under applicable law or the rules of the Designated Stock Exchange shall disclose the nature and extent of his or her interest in any such contract or arrangement in which he is interested or any such relationship.

26.3	To the maximum extent permitted by applicable law:

(a)	the Company renounces and waives:

(i)	any interest or expectancy in, or in being offered or presented with an opportunity to participate in; or

(ii)	any right to be informed of:

any business or corporate opportunity that may from time to time be of interest to or known to or be or have been presented to any Shareholder or any shareholder of the Shareholder Group (as applicable) and/or any of their respective Affiliates and/or any of their officers, directors, agents, stockholders, shareholders, partners and subsidiaries (other than the Chief Executive Officer of the Company, the Executive Chair of the Company (if any) and any other officer or executive officer of the Company) (each such opportunity, hereinafter, an Owner Opportunity) whether or not such Owner Opportunity may be a business or corporate opportunity the Company might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so;

(b)	the Company, the Executive Chair of the Company (if any) and any other officer or executive officer of the Company) (each of such persons, hereinafter, a Relevant Person) shall:

(i)

be required or be under any duty (whether fiduciary or otherwise) to present to or make known to the Company any Owner Opportunity or refrain from, whether directly or indirectly, pursuing, participating in the pursuit of, exploiting or acquiring, any Owner Opportunity; or

(ii)

be liable to the Company for any breach of any fiduciary or other duty, whether as a Director or otherwise, by reason of the fact that such Relevant Person, whether directly or indirectly, acting in good faith, pursues, participates in the pursuit of, exploits or acquires any Owner Opportunity, directs any Owner Opportunity to another person or fails to present any Owner Opportunity, or information regarding any Owner Opportunity, to the Company;

unless such Owner Opportunity is, or has been, expressly offered in writing to the Relevant Person solely in their capacity as Director.

26.4

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to reasonable expense reimbursement consistent with the Company’s policies in connection with such Director’s service in his official capacity; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

27.	Minutes

27.1	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

Written resolutions

27.2	The Directors may pass a resolution in writing without holding a meeting if all of the Directors:

(a)	sign a document; or

(b)	sign several documents in the like form each signed by one or more Directors.

27.3

Such written resolution shall be as effective as if it had been passed at a meeting of the Directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last Director signs.

28.	Alternate Directors

28.1

Any Director may by notice in writing under his hand served upon the Company, appoint any person (whether a Shareholder of the Company or not) as an alternate Director to attend and vote in his place at any meeting of the Directors at which he is not personally present or to undertake and perform such duties and functions and to exercise such rights as he could personally and such appointment may be made generally or specifically or for any period or for any particular meeting and with and subject to any particular restrictions.

28.2	Every such appointment shall be effective and the following provisions shall apply:-

28.3	Every alternate Director while he holds office as such shall be entitled:-

(a)	if his appointor so directs the Secretary, to notice of meetings of the Directors; and

(b)	to attend and to exercise (subject to any restrictions) all the rights and privileges of his appointor at all such meetings at which his appointor is not personally present.

28.4

Every alternate Director shall ipso facto vacate office if and when his appointment expires by effluxion of time or his appointor vacates office as a Director or removes the alternate Director from office as such by notice in writing under his hand served upon the Company.

28.5

No alternate Director shall be entitled as such to receive any remuneration from the Company but every alternate Director shall be entitled to be paid all reasonable expenses incurred in exercise of his duties.

28.6

A Director may act as alternate Director for another Director and shall be entitled to vote for such other Director as well as on his own account but no Director shall at any meeting be entitled to act as alternate Director for more than one other Director.

28.7	The remuneration of an alternate Director shall be payable out of the remuneration payable to the Director appointing him and the proportion of such remuneration shall be agreed between them.

28.8	Every instrument appointing an alternate Director shall be in such form as the Directors may determine.

28.9	The appointment of an alternate Director and any revocation of that appointment shall take effect when lodged at the Registered Office.

29.	Record Dates

29.1

Except to the extent of any conflicting rights attached to Shares, the Directors may fix any time and date as the record date for authorising or paying a Dividend or Distribution or making or issuing an allotment of Shares. The record date may be before or after the date on which a Dividend, Distribution, allotment or issue is authorised, paid or made. Dividends and Distributions

Payment of Dividends and Distributions by directors

29.2

Subject to the provisions of the Law, the Directors may pay Dividends and Distributions in such amounts and at such times as they may, in their absolute discretion determine, in accordance with the respective rights of the Shareholders. Any Dividend or Distribution shall not be a debt owed by the Company until such time as payment of the Dividend or Distribution is made.

29.3	In relation to Shares carrying differing rights to Dividends, Distributions or rights to Dividends or Distributions at a fixed rate, the following applies:

(a)

if the Company has different classes of Shares, the Directors may pay Dividends or Distributions on Shares which confer deferred or non-preferred rights with regard to Dividends or Distributions as well as on Shares which confer preferential rights with regard to Dividends or Distributions but no Dividend or Distribution shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential Dividend or Distribution is in arrears;

(b)

subject to the provisions of the Law, the Directors may also pay, at intervals settled by them, any Dividend or Distribution payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment; and

(c)

if the Directors act in good faith, they shall not incur any liability to the Shareholders holding Shares conferring preferred rights for any loss those Shareholders may suffer by the lawful payment of the Dividend or Distribution on any Shares having deferred or non-preferred rights.

Apportionment of Dividends or Distributions

29.4

Except as otherwise provided by the rights attached to Shares, all Dividends and Distributions shall be paid according to the number of Shares held by a Shareholder on the date on which the Dividend or Distribution is paid, or on any record date fixed in respect thereof. If a Share is issued on terms providing that it shall rank for Dividend or Distribution as from a particular date that Share shall rank for Dividend or Distribution accordingly.

Right of set off

29.5	The Directors may deduct from a Dividend, Distribution or any other amount payable to a person in respect of a Share any amount due by that person to the Company in relation to a Share.

Power to pay other than in cash

29.6

If the Directors so determine, any resolution of the Directors determining a Dividend or Distribution may direct that it shall be satisfied wholly or partly by the distribution of assets or the issue of Shares. If a difficulty arises in relation to the distribution, the Directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)	issue fractional Shares;

(b)	fix the value of assets for distribution and make cash payments to some Shareholders on the footing of the value so fixed in order to adjust the rights of Shareholders; and

(c)	vest some assets in trustees.

How payments may be made

29.7	A Dividend, Distribution or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Shareholder holding that Share or other person entitled to that Share nominates a bank account for that purpose, by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Shareholder holding that Share or other person entitled to that Share.

29.8

For the purpose of Article 29.7(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of Article 29.7(b), subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Shareholder holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

29.9	If two or more persons are registered as Joint Holders, a Dividend, Distribution (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the Joint Holder of the Share who is named first on the Register of Shareholders or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

29.10	Any Joint Holder of a Share may give a valid receipt for a Dividend, Distribution (or other amount) payable in respect of that Share.

Dividends or other monies not to bear interest in absence of special rights

29.11	Unless provided for by the rights attached to a Share, no Dividend, Distribution or other monies payable by the Company in respect of a Share shall bear interest.

Unclaimed Dividends

29.12

All Dividends or Distributions unclaimed for one (1) year after having been authorised may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Subject to any applicable unclaimed property or other laws, any Dividend or Distribution unclaimed after a period of ten (10) years from the date of authorisation shall be forfeited and shall revert to the Company. The payment by the Directors of any unclaimed Dividend or Distribution or other sums payable on or in respect of a Share into a separate account shall not constitute the Company a trustee in respect thereof.

30.	Accounts and audits

Accounting and other records

30.1	The Directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Law.

No automatic right of inspection

30.2

Except as provided in Article 13.1 and the Law, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by applicable law or authorised by the Directors.

Sending of accounts and reports

30.3

The Company’s accounts and associated Directors’ report and auditor’s report (if any) that are required or permitted to be sent to any person pursuant to any applicable law shall be treated as properly sent to that person if:

(a)	they are sent to that person in accordance with the notice provisions in Article 36; or

(b)	they are published on a website providing that person is given separate notice of:

(i)	the fact that the documents have been published on the website;

(ii)	the address of the website;

(iii)	the place on the website where the documents may be accessed; and

(iv)	how they may be accessed.

30.4

If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under Article 30.5.

Time of receipt if documents are published on a website

30.5

Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least 10 clear days before the date of the meeting at which they are to be laid if:

(a)	the documents are published on the website throughout a period beginning at least 10 clear days before the date of the meeting and ending with the conclusion of the meeting; and

(b)	the person is given at least 10 clear days’ notice of the meeting.

Validity despite accidental error in publication on website

30.6

If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because by accident:

(a)	those documents are published in a different place on the website to the place notified; or

(b)	they are published for only part of the period from the date of notification until the conclusion of that meeting.

When accounts are to be audited

30.7	The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors in accordance with the Law.

31.	Audit

31.1

The Directors or, if authorised to do so, the audit committee of the Directors, may, in accordance with the provisions of the Law, appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration. In circumstances other than those provided for in the Law, any auditor of the Company shall be appointed by the members by ordinary resolution.

31.2

Every auditor of the Company shall have a right of access at all times to the books and accounts of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

32.	Seal

Company seal

32.1	The Company may have a seal if the Directors so determine.

Official seal

32.2	Subject to the provisions of the Law, the Company may also have:

(a)

an official seal or seals for use in any place or places outside Guernsey. Each such official seal shall be a facsimile of the original seal of the Company but shall have added on its face the name of the country, territory or place where it is to be used or the words “branch seal”; and

(b)

an official seal for use only in connection with the sealing of securities issued by the Company and such official seal shall be a copy of the common seal of the Company but shall in addition bear the word “securities”.

When and how seal is to be used

32.3	A seal may only be used by the authority of the Directors. Unless the Directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a Director and the Secretary; or

(b)	by a single Director.

If no seal is adopted or used

32.4	If the Directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)	by a Director and the Secretary; or

(b)	by a single Director; or

(c)	by any other person authorised by the Directors; or

(d)	in any other manner permitted by the Law.

Power to allow non-manual signatures and facsimile printing of seal

32.5	The Directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction; and/or

(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

32.6

If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the Director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

33.	Officers

33.1

Subject to these Articles, the Directors may from time to time appoint any person, being a Director of the Company, to hold the office of the chair of the board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, one or more Vice Presidents or such other Officers as the Directors may think necessary for the administration of the Company, for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.

33.2	The appointee must consent in writing to holding that office.

33.3

Any appointment of a Director to an executive office shall terminate if he ceases to be a Director but without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director.

33.4	Where a chair is appointed he shall, unless unable to do so, preside at every meeting of Directors.

33.5

If there is no chair, or if the chair is unable to preside at a meeting, that meeting may select its own chair or the Directors may nominate one of their number to act in place of the chair should he ever not be available.

33.6

Subject to the provisions of the Law and Article 33.7, the Directors may also appoint any person, who need not be a Director, as Secretary, for such period and on such terms, including as to remuneration, as they think fit.

33.7	The Secretary must consent in writing to holding that office.

33.8	A Director, Secretary or other Officer of the Company may not hold office, or perform the services, of auditor.

34.	Register of Directors and Officers

The Company shall cause to be kept in one or more books at its office a Register of Directors in which there shall be entered the full names and addresses of the Directors and such other particulars as required by the Law.

35.	Capitalisation of profits

Capitalisation of profits or of any stated capital account or capital redemption reserve

Subject to the Law and these Articles, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including any stated capital account or any capital redemption reserve) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend or Distribution and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully Paid Up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions. The Directors may authorise any person to enter on behalf of all of the Shareholders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

36.	Notices

Form of notices

36.1

Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Shareholder either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Shareholder at his address as appearing in the Register of Shareholders or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to a Relevant Electronic Address supplied by the Shareholder to the Company or by placing it on the Company’s Website, provided that, the requirements of these Articles in respect of the same have been complied with. In the case of Joint Holders of a Share, all notices shall be given to that one of the Joint Holders whose name stands first in the Register of Shareholders in respect of the joint holding, and notice so given shall be sufficient notice to all the Joint Holders.

36.2

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

Signatures

36.3	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

36.4	Any document may be signed by an Electronic Signature.

Evidence of transmission

36.5

A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

36.6

A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Delivery of notices

36.7

Any notice or other document, if served by (a) post, shall be deemed to have been served when the letter containing the same is posted, or (b) facsimile, shall be deemed to have been served upon confirmation of successful transmission, or (c) recognised courier service, shall be deemed to have been served when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier, or (d) electronic means as provided herein shall be deemed to have been served and delivered on the day on which it is successfully transmitted or at such later time as may be prescribed by any applicable laws or regulations.

Giving notice to a deceased or bankrupt Shareholder

36.8

Any notice or document delivered or sent to any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or Joint Holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Shareholders as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the Share.

Saving provisions

36.9

A Shareholder present, either in person or by proxy, at any general meeting or at any meeting of the Shareholders holding any class of Shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

36.10

Every person who becomes entitled to a Share shall be bound by any notice in respect of that Share which, before his name is entered in the Register of Shareholders, has been duly given to a person from which he derives his title.

36.11	None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of Directors and written resolutions of Shareholders.

37.	Authentication of Electronic Records

Application of Articles

37.1

Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Shareholder, or by the Secretary, or by a Director or other Officer of the Company, shall be deemed to be authentic if either Article 37.2 or Article 37.4 applies.

Authentication of documents sent by Shareholders by Electronic means

37.2

An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Shareholders shall be deemed to be authentic if the following conditions are satisfied:

(a)

the Shareholder or each Shareholder, as the case may be, signed the original document, and for this purpose original document includes several documents in like form signed by one or more of those Shareholders;

(b)

the Electronic Record of the original document was sent by Electronic means by, or at the direction of, that Shareholder to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 37.7 does not apply.

37.3

For example, where a sole Shareholder signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Shareholder unless Article 37.7 applies.

Authentication of document sent by the Secretary or Officers by Electronic means

37.4

An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)

the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose original document includes several documents in like form signed by the Secretary or one or more of those Officers;

(b)

the Electronic Record of the original document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 37.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

37.5

For example, where a sole Director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that Director unless Article 37.7 applies.

Manner of signing

37.6	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

37.7	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document;

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)	otherwise doubts the authenticity of the Electronic Record of the document;

and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

38. Information

38.1

No Shareholder, as such, shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or other confidential or proprietary information related to the conduct of the business of the Company and which in the opinion of the Directors would not be in the interests of the shareholders of the Company to communicate to the public.

38.2

The Directors shall be entitled (but not required, except as provided by law) to release or disclose any information in their possession, custody or control regarding the Company or its affairs to any of its Shareholders including, without limitation, information contained in the Register of Shareholders and transfer books of the Company.

39.	Indemnity

Indemnity

39.1

To the fullest extent permitted by law, the Company shall indemnify every Director and Officer of the Company or any predecessor to the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer of the Company or any predecessor to the Company, and the successors and assigns of each of the foregoing, and may indemnify any person (other than current and former Directors and Officers) (any such Director or Officer, an Indemnified Person), out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with the Company other than such liability (if any) that they may incur to the Company in connection with their own negligence, default, breach of duty or breach of trust . No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability is in connection with the negligence, default, breach of duty or breach of trust of such Indemnified Person. No person shall be found to have committed negligence, default, breach of duty or breach of trust under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect. Each Shareholder agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person, or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any negligence, default, breach of duty or breach of trust which may attach to such Indemnified Person.

39.2

In the event that an Indemnified Person may, in connection with such Indemnified Person’s appointment as an officer of and/or employment with another person (a Secondary Indemnitor), be entitled to be indemnified out of the assets of or rely on insurance taken out by such Secondary Indemnitor (a Secondary Indemnity), the Company’s obligation, if any, to indemnify such Indemnified Person or to claim under any insurance purchased and maintained by the Company under Article 39 as a result of this Article 39 shall be treated as the primary recourse of the Indemnified Person in respect of any liabilities set out in this Article 39 and shall not be reduced as a consequence of the existence of such Secondary Indemnity.

39.3

The Company shall, to the extent permitted by law, advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

39.4

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other Officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

39.5

Subject to the Law, neither any amendment nor repeal of the Articles set forth under this heading of Indemnity (the Indemnification Articles), nor the adoption of any provision of these Articles or Memorandum of Incorporation inconsistent with the Indemnification Articles, shall eliminate or reduce the effect of the Indemnification Articles, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for these Indemnification Articles, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. The Indemnification Articles are not exclusive and contracts may be entered into between the Company and the Indemnified Persons with respect to their indemnification.

40.	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall begin on January 1 in each year (or, in the case of the Company’s first financial year, its date of incorporation) and shall end on December 31 in such year.

41.	Winding up

Distribution of assets in specie

41.1

If the Company is wound up, the liquidator shall, subject to these Articles and any other sanction required by the Law, first apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up, following the payment of all creditors, any surplus assets shall be distributed to the Shareholders in proportion to the number of Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due of all monies payable to the Company.

41.2

If the Company is wound up, the liquidator, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Law, divide amongst the Shareholders in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any asset upon which there is a liability.

42.	Company Name

Where permitted by the Law, the Directors may authorise the change of name of the Company, provided that the new name of the Company complies with the requirements of the Law and any rules of the Designated Stock Exchange (where applicable), and may take all such actions and make such filings as may be necessary to effect any change of name.

ANNEX D

AGREED FORM

SUPER GROUP (SGHC) LIMITED

2021 EQUITY INCENTIVE PLAN

WITH

NON-EMPLOYEE SUB-PLAN

ADOPTED BY THE BOARD OF DIRECTORS [●] 2021

APPROVED BY THE COMPANY’S SHAREHOLDERS: [●] 2021

APPROVED BY THE SPORTS ENTERTAINMENT ACQUISITION CORP. SHAREHOLDERS: [●] 2021

EFFECTIVE DATE: [●] 2021

1.	PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Section 12.

2.	ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

3.	ADMINISTRATION AND DELEGATION.

(a) Administration. The Plan is administered by the Administrator. The Administrator has authority to (i) determine which Service Providers receive Awards, (ii) grant Awards, and (iii) set Award terms and conditions, in each case subject to the conditions and limitations in the Plan and all Applicable Laws. The Administrator also has the authority to take all actions and make all determinations under the Plan, to approve the forms of Award Agreements for use under the Plan, to interpret the Plan and the terms of Awards and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

(b) Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

4.	SHARES AVAILABLE FOR AWARDS.

(a) Number of Shares. Subject to adjustment under Section 8 and the terms of this Section 4, Awards may be made under the Plan (taking account of Awards granted under the Non-Employee Sub-Plan) in an aggregate amount up to [●] Shares (the “Share Reserve”). In addition, the Share Reserve will automatically increase on January 1st of each year commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 3% of the total number of Shares outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser (but not a greater) number of Shares than would otherwise occur pursuant to the preceding sentence.

(b) Limit Applies to Shares Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of Shares that may be issued pursuant to Awards that were granted under this Plan and does not limit the granting of Awards, except that the Company will keep available at all times the number of Shares reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of Shares available for issuance under the Plan, as further described under Section 4(e).

(c) Share Recycling. If all or any part of an Award or Awards granted under the Plan (including the Non-Employee Sub-Plan) expires, lapses or is terminated, exchanged for cash, surrendered, repurchased or cancelled without having been fully exercised, or is withheld to satisfy a tax withholding obligation in connection with an Award or to satisfy a purchase or exercise price of an Award, the unused Shares covered by the Award or Awards granted under the Plan (including the Non- Employee Sub-Plan) will, as applicable, become or again be available for Awards granted under the Plan (including the Non-Employee Sub-Plan).

(d) ISO Limitations. Subject to adjustment under Section 8 and to the overall Share Reserve, no more than [●] Shares may be issued pursuant to the exercise of ISOs.

(e) Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other equity or equity-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Subject to Applicable Laws, Substitute Awards will not count against the Share Reserve (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan not adopted in contemplation of such acquisition or combination, then, subject to Applicable Laws, shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of ordinary shares or common stock (as applicable) of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(f) Date of Grant. Unless otherwise determined by the Administrator, the date of grant of an Award shall be the date of the Administrator’s approval of that Award.

(g) Deed Poll. The Administrator may grant Awards by entering into a deed poll and, as soon as practicable after the Company has executed the deed poll, the Administrator shall enter into an Award Agreement.

(h) Type of Shares. The shares issuable under the Plan will be new Shares.

5.	OPTIONS AND SHARE APPRECIATION RIGHTS.

(a) General. The Administrator may grant Options or Share Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to ISOs. The Administrator will determine the number of Shares covered by each Option and Share Appreciation Right, the exercise price of each Option and Share Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Share Appreciation Right. Each Option will be designated in writing as an ISO or Non-Qualified Option at the time of grant; provided, however, that if an Option is not so designated, then such Option will be a Non-Qualified Option, and the Shares purchased upon exercise of each type of Option will be separately accounted for. A Share Appreciation Right will entitle the Participant (or other person entitled to exercise the Share Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Share Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Share Appreciation Right by the number of Shares with respect to which the Share Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement. A Participant will have no rights of a shareholder with respect to Shares subject to any Option or Share Appreciation Right unless and until any Shares are issued in settlement of the Option or Share Appreciation Right.

(b) Exercise Price. The Administrator will establish each Option’s and Share Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Subject to Section 10(g), the exercise price will be determined by the Administrator in accordance with sections 298 and 299 of the Companies (Guernsey) Law, 2008 and, in respect of Participants who are subject to tax in the United States, shall also not be less than less than 100% of the Fair Market Value on the grant date of the Option or Share Appreciation Right. Notwithstanding the foregoing, an Option or Share Appreciation Right may be granted with an exercise price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or share appreciation right pursuant to Section 4(e) and, in respect of Participants who are subject to tax in the United States, in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Duration. Each Option or Share Appreciation Right will vest and be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Share Appreciation Right will not exceed ten years, subject to Section 10(g). Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Share Appreciation Right (other than an ISO) (i) the exercise of the Option or Share Appreciation Right is prohibited by Applicable Laws, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading, window period and/or dealing policy (including blackout periods), the term of the Option or Share Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black- out period, as determined by the Company; provided, however, in no event shall the extension last beyond the original term of the applicable Option or Share Appreciation Right. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Share Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Share Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the end of the term of an Option or Share Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Share Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Share Appreciation Right issued to the Participant will terminate immediately upon the effective date of such Termination of Service); provided, however, in no event shall the suspension cause the original term of the applicable Option or Share Appreciation Right to be extended.

(d) Exercise. Options and Share Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Share Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5(e) for the number of Shares for which the Award is exercised and (ii) as specified in Section 9(e) for any applicable taxes. Unless the Administrator otherwise determines, an Option or Share Appreciation Right may not be exercised for a fraction of a Share.

(e) Payment Upon Exercise. Subject to any Company insider trading, window period and/or dealing policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(i) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(ii) if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(iii) to the extent permitted by the Administrator at the time of exercise, transfer of Shares owned by the Participant free and clear of any liens, claims, encumbrances or security interests, which, when valued at their Fair Market Value on the exercise date, have a value sufficient to pay the exercise price, provided that (1) at the time of exercise the Shares are publicly traded, (2) any remaining balance of the exercise price not satisfied by such transfer is paid by the Participant in cash or other permitted form of payment, (3) such transfer would not violate any Applicable Laws or agreement restricting the redemption of the Shares, (4) if required by the Administrator, any certificated Shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such Shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) to the extent permitted by the Administrator at the time of exercise, except with respect to ISOs, surrendering the largest whole number of Shares then issuable upon the Option’s exercise which, when valued at their Fair Market Value on the exercise date, have a value sufficient to pay the exercise price, provided that (1) such Shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment;

(v) to the extent permitted by the Administrator at the time of exercise and permitted by Applicable Law, delivery of any other property that the Administrator determines is good and valuable consideration; or

(vi) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

(f) Non-Exempt U.S. Employees. No Option or Share Appreciation Right, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the U.S. Fair Labor Standards Act of 1938, as amended, will be first exercisable for any Shares until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the U.S. Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Event in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 5(f) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or Share Appreciation Right will be exempt from his or her regular rate of pay.

6.	RESTRICTED SHARES; RESTRICTED SHARE UNITS

(a) General. The Administrator may grant Restricted Shares, or the right to purchase Restricted Shares, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Share Units, which may be subject to vesting, issuance and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Share and Restricted Share Unit Award, subject to the conditions and limitations contained in the Plan.

(b) Duration. Each Restricted Share or Restricted Share Unit will vest at such times and as specified in the Award Agreement, provided that the vesting schedule of a Restricted Share or Restricted Share Unit will not exceed ten years. Notwithstanding the foregoing, if the Participant, prior to the vesting date of a Restricted Share or Restricted Share Unit, violates the non-competition, non- solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to receive Shares on the vesting of the Restricted Share or Restricted Share Unit issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the vesting date of a Restricted Share or Restricted Share Unit, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to receive Shares as a result of the vesting of the Restricted Share or Restricted Share Unit issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to receive Shares on the vesting of the Restricted Share or Restricted Share Unit issued to the Participant will terminate immediately upon the effective date of such Termination of Service).

(c) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any Restricted Shares or Shares subject to Restricted Share Units, as determined (and on such terms as may be determined) by the Administrator and specified in the Award Agreement.

(d) Restricted Shares.

(i) Form of Award. The Company may require that the Participant deposit in escrow with the Company (or its designee) any certificates issued in respect of Restricted Shares, together with a stock transfer form endorsed in blank. Unless otherwise determined by the Administrator, a Participant will have voting and other rights as a shareholder of the Company with respect to any Restricted Shares.

(ii) Consideration. Restricted Shares may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or a Subsidiary, or (C) any other form of consideration (including future services) as the Administrator may determine to be acceptable and which is permissible under Applicable Laws.

(e) Restricted Share Units.

(i) Settlement. The Administrator may provide that settlement of Restricted Share Units will occur upon or as soon as reasonably practicable after the Restricted Share Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election.

(ii) Shareholder Rights. A Participant will have no rights of a shareholder with respect to Shares subject to any Restricted Share Unit unless and until the Shares are delivered in settlement of the Restricted Share Unit.

(iii) Consideration. Unless otherwise determined by the Administrator at the time of grant, Restricted Share Units will be granted in consideration for the Participant’s services to the Company or a Subsidiary, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the Award, or the issuance of any Shares pursuant to the Award. If, at the time of grant, the Administrator determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or a Subsidiary) upon the issuance of any Shares in settlement of the Award, such consideration may be paid in any form of consideration as the Administrator may determine to be acceptable and which is permissible under Applicable Laws.

7.	OTHER SHARE BASED AWARDS

Other Share Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future (whether based on specified performance criteria, performance goals or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Share Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share Based Awards may be paid in Shares or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Share Based Award, including any purchase price, performance condition, performance goal, transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

8.	ADJUSTMENTS FOR CHANGES IN SHARES AND CERTAIN OTHER EVENTS

(a) Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Section 8, the Administrator will equitably adjust (i) class(es) and maximum number of Shares subject to the Plan, (ii) the class(es) and maximum number of Shares that may be issued pursuant to the exercise of ISOs under Section 4(d) above and (iii) each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8(a) will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

(b) Corporate Events. In the event of any reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company or a Change in Control (any “Corporate Event”), the Administrator, on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate:

(i) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero (as determined by the Administrator in its discretion), then the Award may be terminated without payment. In addition, such payments under this provision may, in the Administrator’s discretion, be delayed to the same extent that payment of consideration to the holders of Shares in connection with the Corporate Event is delayed as a result of escrows, earn outs, holdbacks or any other contingencies;

(ii) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award as of a date prior to the effective time of such Corporate Event as the Administrator determines (or, if the Administrator does not determine such a date, as of the date that is five (5) days prior to the effective date of the Corporate Event), with such Award terminating if not exercised (if applicable) at or prior to the effective time of the

Corporate Event; provided, however, that the Administrator may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Corporate Event, which exercise is contingent upon the effectiveness of such Corporate Event;

(iii) To provide that such Award be assumed by the successor or surviving entity, or a parent or Subsidiary thereof, or shall be substituted for by awards covering the equity securities of the successor or surviving entity, or a parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iv) To arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to the Award to the surviving entity or acquiring entity (or the surviving or acquiring corporation’s parent entity);

(v) To arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Award;

(vi) To replace such Award with other rights or property selected by the Administrator; and/or

(vii) To provide that the Award will terminate, with or without consideration, and cannot vest, be exercised or become payable after the applicable transaction or event.

The Administrator need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Administrator may take different actions with respect to the vested and unvested portions of an Award.

(c) Administrative Stand Still. In the event of any pending Corporate Event or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to thirty days before or after such Corporate Event or other similar transaction.

(d) General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, distribution, dividend payment, increase or decrease in the number of Shares of any class, issue, rights issue, offer or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8(a) above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any Corporate Event or (iii) sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Section 8.

9.	GENERAL PROVISIONS APPLICABLE TO AWARDS

(a) Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, will be exercisable only by the Participant. Notwithstanding the foregoing, the Administrator may, in its sole discretion, permit transfer of an Award pursuant to a domestic relations order or in such other manner that is not prohibited by applicable tax and securities laws upon the Participant’s request and provided that the Participant and the transferee enter into a share transfer and other agreements as required by the

Company. If an Option is an ISO, such Option may be deemed to be a Non-Qualified Option as a result of a transfer pursuant to this Section. References to a Participant, to the extent relevant in this context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

(b) Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Company or another third party selected by the Company. Each Award may contain terms and conditions in addition to (or a variation of or effecting a disapplication of) those set forth in the Plan. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Administrator’s request.

(c) Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

(d) Termination of Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status (including a change which would result in a Termination of Service under the Plan but not under the Non-Employee Sub-Plan or vice versa) affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

(e) Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes (which includes any social security contributions or the like including but not limited to, if applicable, all liability to primary (employee) national insurance contributions) required by law to be withheld or paid by the Company or by any Subsidiary that is the employing entity of the Participant or which Participant has agreed to pay in connection with such Participant’s Awards by the date of the event creating the tax liability. A Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue Shares subject to an Award, unless and until such obligations are satisfied. The Company may deduct an amount sufficient to satisfy such tax obligations based on the maximum statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs and Applicable Law) from any payment of any kind otherwise due to a Participant. To the extent permitted by the terms of an Award Agreement and subject to any Company insider trading, window period and/or dealing policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax and/or social security withholding, provided that such amount is paid to the Company at such time as may be required by the Administrator, (iv) withholding cash from an Award settled in cash, (v) withholding payment from any amounts otherwise payable to the Participant or (vi) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator.

(f) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or any Subsidiary’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Subsidiaries, each Participant agrees to indemnify and hold the Company and/or its Subsidiaries harmless from any failure by the Company and/or its Subsidiaries to withhold the proper amount.

(g) Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by cancelling and substituting another Award of the same or a different type, reducing the exercise price, changing the exercise or settlement date, converting an ISO to a Non-Qualified Option, taking any other action that is treated as a repricing under generally accepted accounting principles or by amending, waiving or relaxing any applicable performance criteria or goal(s). The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not Materially Impair the Participant’s rights under the Award, or (ii) the change is permitted under Section 8 or pursuant to Section 10(f).

(h) Conditions on Issuance of Shares. The Company will not be obligated to issue any Shares under the Plan or remove restrictions from Shares previously issued under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance of such Shares (including payment of any amount determined by the Administrator as being required to be paid in accordance with sections 298 and 299 of the Companies (Guernsey) Law, 2008) have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

(i) Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

10.	MISCELLANEOUS

(a) No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or a Subsidiary regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(b) No Rights as Shareholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a shareholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares on the register of members of the Company. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the register of members of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

(c) Effective Date and Term of Plan. The Plan will come into existence on the day it is adopted by the Board but no Awards may be granted under the Plan prior to the Effective Date. Unless earlier terminated by the Board, the Plan will remain in effect until the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date in accordance with the Plan. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the Company’s shareholders. If the Plan is not approved by the Company’s shareholders within 12 months of the date of Board approval of the Plan, all ISOs will be treated as Non-Qualified Options.

(d) Amendment and Termination of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, suspension or termination may Materially Impair any Award outstanding at the time of such amendment without the affected Participant’s written consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(e) Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are nationals of, or employed in, a jurisdiction outside the United Kingdom and the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such international jurisdictions with respect to tax, securities, currency, employee benefit or other matters, including as may be necessary or appropriate in the Administrator’s discretion to grant Awards under any tax-favourable regime that may be available in any jurisdiction (provided that Administrator approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(f) Section 409A. The following provisions only apply to Participants subject to tax in the United States:

(i) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10(f) or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(ii) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of service”, “termination of employment” or like terms means a “separation from service.”

(iii) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(g) 10% Shareholders. The Administrator may grant ISOs only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive ISOs under the Code. If an ISO is granted to a Greater Than 10% Shareholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All ISOs will be subject to and construed consistently with Section 422 of the Code. By accepting an ISO, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an ISO fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any ISO or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Option.

(h) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, the Group or any of its officers, Directors, Employees or Subsidiaries related to tax or social security liabilities arising from such Award or other Company or Group compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax and social security consequences of the Award and has either done so or knowingly and voluntarily declined to do so. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

(i) No Obligation to Notify or Minimize Taxes. Except as required by Applicable Laws the Company has no duty or obligation to any Participant to advise such Participant as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such Participant of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax or social security consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax or social security consequences to such holder in connection with an Award.

(j) Data Privacy.

(i) As a condition for receiving any Award, each Participant acknowledges that the Company and any Subsidiary may collect, use and transfer, in electronic or other form, personal data as described in the Privacy

Notice by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Participant hereby acknowledges that the Participant has received, read and understood the Privacy Notice of the Company.

(ii) For the purpose of operating the Plan in the Bailiwick of Guernsey, any Authorized Jurisdiction, the European Union, Switzerland and the United Kingdom, the Company will collect and process information relating to Participants in accordance with the Privacy Notice, a copy of which is provided to each Participant herewith.

(k) Severability. If any portion of the Plan or any Award Agreement or any action taken thereunder is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan or such Award Agreement, and the Plan and such Award Agreement will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

(l) Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

All Awards will be subject to Applicable Laws on insider trading and dealing and any specific insider trading, window period and/or dealing policy adopted by the Company.

(m) Governing Law and Jurisdiction. The Plan and all Awards, including any non- contractual obligations arising in connection therewith, will be governed by and interpreted in accordance with the laws of Guernsey, disregarding any jurisdiction’s choice-of-law principles requiring the application of a jurisdiction’s laws other than that of Guernsey and the courts of Guernsey shall have exclusive jurisdiction to hear any dispute.

(n) Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy that may be adopted from time to time to the extent such policy applies to the relevant Participant, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement, to the extent applicable and permissible under Applicable Laws. No recovery of compensation under such a claw-back policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(o) Other Group Company policies. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any relevant Company or Group Company policy to the extent such policy applies to the relevant Participant, including but not limited to any remuneration policy and/or share retention, ownership, or holding policy that may be adopted from time to time.

(p) Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

(q) Conformity to Applicable Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws and may be unilaterally cancelled by the Company (with the effect that all Participant’s rights thereunder lapse with immediate effect) if the Administrator determines in its reasonable discretion that such conformity is not possible or practicable.

(r) Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

(s) Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards: (a) any Shares to be sold through the broker-assisted sale will be sold (subject in all cases to the Administrator having regard to the orderly marketing and disposal of such Shares, and having the discretion to delay broker-assisted sales for such reasons) on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee, or the Company or any Subsidiary may withhold from any payment to be made to the Participant (including but not limited to that Participant’s salary), an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

(t) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Subsidiary is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Administrator may determine, to the extent permitted by Applicable Laws, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, subject to compliance with Applicable Laws, including, without limitation, Section 409A, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(u) Deferrals. To the extent permitted by Applicable Laws, the Administrator, in its sole discretion, may determine that the issuance of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants.

11.	VALID ISSUANCE.

If the Company is unable to obtain the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Shares upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Shares pursuant to the Award if such grant or issuance would be in violation of any Applicable Laws.

12.	DEFINITIONS.

As used in the Plan, the following words and phrases will have the following meanings:

(a) “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

(b) “Applicable Laws” means any applicable laws, statutes, constitutions, principles of common law, resolutions, ordinances, codes, edicts, decrees, rules, listing rules, regulations, judicial decisions, rulings or requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority), including without limitation: (a) the requirements relating to the administration of equity incentive plans under the Island of Guernsey, U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of any other country or jurisdiction where Awards are granted; and (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. federal, state, local or foreign, applicable in the Island of Guernsey, United States or any other relevant jurisdiction.

(c) “Authorized Jurisdiction” has the meaning set out in the Guernsey Data Protection Law;

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, or Other Share Based Awards.

(e) “Award Agreement” means a written agreement between the Company and a Participant evidencing an Award, which may be electronic. The Award Agreement generally consists of the grant notice and the agreement that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company (or its designee).

(g) “Cause” means (i) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s Disability); (B) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful directive of the Board or the Participant’s immediate supervisor; (C) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offence or crime involving fraud, dishonesty or moral turpitude (or equivalent in any jurisdiction); (D) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; (E) the Participant’s commission of (or attempted commission of) an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries; (F) the Participant’s unauthorized use or disclosure of the confidential information or trade secrets of the Company or any Subsidiary; or (G) the Participant’s material violation of any contract or agreement between the Participant and the Company (or Subsidiary) or of any statutory duty owed to the Company (or Subsidiary) or such Participant’s material failure to comply with the written policies or rules of the Company (or Subsidiary).

(h) “Change in Control” means and includes each of the following:

(i) a Sale; or

(ii) a Takeover.

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

(i) “Code” means the US Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(j) “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b- 3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(k) “Company” means Super Group (SGHC) Limited, a non-cellular company limited by shares registered in the Island of Guernsey with company number 69022, or any successor.

(l) “Control” has the meaning given in section 122 of the Income (Guernsey) Tax Law 1975 as amended, unless otherwise specified.

(m) “Corporate Event” has the meaning given to it in Section 8(b).

(n) “Designated Beneficiary” means: (i) a Participant’s personal representative appointed on Participant’s death; or (ii) if the Administrator permits from time to time in its discretion, the beneficiary or beneficiaries a Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated.

(o) “Director” means a Board member.

(p) “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended, and will be determined by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances.

(q) “Effective Date” means [●].

(r) “Employee” means any employee of the Company or its Subsidiaries.

(s) “Equity Restructuring” means any return of capital (including a share dividend (whether payable in the form of cash, shares, or any other form of consideration)), bonus issue of shares or other Company securities by way of capitalization of profits, distribution, share split, reverse share split, spin-off, rights offering, re-designation, redenomination, consolidation recapitalization through a large, nonrecurring cash dividend, or any similar equity restructuring transaction, that affects the number or class of Shares (or other Company securities) or the nominal value of Shares (or other Company securities) and causes a change in the per share value of the Shares underlying outstanding Awards. Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as an Equity Restructuring.

(t) “Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u) “Fair Market Value” means, as of any date, unless otherwise determined by the Administrator, the value of the Shares (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such Shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, as reported in a source the Administrator deems reliable.

(ii) If there is no closing sales price for the Shares on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Shares, or if otherwise determined by the Administrator, the Fair Market Value will be determined by the Administrator in good faith.

(v) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) the Island of Guernsey and including the Guernsey Financial Services Commission, U.S. federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(w) “Greater Than 10% Shareholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of equity securities of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

(x) “Group” means the Company and its Subsidiaries (references to “Group Company” shall be construed accordingly).

(y) “Guernsey Data Protection Law” means the Data Protection (Bailiwick of Guernsey) Law, 2017 as amended.

(z) “ISO” means an Option intended to be, and that qualifies as, an “incentive stock option” as defined in Section 422 of the Code.

(aa) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Administrator, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised; (ii) to maintain the qualified status of the Award as an ISO under Section 422 of the Code; (iii) to change the terms of an ISO in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an ISO under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(bb) “Non-Employee Sub-Plan” means the Non-Employee Sub-Plan to the Plan adopted by the Board.

(cc) “Non-Qualified Option” means an Option not intended or not qualifying as an ISO.

(dd) “Option” means an option to purchase Shares.

(ee) “Other Share Based Awards” means awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property, including the appreciation in value thereof (e.g., options or share rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant), that may be granted either alone or in addition to Awards provided for under Section 5 and Section 6.

(ff) “Participant” means a Service Provider who has been granted an Award.

(gg) “Plan” means this 2021 Equity Incentive Plan, as amended from time to time.

(hh) “Privacy Notice” means the notice provided by or on behalf of the Company as data controller to a Participant as a data subject for the purposes of providing the information to the Participant as set out in Schedule 3 of the Guernsey Data Protection Law and as required under the Guernsey Data Protection Law.

(ii) “Restricted Shares” means Shares awarded to a Participant under Section 6 subject to certain vesting conditions and other restrictions.

(jj) “Restricted Share Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share (or, if specified in the Award Agreement, other consideration determined by the Administrator to be of equal value as of such settlement date), subject to certain vesting conditions and other restrictions provided that nothing contained in the Plan or any Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or a Subsidiary or any other person.

(kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ll) “Sale” means the sale of all or substantially all of the assets of the Company (in one transaction or a series of related transactions).

(mm) “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

(nn) “Securities Act” means the US Securities Act of 1933, as amended.

(oo) “Service Provider” means an Employee, Director or Consultant, provided that Consultants and Directors who are not Employees are only considered “Service Providers” eligible to be granted Awards under the Non-Employee Sub-Plan.

(pp) “Share” means an ordinary redeemable share of no par value in the capital of the Company.

(qq) “Share Appreciation Right” means a share appreciation right granted under Section 5.

(rr) “Share Reserve” has the meaning given to it in Section 4(a).

(ss) “Subsidiary” has the meaning as set out in section 531 of the Companies (Guernsey) Law, 2008, as amended.

(tt) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(uu) “Takeover” means if any person (or a group of persons acting in concert) (the “Acquiring Person”):

(i) obtains Control of the Company as the result of making a general offer to:

(1) acquire all of the issued ordinary share capital of the Company, which is made on a condition that, if it is satisfied, the Acquiring Person will have Control of the Company; or

(2) acquire all of the shares in the Company which are of the same class as the Shares; or

(ii) obtains Control of the Company as a result of a compromise or arrangement sanctioned by a court under Section 110 of the Companies (Guernsey) Law, 2008, as amended, or sanctioned under any other similar law of another jurisdiction; or

(iii) becomes bound or entitled under Part XVIII of the Companies (Guernsey) Law, 2008, as amended (or similar law of another jurisdiction) to acquire shares of the same class as the Shares; or

(iv) obtains Control of the Company in any other way.

(vv) “Termination of Service” means the date the Participant ceases to be a Service Provider as defined in the Plan.

NON-EMPLOYEE SUB-PLAN

TO THE SUPER GROUP (SGHC) LIMITED 2021 EQUITY INCENTIVE PLAN

This sub-plan (the “Non-Employee Sub-Plan”) to the Super Group (SGHC) Limited 2021 Equity Incentive Plan (the “Plan”) governs the grant of Awards to Consultants (defined below) and Directors who are not Employees. The Non-Employee Sub-Plan incorporates all the provisions of the Plan except as modified in accordance with the provisions of this Non-Employee Sub-Plan.

Awards granted pursuant to the Non-Employee Sub-Plan are not granted pursuant to an “employees’ share scheme” for the purposes of Guernsey legislation.

For the purposes of the Non-Employee Sub-Plan, the provisions of the Plan shall operate subject to the following modifications:

1. Interpretation

In the Non-Employee Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

“Consultant” means any person, including any adviser, engaged by the Company or any Group Company to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company or any Group Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person. Notwithstanding the foregoing, a person is treated as a Consultant only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

“Service Provider” means a Consultant or Director who is not an Employee.

“Termination of Service” means, subject to Section 3 below, the date the Participant ceases to be a Service Provider as defined in this Non-Employee Sub-Plan.

2. Eligibility

Service Providers are eligible to be granted Awards under the Non-Employee Sub-Plan.

3. Service Provider status and Termination of Service

If the Administrator so determines, a Participant who ceases to be a Service Provider for the purposes of this Non-Employee Sub-Plan and who becomes a Service Provider as defined in the Plan immediately thereafter (provided that there is no interruption or termination of the Participant’s service with the Company or a Subsidiary) may be considered to remain continuously a Service Provider for the purposes of the Non-Employee Sub-Plan.

ANNEX E

AGREED FORM

SUPER GROUP (SGHC) LIMITED

2021 EMPLOYEE SHARE PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [DATE]

APPROVED BY THE COMPANY’S SHAREHOLDERS: [DATE]

APPROVED BY THE SPORTS ENTERTAINMENT ACQUISITION CORP. SHAREHOLDERS: [DATE]

1.	GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase Shares. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan.

(b) The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.	ADMINISTRATION.

(a) The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan and all applicable laws:

(i) To determine when and how Purchase Rights will be granted and the provisions of each Offering (which need not be identical), including whether an Offering is intended to qualify under the provisions of Section 423 of the Code.

(ii) To designate from time to time which Related Corporations will be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for the administration of the Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights.

(v) To amend the Plan at any time as provided in Section 12.

(vi) To suspend or terminate the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are nationals of, or employed in, a jurisdiction outside the United States.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of

AGREED FORM

the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references to the Board in this Plan and in any applicable Offering Document will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.	SHARES SUBJECT TO THE PLAN.

(a) Subject to Section 11(a) relating to Capitalization Adjustments, the aggregate number of Shares that may be issued under the Plan is [●] Shares (the “Share Reserve”). In addition, the Share Reserve will automatically increase on January 1st of each year following the year in which the Company’s shareholders initially approve the Plan and ending on (and including) January 1, 2031, in an amount equal to the lesser of 1% of the total number of Shares outstanding on December 31st of the preceding calendar year and [●] million Shares. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser (but not a greater) number of Shares than would otherwise occur pursuant to the preceding sentence.

(b) If any Purchase Right terminates without having been exercised in full, the Shares not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The shares issuable under the Plan will be new Shares.

4.	GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate and will, to the extent applicable, comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

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(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a Share on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a Share on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.	ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation. Except as provided in Section 5(b), an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two (2) years. In addition, subject to applicable law, the Board may provide that no Employee will be eligible to be granted Purchase Rights unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than twenty (20) hours per week and more than five (5) months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code (to the extent applicable) and applicable law.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns securities possessing five percent (5%) or more of the total combined voting power or value of all classes of securities of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the security ownership of any Employee, and securities which such Employee may purchase under all outstanding Purchase Rights and options will be treated as securities owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, to the extent applicable, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase securities of the Company or any Related Corporation to accrue at a rate which exceeds twenty-five thousand United States Dollars ($25,000) of Fair Market Value of such securities (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

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(e) Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

6.	PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of Shares purchasable either with a percentage or with a maximum amount (in United States Dollars), as designated by the Board, but in either case not exceeding fifteen percent (15%) of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one (1) or more Purchase Dates during an Offering on which Purchase Rights granted pursuant to that Offering will be exercised and Shares will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of Shares that may be purchased by any Participant pursuant to such Offering, (ii) a maximum number of Shares that may be purchased by any Participant on any Purchase Date pursuant to such Offering, (iii) a maximum aggregate number of Shares that may be purchased by all Participants pursuant to such Offering, and/or (iv) a maximum aggregate number of Shares that may be purchased by all Participants on any Purchase Date pursuant to such Offering. If the aggregate purchase of Shares issuable upon exercise of Purchase Rights granted under such Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the Shares available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of Shares acquired pursuant to Purchase Rights will be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the Fair Market Value of the Shares on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the Fair Market Value of the Shares on the applicable Purchase Date.

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. To the extent provided in the Offering, a Participant may begin such Contributions on or after the Offering Date. To the extent provided in the Offering, a Participant may thereafter decrease (including to zero) or increase his or her Contributions. To the extent specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash or check prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline

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before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute to such Participant all of his or her accumulated but unused Contributions without interest. A Participant’s withdrawal from an Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. The Company will distribute to such individual all of his or her accumulated but unused Contributions without interest.

(d) Purchase Rights will not be transferable by a Participant except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10. During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant.

(e) Unless otherwise specified in an Offering, the Company will have no obligation to pay interest on Contributions.

8.	EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of Shares, up to the maximum number of Shares permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued upon the exercise of Purchase Rights unless specifically provided for in the Offering.

(b) If any amount of accumulated Contributions remains in a Participant’s account after the purchase Shares and such remaining amount is less than the amount required to purchase one Share on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of Shares under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest. If the amount of Contributions remaining in a Participant’s account after the purchase of Shares is at least equal to the amount required to purchase one (1) whole Share on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest.

(c) No Purchase Rights may be exercised to any extent unless the Shares to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If, on a Purchase Date, the Shares are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the Shares are subject to such an effective registration statement and the Plan is in such compliance, except that the Purchase Date will not be delayed more than twelve (12) months and the Purchase Date will in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the Shares are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest.

9.	VALID ISSUANCE.

If the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Shares under the Plan, and at a commercially reasonable cost, the Company shall not be required to grant Purchase Rights and/or to issue and sell Shares upon exercise of such Purchase Rights.

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10.	DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any Shares and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are issued or delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will transfer any Shares and/or deliver any Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may issue such Shares and/or deliver such Contributions to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights; and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, (i) any surviving or acquiring entity (or its parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the shareholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring entity (or its parent company) does not assume or continue outstanding Purchase Rights or does not substitute similar rights for outstanding Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase Shares within ten (10) business days prior to the Corporate Transaction under such Purchase Rights, and such Purchase Rights will terminate immediately after such purchase.

12.	AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, shareholder approval will be required for any amendment of the Plan for which shareholder approval is required by applicable law or listing requirements.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated. In the event that the Plan is terminated, unless otherwise determined by the Board, any Purchase Rights then outstanding shall immediately terminate and the Company will distribute to Participants all of their accumulated but unused Contributions without interest.

(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment of the Plan will not be materially impaired by any such amendment except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans, to the extent applicable) including, without limitation, any such regulations or other guidance that may be issued or amended after the Adoption Date, or (iii) as necessary to obtain or maintain favorable tax,

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listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code, to the extent applicable.

Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than United States Dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code, to the extent applicable; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	EFFECTIVE DATE OF PLAN.

The Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a), materially amended) by the Board.

14.	MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of Shares pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, Shares subject to Purchase Rights unless and until the Participant’s Shares acquired upon exercise of Purchase Rights are recorded in the register of members of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

(d) The Plan and all Purchase Rights, including any non-contractual obligations arising in connection therewith, will be governed by and interpreted in accordance with the laws of Guernsey, disregarding any jurisdiction’s choice-of-law principles requiring the application of a jurisdiction’s laws other than that of Guernsey and the courts of Guernsey shall have exclusive jurisdiction to hear any dispute.

15.	DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “Adoption Date” means [date] which is the date the Plan was adopted by the Board.

(b) “Board” means the Board of Directors of the Company.

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(c) “Capitalization Adjustment” means a nonreciprocal transaction between the Company and its shareholders, such as a share dividend (whether payable in the form of cash, shares, or any other form of consideration), distribution, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the price of Shares (or other Company securities) and causes a change in the per share value of the Shares underlying outstanding Purchase Rights.

(d) “Code” means the US Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(e) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(f) “Company” means Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated in the Island of Guernsey with company number 69022, or any successor.

(g) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(h) “Control” has the meaning given in section 122 of the Income (Guernsey) Tax Law 1975 as amended, unless otherwise specified.

(i) “Corporate Transaction” means and includes each of the following:

(i) a Sale; or

(ii) a Takeover.

The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Corporate Transaction has occurred pursuant to the above definition, the date of the occurrence of such Corporate Transaction and any incidental matters relating thereto.

(j) “Director” means a member of the Board.

(k) “Effective Date” means the effective date of this Plan document, which is the date of the written resolution of the shareholders of the Company dated [●], provided that this Plan is approved by the Company’s shareholders pursuant to such written resolution.

(l) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(m) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

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(n) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(o) “Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(p) “Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(i) If the Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value of a Share will be, unless otherwise determined by the Board, the closing sales price for such a Share as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Shares on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Shares, the Fair Market Value will be determined by the Board in good faith.

(iv) If such Fair Market Value is in a currency other than United States Dollars, it shall be converted into United States Dollars using the exchange rate as reported in a source the Board deems reliable.

(q) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(r) “Offering Date” means a date selected by the Board for an Offering to commence.

(s) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(t) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(u) “Plan” means this Super Group (SGHC) Limited 2021 Employee Share Purchase Plan.

(v) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of Shares will be carried out in accordance with such Offering.

(w) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(x) “Purchase Right” means an option to purchase Shares granted pursuant to the Plan.

(y) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(z) “Sale” means the sale of all or substantially all of the assets of the Company (in one transaction or a series of related transactions).

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(aa) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(bb) “Share” means an ordinary redeemable share of no par value in the capital of the Company having the rights ascribed to it in the articles of incorporation of the Company.

(cc) “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

(dd) “Takeover” means if any person (or a group of persons acting in concert) (the “Acquiring Person”):

(i) obtains Control of the Company as the result of making a general offer to:

(1) acquire all of the issued Share capital of the Company, which is made on a condition that, if it is satisfied, the Acquiring Person will have Control of the Company; or

(2) acquire all of the shares in the Company which are of the same class as the Shares; or

(ii) obtains Control of the Company as a result of a compromise or arrangement sanctioned by a court under Section 110 of the Companies (Guernsey) Law, 2008, as amended, or sanctioned under any other similar law of another jurisdiction; or

(iii) becomes bound or entitled under Part XVIII of the Companies (Guernsey) Law, 2008, as amended (or similar law of another jurisdiction) to acquire shares of the same class as the Shares; or

(iv) obtains Control of the Company in any other way.

(ee) “Trading Day” means any day on which the exchange(s) or market(s) on which Shares are listed (including, but not limited to, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the NYSE, or any successors thereto) is open for trading.

ANNEX F

Pre-Closing Reorganization

Capitalized terms used but not defined herein shall have the meaning ascribed to them in that certain Business Combination Agreement (the “Agreement”) made and entered into as of April 23, 2021, by and among (i) Sports Entertainment Acquisition Corp., a Delaware corporation (“SEAC”), (ii) SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (the “Company”), (iii) Super Group (SGHC) limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“NewCo”), (iv) Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”), and (v) Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company.

The steps set forth in this Annex F are qualified in their entirety by reference to the Agreement.

Step 1:	At least five (5) Business Days prior to the Closing Date, NewCo and the Company will deliver to SEAC a Share for Share Exchange Agreement in substantially the from attached to the Agreement as Exhibit A (each, an “Exchange Agreement”) executed by each Pre-Closing Holder, pursuant to which, on the Closing Date but prior to the Closing (and conditioned upon the Closing), the Company will undergo a pre-closing reorganization which provides for, among other things, the exchange by the Pre-Closing Holders of all issued ordinary shares of the Company for newly issued NewCo Common Shares as set forth in more detail below.

Step 2:

At least five (5) Business Days prior to the Closing Date (or later if SEAC’s certificate pursuant to Section 2.3(a) of the Merger Agreement is not received at least seven (7) Business Days prior to the Closing Date, but in no event later than two (2) Business Days following receipt of SEAC’s certificate), NewCo and the Company will jointly prepare and deliver to SEAC:

(A)  the Company Certificate described in, and prepared in accordance with, Section 2.2(e) of the Agreement (the “Company Certificate”); and

(B)  an updated Illustrative Spreadsheet as of the Closing Date.

At the reasonable request of SEAC, NewCo and the Company will provide SEAC with reasonable detailed supporting documentation used in preparing the Illustrative Spreadsheet and any additional information in its possession reasonably requested by SEAC in connection with its review of the Company Certificate and the Illustrative Spreadsheet, and will provide SEAC with a reasonable opportunity to review and comment on such drafts and will consider such comments in good faith.

Step 3:

On the Closing Date, immediately prior to the Merger Effective Time, pursuant to the terms of the Exchange Agreement:

(A) each Pre-Closing Holder will transfer to NewCo all of the outstanding ordinary shares of the Company that are held by such Pre-Closing Holder (which in the aggregate will be all of the issued and outstanding equity interests of the Company), free and clear of all liens, and each Pre-Closing Holder will, in exchange therefor, subscribe and be issued, in accordance with the Exchange Ratio, the number of NewCo Common Shares set forth opposite such Pre-Closing Holder’s name in the Illustrative Spreadsheet (provided that no fractional NewCo Common Shares will be issued pursuant to such exchange of shares);

(B) each Pre-Closing Holder will cease to be the holder of such Company Common Shares and NewCo will be recorded as the registered holder of all of the Company Common Shares so exchanged and contributed in kind and will be the legal and beneficial owner thereof;

In lieu of the issuance of any such fractional share, NewCo will aggregate the total number of NewCo Common Shares issuable to each Pre-Closing Holder in accordance with the Pre-Closing Reorganization, and then round down to the nearest whole number of NewCo Common Shares for each such Person.

F-1

The Pre-Closing Reorganization will be approved and take place in accordance with the Company Articles of Incorporation, the NewCo Articles of Incorporation and the Guernsey Companies Law (including execution and delivery of the Exchange Agreement, share transfer forms and subscription agreements by the Pre-Closing

Certain Definitions

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York, Guernsey or the United Kingdom.

“Closing” means the closing of the transactions contemplated by the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Company Common Shares” means the ordinary shares of no par value of the Company.

“Exchange Ratio” means a fraction equal to (i) (a) the Aggregate Stock Consideration divided by (b) ten (10), divided by (ii) the aggregate number of Company Common Shares held by all Pre-Closing Holders immediately prior to the Pre-Closing Reorganization.

“Illustrative Spreadsheet” means the spreadsheet attached as Schedule A to the Merger Agreement which sets forth, among other things, the number of shares owned by each Pre-Closing Holder prior to the share exchange described in Step 3 and immediately following such share exchange.

“Merger Effective Time” means the time at which the Certificate of Merger becomes effective which will be immediately upon the filing of the Certificate of Merger or such other time as agreed to by SEAC and Merger Sub in writing and specified in such filed Certificate of Merger.

“NewCo Common Shares” means the ordinary shares of no par value of NewCo.

“Pre-Closing Holder” means (i) prior to the consummation of the Pre-Closing Reorganization, a holder of ordinary shares in the Company, and (ii) following the consummation of the Pre-Closing Reorganization and immediately prior to the Merger Effective Time (and for avoidance of doubt, prior to giving effect to the Merger), a holder of NewCo Common Shares issued as a result of the Pre-Closing Reorganization.

“Pre-Closing Reorganization” means the exchange of shares set forth in clauses (A) and (B) of Step 3 hereof.

F-2

PROSPECTUS FOR UP TO 541,250,000 ORDINARY SHARES

AND 22,500,000 ORDINARY SHARES UNDERLYING WARRANTS

OF

SUPER GROUP (SGHC) LIMITED

Until                 , 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Registrant is a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey. The Registrant’s Articles of Incorporation provide for certain indemnification rights for its (former) directors and other executive officers (each an “indemnified officer”), and the Registrant may enter into indemnification agreements with each of its indemnified officers providing for procedures for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at the Registrant’s request, service to other entities, as indemnified officers to the maximum extent permitted by Guernsey law or any other applicable laws.

Pursuant to its Articles of Incorporation, the Registrant shall, to the extent permitted by law, advance to each indemnified officer reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such indemnified officer for which indemnity will or could be sought provided that no such advance shall be made to an indemnified officer under the Registrant’s Articles of Incorporation if and to the extent that such fees, costs and expenses:

i.	relate to an act or omission that may be characterized as negligent, a default, a breach of duty or breach of trust by a (former) director in relation to NewCo;

ii.

relate to any liability of a (former) director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature;

iii.

relate to any liability incurred by a (former) director in defending criminal proceedings in which he is convicted, in defending civil proceedings brought by NewCo or an associated company in which judgment is given against him or in connection with an application for relief from the Guernsey Court in respect of proceedings for negligence, default, breach of duty or breach of trust in which the Guernsey Court refuses to grant him relief; or

iv.	are covered by an insurance policy and the insurer has paid out the fees, costs, expenses and/or financial loss.

The Registrant may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. The description of indemnity herein is merely a summary of the provisions in the NewCo Articles of Incorporation described above, and such description shall not limit or alter the mentioned provisions in the NewCo Articles of Incorporation or other indemnification agreements.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Business Combination Agreement, dated as of April 23, 2021, by and among Sports Entertainment Acquisition Corp., SGHC Limited, Super Group (SGHC) Limited, Super Group (SGHC) Merger Sub Inc., and Sports Entertainment Acquisition Holdings LLC (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).*+

3.1	Super Group (SGHC) Limited Memorandum of Incorporation.*

Exhibit No.	Description

3.2	Super Group (SGHC) Limited Articles of Incorporation.*

3.3	Form of Amended and Restated Super Group (SGHC) Limited Memorandum of Incorporation (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).*

3.4	Form of Amended and Restated Super Group (SGHC) Limited Articles of Incorporation (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).*

4.1	Specimen Warrant Certificate of Sports Entertainment Acquisition Corp. (incorporated by reference to Exhibit 4.4 of Sports Entertainment Acquisition Corp.’s Registration Statement on Form S-1 (File No. 333-248798) filed with the SEC on September 28, 2020).

4.2	Warrant Agreement between Continental Stock Transfer & Trust Company and Sports Entertainment Acquisition Corp. (incorporated by reference to Exhibit 4.1 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on October 7, 2020).

4.3	Form of Warrant Assumption Agreement among Sports Entertainment Acquisition Corp., Super Group (SGHC) Limited and Continental Stock Transfer & Trust Company, as Warrant Agent.*

5.1	Opinion of Carey Olsen (Guernsey) LLP as to the validity of NewCo’s ordinary shares.*

8.1	Opinion of Cooley LLP as to U.S. tax matters.*

8.2	Opinion of Carey Olsen (Guernsey) LLP as to Guernsey tax matters.*

8.3	Opinion of Ropes & Gray LLP as to certain U.S. tax matters.*

10.1	Form of SGHC 2021 Equity Incentive Plan (attached as Annex D to the proxy statement/prospectus which forms part of this registration statement).*

10.2	Form of SGHC 2021 Employee Stock Purchase Plan (attached as Annex E to the proxy statement/prospectus which forms part of this registration statement).*

10.3	Letter Agreement, dated October 6, 2020, by and among Sports Entertainment Acquisition Corp., its executive officers, its directors, Sponsor and PJT Partners Holdings LP (incorporated by reference to Exhibit 10.5 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on October 7, 2020).

10.4	Investment Management Trust Agreement, dated October 6, 2020, by and between Sports Entertainment Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.3 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on October 7, 2020).

10.5	Exchange Agreement, dated as of April 23, 2021, by and among NewCo, SGHC Limited and the Pre-Closing Holders (incorporated by reference to Exhibit 10.1 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).+

10.6	Founder Holders Consent Letter, dated April 23, 2021, by and among the Founders, NewCo, SGHC Limited, Sports Entertainment Acquisition Corp. and Sports Entertainment Acquisition Holdings LLC (incorporated by reference to Exhibit 10.2 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).

10.7	Form of Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.3 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).

10.8	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.4 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).

Exhibit No.	Description

10.9	Form of Amendment to Letter Agreement (incorporated by reference to Exhibit 10.5 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).

10.10	Form of Restrictive Covenant Agreement (incorporated by reference to Exhibit 10.6 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).

10.11	Form of Transaction Support Agreement (incorporated by reference to Exhibit 10.7 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).+

10.12	Form of Repurchase Agreement (incorporated by reference to Exhibit 10.8 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).

10.13	Form of Founder Holders Deferral Agreement (incorporated by reference to Exhibit 10.9 of Sports Entertainment Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on April 26, 2021).+

10.14	Form of Indemnification Agreement, dated October 2, 2020, between SEAC and each of the officers and directors of SEAC (incorporated by reference to Exhibit 10.7 of SEAC’s Current Report on Form 8-K filed with the SEC on October 7, 2020).

21.1	List of Subsidiaries of Super Group (SGHC) Limited.*

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Sports Entertainment Acquisition Corp.*

23.2	Consent of BDO LLP, independent registered public accounting firm, SGHC Limited.*

23.3	Consent of BDO LLP, independent accountants, Lanester Investments Limited.*

23.4	Consent of Carey Olsen (Guernsey) LLP (included as part of Exhibit 5.1).*

24.1	Power of Attorney (included in signature page).*

*	Filed herewith.
+	Certain schedules and similar attachments to the exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5).

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post- effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Island of Guernsey on the 21st day of December, 2021.

SUPER GROUP (SGHC) LIMITED

By:	/s/ Neal Menashe
Name: Neal Menashe
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Neal Menashe	Chief Executive Officer	December 21, 2021

* Alinda Van Wyk	Chief Financial Officer	December 21, 2021

* Richard Hasson	President, Chief Operating Officer	December 21, 2021

* Robert James Dutnall	Director	December 21, 2021

* John Le Poidevin	Director	December 21, 2021

*By:	/s/ Neal Menashe
Name: Neal Menashe
Title: Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Super Group (SGHC) Limited, has signed this registration statement in the City of Newark, State of Delaware, on the 21st day of December, 2021.

SUPER GROUP (SGHC) LIMITED

By:	/s/ Donald Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative